UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C
(Rule 14c-101)
SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

Fortegra Financial Corporation
(Name of Registrant as Specified In Its Charter)

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	(1)	Title of each class of securities to which transaction applies:

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	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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FORTEGRA FINANCIAL CORPORATION
10151 Deerwood Park Blvd. Building 100, Suite 330
Jacksonville, FL 32256

NOTICE OF ACTION BY WRITTEN CONSENT AND APPRAISAL RIGHTS

AND

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
NOT TO SEND US A PROXY.

SEPTEMBER 25, 2014

Dear Stockholder:

This notice of action by written consent and appraisal rights and the accompanying information statement are being furnished to the holders of Common Stock of Fortegra Financial Corporation, a Delaware corporation that we refer to as “Fortegra” or the “Company,” in connection with the Agreement and Plan of Merger, dated as of August 11, 2014, by and among Tiptree Operating Company, LLC, a Delaware limited liability company that we refer to as “Parent”, Caroline Holdings LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent that we refer to as “Holdings”, Caroline Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Holdings that we refer to as “Merger Sub” and Fortegra. We refer to the Agreement and Plan of Merger, as it may be amended from time to time, as the “Merger Agreement” and to the merger of Merger Sub with and into Fortegra that is contemplated by the Merger Agreement as the “Merger.” Upon completion of the Merger, each share of Common Stock, par value $0.01 per share, of Fortegra (“Common Stock”) issued and outstanding immediately prior to the effective time of the Merger (except for shares (i) held by stockholders who are entitled to demand and who properly demand appraisal under Section 262 (“Section 262”) of the General Corporation Law of the State of Delaware (the “DGCL”) for such shares (“Dissenters”) or (ii) owned by the Company as treasury stock, by any direct or indirect wholly-owned subsidiary of the Company or by Parent, Holdings or Merger Sub) will be cancelled and converted automatically into the “Merger Consideration,” which represents the right to receive $10.00 in cash, without interest and subject to any required withholding taxes. A copy of the Merger Agreement is attached as Annex A to the accompanying information statement.

If the Merger is completed, you will be entitled to receive $10.00 in cash, without interest and subject to any required tax withholdings, for each share of Common Stock owned by you (unless you have properly exercised and perfected your appraisal rights under Section 262 with respect to such share).

The Company’s board of directors (the “Board of Directors” or the “Board”) unanimously determined that the Merger and the Merger Agreement are fair to, and in the best interests of, the Company and its stockholders and approved, adopted and declared advisable the Merger Agreement.

Under Section 251 of the DGCL and Fortegra’s Third Amended and Restated Certificate of Incorporation, the adoption of the Merger Agreement by Fortegra stockholders required the affirmative vote or written consent of the holders (the “Principal Stockholders”) of a majority of the outstanding shares of Common Stock. Shortly after the Merger Agreement was executed by the parties, holders of 12,438,772 shares of our Common Stock, representing approximately 62.0% of the outstanding shares of Common Stock entitled to act by written consent with respect to the adoption of the Merger Agreement, had delivered or caused to be delivered to Fortegra a written consent adopting the Merger Agreement. Accordingly, effective as of the delivery of the written consent by the Principal Stockholders, the adoption of the Merger Agreement was approved by the requisite vote of the stockholders of Fortegra under the DGCL. No further approval of the stockholders of Fortegra is required to adopt the Merger Agreement. As a result, and pursuant to applicable law, Fortegra has not solicited and will not be soliciting your approval of the adoption of the Merger Agreement and will not call a meeting of stockholders for purposes of voting on the adoption of the Merger Agreement. The Principal Stockholders will receive the same Merger Consideration for their shares of Common Stock as our other stockholders, other than Dissenters, who may receive more or less than the Merger Consideration as determined by a court.

This notice of action by written consent and appraisal rights and the accompanying information statement shall constitute notice to you from the Company of the action by written consent to adopt the Merger Agreement taken by the Principal Stockholders as required by Section 228(e) of the DGCL.

Under Section 262, if the Merger is completed, subject to compliance with the requirements of Section 262, holders of shares of Common Stock who did not vote in favor of or consent to the Merger Agreement (i.e., stockholders other than the Principal Stockholders) will have the right to seek an appraisal for, and be paid the “fair value” of, their shares of Common Stock (as determined by the Court of Chancery of the State of Delaware) instead of receiving the Merger Consideration. In order to exercise your appraisal rights, you must submit a written demand for an appraisal no later than 20 days after the date of mailing of this notice and the accompanying information statement, or October 20, 2014, and precisely comply with other procedures set forth in Section 262, which are summarized in the accompanying information statement. A copy of Section 262 is attached to the accompanying information statement as Annex D. See “The Merger-Appraisal Rights” on page 48 of this information statement.

This notice of action by written consent and appraisal rights and the accompanying information statement shall constitute notice to you from the Company of the availability of appraisal rights under Section 262.

We urge you to read the entire accompanying information statement carefully. Please do not send in your Common Stock at this time. If the Merger is completed, you will receive instructions regarding the surrender of your Common Stock and payment for your shares of Common Stock.

By order of the Board of Directors,
/s/ Richard S. Kahlbaugh
Richard S. Kahlbaugh
Chairman of the Board, President and Chief Executive Officer

Neither the U.S. Securities and Exchange Commission nor any state securities or other regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger, or passed upon the adequacy or accuracy of the disclosures in this notice or the accompanying information statement. Any representation to the contrary is a criminal offense.

The information statement is dated September 25, 2014 and is first being mailed to stockholders on September 30, 2014.

FORTEGRA FINANCIAL CORPORATION

FORTEGRA FINANCIAL CORPORATION

FORTEGRA FINANCIAL CORPORATION

SECTION	PAGE
ADDITIONAL INFORMATION	75
WHERE YOU CAN FIND MORE INFORMATION	75

ANNEX A - Agreement and Plan of Merger	Annex A-1
ANNEX B - Written Consent of Stockholders	Annex B-1
ANNEX C - Fairness Opinion of Fortegra's Financial Advisor	Annex C-1
ANNEX D - Section 262 of the Delaware General Corporation Law	Annex D-1
ANNEX E - Annual Report on Form 10-K for the fiscal year ended December 31, 2013	Annex E-1
ANNEX F - Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014	Annex F-1
ANNEX G - Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014	Annex G-1

v

FORTEGRA FINANCIAL CORPORATION

10151 Deerwood Park Blvd. Building 100, Suite 330
Jacksonville, FL 32256

INFORMATION STATEMENT

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the Merger Agreement and the Merger. These questions and answers may not address all questions that may be important to you as a Fortegra stockholder. Please refer to the additional information contained elsewhere in this information statement, the annexes to this information statement and the documents referred to in this information statement, each of which you should read carefully.

Unless otherwise indicated or the context requires otherwise, all references to “we,” “our,” “Fortegra” or the “Company” refer to Fortegra Financial Corporation; all references to “Parent” refer to Tiptree Operating Company, LLC, a Delaware limited liability company; all references to “Holdings” refer to Caroline Holdings LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent; all references to “Merger Sub” refer to Caroline Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Holdings; all references to “Merger Agreement” refer to the Agreement and Plan of Merger, dated as of August 11, 2014, by and among Fortegra, Parent, Holdings and Merger Sub, as the same may be amended from time to time (a copy of the Merger Agreement, as currently in effect, is attached as Annex A to this information statement); all references to the “Merger” refer to the merger contemplated by the Merger Agreement; and all references to the “Principal Stockholders” refer collectively to Summit Partners Private Equity Fund VII-A L.P., Summit Partners Private Equity Fund VII-B L.P., Summit Subordinated Debt Fund III-A L.P., Summit Subordinated Debt Fund III-B L.P., and Summit Investors VI L.P. As of August 11, 2014, the Principal Stockholders beneficially owned an aggregate of 12,438,772 shares, or approximately 62.0% of the outstanding shares, of Fortegra’s Common Stock (the “Common Stock”). The Principal Stockholders will receive the same consideration per share for their shares of Common Stock as our other stockholders, other than those who exercise and perfect appraisal rights. See “The Merger Agreement-Merger Consideration” on page 54 of this information statement.

Q.	WHY DID I RECEIVE THIS INFORMATION STATEMENT?

A.
Fortegra and Parent have agreed to the acquisition of Fortegra by Parent upon the terms and conditions of the Merger Agreement described in this information statement, and the Principal Stockholders have adopted the Merger Agreement and approved the Merger. The DGCL and certain securities regulations require us to provide you with information regarding the Merger, even though your vote or consent is neither required nor requested to adopt the Merger Agreement or complete the Merger. This information statement also constitutes notice to you of the availability of appraisal rights under Section 262 of the DGCL.

Q.	WHAT IS THE PROPOSED TRANSACTION?

A.
The proposed transaction is the acquisition of Fortegra by Parent. The proposed transaction will be accomplished through a merger of Merger Sub, a wholly-owned subsidiary of Holdings, with and into Fortegra, with Fortegra as the surviving corporation. As a result of the Merger, Fortegra will become a wholly-owned indirect subsidiary of Parent and our Common Stock will cease to be listed on the New York Stock Exchange and will no longer be publicly traded. Upon completion of the Merger, your shares will cease to evidence any ownership of Fortegra and will entitle the holder to receive $10.00 per share without interest and subject to any required withholding taxes (subject to the appraisal rights discussed below).

Q.	WHY DID THE BOARD OF DIRECTORS APPROVE THE MERGER AND THE MERGER AGREEMENT?

A.
After careful consideration and evaluation of the Merger and acting upon the unanimous recommendation of an independent Special Committee of the Board, our Board of Directors unanimously determined that the Merger and the Merger Agreement are fair to, and in the best interests of, the Company and its stockholders and approved, adopted and declared advisable the Merger Agreement. To review the Special Committee’s and our Board of Directors’ reasons for such determination, see “The Merger- Reasons for the Merger; Recommendation of the Special Committee and our Board of Directors” on page 27 of this information statement.

Q.	IS THE APPROVAL OF STOCKHOLDERS NECESSARY TO ADOPT THE MERGER AGREEMENT? WHY AM I NOT BEING ASKED TO VOTE ON THE MERGER AGREEMENT?

A.
The adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our Common Stock. The requisite stockholder approval under the General Corporation Law of the State of Delaware, which we refer to as the “DGCL”, was obtained shortly after the Merger Agreement was executed by the parties, on the date as of which the Principal Stockholders had delivered or caused to be delivered to the Company written consents voting to adopt the Merger Agreement and the Merger in respect of approximately 62.0% of our outstanding Common Stock. Therefore, per applicable law, your vote is not required. We are not asking you for a proxy and you are requested not to send us a proxy.

Q.	IF THE MERGER IS COMPLETED, WHAT WILL I RECEIVE FOR MY SHARES OF COMMON STOCK?

A.
In the Merger, other than shares for which appraisal rights have been exercised and perfected and other than shares owned by the Company, any direct or indirect wholly-owned subsidiary of the Company, Parent, Holdings or Merger Sub, each share of our Common Stock that is issued and outstanding will be converted into the right to receive $10.00 in cash, without interest and subject to any required withholding taxes, which we refer to as the “Merger Consideration.” As a result of the Merger, upon the surrender of your shares of Common Stock, you will receive a total amount equal to the product obtained by multiplying the Merger Consideration by the number of shares of our Common Stock that you own as of the effective time of the Merger or, in the case of holders of stock options, a total amount equal to the product obtained by multiplying the shares of stock issuable upon exercise of such options by the Merger Consideration less the applicable exercise price for such options. In connection with and at the time of consummation of the Merger, all outstanding stock options and restricted stock awards will immediately vest and become exercisable by their holders. In the event of a transfer of ownership of Common Stock that is not registered in the records of our transfer agent, the Merger Consideration for shares of our Common Stock may, subject to certain requirements, be paid to a person other than the person in whose name the Common Stock so surrendered is registered. See “The Merger-Conversion of Shares; Procedures for Exchange of Common Stock” on page 51 of this information statement.

Q.
WILL THE MERGER CONSIDERATION I RECEIVE IN THE MERGER INCREASE OR DECREASE IF FORTEGRA’S RESULTS OF OPERATIONS IMPROVE OR WORSEN OR IF THE PRICE OF FORTEGRA’S COMMON STOCK INCREASES OR REDUCES ABOVE OR BELOW THE CURRENT MERGER CONSIDERATION?

A.
No. The Merger Consideration is fixed at $10.00 in cash per share, without interest and subject to any required withholding taxes. The Merger Agreement does not contain any provision that would adjust the Merger Consideration (in either direction) based on fluctuations in the price of Fortegra’s Common Stock or based on the results of operations of Fortegra prior to the consummation of the Merger.

Q.	IS THE MERGER SUBJECT TO THE FULFILLMENT OF CERTAIN CONDITIONS?

A.
Yes. Before completion of the Merger, Fortegra, Parent, Holdings and Merger Sub must fulfill or waive several closing conditions. If these conditions are not satisfied or waived, the Merger will not be completed. See “The Merger Agreement-Conditions to the Merger” on page 63 of this information statement.

Q.	AM I ENTITLED TO APPRAISAL RIGHTS?

A.
Yes. Under Section 262 of the DGCL (which we refer to as “Section 262”), Fortegra stockholders (other than the Principal Stockholders and the Company, any direct or indirect wholly-owned subsidiary of the Company, Parent, Holdings or Merger Sub) are entitled to appraisal rights in connection with the Merger with respect to their shares. In order to exercise your appraisal rights, you must submit a written demand for an appraisal no later than 20 days after the date of mailing of this notice and the accompanying information statement, or October 20, 2014, and precisely follow specific procedures to exercise your rights under Delaware law. See “The Merger-Appraisal Rights” on page 48 of this information statement.

Q.	WHEN IS THE MERGER EXPECTED TO BE COMPLETED?

A.
We are working to complete the Merger as quickly as possible, and in any event on or prior to December 11, 2014 (the end date under the Merger Agreement, which date may be extended by Parent or the Company to February 11, 2015, if additional time is needed to procure certain regulatory approvals), subject to government regulatory review and clearance. However, there can be no assurance that the Merger will be completed by that date or at all.

Q.	WHAT HAPPENS IF THE CONDITIONS TO THE MERGER ARE NOT SATISFIED OR WAIVED BY DECEMBER 11, 2014 (OR, IF APPLICABLE, FEBRUARY 11, 2015)?

A.
Under the terms of the Merger Agreement, if the conditions to the Merger are not satisfied or waived by December 11, 2014 (the end date under the Merger Agreement, which date may be extended by Parent or the Company to February 11, 2015, if additional time is needed to procure certain regulatory approvals) (except for those conditions that would be satisfied at the closing of the Merger), then either Parent or Fortegra may terminate the Merger Agreement, subject to certain restrictions. If the Merger is not completed for any reason, the stockholders will not receive any payment for their shares in connection with the Merger. Instead, all stockholders will continue to own their shares, all stock options and restricted stock awards will continue to vest on their applicable vesting schedules, the Company will remain a publicly traded company and the Common Stock will continue to be listed and traded on the New York Stock Exchange.

Q.	SHOULD I SURRENDER MY SHARES OF COMMON STOCK NOW?

A.	No. You will be sent a letter of transmittal with related instructions promptly after completion of the Merger, describing how to exchange your shares of Common Stock for Merger Consideration. If your shares of Common Stock are held in “street name” by your bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your “street name” shares of Common Stock in exchange for the Merger Consideration. Please do NOT return your stock certificate(s) to the Company.

Q.	WILL I OWE U.S. FEDERAL INCOME TAX AS A RESULT OF THE MERGER?

A.
The Merger will be a taxable sale of our Common Stock for U.S. holders (as determined for U.S. federal income tax purposes). As a result, if you are a U.S. holder, any gain you recognize as a result of the Merger will be subject to United States federal income tax and also may be taxed under applicable state, local or other tax laws. In general, you will recognize gain or loss equal to the difference between (1) the Merger Consideration and (2) the adjusted tax basis of the shares of Common Stock you surrender in the Merger. See “The Merger-Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders” on page 42 of this information statement for a more detailed explanation of the tax consequences of the Merger. You should consult your tax advisor on how specific tax consequences of the Merger apply to you.

Q.	WHAT HAPPENS IF A THIRD PARTY MAKES AN OFFER TO ACQUIRE FORTEGRA BEFORE THE MERGER IS COMPLETED?

A.
Prior to the end of the thirty day “go-shop” period, our Board of Directors could, subject to certain requirements and rights of Parent, including certain payments to be made to Parent in the event of termination of the Merger Agreement, directly or indirectly solicit, encourage and facilitate a competing offer to acquire the Company and could terminate the Merger Agreement in order to enter into a superior acquisition agreement with a third party upon complying with certain other conditions (as further described in this information statement). See “‘Go-Shop’ Period” on page 65 of this information statement. This right to solicit competing offerings to acquire the Company expired on September 10, 2014, after which time the Company became subject to non-solicitation obligations pursuant to the Merger Agreement, which restrict the Company from, among other things, soliciting, initiating or knowingly encouraging or facilitating any inquiries or the making of any proposal or offer that constitutes, or may reasonably be likely to lead to, any takeover proposal. However, notwithstanding its non-solicitation obligations pursuant to the Merger Agreement, to the extent that the Board receives an unsolicited takeover proposal, the Board may, under certain circumstances, decide to furnish non-public information to the person making such unsolicited takeover proposal and enter into discussions or negotiations with such person. See “No Solicitation of Other Offers” on page 66 of this information statement.

Q.	WHERE CAN I FIND MORE INFORMATION ABOUT FORTEGRA?

A.
We file periodic reports and other information with the U.S. Securities and Exchange Commission, which we refer to as the “SEC.” Some of these reports are attached as annexes to this information statement. You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available on the internet site maintained by the SEC at www.sec.gov. For a more detailed description of the information available, please refer to the section entitled “Where You Can Find More Information” on page 75 of this information statement.

Q.	WHO CAN HELP ANSWER MY QUESTIONS?

A.	If you have questions about the Merger after reading this information statement, please call our General Counsel at Fortegra Financial Corporation at (866) 961-9529.

SUMMARY

The following summary highlights selected information from this information statement. Because this summary may not contain all of the information that is important to you, you should carefully read this entire information statement and the other documents to which this information statement refers you for a more complete understanding of the Merger, including, in particular, the copy of the Merger Agreement, the Written Consents of Stockholders and the Fairness Opinion of Willis Securities, Inc., which we refer to as “Willis Capital Markets & Advisory,” that are attached to this information statement as Annexes A, B and C, respectively. WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Unless we otherwise indicate or unless the context requires otherwise: all references in this information statement to “Company,” “Fortegra,” “we,” “our” and “us” refer to Fortegra Financial Corporation, a Delaware corporation and, where appropriate, its subsidiaries; all references to “Parent” refer Tiptree Operating Company, LLC, a Delaware limited liability company; all references to “Holdings” refer to Caroline Holdings LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent; all references to “Merger Sub” refer to Caroline Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Holdings; all references to “Merger Agreement” refer to the Agreement and Plan of Merger, dated as of August 11, 2014, by and among Fortegra, Parent, Holdings and Merger Sub, as the same may be amended from time to time (a copy of the Merger Agreement, as currently in effect, is attached as Annex A to this information statement); all references to the “Merger” refer to the merger contemplated by the Merger Agreement; all references to the “Merger Consideration” refer to the right to receive $10.00 in cash per share, without interest and subject to any required withholding taxes, contemplated to be received by the holders of our Common Stock pursuant to the Merger Agreement (other than shares held by stockholders who are entitled to demand and who properly demand and perfect appraisal under Section 262 for such shares and shares owned by the Company as treasury stock, by any direct or indirect wholly-owned subsidiary of the Company or by Parent, Holdings or Merger Sub); all references to the “Board of Directors” or “Board” refer to the Company’s Board of Directors; and all references to “Common Stock” refer to the Company’s Common Stock, par value $0.01 per share.

The Parties to the Merger (See Page 16)

Fortegra (See Page 16)

Fortegra, traded on the New York Stock Exchange under the symbol FRF, is an insurance services company headquartered in Jacksonville, Florida. Fortegra offers a wide array of revenue enhancing products, including payment protection products, motor club memberships, service contracts, device and warranty services, and administration services to our business partners, including insurance companies, retailers, dealers, insurance brokers and agents and financial services companies. Fortegra’s brands include Fortegra™, Life of the South®, 4Warranty, ProtectCELL™, Continental Car Club™, Auto Knight Motor Club™, United Motor Club™, Consecta™, Pacific Benefits Group™, and South Bay Acceptance Corporation. Fortegra’s principal executive office is located at 10151 Deerwood Park Boulevard, Building 100, Suite 330, Jacksonville, FL 32256, and our telephone number is (866)-961-9529.

Tiptree (See Page 16)

Tiptree Financial Inc. (“Tiptree”) is a diversified holding company engaged through its consolidated subsidiaries in a number of businesses and is an active acquirer of new businesses. Tiptree, whose operations date back to 2007, currently has subsidiaries that operate in four industry segments: insurance and insurance services, specialty finance, asset management and real estate. Tiptree is publicly traded on the NASDAQ stock market under the symbol “TIPT”. Tiptree is a Maryland corporation and its principal executive office is located at 780 Third Avenue, 21st Floor, New York, New York 10017 (Telephone: (212) 446-1400).

Parent (See Page 16)

Tiptree Financial Inc. (“Tiptree”) is a diversified holding company engaged through its consolidated subsidiaries in a number of businesses and is an active acquirer of new businesses. Tiptree, whose operations date back to 2007, currently has subsidiaries that operate in four industry segments: insurance and insurance services, specialty finance, asset management and real estate. Tiptree is publicly traded on the NASDAQ stock market under the symbol “TIPT”. Tiptree is a Maryland corporation and its principal executive office is located at 780 Third Avenue, 21st Floor, New York, New York 10017 (Telephone: (212) 446-1400).

Holdings (See Page 16)

Caroline Holdings LLC (“Holdings”) was formed by Parent solely for the purpose of completing the transactions contemplated by the Merger Agreement. Holdings is a direct wholly-owned subsidiary of Parent and has not carried on any activities to date, except for activities incidental to its incorporation and activities undertaken in connection with the transactions contemplated by the Merger Agreement. Holdings is a Delaware limited liability company and its principal executive office is located at 780 Third Avenue, 21st Floor, New York, New York 10017 (Telephone: (212) 446-1400).

Merger Sub (See Page 16)

Caroline Merger Sub, Inc. (“Merger Sub”) was formed as a Delaware corporation by Holdings solely for the purpose of completing the transactions contemplated by the Merger Agreement. Merger Sub is a direct wholly-owned subsidiary of Holdings and has not carried on any activities to date, except for activities incidental to its incorporation and activities undertaken in connection with the transactions contemplated by the Merger Agreement. Merger Sub is a Delaware corporation and its principal executive office is located at 780 Third Avenue, 21st Floor, New York, New York 10017 (Telephone: (212) 446-1400).

The Proposed Transaction

•	Pursuant to the Merger Agreement, Merger Sub will merge with and into Fortegra, with Fortegra continuing as the surviving corporation.

•
Upon completion of the Merger, each issued and outstanding share of our Common Stock (other than shares of Common Stock (i) where the holder has properly exercised appraisal rights under Section 262 (and has not withdrawn such exercise or lost such rights) or (ii) owned by the Company, any direct or indirect wholly-owned subsidiary of the Company, Parent, Holdings or Merger Sub, but including restricted stock awards, which will vest automatically in connection with, and at the time of consummation of, the Merger) will automatically be cancelled and will cease to exist and will be converted into the right to receive $10.00 in cash, without interest and subject to any required withholding taxes. Issued and outstanding options will vest automatically in connection with, and at the time of consummation of, the Merger and will entitle the holder thereof to receive $10.00 in cash less the applicable exercise price for such stock option, without interest and subject to any required withholding taxes.

•
As a result of the Merger, Fortegra will cease to be an independent company, will no longer be registered with the SEC or have its Common Stock traded on any stock exchange, and will become a wholly-owned indirect subsidiary of Parent.

What You will be Entitled to Receive Upon Completion of the Merger (See Page 54)

At the effective time of the Merger, each issued and outstanding share of our Common Stock (other than shares of Common Stock (i) where the holder has properly exercised appraisal rights under Section 262 (and has not withdrawn such exercise or lost such rights) or (ii) owned by the Company, any direct or indirect wholly-owned subsidiary of the Company, Holdings, Parent or Merger Sub, but including restricted stock awards, which will vest automatically in connection with, and at the time of consummation of, the Merger) will be converted into the right to receive $10.00 in cash per share, without interest and subject to any required withholding taxes, which we refer to as the Merger Consideration. As a result of the Merger, upon surrender of your Common Stock you will receive a total amount equal to the product obtained by multiplying the per share Merger Consideration by the number of shares of our Common Stock that you own at the effective time of the Merger, less any amounts required by law to be withheld. Issued and outstanding options will vest automatically in connection with, and at the time of consummation of, the Merger and will entitle the holder thereof to receive the Merger Consideration less the applicable exercise price for such stock option. We expect the Merger to be completed on or before December 11, 2014 (the end date under the Merger Agreement, which date may be extended by Parent or the Company to February 11, 2015, if additional time is needed to procure certain regulatory approvals), subject to certain government regulatory reviews and approvals. However, there can be no assurance that the Merger will be completed by that date or at all.

Notice and Appraisal Rights (See Page 26)

Under Section 228 of the DGCL, stockholders who (a) have not consented in writing to the Merger Agreement and (b) would have been entitled to notice of a meeting to vote on the Merger Agreement if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders to adopt the Merger Agreement under the DGCL were delivered to the Company constitute the stockholders who are entitled to receive this information statement as notice of the adoption of the Merger Agreement under Section 228(e) of the DGCL. As of August 11, 2014, the date as of which the Company obtained the approval by irrevocable written consent of stockholders holding a majority of the outstanding shares of Common Stock and the relevant date for purposes of Section 228(e) of the DGCL, there were 20,061,849 shares of Common Stock outstanding and entitled to vote.

Under Section 262(d)(2) of the DGCL, holders of Common Stock who are entitled to appraisal rights must be provided a notice of appraisal rights. The record date for purposes of determining the stockholders entitled to receive the notice of appraisal rights is August 11, 2014. As of such date, there were 20,061,849 shares of Common Stock outstanding.

This notice will be sent both to record holders of our Common Stock as of August 11, 2014 and as of September 26, 2014.

Recommendation of the Special Committee and Our Board of Directors (See Page 27)

Special Committee

The Special Committee is a committee of independent members of the Board of Directors that was formed in May 2014 for the purpose of independently evaluating and making a recommendation with respect to a potential sale of the Company. The Special Committee, consisting solely of independent directors, and, acting with the advice and assistance of our senior management and outside legal and financial advisors, evaluated and negotiated the Merger proposal, including the terms and conditions of the Merger Agreement, with Tiptree. The Special Committee unanimously determined that the Merger and the Merger Agreement are fair to, and in the best interests of, the Company and its stockholders. In addition, the Special Committee recommended that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, be adopted and approved by the Board of Directors and recommended that the stockholders of the Company approve the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger.

Board of Directors

After careful consideration, and acting upon the unanimous recommendation of the Special Committee, our Board of Directors unanimously:

•	determined that the Merger and the Merger Agreement are fair to, and in the best interests of, the Company’s stockholders;

•	approved, adopted and declared advisable the Merger Agreement; and

•	recommended that the Company’s stockholders approve and adopt the Merger Agreement.

For a discussion of the material factors considered by the Special Committee and our Board of Directors in reaching their conclusions, see “The Merger- Reasons for the Merger; Recommendation of the Special Committee and our Board of Directors” on page 27 of this information statement.

Opinion of Fortegra’s Financial Advisor (See Page 32)

In connection with the Merger, the Board of Directors received an opinion, dated August 11, 2014, from the Board’s financial advisor, Willis Securities, Inc., which we refer to as “Willis Capital Markets & Advisory,” as to the fairness, from a financial point of view and as of such date, of the $10.00 per share cash consideration to be received in the Merger by holders of Fortegra Common Stock, excluding members of the management of Fortegra who contribute equity to the financing of the Merger, if any. The full text of Willis Capital Markets & Advisory’s written opinion, which sets forth, among other things, the assumptions made, factors considered and qualifications and limitations upon the review undertaken by Willis Capital Markets & Advisory in rendering its opinion, is attached as Annex C and is incorporated by reference in its entirety into this information statement. Willis Capital Markets & Advisory’s opinion was provided for the information of Fortegra’s Board of Directors (in its capacity as such) in its evaluation of the Merger Consideration from a financial point of view and did not address any other aspect of the Merger. Willis Capital Markets & Advisory expressed no view as to, and its opinion did not address, the relative merits of the Merger as compared to alternative business or financial strategies that might be available to Fortegra, the effect of any other transaction in which Fortegra might engage or Fortegra’s underlying business decision to engage in the Merger. The opinion does not constitute a recommendation to any holder of Fortegra’s Common Stock as to how such holder should act or vote in connection with the Merger or otherwise.

Financing (See Page 41)

We estimate that the total amount of funds necessary for Parent to complete the Merger and the related transactions, including the payment of related fees and expenses, will be approximately $218 million. We expect this amount to be funded through a combination of the following:

•	debt financing to be provided or arranged, severally but not jointly, by the lenders identified below; and

•	cash on hand of Parent.

In addition certain outstanding preferred securities of Fortegra will remain outstanding following the Merger.

Parent has obtained the debt financing commitments described below. The funding under those commitments is subject to conditions, including conditions that do not relate directly to the Merger Agreement. Subject to specific conditions set forth in the Merger Agreement, Parent has represented to us that the debt financing, when funded in accordance with the commitment letter, will, together with other available cash on hand, provide sufficient cash proceeds to satisfy Parent’s, Holdings’ and Merger Sub’s obligations to pay the Merger Consideration and certain fees, expenses and other amounts set forth in the Merger Agreement. Although obtaining the debt financing is not a condition to the completion of the Merger, the failure of Parent, Holdings and Merger Sub to obtain sufficient financing would likely result in the failure of the Merger to be completed. In that case, Parent may be obligated to pay the Company a fee as described under “The Merger Agreement-Termination Fees and Expenses.”

Concurrently with the execution of the Merger Agreement, Parent, Holdings and Merger Sub obtained debt financing commitments for the transaction contemplated by the Merger Agreement. A syndicate of lenders led by Wells Fargo Bank, National Association (collectively, the “Lenders”) committed to provide a $90 million secured revolving credit facility and a $50 million secured term loan, on the terms and subject to the conditions set forth in a debt commitment letter (the “Debt Commitment Letter”). In addition to certain other conditions, the funding of these commitments is contingent on the closing of the Merger.

Written Consents of Stockholders (See Page 59)

Under Delaware law and Fortegra’s Third Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, the adoption of the Merger Agreement by Fortegra’s stockholders may be approved without a meeting by written consent of the stockholders holding a majority of the outstanding shares of Common Stock. As of August 11, 2014, the Principal Stockholders, which together owned of record, on that date, 12,438,772 shares, or approximately 62.0%, of the outstanding Common Stock entitled to vote on the adoption of the Merger Agreement, had delivered to the Company an irrevocable written consent voting to adopt the Merger Agreement. A copy of such Written Consent of Stockholders is attached to this information statement as Annex B. As a result, shortly after the execution of the Merger Agreement by the parties, the Merger Agreement was adopted by the requisite vote of the stockholders of Fortegra in accordance with Section 251 of the DGCL and no further vote of Fortegra stockholders is necessary to adopt the Merger Agreement. Consequently, your vote is not required and is not being requested.

Federal securities laws state that the Merger may not be completed until 20 days after the date of mailing of this information statement to Fortegra stockholders. Therefore, notwithstanding the execution and delivery of the written consents, the Merger will not occur until that time has elapsed and the conditions to the Merger are satisfied or waived. We expect the Merger to be completed on or prior to December 11, 2014 (the end date under the Merger Agreement, which date may be extended by Parent or the Company to February 11, 2015, if additional time is needed to procure certain regulatory approvals), subject to certain government regulatory reviews and approvals. However, there can be no assurance that the Merger will be completed by that date or at all.

When actions are taken by written consent of less than all of the stockholders entitled to vote on a matter, Section 228(e) of the DGCL (which we refer to as “Section 228(e)”) requires that notice of the action be provided to those stockholders who did not execute and deliver a consent. This information statement and the notice attached hereto shall constitute notice to you of action by written consent as required by Section 228(e) of the DGCL.

Interests of Directors and Executive Officers in the Merger (See Page 44)

The following lists certain interests of our directors and executive officers relating to the Merger that may be different from the interests of our stockholders generally:

•	Solely with respect to our executive officers, the right to receive certain severance payments in the event of a qualifying termination of employment following the Merger.

•
The accelerated vesting of options to acquire our Common Stock held by directors and executive officers upon the occurrence of the Merger and the right to receive an amount in cash equal to the excess, if any, of the Merger Consideration over the per share exercise price of such options. Similarly, the accelerated vesting of restricted stock outstanding held by directors and executive officers upon the occurrence of the Merger and the right to receive the per share Merger Consideration with respect to such shares of restricted stock.

•
The potential granting of restricted stock awards to one or more of our outside directors in payment of directors’ fees prior to the closing of the Merger, entitling the recipient(s) to up to 30,000 additional shares of Common Stock in the aggregate, which if granted would then convert in the Merger to the right to receive an amount in cash equal to the per share Merger Consideration.

•
The right to continued indemnification and directors’ and officers’ liability insurance for our directors and officers by the surviving corporation for events occurring prior to the time of the Merger.

For the discussion of the vesting of stock options and restricted stock, payment of director fees and indemnification rights described above, see “The Merger-Interests of Directors and Executive Officers in the Merger” beginning on page 44 of this information statement.

Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders (See Page 42)

The Merger will be a taxable sale of our Common Stock to U.S. holders (as determined for U.S. federal income tax purposes). For U.S. federal income tax purposes, each of our stockholders who are U.S. holders generally will recognize taxable gain or loss as a result of the Merger measured, on a block by block basis, by the difference, if any, between the aggregate Merger Consideration received and the aggregate adjusted tax basis in that block of shares. That gain or loss will be a capital gain or loss if the shares are held as a capital asset in the hands of the stockholder, and will be long-term capital gain or loss if the shares have been held for more than one year at the time of the completion of the Merger. Stockholders are urged to consult their own tax advisors as to the particular tax consequences to them of the Merger.

The Merger Agreement

Merger Consideration (See Page 54)

At the effective time of the Merger, each issued and outstanding share of our Common Stock will automatically be cancelled and will cease to exist and each outstanding share (other than shares (i) where the holder has properly exercised appraisal rights under Section 262 of the DGCL (and has not withdrawn such exercise or lost such rights) or (ii) owned by the Company, any direct or indirect wholly-owned subsidiary of the Company, Parent or any wholly-owned subsidiary of Parent, including Holdings and Merger Sub) will be converted into the right to receive $10.00 in cash, without interest and subject to any required withholding taxes.

Treatment of Stock Options and Restricted Stock (See Page 54)

Pursuant to the Merger Agreement, at the effective time of the Merger, each Fortegra stock option outstanding immediately prior to the Merger, whether or not then vested and exercisable, will be cancelled and converted into the right to receive, for each share of Common Stock subject to such stock option, an amount in cash, without interest, equal to the excess, if any, of the Merger Consideration over the per share exercise price of such option. All stock options with an exercise price greater than the per share Merger Consideration will be cancelled at the effective time and the holders of such stock options will not have any right to receive any consideration in respect thereof. Similarly, each share of restricted stock outstanding, whether or not then vested, will automatically vest and be converted into the right to receive the per share Merger Consideration.

Conditions to the Merger (See Page 63)

As more fully described in this information statement and the Merger Agreement, the completion of the Merger depends on the satisfaction or waiver of a number of conditions, including (i) the expiration or early termination of the waiting period applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any required approvals thereunder; (ii) filings with, and approvals from, insurance and other regulatory bodies having jurisdiction over any such matters; and (iii) the absence of any law, injunction, judgment or ruling prohibiting or restraining the Merger or making the consummation of the Merger illegal. Moreover, each party’s obligation to consummate the Merger is subject to certain other conditions, including without limitation: (x) the accuracy of the other party’s representations and warranties contained in the Merger Agreement (subject to certain materiality qualifiers); and (y) the other party’s compliance with its covenants and agreements contained in the Merger Agreement in all material respects. If these conditions are not satisfied or waived, the Merger will not be completed.

“Go-Shop” Period (See Page 65)

The Merger Agreement includes a “go-shop” period of thirty (30) days following the date of the Merger Agreement, during which time the Board was permitted directly or indirectly to solicit, encourage and facilitate a competing offer to acquire the Company, change its recommendation regarding the Merger (subject to compliance with the terms of the Merger Agreement, including certain rights of Parent with respect to matching any competing offer and the payment of a termination fee under certain circumstances), engage in discussions or negotiations concerning any competing offer to acquire the Company, and provide non-public information and access to Company properties, books, records or personnel to any person or entity with whom the Company has entered into a confidentiality agreement, provided that this information has been or will be provided to Parent and Merger Sub.

No Solicitation of Other Offers (See Page 66)

Following the end of the thirty day “go-shop” period (which expired on September 10, 2014), the Merger Agreement provides that the Company shall not, nor shall it permit any of its subsidiaries or directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, brokers, consultants and other representatives or advisors to:

•
directly or indirectly solicit, initiate or knowingly encourage or facilitate any inquiries or the making of any proposal or offer that constitutes, or may reasonably be likely to lead to, any takeover proposal;

•
provide any non-public information, or afford access to the properties, books, records, or personnel of the Company or any of its subsidiaries, to any person that the Company has reason to believe is considering making, or has made, any takeover proposal;

•	enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries or to obtain a takeover proposal or otherwise in connection with any takeover proposal;

•
approve, endorse, recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to a takeover proposal or any proposal or offer that could reasonably be expected to lead to a takeover proposal;

•	amend or waive any standstill or similar provision of any agreement with respect to any equity of the Company or its Subsidiaries; or

•
resolve or agree to do any of the foregoing or otherwise authorize or permit any of its directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, brokers, consultants and other representatives or advisors to take any such action.

However, notwithstanding the above restrictions, to the extent that the Board receives an unsolicited takeover proposal, the Board may, under certain circumstances as further described in this information statement, decide to furnish non-public information to the person making such unsolicited takeover proposal and enter into discussions or negotiations with such person.

The term “takeover proposal” means any inquiry, proposal, offer or indication of interest from any person (other than Parent and its Subsidiaries) or “group”(as defined in Section 13(d) of the Exchange Act), relating to, in a single transaction or series of related transactions, any (i) sale, lease, exchange, transfer, license (other than licenses in the ordinary course of business), acquisition or disposition of assets of the Company or its subsidiaries equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s net revenues or net income on a consolidated basis are attributable, (ii) acquisition of 10% or more (or, in the case of any person beneficially owning (for purposes of Section 13(d) of the Exchange Act) 10% or more of the outstanding shares of Common Stock as of August 11, 2014, any additional shares) of any class of outstanding voting or equity securities of the Company or any of its subsidiaries, (iii) tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more (or, in the case of any person beneficially owning (for purposes of Section 13(d) of the Exchange Act) 10% or more of the outstanding shares of Common Stock as of August 11, 2014, any additional shares) of any class of outstanding voting or equity securities of the Company or any of its subsidiaries, (iv) liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of its subsidiaries, the business of which constitutes 20% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole, or (E) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, net revenues or net income and Company Common Stock involved is 20% or more; in each case, other than the Merger.

Termination of the Merger Agreement (See Page 67)

The Merger Agreement may be terminated at any time prior to the completion of the Merger:

•	by mutual written consent of Fortegra and Parent;

•	by either Fortegra or Parent:

•
if the Merger is not consummated on or before December 11, 2014 (which date may be extended to February 11, 2014 upon written notice by either Fortegra or Parent if additional time is needed to make certain filings with, or procure certain approvals from, the insurance commissioners or departments of health or other regulatory bodies having jurisdiction over such matters); or

•	if any governmental authority issues an order that prevents consummation of the Merger and the order, judgment, injunction, or determination has become final and non-appealable; or

•
if written consents executed by the Principal Stockholders had not been timely delivered to Parent and Fortegra after the execution of the Merger Agreement (which written consents were timely delivered); or

•
(i) the debt financing marketing period has ended, (ii) all of the closing conditions have been satisfied or waived (except those, by their nature, to be satisfied at closing), (iii) Parent, Holdings and Merger Sub do not receive the proceeds of the debt financing on the terms provided for in the Debt Commitment Letter and, as a result, the Merger is not consummated within two business days after notice thereof from Fortegra.

•	by Parent:

•
if we materially breach or fail to perform, and do not timely cure, any of our representations, warranties, covenants or other agreements contained in the Merger Agreement, which would give rise to the failure of conditions set forth in the Merger Agreement and described under “The Merger Agreement-Conditions to the Merger-Conditions to Parent’s and Merger Sub’s Obligations”;

•	if the Board of Directors of Fortegra:

(i)
adopts, approves, endorses or recommends any (A) takeover proposal, (B) merger, consolidation, business combination, or other transaction involving Fortegra pursuant to which any person (or its stockholders) would own, if consummated, all or substantially all of the outstanding capital stock of or assets of Fortegra and its subsidiaries taken as a whole (an “Acquisition Transaction”) or (C) Superior Proposal (as defined below),

(ii)	fails to recommend against acceptance of any tender or exchange offer for the Common Stock within ten business days after commencement of such offer, or

(iii)
withdraws or amends in a manner adverse to Parent, or publicly proposes to do so, its determination that the Merger and Merger Agreement are fair to, and in the best interests of, the Company and its stockholders, or its approval of the Merger Agreement and the Merger and recommendation of their adoption by Fortegra’s stockholders; or

•
if Fortegra enters into, or publicly announces its intention to enter into, a letter of intent, acquisition agreement, or other similar agreement relating to a takeover proposal (including any agreement which, in the good faith determination of the Board, taking into consideration the various legal, financial, and regulatory aspects of such takeover proposal, if reasonably likely that it would be consummated and would result in a transaction that is more favorable from a financial point of view to the stockholders of Fortegra than the Merger (a “Superior Proposal”)); or

•
the Board fails to reaffirm (publicly, if so requested by Parent) its determination that the Merger and Merger Agreement are fair to, and in the best interests of, the Company and its stockholders, or its approval of the Merger Agreement and the Merger and recommendation of their adoption by Fortegra’s stockholders within ten (10) business days after the date any takeover proposal (or material modification thereto) is first publicly disclosed by Fortegra or the person making such takeover proposal; or

•	if a tender or exchange offer for Common Stock is commenced and Fortegra does not file a Schedule 14D-9 with the SEC recommending that Fortegra’s stockholders reject such takeover proposal; or

•	Fortegra breaches in any material respect its non-solicitation covenants under the Merger Agreement, and such violation or breach results in the receipt by Fortegra of a takeover proposal.

•	by Fortegra:

•
if Parent, Holdings or Merger Sub materially breaches or fails to perform, and does not timely cure such breach or failure to perform of, any of their representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform would give rise to the failure of conditions set forth in the Merger Agreement and described under “The Merger Agreement-Conditions to the Merger-Conditions to Fortegra’s Obligations”; or

•	if prior to September 10, 2014, Fortegra (i) executes a binding definitive agreement in respect of a Superior Proposal and (ii) pays to Parent the termination fee.

Certain of the termination rights described above will not be available to any party that has breached in any material respect its obligations under the Merger Agreement in any manner that was the principal cause of the failure to consummate the Merger.

Termination Fees (See Page 69)

In certain circumstances, the Board of Directors has the right, until the end of the thirty day “go-shop” period, to terminate the Merger Agreement in order to enter into a definitive agreement relating to a superior proposal, as further described in “The Merger Agreement-Termination of the Merger Agreement.” In that event and in certain other specified circumstances, the Merger Agreement provides that we may be required to pay Parent a termination fee of $7,620,455 (representing 3.5% of the approximately $218 million transaction value). See “The Merger Agreement-Termination Fees and Expenses.”

If the Merger Agreement is terminated under other circumstances, Parent may be obligated to pay the Company a reverse termination fee of $13,063,637 (representing 6% of the approximately $218 million transaction value). See “The Merger Agreement-Termination Fees and Expenses.”

Appraisal Rights (See Page 48)

Shares held by stockholders who have properly exercised appraisal rights under Section 262 (and have not withdrawn such exercise or lost such rights) will not be converted into the right to receive the Merger Consideration. Instead, the holders of those shares will have the right to have a court determine the “fair value” of their shares of Common Stock in accordance with Delaware law and be paid such value. The fair value of shares of our Common Stock as determined in accordance with Delaware law may be more or less than (or the same as) the Merger Consideration to be paid to stockholders who choose not to exercise their appraisal rights. Stockholders who wish to exercise appraisal rights must precisely follow the provisions of Delaware law that grant appraisal rights and govern such procedures, which provisions are attached as Annex D to this information statement. We encourage you to read these provisions carefully and in their entirety.

Regulatory Approvals (See Page 52)

The Hart-Scott-Rodino Act provides that transactions such as the Merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and certain waiting period requirements have been satisfied. On August 21, 2014, Fortegra and Parent each filed a Notification and Report Form with the Antitrust Division and the Federal Trade Commission and requested an early termination of the waiting period. Fortegra and Tiptree received notice of the early termination of the waiting period for U.S. antitrust review under the Hart-Scott-Rodino Act on September 2, 2014.

Pursuant to the Merger Agreement, Parent has agreed to file “Form A Statements” or similar change of control applications not later than September 10, 2014, with the insurance commissioners or departments of health or other governmental entities in each jurisdiction where required by applicable law seeking approval of Parent’s acquisition of control which results from the Merger of each subsidiary of the Company which is required to be licensed in one or more jurisdictions as an insurance company or which is otherwise carrying on an insurance, warranty or service contract business. All such Form A Statements or similar applications have been filed by Parent prior to the mailing of this information statement. Parent has further agreed to file, as promptly as practicable, or cause to be filed, any pre-acquisition notifications on “Form E” or similar market share notifications to be filed in each jurisdiction where required by applicable laws with respect to the Merger and the other transactions contemplated by the Merger Agreement. All such Form E or similar market share notifications have been filed by Parent prior to the mailing of this information statement.

Under the Merger Agreement, both Parent and Fortegra have agreed to use reasonable best efforts to obtain any required governmental and regulatory approvals and agreements of, and to give and make all notices and filings with, any governmental entity necessary to consummate the Merger. Except as noted above with respect to the required filings under the Hart-Scott-Rodino Act, filings with, and approvals from, insurance and other regulatory bodies having jurisdiction over any such matters, the expiration of 20 days from the dissemination of this information statement to Fortegra’s stockholders and the filing of a certificate of merger in Delaware at or before the effective date of the Merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the Merger Agreement or completion of the Merger or the other transactions contemplated by the Merger Agreement.

Market Price of Fortegra Common Stock (See Page 71)

Our Common Stock is listed on the New York Stock Exchange under the trading symbol “FRF.” The $10.00 cash consideration to be paid for each share of our Common Stock in the Merger represents an approximately 42.5% premium to the closing sale price of $7.02 of our Common Stock on August 11, 2014, the last trading day prior to our public announcement that we had entered into the Merger Agreement. The $10.00 cash consideration also represents an approximate premium of 38.6%, 39.3% and 33.0% to Fortegra’s average closing prices for the three, six and 12-month periods ended August 11, 2014, respectively. Following the close of the New York Stock Exchange on August 11, 2014, our Board of Directors approved the Merger Agreement, the Merger Agreement was executed, and the transaction was publicly announced. On September 24, 2014, the last trading day before the date of this information statement, the closing sale price of our Common Stock on the New York Stock Exchange was $9.89 per share.

Litigation Related to the Merger (See Page 52)

On August 18, 2014, a putative class action, entitled Stein v. Fortegra Financial Corporation, et al., Case No. 16-2014-CA-005825-XXXX-MA, was filed against the Company, the members of its Board of Directors, Parent, Holdings and Merger Sub in the Circuit Court of the Fourth Judicial Circuit in and For Duval County, State of Florida. On September 18, 2014, an amended complaint was filed against the same parties. The amended complaint purports to be brought on behalf of all the Company’s stockholders (excluding the defendants and their affiliates). The amended complaint alleges that the Merger Consideration is inadequate, that the members of the Board of Directors breached their fiduciary obligations to the Company’s stockholders in approving the Merger Agreement and related agreements, engaging in an unfair sales process and failing to make adequate disclosures to the Company's stockholders, and that the other named defendants aided and abetted the breach of those duties. The amended complaint seeks various forms of relief, including injunctive relief that would, if granted, prevent or delay the completion of the Merger and an award of attorneys’ fees and expenses. All defendants intend to vigorously defend against this action.

On September 15, 2014, a putative class action, entitled Hickey v. Fortegra Financial Corporation, et al., Case No. 16-2014-CA-006485-XXXX-MA, was filed against the Company, the members of its Board of Directors, Parent, Holdings and Merger Sub in the Circuit Court of the Fourth Judicial Circuit in and For Duval County, State of Florida. The complaint purports to be brought on behalf of all the Company’s stockholders (excluding the defendants and their affiliates). The complaint alleges that the Merger Consideration is inadequate, that the members of the Board of Directors breached their fiduciary obligations to the Company’s stockholders in approving the Merger Agreement and related agreements, engaging in an unfair sales process and failing to make adequate disclosures to the Company’s stockholders, and that the other named defendants aided and abetted the breach of those duties. The complaint seeks various forms of relief, including injunctive relief that would, if granted, prevent or delay the completion of the Merger and an award of attorneys’ fees and expenses. All defendants intend to vigorously defend against this action.

PARTIES TO THE MERGER

Fortegra

Fortegra, traded on the New York Stock Exchange under the symbol “FRF,” is an insurance services company headquartered in Jacksonville, Florida. Fortegra offers a wide array of revenue enhancing products, including payment protection products, motor club memberships, service contracts, device and warranty services, and administration services to our business partners, including insurance companies, retailers, dealers, insurance brokers and agents and financial services companies. Fortegra's brands include Fortegra™, Life of the South®, 4Warranty, ProtectCELL™, Continental Car Club™, Auto Knight Motor Club™, United Motor Club™, Consecta™, Pacific Benefits Group™, and South Bay Acceptance Corporation.

For a more detailed description of our business, please see Item 1 in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, a copy of which is attached hereto as Annex E.

Fortegra was incorporated in 1981 in the State of Georgia and re-incorporated in the State of Delaware in 2010, Fortegra’s principal executive office is located at 10151 Deerwood Park Boulevard, Building 100, Suite 330, Jacksonville, FL 32256, and our telephone number is (866)-961-9529.

Tiptree

Tiptree Financial Inc. (“Tiptree”) is a diversified holding company engaged through its consolidated subsidiaries in a number of businesses and is an active acquirer of new businesses. Tiptree, whose operations date back to 2007, currently has subsidiaries that operate in four industry segments: insurance and insurance services, specialty finance, asset management and real estate. Tiptree is publicly traded on the NASDAQ stock market under the symbol “TIPT”. Tiptree is a Maryland corporation and its principal executive office is located at 780 Third Avenue, 21st Floor, New York, New York 10017 (Telephone: (212) 446-1400).

Parent

Tiptree Operating Company, LLC (“Parent”) directly or indirectly owns all of Tiptree’s operating assets. Tiptree is the sole managing member of and operates and controls all of the business and affairs of Parent and its subsidiaries and consolidates the financial results of Parent and its subsidiaries. Parent is a Delaware limited liability company and its principal executive office is located at 780 Third Avenue, 21st Floor, New York, New York 10017 (Telephone: (212) 446-1400).

Holdings

Caroline Holdings LLC (“Holdings”) was formed by Parent solely for the purpose of completing the transactions contemplated by the Merger Agreement. Holdings is a direct wholly-owned subsidiary of Parent and has not carried on any activities to date, except for activities incidental to its incorporation and activities undertaken in connection with the transactions contemplated by the Merger Agreement. Holdings is a Delaware limited liability company and its principal executive office is located at 780 Third Avenue, 21st Floor, New York, New York 10017 (Telephone: (212) 446-1400).

Merger Sub

Caroline Merger Sub, Inc. (“Merger Sub”) was formed as a Delaware corporation by Holdings solely for the purpose of completing the transactions contemplated by the Merger Agreement. Merger Sub is a direct wholly-owned subsidiary of Holdings and has not carried on any activities to date, except for activities incidental to its incorporation and activities undertaken in connection with the transactions contemplated by the Merger Agreement. Merger Sub is a Delaware corporation and its principal executive office is located at 780 Third Avenue, 21st Floor, New York, New York 10017 (Telephone: (212) 446-1400).

THE MERGER

Background of the Merger

As part of its ongoing oversight and management of the Company, our Board of Directors, together with the senior management of the Company, regularly reviews and evaluates the Company’s business, operations, financial performance, competitive environment, trends and changes in the insurance services industry, and strategic opportunities and risks, with a view to maximizing stockholder value. At various times over the last three years, our Board has considered the possible sale of the Company and other strategic alternatives for delivering value to our stockholders, due, in part, to the Board’s belief that the market undervalued the Company’s stock as a result of, among other things, low trading volume and concerns over uncertainty in the Company’s regulatory environment. For example, in mid-2011, our Board engaged a financial adviser to explore interest in a possible sale of the Company, and contacted a range of potentially interested parties that led to discussions with several potential financial and strategic buyers, but that process did not result in sufficient interest among the potentially interested buyers to merit moving forward at that time. In late 2012 and early 2013, our Board re-engaged a financial adviser to consider the merits of a proposal by a potential investor, but the Board ultimately determined that the investor did not demonstrate the ability to consummate a transaction. In mid-2013, following a review of strategic alternatives our Board determined to move forward with the sale of our Bliss & Glennon and eReinsure subsidiaries to streamline the Company’s operations, focus on the Company’s core operations and pay down a significant portion of the Company’s bank debt. The sale was concluded to AmWINS Group on December 31, 2013 for $83.5 million, and the Company used the proceeds of that sale to pay down $77.5 million in principal amount of bank debt. In addition, at various times in 2013, the Company engaged in discussions with a potential strategic buyer engaged in complementary lines of business regarding a potential merger, but by early 2014 it became apparent that weaknesses and negative trends in that potential strategic buyer’s business made a merger unattractive to the Company.

At a February 6, 2014 Board meeting, Company management and our Board discussed the Company’s competitive position and the advisability of exploring a potential sale of the Company, as well as other strategic alternatives, including continuing as an independent company. Our Board directed Mr. Kahlbaugh, our Chairman and CEO, to begin contacting potentially interested strategic and financial buyers who were identified as likely having the interest and financial capacity to acquire the Company. The goal was to conduct an exploratory, preliminary search to gauge interest in the market before launching a more formal, broader process. As discussed further below, from February to May 2014, the Company and Willis Capital Markets & Advisory contacted a total of 35 potentially interested parties, consisting of 15 strategic and 20 financial parties, of whom 25 signed non-disclosure agreements, 8 provided indications of interest and 3, including Tiptree, submitted final proposals.

Prior to commencing the exploratory process, management of the Company prepared a presentation describing the Company’s business, growth strategies, historical financial results and financial projections for the fiscal years ending December 2014 through 2018. The projections were prepared by the Company’s management. In February and March 2014, management contacted 16 potentially interested strategic and financial buyers, and entered into non-disclosure agreements with 15 of them. The non-disclosure agreements used by the Company throughout the sales process contained usual and customary limitations regarding the potential buyers’ use and disclosure of the Company’s confidential information as well as terms limiting the potential buyers from acquiring or directing the vote of securities of the Company. Those terms generally included a provision that precluded potential buyers from asking the Company to amend or waive any of the provisions restricting potential buyers from acquiring or directing the vote of securities of the Company. The non-disclosure agreement provisions were designed to provide the Board of Directors with control over the exploratory process, as well as any public disclosures with respect to such process, and afford the Board of Directors the ability to maximize stockholder value with respect to any proposals received during the course of such process. The Company was not asked to release any of the signatories from their obligations under the non-disclosure agreements. Management shared the presentation with each of the potential buyers who entered into non-disclosure agreements, and allowed them access to other confidential information. In addition, members of management met with each of the potential buyers except for one to discuss the Company’s operations and prospects.

On March 17, 2014, representatives from Tiptree’s financial advisor, RBC Capital Markets, LLC (“RBC”), initiated initial dialogue with J.J. Kardwell, a member of Fortegra’s Board, to express Tiptree's interest in potentially acquiring the Company. Mr. Kardwell subsequently referred representatives of RBC to Mr. Kahlbaugh. On March 21, 2014, Mr. Kahlbaugh invited Tiptree to participate in the Company’s formal sale process and Tiptree executed a non-disclosure agreement with the Company. On March 24, 2014, representatives of Tiptree and RBC met with Mr. Kahlbaugh to provide an overview of Tiptree and discuss Tiptree’s vision for a combination of the two companies. On March 26, 2014, representatives of Tiptree and RBC participated in a meeting with Mr. Kahlbaugh and the Company’s CFO at which a business overview of the Company was provided.

Following the management meetings, the potential buyers were instructed to submit non-binding indications of interest, including indicative purchase price range and material conditions to any potential bid, if they wished to continue discussions. Eight potential buyers submitted non-binding indications of interest, six of which were received prior to March 31, 2014. The six bids received prior to March 31, 2014 ranged from $9.00 to $10.00 per share. Tiptree submitted a non-binding indication of interest on March 28, 2014, expressing its interest in acquiring the Company for $9.00 to $9.30 per share in cash. All of the non-binding indications of interest submitted were expressly conditioned on the completion of due diligence and the negotiation of a satisfactory definitive merger agreement.

At a Board meeting on March 31, 2014, Mr. Kahlbaugh updated the Board on the results of the discussions with potential buyers and summarized the non-binding indications of interest. At the meeting, representatives from the law firm of Kilpatrick Townsend & Stockton, LLP (“Kilpatrick”) discussed the fiduciary duties of directors and process considerations involved in considering a potential sale of the Company. At the meeting, Mr. Kahlbaugh informed the Board that two of the directors not present at the meeting had decided to recuse themselves from the meeting and deliberations in connection with the proposed sale process because certain investment funds with which they were affiliated had participated in the process and submitted non-binding indications of interest. Mr. Kahlbaugh noted that those two directors would continue to recuse themselves unless their affiliated funds decided not to participate in the potential sale process. Board member John Carroll, who is a Managing Director of Summit Partners, LP, an affiliate of the Principal Stockholders (“Summit”), informed the Board that Summit had no present intention of submitting any acquisition proposal or in participating in a sales transaction, other than as a selling stockholder on the same terms as the other stockholders.

At the March 31, 2014 Board meeting, the Board also discussed, based on the results of the exploratory process, the advisability of engaging an investment banking firm to conduct a full process to canvas the market and identify a broader range of potentially interested buyers. The Board considered three investment banking firms, and then approved the engagement of Willis Capital Markets & Advisory to serve in that role and authorized Mr. Kahlbaugh to negotiate and execute an engagement letter with Willis Capital Markets & Advisory on the terms approved by the Board. The Board of Directors decided to engage Willis Capital Markets & Advisory as the Company’s financial advisor based on, among other things, Willis Capital Markets & Advisory’s knowledge of the insurance industry and its relevant transaction experience. The Company and Willis Capital Markets & Advisory executed an engagement letter on April 11, 2014 pursuant to which Willis Capital Markets & Advisory was formally engaged to act as the Company’s financial advisor in connection with the potential sale of the Company.

On March 31, 2014, the Company received a seventh non-binding indication of interest with a bid of $11.00 per share.

In early April 2014, the Board of Directors instructed Willis Capital Markets & Advisory to solicit interest from additional potential buyers, working with the Board and management and Willis Capital Markets & Advisory to identify a broad group of potential strategic and financial buyers believed likely to have an interest in acquiring the Company and the financial resources to consummate a transaction. During the first three weeks of April 2014, Willis Capital Markets & Advisory contacted an additional 6 potential buyers and the Company contacted 2 others. Two of such potential buyers entered into a non-disclosure agreement with the Company, commenced a due diligence review of the materials posted to an online data room, and had meetings with management and representatives of Willis Capital Markets & Advisory. In addition, Willis Capital Markets & Advisory also contacted ten reinsurance companies to discuss potential interest in a possible preferred equity or other investment or possibility for a strategic relationship, three of which showed initial interest and scheduled meetings with management to discuss possible transactions.

In mid-April, the Company received its eighth non-binding indication of interest with a bid price range of up to $11.50 per share. At this time, each of the eight prospective buyers that had submitted non-binding indications of interest were invited to continue discussions, including Tiptree. Of the eight potential buyers, six were financial buyers and two were strategic buyers, and the preliminary indicative bids ranged from $9.00 to $11.50 per share for a purchase of 100% of the Company’s outstanding Common Stock. As indicated above, Tiptree’s initial indication of interest provided to the Company on March 28, 2014 indicated it was considering a bid in the range of $9.00 to $9.30 per share. All eight potential buyers were invited to conduct detailed due diligence and attend additional management presentations.

Willis Capital Markets & Advisory provided the potential buyers with an instruction letter outlining the process by which the parties were requested to submit final proposals to acquire the Company. Among other things, the instruction letter indicated that (a) the Company would be providing the potential buyers with a form of agreement and plan of merger and all bids were required to include therewith the agreement in a form that the bidder would be prepared to execute, (b) changes made to the form of agreement and plan of merger would be a factor in evaluating the offers and (c) the proposals should include details as to required financing and the Company’s expectation that the proposals not include any financing conditions or contingencies (and that the inclusion of such in the agreement would place a prospective purchaser at a disadvantage). The instruction letter requested final bids be submitted by May 23, 2014.

On April 22, 2014, the Board convened a special meeting to discuss the sales process with Willis Capital Markets & Advisory and Kilpatrick. At the meeting, Willis Capital Markets & Advisory provided an update to the Board on the status of the process, reviewed the potential buyers contacted, a summary of the preliminary initial bids and the level of engagement and the due diligence activity of each of the potential buyers. It was noted that the investment funds affiliated with the two directors who had been considering bids had withdrawn from the sales process, and those directors would no longer recuse themselves from deliberations over the process. Kilpatrick summarized the material terms of a draft definitive merger agreement that was proposed to be distributed to potential buyers in connection with the final round of bids, and addressed the impact of certain provisions on the sales process and the Board’s fiduciary duties in considering a potential sale. The Board discussed the advisability of including a “go-shop” period in the definitive merger agreement that would allow the Company to continue negotiating with potential interested buyers for at least 20 or more days following execution of a definitive merger agreement with the leading bidder. The Board discussed the breadth of the outreach conducted by Willis Capital Markets & Advisory to identify potentially interested parties, and considered whether to make a public announcement of the sales process as a means of generating interest from potentially interested parties that might not have been identified yet. After a discussion of the potential benefits and disadvantages of a public announcement, the Board determined not to make a public announcement at that time. The Board instructed Willis Capital Markets & Advisory to continue its outreach efforts, and identified several additional parties that could possibly have interest in participating in the process.

Immediately following the April 22, 2014 meeting, Kilpatrick and the Company finalized the draft definitive merger agreement, which contemplated a “go-shop” period, and posted the draft agreement to the Company’s online data room for review by the potential buyers.

From April 22 to May 12, 2014, Willis Capital Markets & Advisory contacted an additional eleven potential buyers, including five additional potential reinsurance partners. Of these, eight signed non-disclosure agreements and commenced a due diligence review.

On May 7, 2014, the Board held a regular quarterly meeting at which representatives from Willis Capital Markets & Advisory and Kilpatrick attended. At the meeting, Willis Capital Markets & Advisory provided an update on the sales process, including a review of the potential buyers contacted, the status of the potential buyers’ due diligence investigations, a proposed schedule for receiving and evaluating bids, and likely timing of next steps.

Willis Capital Markets & Advisory also reviewed the Company’s recent financial and stock price performance, and discussed Willis’ preliminary financial analysis of the Company, which Willis Capital Markets & Advisory emphasized was preliminary and would need further refinement and analysis. Kilpatrick again reviewed with the Board the fiduciary duties and process considerations in considering a potential sale, and discussed with the Board the advisability of forming an independent committee to lead the sales process and make a recommendation to the full Board as to any potential transaction or other course of action. The Board discussed the possibility that certain of the potential buyers might request or require Mr. Kahlbaugh or other members of management to rollover their equity in the Company into any investment vehicle formed to acquire the Company. Mr. Kahlbaugh confirmed that, although none of the prospective buyers had discussed any such arrangement with him, he would consider such an arrangement if requested and if he was offered reasonable terms. In addition, the Board discussed the possibility that certain of the potential buyers might seek to have Summit participate in a transaction, such as helping to finance a transaction or rolling over a portion of its equity in the Company. Mr. Carroll confirmed that, to his knowledge, none of the prospective buyers had discussed any such arrangement with Summit, and that Summit had no current intention to participate in a transaction other than as a selling stockholder on the same terms as other stockholders, but acknowledged that it was possible that an otherwise attractive bid could involve such a request of Summit. Because of these possible terms specific to Mr. Kahlbaugh and Summit, the Board determined that Mr. Kahlbaugh and Mr. Carroll should not serve on any Board committee formed to consider a potential sale. Each other director was asked to identify any relationships or affiliations with management or any of the identified potential or likely interested buyers, and each confirmed the absence of any such relationships or affiliations. The Board discussed Mr. Kardwell’s former employment as a managing director of Summit until approximately 12 months earlier, and concluded that his former employment did not impair his independence for purposes of serving on a special committee. Finally, the Board considered the independence of the two directors affiliated with investment funds who had been considering participation in the sales process and concluded, based on the directors’ representations that those funds were no longer considering any offer to acquire the Company, that such earlier interest did not impair their independence.

The Board then determined to appoint a special committee, consisting solely of independent outside directors not affiliated with Summit and not including management, the purpose of which was to independently evaluate and make a recommendation with respect to a potential sale (the “Special Committee”). All of the directors were appointed to serve on the Special Committee other than Mr. Kahlbaugh and Mr. Carroll. In constituting the Special Committee, the Board tasked the Special Committee with, among other things, the exclusive, full power and authority of the Board to: (a) conduct and direct the process relating to the review, evaluation and negotiation with any potentially interested party regarding any potential sale transaction and any alternative strategic transactions; (b) respond to any communications or proposals regarding a potential sale transaction or any alternative transaction; (c) evaluate and determine the advisability of any potential sale transaction or alternative transaction; (d) participate in negotiations with any potentially interested party; (d) disapprove or approve any potential sale transaction or alternative transaction; (e) recommend any potential sale transaction or alternative transaction for approval by the Company’s stockholders; (f) determine whether any potential sale transaction or alternative transaction is fair to, and in the best interests of, the Company and all of its stockholders; (g) recommend to the full Board what other action, if any, should be taken by the Company with respect to any potential sale transaction or alternative transaction; (h) investigate any prospective buyers, a potential sale transaction or any alternative transaction and matters related thereto as it deems appropriate; (i) approve the forms of agreements in connection with a potential sale transaction or any alternative transaction; (j) keep the Board regularly and reasonably informed as the Special Committee determines to be appropriate of all proceedings and activities of the Company and the Special Committee related to the sales process; and (k) take any such other action as the Special Committee may deem advisable in order for the Special Committee to discharge its duties.

Immediately following the appointment of the Special Committee, Mr. Kahlbaugh and Mr. Carroll left the meeting and the Special Committee convened separately to discuss the sales process. At this meeting, the Special Committee, having previously discussed the experience, qualifications and advantages of engaging Willis Capital Markets & Advisory and the specific terms of the engagement, including Willis Capital Markets & Advisory’s engagement fees and fee structure, ratified and approved the continued engagement of Willis Capital Markets & Advisory on those terms.

Between May 7 and May 23, 2014, Willis Capital Markets & Advisory continued to engage with potentially interested buyers and facilitate their due diligence review and meetings with management.

On May 23, 2014, Willis Capital Markets & Advisory received final, non-binding indications of interest from three potential buyers who remained interested in continuing to participate in the sales process. Two of the potential buyers were financial buyers, and the other potential buyer was Tiptree. One of the financial buyers, which we refer to as “Financial Buyer A”, submitted an indication of interest to acquire 100% of the Company’s outstanding Common Stock for an all-cash purchase price of $10.00 per share. Financial Buyer A’s bid included documentation supporting the financing of the transaction and indicated the purchase would not be subject to a financing contingency. Tiptree submitted an indication of interest to acquire 100% of the Company’s outstanding Common Stock for an all-cash purchase price of $9.50 per share. Tiptree’s bid included a "Highly Confident Letter" from its proposed financing source and Tiptree’s markup of the agreement included a financing condition. The third indication of interest was from a financial buyer indicating a proposed all-cash purchase price of $9.00 per share. All of the final indications of interest submitted were expressly conditioned on the completion of due diligence and the negotiation of a satisfactory definitive merger agreement, and each was conditioned on the Company agreeing to a period of exclusive negotiation with the selected bidder.

On May 27, 2014, the Special Committee met with Willis Capital Markets & Advisory and Kilpatrick to review and discuss the final, non-binding indications of interest. At the meeting, Willis Capital Markets & Advisory provided an update on the sales process and summarized the financial terms of the three bids received, including the proposed sources and uses of funds for each potential buyer. Kilpatrick summarized the material legal terms of each of the proposed bids, including provisions regarding financing contingencies, restrictions on soliciting alternative proposals, and termination fees. The Special Committee discussed the relative strengths and weaknesses of each of the proposals and strategies for obtaining the best value for stockholders in any sale. The Special Committee determined to try to convince one or more of the potential buyers to raise their bid in exchange for a period of exclusive negotiation, and directed Willis Capital Markets & Advisory to contact each potential buyer to seek higher bids.

Immediately following the May 27, 2014 meeting, Willis Capital Markets & Advisory contacted each of the three potential bidders and conveyed that the Special Committee would require a bid of at least $11.00 per share in order to allow any bidder an exclusive negotiating period. Financial Buyer A responded that it was unwilling to raise its bid above $10.00 per share at that time. Tiptree and the other prospective buyer each indicated some willingness to consider a higher offer, but each indicated that it was unlikely to offer as much as $10.00 per share at that time.

On May 29, 2014, Tiptree submitted a letter reiterating its interest contained in its May 23, 2014 letter. Tiptree indicated that it was willing to consider additional financial leverage in its capital structure that could enable it to offer an increased purchase price but that it would first require further discussions with the Company’s lead lender regarding the availability and terms of acquisition financing.

On May 29, 2014, the Special Committee met with Willis Capital Markets & Advisory and Kilpatrick to discuss the results of Willis Capital Markets & Advisory’s discussions with the three interested parties. Willis Capital Markets & Advisory provided an update on the discussions and summarized the material terms of each bid. The Special Committee discussed the merits and risks of each bid and ultimately determined to proceed with discussions on an exclusive basis with Financial Buyer A, the high bidder at $10.00 per share. The Special Committee authorized management to enter into an exclusivity letter with Financial Buyer A pursuant to which the Company would negotiate and share confidential information exclusively for a limited period of time.

On May 30, 2014, the Company and Financial Buyer A executed an exclusivity letter providing a 21-day period of exclusivity for Financial Buyer A, with the ability of Financial Buyer A to extend the period by an additional ten days if it confirmed its $10.00 per share bid and satisfactory evidence of financing commitments.

From May 30 to June 20, 2014, Financial Buyer A engaged in extensive due diligence and held several meetings with management and Willis Capital Markets & Advisory. Counsel to Financial Buyer A sent a mark-up of the form of merger agreement prepared by Kilpatrick in connection with the bid process and commenced discussions with Kilpatrick regarding the terms of the agreement.

On June 20, 2014, the exclusivity period granted to Financial Buyer A expired when Financial Buyer A failed to confirm its $10.00 per share bid price or provide evidence of receipt of financing commitments. In subsequent discussions over the next few days, Financial Buyer A indicated that it would not be in a position to confirm a $10.00 per share price.

On June 23, 2014, the Special Committee met with Willis Capital Markets & Advisory and Kilpatrick to discuss the status of the sales process and the discussions with Financial Buyer A. Willis Capital Markets & Advisory updated the Special Committee on the discussions, and the Special Committee instructed Willis Capital Markets & Advisory to communicate to Financial Buyer A that the Special Committee would not re-engage with Financial Buyer A unless it re-confirmed the $10.00 per share offer. Willis Capital Markets & Advisory reported that RBC on behalf of Tiptree had contacted Willis Capital Markets & Advisory to confirm Tiptree’s continued interest in acquiring the Company. The Special Committee directed Willis Capital Markets & Advisory to contact Tiptree and seek to convince Tiptree to raise its prior $9.50 per share offer to $10.00. The Board also discussed alternatives to a potential sale of the Company, including remaining as a standalone company.

On June 27, 2014, Tiptree submitted a revised indication of interest increasing its offer from $9.50 per share to $9.70 per share, but otherwise on the same terms as previously proposed. Tiptree also requested a 30-day exclusivity period.

On June 30, 2014, the Special Committee met with Willis Capital Markets & Advisory and Kilpatrick to discuss the revised offer from Tiptree. Willis Capital Markets & Advisory provided an update to the Special Committee on the discussions with Tiptree, and noted that Tiptree had indicated it was unwilling to raise its bid to $10.00 per share at that time. Willis Capital Markets & Advisory reviewed Tiptree’s proposed financing, and reported that Tiptree had requested permission to meet with the Company’s existing bank lending group to explore whether additional debt financing might be available that would support a higher bid. The Special Committee discussed the identities of several additional potentially interested parties, including several strategic buyers who were not approached earlier due to competitive concerns and perceived lack of interest or capability, and directed Willis Capital Markets & Advisory to reach out to certain of those parties to gauge possible interest. In addition, the Special Committee directed Willis Capital Markets & Advisory to inform Tiptree that the Company would allow Tiptree access to confidential information and would discuss a potential transaction, but that the Special Committee would not agree to an exclusive negotiating period with Tiptree unless Tiptree were to increase its offer to at least $10.00 per share. Following the meeting, Willis Capital Markets & Advisory called RBC to request that Tiptree increase its offer to $10.00 per share.

On July 2, 2014, Tiptree submitted a revised non-binding indication of interest increasing its offer from $9.70 per share to $9.80 per share, but otherwise on the same terms as previously proposed. Willis Capital Markets & Advisory and the Company subsequently facilitated meetings between Tiptree and the Company’s existing bank lending group.

On July 7, 2014, representatives from Tiptree, RBC and Willis Capital Markets & Advisory met at Tiptree's offices in New York with Mr. Kahlbaugh, at which meeting Mr. Kahlbaugh and Willis Capital Markets & Advisory provided an update on the Company’s business and Willis Capital Markets & Advisory further encouraged Tiptree to increase its offer to $10.00 per share.

On July 8, 2014, Tiptree submitted a revised non-binding indication of interest increasing its offer from $9.80 per share to $10.00 per share based on discussions at the July 7, 2014 meeting, but otherwise on the same terms as previously proposed, and requested that the Company agree to a three-week period of exclusive negotiations.

On July 9, 2014, the Special Committee met with Willis Capital Markets & Advisory and Kilpatrick to discuss the revised offers from Tiptree and the status of Willis Capital Markets & Advisory’s outreach to other potentially interested buyers, none of which indicated that they were interested in participating in the process at that time. The Special Committee discussed the Tiptree bid at length, and continued to express concern over the financing contingency that remained in Tiptree’s bid, which the Special Committee considered to present an unacceptable transaction risk. The Special Committee directed Willis Capital Markets & Advisory and Kilpatrick to engage further with Tiptree to confirm the terms of Tiptree’s acquisition financing, but was not willing to engage exclusively with Tiptree until the financing was better understood.

From July 9 to July 14, 2014, Willis Capital Markets & Advisory and management continued to facilitate meetings between Tiptree and the Company’s existing bank lending relationships, and Tiptree continued to engage in due diligence on a non-exclusive basis.

On July 11, 2014, Tiptree submitted a revised letter to the Company confirming Tiptree’s readiness to proceed under the terms outlined in its July 8th letter following discussions with the Company’s primary bank lending relationships regarding their willingness to lead the acquisition financing.

On July 14, 2014, the Special Committee met with Willis Capital Markets & Advisory and Kilpatrick to discuss the Tiptree offer. Willis Capital Markets & Advisory reported on the success of Tiptree’s meetings with the Company’s existing bank lending group, and reported that Tiptree had expressed confidence in its ability to finance the purchase through a combination of cash on hand and new debt financing. Tiptree indicated strong interest in continuing the discussions, but insisted on an exclusive negotiating period of at least 21 days, in order to spend the resources necessary to finalize their due diligence and financing arrangements. The Special Committee discussed the perceived ability of Tiptree to successfully finance a transaction, taking note of the available liquidity reported in Tiptree’s recent SEC filings. The Special Committee also discussed whether the Principal Stockholders would be likely to support a transaction on the general terms proposed by Tiptree, and it was reported that Summit had indicated that it would be supportive of such terms if the Special Committee found the transaction terms to be in the best interests of all stockholders. The Special Committee determined to proceed with Tiptree on an exclusive basis for a 21-day period. Prior to granting exclusivity to Tiptree, the Special Committee instructed Willis Capital Markets & Advisory to request that Tiptree confirm that it understood that the Special Committee would only accept a standard financing provision with no contingency and a standard form of reverse termination fee. Tiptree indicated that it understood the Special Committee’s position.

On July 16, 2014, the Company and Tiptree entered into an exclusivity letter granting Tiptree a 21-day exclusive negotiating period, conditioned on Tiptree confirming its $10.00 per share price and with the understanding that the definitive agreement would not include a financing contingency.

From July 16 to July 31, 2014, Tiptree and its legal counsel, Schulte Roth & Zabel LLP (“SRZ”), engaged in extensive due diligence and exchanged drafts of a definitive merger agreement with the Company and Kilpatrick. During these discussions, Tiptree indicated that it would require that the transaction be approved by majority consent of the Company’s Principal Stockholders within a short time after execution of the definitive merger agreement in order to provide assurance that the transaction would have the support of the Company’s stockholders as soon as possible after an agreement was entered into. The Company indicated a willingness to consider that proposal, but only if Tiptree would agree to include a provision in the merger agreement that would allow the Special Committee a 30-day “go-shop” period following execution that would allow the Special Committee to continue to solicit and negotiate with any other potentially interested buyers notwithstanding the approval of the transaction by the Principal Stockholders, and potentially to terminate the merger agreement and enter into an agreement with another buyer, subject to paying a termination fee in certain circumstances.

On July 22, 2014, Tiptree engaged Wells Fargo Bank, N.A. (“Wells Fargo”), the Company's existing lender, to arrange committed debt financing. A bank meeting was conducted at a hotel near the Company’s offices on July 24, 2014. On July 25, 2014, Tiptree provided the Company with a draft term sheet for the financing from Wells Fargo.

On July 31, 2014, the Special Committee met with Willis Capital Markets & Advisory and Kilpatrick to discuss the status of the discussions with Tiptree and the negotiations over the terms and conditions of the draft definitive merger agreement. Mr. Kahlbaugh and the Company’s CFO were also invited to attend the meeting to address questions of the Special Committee. The Special Committee discussed the material terms of the draft merger agreement with Kilpatrick, including the conditions to closing, the size of the termination fee requested by Tiptree, the range of termination fees found in comparable transactions, and the advisability of requiring a reverse termination fee from Tiptree in the event Tiptree were unable to close the transaction due to a failure of financing. Willis Capital Markets & Advisory also provided an update and summarized for the Special Committee the results of Willis Capital Markets & Advisory’s preliminary financial analysis of the latest Tiptree proposal. Mr. Kahlbaugh reported that he had earlier in the day concluded preliminary discussions with Tiptree’s CEO regarding possible terms for the employment and compensation of Mr. Kahlbaugh and other senior members of the Company’s management team, but that no formal proposals had been made and were not expected to be made until after a definitive agreement was entered into, if any.

On August 1, 2014, SRZ distributed a revised draft of the proposed merger agreement. In the revised draft, Tiptree included a financing contingency that would allow Tiptree to terminate the merger agreement if its debt financing were unavailable, and also included a requirement that the transaction be approved by majority consent of the Company’s Principal Stockholders within a short time after execution of the definitive merger agreement. In discussions between Kilpatrick and SRZ, Kilpatrick communicated that the Special Committee would not continue discussions unless Tiptree removed the financing contingency and agreed to include a customary financing provision with customary reverse termination fee. Tiptree subsequently agreed to include the requested language, subject to receipt of a satisfactory debt commitment letter prior to execution of the merger agreement.

On August 4, 2014, representatives from Willis Capital Markets & Advisory, Kilpatrick and the Company’s general counsel met with representatives of Tiptree, SRZ and RBC in New York City at the offices of SRZ to negotiate the outstanding issues on the definitive merger agreement. During the negotiations, substantially all of the outstanding issues were resolved, including the size of the Company’s termination fee. Later on August 4, the Special Committee met again with Willis Capital Markets & Advisory and Kilpatrick to receive an update on the negotiations. Kilpatrick summarized the negotiations on the definitive merger agreement, and discussed the material terms of the agreement. The Special Committee authorized a short extension of the exclusive negotiating period if necessary to allow the parties time to finalize the merger agreement and Tiptree’s financing commitments and to complete Tiptree’s remaining due diligence.

On August 5, 2014, the Company granted Tiptree an additional period of exclusivity through midnight on August 8, 2014. From August 6, 2014 to August 8, 2014, Tiptree continued to negotiate with its lending group to finalize the terms of its debt commitment letter, and SRZ worked with Kilpatrick to finalize the definitive merger agreement. The lending group had insisted on including certain financial covenants in Tiptree’s debt commitment letter that would establish certain minimum financial tests as conditions to the lenders’ obligation to finance the transaction. Due to concerns over the potential impact of these minimum financial tests on Tiptree’s ability to obtain financing at the closing of the transaction, during this time, the parties successfully negotiated with the lending group to revise the condition. In addition, Tiptree agreed that it would commit to reduce the amount of the debt financing (and correspondingly increase the amount of cash on hand contributed) to the extent necessary to allow the financial covenant to be satisfied at closing. Also on August 5, Mr. Kahlbaugh met with the CEO of Tiptree to commence preliminary discussions regarding Tiptree’s interest in retaining the Fortegra management team and Mr. Kahlbaugh’s interest in having discussions about the terms of employment that would be offered to the management team, but no definitive proposals were discussed at that time.

At various times on August 5 and 7, 2014, representatives of Tiptree had telephone calls with Mr. Kardwell to discuss open issues regarding Tiptree’s proposed acquisition financing.

On August 8, 2014, the Special Committee met with Willis Capital Markets & Advisory and Kilpatrick to discuss the status of the negotiations with Tiptree, including particularly the status of Tiptree’s financing commitment. Kilpatrick summarized the recent negotiations and resolution of the open issues on the debt commitment letter, but noted that the lending group would need additional time to secure agreement from each member of the lending syndicate. Based on the progress on the merger agreement and financing, the Special Committee agreed to extend the exclusive negotiating period with Tiptree through the weekend until midnight on August 11, 2014.

From August 9, 2014 through the end of day on August 11, 2014, representatives of the Company, Tiptree,
Kilpatrick and SRZ held numerous discussions and worked to finalize all open issues on the definitive merger agreement and accompanying disclosure schedules. In the discussions, the parties agreed that the Company would have the ability to continue to pay outside directors’ fees in shares of Company Common Stock following the signing of the definitive merger agreement consistent with past practice, but limited to no more than 30,000 shares of Company Common Stock in the aggregate.

On August 11, 2014, the Special Committee met with Willis Capital Markets & Advisory and Kilpatrick to review the Tiptree transaction. Willis Capital Markets & Advisory and Kilpatrick each updated the Special Committee on the status of the proposed sale, and reported that Tiptree’s debt commitment letter and the definitive merger agreement were each in final form. Kilpatrick reviewed the terms of the merger agreement in detail with the Special Committee, and addressed questions from the members of the Special Committee. Kilpatrick also again reviewed with the members of the Special Committee their fiduciary duties in the context of the proposed transaction and summarized the process followed by the Board and the Special Committee in exercising their fiduciary duties in the process. The Special Committee discussed the proposed termination fee, reverse termination fee and go-shop provisions extensively. Willis Capital Markets & Advisory then described its financial analysis of the Merger Consideration and reviewed in detail a presentation summarizing the results of that analysis. Mr. Kahlbaugh and Mr. Carroll were then invited to join the meeting to hear the full presentations from Willis Capital Markets & Advisory and Kilpatrick and to ask questions regarding the transaction.

At that meeting, held in the early evening of August 11, 2014 with all of the members of the Board of Directors present, representatives of Willis Capital Markets & Advisory reiterated its financial analysis of the Merger Consideration and delivered to the Board an oral opinion, which was confirmed by delivery of a written opinion, dated August 11, 2014, addressed to the Company’s Board to the effect that, as of the date of the opinion and based upon and subject to the assumptions, qualifications and limitations stated in the written opinion, the consideration to be received in the Merger by holders of the Company’s Common Stock (excluding members of the management of Fortegra who contribute equity to the financing of the Merger, if any) was fair, from a financial point of view, to such holders. Mr. Kahlbaugh and Mr. Carroll then left the meeting temporarily for the Special Committee to complete its deliberations.

The Special Committee then reconvened. After additional discussions and deliberations, the Special Committee unanimously approved the Merger Agreement and the Merger, determined that the Merger and Merger Agreement are fair to, and in the best interests of, the Company and its stockholders, and unanimously determined, among other things, to recommend that the full Board of Directors (a) determine that it is in the best interests of the Company and its stockholders, and declare it advisable, to enter into the Merger Agreement, (b) approve the execution, delivery and performance by the Company of the Merger Agreement, (c) resolve, subject to the provisions of the Merger Agreement permitting the Board to change such recommendation, to recommend that the stockholders of the Company approve the Merger, and (d) direct the Company to deliver the written consents to the Principal Stockholders asking such stockholders to consent to the Merger.

The full Board of Directors then reconvened with all directors present and received the recommendation of the Special Committee regarding the proposed transaction with Tiptree. Based on the recommendation of the Special Committee, the full Board of Directors, among other things, unanimously approved the Merger Agreement and the Merger, determined that the Merger and Merger Agreement are fair to, and in the best interests of, the Company and its stockholders, and, among other things, (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into the Merger Agreement, (b) approved the execution, delivery and performance by the Company of the Merger Agreement, (c) resolved, subject to the provisions of the Merger Agreement permitting the Board to change such recommendation, to recommend that the stockholders of the Company approve the Merger; and (d) directed the Company to deliver the written consents to the Principal Stockholders asking such stockholders to consent to the Merger.

Later in the evening on August 11, 2014, representatives of the Company and Tiptree executed and delivered the Merger Agreement. Shortly thereafter, the Principal Stockholders executed and delivered a written consent approving the Merger Agreement and the Merger.

Early in the morning on August 12, 2014, the Company and Tiptree issued a joint press release announcing the execution of the Merger Agreement, including the provision of the Merger Agreement allowing the Company to continue to solicit alternative takeover proposals and enter into discussions with potentially interested buyers during the 30-day go-shop period. Starting on August 12, 2014, representatives of Willis Capital Markets & Advisory commenced contacting a broad range of financial and strategic parties, consisting of 14 parties that Willis thought might be interested in acquiring the Company, to inform them of the proposed Merger and the Company’s ability to continue discussions during the go-shop period. As of the date of this information statement, none of such potentially interested parties had expressed interest in engaging in discussions with the Company regarding an alternative takeover proposal, and the Company was not requested to enter into non-disclosure agreements or share confidential information with any of them.

Required Approval of the Merger; Written Consent

Under Section 251 of the DGCL and Fortegra’s Third Amended and Restated Certificate of Incorporation, the unanimous approval of Fortegra’s Board of Directors and the affirmative vote of a majority of Fortegra’s Common Stock outstanding and entitled to vote were required to approve and adopt the Merger Agreement and the Merger. Under Delaware law and Fortegra’s Third Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, the approval of Fortegra’s stockholders may be obtained by written consent of the stockholders holding a majority of the outstanding shares of Common Stock.

Fortegra’s Board of Directors unanimously approved the Merger Agreement on August 11, 2014. Shortly after the Merger Agreement was executed by the parties, the Principal Stockholders, which collectively owned of record on such date 12,438,772 shares of Common Stock, representing approximately 62.0% of the total number of shares of Common Stock outstanding and entitled to vote on the adoption of the Merger Agreement, delivered an irrevocable written consent voting to adopt the Merger Agreement. Such written consent constituted the requisite stockholder vote for the adoption of the Merger Agreement under the DGCL. This means that the Merger can occur under applicable law without the necessity of a vote of any other Fortegra stockholders and, therefore and in accordance with Delaware law, there will not be a meeting of Fortegra stockholders at which you will be asked to vote on the adoption of the Merger Agreement.

Federal securities laws state that the Merger may not be completed until 20 days after the date of mailing of this information statement to Fortegra stockholders. Therefore, notwithstanding the execution and delivery of irrevocable written consents from the Principal Stockholders, the Merger will not occur until that time has elapsed and the conditions to the Merger are satisfied or waived. We expect the Merger to close on or before December 11, 2014 (the end date under the Merger Agreement, which date may be extended by Parent or the Company to February 11, 2015, if additional time is needed to procure certain regulatory approvals), subject to certain government regulatory reviews and approvals. However, there is no assurance that the Merger will close by that date or at all.

Notice and Appraisal Rights

As noted above, under Delaware law and Fortegra’s Third Amended and Restated Certificate of Incorporation, and Fortegra’s Amended and Restated Bylaws, the approval of Fortegra’s stockholders may be provided by written consent of the stockholders holding a majority of the voting power of the outstanding shares of Common Stock. Section 228 of the DGCL provides that an action taken by written consent is not effective unless written consents signed by a sufficient number of holders to take action are delivered to the Company’s principal place of business. Section 228(e) provides that prompt notice of the taking of such action must be given to stockholders who have not consented in writing to an action taken by written consent and who would have been entitled to notice of a meeting to vote on such action if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders to approve such action were delivered to the Company.

Shortly after the execution of the Merger Agreement by the parties, holders of 12,438,772 shares of our Common Stock executed an irrevocable written consent of stockholders, in the form attached hereto as Annex B, voting to adopt the Merger Agreement in accordance with Section 251 of the DGCL. All such consents were delivered to the Company on August 11, 2014. All holders who executed such consents were holders of record of our Common Stock on the date the consents were delivered to Fortegra. Thus, effective as of the delivery of the irrevocable written consent of stockholders by the Principal Stockholders to Fortegra, the Merger Agreement was approved by the holders of a majority of the shares of our Common Stock. You may be receiving this information statement because you owned shares of our Common Stock on August 11, 2014.

This information statement, among other things, serves as notice of the approval of the Merger Agreement and the Merger under Section 228(e) of the DGCL. As of August 11, 2014, the relevant date for purposes of Section 228(e), there were 20,061,849 shares of Common Stock outstanding and entitled to vote.

In addition, under Section 262(d)(2) of the DGCL, holders of Common Stock who are entitled to appraisal rights must be provided a notice of appraisal rights. The Board of Directors (through the Special Committee) has fixed September 26, 2014 as the record date for purposes of determining the stockholders entitled to receive the notice of appraisal rights. As of such date, there were 20,061,849 shares of Common Stock outstanding and entitled to vote.

This notice will be sent both to record holders of our Common Stock as of August 11, 2014 and as of September 26, 2014.

Reasons for the Merger; Recommendation of the Special Committee and our Board of Directors

Special Committee

The Special Committee, consisting solely of independent directors, and, acting with the advice and assistance of our senior management and outside legal and financial advisors, evaluated and negotiated the Merger proposal, including the terms and conditions of the Merger Agreement, with Tiptree. The Special Committee unanimously determined that the Merger and the Merger Agreement are fair to, and in the best interests of, the Company and its stockholders. In addition, the Special Committee recommended that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, be adopted and approved by the Board of Directors and recommended that the stockholders of the Company approve the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger.

In determining that the Merger and the Merger Agreement are fair to, and in the best interests of, the Company and its stockholders, the Special Committee reviewed a significant amount of information and considered a number of substantive factors, including the following, which are not intended to be exhaustive and are not presented in any relative order of importance:

•
Thorough Bidding Process. The Special Committee considered that (i) with the assistance of senior management, the Board undertook the exploration of all strategic alternatives and determined to conduct a full and thorough sales process, including with the assistance of Willis Capital Markets & Advisory; (ii) the Board formed an independent Special Committee of the Board to, among other things, review, evaluate and negotiate any potential transaction with any potentially interested party and that the Special Committee was comprised of the members of the Board not affiliated with management or the Principal Stockholders; (iii) with the assistance of the Board and the Special Committee, senior management and Willis Capital Markets & Advisory, conducted a broad, lengthy and thorough bid process following the Company’s decision to explore strategic alternatives, during which process 36 potential buyers were contacted, and that, following extensive due diligence and several rounds of bidding, the Merger Consideration to be paid by Tiptree reflected the highest value reasonably available for the Company’s stockholders; and (iv) following discussions with management, the Company’s outside legal advisors and Willis Capital Markets & Advisory, the Special Committee determined that the Merger and the Merger Agreement are fair to, and in the best interests of, the Company and its stockholders. The sales process is more fully described under “The Merger-Background of the Merger” beginning on page 17 of this information statement.

•
Historical Trading Price. The Special Committee considered the fact that there is not a significant volume of trading in our Common Stock and it is therefore relatively illiquid, which subjects our Common Stock price to a higher level of volatility than the shares of other companies whose stock is more widely traded. It further considered the fact that the $10.00 cash Merger Consideration represented an approximately 42.5% premium to the closing sale price of $7.02 of our Common Stock on August 11, 2014, the last trading day prior to the public announcement that the Company had entered into the Merger Agreement, and represented an approximate premium of 38.6%, 39.3% and 33.0% to Fortegra’s average closing prices for the three, six and 12-month periods ended August 11, 2014, respectively.

•
Arm’s-length Negotiation. The Special Committee considered that the Merger Agreement was the product of an arm’s-length negotiation and also considered the benefits that were obtained by the Company during its extensive negotiations with Tiptree, including an approximate 7.5% to 11.1% increase in Tiptree’s offered price per share from its original $9.00 to $9.30 per share proposal submitted in March 2014. The Special Committee concluded that it had obtained the highest price per share that Tiptree was willing to pay, considering the extensive negotiations between the parties.

•
Cash Consideration. The Special Committee considered the fact that the Merger Consideration would be paid solely in cash which provides certainty and immediate liquidity and value to our stockholders. Additionally, the Special Committee balanced the amount and liquidity of the Merger Consideration to be received by the Company’s stockholders in the Merger against potential long-term business risks, including the risks inherent in executing the Company’s growth plan as a continuing standalone company.

•	Merger Agreement. The Special Committee considered the terms of the Merger Agreement, including:

•
the representations, warranties and covenants of the parties, the conditions to the parties’ obligations to complete the Merger and their right to terminate the Merger Agreement under certain circumstances;

•
the absence of a financing condition in the Merger Agreement and Parent’s agreement to reduce the aggregate amount of indebtedness to be incurred to fund the Merger Consideration by an amount sufficient such that the pro forma total leverage ratio condition to the debt financing is satisfied as of the effective time of the Merger, including by making up any shortfall through the use of cash on hand by Parent in an amount necessary to enable the payment of the aggregate Merger Consideration;

•	the absence of a due diligence condition to closing;

•
the “go-shop” period of thirty (30) days following the date of the Merger Agreement, during which time the Company may directly or indirectly solicit, encourage and facilitate a competing offer to acquire the Company, change its recommendation regarding the Merger (subject to compliance with the terms of the Merger Agreement, including the payment of a termination fee under certain circumstances), engage in discussions or negotiations concerning any competing offer to acquire the Company, and provide non-public information and access to Company properties, books, records or personnel to any person or entity with whom the Company has entered into a confidentiality agreement, provided that this information has or will be provided to Parent and Merger Sub;

•	the obligation of Parent to pay the Company a reverse termination fee of $13,063,637, representing 6% of the total transaction value, if the marketing period for Parent’s debt financing has ended, the financing has not occurred, and certain closing conditions have been satisfied or waived by Parent, Holdings and Merger Sub as of the date the closing was required by the Merger Agreement to have occurred, the Company has irrevocably confirmed by notice to Parent that all conditions of Parent have been satisfied (other than those conditions that by their nature are only capable of being satisfied at the closing) or that the Company is willing to waive any such unsatisfied conditions and the Merger is not consummated within two business days after the delivery of such notice and the Special Committee’s conclusion that the amount and circumstances for payment of such reverse termination fee were reasonable and customary for transactions of this size and nature;

•
the termination fee provisions under the Merger Agreement, pursuant to which the Company may be required to pay a termination fee of $7,620,455 and the circumstances under which the same would be payable were customary for transactions of this size and type, and the Special Committee’s belief that such termination fee, representing approximately 3.5% of the transaction value, was reasonable in the context of comparable transactions, particularly given the “go-shop” period and the lengthy and thorough bid process described in “The Merger-Background of the Merger”;

•
their belief that the December 11, 2014 end date under the Merger Agreement permitted sufficient time to consummate the Merger (as may be extended to February 11, 2014 upon written notice by the Company to Parent if additional time is needed to procure certain regulatory approvals); and

•
Reputation of Tiptree. The Special Committee considered the reputation and financial resources of Tiptree, of which Parent is a wholly-owned subsidiary, including that Tiptree is a public company with an experienced management team, a strong balance sheet and a history of completing acquisitions and other similar transactions.

•
Likelihood of Consummation. The Special Committee considered the likelihood that the Merger would be completed, in light of, among other things, the conditions to the Merger and the absence of a financing condition, the indication by Tiptree that no further due diligence would be necessary, the relative likelihood of obtaining any required regulatory approvals, Parent’s representation that it will have sufficient financial resources to pay the Merger Consideration and consummate the Merger, and the remedies available to us under the Merger Agreement in the event of various breaches by Parent.

•
Comparable Transaction. The Special Committee took into account the terms of other selected comparable merger and acquisition transactions and concluded that this transaction was on terms similar to such comparable transactions.

•
Fortegra’s Current Financial Condition. The Special Committee considered information with respect to our financial condition, results of operations, business, competitive position and business strategy, on both a historical and prospective basis, as well as current industry, economic and market conditions and trends.

•
Strategic Alternatives. The Special Committee considered the risks and uncertainties facing our stockholders which are associated with possible strategic alternatives to the Merger, including remaining independent.

•
Availability of Appraisal Rights. The Special Committee considered the availability under Delaware law for dissenting stockholders to petition the Delaware Chancery Court for an independent determination of the “fair value” of their shares of Common Stock as an alternative to accepting the Merger Consideration.

•
Fairness Opinion. The Special Committee considered the opinion, dated August 11, 2014, of Willis Capital Markets & Advisory to Fortegra’s Board of Directors as to the fairness, from a financial point of view and as of such date, of the $10.00 per share cash consideration to be received in the Merger by holders of Fortegra Common Stock (excluding members of the management of Fortegra who contribute equity to the financing of the Merger, if any), which opinion was based upon and subject to the assumptions, qualifications and limitations stated in its written opinion as more fully described below under the heading “-Opinion of Fortegra’s Financial Advisor.

In the course of reaching its determination, the Special Committee also considered a number of potentially negative factors including, among others, the following:

•
Effect of Failure to Enter into a Strategic Transaction. The Special Committee considered the likely negative effects on the Company if the strategic review process produced no sale or other transaction.

•
No Participation in Future Gains. The Special Committee took into account the fact that after the effective time of the Merger, Fortegra will no longer be an independent public company and all of its stockholders, including the Principal Stockholders, will forgo any future increase in Fortegra’s value that might result from its earnings or possible growth as an independent company.

•
Risks Associated with a Failure to Consummate the Merger. The Special Committee considered the risk that there can be no assurance that all conditions to the parties’ obligations to consummate the Merger will be satisfied and, as a result, there is the possibility that the Merger might not be completed. If the Merger is not completed, (i) we will have incurred significant risk and transaction and opportunity costs, including the possibility of disruption to our operations, diversion of management and employee attention, employee attrition and a potentially negative effect on our business and customer relationships, (ii) depending on the circumstances that caused the Merger not to be completed, it is likely that the price of our Common Stock could decline significantly and (iii) the market’s perception of our business and prospects could be adversely affected.

•
Regulatory Risk. The Special Committee considered the risks associated with the need to obtain certain regulatory approvals, including specifically the risks associated with compliance with the Hart-Scott-Rodino Act of 1976, as amended, and the filings with, and approval from, certain insurance regulatory bodies that have jurisdiction over such matters.

•
Financing Risk. The Special Committee considered the risk that, while the Merger Agreement is not by its terms subject to a financing condition, if Parent fails to obtain sufficient financing, the Merger may not be consummated and our remedies in such event, including payment to us of a reverse termination fee as described elsewhere in this information statement, may not be sufficient to compensate us for potential damages we may suffer or incur under such circumstances.

•
Restrictions on the Operation of our Business. The Special Committee considered the restrictions on the conduct of our business prior to the completion of the Merger, which could delay or prevent us from realizing certain business opportunities or taking certain actions with respect to our operations we would otherwise take absent the Merger.

•
Risks Associated with Announcement and Pendency of the Merger. The Special Committee considered the risk that the announcement and pendency of the Merger may cause substantial harm to relationships with our employees, vendors, customers and partners and may divert management and employee attention away from the day-to-day operation of our business.

•	Tax Treatment. The Special Committee considered the fact that an all-cash transaction would be taxable to our stockholders that are U.S. holders for U.S. federal income tax purposes.

•
Interests of Executive Officers and Non-Employee Directors. The Special Committee considered the fact that our executive officers and non-employee directors may have interests in the transaction that are different from, or in addition to, those of our stockholders. These interests are more fully described under “The Merger-Interests of Directors and Executive Officers in the Merger.”

•	Risk Factors. The Special Committee considered other risks and uncertainties as described below under “Special Note Regarding Forward-Looking Statements.”

The foregoing discussion is not intended to be an exhaustive list of the information and factors considered by the Special Committee in its consideration of the Merger, but is merely a summary of the material factors considered by the Special Committee in that regard. In view of the number and variety of factors and the amount of information considered, the Special Committee did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, the Special Committee did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and individual members of the Special Committee may have given different weights to different factors. Based on the totality of the information presented, the Special Committee collectively reached the decision to adopt, approve and authorize the execution and delivery of the Merger Agreement and the consummation of the Merger and other transactions contemplated thereby in light of the factors described above and other factors that the members of the Special Committee felt were appropriate.

Board of Directors

The Board of Directors, acting upon the unanimous recommendation of the Special Committee, at a meeting described above on August 11, 2014, unanimously:

•	determined that the Merger and Merger Agreement are fair to, and in the best interests of, Fortegra and its stockholders;

•	approved, adopted and declared advisable the Merger Agreement;

•	recommended that Fortegra’s stockholders approve and adopt the Merger Agreement; and

•	authorized the execution, delivery and performance of the Merger Agreement and the transactions contemplated by the Merger Agreement.

In reaching these determinations, the Board of Directors considered (i) a variety of business, financial and market factors; (ii) the process undertaken by the Company, including with the assistance of Willis Capital Markets & Advisory, the Company's financial advisor, to market the Company and negotiate with potential acquirers; (iii) the risks that the Company will have in effectuating its business strategy if it remains independent; (iv) current valuations and factors which affect valuations in the insurance services industry; (v) the financial presentation of Willis Capital Markets & Advisory, including the opinion of Willis Capital Markets & Advisory as to the fairness, from a financial point of view, to the holders of shares of Common Stock (excluding members of the management of Fortegra who contribute equity to the financing of the Merger, if any) of the Merger Consideration to be received by such holders in the Merger; (vi) each of the factors considered by the Special Committee in its unanimous recommendation, as described above; and (vii) the unanimous recommendation of the Special Committee.

The foregoing discussion is not intended to be an exhaustive list of the information and factors considered by the Board of Directors in its consideration of the Merger, but is merely a summary of the material factors considered by the Board of Directors in that regard. In view of the number and variety of factors and the amount of information considered, the Board of Directors did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, the Board of Directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and individual members of the Board of Directors may have given different weights to different factors. Based on the totality of the information presented, the Board of Directors collectively reached the decision to adopt, approve and authorize the execution and delivery of the Merger Agreement and the consummation of the Merger and other transactions contemplated thereby in light of the factors described above and other factors that the members of the Board of Directors felt were appropriate

The explanation of the Special Committee’s and the Board’s reasons for the Merger and other information presented in this section include certain statements that are forward-looking in nature and, therefore, should be read in light of the section titled “Special Note Regarding Forward-Looking Statements.”

OUR BOARD OF DIRECTORS UNANIMOUSLY DETERMINED THE MERGER AND THE MERGER AGREEMENT ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDED THAT OUR STOCKHOLDERS APPROVE AND ADOPT THE MERGER AGREEMENT.

Opinion of Fortegra’s Financial Advisor

Fortegra engaged Willis Capital Markets & Advisory to act as the Board of Directors’ financial advisor in connection with a possible sale transaction. At a meeting of Fortegra’s Board of Directors held on August 11, 2014 to evaluate the Merger, Willis Capital Markets & Advisory rendered its oral opinion, confirmed by a written opinion dated August 11, 2014, to Fortegra’s Board of Directors to the effect that, as of that date and based upon and subject to the assumptions, qualifications and limitations stated in the written opinion, the $10.00 per share cash consideration to be received in the Merger by holders of Fortegra Common Stock was fair, from a financial point of view, to such holders, excluding members of the management of Fortegra who contribute equity to the financing of the Merger, if any. The full text of Willis Capital Markets & Advisory’s written opinion, which sets forth, among other things, the assumptions made, factors considered and qualifications and limitations upon the review undertaken by Willis Capital Markets & Advisory in rendering its opinion, is attached as Annex C and is incorporated by reference in its entirety into this information statement. This summary is qualified in its entirety by reference to the full text of such opinion. Willis Capital Markets & Advisory’s opinion was provided for the information of Fortegra’s Board of Directors (in its capacity as such) in its evaluation of the Merger Consideration from a financial point of view and did not address any other aspect of the Merger. Willis Capital Markets & Advisory expressed no view as to, and its opinion did not address, the relative merits of the Merger as compared to alternative business or financial strategies that might be available to Fortegra, the effect of any other transaction in which Fortegra might engage or Fortegra’s underlying business decision to engage in the Merger. The opinion does not constitute a recommendation to any holder of Fortegra’s Common Stock as to how such holder should act or vote in connection with the Merger or otherwise.

The terms of the proposed Merger were determined through negotiations between Tiptree and Fortegra and the decision by Fortegra to enter into the Merger was solely that of Fortegra’s Board of Directors. Willis Capital Markets & Advisory’s opinion was only one of the many factors considered by the Board of Directors in its evaluation of the proposed Merger and should not be viewed as determinative of the views of Fortegra’s Board of Directors or management with respect to the Merger or the consideration payable in the Merger. Willis Capital Markets & Advisory did not recommend any specific form or amount of consideration to Fortegra or that any specific form or amount of consideration constituted the only appropriate consideration for the Merger.

In connection with rendering its opinion, Willis Capital Markets & Advisory reviewed, among other things:

•	the Merger Agreement;

•
certain publicly available financial statements and other information of Fortegra, including Fortegra’s annual reports to shareholders and annual reports on Form 10-K for the fiscal years ended December 31,

2012 and 2013, the quarterly report on Form 10-Q for the period ended March 31, 2014 and a draft quarterly report on Form 10-Q for the period ended June 30, 2014;

•
certain non-public financial and operating information relating to Fortegra furnished to Willis Capital Markets & Advisory by the management of Fortegra, including certain internal analyses and financial projections relating to Fortegra that were prepared by the management of Fortegra;

•	the stock price trading history of Fortegra’s Common Stock;

•
a comparison of certain financial and stock market information of Fortegra with similar information, to the extent available, for certain other companies that Willis Capital Markets & Advisory deemed relevant whose equity securities are publicly traded;

•	a comparison of the financial terms of the Merger to the financial terms, to the extent publicly available, of certain transactions that Willis Capital Markets & Advisory deemed relevant; and

•	the results of Fortegra’s efforts, with Willis Capital Markets & Advisory’s assistance, to solicit indications of interest from third parties with respect to a possible acquisition of Fortegra.

In addition, Willis Capital Markets & Advisory had discussions regarding certain aspects of the Merger, as well as the business, past and current operations, financial projections, current financial condition and prospects of Fortegra, with certain members of Fortegra’s senior management and other representatives and advisors of Fortegra and performed such analyses and examinations and considered such other factors that Willis Capital Markets & Advisory deemed appropriate. In rendering its opinion, Willis Capital Markets & Advisory assumed and relied upon, without independent verification, the accuracy and completeness of all financial and other information publicly available or provided to or otherwise reviewed by or discussed with Willis Capital Markets & Advisory and further relied upon the assurances of Fortegra’s management that it was not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of Fortegra made available to it and utilized in its financial analyses, Willis Capital Markets & Advisory assumed, upon the advice of Fortegra, that such projections were reasonably prepared by Fortegra on bases reflecting the best currently available estimates and good faith judgments of the management of Fortegra regarding the future operating and financial performance of Fortegra. Willis Capital Markets & Advisory expressed no view as to the reasonableness of any such financial projections or the assumptions on which they were based.

In arriving at its opinion, Willis Capital Markets & Advisory also assumed, upon Fortegra’s advice, that the Merger would be consummated in accordance with the terms of the Merger Agreement, without any waiver, modification or amendment of any terms, condition or agreement that would be material to its analysis, that the representations and warranties of each party contained in the Merger Agreement would be true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger would be satisfied without waiver or modification. Willis Capital Markets & Advisory further assumed, upon Fortegra’s advice, that all governmental, regulatory or other consents, approvals or releases necessary in connection with the consummation of the Merger would be obtained without any delay, limitation, restriction or condition that would be material to its analysis.

Willis Capital Markets & Advisory is not an actuary and its services did not include any actuarial determination or evaluation or any attempt to evaluate actuarial assumptions, allowances for losses or premium rates for liability insurance and, accordingly, Willis Capital Markets & Advisory made no analysis of, and expressed no opinion as to, the adequacy of Fortegra’s reserves for losses and loss adjustment expenses, such premiums or other matters. Willis Capital Markets & Advisory did not conduct a physical inspection of the properties or assets of Fortegra and did not prepare, obtain or review any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets or liabilities), of Fortegra or Tiptree or any of their respective subsidiaries, nor was Willis Capital Markets & Advisory furnished with any such appraisals, nor did

Willis Capital Markets & Advisory evaluate the solvency or fair value of Fortegra or any of its subsidiaries under any state or federal laws relating to bankruptcy, insolvency or similar matters.

Willis Capital Markets & Advisory’s opinion did not address any terms (other than the per share Merger Consideration to the extent expressly specified in its opinion) or other aspects or implications of the Merger, including, without limitation, the form or structure of the Merger or any other agreement, arrangement or understanding to be entered into in connection with or contemplated by the Merger or otherwise. Willis Capital Markets & Advisory expressed no view as to, and its opinion did not address, the fairness, financial or otherwise, of the amount or nature or any other aspect of any compensation to any officers, directors, or employees of any party to the Merger, or any class of such persons, relative to the per share Merger Consideration or otherwise. Willis Capital Markets & Advisory also expressed no view or opinion as to the prices at which Fortegra’s Common Stock would trade at any time.

Willis Capital Markets & Advisory’s opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to Willis Capital Markets & Advisory as of, the date of its opinion. Subsequent developments may affect its opinion, and Willis Capital Markets & Advisory does not have any obligation to update, revise or reaffirm its opinion or advise any person of any change in any fact or matter affecting its opinion of which Willis Capital Markets & Advisory became aware after the date of its opinion. Willis Capital Markets & Advisory is not a legal, regulatory, accounting or tax expert and relied on, and assumed the accuracy and completeness of assessments, by Fortegra and its advisors with respect to legal, regulatory, accounting and tax matters.

In connection with rendering its opinion to the Board of Directors, Willis Capital Markets & Advisory performed a variety of financial and comparative analyses which are summarized below. The following summary is not a complete description of all analyses performed and factors considered by Willis Capital Markets & Advisory in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected companies and selected transactions analyses summarized below, no company or transaction used as a comparison was identical to Fortegra or the Merger. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

Willis Capital Markets & Advisory believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Willis Capital Markets & Advisory’s analyses and opinion. The order of analyses described does not represent the relative importance or weight given to those analyses by Fortegra’s Board of Directors or Willis Capital Markets & Advisory. Willis Capital Markets & Advisory employed several analytical methodologies and no one method of analysis should be regarded as critical to its overall conclusions. Each analytical technique has inherent strengths and weaknesses, and the nature of available information may further affect the value of particular techniques. Willis Capital Markets & Advisory did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole.

The estimates of the future performance of Fortegra in or underlying Willis Capital Markets & Advisory’s analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, Willis Capital Markets & Advisory considered industry performance, general business and economic conditions and other matters, many of which were beyond the control of Fortegra. Estimates of the financial value of companies do not purport to be appraisals or necessarily reflect the prices at which companies or securities actually may be sold or acquired.

The following is a brief summary of the material financial analyses performed by Willis Capital Markets & Advisory and reviewed with the Board of Directors on August 11, 2014. The financial analyses summarized below include information presented in tabular format. In order to fully understand Willis Capital Markets & Advisory’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Willis Capital Markets & Advisory’s financial analyses and opinion.

Summary of Proposal. Willis Capital Markets & Advisory reviewed the financial terms of the proposed transaction. Based on the Merger Consideration of $10.00 per share in cash, Willis Capital Markets & Advisory calculated the following transaction multiples and premia:

Merger Consideration of $10.00
Implied Multiples:
Price / 6/30/14 Book Value Per Share	1.18x
Price / 2015 Management Estimated Earnings Per Share	10.2x
Price / 2015 Consensus Estimated Earnings Per Share (a)	12.7x

Implied Premium to:
Closing Price - 8/11/14	42%
Three-month Average Closing Price	38.6%

(a) Source: FactSet consensus estimates.

Selected Public Companies Analysis. Willis Capital Markets & Advisory reviewed selected financial and stock market information of Fortegra and the following 10 selected publicly traded insurance carriers:

•Assurant, Inc.
•CNO Financial Group, Inc.
•FBL Financial Group, Inc.
•Genworth Financial, Inc.
•Kansas City Life Insurance Company
•Primerica, Inc.
•StanCorp Financial Group, Inc.
•Symetra Financial Corporation
•Torchmark Corporation
•Unum Group

Willis Capital Markets & Advisory reviewed, among other things, equity market values, based on closing stock prices of the selected companies on August 11, 2014, as a multiple of book value per share as of August 11, 2014 and calendar year 2015 estimated operating earnings per share, referred to as EPS, in each case excluding the impact of accumulated other comprehensive income or loss. The results of this analysis are summarized below:

Implied Multiples for Selected Public Companies
	Low	Median	High
Per Share Equity Value as a Multiple of:
Book Value Per Share	0.42x	1.05x	2.26x
2015 Estimated Earnings Per Share	8.3x	11.3x	12.6x

Willis Capital Markets & Advisory then applied selected ranges of book value per share multiples of 1.00x to 1.20x and EPS multiples of 8.0x to 10.0x derived from the selected companies to corresponding data of Fortegra. Financial data of the selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information. Financial data of Fortegra were based on Fortegra’s public filings, publicly available research analysts’ estimates and internal estimates of Fortegra’s management. This analysis indicated the following approximate implied per share equity value reference ranges for Fortegra, as compared to the per share Merger Consideration:

Implied Per Share Equity Value Reference Ranges for Fortegra Based on			Per Share Merger Consideration
Book Value Per Share	Management Estimated 2015 EPS	Consensus Estimated 2015 EPS
$8.45 - $10.14	$7.85 - $9.82	$6.30 - $7.88	$10.00

Discounted Cash Flow Analysis. Willis Capital Markets & Advisory performed a discounted cash flow analysis of Fortegra to calculate the estimated present value of the consolidated free cash flows that Fortegra was forecasted to generate during Fortegra’s fiscal years ending December 31, 2014 through 2018 based on internal estimates of Fortegra’s management. Willis Capital Markets & Advisory calculated terminal values for Fortegra by applying terminal value multiples of 1.00x to 1.20x to Fortegra’s 2018 estimated consolidated total shareholders’ equity (after giving effect to estimated dividends) and terminal value multiples of 8.0x to 10.0x to Fortegra’s 2018 estimated net income. The present values of the consolidated free cash flows and terminal values were then calculated using discount rates ranging from 11.0% to 13.0%. This analysis indicated the following approximate implied per share equity value reference ranges for Fortegra, as compared to the per share Merger Consideration:

Implied Per Share Equity Value Reference Range for Fortegra - Equity	Implied Per Share Equity Value Reference Range for Fortegra - Earnings	Per Share Merger Consideration

$7.82 - $9.43	$9.13 - $11.46	$10.00

Selected Precedent Transactions Analysis. Willis Capital Markets & Advisory reviewed publicly available financial information for the following 17 selected transactions announced between January 1, 2007 and August 11, 2014 involving insurance companies:

Announcement Date	Acquiror	Target
7/17/13	Resolution Group	Lincoln Benefit Life Company
6/2/13	Fairfax Financial Holdings Limited	American Safety Insurance Holdings
8/1/12	Torchmark Corporation	Family Heritage Life Insurance Company
9/7/11	ACE Limited	Penn Millers Holding Corp.
5/24/11	Doctors Company	FPIC Insurance Group, Inc.
11/30/10	United Fire & Casualty Company	Mercer Insurance Group, Inc.
10/28/10	Fairfax Financial Holdings Limited	First Mercury Financial Corporation
10/22/10	Athene Holding Ltd.	Liberty Life Insurance Company
9/1/10	ProAssurance Corporation	American Physicians Capital, Inc.
7/15/10	ProSight Specialty Insurance Holdings, Inc.	NYMAGIC, INC.
7/8/10	Doctors Company	American Physicians Capital, Inc.
4/26/10	National Interstate Corporation	Vanliner Insurance Company
12/30/09	PacificSource Health Plans	Clear One Health Plans, Inc.
1/15/08	Americo Life, Inc.	Financial Industries Corporation
10/15/07	Doctors Company	SCPIE Holdings
9/9/07	Humana Inc.	KMG America Corporation
5/17/07	American Financial Group Inc.	Great American Financial Resources, Inc.

Willis Capital Markets & Advisory reviewed, among other things, purchase prices paid in the selected transactions as a multiple of book value per share as of the most recent completed quarter prior to announcement of the relevant transaction, the last twelve months EPS prior to the announcement of the relevant transaction (or the prior full year EPS in the event that the last twelve months EPS was unavailable) and estimated next twelve months EPS (or the full year EPS for the year in which the transaction was announced in the event that the next twelve months EPS was unavailable). The results of this analysis are summarized below:

Implied Multiples for Selected Precedent Transactions
	Low	Median	High
Per Share Equity Value as a Multiple of:
Book Value Per Share	0.79x	1.06x	1.72x
Last Twelve Months Earnings Per Share	4.3x	13.9x	20.7x
Next Twelve Months Earnings Per Share	13.3x	14.8x	15.5x

Willis Capital Markets & Advisory then applied selected ranges of tangible book value per share multiples of 1.05x to 1.25x, estimated 2014 EPS multiples of 11.0x to 13.0x and estimated 2015 EPS multiples of 10.0x to 12.0x derived from the selected transactions to Fortegra’s book value per share as of June 30, 2014, the 2014 and 2015 EPS of Fortegra estimated by Fortegra’s management and the estimated 2015 EPS of Fortegra based on publicly available research analysts’ consensus estimates. Financial data of the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. Financial data of Fortegra were based on Fortegra’s public filings, publicly available research analysts’ estimates and internal estimates of Fortegra’s management. This analysis indicated the following approximate implied per share equity value reference ranges for Fortegra, as compared to the per share Merger Consideration:

Implied Per Share Equity Value Reference Ranges for Fortegra Based on				Per Share Merger Consideration
Book Value Per Share	Management Estimated 2014 EPS	Management Estimated 2015 EPS	Consensus Estimated 2015 EPS
$8.87 - $10.56	$7.81 - $9.23	$9.82 - $11.78	$7.88 - $9.45	$10.00
In considering the selected public companies and selected precedent transactions, Willis Capital Markets & Advisory concluded that there are no publicly traded companies, or transactions involving companies, directly comparable to Fortegra.

Miscellaneous

Willis Capital Markets & Advisory is acting as exclusive financial advisor to the Board of Directors in connection with the Merger, for which Fortegra has agreed to pay Willis Capital Markets & Advisory an aggregate fee currently estimated to be approximately $2.2 million, a portion of which was payable in connection with the delivery of its opinion and a substantial portion of which is contingent upon consummation of the Merger. Fortegra also has agreed to reimburse Willis Capital Markets & Advisory’s expenses and to indemnify Willis Capital Markets & Advisory against certain liabilities arising out of Willis Capital Markets & Advisory’s engagement. In addition, certain affiliates of Willis Capital Markets & Advisory have business relationships with Fortegra and Tiptree and their respective affiliates and provided insurance brokerage services to Fortegra and Tiptree and their respective affiliates during the past two years, for which such affiliates received customary commissions.

Summary of Fortegra’s Projections

Fortegra does not as a matter of course publicly disclose long-term forecasts or internal projections as to future performance, revenues, earnings, financial condition or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with the Board of Directors’ exploration of strategic alternatives, Company management prepared unaudited prospective financial information on a stand-alone, pre-merger basis in good faith and on a reasonable basis based on the best information available to our management at the time of their preparation. Fortegra is electing to provide the unaudited prospective financial information in this information statement to provide the stockholders of Fortegra access to certain non-public unaudited prospective financial information that was made available to Parent and to the Company’s financial advisor in connection with the Merger. The unaudited prospective financial information was not prepared with a view toward public disclosure and the inclusion of this information should not be regarded as an indication that Fortegra or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results. Neither Fortegra nor any of its affiliates assumes any responsibility for the accuracy of this information. Readers of this information statement are cautioned not to place undue reliance on the unaudited prospective financial information. No one has made or makes any representation to any stockholder of Fortegra regarding the information included in the unaudited prospective financial information or the ultimate performance of Fortegra compared to the information included in the unaudited prospective financial information.

The unaudited prospective financial information was not prepared with a view toward complying with Generally Accepted Accounting Principles (“GAAP”), the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants with respect to the preparation or presentation of prospective financial information.

Certain of the unaudited prospective financial information present financial metrics that were not prepared in accordance with GAAP. These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. Fortegra has not prepared, and neither the Board of Directors nor the Company’s financial advisor has considered, a reconciliation of these non-GAAP financial measures to applicable GAAP financial measures.

There can be no assurance that the assumptions made in preparing such information will prove accurate or that the projected results reflected therein will be realized. Neither Fortegra’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability; they assume no responsibility for, and disclaim any association with, the unaudited prospective financial information. Furthermore, the unaudited prospective financial information does not take into account any circumstance or event occurring after the date it was prepared or which may occur in the future, and, in particular, does not take into account any revised prospects of Fortegra’s business, changes in general business, regulatory or economic conditions, competition or any other transaction or event that has occurred since the date on which such information was prepared or which may occur in the future.

While presented with numeric specificity, the unaudited prospective financial information reflects numerous estimates and assumptions made by Company management with respect to industry performance and competition, general business, economic, market and financial conditions and matters specific to Fortegra’s business, all of which are difficult to predict and many of which are beyond Fortegra’s control. As a result, the unaudited prospective financial information reflects numerous assumptions and estimates as to future events and there can be no assurance that these assumptions will accurately reflect future conditions, that the unaudited prospective financial information will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year.

The following tables present summaries of the material unaudited prospective financial projections by management of Fortegra’s stand-alone financial performance and financial position, respectively, for the fiscal years 2014 through 2018. These financial projections were provided to and used by Willis Capital Markets & Advisory in performing certain analyses described in the section titled “The Merger-Opinion of Fortegra’s Financial Advisor.” These financial projections were also provided to Parent and the Special Committee. These financial projections were also provided to the Lenders who provided Parent with the Debt Commitment Letter, except that the projections provided to the Lenders also included an additional adjustment attributable to approximately $2.0 million of stand-alone public company expense reductions that the Company would no longer expect to incur as a subsidiary of Tiptree. The Special Committee considered the unaudited prospective financial information in reaching its determinations and recommendations regarding the proposal from Parent.

($ in thousands)	2014E	2015E	2016E	2017E	2018E

Total revenue	$392,692	$428,124	$458,521	$490,607	$525,479

Net losses & loss adjustment expenses	50,260	53,980	57,692	61,409	65,375
Member benefit claims	52,278	59,596	65,248	71,450	78,256
Commissions	173,903	188,856	202,019	215,611	230,190
Operating expenses	76,628	80,979	84,891	88,622	92,562
Depreciation and amortization	10,690	10,287	10,286	9,986	9,986
Interest expenses	3,940	4,240	4,230	4,230	4,230
Operating income	$24,994	$30,187	$34,156	$39,300	$44,880

Income taxes	8,748	10,565	11,955	13,755	15,708
Net income before non-controlling interests	$16,246	$19,621	$22,201	$25,545	$29,172
Less: income attributable to non-controlling interests	(2,278)	(100)	(100)	(100)	(100)
Net income	$13,968	$19,521	$22,101	$25,445	$29,072

EBITDA (1)	$39,624	$44,713	$48,672	$53,516	$59,096
EBITDA Adjustment	832	832	832	832	832
Adjusted EBITDA (2)	$40,456	$45,545	$49,504	$54,348	$59,928
(1) - EBITDA, a non-GAAP financial measure, represents our net income before non-controlling interests plus interest, taxes, depreciation, and amortization.
(2) - Adjusted EBITDA, a non-GAAP financial measure, represents EBITDA plus non-cash stock-based compensation expense.
Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP.

($ in thousands)	2014E	2015E	2016E	2017E	2018E

ASSETS
Investments, cash, cash equivalents, restricted cash	$202,193	$228,229	$264,046	$303,311	$346,201
Receivables	300,706	319,506	334,306	349,106	363,906
Deferred acquisition costs	80,042	83,642	86,642	89,642	92,642
Property and equipment	11,281	8,712	8,212	8,512	8,812
Goodwill and other intangible assets	117,388	122,229	115,944	109,658	103,372
Other assets	7,582	7,582	7,582	7,582	7,582
Total assets	$719,192	$769,900	$816,732	$867,811	$922,515

LIABILITIES AND STOCKHOLDERS' EQUITY
Policy and claim liabilities	36,732	38,732	40,732	42,732	44,732
Unearned premiums	264,380	276,380	284,380	292,380	300,380
Policyholder account balances	23,086	22,686	22,286	21,886	21,486
Accrued expenses, payables and other liabilities	59,741	63,741	63,743	71,742	75,742
Deferred revenue	82,427	87,427	92,427	97,427	102,427
Debt	48,273	62,273	68,273	74,273	80,273
Income taxes current and deferred	22,760	23,263	23,187	23,387	23,584
Total liabilities	$537,399	$574,502	$595,028	$623,827	$648,624

Total stockholders' equity	181,793	195,398	217,704	243,984	273,891

Total liabilities and stockholders' equity	$719,192	$769,900	$812,732	$867,811	$922,515
The unaudited prospective financial information includes forward-looking statements and is based on estimates and assumptions that are inherently subject to factors such as industry performance, competition, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operations of Fortegra, including the factors described under “Special Note Regarding Forward-Looking Statements” and other risk factors as disclosed in Fortegra’s filings with the SEC that could cause actual results to differ materially from those shown above. Fortegra’s most recent annual and quarterly reports on Forms 10-K and 10-Q are attached to this information statement as Annex E, Annex F and Annex G. Stockholders are urged to review Fortegra’s most recent SEC filings for a description of risk factors with respect to Fortegra’s business. See “Special Note Regarding Forward-Looking Statements,” “Additional Information” and “Where You Can Find More Information” elsewhere in this information statement. The unaudited prospective financial information does not take into account any of the transactions contemplated by the Merger Agreement, including the Merger, which might cause actual results to differ materially.

For the foregoing reasons, as well as the bases and assumptions on which the unaudited prospective financial information was compiled, the inclusion of Fortegra’s unaudited prospective financial information in this information statement should not be regarded as an indication that such information will be predictive of future results or events nor construed as financial guidance, and it should not be relied on as such or for any other purpose whatsoever.
FORTEGRA HAS NOT UPDATED AND DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION SET FORTH ABOVE, INCLUDING, WITHOUT LIMITATION, TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE SUCH INFORMATION WAS PREPARED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, INCLUDING, WITHOUT LIMITATION, CHANGES IN GENERAL ECONOMIC, REGULATORY OR INDUSTRY CONDITIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE.

Financing of the Merger

We estimate that the total amount of funds necessary for Parent to complete the Merger and the related transactions, including the payment of related fees and expenses, will be approximately $218 million, including the funds needed to:

•
Pay our stockholders the amounts that are due or may become due to them under the Merger Agreement, including amounts that may be payable by reason of the exercise and perfection of appraisal rights; and

•	Pay fees and expenses related to the Merger.

We expect this amount to be funded through a combination of the following:

•	debt financing to be provided or arranged by the Lenders (as defined below); and

•	cash on hand of Parent.

In addition certain outstanding preferred securities of Fortegra will remain outstanding following the Merger.

Parent has obtained the debt financing commitments as described below. The funding under those commitments is subject to conditions, including conditions that do not relate directly to the Merger Agreement. Parent has represented to us that (assuming the satisfaction of certain closing conditions and the accuracy of the Company’s representations and warranties set forth in the Merger Agreement) the debt financing (described below), when funded in accordance with the debt commitment letter, together with cash on hand of Parent, will provide Parent, Holdings and Merger Sub with cash proceeds on the closing date of the Merger (after netting out applicable fees, expenses, original issue discount and similar premiums and charges) sufficient for the satisfaction of Parent’s, Holdings’ and Merger Sub’s obligations to pay the aggregate Merger Consideration, certain applicable fees and expenses, and all other amounts required to be paid by Parent, Holdings or Merger Sub on the closing date to consummate the transactions contemplated by the Merger Agreement. Although obtaining the debt financing is not a condition to the completion of the Merger, the failure of Parent, Holdings and Merger Sub to obtain sufficient financing would likely result in the failure of the Merger to be completed. In that case, Parent may be obligated to pay the Company a reverse termination fee as described under “The Merger Agreement-Termination Fees and Expenses.”

Debt Financing

Parent and/or Holdings will fund the acquisition with approximately $99 million of cash on hand, and the remainder of the Merger Consideration will be funded through the debt financing at the Fortegra level to be provided pursuant to the commitments obtained by Parent, Holdings and Merger Sub for the transaction, as contemplated by the Merger Agreement. A syndicate of lenders led by Wells Fargo Bank, National Association (collectively, the “Lenders”) has committed to provide a $90 million secured revolving credit facility (approximately $70 million of which is expected to be drawn at closing) and a $50 million secured term loan (all of which is expected to be drawn at closing), on the terms and subject to the conditions set forth in a debt commitment letter (the “Debt Commitment Letter”).

The obligation of the Lenders to provide debt financing under the Debt Commitment Letter is subject to a number of conditions, including without limitation, the following:

•	a condition that, since December 31, 2013, there shall not have occurred any Material Adverse Effect (as defined in the Merger Agreement) with respect to Fortegra;

•	execution and delivery of definitive documentation with respect to the credit facilities consistent with the Debt Commitment Letter;

•	the accuracy of certain specified representations and warranties in the loan documents and the Merger Agreement;

•	Fortegra’s pro forma total leverage ratio not exceeding a specified level for the most recently ended period of four fiscal quarters ending prior to the Closing;

•
consummation of the Merger in accordance with the Merger Agreement (without giving effect to any amendment to the Merger Agreement or any waiver thereof that is materially adverse to the Lenders without the consent of the lead arranger under the Debt Commitment Letter), substantially concurrently with the initial borrowing under the senior debt facilities;

•	delivery of certain customary closing documents (including, among others, a solvency certificate), specified items of collateral and certain Fortegra financial statements; and

•	payment of applicable fees and expenses.

The final termination date for the Debt Commitment Letter (unless extended in the discretion of the commitment parties thereunder) is December 11, 2014 (or, if additional time is required to procure certain regulatory approvals, February 11, 2015) (or such earlier date which is the earlier of (i) the date on which the Merger Agreement is validly terminated in accordance with its terms and (ii) the date of the consummation of the Merger and payment of the consideration therefor (but not, for the avoidance of doubt, prior to the consummation thereof)).

Pursuant to the Merger Agreement, Parent has agreed to use its best efforts to take all actions and to do all things necessary, proper or advisable to consummate the debt financing contemplated by the Debt Commitment Letter on the terms set forth therein as of the closing date of the Merger Agreement. In particular, Parent has agreed to reduce the aggregate amount of indebtedness to be incurred to fund the payment of the Merger Consideration by an amount sufficient such that Fortegra’s pro forma total leverage ratio does not exceed a specified level for the most recently ended period of four fiscal quarters ending prior to the Merger, including by making up any shortfall through the use of cash on hand by Parent in an amount necessary to enable the payment of the aggregate Merger Consideration. See “Obligations Relating to Financing” for obligations of the parties pursuant to the Merger Agreement relating to the debt financing.

Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders

The following summary addresses material United States federal income tax consequences of the Merger to U.S. holders (as defined below) whose shares of our Common Stock are converted into the right to receive the

Merger Consideration in the Merger. The discussion is for general information purposes only and does not purport to consider all aspects of United States federal income taxation that might be relevant to our stockholders. The discussion is based on current law, which is subject to change possibly with retroactive effect. The discussion applies only to stockholders who hold shares of our Common Stock as capital assets. It does not address the tax consequences that may be relevant to a particular stockholder subject to special treatment under certain federal income tax laws, such as dealers in securities, banks, insurance companies, financial institutions, tax-exempt organizations, S corporations or other pass-through entities, mutual funds, traders in securities who elect the mark-to-market method of accounting, stockholders subject to the alternative minimum tax, U.S. expatriates, stockholders who have a functional currency other than the U.S. dollar or stockholders who hold common stock as part of a hedge, straddle, constructive sale or conversion transaction, and stockholders who acquired shares of Common Stock pursuant to the exercise of options or otherwise as compensation or through a tax-qualified retirement plan.

For purposes of this summary, a “U.S. holder” is a holder of our Common Stock who is, for United States federal income tax purposes:

•	An individual who is a citizen or resident of the United States;

•	A corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any political subdivision thereof;

•	An estate whose income is subject to United States federal income tax regardless of its source; or

•
A trust (a) if a U.S. court is able to exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust or (b) if the trust has a valid election in place to be treated as a U.S. person.

This discussion does not discuss the tax consequences to any stockholder who, for United States federal income tax purposes, is not a U.S. holder. It also does not address any aspect of state, local or non-U.S. tax laws.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) holds our Common Stock, the United States federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships that are holders of our Common Stock, and partners in such partnerships, are urged to consult their own tax advisors regarding the consequences to them of the Merger.

The receipt of the Merger Consideration for shares of our Common Stock in the Merger will be a taxable sale of those shares for United States federal income tax purposes. In general, a U.S. Holder who surrenders shares of our Common Stock for cash in the Merger will recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between the Merger Consideration and the stockholder’s adjusted tax basis in the shares of our Common Stock surrendered. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered in the Merger. Such gain or loss will be a long-term capital gain or loss provided that a stockholder’s holding period for such shares is more than one year at the time of the completion of the Merger. Under current law, long-term capital gains of individuals are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses. In addition, the new Medicare tax of 3.8% is imposed on “net investment income,” which includes capital gains income from passive investments, of taxpayers with adjusted gross income in excess of $200,000 ($250,000 for married individuals filing joint tax returns).

Backup withholding of tax will apply to all cash payments to which a non-corporate stockholder or other payee is entitled pursuant to the Merger Agreement, unless such stockholder or other payee provides a taxpayer identification number (Social Security number, in the case of individuals, or employer identification number, in the case of other stockholders), certifies that such number is correct, and otherwise complies with the backup withholding tax rules. Each of our stockholders and, if applicable, each other payee, should complete and sign the

Substitute Form W-9 which will be included as part of the letter of transmittal and return it to the paying agent, in order to provide the information and certification necessary to avoid backup withholding tax, unless an exemption applies and is established in a manner satisfactory to the paying agent.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

Stockholders considering the exercise of their appraisal rights should consult their own tax advisors concerning the application of U.S. federal income tax laws to their particular situations as well as any consequences of the exercise of such rights arising under the laws of any other taxing jurisdiction.

The United States federal income tax consequences set forth above are for general information purposes only and are not intended to constitute a complete description of all tax consequences relating to the Merger. Because individual circumstances may differ, each stockholder should consult the stockholder’s tax advisor regarding the applicability of the rules discussed above to the stockholder and the particular tax effects to the stockholder of the Merger, including the application of state, local and non-U.S. tax laws.

Interests of Directors and Executive Officers in the Merger

Members of our Board of Directors and our executive officers have various interests in the Merger described in this section that may be different from, or in addition to, the interests of Fortegra and our stockholders generally.

Please see “Security Ownership of Certain Beneficial Owners and Management” for details regarding the beneficial ownership by our Board of Directors and named executive officers of securities of the Company.

Please see “The Merger Agreement-Treatment of Stock Options and Restricted Stock” for a discussion of the treatment of outstanding unvested stock options and restricted stock held by executive officers and directors at the closing of the Merger.

Potential Severance Payable to Executive Officers
Fortegra has previously entered into employment agreements with each of Mr. Kahlbaugh, our Chairman, President and Chief Executive Officer; Walter P. Mascherin, our Executive Vice President and Chief Financial Officer; W. Dale Bullard, our Executive Vice President of Motor Clubs; and Joseph R. McCaw, II, our Executive Vice President and President of Payment Protection. Each agreement provides for a rolling three-year term of employment, with each agreement automatically renewing for an additional year upon every anniversary of the date of the agreement, unless either party gives at least 90 days’ notice prior to the next anniversary of the date of the agreement that no extension is desired. If notice is given, the agreement will terminate three years from the anniversary of the date of the agreement that next follows such notice.
Each of Messrs. Kahlbaugh, Mascherin, Bullard, and McCaw is entitled to certain termination payments and benefits pursuant to their respective employment agreements. If any named executive officer's employment is terminated without cause or by the executive for good reason, the executive is entitled to receive: (i) provided he does not violate the non-compete and non-solicitation clauses in his employment agreement, severance pay equal to his monthly base salary at the time of termination for 12 months from the date of termination (or in the case of Mr. Bullard, 18 months from the date of termination); (ii) a pro-rated annual bonus based on the executive's date of termination, for the current fiscal year and unpaid base salary and any unpaid annual bonus for the prior fiscal year; (iii) paid vacation accrued up until the date of termination; and (iv) continued coverage by the same medical, dental and life insurance coverages as in effect immediately prior to the termination of his employment and continuing until his severance pay expires or he commences new employment and becomes eligible for comparable benefits. In addition, each of Messrs. Kahlbaugh and Bullard will be entitled to receive his deferred compensation from the prior year, if any.

Under each named executive officer's employment agreement, “cause” generally means that we have determined that any or more than one of the following has occurred, the executive: (i) has been convicted of or has pleaded guilty or nolo contendere to any felony or any crime involving moral turpitude or misrepresentation; (ii) failed to carry out any reasonable and lawful instructions and this failure or refusal continued for a period of ten days following written notice; (iii) violated any of the various non-compete clauses in his employment agreement; (iv) committed fraud, embezzlement, misappropriation of our funds, misrepresentation, breached his fiduciary duty or engaged in any other material act of dishonesty against us; or (v) engaged in any gross or willful misconduct resulting in a substantial loss to us or substantial damage to our reputation.

Under each executive's employment agreement, “good reason” generally means (i) assignment to the executive of any duties inconsistent in any substantial respect with his position, authority or responsibilities as contemplated in his employment agreement, or any duties which are illegal or unethical, subject to a 30-day cure period after notice has been given; (ii) any material failure to pay the compensation or benefits set out in his employment agreement; or (iii) relocation of the executive's primary place of employment to a location not within a 50-mile radius of Jacksonville, Florida.

Upon a change of control and termination without cause or with good reason within 12 months of the change of control, each of Messrs. Kahlbaugh and Bullard is entitled to a lump sum payment of the account balance of his deferred compensation trust account. These payments are conditioned upon each of Messrs. Kahlbaugh and Bullard rendering reasonable business consulting and advisory services as our Board of Directors may require. The restricted stock and the options we issued to our named executive officers under our Omnibus Plan will immediately vest in full if the executive is terminated without cause or he terminates his employment for good reason within the one-year period following a change of control.

The following table shows the aggregate dollar value of the various elements of compensation that each of our named executive officers could receive in connection with the Merger from the Company and Parent, as required by Item 402(t) of Regulation S-K, assuming that (i) the consummation of the Merger occurred on August 11, 2014 and (ii) each named executive officer’s employment was terminated on the date of consummation of the Merger without “cause” or by the named executive officer for “good reason:”

Name	Severance Amount ($)	Deferred Compensation Account ($)(1)(2)	Paid Vacation ($)	Benefit Continuation ($)	Total ($)
Richard S. Kahlbaugh	500,000	61,448	40,677	4,636	606,761
Walter P. Mascherin	315,000	0	17,653	5,034	337,689
W. Dale Bullard	416,250	319,051	25,025	8,295	768,621
Joseph R. McCaw, II	290,000	0	21,869	3,265	315,134

(1) The amounts reported in the Deferred Compensation Account column reflect a lump sum payment of the balance of such executive’s deferred compensation trust account, the value of which is calculated as of July 31, 2014.
(2) The amounts reported in this column for termination upon a change of control are only applicable if, after a change in control, such executive is terminated without cause or by the executive for good reason. If such executive is terminated for any other reason, his deferred compensation account is paid out at his normal retirement rate.

Stock Options and Restricted Stock to be Cashed Out in the Merger

Pursuant to the Merger Agreement, at the effective time of the Merger, each Fortegra stock option outstanding immediately prior to the Merger, whether or not then vested and exercisable, will be cancelled and converted into the right to receive, for each share of Common Stock subject to such stock option, an amount in cash, without interest, equal to the excess, if any, of the Merger Consideration over the per share exercise price of such option. All stock options with an exercise price greater than the per share Merger Consideration will be cancelled at the effective time and the holders of such stock options will not have any right to receive any consideration in respect thereof. Similarly, each share of restricted stock outstanding, whether or not then vested, will automatically vest and be converted into the right to receive the per share Merger Consideration.
The following table sets forth, based on options outstanding as of August 11, 2014, the cash proceeds that each of the Company’s executive officers would receive at the closing of the Merger in respect of the cash-out of those options (taking into account, for purposes of determining the cash proceeds in respect of vested and unvested stock options, respectively, any stock options that are expected to vest in accordance with their terms between the date of this information statement and the closing of the Merger). Such cash proceeds are determined based on the difference between the per share Merger Consideration and the exercise price of the option without any reduction for applicable taxes. Other than Mr. Kahlbaugh, none of the directors of the Company hold any stock options. The amounts disclosed in the table below do not include any vested or unvested stock options with a per share exercise price equal to or greater than the Merger Consideration as those stock options will be cancelled for no consideration.

Name	Cash Payment for Vested Stock Options ($)	Cash Payment for Unvested Stock Options ($)	Total Cash Payment for Stock Options (1) ($)
Named Executive Officers:
Richard S. Kahlbaugh	$3,772,952	$106,823	$3,879,775
Walter P. Mascherin	24,300	87,020	111,320
W. Dale Bullard	3,349,407	60,512	3,409,919
Joseph R. McCaw, II	40,500	73,310	113,810
All Executive Officers as a Group (6 Persons)	$7,203,359	388,661	7,592,020
(1) Does not include value attributable to vested Common Stock owned outright by the director or executive officer

The following table sets forth, based on shares of restricted stock outstanding as of August 11, 2014, the cash proceeds that each of the Company’s directors and executive officers would receive at the closing of the Merger in respect of the cash-out of those shares (taking into account, for purposes of determining the cash proceeds in respect of vested and unvested restricted stock, respectively, any shares of restricted stock that are expected to vest in accordance with their terms between the date of this information statement and the closing of the Merger). We are permitted by the Merger Agreement to issue to one or more directors between August 11, 2014 and the closing of the Merger up to 30,000 shares of restricted stock in payment of outside directors’ fees which are not included in the table below.

Name	Cash Payment for Vested Restricted Stock ($)	Cash Payment for Unvested Restricted Stock ($)	Total Cash Payment for Restricted Stock (1) ($)
Non-Employee Directors:
John R. Carroll	$—	$—	$—
J.J. Kardwell	—	—	—
Francis M. Colalucci	300,000	300,000	600,000
Frank P. Filipps	300,000	300,000	600,000
Arun Maheshwari	150,000	300,000	450,000
Ted W. Rollins	300,000	300,000	600,000
Sean S. Sweeney	50,000	250,000	300,000
Named Executive Officers:			—
Richard S. Kahlbaugh	72,640	536,060	608,700
Walter P. Mascherin	23,150	71,590	94,740
W. Dale Bullard	15,910	108,120	124,030
Joseph R. McCaw, II	6,980	354,800	361,780
All Directors and Executive Officers as a Group (13 Persons)	$1,243,830	$2,596,050	$3,839,880
(1) Does not include value attributable to vested restricted stock owned outright by the director or executive officer

New Management Arrangements

As of the date of this filing, neither the Company nor Parent has entered into any employment agreements with the Company’s named executive officers in connection with the Merger. Further, the Company has not amended or modified any employment agreements or other arrangements with management in connection with the Merger.

Indemnification and Insurance

The Merger Agreement provides that following the Merger, the surviving corporation and its subsidiaries will honor and fulfill, and Parent will cause the surviving corporation and its subsidiaries to honor and fulfill, in all respects, all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Merger existing in favor of the current or former directors or officers of Fortegra and its subsidiaries as provided in their respective certificates of incorporation or bylaws (or comparable organizational documents) in effect on the date of the Merger Agreement and all indemnification agreements between Fortegra and its subsidiaries and their respective officers and directors. The Merger Agreement further provides that, for six years after the Merger, the surviving corporation and its subsidiaries will cause their certificate of incorporation (or equivalent organizational documents) and bylaws to contain provisions concerning the indemnification and exculpation of Fortegra’s and its subsidiaries’ current and former officers, directors and employees that are no less favorable than the provisions under Fortegra’s and its subsidiaries’ certificate of incorporation and bylaws (or comparable organizational documents) as of the date of the Merger Agreement. Prior to the Merger, Fortegra intends to purchase a six-year “tail” directors’ and officers’ liability insurance policy for acts or omissions prior to the Merger.

Appraisal Rights

The discussion of the provisions set forth below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of the DGCL, which is attached as Annex D to this information statement and incorporated herein by reference, and which sets forth the statutory rights of appraisal and the procedures for effecting these rights. Holders of record of Common Stock intending to exercise appraisal rights should carefully review Annex D. Failure to precisely satisfy any of the statutory procedures and requirements set forth in Annex D may result in a termination or waiver of your appraisal rights under applicable law. Therefore, this summary and Annex D should be reviewed carefully in their entirety by any stockholder who wishes to exercise statutory appraisal rights or who wishes to reserve the right to do so.

Under the DGCL, a stockholder of record of shares of Common Stock who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the effective time of the Merger and who otherwise complies with the statutory requirements of Section 262 of the DGCL (“Section 262”) will be entitled to an appraisal by the Delaware Court of Chancery (the “Court”) of the fair value of such shares of Common Stock. To exercise and perfect appraisal rights, a record holder of our Common Stock must follow the statutory procedures of Section 262 required to be followed by a stockholder to perfect appraisal rights. All references in this summary of appraisal rights to a “stockholder” or “holders of shares of Common Stock” are to the record holder or holders of shares of Common Stock.

Section 262 sets forth the procedures a stockholder must follow to have his, her or its shares appraised by the Court and to receive payment of the “fair value” of such shares of Common Stock. The statutory rights of appraisal granted by Section 262 are subject to strict compliance with the procedures set forth in Section 262.

Under the DGCL, holders of our Common Stock who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their shares appraised by the Court and to receive payment in cash of the “fair value” of those shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger.

Under Section 262, where a merger agreement relating to a proposed merger is adopted by stockholders acting by written consent in lieu of a meeting of stockholders, either a constituent corporation before the effective time of the merger or the surviving or resulting corporation, within 10 days after the effective time of the merger, must notify each stockholder of each constituent corporation entitled to appraisal rights of the merger and that appraisal rights are available to such stockholders, and must include in each such notice a copy of Section 262. This information statement constitutes notice to holders of the Common Stock concerning the availability of appraisal rights under Section 262 and Section 262 is annexed to this information statement as Annex D. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve such stockholder’s right to do so should review the following discussion and Annex D carefully, because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

A stockholder of record of Common Stock electing to exercise appraisal rights must deliver to Fortegra a written demand for the appraisal of his, her or its shares of Common Stock within 20 days after the date of mailing of this information statement. Accordingly, this 20-day period will terminate on October 20, 2014. Such demand for appraisal will be sufficient if it reasonably informs Fortegra of the identity of the stockholder of record and that the stockholder intends to demand appraisal of his, her or its shares of Common Stock. If you wish to exercise your appraisal rights you must be the record holder of such shares of our Common Stock on the date the written demand for appraisal is made and you must continue to hold such shares through the effective time of the Merger. Accordingly, a stockholder who is the record holder of shares of Common Stock on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to the effective time of the Merger, will lose any right to appraisal in respect of such shares.

Only a stockholder of record of shares of our Common Stock at the effective time of the Merger is entitled to assert appraisal rights for the shares of Common Stock registered in her, his or its name. The demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificates and must state that such person intends thereby to demand appraisal of his, her or its shares. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand for appraisal must be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand for appraisal must be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal on behalf of a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner.

A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of our Common Stock held for one or more beneficial owners while not exercising such rights with respect to the shares held for other beneficial owners; in such case, the written demand must set forth the number of shares as to which appraisal is sought. Where the number of shares of our Common Stock is not expressly stated, the demand will be presumed to cover all shares of Common Stock held in the name of the record owner. If you hold your shares in brokerage accounts or other nominee forms and wish to exercise your appraisal rights, you are urged to consult with your broker to determine the appropriate procedures for the making of a demand for appraisal. If a stockholder holds shares of Common Stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

All written demands for appraisal of shares must be mailed or delivered to: Fortegra Financial Corporation, 10151 Deerwood Park Blvd. Building 100, Suite 330, Jacksonville, FL 32256, Attention: General Counsel.

Within 120 days after the effective date of the Merger, Fortegra or any stockholder who has satisfied the provisions of Section 262 may commence an appraisal proceeding by filing a petition with the Court, with a copy served on Fortegra in the case of a petition filed by a stockholder, demanding a determination of the value of the shares held by all dissenting stockholders. If no such petition is filed, appraisal rights will be lost for all stockholders who had previously demanded appraisal for their shares. Stockholders seeking to exercise appraisal rights should not assume that Fortegra will file a petition with respect to the appraisal of the value of their shares or that Fortegra will initiate any negotiations with respect to the “fair value” of such shares. Accordingly, it is the responsibility of each stockholder to initiate all necessary action to perfect such stockholder’s appraisal rights within the time periods prescribed by Section 262.

Within 120 days after the effective date of the Merger, any stockholder who has theretofore complied with the requirements for exercise of appraisal rights, as discussed above, will be entitled, upon written request, to receive from Fortegra a statement setting forth the aggregate number of shares with respect to which demands for appraisal have been made and the aggregate number of holders of such shares. Such statement must be mailed within 10 days after the written request therefor has been received by Fortegra or, if later, within 10 days after the expiration of the period for delivery to Fortegra of appraisal demands. A person who is the beneficial owner of shares of Common Stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, request such a statement from Fortegra and may also file a petition for appraisal.

If a petition for an appraisal is timely filed and a copy thereof served upon us, we will then be obligated, within 20 days, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of the stockholders who have demanded appraisal of their shares and with whom agreements as to the value of their shares have not been reached. If such petition is filed by Fortegra, the petition is required to be accompanied by such a duly verified list. After notice to the stockholders as required by the Court, the Court is empowered to conduct a hearing on such petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Court may require the stockholders who have demanded an appraisal for their shares and who hold shares represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

After the Court determines which stockholders are entitled to appraisal of their shares of Common Stock, the appraisal proceeding shall be conducted in accordance with the rules of the Court, including any rules specifically governing appraisal proceedings. Through such proceeding, the Court shall determine the fair value of such shares of Common Stock exclusive of any element of value arising from the accomplishment or expectation of the Merger with interest thereon to be paid in accordance with Section 262 as the Court so determines.

Stockholders considering seeking appraisal should bear in mind that the fair value of their shares determined under Section 262 could be more, the same, or less than the per share Merger Consideration they would be entitled to receive if they do not seek appraisal of their shares and that investment banking opinions as to fairness from a financial point of view of the consideration payable in a merger are not necessarily opinions as to fair value under Section 262. Although Fortegra believes the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Court. Moreover, Fortegra does not anticipate offering more than the per share Merger Consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Common Stock is less than the per share Merger Consideration. In determining “fair value” of shares, the Court will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated that such factors include “market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation.” In Weinberger, the Delaware Supreme Court further stated that “proof of value by any techniques or methods generally considered acceptable in the financial community and otherwise admissible in Court” should be considered in an appraisal proceeding. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

When the fair value is so determined, the Court shall direct the payment of the fair value of the shares, with interest thereon to be paid in accordance with Section 262 and as the Court so determines, to the dissenting stockholders entitled thereto, upon the surrender to Fortegra by such dissenting stockholders of the certificates representing such shares. Unless the Court, in its discretion, sets a different interest rate for good cause shown, interest on an appraisal award will accrue and compound quarterly from the effective time of the Merger through the date the judgment is paid at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the Merger and the date of payment of the judgment. The costs of the appraisal proceeding (which do not include attorneys’ or expert fees or expenses) may be determined by the Court and taxed against the parties as the Court deems equitable under the circumstances. Upon application of a dissenting stockholder, the Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination or assessment, each party bears her, his or its own expenses.

Any stockholder who has duly demanded an appraisal in compliance with Section 262 will not, after the effective time of the Merger, be entitled to vote the shares subject to such demand for any purpose or be entitled to receive the payment of dividends or other distributions in respect of those shares (other than those payable to stockholders of record as of a date prior to the effective time of the Merger).

If any stockholder who demands appraisal of their shares under Section 262 fails to perfect or effectively withdraws or loses the right to appraisal, the shares of such stockholder will be converted into the right to receive the per share Merger Consideration in accordance with the Merger Agreement. A stockholder will fail to perfect or effectively lose a right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the Merger or if the stockholder delivers to Fortegra a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the Merger, except that (i) any such attempt to withdraw made more than 60 days after the effective time of the Merger requires the written approval of Fortegra, and (ii) no appraisal proceeding in the Court shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however, that this will not affect the right of any stockholder who has not commenced an appraisal proceeding or joined such proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the Merger within 60 days after the effective time of the Merger. Fortegra has no obligation or intention to file such a petition. Therefore, any stockholder who desires a petition to be filed is advised to file it on a timely basis.

If you properly demand appraisal of your shares of Common Stock under Section 262 of the DGCL but you fail to perfect, or effectively withdraw or lose, your right to appraisal as provided in Section 262 of the DGCL, your shares of Common Stock will be converted into the right to receive the per share Merger Consideration to be paid pursuant to the Merger Agreement. You will fail to perfect, or effectively lose or withdraw, your right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective time of the Merger, or if you deliver to us a written withdrawal of your demand for appraisal. Any such attempt to withdraw an appraisal demand more than 60 days after the effective time of the Merger will require our written approval.

If you desire to exercise your appraisal rights, you must strictly comply with the procedures set forth in Section 262. Failure to take any required step in connection with the exercise of appraisal rights will result in the termination or waiver of such rights. In view of the complexity of Section 262, stockholders who may wish to pursue appraisal rights should consult their legal advisors.

Form of the Merger

Subject to the terms and conditions of the Merger Agreement and in accordance with the DGCL, at the effective date of the Merger, Merger Sub will merge with and into Fortegra. Fortegra will survive the Merger as a wholly-owned indirect subsidiary of Parent.

Conversion of Shares; Procedures for Exchange of Common Stock

The conversion of our Common Stock into the right to receive the Merger Consideration in cash, without interest and subject to any required withholding taxes, will occur automatically at the effective time of the Merger. Parent will designate a paying agent reasonably acceptable to Fortegra to make payment of the Merger Consideration as contemplated by the Merger Agreement. As soon as practicable after the completion of the Merger and not later than two (2) business days following the effective time of the Merger, the paying agent will send each stockholder (other than the Company, any direct or indirect wholly-owned subsidiary of the Company, Parent, Holdings and Merger Sub) who was, at the effective time of the Merger, a holder of record of our Common Stock, a letter of transmittal and instructions advising the holders how to surrender their shares of Common Stock in exchange for the Merger Consideration. The letter of transmittal will be accompanied by instructions for use by each such holder in surrendering his, her or its stock certificates or transferring book-entry shares, as applicable, in exchange for the Merger Consideration into which such shares will have been converted in the Merger (unless the holder exercises and perfects such holder’s rights to appraisal). Stockholders should not return stock certificates or transfer book-entry shares before receiving the letter of transmittal.

In the event of a transfer of ownership of shares of our Common Stock that is not registered in the records of our transfer agent, the Merger Consideration for such shares may be paid to a person other than the person in whose name the certificate so surrendered is registered if:

•	the certificate is properly endorsed or otherwise is in proper form for transfer or such book-entry shares will be properly transferred; and

•
the person requesting such payment (a) pays any transfer or other taxes resulting from the payment to a person other than the registered holder of the certificate or (b) establishes that the tax has been paid or is not applicable.

The Merger Consideration paid upon surrender of shares of our Common Stock will be in full satisfaction of all rights relating to the shares of our Common Stock.

Delisting and Deregistration of Fortegra Common Stock

If the Merger is completed, Fortegra’s Common Stock will be delisted from the New York Stock Exchange and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC on account of our Common Stock.

Regulatory Approvals Required for the Merger

The Hart-Scott-Rodino Act provides that transactions such as the Merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and certain waiting period requirements have been satisfied. On August 21, 2014, Fortegra and Parent each filed a Notification and Report Form with the Antitrust Division and the Federal Trade Commission and requested an early termination of the waiting period. Fortegra and Tiptree received notice of the early termination of the waiting period for U.S. antitrust review under the Hart-Scott-Rodino Act on September 2, 2014.

Pursuant to the Merger Agreement, Parent has agreed to file “Form A Statements” or similar change of control applications within 30 days of the Merger Agreement, with the insurance commissioners or departments of health or other governmental entities in each jurisdiction where required by applicable law seeking approval of Parent’s acquisition of control which results from the Merger of each subsidiary of the Company which is required to be licensed in one or more jurisdictions as an insurance company or which is otherwise carrying on an insurance, warranty or service contract business. All such Form A Statements or similar applications have been filed by Parent prior to the mailing of this information statement. Parent has further agreed to file, as promptly as practicable, or cause to be filed, any pre-acquisition notifications on “Form E” or similar market share notifications to be filed in each jurisdiction where required by applicable laws with respect to the Merger and the other transactions contemplated by the Merger Agreement. All such Form E or similar market share notifications have been filed by Parent prior to the mailing of this information statement.

Under the Merger Agreement, both Parent and Fortegra have agreed to use reasonable best efforts to obtain any required governmental and regulatory approvals and agreements of, and to give and make all notices and filings with, any governmental entity necessary to consummate the Merger. Except as noted above with respect to the required filings under the Hart-Scott-Rodino Act, filings with, and approvals from, insurance and other regulatory bodies having jurisdiction over any such matters, the expiration of 20 days from the dissemination of this information statement to Fortegra’s stockholders and the filing of a certificate of merger in Delaware at or before the effective date of the Merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the Merger Agreement or completion of the Merger or the other transactions contemplated by the Merger Agreement.

Litigation Related to the Merger

On August 18, 2014, a putative class action, entitled Stein v. Fortegra Financial Corporation, et al., Case No. 16-2014-CA-005825-XXXX-MA, was filed against the Company, the members of its Board of Directors, Parent, Holdings and Merger Sub in the Circuit Court of the Fourth Judicial Circuit in and For Duval County, State of Florida. On September 18, 2014, an amended complaint was filed against the same parties. The amended complaint purports to be brought on behalf of all the Company’s stockholders (excluding the defendants and their affiliates). The amended complaint alleges that the Merger Consideration is inadequate, that the members of the Board of Directors breached their fiduciary obligations to the Company’s stockholders in approving the Merger Agreement and related agreements, engaging in an unfair sales process and failing to make adequate disclosures to the Company's stockholders, and that the other named defendants aided and abetted the breach of those duties. The amended complaint seeks various forms of relief, including injunctive relief that would, if granted, prevent or delay the completion of the Merger and an award of attorneys’ fees and expenses. All defendants intend to vigorously defend against this action.

On September 15, 2014, a putative class action, entitled Hickey v. Fortegra Financial Corporation, et al., Case No. 16-2014-CA-006485-XXXX-MA, was filed against the Company, the members of its Board of Directors,

Parent, Holdings and Merger Sub in the Circuit Court of the Fourth Judicial Circuit in and For Duval County, State of Florida. The complaint purports to be brought on behalf of all the Company’s stockholders (excluding the defendants and their affiliates). The complaint alleges that the Merger Consideration is inadequate, that the members of the Board of Directors breached their fiduciary obligations to the Company’s stockholders in approving the Merger Agreement and related agreements, engaging in an unfair sales process and failing to make adequate disclosures to the Company’s stockholders, and that the other named defendants aided and abetted the breach of those duties. The complaint seeks various forms of relief, including injunctive relief that would, if granted, prevent or delay the completion of the Merger and an award of attorneys’ fees and expenses. All defendants intend to vigorously defend against this action.

THE MERGER AGREEMENT

This section of this information statement describes the material provisions of the Merger Agreement but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached as Annex A to this information statement and is incorporated into this information statement by reference. We urge you to read the full text of the Merger Agreement because it is the legal document that governs the Merger. This section is not intended to provide you with any factual information about us. Such information can be found elsewhere in this information statement and in the public filings we make with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 75 of this information statement.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement and this summary of its terms are included to provide you with information regarding its terms. Factual disclosures about the Company contained in this information statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the Merger Agreement. The Merger Agreement has been included to provide investors and security holders with information regarding its terms. In addition, such representations and warranties (a) have been made only for purposes of the Merger Agreement, (b) may be subject to limits or exceptions agreed upon by the contracting parties, (c) are subject to materiality qualifications contained in the Merger Agreement which may differ from what may be viewed as material by investors, (d) were made only as of the date of the Merger Agreement or other specific dates and (e) have been included in the Merger Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters as facts. Additionally, the representations, warranties, covenants, conditions and other terms of the Merger Agreement may be subject to subsequent waiver or modification. Matters may change from the state of affairs contemplated by the representations and warranties. The Company will provide additional disclosure in its public reports to the extent that it is aware of the existence of any material facts that are required to be disclosed under federal securities law and that might otherwise contradict the terms and information contained in the Merger Agreement and will update such disclosure as required by federal securities laws. Accordingly, the representations and warranties of Fortegra contained in the Merger Agreement should not be read alone, but instead should be read together with the information provided elsewhere in this information statement, the Company’s periodic reports attached as annexes to this information statement, and reports, statements and filings that the Company publicly files with the SEC from time to time. Please refer to the sections entitled “Additional Information” and “Where You Can Find More Information” on page 75 of this information statement.

The Merger

Subject to the terms and conditions of the Merger Agreement, at the effective time Merger Sub, a wholly-owned indirect subsidiary of Parent, will merge with and into Fortegra, with Fortegra continuing as the surviving corporation. As a result of the Merger, Fortegra will cease to be an independent company, will no longer be registered with the SEC or have its Common Stock traded on any stock exchange, and will become a wholly-owned indirect subsidiary of Parent. The Merger will be effective at the time a certificate of merger is duly filed with the

Secretary of State of the State of Delaware (or at a later time, if agreed upon by the parties and specified in the certificate of merger filed with the Secretary of State).

Merger Consideration

At the effective time of the Merger, each issued and outstanding share of our Common Stock (other than shares of Common Stock (i) where the holder has properly exercised appraisal rights under Section 262 (and has not withdrawn such exercise or lost such rights) or (ii) owned by the Company, any direct or indirect wholly-owned subsidiary of the Company, Holdings, Parent or Merger Sub, but including restricted stock awards, which will vest automatically in connection with, and at the time of consummation of, the Merger) will be converted into the right to receive $10.00 in cash per share, without interest and subject to any required withholding taxes.

Directors and Officers; Certificate of Incorporation; Bylaws

As of the effective time of the Merger, the board of directors of Merger Sub will be the directors of the surviving corporation, each to hold office in accordance with the surviving corporation’s certificate of incorporation and bylaws and until the earlier of his or her death, resignation or removal or until his or her respective successor is duly elected and qualified. As of the effective time of the Merger, the officers of the surviving corporation will be the officers of Fortegra, until their respective successors are duly elected and qualified or until such officer’s earlier death, resignation or removal.

The certificate of incorporation of the surviving corporation will be amended in the Merger to be in the form of the certificate of incorporation attached as an exhibit to the Merger Agreement, until changed or amended in accordance with its terms and as provided by applicable law. The bylaws of Merger Sub in effect immediately prior to the effective time of the Merger will be the bylaws of the surviving corporation, until thereafter changed or amended in accordance with its terms and as provided by applicable law.

Treatment of Stock Options and Restricted Stock

Pursuant to the Merger Agreement, at the effective time of the Merger, each Fortegra stock option outstanding immediately prior to the Merger, whether or not then vested and exercisable, will be cancelled and converted into the right to receive, for each share of Common Stock subject to such stock option, an amount in cash, without interest, equal to the excess, if any, of the Merger Consideration over the per share exercise price of such option. All stock options with an exercise price greater than the per share Merger Consideration will be cancelled at the effective time and the holders of such stock options will not have any right to receive any consideration in respect thereof. Similarly, each share of restricted stock outstanding, whether or not then vested, will automatically vest and be converted into the right to receive the per share Merger Consideration.

Stockholders Seeking Appraisal

The Merger Agreement provides that those stockholders who are entitled to demand, and properly demand and perfect, appraisal will not have the right to receive the Merger Consideration, but will receive payment in cash for the fair value of their shares of our Common Stock as determined in accordance with Delaware law. If a holder fails to perfect, waives, withdraws or loses his, her or its right to appraisal of our Common Stock (or if a court of competent jurisdiction shall have determined that such holder is not entitled to the appraisal), then his, her or its shares will be treated as if they had been converted into the right to receive the Merger Consideration as of the effective time of the Merger without interest and the stockholder’s right to appraisal will be extinguished. The Merger Agreement further provides that Fortegra is to give Parent prompt notice of demands for appraisal and is not to make a payment with respect to a demand for appraisal or settle any such demands without Parent’s prior written consent.

The fair value of shares of our Common Stock as determined in accordance with Delaware law may be more or less than (or the same as) the Merger Consideration to be paid to stockholders who choose not to exercise their appraisal rights. Stockholders who wish to exercise appraisal rights must precisely follow specific procedures. Additional details on appraisal rights are described above in “The Merger-Appraisal Rights.”

Payment for the Shares

At or prior to the effective time of the Merger, Parent will designate a paying agent reasonably acceptable to Fortegra to make payment of the Merger Consideration to our stockholders (other than shares held by stockholders who are entitled to demand and who properly demand and perfect appraisal under Section 262 for such shares and shares owned by the Company as treasury stock, by any direct or indirect wholly-owned subsidiary of the Company or by Parent, Holdings or Merger Sub) as contemplated by the Merger Agreement.

At the effective time of the Merger, Parent will deposit, or will cause to be deposited, with the paying agent the funds sufficient to pay the Merger Consideration to the stockholders on a timely basis.

As soon as practicable after the effective time of the Merger and not later than two (2) business days following the effective time of the Merger, the paying agent will send those persons who hold of record shares of our Common Stock, as of the effective time of the Merger, a letter of transmittal and instructions advising them how to surrender their shares of Common Stock in exchange for the Merger Consideration. The paying agent will promptly pay those persons their Merger Consideration after they have (1) properly surrendered their shares of Common Stock and (2) provided to the paying agent a properly completed letter of transmittal and any other documents reasonably required by the paying agent. Interest will not be paid or accrue in respect of cash payments. The amount of any cash payments paid to any such holder will be reduced by any applicable withholding taxes. YOU SHOULD NOT SURRENDER YOUR SHARES OF COMMON STOCK WITHOUT A LETTER OF TRANSMITTAL.

The letter of transmittal instructions will tell holders what to do if they have lost their certificate, or if it has been stolen or destroyed. Holders will have to provide an affidavit of that fact and, if required by the surviving corporation, post a bond in an amount that the surviving corporation may reasonably direct as indemnity against any claim that may be made against it in respect of the certificate.

Representations and Warranties

The Merger Agreement contains representations and warranties made by Fortegra to Parent and Merger Sub, including representations and warranties relating to:

•	the organization and corporate standing and power, and other corporate matters of Fortegra and our subsidiaries;

•	ownership of the Company’s subsidiaries;

•	the capitalization of Fortegra and our subsidiaries;

•	the authorization, execution, delivery and enforceability of the Merger Agreement and the related transactions;

•	the absence of conflicts or violations under our organizational documents, contracts or law;

•	required consents and approvals;

•	the timely filing with the SEC of reports, schedules, forms, statements and other documents and the accuracy of the information in those documents;

•	the operation of the business in the ordinary course and the absence of certain changes or events since December 31, 2013;

•	the absence of material litigation;

•	our material contracts;

•	our compliance with applicable laws and permits;

•	our compliance with environmental laws and other environmental matters;

•	our employee benefit plans, labor relations, and compliance with labor laws;

•	tax matters;

•	our real property and tangible assets;

•	our intellectual property;

•	insurance matters, including matters regarding our products and services, and our agents, produces and distributors;

•	our material reinsurance partners, general agents and customers;

•	our material reinsurance and retrocession treaties and agreements;

•	the inapplicability of state takeover statutes;

•	the brokers’ and finders’ fees and other expenses payable by us with respect to the Merger;

•	our receipt of a fairness opinion;

•	the affirmative vote required by our stockholders to approve the Merger Agreement;

•	any interested party transactions;

•	compliance with the Foreign Corrupt Practices Act of 1977, as amended, and other anticorruption and trade laws; and

•	acknowledgment of no implied representations and warranties.

Many of the representations and warranties made by Fortegra are qualified by an extensive Company Disclosure Schedule to the Merger Agreement.

The Merger Agreement also contains representations and warranties made by Parent, Holdings and Merger Sub to Fortegra, including representations and warranties relating to:

•	organization and corporate standing and power, and other corporate matters;

•	authorization, execution, delivery and enforceability of the Merger Agreement and related transactions;

•	the absence of conflicts or violations under organizational documents, contracts or law;

•	required consents and approvals;

•	the ownership and operations of Merger Sub;

•	availability of financing and the Debt Commitment Letter;

•
Parent’s, Holdings’ and Merger Sub’s lack of ownership of our Common Stock and lack of it or its “associates” or “affiliates” status as an “interested stockholder” of the Company, as those terms are defined in Section 203 of the DGCL;

•	the absence of material litigation;

•	certain arrangements between Parent, Holdings or Merger Sub and any member of the Company’s management or directors that relate in any to the Company or the Merger;

•	the brokers’ and finders’ fees payable by Parent, Holdings, Merger Sub or any of their subsidiaries or representatives with respect to the Merger; and

•	acknowledgment of no implied representations and warranties.

The representations and warranties of each of the parties to the Merger Agreement will expire upon completion of the Merger.

Conduct of Business Pending the Merger

From the date of the Merger Agreement through the effective time of the Merger or, if earlier, the termination of the Merger Agreement, Fortegra has agreed to use commercially reasonable efforts to (and to cause its subsidiaries to) maintain intact its business organizations, operations and goodwill, preserve its relationships with customers, agents, brokers, suppliers, employees and similar persons with which it has material business relationships and carry on its business in the ordinary course consistent with past practice, with exceptions for actions expressly contemplated in the Merger Agreement, required by applicable law, or for which prior written consent of Parent was received.

In addition, during the same period, except as set forth in the Company Disclosure Schedule, as required by law, as expressly contemplated by the Merger Agreement, or with Parent’s prior written consent, neither Fortegra nor any of its subsidiaries will:

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declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination of the foregoing) in respect of, any of its capital stock, except that subsidiaries may make distributions to the Company;

•
split, subdivide, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

•
purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for purchases, redemptions or other acquisitions of capital stock or other securities required under the terms of any plans, arrangements or contracts existing on August 11, 2014 between the Company or any of its subsidiaries and any director, employee or former employee of the Company or any of its subsidiaries or in connection with the exercise of stock options or the vesting of restricted stock;

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issue, deliver, sell, grant, pledge or otherwise encumber or subject to any lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, including pursuant to contracts as in effect on the date hereof (other than upon the exercise of stock options outstanding on the date hereof in accordance with their terms on the date hereof and other than the issuance of up to 30,000 shares of restricted stock to directors in payment of directors’ fees consistent with past practice);

•	amend the certificate of incorporation or the bylaws of the Company or other comparable charter or organizational documents of the Company or any of its subsidiaries;

•	make any acquisition (including by merger, consolidation, stock acquisition or otherwise) of the capital stock or (except in the ordinary course of business) assets of any other person;

•	adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries;

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except in the ordinary course of business or pursuant to credit facilities or other arrangements (including intercompany arrangements) in existence as of August 11, 2014, incur any amount of indebtedness for borrowed money, guarantee any material amount of indebtedness of a third party or issue or sell debt securities in each case for $250,000 or more in the aggregate;

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sell, lease, license, mortgage, sell and leaseback or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or other assets or any interests therein (including securitizations), except (A) for sales, licenses or dispositions of properties or other assets or interests therein in the ordinary course of business consistent with past practice, (B) liens securing existing indebtedness, (C) dispositions of obsolete or worthless assets that are no longer useful in the conduct of the business of the Company, or (D) for transfers among the Company and its subsidiaries;

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pay, discharge, settle or satisfy any suit, action or claim (in each case, except for claims in the ordinary course of business), other than (A) settlements of any suit, action or claim, or threatened suit, action or claim, that require payments by the Company or any Company Subsidiary (net of insurance proceeds, reinsurance and retrospective commission arrangements) in an amount not to exceed $75,000 individually or $200,000 in the aggregate and do not require any other actions or impose any other material restrictions on the business or operations of the Company and the Company Subsidiaries, or (B) settlements of any workers’ compensation claims or employee claims filed with the Equal Employment Opportunity Commission, in each case, so long as such settlement is in the ordinary course of business consistent with past practice and not for an amount in excess of $25,000;

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amend or modify in any material respect or terminate any material contract other than in the ordinary course of business or enter into any contract that would constitute a material contract if it had been entered into prior to the date of the Merger Agreement;

•
except as required to comply with applicable law or to comply with any contract entered into prior to August 11, 2014 (A) adopt, enter into, terminate or materially amend (1) any Company benefit plan or (2) any other agreement, plan or policy involving the Company or any of its subsidiaries and one or more of their respective current or former employees or members of the Board that is not terminable at will, (B) increase the compensation, bonus or fringe or other benefits offered by the Company or its subsidiaries other than increases in the ordinary course of business consistent with past practice, (C) amend or modify any stock option, (D) except as contemplated by the Merger Agreement, take any action to accelerate the vesting or payment of any compensation or benefit under any Company benefit plan or (E) loan or advance any money or other property (other than reimbursement of reimbursable expenses or any advances of such expenses, whether directly, pursuant to Company credit cards or otherwise) to any current or former member of the Board or officer of the Company or any Company subsidiary; (xii) enter into any agreement or engage in any transaction with one or more of the Company’s directors, officers or stockholders, or with any corporation, partnership (general or limited), limited liability company, association or other organization of which one or more of the Company’s directors, officers or stockholders is (A) a director, officer, manager, managing partner, managing member (or the holder of any office with similar authority), (B) has a direct or indirect financial interest, or (C) directly or indirectly controls, is controlled by or is under common control with;

•	adopt or implement any stockholder rights plan or similar arrangement;

•	make any change in accounting policies other than as required by generally accepted accounting principles in the United States consistently applied;

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make or change any material tax election, settle or compromise any material liability of the Company or any subsidiary for taxes, change any method of tax accounting, file any material amendment to a previously filed tax return, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material taxes, enter into any closing agreement with respect to any material tax, or surrender any right to claim a material tax refund;

•	enter any new line of business;

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abandon, modify, waiver, terminate or otherwise adversely change any insurance licenses of the certain of the Company’s subsidiaries, except (i) as may be required by applicable law, or (ii) such modifications or waivers of insurance licenses as would not individually or in the aggregate restrict the business or operations of the Company or such subsidiary in any material respect;

•	enter into any new commitment for capital expenditures of the Company and its subsidiaries;

•
enter into any collective bargaining agreement or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization with respect to the Company or any of its subsidiaries;

•	enter into any contract that restrains, restricts, limits or impedes the ability of the Company or any subsidiary to compete with or conduct any business or line of business in any geographic area;

•
take any action that would reasonably be expected to result in a reduction of any financial ratings of the Company or any of its subsidiaries, including any insurer financial strength ratings of certain subsidiaries of the Company;

•	make any material change in its material underwriting, claims management, pricing, reserving or reinsurance practices; or

•	authorize or agree or commit to take any of the foregoing actions.

Some of the foregoing restrictions are limited or contain various exceptions as set forth in the Company Disclosure Schedule to the Merger Agreement.

Stockholder Action by Written Consent

Immediately after the execution of the Merger Agreement, Fortegra sought to obtain the irrevocable written consent of the Principal Stockholders adopting the Merger Agreement. As of August 11, 2014, the Principal Stockholders, which in the aggregate owned of record, as of that date, 12,438,772 shares, or approximately 62.0%, of the outstanding Common Stock entitled to vote on the adoption of the Merger Agreement, delivered to the Company a written consent adopting the Merger Agreement. The form of such written consent of stockholders is attached to this information statement as Annex B.

If the written consent attached here to as Annex B had not been executed and delivered to Parent and Fortegra within twenty-four hours after the execution of the Merger Agreement, then Parent would have had the right to terminate the Merger Agreement. Such written consent was delivered within the timeframes required under the Merger Agreement.

Efforts to Complete the Merger

Subject to the terms and conditions set forth in the Merger Agreement, we, Parent, Holdings and Merger Sub have agreed to use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement, including using reasonable best efforts to (i) take all acts necessary to cause the conditions to the closing to be satisfied as promptly as practicable, (ii) obtain all necessary consents, waivers and approvals of governmental authorities and to make all necessary registrations and filings with governmental authorities and (iii) deliver any required notices to obtain and all necessary consents, approvals or waivers from third parties under any material contract or Fortegra lease or otherwise to the extent related to the Merger; provided that none of the parties shall be required to make any payment to any such third parties or concede anything of value to obtain such consents. Furthermore, we and Parent have agreed to cooperate with each other to make any required applications or filings for governmental consents (including (A) filings under the HSR Act, (B) filing of the “Form A Statements” or similar change of control applications with the insurance commissioners or departments of health or other governmental authorities in each jurisdiction where required by applicable law seeking approval of Parent’s acquisition of control of certain of the Company’s subsidiaries which results from the Merger, (C) filing any pre-acquisition notifications on “Form E” or similar market share notifications to be filed in each jurisdiction where required by applicable law with respect to the Merger and the other transactions contemplated by the Merger Agreement, and (D) other registrations, declarations and filings with, or notices to, governmental entities, if any).

Directors’ and Officers’ Indemnification and Insurance

The surviving corporation and its subsidiaries will honor the obligations of the Company and its subsidiaries under all indemnification, advancement of expenses and exculpation provisions in their respective current governing documents, and any indemnification agreements between or among the Company, its subsidiaries, and their respective current or former directors or officers. In addition, from the effective time of the Merger through the sixth anniversary of the effective time of the Merger, the surviving corporation and its subsidiaries will cause their respective governing documents to contain provisions with respect to exculpation, advancement of expenses and indemnification that are at least as favorable to their respective current or former directors or officers as those contained in the governing documents of the Company and its subsidiaries as of the date of the Merger Agreement.

Prior to the effective time of the Merger, the Company will purchase a six-year “tail” prepaid policy on the Company’s current directors’ and officers’ liability insurance on terms with respect to the coverage and amounts that are equivalent to those of the Company’s current directors’ and officers’ insurance policies, and the surviving corporation will honor such “tail” policy.

In the event that Parent or the surviving corporation consolidates with or merges into any other person in a transaction in which Parent or the surviving corporation are not the surviving entities, or Parent or the surviving corporation transfers all or substantially all of their assets to another person, then Parent or the surviving corporation, as applicable, will provide that their respective successors and assigns assume the obligations with respect to director and officer indemnification and insurance set forth in the Merger Agreement.

The indemnification obligations will survive the Merger. The current and former directors and officers of the Company and its subsidiaries will have the right to enforce the provisions of the Merger Agreement relating to their indemnification and insurance and are express third-party beneficiaries of the Merger Agreement for this purpose.

Obligations Relating to Financing

Parent will use reasonable best efforts to obtain the debt financing for the Merger on the terms and conditions described in the Debt Commitment Letter, including (i) maintaining in effect the Debt Commitment Letter until the funding, (ii) negotiating and entering into definitive financing agreements with respect to the debt financing on the terms and conditions contained in the Debt Commitment Letter, (iii) satisfying (or obtaining a waiver of) on a timely basis all conditions to the financing within its control, (iv) in the event that the closing conditions under the Merger Agreement and the conditions contained in the Debt Commitment Letter have been satisfied or waived, using commercially reasonable efforts to cause the Lenders to fund the full amount of the debt financing and (v) reduce the aggregate amount of indebtedness to be incurred to fund the payment of the Merger Consideration by an amount sufficient such that Fortegra’s pro forma total leverage ratio does not exceed a specified level for the most recently ended period of four fiscal quarters ending prior to the Merger, including by making up any shortfall through the use of cash on hand by Parent in an amount necessary to enable the payment of the aggregate Merger Consideration.

Parent will not permit any amendment, modification, replacement or any waiver of, or under, the Debt Commitment Letter if such amendment, modification, replacement or waiver (i) adds any new (or adversely modifies any existing) condition to the financing (unless such new condition or modified condition would not reasonably be expected to prevent, impede or delay the consummation of the financing), (ii) reduces the aggregate amount of the debt financing to be funded, (iii) adversely affects the ability of Parent to enforce its rights against other parties to the Debt Commitment Letter or the definitive agreements related to the debt financing, to require such parties to provide the equity financing, or (iv) would reasonably be expected to prevent, impede or delay the consummation of the financing. Additionally, Parent will not terminate the Debt Commitment Letter; provided that Parent shall have the right to release or consent to assignments and replacements of an individual Lender under the terms of or in connection with the syndication of the debt financing or as otherwise expressly contemplated by the Debt Commitment Letter.

In the event that any portion of the financing becomes unavailable, to the extent such portion of the financing is necessary to consummate the Merger, Parent has agreed to promptly notify the Company of such unavailability and to use commercially reasonable efforts to obtain alternative financing sufficient to replace such unavailable portion on terms (i) not materially less favorable to the parties, (ii) which do not include any conditions to the consummation of such alternative debt financing that would be more onerous than those in the Debt Commitment Letter and (iii) that would not reasonably be expected to prevent, materially impede or materially delay the consummation of the financing, the Merger or other transactions contemplated by the Merger Agreement.

Parent has agreed to give the Company prompt notice of (i) any material breach or default by any party to the Debt Commitment Letter or any definitive agreements related to the debt financing of which Parent, Holdings or Merger Sub has knowledge, and (ii) the receipt of any written notice or other written communication from a Lender with respect to any actual or potential breach, default, termination or repudiation by any party to the Debt Commitment Letter or any definitive agreements related to the debt financing, of any provision thereof, or any material dispute or disagreement among any party to Debt Commitment Letter or the definitive agreements related to the debt financing with respect to the obligation to fund the financing or the amount of financing to be funded, in each case that would reasonably be expected to result in Merger Sub not receiving the proceeds of the financing by the closing date. Parent has agreed to keep the Company reasonably informed of the status of its efforts to consummate the financing.

Parent, Holdings and Merger Sub obtaining the financing, or any alternative financing, is not a condition to the consummation of the Merger.

The Company shall reasonably cooperate with Parent and the Lenders in connection with the arrangement of the debt financing or alternative financing to the extent reasonably requested by Parent with reasonable advance notice (at Parent’s sole cost and expense), including, subject to certain limitations:

•	participation at reasonable times in reasonable number of meetings, drafting sessions, presentations, road shows, rating agency presentations and due diligence sessions;

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furnishing Parent and its financing sources and potential lenders with (x) the financial statements of the Company and its subsidiaries as contemplated by the Debt Commitment Letter, (y) all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-

money laundering rules and regulations, that have been requested at least ten days prior to the Merger; and (z) such other pertinent financial and other information as requested in order to consummate the debt financing or as is customary for the arrangement of loans;

•
assisting in the preparation of materials for customary rating agency presentations and appropriate and customary offering documents, private placement memoranda, bank information memoranda, authorization letters, confirmations and undertakings in connection with the financial and other pertinent information regarding Fortegra and its subsidiaries reasonably requested by Parent and its debt financing sources;

•	reasonably cooperating with the marketing efforts of Parent and its financing sources and potential lenders for any portion of the financing;

•
providing reasonable cooperation with respect to the satisfaction of the conditions precedent to any Lender’s obligation to fund set forth in the Debt Commitment Letter or any of the definitive financing documents to the extent the satisfaction of such conditions requires the cooperation of or is reasonably within the control of the Company or its subsidiaries, including, without limitation, (1) requesting consents and customary comfort letters of independent accountants (including “negative assurance” comfort), (2) requesting customary payoff letters and instruments of discharge and termination of indebtedness and liens to be operative as of the effective time of the Merger, (3) to the extent constituting a condition to any Lender’s obligation to fund any portion of the debt financing by the Debt Commitment Letter (or otherwise required by the Debt Commitment Letter), obtaining such consents, waivers, estoppels, approvals, authorizations and instruments as may be reasonably requested by Parent and (4) reasonably assisting in the preparation of, and executing and delivering, definitive financing documents, including guarantee and collateral documents, legal opinions and other certificates and documents as may be reasonably requested by Parent (including a certificate of the chief financial officer of the Company, solely on behalf of the Company and not in such person’s individual capacity in the form attached to the Debt Commitment Letter, with respect to solvency matters as of the closing of the Merger, on a pro forma basis) as may be reasonably requested by Parent and its debt financing sources;

•
taking such corporate actions, subject to the occurrence of the effective time of the Merger, as are reasonably necessary to permit the consummation of the debt financing or any alternative financing and to permit the proceeds thereof to be made available to the surviving corporation in the Merger prior to the effective time of the Merger; provided, however, in no event shall the Board be obligated to approve the debt financing or alternative financing;

•
reasonably facilitating the grant of security interests in the collateral for the debt financing or any alternative financing; provided, that any grants of security interests or obligations and releases of liens contained in all such agreements and documents shall be subject to the occurrence of the effective time of the Merger;

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furnishing Parent and its debt financing sources with all documentation and other information required by governmental authorities with respect to the debt financing or any alternative financing under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT ACT, but in each case, solely as relating to the Company and its subsidiaries;

•
cooperating with Parent’s debt financing sources’ due diligence investigation (including, without limitation, providing access and information to Parent’s debt financing sources to evaluate and assess the assets of the Company and its subsidiaries for the purpose of establishing collateral arrangements), to the extent customary and reasonable, subject to confidentiality undertakings reasonably acceptable to the Company and not unreasonably interfering with the business of the Company and its subsidiaries; and

•	using commercially reasonable efforts to permit any of Parent’s debt financing sources to benefit from the existing lending relationships of the Company and its subsidiaries.

Parent has agreed to reimburse the Company for all reasonable, documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company and its subsidiaries in connection with their cooperation and assistance obligations set forth above and shall indemnify and hold harmless the Company and its subsidiaries for all losses actually suffered or incurred by them in connection with the arrangement of the debt financing and any action taken by them at the request of Parent pursuant to the above obligations and any information utilized in connection therewith.

Under the Merger Agreement, (i) the Company shall not be required to agree to any obligation that is not conditioned upon the closing of the Merger and that does not terminate without liability to the Company and any Company subsidiary upon the termination of the Merger Agreement; (ii) neither the Company nor directors of the Company shall be required to pass resolutions or consents to approve or authorize the execution of the debt financing (other than those that are contingent upon the occurrence of the effective time of the Merger or effective on or after the occurrence of the effective time of the Merger); (iii) no obligation of the Company or any of its subsidiaries under any certificate, document or instrument executed pursuant to the foregoing shall be effective until the closing of the Merger and none of the Company or its subsidiaries shall be required to pay any commitment or other similar fee or incur any other out-of-pocket cost or expense that is not reimbursed by Parent, Holdings or Merger Sub; (iv) none of the Company, any of its subsidiaries shall be required to undertake any action that would unreasonably interfere with their business operations; (v) none of Parent, Holdings, Merger Sub or their debt financing sources shall have the right to perform any investigative procedures that involve physical disturbance or damage to any property or other assets of the Company or any of its subsidiaries; (vi) the Company shall have the right to review and comment (which comments Parent will reasonably consider) on any marketing materials relating to the debt financing prior to the dissemination of such materials to potential lenders or other counterparties to any proposed financing transaction (or filing with any governmental authority); and (vii) the Company’s obligations shall not include any actions that the Company reasonably believes would result in a violation of any material agreement, any confidentiality arrangement or any applicable law or the loss of any legal or other applicable privilege.

All non-public or otherwise confidential information regarding the Company or its subsidiaries obtained by Parent, Holdings, Merger Sub or their agents shall be kept confidential in accordance with a Confidentiality Agreement between the parties, except that Parent, Holdings and Merger Sub shall be permitted to disclose such information to their debt financing sources and other potential sources of capital, rating agencies and prospective lenders and investors during the marketing or syndication of the debt financing subject to their entering into customary confidentiality undertakings with respect to such information.

Litigation

The Company and Parent are each required to give the other prompt notice of any action commenced or to our knowledge threatened which relates to the Merger Agreement and the transactions contemplated by the Merger Agreement.

Conditions to the Merger

The consummation of the Merger is subject to certain customary closing conditions, as described further below.

Conditions to Each Party’s Obligations. Each party’s obligations to effect the Merger are subject to the satisfaction or waiver of the following conditions:

•	the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock, which condition has been satisfied by the delivery to the Company of the consents of stockholders approving the adoption and approval of the Merger Agreement, and, if obtained, this Information Statement shall have been cleared by the SEC and mailed to stockholders of the Company at least twenty days prior to the Merger;

•
the waiting period (and any extensions thereof) applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any other applicable antitrust laws must have expired or been earlier terminated; and

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no law, injunction, judgment, order, decree or ruling has been enacted, promulgated, issued, entered, amended or enforced by any governmental authority that has the effect of enjoining, restraining, restraining, preventing or prohibiting co or otherwise making illegal the consummation of the Merger and related transactions will be in effect.

Conditions to Parent’s, Holdings’ and Merger Sub’s Obligations. The obligations of Parent, Holdings and Merger Sub to effect the Merger are further subject to the satisfaction by the applicable entity or waiver by Parent of the following conditions:

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(i) the representations and warranties of Fortegra in the Merger Agreement will be true and correct as of the closing date of the Merger (except to the extent any such representation or warranty is made as of a time other than the closing date of the Merger, in which case such representation or warranty shall be true and correct at and as of such time), except for such inaccuracies as would not reasonable be expected to have Material Adverse Effect (as defined below) (it being understood that for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded) and (ii) Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect;

•
(i) The Company shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the closing date of the Merger, and (ii) Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect; and

•	Since the date of this Agreement, there shall not have been any Material Adverse Effect.

“Material Adverse Effect” means any condition, circumstance, change, event or occurrence, that, individually or in the aggregate, (i) has had or would reasonably be expected to have, a material adverse effect on the assets, business, results of operations or financial condition of the Company and its subsidiaries taken as a whole, or (ii) would reasonably be expected to prevent, materially delay or impair the Company’s ability to consummate the Merger, other than conditions, circumstances, changes, events, occurrences or effects (A) generally affecting (I) the segments of the insurance, payment protection, warranty service contracts and business process services industries in which the Company and its subsidiaries operate (the “Industry”), provided that such changes, events, occurrences or effects do not affect the Company and its subsidiaries, in a disproportionate manner as compared to other participants in the Industry, or (II) the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates, provided that such changes, events, occurrences or effects do not affect the Company and its subsidiaries in a disproportionate manner as compared to other participants in the Industry, or (B) arising out of, resulting from or attributable to (I) changes in law or in generally accepted accounting principles or in accounting standards, (II) the negotiation, execution, announcement or performance of the Merger Agreement or the consummation of the transactions contemplated therein, including the impact thereof on relationships, contractual or otherwise, with vendors, clients, customers partners or employees, (III) acts of war, sabotage, hostilities or terrorism, or any escalation or worsening of any such acts of war, sabotage, hostilities or terrorism threatened or underway as of the date of the Merger Agreement that do not disproportionately affect the Company and its subsidiaries in a disproportionate manner as compared to other participants in the Industry, (VI) earthquakes, hurricanes, tornados or other natural disasters that do not disproportionately affect the Company and its subsidiaries in a disproportionate manner as compared to other participants in the Industry, (V) any action taken, or omissions, by the Company or any subsidiary that is specifically required by the Merger Agreement or is taken or omitted with Parent’s written consent or at Parent’s written request, (VI) any decline in the market price, or change in trading volume, of the capital stock of the Company (it being understood that the facts or occurrences giving rise or contributing to such decline or change that are not otherwise excluded from the definition of a “Material Adverse Effect” may be deemed to constitute, or be taken into account in determining whether there has been, is, or would be a Material Adverse Effect on the Company), or (VII) any failure to meet any analysts or internal or public projections, forecasts or estimates of revenue or earnings in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Material Adverse Effect” may be taken into account in determining whether there has been, is, or would be a Material Adverse Effect on the Company).

Conditions to Fortegra’s Obligations. Fortegra’s obligation to effect the Merger is further subject to the satisfaction by the applicable entity or waiver by Fortegra of the following conditions:

•
(i) The representations and warranties of Parent and Merger Sub contained in the Merger Agreement limited by the words “Material Adverse Effect”, “material”, “in all material respects”, “materially” or similar qualifiers, shall be true and correct at and as of the closing date of the Merger, as if made at and as of such time (except to the extent a representation or warranty is made as of a time other than the closing date of the Merger, in which case such representation or warranty shall be true and correct at and as of such time); (ii) each of the representations and warranties that are not so limited shall be true and correct at and as of the closing date of the Merger, as if made at and as of such time (except to the extent a representation or warranty is made as of a time other than the closing date of the Merger, in which case such representation or warranty shall be true and correct at and as of such time), except for such inaccuracies as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (as defined below); and (iii) the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

•
(i) Parent, Holdings and Merger Sub shall have performed in all material respects all obligations required to be performed by them under the Merger Agreement at or prior to the closing date of the Merger, and (ii) the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

“Parent Material Adverse Effect” means any condition, circumstance, change, event or occurrence that, individually or in the aggregate, would reasonably be expected to prevent, materially delay or impair Parent’s or Merger Sub’s ability to consummate the Merger.

“Go-Shop” Period

The Merger Agreement includes a “go-shop” period of thirty (30) days following the date of the Merger Agreement, during which time the Board was permitted directly or indirectly through advisors, agents or other intermediaries to (i) solicit, encourage and facilitate a competing offer to acquire the Company from any person, (ii) provide non-public information or data to any person with which it has entered into a confidentiality agreement with provisions relating to confidentiality that are no less favorable to the Company than the provisions of the Confidentiality Agreement between the parties to the Merger Agreement and afford access to the properties, books, records, or personnel of the Company and its subsidiaries, and (iii) engage in discussions or negotiations concerning a competing offer to acquire the Company with any such person; provided that the Company shall simultaneously provide to Parent and Merger Sub any material non-public information that is provided to any such Person which has not previously been provided to Parent and Merger Sub.

During the “go-shop” period, the Board was permitted to change its recommendation to the stockholders with respect to the Merger and the Merger Agreement (i) if the Board determined in good faith that such change was reasonably required, after consultation with its legal counsel, to comply with its fiduciary duties, or (ii) in order to enter into an definitive acquisition agreement with respect to an acquisition of the Company in connection with the termination of the Merger Agreement if the Board had determined in good faith, after consultation with its financial advisor and outside legal counsel, (A) that failure to take such action was inconsistent with the directors’ fiduciary duties under applicable law and (B) that such acquisition of the Company constituted a Superior Proposal. However, prior to changing its recommendation to the stockholders:

•	the Company shall give Parent at least four calendar days’ prior written notice of its intention to take such action;

•
the Company shall have negotiated, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate so that the other definitive acquisition agreement would not be a Superior Proposal;

•
following the end of such notice period, the Board shall have considered in good faith any proposed revisions to the Merger Agreement proposed in writing by Parent in a manner that would form a binding contract if accepted by the Company, and shall have determined, after consulting with outside legal counsel, that the alternative acquisition of the Company would continue to constitute a Superior Proposal if such revisions were to be given effect; and

•
in the event of any change to the material terms of such alternative acquisition of the Company, the Company shall, in each case, have delivered to Parent an additional notice providing Parent with an additional three days to negotiate in good faith with the Company.

The “go-shop” period expired on September 10, 2014.

No Solicitation of Other Offers

The Merger Agreement provides that, following the end of the “go-shop” period (which expired on September 10, 2014), the Company shall not, nor shall it permit any of its subsidiaries or directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, brokers, consultants and other representatives or advisors to (i) directly or indirectly solicit, initiate or knowingly encourage or facilitate any inquiries or the making of any proposal or offer that constitutes, or may reasonably be likely to lead to, any takeover proposal, (ii) provide any non-public information, or afford access to the properties, books, records, or personnel of the Company or any of its subsidiaries, to any person that the Company has reason to believe is considering making, or has made, any takeover proposal, (iii) enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries or to obtain a takeover proposal or otherwise in connection with any takeover proposal, (iv) approve, endorse, recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to a takeover proposal or any proposal or offer that could reasonably be expected to lead to a takeover proposal, (v) amend or waive any standstill or similar provision of any agreement with respect to any equity of the Company or its Subsidiaries, or (vi) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, brokers, consultants and other representatives or advisors to take any such action.

The term “takeover proposal” means any inquiry, proposal, offer or indication of interest from any person (other than Parent and its Subsidiaries) or “group”(as defined in Section 13(d) of the Exchange Act), relating to, in a single transaction or series of related transactions, any (i) sale, lease, exchange, transfer, license (other than licenses in the ordinary course of business), acquisition or disposition of assets of the Company or its subsidiaries equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s net revenues or net income on a consolidated basis are attributable, (ii) acquisition of 10% or more (or, in the case of any person beneficially owning (for purposes of Section 13(d) of the Exchange Act) 10% or more of the outstanding shares of Common Stock as of August 11, 2014, any additional shares of any class of outstanding voting or equity securities of the Company or any of its subsidiaries, (iii) tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more (or, in the case of any person beneficially owning (for purposes of Section 13(d) of the Exchange Act) 10% or more of the outstanding shares of Common Stock as of August 11, 2014, any additional shares) of any class of outstanding voting or equity securities of the Company or any of its subsidiaries, (iv) liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of its subsidiaries, the business of which constitutes 20% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole, or (E) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, net revenues or net income and Company Common Stock involved is 20% or more; in each case, other than the Merger.

However, notwithstanding the above restrictions, if (i) the Board receives a bona fide written competing offer to acquire the Company from any person following the “go-shop” period of thirty days which did not result from any breach by the Company of its non-solicitation obligations under the Merger Agreement, (ii) the Board has determined in good faith that such written offer is, or could reasonably be likely to lead to the delivery of, a Superior Proposal, and (iii) the Board has determined in good faith (after consultation with its legal advisors) that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law, then the Company may furnish non-public information to the person making such written offer and afford access to the properties, books, records, and personnel of the Company or any of its subsidiaries to, and enter into discussions or negotiations with, such person in connection with a written competing offer provided that the Company shall simultaneously provide to Parent and Merger Sub any material non-public information that is provided to any such person which has not previously been provided to Parent and Merger Sub.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the completion of the Merger:

•	by mutual written consent of Fortegra and Parent;

•	by either Fortegra or Parent:

•
if the Merger is not consummated on or before December 11, 2014 (which date may be extended to February 11, 2014 upon written notice by either Fortegra or Parent if additional time is needed to make certain filings with, or procure certain approvals from, the insurance commissioners or departments of health or other regulatory bodies having jurisdiction over such matters); or

•	if any governmental authority issues an order that prevents consummation of the Merger and the order, judgment, injunction, or determination has become final and non-appealable; or

•
if written consents executed by the Principal Stockholders had not been timely delivered to Parent and Fortegra after the execution of the Merger Agreement (which written consents were timely delivered); or

•
(i) the debt financing marketing period has ended, (ii) all of the closing conditions have been satisfied or waived (except those, by their nature, to be satisfied at closing), (iii) Parent, Holdings and Merger Sub do not receive the proceeds of the debt financing on the terms provided for in the Debt Commitment Letter and, as a result, the Merger is not consummated within two business days after notice thereof from Fortegra.

•	by Parent:

•
if we materially breach or fail to perform, and do not timely cure, any of our representations, warranties, covenants or other agreements contained in the Merger Agreement, which would give rise to the failure of conditions set forth in the Merger Agreement and described under “The Merger Agreement-Conditions to the Merger-Conditions to Parent’s and Merger Sub’s Obligations”;

•	if the Board of Directors of Fortegra:

(i)
adopts, approves, endorses or recommends any (A) takeover proposal, (B) merger, consolidation, business combination, or other transaction involving Fortegra pursuant to which any person (or its stockholders) would own, if consummated, all or substantially all of the outstanding capital stock of or assets of Fortegra and its subsidiaries taken as a whole (an “Acquisition Transaction”) or (C) Superior Proposal (as defined below),

(ii)	fails to recommend against acceptance of any tender or exchange offer for the Common Stock within ten business days after commencement of such offer, or

(iii)
withdraws or amends in a manner adverse to Parent, or publicly proposes to do so, its determination that the Merger and Merger Agreement are fair to, and in the best interests of, the Company and its stockholders, or its approval of the Merger Agreement and the Merger and recommendation of their adoption by Fortegra’s stockholders; or

•
if Fortegra enters into, or publicly announces its intention to enter into, a letter of intent, acquisition agreement, or other similar agreement relating to a takeover proposal (including any agreement which, in the good faith determination of the Board, taking into consideration the various legal, financial, and regulatory aspects of such takeover proposal, if reasonably likely that it would be consummated and would result in a transaction that is more favorable from a financial point of view to the stockholders of Fortegra than the Merger (a “Superior Proposal”)); or

•
the Board fails to reaffirm (publicly, if so requested by Parent) its determination that the Merger and Merger Agreement are fair to, and in the best interests of, the Company and its stockholders, or its approval of the Merger Agreement and the Merger and recommendation of their adoption by Fortegra’s stockholders within ten (10) business days after the date any takeover proposal (or material modification thereto) is first publicly disclosed by Fortegra or the person making such takeover proposal; or

•	if a tender or exchange offer for Common Stock is commenced and Fortegra does not file a Schedule 14D-9 with the SEC recommending that Fortegra’s stockholders reject such takeover proposal; or

•	Fortegra breaches in any material respect its non-solicitation covenants under the Merger Agreement, and such violation or breach results in the receipt by Fortegra of a takeover proposal.

•	by Fortegra:

•
if Parent, Holdings or Merger Sub materially breaches or fails to perform, and does not timely cure such breach or failure to perform of, any of their representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform would give rise to the failure of conditions set forth in the Merger Agreement and described under “The Merger Agreement-Conditions to the Merger-Conditions to Fortegra’s Obligations”; or

•	if prior to September 10, 2014, Fortegra (i) executes a binding definitive agreement in respect of a Superior Proposal and (ii) pays to Parent the termination fee.

Certain of the termination rights described above will not be available to any party that has breached in any material respect its obligations under the Merger Agreement in any manner that was the principal cause of the failure to consummate the Merger.

Termination Fees and Expenses

Company Termination Fee

The Merger Agreement provides that Fortegra is to pay Parent a termination fee of $7,620,455 if:

•
(A) the Merger Agreement is terminated by (i) either party, because the closing has not occurred on or before December 11, 2014 (which end date may have been extended by the parties to February 11, 2015) or (ii) Parent, for a breach of or failure to perform by the Company of any representation, warranty, covenant or agreement set forth in the Merger Agreement, which breach or failure would give rise to the failure of the condition to closing of the Merger relating to the accuracy of the representations and warranties of the Company or compliance by it with its obligations under the Merger Agreement, and such breach or failure cannot be cured or, if curable, is not cured prior to 30 days after written notice thereof is given by Parent to the Company, or (iii) Parent, because a written consent executed by the Principal Stockholders was not delivered (which written consent was obtained upon delivery by the Principal Stockholders), (B) a takeover proposal has been made publicly within the “go-shop” and (C) within 6 months after such termination the Company has consummated or entered into a definitive agreement relating to such takeover proposal for the Company;

•
Parent terminates the Merger Agreement because (A) the Company shall have entered into, or publicly announced its intention to enter into, a definitive acquisition agreement in respect of an acquisition of the Company (including a Superior Proposal); (B) the Board fails to reaffirm the its recommendation of the Merger and the Merger Agreement to the Company stockholders within ten business days after the date any takeover proposal (or material modification thereto) is first publicly disclosed by the Company or the person making such takeover proposal, (C) a tender offer or exchange offer relating to the Common Stock shall have been commenced by a person unaffiliated with Parent and the Company shall not have sent to its stockholders pursuant to Rule 14e-2 under the Securities Act, within ten business days after such tender offer or exchange offer is first published, sent or given, a statement reaffirming the Board’s recommendation of the Merger and the Merger Agreement to the Company’s stockholders and recommending that stockholders reject such tender or exchange offer, or (D) the Company shall have breached in any material respect its non-solicitation obligations pursuant to the Merger Agreement, and such violation or breach has resulted in the receipt by the Company of a takeover proposal;

•	Fortegra terminates the Merger Agreement during the “go-shop” thirty day period, in order to enter into a definitive agreement for a superior proposal; or

•
Parent terminates the Merger Agreement during the “go-shop” period because the Board has changed its recommendation of the Merger and the Merger Agreement to Company stockholders and within six months after such termination, the Company consummates, or enters into a definitive agreement relating to a takeover proposal for the Company.

Parent Termination Fees

The Merger Agreement provides that Parent is to pay us a termination fee of $13,063,637 if we terminate the Merger Agreement if (i) all of the closing conditions have been satisfied or waived (except those, by their nature, to be satisfied at closing), and (ii) Parent, Holdings and Merger Sub do not receive the proceeds of the debt financing on the terms provided for in the Debt Commitment Letter or any alternative financing and, as a result, fail to consummate the Merger within two business days following the delivery of notice regarding clause (i) from Fortegra.

Expenses

Pursuant to the Merger Agreement, each party shall pay its own fees and expenses incurred by it in connection with the Merger Agreement, the Merger and the other transactions contemplated by the Merger

Agreement, whether or not the Merger is consummated; provided, however, Parent shall pay all of the filing fees and expenses for Parent’s pre-merger notification and report forms under the Hart-Scott-Rodino Act; provided, further, that the Company shall pay all of the fees and expenses in connection with preparation of the Company’s pre-merger notification and report forms under the Hart-Scott-Rodino Act, if any.

Employee Matters

The Merger Agreement provides that, for a period of not less than twelve months following the effective time of the Merger, the employees of the Company who remain in the employment of the surviving corporation and its subsidiaries at the effective time of the Merger shall receive compensation and employee benefits (other than equity‑based compensation) that are substantially comparable in the aggregate to the employee benefits provided to the employees of the Company immediately prior to the effective time of the Merger.

Following the completion of the Merger, each employee of the Company will be credited with his or her years of service with the Company, its subsidiaries and respective affiliates (and any service with a predecessor employer) before the closing date of the Merger for purposes of eligibility, determination of the level of benefits (other than defined benefit accruals) and vesting (including for purposes of accrual of vacation and other paid time off and severance benefits) under the compensation and benefit plans, programs, agreements and arrangements of Parent, the surviving corporation or any respective subsidiary or affiliate thereof providing benefits to employees after the closing date to the same extent as such employee was entitled before the closing date to credit for such service under any similar Company benefit plan (except to the extent such service credit would result in duplication of benefits).

Parent will use commercially reasonable efforts to waive for the continuing employees all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare plans of the Company and its subsidiaries prior to the effective time of the Merger and provide each continuing employee with credit for any co-payments and deductibles paid prior to the effective time of the Merger in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.

Amendment, Extension and Waiver

The parties may amend provisions of the Merger Agreement at any time before the effective time of the Merger, except that (i) after the specified stockholder approval has been obtained (which approval has been obtained), no amendment that requires further approval by stockholders of Fortegra is permitted without the further approval of such stockholders and (ii) amendments to certain sections of the Merger Agreement that are adverse to Lenders, are to be approved by the Lenders. Any such amendment must be in writing and signed by each of the parties.

At any time prior to the effective time of the Merger, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement or (c) waive compliance with any of the agreements or conditions contained in the Merger Agreement. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to the Merger Agreement to assert any of its rights under the Merger Agreement or otherwise will not constitute a waiver of such rights. No waiver in respect of any provisions of which any of Parent’s debt financing sources is expressly made a third party beneficiary pursuant to the Merger Agreement shall be permitted in a manner adverse to any debt financing source of Parent without the prior written consent of such debt financing source.

Remedies

The Company’s right to receive the termination fee from Parent is, subject to certain rights to equitable relief including specific performance described below, the sole and exclusive remedy of the Company against Parent, Holdings, Merger Sub, the Lenders and any of their respective former, current or future equity holders, controlling persons, directors, officers, employees, agents, attorneys, members, managers, management companies, general or limited partners, assignees or affiliates, and other related persons, for any loss suffered as a result of the failure of the Merger to be consummated because of the failure of Parent’s debt financing to be available at the Effective Time. Upon payment of the applicable termination fee due by Parent under such circumstances, no such party will have any further liability or obligation relating to or arising out of the Merger Agreement or the transactions contemplated thereby.

Parent’s right to receive payment from the Company of the termination fee payable by Fortegra will be, subject to certain rights to equitable relief including specific performance described below, the sole and exclusive remedy of Parent, Holdings, Merger Sub, and the Lenders against the Company and its subsidiaries, and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or affiliates, and other related persons, for any loss suffered as a result of the failure of the merger to be consummated or for a breach of the Merger Agreement. Upon payment of such amount by the Company, no such party will have any further liability or obligation relating to or arising out of the Merger Agreement or the transactions contemplated thereby.

Prior to the valid termination of the Merger Agreement, the parties are entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions thereof, in addition to any other remedy to which they are entitled. Following the valid termination of the Merger Agreement, the parties have the right to seek monetary damages for a willful and material breach of the Merger Agreement.

MARKET PRICE OF OUR COMMON STOCK

General

Our third Amended and Restated Certificate of Incorporation provides that we may issue up to 160,000,000 shares of stock, consisting of: (a) 150,000,000 shares of Common Stock, par value $0.01 per share, and (b) 10,000,000 shares of Preferred Stock, par value $0.01 per share. As of August 15, 2014, there were 20,061,849 shares of Common Stock outstanding and no shares of Preferred Stock were outstanding.

Principal Trading Market; High and Low Sales Prices

Our Common Stock is listed on the New York Stock Exchange under the symbol “FRF.” On August 11, 2014, the last trading day before the Board of Directors met to consider the Merger Agreement, the closing price on the New York Stock Exchange for our Common Stock was $7.02 per share. The $10.00 cash consideration to be paid for each share of our Common Stock in the Merger represents an approximate 42.5% premium to the closing sale price of $7.02 of our Common Stock on August 11, 2014, the last trading day prior to our public announcement that we had entered into the Merger Agreement, and represents an approximate premium of 38.6%, 39.3% and 33.0% to Fortegra’s average closing prices for the three, six and 12-month periods ended August 11, 2014, respectively. On September 24, 2014, the last trading day before the date of this information statement, the closing sale price of our Common Stock on the New York Stock Exchange was $9.89 per share. You are encouraged to obtain current market quotations for our Common Stock.

The following table sets forth, for the fiscal quarters indicated, the high and low sales price per share, as reported on the New York Stock Exchange, for our Common Stock.

	High	Low
Fiscal Year Ended December 31, 2012
First Quarter	$8.45	$6.49
Second Quarter	8.50	7.71
Third Quarter	8.36	7.44
Fourth Quarter	9.17	7.94

Fiscal Year Ended December 31, 2013
First Quarter	$9.63	$8.50
Second Quarter	8.89	6.17
Third Quarter	8.70	6.55
Fourth Quarter	8.66	6.90

Fiscal Year Ended December 31, 2014 (through September 24, 2014)
First Quarter	$8.50	$6.85
Second Quarter	7.70	6.46
Third Quarter (through September 24, 2014)	9.95	6.70

There are no shares of Preferred Stock outstanding or listed for trading on any market. Following the Merger, there will be no further market for our Common Stock and our Common Stock will be delisted from the New York Stock Exchange and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC on account of our Common Stock.

Dividends on our Common Stock

We have not declared or paid cash dividends on our Common Stock in the past three years and do not anticipate paying any cash dividends on our Common Stock in the foreseeable future. Following consummation of the Merger, we will be a wholly-owned subsidiary of Parent. If the Merger is not consummated, the Company may reconsider the payment of dividends and any such determination to pay dividends in the future will be at the discretion of our Board of Directors and will depend upon restrictions in our debt instruments; general economic business conditions; our financial condition and results of operations; the ability of our operating subsidiaries to pay dividends and make distributions to us; and such other factors as our Board of Directors may deem relevant.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is American Stock Transfer & Trust Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Fortegra’s common stock (as of August 15, 2014, unless otherwise indicated) for the following:

•	each person (or group of affiliated persons) who is known by us to beneficially own 5% or more of the outstanding shares of our common stock;

•	each of our non-employee directors;

•	each of our named executive officers; and

•	all directors, director nominees and current executive officers of Fortegra as a group.

We have determined beneficial ownership in accordance with SEC rules. The information does not necessarily indicate beneficial ownership for any other purpose. A person is deemed to be a beneficial holder of our common stock if that person has or shares voting power, which includes the power to vote or direct the voting of our common stock, or investment power, which includes the power to dispose of or to direct the disposition of such capital stock. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. The percentages of beneficial ownership set forth below are based on 20,061,849 shares of our Common Stock issued and outstanding as of August 15, 2014.

Except as otherwise indicated, the address for each person listed below is c/o Fortegra Financial Corporation, 10151 Deerwood Park Blvd. Building 100, Suite 330, Jacksonville, FL 32256.

Name and Address of Beneficial Owner	Shares	Percentage
5% Stockholders:
Summit Partners, L.P.(1) 222 Berkeley Street, 18th Floor, Boston, MA 02116	12,438,772	62.0%
T. Rowe Price Associates, Inc.(2) 100 E. Pratt Street, Baltimore, MD 21202	1,816,186	9.1%

Named Executive Officers and Directors:
Richard S. Kahlbaugh(3)	663,534	3.2%
Walter P. Mascherin(4)	115,262	*
W. Dale Bullard(5)	647,779	3.2%
Joseph R. McCaw, II(6)	72,927	*
John R. Carroll(7)	—	*
Francis M. Colalucci	62,000	*
Frank P. Filipps	60,000	*
J.J. Kardwell	—	*
Arun Maheshwari	45,000	*
Ted W. Rollins	60,000	*
Sean S. Sweeney	30,000	*
All directors and executive officers as a group	1,788,652	8.4%
* less than 1%

(1)
Includes 7,185,871 shares held by Summit Partners Private Equity Fund VII-A L.P., 4,315,949 shares held by Summit Partners Private Equity Fund VII-B L.P., 591,713 shares held by Summit Subordinated Debt Fund III-A L.P., 308,237 shares held by Summit Subordinated Debt Fund III-B L.P., and 37,002 shares held by Summit Investors VI L.P. (such entities are collectively referred to as "Summit Partners"). Summit Partners, L.P. is (i) managing member of Summit Partners PE VII, LLC, which is the general partner of Summit Partners PE VII, L.P., which is the general partner of Summit Partners Private Equity Fund VII-A, L.P. and Summit Partners Private Equity Fund VII-B, L.P., (ii) the managing members of Summit Partners SD III, LLC, which is the general partner of Summit Partners SD III, L.P., which is the general partner of Summit Subordinated Debt Fund III-A, L.P. and Subordinated Debt Fund III-B, L.P. and (iii) the managing member of Summit Partners VI (GP), LLC, which is the general partner of Summit Partners VI (GP), L.P., which is the general partner of Summit Investors VI, L.P. Summit Partners, L.P., through a two-person investment committee, currently composed of Martin J. Mannion and Bruce R. Evans, has voting and dispositive authority over the shares held by each of these entities and therefore beneficially owns such shares. The address for each of these entities is 222 Berkeley Street, 18th Floor, Boston, MA 02116. Entities affiliated with Summit Partners hold private equity investments in one or more broker-dealers, and as a result Summit Partners is an affiliate of a broker-dealer. However, Summit Partners acquired the securities in Fortegra in the ordinary course of business for investment for its own account and not as a nominee or agent and, at the time of that purchase, had no contract, undertaking, agreement, understanding or arrangement, directly or indirectly, with any person to sell, transfer, distribute or grant participations to such person or to any third person with respect to those securities.

(2)
Based on information contained in a report on Schedule 13G that T. Rowe Price filed with the SEC, which contained information as of December 31, 2013. T. Rowe Price (Price Associates) has indicated to us that these securities are owned by various individual institutional investors which it serves as investment adviser with power to direct investments and/or sole power with respect to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3)
Includes 8,816 shares held by the company for Mr. Kahlbaugh's benefit, 9,298 shares held jointly by Mr. Kahlbaugh and his wife, and 584,550 shares that are subject to options that are currently exercisable or exercisable within 60 days of August 15, 2014.

(4)	Includes 101,393 shares that are subject to options that are currently exercisable or exercisable within 60 days of August 15, 2014.

(5)
Includes 2,625 shares of stock owned by Mr. Bullard's wife, 15,592 shares held in an IRA, 33,656 shares held by the company for Mr. Bullard's benefit, and 489,043 shares that are subject to options that are currently exercisable or exercisable within 60 days of August 15, 2014.

(6)	Includes 20,000 shares that are subject to options that are currently exercisable or exercisable within 60 days of August 15, 2014.

(7)
Excludes shares held by Summit Partners. Mr. Carroll is a member of the general partner of Summit Partners L.P. and as a result may be deemed to beneficially own the shares owned by Summit Partners. Mr. Carroll disclaims ownership of the shares held by Summit Partners, except to the extent of his pecuniary interest therein.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This information statement, and the documents to which we refer in this information statement, contain forward-looking statements that involve numerous risks and uncertainties which may be difficult to predict. The statements contained in this communication that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, as amended, including, without limitation, statements regarding projections of net sales, EBITDA, net income or other financial items, the expected timing of the closing of the proposed Merger, the management of the Company and the Company’s current views and estimates regarding our industry, business strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. All forward-looking statements included in this communication are based on information available to the Company on the date hereof. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate," "estimate," "expect," "project,'' "plan," "intend," "believe," "may," "should," "can have," "will," "likely" and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating results or financial performance or other events.

No assurance can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on our business, results of operations or financial condition. Accordingly, actual results may differ materially and adversely from those expressed in any forward-looking statements. Neither the Company nor any other person can assume responsibility for the accuracy and completeness of forward-looking statements. There are various important factors that could cause actual results to differ materially from those in any such forward-looking statements, many of which are beyond the Company’s control. These factors include, without limitation: the results and impact of the Company’s announcement of the proposed Merger; failure to obtain, delays in obtaining or adverse conditions contained in any required regulatory or other approvals in connection with the Merger; failure to consummate or delay in consummating the Merger for other reasons; changes in laws or regulations; the outcome of any legal proceedings that may be instituted against Fortegra and others related to the Merger Agreement; the impact of the Merger on our ability to attract and retain key personnel, on our sales of products and services, and on our total costs and expenses; the diversion of management’s attention from ongoing business concerns as a result of the Merger; costs relating to the Merger, such as legal, accounting and financial advisory fees, and, in specified circumstances, termination fees, that may be required to be paid even if the Merger is not completed; and other factors that are set forth in the Company’s filings with the Securities and Exchange Commission (“SEC”), including risk factors in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on March 14, 2014 and available at http://www.sec.gov and in all filings with the SEC made by us subsequent to the filing of the Form 10-K.

Any forward-looking statement made by us in this information statement speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

ADDITIONAL INFORMATION

The following documents that we previously filed with the SEC accompany this information statement, portions of which are referenced herein:

•
Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2013, filed with the SEC on March 14, 2014, including the financial statements and related notes thereto and the report of independent registered public accounting firm, is attached to this information statement as Annex E.

•
Quarterly Report of the Company on Form 10-Q for the fiscal quarter ended March 31, 2014, filed with the SEC on May 14, 2014, including the financial statements and related notes thereto, is attached to this information statement as Annex F.

•
Quarterly Report of the Company on Form 10-Q for the fiscal quarter ended June 30, 2014, filed with the SEC on August 14, 2014, including the financial statements and related notes thereto, is attached to this information statement as Annex G.

Such Annual Report and Quarterly Reports should be read in conjunction with this information statement.

In addition, subsequent to the fiscal year ended December 31, 2013, the Company filed the following Current Reports on Form 8-K:

•	Current Report on Form 8-K dated and filed with the SEC on January 7, 2014.

•	Current Report on Form 8-K dated and filed with the SEC on February 12, 2014.

•	Current Report on Form 8-K dated and filed with the SEC on March 10, 2014.

•	Current Report on Form 8-K dated and filed with the SEC on March 13, 2014.

•	Current Report on Form 8-K dated and filed with the SEC on April 16, 2014.

•	Current Report on Form 8-K dated and filed with the SEC on May 12, 2014.

•	Current Report on Form 8-K dated and filed with the SEC on August 5, 2014.

•	Current Report on Form 8-K dated and filed with the SEC on August 11, 2014.

•	Current Report on Form 8-K dated and filed with the SEC on August 12, 2014.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. These reports, proxy statements and other information contain additional information about the Company. Stockholders may read and copy any reports, statements or other information filed by the Company at the SEC’s public reference room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference section of the SEC at Station Place, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The Company’s SEC filings made electronically are available to the public at the SEC’s website located at www.sec.gov. Stockholders can also obtain free copies of the Company’s SEC filings through the “Investor Relations” section of the Company’s website at www.fortegra.com. The Company’s website address is being provided as an inactive textual reference only. The information provided on the Company’s website, other than the copies of the documents listed or referenced above that have been or will be filed with the SEC, is not part of this information statement, and therefore is not incorporated herein by reference.

Pursuant to the rules of the SEC, services that deliver the Company’s communications to stockholders that hold their stock through a bank, broker or other holder of record may deliver to multiple stockholders sharing the same address a single copy of the Company’s information statement, unless the Company has received contrary instructions from one or more of the stockholders. Upon written or oral request, the Company will promptly deliver a separate copy of this information statement to any stockholder at a shared address to which a single copy of this information statement was delivered. Multiple stockholders sharing the same address may also notify the Company if they wish to receive separate copies of the Company’s communications to stockholders in the future or if they are currently receiving multiple copies of such communications and they would prefer to receive a single copy in the future. Stockholders may notify the Company of their requests by calling or writing Fortegra Financial Corporation, 10151 Deerwood Park Blvd. Building 100, Suite 330, Jacksonville, FL 32256, telephone (866) 961-9529.

Annex A
THE MERGER AGREEMENT

AGREEMENT AND PLAN OF MERGER
dated as of August 11, 2014,
among
TIPTREE OPERATING COMPANY, LLC
CAROLINE HOLDINGS LLC
CAROLINE MERGER SUB, INC.
and
FORTEGRA FINANCIAL CORPORATION

-i-

Annex I	Index of Defined Terms

-ii-

Exhibit A	Amended and Restated Certificate of Incorporation

Exhibit B	Stockholder Consent

-iii-

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 11, 2014, is among Tiptree Operating Company, LLC, a Delaware limited liability company (“Parent”), Caroline Holdings LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent (“Holdings”), Caroline Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Holdings (“Merger Sub”), and Fortegra Financial Corporation, a Delaware corporation (the “Company”). Capitalized terms used in this Agreement are used as defined in Section 8.03.
RECITALS
WHEREAS, pursuant to this Agreement, and upon the terms and subject to the conditions set forth herein, Merger Sub will be merged with and into the Company with the Company as the Surviving Corporation (the “Merger,” and together with the other transactions contemplated by this Agreement, the “Transaction”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), whereby each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the “Common Stock”), other than shares of Common Stock directly owned by Parent, Holdings, Merger Sub or the Company (other than Appraisal Shares) will be converted into the right to receive the Merger Consideration, subject to any withholding of taxes required by applicable Law;
WHEREAS, the Board of Directors of the Company (the “Board”), on the terms and subject to the conditions set forth herein, has unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by the Company of this Agreement and the Transaction, including the Merger and (iii) resolved to recommend adoption of this Agreement by the stockholders of the Company;
WHEREAS, the Boards of Directors or equivalent governing bodies of Parent, Holdings and Merger Sub, on the terms and subject to the conditions set forth herein, have unanimously approved and declared advisable this Agreement and the Transaction, including the Merger; and
WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.
AGREEMENT
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and subject to the conditions set forth herein, the parties intending to be legally bound hereto agree as follows:

ARTICLE I.
THE MERGER
Section 1.01    The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, (a) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall cease and (b) the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.
Section 1.02    Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., Atlanta time, on a date to be specified by the Company and Parent, which shall be no later than the second business day after satisfaction or (to the extent permitted by applicable Law and this Agreement) waiver of the conditions set forth in ARTICLE VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable Law and this Agreement) waiver of those conditions), at the offices of Kilpatrick Townsend & Stockton LLP, 1100 Peachtree Street NE, Suite 2800, Atlanta, Georgia 30309-4528, unless another time, date or place is agreed to in writing by Parent and the Company; provided, however, that if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in ARTICLE VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable Law and this Agreement) waiver of those conditions), then the Closing shall occur on the earlier to occur of (A) a date during the Marketing Period specified by Parent on not less than five (5) Business Days’ notice to the Company, (B) the third (3rd) Business Day after the final day of the Marketing Period or (C) such other date, time or place as may be agreed to in writing by the Parties. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”
Section 1.03    Effective Time. On the Closing Date, the parties hereto shall (a) file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL, and (b) make all other filings or recordings required by the DGCL to effectuate the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with, and accepted by, the Secretary of State of the State of Delaware or at such subsequent date and time as the Company and Merger Sub shall agree and specify in the Certificate of Merger (the date and time that the Merger becomes effective is referred to as the “Effective Time”).
Section 1.04    Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

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Section 1.05    Certificate of Incorporation and Bylaws.
(a)    The Amended and Restated Certificate of Incorporation of the Surviving Corporation, as amended, shall be amended at the Effective Time to read in the form of Exhibit A hereto and, as so amended, such Amended and Restated Certificate of Incorporation shall be the Amended and Restated Certificate of Incorporation of the Surviving Corporation until hereafter changed or amended as provided therein or by applicable Law.
(b)    At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.
Section 1.06    Officers and Directors. As of the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified in accordance with applicable Law, as the case may be. As of the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified in accordance with applicable Law, as the case may be.
ARTICLE II.
EFFECT OF MERGER ON CAPITAL STOCK OF CONSTITUENT CORPORATIONS;
COMPANY STOCK OPTIONS; EXCHANGE OF CERTIFICATES
Section 2.01    Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any shares of Common Stock or any shares of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”):
(a)    (i) each share of Common Stock held by the Company as treasury stock or that is issued or outstanding and owned directly or indirectly by Parent, Holdings or Merger Sub immediately prior to the Effective Time (the “Cancelled Shares”) shall be automatically cancelled and retired and shall cease to exist, and no cash, stock or other consideration shall be delivered or deliverable in exchange therefor;
(ii)    any shares of Common Stock owned by any direct or indirect wholly-owned Subsidiary of the Company shall not represent the right to receive the Merger Consideration and shall, at the election of Parent, either (A) convert into shares of a class of stock of the Surviving Corporation designated by Parent in connection with the Merger or (B) be cancelled;

Annex A - 3

(b)    each share of Merger Sub Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation; and
(c)    each share of Common Stock (including each share of Restricted Stock) that is issued and outstanding immediately prior to the Effective Time, other than Cancelled Shares and Appraisal Shares, shall automatically be converted into the right to receive an amount in cash equal to $10.00, without interest and subject to any withholding of taxes required by applicable Law (the “Merger Consideration”) and all such shares of Common Stock shall cease to be outstanding and shall be automatically cancelled and retired and shall cease to exist, and each holder of a certificate (a “Common Stock Certificate”) or book-entry shares (“Book-Entry Shares”) that, immediately prior to the Effective Time, represented any shares of Common Stock shall thereafter cease to have any rights with respect to such shares of Common Stock, except, in all cases, the right to receive (other than with respect to the Cancelled Shares and the Appraisal Shares) the Merger Consideration, without interest, to be paid in consideration therefore upon surrender of such Certificate in accordance with Section 2.05.
Section 2.02    Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares (the “Appraisal Shares”) of Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(c), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262. At the Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 2.01(c). The Company shall serve prompt notice to Parent of any demands for appraisal of any shares of Common Stock, withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.
Section 2.03    Restricted Stock; Company Stock Options.
(a)    Restricted Stock. At or prior to the Effective Time, the Company shall take, and cause the Board or any committee administering the Stock Option Plans to adopt resolutions

Annex A - 4

approving the taking of, all actions to provide that each share of Common Stock outstanding immediately prior to the Effective Time that is subject to vesting or other lapse restrictions pursuant to the Stock Option Plans or any applicable restricted stock award agreement (collectively, “Restricted Stock”) (i) shall automatically vest and become free of such restrictions (regardless of whether the documents governing such Restricted Stock so provide) immediately prior to the Effective Time, (ii) shall cease to be outstanding and shall be automatically cancelled and retired and shall cease to exist, and (iii) shall be automatically converted into the right to receive the Merger Consideration in accordance with Section 2.01(c); provided, however, that the Merger Consideration shall be paid net of any applicable tax withholdings as set forth in Section 2.03(b)(ii) below, which the Surviving Corporation or the Parent, as the case may be, shall promptly pay when due to the appropriate Governmental Entity for the account of each holder of the Restricted Stock.
(b)    Stock Options.
(i)    At or prior to the Effective Time, with respect to each option outstanding immediately prior to the Effective Time, whether or not then exercisable or vested, that represents the right to acquire shares of Common Stock under the Stock Option Plans or otherwise (such options, the “Cash Out Options”), the Company shall take, and cause the Board or any committee administering the Stock Option Plans to adopt resolutions approving the taking of, commercially reasonable efforts to provide that each such Cash Out Option shall as of the Effective Time (A) automatically become fully vested and exercisable (regardless of whether the documents governing such Cash Out Options so provide), (B) cease to be outstanding and be automatically cancelled and cease to exist, and (C) be automatically converted into the right to receive the Option Cash Amount. For purposes of this Section 2.03(b), “Option Cash Amount” shall mean the product of (1) the excess, if any, of the Merger Consideration over the exercise price per share of the applicable Cash Out Option, and (2) the number of shares subject to the applicable Cash Out Option; provided, however, that the Option Cash Amount shall be paid net of any applicable tax withholdings as set forth in clause (ii) below, which the Surviving Corporation or the Parent, as the case may be, shall promptly pay when due to the appropriate Governmental Entity for the account of each holder of the Cash Out Option. For the avoidance of doubt, to the extent the exercise price per share of the applicable Cash Out Option exceeds the Merger Consideration, such Cash Out Options shall be cancelled and cease to exist without the payment of any consideration.
(ii)    At the Effective Time, Parent shall pay the aggregate Option Cash Amount payable by the Surviving Corporation with respect to all Cash Out Options, to the

Annex A - 5

account or accounts designated by the Company by wire transfer of immediately available United States funds. Promptly after the Effective Time (but in no event later than the second business day thereafter), the Surviving Corporation shall pay the holders of Cash Out Options, as the case may be, the cash payments specified in this Section 2.03(b). No interest shall be paid or accrue on such cash payments. To the extent the Surviving Corporation or Parent is required to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Cash Out Options or any holder of Restricted Stock with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of any other tax Law, the amounts so withheld and paid over to the appropriate taxing authority by the Surviving Corporation or Parent shall be treated for all purposes of this Agreement as having been paid to the holder of Cash Out Options or Restricted Stock in respect of which such deduction and withholding was made by the Surviving Corporation.
Section 2.04    Certain Adjustments. Notwithstanding any provision of this ARTICLE II to the contrary, if, between the date of this Agreement and the Effective Time, (a) the outstanding shares of Common Stock shall have been increased, decreased, changed into or exchanged for a different number of shares or different class, in each case, by reason of any reclassification, recapitalization, stock split (including reverse stock split), split-up, combination or exchange or readjustment of shares, (b) a stock dividend or dividend payable in any other securities of the Company shall be declared with a record date within such period, or (c) any similar event shall have occurred, then in each case the Merger Consideration and the Option Cash Amount shall be appropriately adjusted to provide the holders of shares of Common Stock and Cash Out Options, respectively, the same economic effect as contemplated by this Agreement prior to such event.
Section 2.05    Exchange of Certificates and Book-Entry Shares; Paying Agent.
(a)    Paying Agent. Prior to the Closing Date, Parent shall designate, and enter into an agreement (which shall be in customary form reasonably acceptable to the Company) with, a bank or trust company reasonably acceptable to the Company to act as paying agent for the Merger Consideration payable to holders of Common Stock as a result of the Merger upon surrender of Certificates or Book-Entry Shares, as applicable (the “Paying Agent”). Immediately prior to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, Parent will deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of shares of Common Stock that have been converted into the right to receive Merger Consideration pursuant to Section 2.01(c), cash sufficient to effect the payment of the Merger Consideration to which such holders are entitled pursuant to Section 2.01(c) upon surrender of Certificates or Book-Entry Shares, as applicable. Such Merger Consideration, once deposited with the Paying Agent, shall, pending its disbursement to such holders, be held in trust for the benefit of such holders and shall not be used for any other purposes.

Annex A - 6

(b)    Payment Procedures. As soon as practicable after the Effective Time (but no later than the second business day thereafter), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Common Stock as of immediately prior to the Effective Time (i) a letter of transmittal (which shall be in such a customary form reasonably acceptable to the Company), and (ii) instructions for use in effecting the surrender of the Certificates and Book-Entry Shares in exchange for payment of the applicable Merger Consideration to which the holder thereof is entitled. Upon surrender of a Certificate or Book-Entry Shares, as applicable, for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed, the holder of such Certificate or Book-Entry Shares, as applicable, shall be entitled to receive the applicable Merger Consideration, without interest, in exchange for each share of Common Stock formerly represented by such Certificate or Book-Entry Shares, as applicable, and the Certificate or Book-Entry Shares, as applicable, so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 2.05(b), each Certificate or Book-Entry Shares, as applicable, (other than a Certificate or Book-Entry Shares, as applicable, representing shares of Common Stock cancelled in accordance with Section 2.01(a)) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without interest, into which the shares of Common Stock theretofore represented by such Certificate or Book-Entry Shares, as applicable, are convertible into pursuant to Section 2.01(c).
(c)    No Further Ownership Rights in Common Stock; Transfer Books. All consideration paid upon the surrender of a Certificate or Book-Entry Shares, as applicable, in accordance with the terms of this ARTICLE II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Common Stock theretofore represented by such Certificate or Book-Entry Shares, as applicable, and, at the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Common Stock which were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates or Book-Entry Shares, as applicable, that evidenced ownership of either shares of Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Common Stock except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates or Book-Entry Shares, as applicable, are presented to the Surviving Corporation, Parent or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this ARTICLE II, except as otherwise provided by applicable Law.
(d)    Undistributed Merger Consideration. Any portion of the funds made available to the Paying Agent pursuant to Section 2.05(a) that remains undistributed to holders of Certificates or Book-Entry Shares, as applicable, on the date that is one (1) year after the Effective Time shall be delivered to the Surviving Corporation or its designee, and any holder of a Certificate or Book-Entry Shares, as applicable, who has not theretofore complied with this

Annex A - 7

ARTICLE II shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) and only as a general creditor thereof with respect to the payment of any Merger Consideration to which such holder is entitled pursuant to this ARTICLE II upon surrender of a Certificate or Book-Entry Shares, as applicable. Any portion of the funds made available to the Paying Agent pursuant to Section 2.05(a) that remains unclaimed by holders of Certificates or Book-Entry Shares, as applicable, on the date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by Law, become the property of the Surviving Corporation, free and clear of all claims or interests of any Person previously entitled thereto.
(e)    No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation, the Paying Agent or their respective representatives shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
(f)    Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting of a bond in customary form in favor of the Surviving Corporation, in such reasonable amount as Surviving Corporation may direct, as an unsecured indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable pursuant to this Agreement in respect of the shares of Common Stock formerly represented by such Certificate, as contemplated by this ARTICLE II.
(g)    Withholding Rights. The Surviving Corporation and Parent shall be entitled, and shall be entitled to direct the Paying Agent, to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of any other state, local or foreign tax Law. To the extent that amounts are so deducted and withheld by the Surviving Corporation, Parent or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Paying Agent, and shall be paid, by the Surviving Corporation, Parent or Paying Agent, as applicable, to the appropriate Governmental Entity.

Annex A - 8

ARTICLE III.
REPRESENTATIONS AND WARRANTIES
Section 3.01    Representations and Warranties of the Company. Except as disclosed in the disclosure schedule delivered on the date hereof to Parent and Merger Sub which is attached to this Agreement (the “Company Disclosure Schedule”) (which exceptions and responses will qualify the section or subsection they specifically reference and will also qualify other sections or subsections in this ARTICLE III to the extent that it is reasonably apparent on the face of an exception or response that such exception or response is applicable to such other section or subsection, whether or not any such section references the Disclosure Schedule) or as set forth in publicly available documents and reports filed or furnished with the SEC prior to the date of this Agreement, in each case other than any disclosures contained or referenced therein under the caption “Forward-Looking Statements,” or any forward-looking statements or risk factor disclosures referenced therein under the caption “Risk Factors” (the “Filed Company SEC Documents”), the Company represents and warrants to Parent and Merger Sub as follows:
(a)    Organization, Standing and Corporate Power. Each of the Company and each Company Subsidiary is duly formed or incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as the case may be, and has all requisite corporate or similar power and authority required to own, lease and operate its properties and to carry on its business as presently conducted. The Company and each Company Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed has not had and would not reasonably be expected to have a Material Adverse Effect.
(b)    Capital Structure.
(i)    The authorized capital stock of the Company consists of 150 million shares of Common Stock and 10 million shares of preferred stock, par value $0.01 per share (“Preferred Stock”). As of the date hereof:
(A)    20,061,849 shares of Common Stock, including 330,266 shares of Restricted Stock, are issued and outstanding, and no shares of Preferred Stock are outstanding;
(B)    1,225,815 shares of Common Stock are held by the Company in its treasury; and
(C)    1,769,147 shares of Common Stock were authorized and reserved for issuance upon exercise of outstanding options representing the right to acquire

Annex A - 9

shares of Common Stock (the “Stock Options”) awarded pursuant to, or subject to the terms of, the 2005 Equity Incentive Plan and the 2010 Omnibus Incentive Plan (collectively, the “Stock Option Plans”), 1,372,341 of which are vested.
(ii)    All issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable and not subject to and were not issued in violation of any preemptive right.
(iii)    There are no bonds, debentures, notes or other indebtedness of the Company having, or providing the holders thereof, the right to vote (or which are convertible into, exchangeable for or exercisable for, shares of capital stock, equity or other securities having the right to vote) on any matters on which stockholders of the Company may vote. There are no agreements or understandings (including any voting trust or irrevocable proxy) to which the Company or any Company Subsidiary is a party with respect to the issuance of or the voting interest in or consent of any shares of capital stock of the Company or which restrict the transfer of any such shares (other than agreements restricting the transfer of unvested shares of restricted Common Stock issued and outstanding under the Stock Option Plans).
(iv)    Other than pursuant to the Stock Option Plans and except for the Common Stock, there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities or equity interests of the Company, (B) any securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries, or (C) any warrants, calls, options, subscriptions, convertible securities or other rights to acquire from the Company or any of its Subsidiaries, and no obligation, agreement or commitment of the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company, and there are not any outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities, including any agreements granting or extending any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any securities of the Company or any of its Subsidiaries.
(v)    Section 3.01(b)(v) of the Company Disclosure Schedule sets forth a true, complete and correct list of the Stock Options, including the names of the Person to whom such Stock Options have been granted, the number of shares subject to each Stock Option, the per share exercise price for each Stock Option and the portion of each Stock Option that is currently exercisable.

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(vi)    Section 3.01(b)(vi) of the Company Disclosure Schedule sets forth a true, complete and correct list of the unvested Restricted Stock outstanding under the Stock Option Plans, including the name of the Persons to whom such Restricted Stock awards have been granted and the number of shares granted. Neither the Company nor any Company Subsidiary has issued any “phantom” stock or stock appreciation rights.
(vii)    Section 3.01(b)(vii) of the Company Disclosure Schedule sets forth a true and complete list of each Subsidiary of the Company as of the date of this Agreement and, for each such Subsidiary, its jurisdiction of incorporation or organization. Section 3.01(b)(vii) of the Company Disclosure Schedule sets forth a true and complete list of each Insurance Subsidiary of the Company in existence as of the date of this Agreement and, for each such Insurance Subsidiary, its jurisdiction of incorporation or organization and each jurisdiction where it is required to be licensed by the state department of insurance, state department of health or other applicable state agency. Prior to the date of this Agreement, the Company has made available to Parent true and complete copies of the certificate of incorporation and bylaws (or equivalent organizational documents) of each Subsidiary of the Company as in effect on the date of this Agreement.
(viii)    Except as set forth on Section 3.01(b)(viii) of the Company Disclosure Schedule, all of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities of, or other ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or other ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities of, or other ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or other ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Subsidiary Securities. Except for the capital stock or other voting securities of, or other ownership interests in, its Subsidiaries and publicly traded securities held for investment which do not exceed 5% of the outstanding securities of any entity, the Company does not own,

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directly or indirectly, any capital stock or other voting securities of, or other ownership interests in, any Person.
(c)    Authority; Noncontravention.
(i)    The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Stockholder Approval, to consummate the Merger and each of the other transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and each of the other transactions contemplated by this Agreement have been duly and validly authorized and approved by the Board and, other than obtaining the Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and each of the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (the “Bankruptcy and Equity Exceptions”). The Board, at a meeting duly called and held, has (A) adopted resolutions unanimously approving and declaring advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (B) resolved, subject to Section 4.02(f), to unanimously recommend that the stockholders of the Company adopt this Agreement and approve the Merger, and (C) directed that this Agreement be submitted to the holders of Common Stock for their adoption (the “Company Recommendation”).
(ii)    The execution, delivery and performance of this Agreement by the Company does not, and the consummation by the Company of the Transaction, including the Merger, and compliance by the Company with the provisions of this Agreement will not, conflict with, or result in any violation or breach by the Company of, or constitute a default under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any pledges, liens, charges, claims, encumbrances or security interests of any kind or nature whatsoever (collectively, “Liens”) in or upon any of the properties or other assets of the Company or any Company Subsidiary under, (A) the certificate of incorporation or the bylaws of the Company or the comparable organizational documents of any Company Subsidiary, (B) except as set forth on Section 3.01(c)(ii) of the Company Disclosure Schedule, any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, franchise or license (each, including all amendments thereto, a “Contract”) to which the Company or any Company Subsidiary is a party or any of their respective properties or other assets may be bound, or (C) subject to (1) obtaining

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the Stockholder Approval and (2) the governmental filings and the other matters referred to in Section 3.01(d) below, any (x) Law applicable to the Company or any Company Subsidiary or their respective properties or other assets or (y) order, writ, injunction, decree, statute, rule, regulation, judgment or stipulation, in each case applicable to the Company or any of its Subsidiaries or their respective properties or other assets, other than, in the case of clauses (B) and (C), any such conflicts, violations, breaches, defaults, rights, losses or Liens that would not reasonably be expected to have a Material Adverse Effect.
(d)    Governmental And Other Approvals. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, tribunal, commission, authority or accrediting body or any non-governmental self-regulatory agency, commission, authority or accrediting body (whether or not private or quasi-private) including any taxing authority (each, a “Governmental Entity”) is required by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement by the Company or the consummation of the Transaction, including the Merger, except for (i) the filing of a pre-merger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (including the rules and regulations promulgated thereunder, the “HSR Act”), and the receipt, termination or expiration, as applicable, of approvals or waiting periods required under the HSR Act or any other applicable competition, merger control, antitrust or similar law or regulation, (ii) the state insurance department and other filings and approvals that, in each case of this clause (ii), are listed on Section 3.01(d) of the Company Disclosure Schedule (the consents, approvals orders, authorizations, acknowledgements and filings required under or in connection with this clause (ii), the “Required Governmental Authorizations”), filings of the preacquisition statements required by applicable state insurance holding company system laws indicated on Section 3.02(b) of the Parent Disclosure Schedule and acquisition of control filing in all jurisdictions indicated on Section 3.02(b) of the Parent Disclosure Schedule, (iii) the filing with the Securities and Exchange Commission (the “SEC”) of (A) an information statement of the type contemplated by Rule 14c-2 under the Exchange Act related to the Merger and this Agreement (such information statement, including any amendment or supplement thereto, the “Information Statement”) and (B) such reports under the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the “Exchange Act”), the Securities Act (as defined below) and state securities or state “blue sky” laws as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iv) the DGCL with respect to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any Company Subsidiary is qualified to do business, and (v) any filings required under the rules and regulations of the New York Stock Exchange (the “NYSE”).
(e)    Company SEC and Statutory Reports.

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(i)    The Company has filed with or furnished to the SEC all forms, reports, statements, certifications and other documents required to be filed by it with the SEC since December 31, 2011 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Company SEC Documents”). As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder, the “Securities Act”)) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), the Company SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder (including the Sarbanes-Oxley Act), applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended prior to the date of this Agreement, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein to make the statements therein, in light of the circumstances under which they were made, not misleading.
(ii)    Each of the audited consolidated financial statements and unaudited consolidated financial statements of the Company included in the Company SEC Documents (including the related notes and schedules), as of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), complied as to form in all material respects with all applicable published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q and Regulation S-X of the SEC), were prepared in accordance with generally accepted accounting principles in the United States consistently applied (“GAAP”) and applicable published rules and regulations of the SEC consistently applied during the periods involved (except (A) with respect to financial statements included in Company SEC Documents filed as of the date of this Agreement, as may be indicated in the notes thereto, or (B) as permitted by the rules and regulations of the SEC, including Regulation S-X), and fairly present in all material respects in accordance with GAAP the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated statements of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown therein. There are no off-balance sheet arrangements of any type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K that have not been so described in the Company SEC Documents filed prior to the date hereof nor any obligations to enter into any such arrangements. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC or its staff.

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(iii)    Since January 1, 2012, each Insurance Subsidiary has filed all annual statements (including the audited statutory financial statements) and quarterly statements, each together with all exhibits, schedules and notes thereto, required to be filed by it with any Governmental Entity (the “Company Statutory Filings”). The Company has made available to Parent correct and complete copies of all Company Statutory Filings. The Company Statutory Filings and the respective statements of assets, liabilities, surplus and other funds, reserves and expenses and cash flows included or incorporated by reference therein (A) were prepared from the books and records of the applicable Insurance Subsidiary, (B) fairly present in all material respects the statutory financial condition and results of operations of the applicable Insurance Subsidiary as of the date and for the periods then ended (subject to normal and recurring year-end adjustments in the case of any interim statements) and (C) were prepared in all material respects in conformity with statutory accounting principles prescribed or permitted by the relevant Governmental Entity (“SAP”) applied on a consistent basis (except as may be indicated in the notes thereto).
(iv)    The loss reserves and other actuarial amounts of the Insurance Subsidiaries as of December 31, 2013 recorded in their respective Company Statutory Filings: (A) were determined in all material respects in accordance with ASOPs in effect on that date (except as may be indicated in the notes thereto), (B) were computed on the basis of methodologies consistent in all material respects with those used in computing the corresponding reserves in the prior fiscal years (except as may be indicated in the notes thereto) and (C) include provisions for all actuarial reserves that are required to be established in accordance with applicable Laws; provided, however, that it is acknowledged and agreed by Parent and Merger Sub that the Company and its representatives are not making any representation or warranty in this Agreement and nothing contained in this Agreement, including the Company Disclosure Schedule, or any other agreement, document or instrument to be delivered in connection with this Agreement is intended or shall be construed to be a representation or warranty of the Company or any of its representatives in respect of the adequacy or sufficiency of the reserves of the Company or the Company’s Insurance Subsidiaries.
(v)    Neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise and whether due or to become due) and there is no existing condition, situation or set of circumstances that would be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except liabilities or obligations (A) reflected or reserved against on the consolidated balance sheet, including the notes thereto (the “Balance Sheet”) of the Company as of December 31, 2013 (the “Balance Sheet Date”) included in the Company SEC Documents, (B) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice, (C) as specifically contemplated by this Agreement or otherwise in connection with the transactions contemplated

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by this Agreement, or (D) as would not reasonably be expected to have a Material Adverse Effect.
(vi)    The Company’s disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) are designed to provide reasonable assurance that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management, including its principal executive and principal financial officers, as appropriate to allow timely decisions regarding required disclosure. The Company’s internal control over financial reporting (as defined in Rules 13a-15(f) under the Exchange Act) is designed to provide reasonable assurance that the objectives of internal control over financial reporting as set forth in Rule 13a-15(f) are met. The Company has evaluated its disclosure controls and procedures and internal control over financial reporting at the times and as required by the Exchange Act, and the Company determined that its disclosure controls and procedures and internal control over financial reporting were effective to provide reasonable assurance that the respective objectives of disclosure controls and procedures and internal control over financial reporting were met as of the dates of such evaluations. Since December 31, 2012, subject to any applicable grace periods, (i) the Company and each of its officers and directors have been in compliance in all material respects with the applicable listing and other rules and regulations of the NYSE and (ii) the Company has been in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.
(vii)    To the Company’s Knowledge, there is no fraud or allegation of fraud that involves the Company’s senior management or other employees who have a significant role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and the Company Subsidiaries.
(f)    Absence of Changes. Since the Balance Sheet Date, except for this Agreement and the transactions contemplated by this Agreement, the Company and the Company Subsidiaries have conducted their respective businesses in the ordinary course of business, and there has not been any Material Adverse Change or any event, change or occurrence that would reasonably be expected to result in a Material Adverse Change. Since the Balance Sheet Date through and including the date hereof, except as set forth on Section 3.01(f) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has taken any action that would have been prohibited by Section 4.01(a) through (u) hereof if such action were taken after the execution and delivery of this Agreement.
(g)    Litigation. Except as set forth in Section 3.01(g) of the Company Disclosure Schedule, and other than claims litigation and disputes in the ordinary course of the Company’s business, as of the date hereof there is no suit, claim, action, legal or administrative proceeding pending, or, to the Company’s Knowledge, threatened, against the Company or any

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Company Subsidiary. Neither the Company nor any Company Subsidiary is subject to any material outstanding order, writ, judgment, decree, injunction, ruling, arbitration award or decree by or before any Governmental Entity.
(h)    Contracts. Except as set forth in Section 3.01(h) of the Company Disclosure Schedule or as filed or furnished with the Filed Company SEC Documents, as of the date of this Agreement, neither the Company nor any Company Subsidiary is a party to or bound by, and none of their respective properties or other assets is subject to (whether written or oral):
(i)    any Contract containing covenants limiting in any material respect the freedom of the Company or any Company Subsidiary to compete in any line of business or with any other Person or covenant not to solicit or hire any Person;
(ii)    any material joint venture, strategic alliance, licensing arrangement, partnership, manufacturer, development or supply agreement or other Contract which involves a sharing of revenue, profits, losses, costs or liabilities by the Company or any Company Subsidiary with any other Person;
(iii)    any royalty, dividend or similar arrangement to be paid, or received, by the Company that is based on the revenue or profits of the Company or any Company Subsidiary or any material Contract or agreement involving fixed price or fixed volume arrangements;
(iv)    any Contract for the purchase or sale of leads, products, materials, supplies, goods, services, advertisements, equipment or other assets or with a Distributor providing for annual payments by the Company and its Subsidiaries or to the Company and its Subsidiaries,
respectively, of $500,000 or more, other than Contracts that can be terminated by the Company or any of its Subsidiaries on less than 90 calendar days’ notice without payment by the Company or any Subsidiary of any penalty;
(v)    any loan or guaranty agreement, note, indenture or other instrument, Contract, or agreement under which the Company or any Company Subsidiary has incurred any Indebtedness, other than obligations for the deferred purchase price of property, goods or services not in excess of $100,000 individually or $500,000 in the aggregate;
(vi)    any employment, severance agreement, change in control or similar arrangement with any employee of the Company or any Company Subsidiary;
(vii)    any Company Benefit Plan (as defined below), any of the benefits of which will be increased, or the vesting or payment of benefits of which will be accelerated, by the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

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(viii)    any Contract relating to any acquisition of securities or assets of another Person or another business by the Company or any Company Subsidiary pursuant to which the Company or any Company Subsidiary has continuing “earn-out” or other contingent payment or guarantee obligations in excess of $100,000;
(ix)    any Material Reinsurance Agreement;
(x)    any Company Lease with annual rent in excess of $100,000;
(xi)    any Contract (other than pursuant to organizational and insurance-related documents) providing for indemnification by the Company of any officer, director or employee of the Company;
(xii)    any Contract that prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, prohibits the pledging of the capital stock of the Company or any of its Subsidiaries, or prohibits the issuance of guarantees by any of the Company’s Subsidiaries;
(xiii)    any Contract that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets;
(xiv)    any mortgage, security agreement, capital lease or other agreement that effectively creates a Lien on any material assets of the Company or any of its Subsidiaries;
(xv)    any Contract with any Governmental Entity;
(xvi)    any collective bargaining agreement or contract with any labor organization, union or association;
(xvii)    any agreement under which the Company or any Company Subsidiary receives or provides material administrative services, claims administration or similar services or any investment management services other than in the ordinary course of business;
(xviii)    with respect to the Company and the Company Subsidiaries, any Contract currently in effect that is a “material contract” as defined in Item 601(b) of Regulation S-K of the SEC; or
(xix)    any Contract that would prohibit or materially delay the consummation of the Merger or otherwise impair the ability of the Company to perform its obligations hereunder.

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Each contract, agreement or arrangement described in Section 3.01(h)(i)-(xix) shall be referred to herein as a “Material Contract”. The Company has made available to Parent correct and complete copies of all Material Contracts, including all amendments, supplements, exhibits and schedules thereto. Except as set forth on Section 3.01(h) of the Company Disclosure Schedule, each Material Contract is in full force and effect and, assuming its enforceability against the counterparties, is enforceable against the Company and/or any Company Subsidiary party to such Material Contract in accordance with its terms, except where the failure to be enforceable and in full force and effect would not reasonably be expected to have a Material Adverse Effect. None of the Company, any Company Subsidiary or, to the Company’s Knowledge, any other party thereto is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Material Contract to which it is a party or by which it or any of its properties or other assets is bound, except for violations or defaults that have not had and would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Section 3.01(h) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has received or given notice of any intent to terminate, to seek to renegotiate, or to materially modify its provision or use of any product or service that is the subject of, any Material Contract.
(i)    Compliance with Laws; Permits.
(i)    Except with respect to Environmental Laws, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and taxes, which are the subjects of Section 3.01(j), Section 3.01(l) and Section 3.01(m), respectively, the Company and each Company Subsidiary are, and since January 1, 2013 have been, in compliance with all Laws applicable to it, its properties or other assets or its business or operations, and neither the Company nor any Company Subsidiary has received any written notice alleging that the Company or any Company Subsidiary is in violation of any Law to which the Company or any Company Subsidiary or any of their respective properties or other assets or its business or operations, except for allegations which have been resolved and for failures to be in compliance and written notices alleging any such violation that have not had and would not reasonably be expected to have a Company Material Adverse Effect.
(ii)    The Company and its Subsidiaries hold all material Permits necessary for the operation of the businesses of the Company and its Subsidiaries (the “Material Company Permits”). The Company and each of its Subsidiaries is and since January 1, 2013, has been in compliance with the terms of the Material Company Permits, except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2013, no event has occurred that (A) gives to any third party any right of termination, cancellation, revocation or adverse modification (with or without notice or lapse of time or both) of any Material Company Permit or (B) to the knowledge of the Company, would otherwise reasonably be expected to result in the

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termination, cancellation, revocation, adverse modification or non-renewal of any Material Company Permit, other than, in the case of clauses (A) and (B), any such termination, revocation, cancellation, non-renewal or adverse modification that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(j)    Environmental Matters. The Company and each Company Subsidiary is, in compliance in all material respects with all applicable Environmental Laws, and holds and is in compliance in all material respects with all Permits required under Environmental Laws in connection with the Company’s or such Company Subsidiary’s business. To the Company’s Knowledge, there is no material environmental condition, claim, suit, action, investigation or other proceeding existing or pending, or threatened, against or affecting the Company or any Company Subsidiary alleging noncompliance with Environmental Laws. Neither the Company nor any Company Subsidiary has received any written notice that it is or was in violation of, or has or had any liability, responsibility or obligation under, any Environmental Law, other than notices the allegations of which have been resolved. To the Company’s Knowledge, no Hazardous Material has been released at, on, to, or under any real property leased or operated by the Company or any Company Subsidiary during the term of such lease or operation in an amount, manner or concentration that requires any reporting, notification, investigation, abatement, remediation, or other response action under Environmental Laws. For purposes of this Agreement, “Environmental Laws” means any foreign, federal, state or local Law (including common law) relating to human health and safety or the pollution, protection, or restoration of the Environment, including, without limitation, those relating to the use, handling, presence, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials. “Environment” means soil, sediment, land, surface or subsurface strata, surface water, ground water, ambient air (including indoor air) and any biota living in or on such media.
(k)    Labor Relations.
(i)    There are no collective bargaining or other labor union agreements to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound and there are no negotiations or discussions currently pending or occurring between the Company or any Company Subsidiary and any union or employee association regarding any collective bargaining agreement or any other work rules or polices. None of the employees of the Company or any Company Subsidiary is represented by any union with respect to his or her employment by the Company or such Company Subsidiary. To the Company’s Knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of the Company Subsidiaries, and there are no lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees.

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(ii)    Except as would not reasonably be expected to have a Material Adverse Effect, the Company and the Company Subsidiaries are in material compliance with all applicable laws governing the employment of labor, including, but not limited to, all such laws relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or Social Security taxes and similar taxes.
(iii)    Except as set forth in Section 3.01(k) of the Company Disclosure Schedule, there are no unfair labor practice charges, grievances or complaints pending or, to the Company’s Knowledge threatened in writing by or on behalf of any employee or group of employees of the Company or any Company Subsidiary and there are no complaints, charges, or claims against the Company or any Company Subsidiary pending, or to the Company’s Knowledge, threatened in writing to be brought or filed, with any authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or any individual by the Company or any Company Subsidiary.
(l)    ERISA Compliance. Except as set forth in Section 3.01(l) of the Company Disclosure Schedule:
(i)    The Company has made available to Parent complete and accurate copies of (A) each employment, change in control, retention, bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, “phantom” stock, performance, retirement, thrift, savings, stock bonus, paid time off, perquisite, fringe benefit, vacation, severance, disability, death benefit, hospitalization, medical, welfare benefit or other plan, program, policy, arrangement, agreement or understanding (whether or not legally binding) sponsored, maintained, contributed to or required to be sponsored, maintained or contributed to by the Company or any of its Subsidiaries or any other Person that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, a “Commonly Controlled Entity”), in each case providing benefits or a future right to benefits to any current or former director, officer or employee of the Company or any of its Subsidiaries (collectively, the “Company Benefit Plans”), including each Company Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) (sometimes referred to herein as a “Company Pension Plan”) and each Company Benefit Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), (B) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is available, (C) each trust agreement and insurance or group annuity contract relating to any Company Benefit Plan, and (D) as applicable, the most recent IRS determination letter. Each Company Benefit Plan has been administered and operated in all material respects in accordance with its terms and the applicable provisions of ERISA, the Code and all other applicable laws.

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Each material Company Benefit Plan is set forth in Section 3.01(l) of the Company Disclosure Schedule.
(ii)    Each Company Pension Plan intended to be tax-qualified within the meaning of Section 401(a) of the Code has received a favorable determination, or may rely on an opinion letter, from the Internal Revenue Service (the “IRS”) regarding its qualified status, and, to the Company’s Knowledge, no event or omission has occurred that is reasonably likely to cause any Company Pension Plan to lose such qualification.
(iii)    Neither the Company nor any Commonly Controlled Entity has (A) maintained, contributed to or been required to contribute to any Company Benefit Plan that is subject to Title IV of ERISA (including, any multiemployer plan (as that term is defined in Section 3(37) of ERISA), Section 412 of the Code or Section 302 of ERISA), or (B) has any unsatisfied liability under Title IV of ERISA.
(iv)    Neither the Company nor any of its Subsidiaries has received notice of, and to the Company’s Knowledge, there are no audits or investigations by any Governmental Entity with respect to, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Company Benefit Plans), suits or proceedings against or involving any Company Benefit Plan or asserting any rights or claims to benefits under any Company Benefit Plan.
(v)    All contributions, premiums and benefit payments under or in connection with the Company Benefit Plans that are required to have been made as of the date hereof in accordance with the terms of the Company Benefit Plans have been timely made or have been reflected on the most recent balance sheet filed or incorporated by reference into the Company SEC Documents.
(vi)    Except as specifically provided under this Agreement or as set forth on Section 3.01(l)(vi) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement, the Stockholder Approval, nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) (i) limit the right of the Company or any Company Subsidiary to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust; (ii) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered); (iii) result in a requirement to pay any tax “gross-up” or similar “make-whole” payments to any employee, director or consultant of the Company or any Company Subsidiary; or (iv) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Benefit Plans.

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(vii)    Other than individual agreements with employees that are listed on Section 3.01(l)(vii) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is obligated (irrespective of any conditions or lapse of time) pursuant to any agreement or Company Benefit Plan to make any severance payment to any officer, director, employee or consultant.
(m)    Taxes.
(i)    Each of the Company and all Company Subsidiaries has filed in a timely manner (within any applicable extension period) all material tax returns required to be filed by it pursuant to applicable Law. All such tax returns are true, complete and accurate in all material respects. The Company and all Company Subsidiaries have timely paid all material taxes due and owing, except for taxes that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP.
(ii)    Neither the Company nor any Company Subsidiary has received notice in writing of any proposed material deficiencies in or material dispute or claim concerning any tax return filed by the Company or any Company Subsidiary, which allegations have not been resolved, from any Governmental Entity, and there is no outstanding audit, assessment, dispute or claim concerning any material tax liability of the Company nor any Company Subsidiary, either within the knowledge of the Company or any of its Subsidiaries or raised by any Governmental Entity in writing. There is no currently effective agreement extending the period of assessment or collection of any taxes of the Company or any Company Subsidiary nor has any request been made for any such extension.
(iii)    Within the two-year period ending on the Closing Date, neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” as such terms are defined in Section 355 of the Code in a distribution of stock intended to qualify for tax-free treatment (in whole or in part) under Section 355(a) or 361 of the Code.
(iv)    No written claim has ever been made by a Governmental Entity in a jurisdiction where neither the Company nor any Company Subsidiary files Tax Returns against the Company or any of its Subsidiaries that it is or may be subject to tax by that jurisdiction.
(v)    Neither the Company nor any of its Subsidiaries is a party to or bound by (A) any agreement currently in effect the principal purpose of which is tax sharing or tax indemnity whether or not written, other than among the Company and its Subsidiaries, or (B) any advance pricing agreement, closing agreement or other agreement relating to taxes with any taxing authority).

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(vi)    There are currently no material Liens for taxes asserted with respect to any assets or properties of the Company or any of its Subsidiaries, except for statutory Liens for taxes not yet due and payable.
(vii)    The Company and each of its Subsidiaries has withheld and remitted to the appropriate Governmental Entity all material taxes required to be withheld and paid in connection with any amounts paid or owing to or collected from any employee, independent contractor, supplier, creditor, stockholder, partner, member or other third party, and all material Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.
(viii)    Neither the Company nor any of its Subsidiaries (A) is or has been a member of a group of corporations within the meaning of Section 1504(a) of the Code (other than a consolidated group of which the Company is the parent) that files or has filed or has been required to file consolidated, combined, or unitary tax returns or filed taxes on a combined, unitary or similar basis with any entity (other than the Company or its Subsidiaries) for foreign, state or local tax purposes or (B) has any material liability for the taxes of any person (other than Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, or by contract or otherwise.
(ix)    Neither the Company nor any of its Subsidiaries will be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Closing Date as a result of a change in method of accounting occurring prior to the Closing Date.
(x)    Neither the Company nor any of its Subsidiaries has engaged in any “reportable transaction” within the meaning of Section 1.6011-4(b) of the Treasury Regulations.
(xi)    As used in this Agreement (A) “tax” or “taxes” means any Federal, state, local and foreign income, property, sales, use, excise, withholding, payroll, employment, social security, capital gain, alternative minimum, transfer and other taxes and similar governmental charges of any kind, including any interest, penalties and additions with respect thereto, whether or not disputed and including any obligations to indemnify or otherwise assume or succeed to the tax liability of any other Person; (B) “taxing authority” means any Federal, state, local or foreign government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority; and (C) “tax return” or “tax returns” means all returns (including amended returns), declarations of estimated tax payments, claims for refunds, reports, estimates, information returns and statements, including any attached schedules or any other related or supporting information with respect to any of foregoing, filed or to be filed with any taxing authority in connection with the determination, assessment, collection or administration of any taxes.

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(n)    Title to Properties. Section 3.01(n) of the Company Disclosure Schedule contains a complete and correct list of all Leased Real Property. Each Company Lease grants the lessee thereunder the right to use and occupy the premises covered thereby. The Company does not own any real property. The Company or one of its Subsidiaries has a good and valid leasehold interest in each Company Lease, free and clear of all Liens (other than Permitted Liens). The Company has made available to the Parent true, correct and complete copies of the Company Leases, together with all amendments, modifications or supplements, if any, thereto. Each of the Company Leases is in full force and effect. Neither the Company nor any Subsidiary is in default in any material respect under any Company Lease, and, to the Company’s Knowledge, no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a default. Neither the Company nor any Subsidiary has received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a material default by the Company or any Subsidiary under any of the Company Leases. The Company or one of its Subsidiaries owns or leases all of the material personal property shown to be owned or leased by the Company or any of its Subsidiaries reflected in the latest audited financial statements included in the Company SEC Documents or acquired after the date thereof, free and clear of all Liens (other than Permitted Liens), except to the extent disposed of in the ordinary course of business since the date of the latest audited financial statements included in the Company SEC Documents.
(o)    Intellectual Property. Section 3.01(o) of the Company Disclosure Schedule contains a complete and accurate list of all (i) patents and patent applications owned by the Company or any Company Subsidiary or used or held for use by the Company or any Company Subsidiary (“Company Patents”), registered and material unregistered trademarks and service marks owned by the Company or any Company Subsidiary or used or held for use by the Company or any Company Subsidiary (“Company Marks”) and registered copyrights and applications for copyright registration owned by the Company or any Company Subsidiary or used or held for use by the Company or any Company Subsidiary (“Company Copyrights”), (ii) licenses, sublicenses or other agreements under which the Company or any Company Subsidiary is granted rights by others in Company Intellectual Property (other than commercial off the shelf software) (“Licenses In”), and (iii) licenses, sublicenses or other agreements under which the Company or any Company Subsidiary has granted rights to others in Company Intellectual Property (“Licenses Out”). In the case of any licenses, sublicenses or other agreements disclosed pursuant to the foregoing clauses (ii) or (iii), Section 3.01(o) of the Company Disclosure Schedule also sets forth whether each such license, sublicense or other agreement is exclusive or non-exclusive. Except as set forth on Section 3.01(o) of the Company Disclosure Schedule:
(i)    The Company and each of its Subsidiaries owns the Company Intellectual Property purported to be owned, or has the right to use pursuant to a valid and enforceable license all Intellectual Property Rights that are material to the conduct of the

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business of the Company and its Subsidiaries as of the date hereof, taken as a whole, in the case of the foregoing clauses above.
(ii)    All Company Patents, Company Marks and Company Copyrights that have been issued by, or registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world, have been duly maintained (including the payment of maintenance fees) and are not expired, cancelled or abandoned and, to the Company’s Knowledge, are valid and enforceable.
(iii)    None of the Company Intellectual Property owned by the Company that has been issued by, or registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or in any similar office or agency anywhere in the world is subject to any maintenance fees or taxes or actions falling due within 30 calendar days after the Closing Date.
(iv)    To the Company’s Knowledge, neither the operation of the business of the Company or any Company Subsidiary, or any activity of the Company or any Company Subsidiary, nor the manufacture, use, importation, offer for sale and/or sale of any product or service infringes on or violates the right of others in or to any Intellectual Property Rights (“Third Party IP Rights”), other than the rights of any person or entity under any patent, or constitutes a misappropriation of any Third Party IP Rights or the subject matter of any Third Party IP Right, and to the Company’s Knowledge, neither the operation of the business of the Company or any Company Subsidiary, nor any activity of the Company or any Company Subsidiary, nor any manufacture, use, importation, offer for sale and/or sale of any product or service infringes on or violates the rights of any person or entity under any patent.
(v)    Except as set forth in Section 3.01(o)(v) of the Company Disclosure Schedule, there are no pending or, to the Company’s Knowledge, threatened claims that the operation of the business of the Company or any Company Subsidiary or any activity by the Company or any Company Subsidiary is infringing, violating or misappropriating any Third Party IP Right or that any of the Company Intellectual Property is invalid or unenforceable.
(vi)    To the Company’s Knowledge, no Person or Persons are infringing the rights of the Company or any Company Subsidiary with respect to any Company Intellectual Property. No claims are pending or, to the Company’s Knowledge, are threatened, against the Company or any Company Subsidiary with regard to the ownership by the Company or any Company Subsidiary of any of the Company Intellectual Property.
(vii)    Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (a) the IT Systems of the Company and its Subsidiaries are adequate for the operation of their respective businesses as presently conducted,

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and (b) there has not been any material malfunction with respect to any of the material IT Systems of the Company or its Subsidiaries since January 1, 2012 that has not been remedied or replaced in all material respects.
(viii)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) the use of the Data by the Company or its Subsidiaries does not infringe or violate the rights of any Person or otherwise violate any law or regulation, (b) the Company and its Subsidiaries have taken reasonable and customary measures consistent with generally accepted industry practices to protect the privacy of the Data of their respective customers, and (c) to the Company’s Knowledge, since January 1, 2012 there have been no security breaches with respect to the privacy of such Data.
(ix)    As used in this Agreement, “Intellectual Property Rights” shall mean all intellectual property rights arising from or in respect of the following, whether protected, created, or arising under the laws of the United States or any other jurisdiction: patents, copyrights, trademarks (registered or unregistered), trade names, domain names, service marks, brand names, trade dress, logos, slogans, and other indications of origin, together with the goodwill associated with the foregoing and registrations of, and applications to register, the foregoing, including any extension, modification or renewal of any such registration or application; computer programs, information and materials not generally known to the public that is protected as trade secrets (“Trade Secrets”) and rights to limit the use or disclosure thereof by any person; registrations or applications for registration of copyrights, and any renewals or extensions thereof; any similar intellectual property or proprietary rights similar to any of the foregoing, including all rights in and privileges with respect to customer databases; and licenses and claims of infringement and misappropriation against third parties. “Company Intellectual Property” shall mean all Intellectual Property Rights owned by the Company or any Company Subsidiary or used or held for use by the Company or any Company Subsidiary in their respective businesses, including, without limitation, Company Patents, Company Marks and Company Copyrights. “IT Systems” means electronic data processing, information, recordkeeping, communications, telecommunications, account management, inventory management and other computer systems (including all computer programs, software, databases, firmware, hardware and related documentation) and Internet websites and related content; and “Data” means all information and data, whether in printed or electronic form and whether contained in a database or otherwise, that is used in or held for use by the Company and its Subsidiaries, or that is otherwise necessary for the conduct of their respective businesses.
(p)    Insurance Matters.
(i)    Except as set forth on Section 3.01(p) of the Company Disclosure Schedule, all material insurance policy forms issued by the Insurance Subsidiaries, and all amendments, applications, brochures, illustrations and certificates pertaining thereto have, where

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required by applicable Law to have been approved or filed prior to the date hereof, been filed or approved by all applicable Governmental Entities or filed with and not objected to by such Governmental Entities within the period provided by applicable Law for objection. Except as indicated in Section 3.01(p) of the Company Disclosure Schedule, all such forms comply in all material respects with, and have been administered in all material respects in accordance with, applicable Law. Any rates of any of the Insurance Subsidiaries which are required to be filed with or approved by any Governmental Entity prior to the date hereof have been so filed or approved, and the rates used by the Insurance Subsidiaries conform in all material respects thereto.
(ii)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all payments under insurance contracts made by or on behalf of the Company or any of its Subsidiaries and, to the Company’s Knowledge, by any other Person that is a party to or bound by any reinsurance, coinsurance or other similar agreement, have been paid in accordance with the terms of the insurance contracts under which they arose, except for such exceptions for which the Company or the applicable Subsidiary believes there is a reasonable basis to contest payment.
(iii)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all advertising, promotional and sales materials and other marketing practices used by the Company or any of its Subsidiaries and any agent of the Company or any Subsidiary have complied and are currently in compliance with applicable Law.
(iv)    All insurance contracts written or issued by the Company or any of its Subsidiaries have been written or issued in compliance in all material respects with the written standards and procedures of the Company or any of its Subsidiaries and, with respect to any such insurance contract reinsured or co-insured in whole or in part, conform in all material respects to the standards and procedures required pursuant to the terms of the related reinsurance, coinsurance or other similar contract to which the Company or any of its Subsidiaries is a party.
(v)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Insurance Subsidiaries is subject to any restrictions imposed by any Governmental Body other than those generally applicable to similar Insurance Subsidiaries.
(vi)    Since January 1, 2012, the Company and each of its Insurance Subsidiaries has timely filed all Company Statutory Filings and each other material registration, petition, statement, application, schedule, form, declaration, notice, report, submission or other filing (including with respect to premium rates, rating plans, policy terms and other terms established or used by any Subsidiaries of the Company), together with any amendments

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required to be made with respect thereto, (the “Regulatory Filings”) that it was required to file with any Governmental Entity, including state insurance departments, except where the failure to make such filings or payments has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Regulatory Filings complied in all material respects with applicable Law when filed or as amended or supplemented, and no deficiencies or violations have been asserted by any Governmental Entity with respect to such Regulatory Filings that have not, to the Company’s Knowledge, been resolved to the satisfaction of the applicable Governmental Entity. The Company has made available to Parent correct and complete copies of the most recent report on financial examination and market conduct reports of each of the Insurance Subsidiaries and all other reports or findings from any audits, examinations or investigations (including the reports or findings from any financial, market conduct and similar examinations or drafts of such reports or findings if the final report or findings are not yet available) performed with respect to any of the Insurance Subsidiaries by or on behalf of any Governmental Entity and all other material reports on financial examination, market conduct reports and other reports delivered by any Governmental Entity since January 1, 2012. As of the date hereof, no audits or examinations are currently being performed or, to the Company’s Knowledge, are scheduled to be performed with respect to any of the Insurance Subsidiaries by any Governmental Entity.
(vii)    Since the Balance Sheet Date, except as set forth on Section 3.01(p) of the Company Disclosure Schedule, none of the following has occurred:
(A)    There have been no material adverse price changes in any of the Company or its Subsidiaries policies nor in any reinsurance agreement to which they are a party;
(B)    There have been no material adverse changes in the commission paid to any channel partners or general agents by the Company or any of its Subsidiaries;

(C)    There have been no material adverse changes to the loss ratios for the Company or any of its Subsidiaries;
(D)    There have been no material adverse changes to the loss reserves for the Company or any of its Subsidiaries; and
(E)    There have been no reverses to the balance sheet reserves for the Company or any of its Subsidiaries which are material.
(viii)    To the Company’s Knowledge, since January 1, 2013, (A) each agent, producer, distributor or other Person (a “Distributor”) who marketed, sold, negotiated, serviced, administered or managed, advised or otherwise transacted with policyholders,

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customers or clients as to any material amount of business under the insurance policies issued by or the products or services sold by the Insurance Subsidiaries, at the time such Distributor marketed, sold, negotiated, serviced, administered or managed, advised or otherwise transacted any business for the Insurance Subsidiaries, to the extent required by Law, was duly and appropriately appointed by the relevant Insurance Subsidiary to act as a Distributor and was duly licensed in all material respects, where required, and for the type of business written, sold, solicited, produced or serviced by such Distributor; (B) there have been no material violations by Distributors of any Law applicable to the marketing or sale of the insurance policies issued by or the products or services sold by the Insurance Subsidiaries; (C) with respect to the insurance policies issued by or the products or services sold by the Insurance Subsidiaries, all compensation paid to each such Distributor was in all material respects paid in accordance with applicable Law; and (D) all training and instruction manuals pertaining to the insurance policies issued by or the products or services sold by the Insurance Subsidiaries provided to each such Distributor by the Company or the relevant Company Subsidiaries in connection with the marketing of the insurance policies issued by or the products or services sold by the Insurance Subsidiaries, were in compliance in all material respects with all applicable Laws.
(q)    Customers and Suppliers.
(i)    Section 3.01(q) of the Company Disclosure Schedule sets forth a list of the reinsurance partners to the Company and the Company Subsidiaries, the general agents who produce more than $1,000,000 in net written premium per year and the ten (10) largest customers selling the products of the Company and the Company Subsidiaries, as measured by the dollar amount of purchases therefrom or thereby, during each of the fiscal years ended December 31, 2012 and December 31, 2013, showing the approximate total production by each general agent and amount of sales by each of such customers, during such period.
(ii)    Since the Balance Sheet Date, no reinsurance partner, general agent or customer listed on Section 3.01(q) of the Company Disclosure Schedule has terminated its relationship with the Company or any of the Company Subsidiaries or materially reduced or changed the pricing or other terms of its business with the Company or any of the Company Subsidiaries in a manner materially adverse to the Company, and to the Knowledge of the Company no reinsurance partners, general agent or customer listed on Section 3.01(q) of the Company Disclosure Schedule intends to terminate or so materially reduce or change the pricing or other terms of its business with the Company or any of the Company Subsidiaries.
(r)    Reinsurance or Retrocessions. Section 3.01(r) of the Company Disclosure Schedule contains a true and complete list of all reinsurance and retrocession treaties and agreements (“Reinsurance Agreements”) in force to which the Company or any of the Company Subsidiaries is either the ceding or assuming party involving future payments reasonably expected to be in excess of $1,000,000 in any fiscal year (“Material Reinsurance Agreements”),

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including (A) any terminated or expired Reinsurance Agreement under which there remains any outstanding liability, (B) the effective date of each such Material Reinsurance Agreement and (C) the termination date of any such Material Reinsurance Agreement that has a definite termination date. Neither the Company nor any of the Company Subsidiaries, nor, to the Company’s Knowledge, any other party thereto, is in default or breach in any material respect as to any provision of any Material Reinsurance Agreement or has failed to meet the underwriting standards for any business reinsured thereunder. Except as set forth in Section 3.01(r) of the Company Disclosure Schedule, (i) to the Knowledge of the Company, no such reinsurer is insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding; (ii) to the Knowledge of the Company, the financial condition of any such reinsurers is not impaired to the extent that a default thereunder is reasonably anticipated by the Company, (iii) no written notice of intended cancellation has been received by the Company or any of the Company Subsidiaries from any of such reinsurers and (iv) the Company and each of the Company Subsidiaries is entitled under applicable Law to take full credit in its Company Statutory Filings for all material amounts reflected in the Company Statutory Filings as being recoverable by it pursuant to any Reinsurance Agreement, and all such amounts have been properly recorded in its books and records of account and are properly reflected in its Company Statutory Filings. All Material Reinsurance Agreements to which the Company or any of the Company Subsidiaries is a party are valid, binding and in full force and effect in accordance with their terms and conform in all material respects to all applicable Laws. There are no separate written or oral agreements between the applicable Company Subsidiary and the reinsurer under any Material Reinsurance Agreement that would reduce, limit, mitigate or otherwise affect any actual or potential loss to the parties under any Material Reinsurance Agreement, other than inuring contracts that are explicitly defined in any such Material Reinsurance.
(s)    Takeover Statutes. The approval of the Merger by the Board of Directors of the Company referred to in Section 3.01(c) constitutes approval of the Merger for purposes of Section 203 of the DGCL and represents the only action necessary to ensure that Section 203 of the DGCL does not and will not apply to the execution and delivery of this Agreement or the consummation of the Merger. No other state takeover or similar statute or regulation is applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement.
(t)    Financial Advisors. No broker, investment banker or financial advisor (other than Willis Securities, Inc. (“Willis Capital Markets”), which the Board has retained as its financial advisor in connection with the Merger, the fees and expenses of which will be paid by the Company), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the negotiations leading to this Agreement or consummation of the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

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(u)    Opinion of Financial Advisor. The Board has received an opinion of Willis Capital Markets, dated the date hereof, and subject to the various assumptions and qualifications set forth in such opinion, to the effect that, as of such date, the Merger Consideration to be received by holders of Common Stock is fair, from a financial point of view, to such holders.
(v)    Vote Required. The affirmative vote of a majority of the outstanding shares of Common Stock is the only vote of the holders of any class or series of capital stock of the Company or any Company Subsidiary necessary under the Company’s certificate of incorporation, bylaws and applicable Law to adopt this Agreement.
(w)    Interested Party Transactions. Except as described in the Filed Company SEC Documents or in Section 3.01(w) of the Company Disclosure Schedule, there are no current (i) transactions between the Company or any of its Subsidiaries and any director, officer, employee or Affiliate of the Company or its Subsidiaries other than transactions between the Company and its wholly owned Subsidiaries and compensation paid to directors, officers or employees in the ordinary course of business consistent with past practices; and (ii) agreements, arrangements or understandings by the Company or any of its Subsidiaries, on the one hand, and any of their respective Affiliates (other than the Company or any of its Subsidiaries), on the other hand, that involve continuing liabilities or obligations of the Company or its Subsidiaries.
(x)    OFAC. None of the Company, any Subsidiary of the Company or any Affiliate of the Company (i) is a Sanctioned Person, (ii) has more than 15% of its assets in Sanctioned Countries, or (iii) derives more than 15% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries. No funds of the Company are used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country or for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
(y)    No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Section 3.01, neither the Company nor any other Person on behalf of Company, including any director, officer or employee of Company, makes any express or implied representation or warranty with respect to the Company or any of its Subsidiaries in connection with the transactions contemplated hereby. Neither the Company nor any other Person, including any director, officer or employee of the Company, will have or be subject to any liability or obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information,

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including any information, documents, projections, forecasts of other material made available to Parent or Merger Sub in expectation of the transactions contemplated by this Agreement.
Section 3.02    Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:
(a)    Organization, Standing and Corporate Power. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority to carry on its business as now being conducted. Holdings is a limited liability company duly formed, validly existing and in good standing under the laws of the jurisdiction in which it was formed and has all requisite limited liability company power and authority to carry on its business as now being conducted. Each of Parent, Holdings and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except where the failure to be so qualified would not constitute a Parent Material Adverse Effect.
(b)    Authority; Noncontravention.
(i)    Each of Parent, Holdings and Merger Sub has all requisite corporate or limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by the Board of Directors or similar governing body of each of Parent, Holdings and Merger Sub and no other corporate or limited liability company proceedings on the part of Parent, Holdings or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement and the transactions contemplated hereby do not require approval of the holders of any shares of capital stock of Parent. This Agreement has been duly executed and delivered by each of Parent, Holdings and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent, Holdings and Merger Sub, as applicable, enforceable against Parent, Holdings and Merger Sub, as applicable, in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies.
(ii)    The execution and delivery of this Agreement does not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the

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loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of Parent, Holdings or Merger Sub under (A) the articles or certificate of incorporation or bylaws of Parent or Merger Sub or the certificate of formation or limited liability company agreement of Holdings, (B) any Contract to which Parent, Holdings or Merger Sub is a party or any of their respective properties or other assets is subject, in any way that would prevent, materially impede or materially delay the consummation of the Merger (including the payments required to be made pursuant to ARTICLE II) or the other transactions contemplated hereby, or (C) subject to the governmental filings and other matters referred to in the following sentence, any (1) Law applicable to Parent, Holdings or Merger Sub or their respective properties or other assets, or (2) order, writ, injunction, decree, judgment or stipulation, in each case applicable to Parent, Holdings or Merger Sub or their respective properties or other assets, other than, in the case of clauses (B) and (C), any such conflicts, violations, breaches, defaults, rights, losses or Liens that would not reasonably be expected to have a Parent Material Adverse Effect.
(iii)    No material consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent, Holdings or Merger Sub in connection with the execution and delivery of this Agreement by Parent, Holdings and Merger Sub or the consummation by Parent, Holdings and Merger Sub of the Merger or the other transactions contemplated by this Agreement, except for (A) the filing of a pre-merger notification and report form by Parent under the HSR Act and the receipt, termination or expiration, as applicable, of approvals or waiting periods required under the HSR Act or any other applicable competition, merger control, antitrust or similar law or regulation, (B) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (C) the Required Governmental Authorizations and filings of the preacquisition statements required by applicable state insurance holding company system laws indicated on Section 3.02(b) of the Parent Disclosure Schedule and acquisition of control filing in all jurisdictions indicated on Section 3.02(b) of the Parent Disclosure Schedule.
(c)    Ownership and Interim Operations of Merger Sub. Parent owns, beneficially and of record, all of the outstanding membership interests of Holdings. Holdings owns, beneficially and of record, all of the outstanding capital stock of Merger Sub. Each of Holdings and Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.
(d)    Financial Ability. Parent has delivered to the Company a true, correct and complete copy of the executed Debt Commitment Letter as in effect on the date hereof. As of the date hereof, (i) the Debt Commitment Letter has not been amended, supplemented or modified in any manner; (ii) the commitment contained in the Debt Commitment Letter has not

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been withdrawn, modified or rescinded in any respect, (iii) there are no agreements, side letters or arrangements, other than the Debt Commitment Letter, to which Parent, Holdings or Merger Sub is a party relating to the Debt Financing that could affect the availability of the Debt Financing, and (iv) the Debt Commitment Letter is in full force and effect and represents a valid, binding and enforceable obligation of Parent, Holdings, Merger Sub and, to the Knowledge of Parent, each other party thereto, including of the Debt Financing Sources to provide the Financing contemplated thereby, subject only to the satisfaction or waiver of the Financing Conditions and, subject to the qualification that such enforceability may be limited by the Bankruptcy and Equity Exceptions or other laws of general application relating to or affecting rights of creditors. The net proceeds of the commitment evidenced by the Debt Commitment Letter (after netting out applicable fees, expenses, original issue discount and similar premiums and charges payable by Parent, Holdings or Merger Sub) together with the aggregate cash on hand of the Parent or available to the Parent pursuant to existing credit facilities (both before and after giving effect to the exercise of any or all “market flex” provisions related thereto) will be sufficient for the satisfaction of Parent’s, Holdings’ and Merger Sub’s obligations to (i) pay the aggregate Merger Consideration, (ii) pay any fees and expenses of or payable by Parent, Holdings or Merger Sub and/or the Surviving Corporation and its Subsidiaries, and (iii) pay all other amounts required to be paid by Parent, Holdings or Merger Sub on the Closing Date to consummate the Transaction. Parent has fully paid (or caused to be paid) any and all commitment fees and other amounts that are due and payable on or prior to the date of this Agreement in connection with the Debt Commitment Letter. Assuming the satisfaction of the conditions set forth in ARTICLE VI, as of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default under the Debt Commitment Letter. As of the date hereof, Parent does not have any reason to believe that, assuming the satisfaction of the conditions set forth in ARTICLE VI, any Financing Conditions will not be satisfied as of the Closing Date or that the financing under the Debt Commitment Letter will not be made available to Parent on the Closing Date. Neither Parent nor Merger Sub, nor any of their respective Affiliates, is a party to any Contract, or has made or entered into any formal or informal arrangement or other understanding (whether or not binding), with any other Person that has or would have the effect of limiting or prohibiting the right or ability of such Person to provide any other Person with financing or other potential sources of capital (whether equity, debt, rollover or a hybrid thereof) in connection with the Merger or any other transaction contemplated by this Agreement or any alternatives thereto. In no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Debt Financing) by or to Parent, Merger Sub or any of its of their Affiliates or any other financing transaction be a condition to any of Parent’s or Merger Sub’s obligations hereunder.
(e)    Ownership. As of the date of this Agreement, none of Parent, Holdings, Merger Sub or their respective Affiliates, directly or indirectly, beneficially own or control any shares of capital stock of the Company, and none of Parent, Holdings, Merger Sub or their

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respective Affiliates have any rights to acquire any shares of capital stock other than pursuant to this Agreement.
(f)    Legal Proceedings. There is no pending or, to the Knowledge of Parent, threatened, legal or administrative proceeding, claim, suit, investigation or action against Parent, Holdings, Merger Sub or any of their respective Subsidiaries, nor is there any injunction, order, judgment, ruling or decree imposed upon Parent, Holdings, Merger Sub or any of their respective Subsidiaries, in each case, by or before any Governmental Entity, which would, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.
(g)    Certain Arrangements. Except as set forth on Section 3.02(g) of the Parent Disclosure Schedule, there are no Contracts between Parent, Holdings or Merger Sub, on the one hand, and any member of the Company’s management or directors, on the other hand, as of the date hereof that relate in any way to the Company or the transactions contemplated by this Agreement. During the past three (3) years immediately preceding the date of this Agreement, neither Parent nor any of its Affiliates has beneficially owned more than 5% of the outstanding Common Stock.
(h)    Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Subsidiaries except for RBC Capital Markets, LLC, whose fees and expenses will be paid by Parent.
(i)    Disclaimer of Other Representations and Warranties. Parent, Holdings and Merger Sub each acknowledge and agree that, except for the representations and warranties expressly set forth in this Agreement (i) neither the Company nor any of its Subsidiaries or their respective directors, officers or employees makes, or has made, any representations or warranties relating to itself or its business or otherwise in connection with the Merger and Parent, Holdings and Merger Sub are not relying on any representation or warranty except for those expressly set forth in this Agreement, (ii) no Person has been authorized by the Company to make any representation or warranty relating to itself or its Subsidiaries or its business or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by Parent, Holdings or Merger Sub as having been authorized by the Company, and (iii) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent, Holdings, Merger Sub or any of their Agents are not and shall not be deemed to be or to include representations or warranties, including any representations or warranties relating to the reasonableness of the assumptions underlying such estimates, projections and related information.

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ARTICLE IV.
COVENANTS RELATING TO CONDUCT OF BUSINESS; NO SOLICITATION
Section 4.01    Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time (or such earlier date on which this Agreement may be terminated), except as required by applicable Law, consented to in writing in advance by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), or otherwise specifically contemplated or permitted by or required pursuant to this Agreement, the Company shall, and shall cause each of its Subsidiaries to, (i) use commercially reasonable efforts to maintain intact its business organizations, operations and goodwill, preserve its relationships with customers, agents, brokers, suppliers, employees and similar Persons with which it has material business relationships and (ii) carry on its business in the ordinary course consistent with past practice. In addition to and without limiting the generality of the foregoing, during such period, except as required by applicable Law or as otherwise specifically contemplated or permitted by or required pursuant to this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, without Parent’s prior written consent (which such consent shall not be unreasonably withheld, delayed or conditioned):
(a)    (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination of the foregoing) in respect of, any of its capital stock, except that Subsidiaries may make distributions to the Company, (B) split, subdivide, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for purchases, redemptions or other acquisitions of capital stock or other securities required under the terms of any plans, arrangements or Contracts existing on the date hereof between the Company or any of its Subsidiaries and any director, employee or former employee of the Company or any of its Subsidiaries or in connection with the exercise of Stock Options or the vesting of Restricted Stock;
(b)    except as set forth on Section 4.01(b) of the Company Disclosure Schedule, issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, including pursuant to Contracts as in effect on the date hereof (other than upon the exercise of Stock Options outstanding on the date hereof in accordance with their terms on the date hereof;

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(c)    amend the certificate of incorporation or the bylaws of the Company or other comparable charter or organizational documents of the Company or any of its Subsidiaries;
(d)    except as set forth on Section 4.01(d) of the Company Disclosure Schedule, make any acquisition (including by merger, consolidation, stock acquisition or otherwise) of the capital stock or (except in the ordinary course of business or as otherwise permitted pursuant to this Agreement) assets of any other Person;
(e)    adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;
(f)    except in the ordinary course of business or pursuant to credit facilities or other arrangements (including intercompany arrangements) in existence as of the date hereof, incur any amount of Indebtedness for borrowed money, guarantee any material amount of Indebtedness of a third party or issue or sell debt securities in each case for $250,000 or more in the aggregate;
(g)    sell, lease, license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or other assets or any interests therein (including securitizations), except (A) for sales, licenses or dispositions of properties or other assets or interests therein in the ordinary course of business consistent with past practice, (B) Liens securing existing Indebtedness, (C) dispositions of obsolete or worthless assets that are no longer useful in the conduct of the business of the Company, or (D) for transfers among the Company and its Subsidiaries;
(h)    pay, discharge, settle or satisfy any suit, action or claim (in each case, except for claims in the ordinary course of business), other than (A) settlements of current, pending or future suits, actions or claims that are set forth on Section 3.01(g) of the Company Disclosure Schedule subject to the limits and conditions set forth on Section 3.01(g) of the Company Disclosure Schedule, (B) settlements of any suit, action or claim, or threatened suit, action or claim, that (1) require payments by the Company or any Company Subsidiary (net of insurance proceeds, reinsurance and retrospective commission arrangements) in an amount not to exceed $75,000 individually or $200,000 in the aggregate and (2) do not require any other actions or impose any other material restrictions on the business or operations of the Company and the Company Subsidiaries, or (C) settlements of any workers’ compensation claims or employee claims filed with the Equal Employment Opportunity Commission, in each case, so long as such settlement is in the ordinary course of business consistent with past practice and not for an amount in excess of $25,000;

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(i)    amend or modify in any material respect or terminate any Material Contract other than in the ordinary course of business or enter into any Contract that would constitute a Material Contract if it had been entered into prior to the date of this Agreement;
(j)    except as set forth on Section 4.01(j) of the Company Disclosure Schedule or as required to comply with applicable Law or to comply with any Contract entered into prior to the date hereof (A) adopt, enter into, terminate or materially amend (1) any Company Benefit Plan or (2) any other agreement, plan or policy involving the Company or any of its Subsidiaries and one or more of their respective current or former employees or members of the Board that is not terminable at will, (B) increase the compensation, bonus or fringe or other benefits offered by the Company or its Subsidiaries other than increases in the ordinary course of business consistent with past practice, (C) except as otherwise contemplated by this Agreement, amend or modify any Stock Option, (D) except as required by Sections 2.03(a) and 2.03(b) of this Agreement, take any action to accelerate the vesting or payment of any compensation or benefit under any Company Benefit Plan or (E) loan or advance any money or other property (other than reimbursement of reimbursable expenses or any advances of such expenses, whether directly, pursuant to Company credit cards or otherwise) to any current or former member of the Board or officer of the Company or any Company Subsidiary; (xii) enter into any agreement or engage in any transaction with one or more of the Company’s directors, officers or stockholders, or with any corporation, partnership (general or limited), limited liability company, association or other organization of which one or more of the Company’s directors, officers or stockholders is (A) a director, officer, manager, managing partner, managing member (or the holder of any office with similar authority), (B) has a direct or indirect financial interest, or (C) directly or indirectly controls, is controlled by or is under common control with;
(k)    adopt or implement any stockholder rights plan or similar arrangement; or
(l)    make any change in accounting policies other than as required by GAAP;
(m)    make or change any material Tax election, settle or compromise any material liability of the Company or any Subsidiary for Taxes, change any method of Tax accounting, file any material amendment to a previously filed Tax Return, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material Taxes, enter into any closing agreement with respect to any material Tax, or surrender any right to claim a material Tax refund; or
(n)    enter any new line of business;
(o)    abandon, modify, waiver, terminate or otherwise adversely change any insurance licenses of the Insurance Subsidiaries, except (i) as may be required by applicable Law, or (ii) such modifications or waivers of insurance licenses as would not individually or in

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the aggregate restrict the business or operations of the Company or such Insurance Subsidiary in any material respect;
(p)    except as contemplated by Section 4.01(p) of the Company Disclosure Schedule for 2014 (and comparable amounts for 2015), enter into any new commitment for capital expenditures of the Company and its Subsidiaries;
(q)    enter into any collective bargaining agreement or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization with respect to the Company or any of its Subsidiaries;
(r)    enter into any Contract that restrains, restricts, limits or impedes the ability of the Company or any Subsidiary to compete with or conduct any business or line of business in any geographic area;
(s)    take any action that would reasonably be expected to result in a reduction of any financial ratings of the Company or any of its Subsidiaries, including any insurer financial strength ratings of any Insurance Subsidiary;
(t)    make any material change in its material underwriting, claims management, pricing, reserving or reinsurance practices; or
(u)    authorize or agree or commit to take any of the foregoing actions.
Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
Section 4.02    No Solicitation.
(a)    On the date hereof the Company will instruct and cause the Company’s directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, brokers, consultants and other representatives or advisors (collectively, “Agents”), its Subsidiaries and their respective Agents to immediately cease all discussions and negotiations with any Persons that may be ongoing with respect to a Takeover Proposal, and deliver a written notice to each such Person to the effect that the Company is ending all discussions and negotiations with such Person with respect to any Takeover Proposal and such notice shall also request such Person to promptly return or destroy all confidential information concerning the Company and its Subsidiaries.

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(b)    The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its or its Subsidiaries’ Agents to (i) directly or indirectly solicit, initiate or knowingly encourage or facilitate any inquiries or the making of any proposal or offer that constitutes, or may reasonably be likely to lead to, any Takeover Proposal (which for the purposes of this subclause and subclause (ii) shall not include providing information to a member of the Board in his capacity as a director), (ii) provide any non-public information, or afford access to the properties, books, records, or personnel of the Company or any of its Subsidiaries, to any Person that the Company has reason to believe is considering making, or has made, any Takeover Proposal, (iii) enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain a Takeover Proposal or otherwise in connection with any Takeover Proposal, (iv) approve, endorse, recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to a Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into pursuant to Section 4.02(c)) (an “Acquisition Agreement”) or any proposal or offer that could reasonably be expected to lead to a Takeover Proposal, (v) amend or waive any standstill or similar provision of any agreement with respect to any equity of the Company or its Subsidiaries or (vi) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Agents to take any such action.
(c)    Notwithstanding anything to the contrary in this Section 4.02, at any time following the date of this Agreement and prior to 12:01 a.m. (New York time) on the thirtieth (30th) day following the date hereof (the “Go Shop End Date”), the Company may directly or indirectly through advisors, Agents or other intermediaries (i) solicit, encourage and facilitate a Takeover Proposal from any Person, (ii) provide non-public information or data to any Person with which it has entered into a confidentiality agreement with provisions relating to confidentiality that are no less favorable to the Company than the provisions of the Confidentiality Agreement (it being understood that such confidentiality agreement shall contain provisions that expressly permit the Company to comply with the terms of this Agreement, including Section 4.02 hereunder) (an “Acceptable Confidentiality Agreement”) and afford access to the properties, books, records, or personnel of the Company and its Subsidiaries, and (iii) engage in discussions or negotiations concerning a Takeover Proposal with any such Person; provided that the Company shall simultaneously provide to Parent and Merger Sub any material non-public information that is provided to any such Person which has not previously been provided to Parent and Merger Sub. In addition, notwithstanding anything to the contrary in this Section 4.02, if the Board receives a bona fide written Takeover Proposal from any Person following the Go Shop End Date, which Takeover Proposal did not result from any breach of this Section 4.02 by the Company or its Agents, then the Company may, pursuant to an Acceptable Confidentiality Agreement, furnish non-public information to the Person making such Takeover Proposal and afford access to the properties, books, records, and personnel of the Company or any of its Subsidiaries to, and enter into discussions or negotiations with, such Person in connection with a Takeover Proposal provided that the Company shall simultaneously provide to

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Parent and Merger Sub any material non-public information that is provided to any such Person which has not previously been provided to Parent and Merger Sub; and provided, however, that prior to taking any of the foregoing actions, (i) the Board has determined in good faith that such Takeover Proposal is, or could reasonably be likely to lead to the delivery of, a Superior Proposal, and (ii) the Board has determined in good faith (after consultation with its legal advisors) that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law.
(d)    The Company will notify Parent orally and in writing promptly after receipt (and in any event within twenty‑four (24) hours) by the Company or its Subsidiaries (or any of their respective Agents) of any Takeover Proposal (or modification or amendment thereof), or the granting of any access to non-public information of the Company and its Subsidiaries or access to their books and records, business property or assets and shall specify the identity of the Party making the Takeover Proposal or receiving such access and the material terms thereof. The Company will keep Parent reasonably informed, on a current basis, of the status of any such Takeover Proposal or access (including the material terms and conditions thereof and any modifications thereto). The Company shall provide Parent with at least forty-eight (48) hours prior notice of any meeting of the Board at which the Board is reasonably expected to consider any Takeover Proposal. The Company agrees that it will not enter into any confidentiality agreement after the date of this Agreement that would prevent the Company from complying with this Section 4.02(d).
(e)    For purposes of this Agreement:
(i)    “Takeover Proposal” means any inquiry, proposal, offer or indication of interest from any Person (other than Parent and its Subsidiaries) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (A) sale, lease, exchange, transfer, license (other than licenses in the ordinary course of business), acquisition or disposition of assets of the Company or its Subsidiaries equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s net revenues or net income on a consolidated basis are attributable, (B) acquisition of 10% or more (or, in the case of any person beneficially owning (for purposes of Section 13(d) of the Exchange Act) 10% or more of the outstanding shares of Common Stock as of the date of this Agreement, any additional shares of any class of outstanding voting or equity securities of the Company or any of its Subsidiaries, (C) tender offer or exchange offer that if consummated would result in any Person beneficially owning 10% or more (or, in the case of any person beneficially owning (for purposes of Section 13(d) of the Exchange Act) 10% or more of the outstanding shares of Common Stock as of the date of this Agreement, any additional shares) of any class of outstanding voting or equity securities of the Company or any of its Subsidiaries, (D) liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of its Subsidiaries, the business of

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which constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or (E) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, net revenues or net income and Company Common Stock involved is 20% or more; in each case, other than the Transaction;
(ii)    “Superior Proposal” means a written, bona fide proposal or offer, or series of related proposals or offers, made by any Person or “group” (as such term is defined in Section 13(d) of the Exchange Act) to consummate an Acquisition Transaction, which, in the good faith determination of the Board, taking into consideration the various legal, financial, and regulatory aspects of such Acquisition Transaction and the Person or group making the proposal or proposals for such Acquisition Transaction (including any required financing, stockholder approval requirements of the Person or group making the proposal, regulatory approvals, stockholder litigation, breakup fee and expense reimbursement provisions, expected timing and risk and likelihood of consummation, and, to the extent deemed appropriate by the Board, such other factors that may be considered in making such a determination under the DGCL) (A) if accepted, is reasonably likely to be consummated and (B) if consummated, would result in a transaction that is more favorable from a financial point of view to the stockholders of the Company than the Transaction; and
(iii)    “Acquisition Transaction” shall mean a merger, consolidation, business combination, recapitalization, liquidation, dissolution, sale or disposition or similar transaction involving the Company or any of its Subsidiaries pursuant to which a Person (or its stockholders) would own, if consummated, all or substantially all of the outstanding capital stock of the Company (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all of the assets of the Company and its Subsidiaries taken as a whole.
(f)    Except as permitted by Section 4.02(g), neither the Board nor any committee thereof shall (i)(A) fail to make, amend, change, qualify, withhold, withdraw or modify, or publicly propose to amend, change, qualify, withhold, withdraw or modify, in a manner adverse to Parent or Merger Sub, the Company Recommendation, or (B) adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend to the stockholders of the Company any Takeover Proposal, Acquisition Transaction or Superior Proposal, (ii) fail to recommend against acceptance of any tender or exchange offer for the Company Common Stock within 10 business days after commencement of such offer, (iii) make any public statement inconsistent with the Company Recommendation (actions described in clauses (i)-(iii) being referred to as a “Company Adverse Recommendation Change”), (iv) authorize, cause or permit the Company or any of its Subsidiaries or any of their respective Agents to enter into any Acquisition Agreement, (v) take any action pursuant to Section 7.01(d)(ii) or (vi) resolve to do any of the foregoing.

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(g)    Notwithstanding anything to the contrary set forth in this Agreement, including Section 4.02(f), prior to the Go Shop End Date, the Board may make a Company Adverse Recommendation Change: (i) in order to enter into an Acquisition Agreement with respect to an Acquisition Transaction in connection with the termination of this Agreement pursuant to Section 7.01(d)(ii) if the Board has determined in good faith, after consultation with its financial advisor and outside legal counsel, (A) that failure to take such action is inconsistent with the directors’ fiduciary duties under applicable Law and (B) that such Acquisition Transaction constitutes a Superior Proposal; provided, however, that prior to taking such action (1) the Company has given Parent at least four (4) calendar days’ prior written notice of its intention to take such action (which notice shall include a copy of the Superior Proposal, a copy of the relevant proposed transaction agreements and a copy of any financing commitments relating thereto), (2) the Company has negotiated, and has caused its Agents to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to propose revisions to the terms of this Agreement and any other agreements relating to the Transaction such that it would cause such Acquisition Transaction to no longer constitute a Superior Proposal, (3) following the end of such notice period, the Board shall have considered in good faith any proposed revisions to this Agreement and any other agreements relating to the transaction contemplated hereby proposed in writing by Parent in a manner that would form a binding contract if accepted by the Company, and shall have determined, after consulting with outside legal counsel, that the Acquisition Transaction would continue to constitute a Superior Proposal if such revisions were to be given effect and (4) in the event of any change to the material terms of such Acquisition Transaction, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (1) above and the notice period shall have recommenced, except that the notice period shall be at least three (3) calendar days (rather than four (4) calendar days contemplated by clause (1) above); and provided, further, that the Company has complied in all material respects with its obligations under this Section 4.02; or (ii) the Board determines in good faith that such change is reasonably required, after consultation with its legal counsel, to comply with its fiduciary duties.
(h)    Nothing contained in this Section 4.02 shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, provided that any disclosures permitted under this Section 4.02(h) that does not contain either an express rejection of any applicable Takeover Proposal or an express reaffirmation of the Company Recommendation shall be deemed a Company Adverse Recommendation Change, or (ii) making any “stop-look-and-listen” communication to the stockholders of the Company pursuant to Section 14d-9(f) promulgated under the Exchange Act (or any similar communications to the stockholders of the Company) in which the Company indicates that it has not changed the Company Recommendation.

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ARTICLE V.
ADDITIONAL AGREEMENTS
Section 5.01    Stockholder Consent; Preparation of Information Statement.
(a)    Immediately after the execution of this Agreement and in lieu of calling a meeting of the Company’s stockholders, the Company shall seek and shall use its reasonable best efforts to obtain an irrevocable written consent, in the form attached hereto as Exhibit B, from the holders of a majority of the outstanding shares of Common Stock (such written consent, as duly executed and delivered by the holders of a majority of the outstanding shares of Common Stock, the “Stockholder Consent”). As soon as practicable upon receipt of the Stockholder Consent, the Company shall provide Parent with a copy of such Stockholder Consent, certified as true and complete by an executive officer of the Company. If such Stockholder Consent is not delivered to the Company and Parent within twenty-four (24) hours after the execution of this Agreement (the “Stockholder Consent Delivery Period”), Parent shall have the right to terminate this Agreement as set forth in Section 7.01(b)(iii). In connection with the Stockholder Consent, the Company shall take all actions necessary to comply, and shall comply in all respects, with the DGCL, including Section 228 and Section 262 thereof, and the Company’s certificate of incorporation, bylaws or like organizational documents.
(b)    As promptly as reasonably practicable after the date of this Agreement (and in any event within thirty (30) days after the date hereof), the Company shall, with the assistance (not to be unreasonably withheld, delayed or conditioned) of Parent, prepare and file with the SEC the Information Statement. The Information Statement shall also contain (i) the notice of action by written consent required by Section 228(e) of the DGCL and (ii) the notice of availability of appraisal rights and related disclosure required by Section 262 of the DGCL. Parent, Holdings, Merger Sub and the Company will cooperate with each other in the preparation of the Information Statement. Without limiting the generality of the foregoing, Parent will cause the information relating to Parent, Holdings or Merger Sub supplied by it for inclusion in the Information Statement, at the time of the mailing of the Information Statement or any amendments or supplements thereto, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Parent, Holdings and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act to be set forth in the Information Statement promptly following request therefor from the Company. The Company shall use its commercially reasonable best efforts to resolve all SEC comments with respect to the Information Statement as promptly as reasonably practicable after receipt thereof and to have the Information Statement cleared by the staff of the SEC as promptly as reasonably practicable after such filing. Each of Parent, Holdings, Merger Sub and the Company agrees to correct any information provided by it for use in the Information Statement which shall have become materially false or misleading.

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The Company shall as soon as reasonably practicable notify Parent, Holdings and Merger Sub of the receipt of any comments from the SEC with respect to the Information Statement and any request by the SEC for any amendment to the Information Statement or for additional information and shall provide Parent with copies of all such comments and correspondence. Prior to filing or mailing the Information Statement (or any amendment or supplement thereto) or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, the Company shall provide Parent a reasonable opportunity to review and to propose comments on such document or response and shall, in good faith, consider the reasonable comments of Parent. As promptly as reasonably practicable after the Information Statement has been cleared by the SEC or after ten (10) calendar days have passed since the date of filing of the preliminary Information Statement with the SEC without notice from the SEC of its intent to review the Information Statement, the Company shall promptly file with the SEC the Information Statement in definitive form as contemplated by Rule 14c–2 promulgated under the Exchange Act substantially in the form previously cleared or filed with the SEC, as the case may be, and mail a copy of the Information Statement to the Company’s stockholders of record in accordance with Sections 228 and 262 of the DGCL. In the event the Stockholder Consent is not obtained and Parent does not terminate this Agreement, in each case, as provided in Section 5.01(a), then as soon as practicable after the conclusion of the Stockholder Consent Delivery Period, the Company shall prepare and file with the SEC a proxy statement related to the Merger and this Agreement (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”) and shall take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of adopting this Agreement (the “Stockholders’ Meeting”) and use its reasonable best efforts to obtain Stockholder Approval.
Section 5.02    Access to Information; Confidentiality.
(a)    Subject to restrictions under applicable Law, the Company shall afford to Parent, and to Parent’s officers, employees, accountants, counsel, financial advisors, and their respective Agents, including the Debt Financing Sources (provided, however, that the Debt Financing Sources may only be provided with confidential information subject to customary confidentiality undertakings reasonably acceptable to the Company) reasonable access, during normal business hours and upon reasonable prior notice to the Company during the period prior to the Effective Time or the termination of this Agreement, to all of its and its Subsidiaries’ properties, books, Contracts, personnel and records and, during such period, the Company shall furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws (unless such document is publicly available), (ii) a copy of each material correspondence or written communication with any United States Federal or state governmental agency, and (iii) all other information concerning its and its Subsidiaries’ business, properties and personnel as Parent may reasonably request; provided, however, that that the Company may restrict the foregoing access to such information or personnel to the extent that such disclosure

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would, based on the advice of legal counsel, result in a waiver of attorney-client privilege, the work product doctrine or any other applicable privilege applicable to such information.
(b)    Except for disclosures expressly permitted by the terms of the confidentiality agreement, dated March 21, 2014, between the Company and Parent (as amended from time to time, the “Confidentiality Agreement”), Parent shall hold, and shall cause Holdings, Merger Sub and its, Holdings’ and Merger Sub’s respective officers, employees, accountants, counsel, financial advisors and other Agents to hold, all information received from the Company, directly or indirectly, in confidence in accordance with the Confidentiality Agreement.
(c)    No investigation pursuant to this Section 5.02 or information provided or received by any party hereto pursuant to this Agreement will be deemed to constitute an exception to any of the representations or warranties of the parties hereto contained in this Agreement or the conditions hereunder to the obligations of the parties hereto, constitute a waiver of any breach thereof or otherwise affect or limit the remedies available to Parent, Holdings or Merger Sub pursuant to this Agreement.
Section 5.03    Reasonable Best Efforts.
(a)    Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using its respective reasonable best efforts to accomplish the following: (i) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable; (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity; and (iii) the delivery of required notices to and the obtaining of all necessary consents, approvals or waivers from third parties under any Material Contract or Company Lease or otherwise to the extent related to the Merger; provided that none of the Company, Parent, Holdings or Merger Sub shall be required to make any payment to any such third parties or concede anything of value to obtain such consents.
(b)    In furtherance and not in limitation of the foregoing:
(i)    Each of Parent and the Company shall (A) make or cause to be made all filings required of each of them or any of their respective Subsidiaries or Affiliates under the HSR Act or any other applicable Antitrust Laws with respect to the transactions contemplated hereby as promptly as practicable and, in any event, within ten (10) business days

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after the date of this Agreement in the case of all filings required under the HSR Act and within thirty (30) days in the case of all other filings required by other Antitrust Laws, (B) comply at the earliest practicable date with any request under the HSR Act or other Antitrust Laws for additional information, documents, or other materials received by each of them or any of their respective Subsidiaries from the Federal Trade Commission (“FTC”), the Antitrust Division of the Department of Justice (the “Antitrust Division”) or any other Governmental Entity in respect of such filings or such transactions, and (C) cooperate with each other in connection with any such filing (including, to the extent permitted by applicable Law, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the FTC, the Antitrust Division or other Governmental Entity under any Antitrust Laws with respect to any such filing or any such transaction. Each such party shall furnish to each other all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement. Each such party shall promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Entity regarding any such filings or any such transaction. No party hereto shall independently participate in any substantive meeting or discussion, either in person or by telephone, with a Governmental Entity in respect of any such filings, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and/or participate. Subject to applicable Law, the parties hereto will consult and cooperate with one another in connection with any analysis, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the HSR Act or other Antitrust Laws.
(ii)    Each of Parent and the Company shall use its respective reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”). Each of Parent and the Company shall use its respective reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.
(iii)    Notwithstanding anything to the contrary set forth in this Agreement, none of Parent, Holdings, Merger Sub or any of their Subsidiaries shall be required to, and the Company may not, without the prior written consent of Parent, become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement,

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condition, limitation, understanding, agreement or order to (i) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any material assets, business or portion of business of the Company, the Surviving Corporation, Parent, Holdings, Merger Sub or any of their respective Subsidiaries, (ii) materially conduct, restrict, operate, invest or otherwise materially change the assets, business or portion of business of the Company, the Surviving Corporation, Parent, Holdings, Merger Sub or any of their respective Subsidiaries in any adverse manner, or (iii) impose any material restriction, requirement or limitation on the operation of the business or portion of the business of the Company, the Surviving Corporation, Parent, Holdings, Merger Sub or any of their respective Subsidiaries; provided that, if requested by Parent, the Company will become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement or order so long as such requirement, condition, limitation, understanding, agreement or order is only binding on the Company in the event the Closing occurs.
(iv)    Each of Parent and the Company shall cooperate and use their respective reasonable best efforts to obtain the Required Governmental Authorizations and all other consents, approvals and agreements of, and to give and make all notices and filings with, any Governmental Entity necessary to consummate and make effective the Merger and the other transactions contemplated hereby, including: (i) not later than thirty (30) days following the date of this Agreement, Parent filing, or causing to be filed, “Form A Statements” or similar change of control applications, with the insurance commissioners or departments of health or other Governmental Entities in each jurisdiction where required by applicable Law seeking approval of Parent’s acquisition of control of each of the Insurance Subsidiaries which results from the Merger; (ii) as promptly as practicable, Parent filing, or causing to be filed, any pre-acquisition notifications on “Form E” or similar market share notifications to be filed in each jurisdiction where required by applicable Laws with respect to the Merger and the other transactions contemplated hereby. Parent and the Company shall cooperate and use their respective reasonable best efforts to obtain all other approvals and consents to the transactions contemplated by this Agreement, including the matters set forth on Section 3.01(d) of the Company Disclosure Schedule and Section 3.02(b) of the Parent Disclosure Schedule.
Section 5.04    Indemnification; Advancement of Expenses; Exculpation and Insurance.
(a)    From and after the Effective Time, Parent and the Surviving Corporation shall (i) indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or any of its Subsidiaries (each, an “Indemnitee” and, collectively, the “Indemnitees”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (1) the fact that

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an Indemnitee was a director or officer of the Company or any of its Subsidiaries or (2) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director, officer or employee of the Company or any of its Subsidiaries or taken at the request of the Company or any of its Subsidiaries (including in connection with serving at the request of the Company or any of its Subsidiaries as a director, officer, employee, trustee or fiduciary of another Person (including any Company Benefit Plan), in each case under (1) or (2), at, or at any time prior to, the Effective Time (including any claim, suit, action, proceeding or investigation relating in whole or in part to the transactions contemplated by this Agreement), to the fullest extent permitted under applicable Law, and (ii) assume all obligations of the Company and its Subsidiaries to the Indemnitees in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in (1) the certificate of incorporation and bylaws of the Company and the organizational documents of its Subsidiaries as in effect on the date of this Agreement, and (2) any indemnification agreement between any such Indemnitee and the Company or any of its Subsidiaries as in effect on the date of this Agreement, which agreements shall survive the Merger and the other transactions contemplated by this Agreement and continue in full force and effect in accordance with its terms. In addition, from and after the Effective Time, the Surviving Corporation shall pay any expenses (including fees and expenses of legal counsel) of any Indemnitee under this Section 5.04 (including in connection with enforcing the indemnity and other obligations referred to in this Section 5.04) as incurred to the fullest extent permitted under applicable Law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Law. Notwithstanding anything to the contrary herein, all rights to indemnification and advancement of expenses existing in favor of, and all limitations on the personal liability of, each Indemnified Party provided for in this Section 5.04 or in the respective certificates of incorporation or bylaws (or other applicable organizational documents) of the Company and its Subsidiaries or otherwise in effect as of the date hereof (including through any indemnification agreement) shall not be modified, and shall survive the Merger and continue in full force and effect for a period of 6 years from the Effective Time; provided, however, that all rights to indemnification, advancement of expenses and limitations on personal liability in respect of any claim, suit, action, proceeding or investigation asserted or made within such period shall continue until the final disposition of such claim, suit, action, proceeding or investigation.
(b)    For the 6-year period commencing immediately after the Effective Time, Parent shall maintain in effect the Company’s current directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those persons who are currently (and any additional persons who prior to the Effective Time become) covered by the Company’s directors’ and officers’ liability insurance policy on terms and scope with respect to such coverage, and in amount, not less favorable to such individuals than those of such policy in effect on the date hereof (or Parent may substitute therefor policies, issued by reputable insurers, of at least the same coverage required above with respect to matters occurring prior to the Effective Time); provided, however, that Parent shall not be obligated to make

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annual premium payments for such insurance to the extent such premiums exceed 300% of the annual premium paid as of the date hereof by the Company for such insurance (such 300% amount, the “Base Premium”); and provided further that, if the aggregate annual premiums for such insurance shall exceed the Base Premium, then Parent shall provide or cause to be provided a policy for the applicable individuals with the best coverage as shall then be available at an annual premium equal to the Base Premium. Prior to the Effective Time Parent or the Company may purchase, for an aggregate amount that shall not exceed the Base Premium, a 6-year prepaid “tail policy” on terms and conditions providing at least materially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to matters existing or occurring prior to the Effective Time, covering without limitation the transactions contemplated hereby. If such prepaid “tail policy” has been obtained by Parent or the Company, it shall be deemed to satisfy all obligations of the Parent to obtain insurance pursuant to this Section 5.04. The Surviving Corporation shall not amend, modify, cancel or revoke such policy and each shall use its reasonable best efforts to cause such policy to be maintained in full force and effect, for its full term, and to honor all of its obligations thereunder.
(c)    The provisions of this Section 5.04 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives, and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 5.04 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.04 applies unless (A) such termination or modification is required by applicable Law, or (B) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.04 applies shall be third party beneficiaries of this Section 5.04).
(d)    In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 5.04.
Section 5.05    Fees and Expenses. All fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated; provided, however, Parent shall pay all of the filing fees and expenses for Parent’s pre-merger notification and report forms under the HSR Act; provided, further, that the Company shall pay

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all of the fees and expenses in connection with preparation of the Company’s pre-merger notification and report forms under the HSR Act, if any.
Section 5.06    Public Announcements. The Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that (a) a party may, without the prior written consent of the other party, issue such press release or make such public statement as may be required by Law or the applicable rules of any stock exchange if the party issuing such press release or making such public statement has used its reasonable best efforts to consult with the other party and to obtain such party’s consent but has been unable to do so in a timely manner, and (b) the Company may, without the prior written consent of Parent, and in compliance with any applicable notification provisions in Section 4.02, issue such press release or make such public statement release or announcement with respect to a Company Adverse Recommendation Change effected in accordance with Section 4.02(g). The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.
Section 5.07    Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Entity in connection with this Agreement, the Merger and the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby, (b) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or, in the case of the Company, a Company Subsidiary, and, in the case of Parent, Holdings and Merger Sub, any of their respective Subsidiaries, which relate to this Agreement, the Merger and the other transactions contemplated hereby, and (c) any inaccuracy or breach of any representation or warranty or breach of covenant or agreement contained in this Agreement at any time during the term hereof that could reasonably be expected to cause the conditions set forth in Section 6.01 or Section 6.02 not to be satisfied. In no event shall disclosure by the Company or Parent pursuant to this Section 5.07 be deemed to amend or supplement the Disclosure Schedule or constitute an exception to any representation or warranty.
Section 5.08    Employee Matters.
(a)    For a period of not less than twelve (12) months following the Effective Time, the employees of the Company who remain in the employment of the Surviving Corporation and its Subsidiaries at the Effective Time (the “Continuing Employees”) shall

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receive compensation and employee benefits (other than equity‑based compensation) that are substantially comparable in the aggregate to the employee benefits provided to the employees of the Company immediately prior to the Effective Time.
(b)    Parent shall cause the Surviving Corporation to recognize the service of each Continuing Employee as if such service had been performed with Parent for purposes of vesting, eligibility and benefit accruals (other than benefit accrual under any defined benefit pension plans) in any benefit plan, program or policy covering that Continuing Employee following the Effective Time, but not for the purposes of benefit accruals that would result in duplication of benefits.
(c)    Nothing contained herein shall be construed as requiring Parent or the Surviving Corporation to continue any specific plans or to continue the employment of any specific person; provided, however, that Surviving Corporation will, and Parent shall cause Surviving Corporation to, comply with terms and conditions of employment, severance and other compensatory agreements or arrangements with any directors or employees of the Company that are in effect as of the date hereof, all of which are listed in Section 5.08(c) of the Company Disclosure Schedule.
(d)    With respect to any welfare plan maintained by Parent in which Continuing Employees are eligible to participate after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, use commercially reasonable efforts to (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare plans of the Company and its Subsidiaries prior to the Effective Time and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.
(e)    Nothing in this Section 5.08 will create any third-party beneficiary right for the benefit of any Person other than the parties to this Agreement, or any right to employment or continued employment or to a particular term or condition of employment with Parent, the Surviving Corporation or any of their respective Subsidiaries or Affiliates. Nothing in this Section 5.08 or any other provision of this Agreement (i) will be construed to establish, amend, or modify any benefit or compensation plan, program, agreement or arrangement, or (ii) will limit the ability of Parent or any of its Affiliates (including, following the Closing, the Surviving Corporation or any of the Company Subsidiaries) to amend, modify or terminate any benefit or compensation plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them.

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Section 5.09    State Takeover Laws. If any “control share acquisition,” “fair price,” “moratorium” or other anti-takeover applicable Law becomes or is deemed to be applicable to the Company, Parent, Holdings, Merger Sub, the Merger or any other transaction contemplated by this Agreement, then each of the Company, Parent, Holdings, Merger Sub, and their respective Boards of Directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover applicable Law inapplicable to the foregoing.
Section 5.10    Director Resignations. Prior to the Closing, other than with respect to any directors identified by Parent in writing to the Company two (2) calendar days prior to the Closing Date, the Company shall use its reasonable best efforts to deliver to Parent resignations executed by each director of the Company in office immediately prior to the Effective Time, which resignations shall be effective at the Effective Time.
Section 5.11    Section 16 Matters. Prior to the Effective Time, the Company may approve, in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and in accordance with the Interpretative Letter dated January 12, 1999 issued by the SEC relating to Rule 16b-3, any dispositions of equity securities of the Company (including derivative securities with respect to equity securities of the Company) resulting from the transactions contemplated by this Agreement by each officer or director of the Company who is subject to Section 16 of the Exchange Act with respect to equity securities of the Company.
Section 5.12    Fixed/Floating Rate Senior Debentures. The Company shall timely provide or cause to be provided, in accordance with the provisions of the indentures relating to LOTS Intermediate Co.’s Fixed/Floating Rate Senior Debentures due 2037 (the “Indenture”), to the trustee under the Indenture, any notices, announcements, certificates or legal opinions required by the Indenture to be provided in connection with the Merger prior to the Effective Time. Parent and its counsel shall be given a reasonable opportunity to review and comment on any such notice, announcement, certificate or legal opinion, in each case before such document is provided to such trustee, and the Company shall give reasonable and good faith consideration to any comments made by Parent and its counsel.
Section 5.13    Company’s Financial Cooperation Covenant.
(a)    Subject to the terms of this Section 5.13, prior to the Closing, the Company shall, and shall cause each of the Company Subsidiaries to, reasonably cooperate with Parent and its Debt Financing Sources and their respective Agents in connection with the arrangement of the Debt Financing or Alternative Financing (as defined below) to the extent reasonably requested by Parent with reasonable advance notice, and at Parent’s sole cost and expense, including by:

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(i)    participating at reasonable times in reasonable number of meetings, drafting sessions, presentations, road shows, rating agency presentations and due diligence sessions;
(ii)    furnishing Parent and its Debt Financing Sources as promptly as reasonably practical with (x) the financial statements regarding the Company and the Company Subsidiaries necessary to satisfy the condition set forth in paragraph 6(a) of the Conditions Annex of the Debt Commitment Letter (or the analogous provision in any amendment, modification, supplement, restatement or replacement thereof permitted or required pursuant to Section 5.14(b)), (y) all information contemplated by paragraph 8 of the Conditions Annex of the Debt Commitment Letter (or the analogous provision in any amendment, modification, supplement, restatement or replacement thereof permitted or required pursuant to Section 5.14(b)) and (z) such other pertinent financial and other information as Parent, Merger Sub or the Debt Financing Sources shall reasonably request in order to consummate the Debt Financing or as is customary for the arrangement of loans contemplated by the Debt Financing;
(iii)    assisting Parent and its Debt Financing Sources as may reasonably be requested in Parent’s preparation of Marketing Materials, in each case to the extent that they relate to the Company or the Company Subsidiaries, including (A) appropriate and customary offering documents, private placement memoranda, bank information memoranda, authorization letters, confirmations and undertakings in connection with the Required Information, and (B) materials for customary rating agency presentations and lender presentations relating to the Debt Financing or the Alternative Financing;
(iv)    providing reasonable cooperation with the marketing efforts of Parent and its Debt Financing Sources for all or any portion of the Debt Financing or Alternative Financing;
(v)    providing reasonable cooperation with respect to the satisfaction of the conditions precedent to any lender’s obligation to fund set forth in the Debt Commitment Letter or any or any of the Debt Financing Documents to the extent the satisfaction of such conditions requires the cooperation of or is reasonably within the control of the Company or Company Subsidiaries, including, without limitation, (1) requesting consents and customary comfort letters of independent accountants (including “negative assurance” comfort), (2) requesting customary payoff letters and instruments of discharge and termination of indebtedness and Liens to be operative as of the Effective Time, (3) to the extent constituting a condition to any lender’s obligation to fund any portion of the Debt Financing by the Debt Commitment Letter (or otherwise required by the Debt Commitment Letter), obtaining such consents, waivers, estoppels, approvals, authorizations and instruments as may be reasonably requested by Parent and (4)

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reasonably assisting in the preparation of, and executing and delivering, definitive financing documents, including guarantee and collateral documents, legal opinions and other certificates and documents as may be reasonably requested by Parent (including a certificate of the chief financial officer of the Company, solely on behalf of the Company and not in such person’s individual capacity in the form attached to the Debt Commitment Letter, with respect to solvency matters as of the Closing, on a pro forma basis) as may be reasonably requested by Parent and its Debt Financing Sources;
(vi)    taking such corporate actions, subject to the occurrence of the Effective Time, as are reasonably necessary to permit the consummation of the Debt Financing or Alternative Financing and to permit the proceeds thereof to be made available to the Surviving Corporation prior to the Effective Time; provided, however, in no event shall the Board be obligated to approve the Debt Financing or Alternative Financing;
(vii)    reasonably facilitating the grant of security interests in the collateral for the Debt Financing or Alternative Financing; provided, that any grants of security interests or obligations and releases of Liens contained in all such agreements and documents shall be subject to the occurrence of the Effective Time;
(viii)    furnishing Parent and the Debt Financing Sources with all documentation and other information required by Governmental Entities with respect to the Debt Financing or Alternative Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT ACT, but in each case, solely as relating to the Company and the Company Subsidiaries;
(ix)    cooperating with the Debt Financing Sources’ due diligence investigation (including, without limitation, providing access and information to the Debt Financing Sources to evaluate and assess the assets of the Company and Company Subsidiaries for the purpose of establishing collateral arrangements), to the extent customary and reasonable, subject to confidentiality undertakings reasonably acceptable to the Company and not unreasonably interfering with the business of the Company and Company Subsidiaries; and
(x)    using commercially reasonable efforts to permit any Debt Financing Sources to benefit from the existing lending relationships of the Company and its Subsidiaries.
(b)    Parent shall, promptly upon the Company’s request, reimburse the Company for all reasonable, documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company and Company Subsidiaries (and its and their respective Agents) in connection with their cooperation and assistance obligations set forth in this Section 5.13, and shall indemnify and hold harmless the Company and the Company Subsidiaries and

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their respective Agents for, from and against any and all Losses actually suffered or incurred by them in connection with the arrangement of the Debt Financing, any action taken by them at the request of Parent pursuant to this Section 5.13 and any information utilized in connection therewith (other than (x) information provided by the Company or the Company Subsidiaries and (y) to the extent arising from the willful misconduct, gross negligence or fraud of the Company or the Company Subsidiaries). As used herein, “Losses” means any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative.
(c)    Notwithstanding anything in this Agreement to the contrary, it is expressly understood and agreed: (i) the Company’s obligations under this Section 5.13 shall not require the Company, any Company Subsidiary, or any of its or their respective Agents to agree to any obligation that is not conditioned upon the Closing and that does not terminate without liability to the Company, any Company Subsidiary, and any of its and their respective Agents upon the termination of this Agreement; (ii) (A) neither the Company nor any Persons who are directors of the Company shall be required to pass resolutions or consents to approve or authorize the execution of the Debt Financing (other than those that are contingent upon the occurrence of the Effective Time or effective on or after the occurrence of the Effective Time) and (B) no obligation of the Company or any of the Company Subsidiaries or any of their respective Agents under any certificate, document or instrument executed pursuant to the foregoing shall be effective until the Closing and (C) none of the Company or the Company Subsidiaries nor any of their respective Agents shall be required to pay any commitment or other similar fee or incur any other out-of-pocket cost or expense that is not reimbursed by Parent, Holdings or Merger Sub pursuant to Section 5.13(b); (iii) none of the Company, any of its Subsidiaries or any of its or their respective Agents shall be required to undertake any action that would unreasonably interfere with the business operations of the Company or any of its Subsidiaries; (iii) none of Parent, Holdings, Merger Sub or any of their Affiliates, Agents or Debt Financing Sources shall have the right to perform any investigative procedures that involve physical disturbance or damage to any property or other assets of the Company or any of its Subsidiaries; (iv) the Company shall have the right to review and comment (which comments Parent will reasonably consider) on Marketing Materials prior to the dissemination of such materials to potential lenders or other counterparties to any proposed financing transaction (or filing with any Governmental Entity); and (v) the Company’s obligations shall not include any actions that the Company reasonably believes would result in a violation of any material agreement, any confidentiality arrangement or any applicable Law or the loss of any legal or other applicable privilege. Nothing contained in this Section 5.13 or otherwise shall require the Company or any of the Company Subsidiaries to be an issuer or other obligor with respect to the Debt Financing prior to the Closing.

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(d)    All non-public or otherwise confidential information regarding the Company or Company Subsidiaries obtained by Parent, Holdings, Merger Sub or their Agents pursuant to this Section 5.13 shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent, Holdings and Merger Sub shall be permitted to disclose such information to the Debt Financing Sources and other potential sources of capital, rating agencies and prospective lenders and investors during the marketing or syndication of the Debt Financing subject to their entering into customary confidentiality undertakings with respect to such information (including through a notice and undertaking in a form customarily used in confidential information memoranda therefor). The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided, that such logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage the Company or any of the Company Subsidiaries.
Section 5.14    Parent’s Financing Covenant.
(a)    Parent shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate, on or prior to the Closing Date, the Debt Financing contemplated by the Debt Commitment Letter on the terms set forth therein, including the following:
(i)    complying with and maintaining in effect the Debt Commitment Letter;
(ii)    negotiating and entering into definitive financing agreements with respect to the Debt Financing on terms and conditions contained in the Debt Commitment Letter (including any “market flex” provisions related thereto), as amended from time to time in accordance with this Section 5.14 so that such agreements are in full force and effect on the Closing Date;
(iii)    satisfying on a timely basis all Financing Conditions within its control (provided that this clause (iii) shall not impair the rights of Parent pursuant to ARTICLE VI of this Agreement);
(iv)    in the event that the conditions set forth in ARTICLE VI and the Financing Conditions have been satisfied or waived or, upon funding and at Closing would be satisfied, using commercially reasonable efforts to cause the Debt Financing Sources to fund the full amount of the Debt Financing; and
(v)    reduce the aggregate amount of Indebtedness to be incurred in the Debt Financing used to finance the Merger Consideration by an amount sufficient such that the condition in paragraph 7 of the Conditions Annex of the Debt Commitment Letter shall be satisfied immediately after giving effect to the Transaction, if all conditions to Closing (other than those that require deliveries or are tested at the time of Closing, which

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conditions would have been satisfied if the Closing had occurred at such time) under this Agreement shall have been satisfied or waived and all conditions to the Debt Financing shall have been satisfied (other than the condition in paragraph 7 of the Conditions Annex of the Debt Commitment Letter and conditions that require deliveries or are tested at the time of Closing, which conditions would have been satisfied if the Closing had occurred at such time), provided, that Parent shall make up any shortfall through the use of cash on hand by the Parent in an amount necessary, when combined with the proceeds of the Debt Financing, to enable the payment of the aggregate Merger Consideration, and not proceeds of the Debt Financing that would cause the condition in paragraph 7 of the Conditions Annex of the Debt Commitment Letter to not be satisfied).
(b)    Neither Parent nor any of its Affiliates or Agents shall take any action that could reasonably be expected to materially delay or prevent the consummation of the Debt Financing. Without limiting the generality of the foregoing, in the event that a Financing Failure Event occurs, Parent shall (i) immediately notify the Company of such Financing Failure Event and the reasons therefor, (ii) use its commercially reasonable efforts to obtain alternative financing from alternative financing sources (on terms, when taken as a whole, not materially less favorable to Parent, Holdings, Merger Sub and the Company, and which do not include any conditions to the consummation of such alternative debt financing that, when taken as a whole, are more onerous, than those in the Debt Commitment Letters and which do not contain any conditions that, when considered with the other conditions taken as a whole, would reasonably be expected to prevent, impede or delay the availability of the Debt Financing or otherwise adversely affect the ability or likelihood of Parent, Holdings or Merger Sub to timely consummate the transactions contemplated by this Agreement), in an amount sufficient, when taken together with the remaining portion of the Debt Financing and the other funds available to Parent, to pay any amounts required to be paid by or on behalf of Parent in connection with the Closing and consummate the transactions contemplated by this Agreement, as promptly as practicable following the occurrence of such Financing Failure Event and in any event no later than the End Date (any such financing, an “Alternative Financing”), and (iii) obtain and, when obtained, provide the Company with a copy of, a new financing commitment that provides for such Alternative Financing. Prior to the Closing, without the prior written consent of the Company, except for substitutions or replacements pursuant to this Section 5.14 in connection with an Alternative Financing, Parent shall not (A) agree to, or permit, any amendment, modification, supplement, restatement, assignment, substitution, replacement or waiver of or under, the Debt Commitment Letter, if such amendment, modification, supplement, restatement, assignment, substitution, replacement, or waiver (1) adds new (or adversely modifies any existing) conditions to the consummation of the Debt Financing that, when considered with the other Debt Financing Conditions taken as a whole, would reasonably be expected to prevent, impede or delay the availability of the Debt Financing or otherwise adversely affect the ability or likelihood of Parent, Holdings or Merger Sub to timely consummate the transactions contemplated by this Agreement or make the satisfaction of the Financing Conditions less likely

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to occur; (2) reduces the amount of the Debt Financing; (3) adversely affects the ability of Parent to enforce its rights against other parties to the Debt Commitment Letter as so amended, modified, supplemented restated, assigned, substituted, replaced, or waived, relative to the ability of Parent to enforce its rights against such other parties to the Debt Commitment Letter as in effect on the date hereof; or (4) would reasonably be expected to prevent, impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement or otherwise adversely affect the ability or likelihood of Parent, Holdings or Merger Sub to timely consummate the transactions contemplated by this Agreement or make the satisfaction of the Financing Conditions less likely to occur; or (B) terminate the Debt Commitment Letter; provided that Parent shall have the right to release or consent to assignments and replacements of an individual lender under the terms of or in connection with the syndication of the Debt Financing or as otherwise expressly contemplated by the Debt Commitment Letter. Upon any such amendment, modification, supplement, restatement, assignment, substitution, replacement or waiver of the Debt Financing Commitments in accordance with this Section 5.14, the term “Debt Financing Commitments” shall mean the Debt Financing Commitments as so amended, modified, supplemented restated, assigned, substituted, replaced, or waived.
(c)    Parent shall provide the Company with prompt written notice of (A) any material breach or default by any party to the Debt Commitment Letter or the Debt Financing, if any, of which Parent, Holdings or Merger Sub has Knowledge or any termination of the Debt Commitment Letter of which Parent, Holdings or Merger Sub has Knowledge, (B) the receipt of any written notice or other written communication from any Debt Financing Source with respect to (1) any actual or potential breach, default, termination or repudiation by any party to the Debt Commitment Letter or the Debt Financing, if any, of any provision thereof, and (2) any material dispute or disagreement between or among any parties to the Debt Commitment Letter or the Debt Financing, if any, with respect to the obligation to fund the Debt Financing or the amount of the Debt Financing to be funded at Closing, in the case of clauses (1) and (2) that would reasonably be expected to result in Merger Sub not receiving the proceeds of the Debt Financing on the Closing Date. Parent shall keep the Company reasonably informed of the status of its efforts to consummate the Debt Financing. Notwithstanding the foregoing, compliance by Parent with this Section 5.14(c) shall not relieve Parent, Holdings or Merger Sub of its respective obligation to consummate the transactions contemplated by this Agreement at the time specified in Section 1.02, whether or not the Debt Financing is available, subject to the fulfillment or waiver of the conditions set forth in ARTICLE VI.
Section 5.15    Stockholder Litigation. Each of the Company and Parent shall use reasonable best efforts to prevent the entry of (and, if entered, to have vacated, lifted, reversed or overturned) any injunction, order, ruling, decree, judgment or similar order that results from any stockholder litigation against the Company, Parent, Holdings, Merger Sub, any of their Affiliates or any of their respective directors or officers relating to this Agreement, the Merger or any of the other transactions contemplated hereby. Each of Parent and the Company shall notify the

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other promptly of the commencement of any such stockholder or derivative suit, action, litigation or claim of which it has received written notice related to this Agreement, the Merger or the other transactions contemplated by this Agreement.
ARTICLE VI.
CONDITIONS PRECEDENT
Section 6.01    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by law) waiver on or prior to the Closing Date of the following conditions:
(a)    Stockholder Approval. The Stockholder Approval shall have been obtained and, if obtained by the Stockholder Consent, the Information Statement shall have been cleared by the SEC and mailed to stockholders of the Company (in accordance with Regulation 14C of the Exchange Act) at least twenty (20) days prior to the Closing Date.
(b)    Antitrust. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act and any other applicable Antitrust Laws shall have been terminated or shall have expired, and any required approvals thereunder shall have been obtained.
(c)    Required Governmental Authorizations. The Required Governmental Authorizations shall have been obtained and shall be in full force and effect.
(d)    No Injunctions or Restraints. No Law, injunction, judgment, order, decree or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Entity (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal.
Section 6.02    Conditions to Obligations of Parent, Holdings and Merger Sub. The obligations of Parent, Holdings and Merger Sub to effect the Merger are further subject to the satisfaction or (to the extent permitted by law) waiver by Parent on or prior to the Closing Date of the following conditions:
(a)    Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall be true and correct at and as of the Closing Date (except to the extent any such representation or warranty is made as of a time other than the Closing Date, in which case such representation or warranty shall be true and correct at and as of such time), except for such inaccuracies as would not reasonably be expected to have a Material Adverse Effect (it being understood that for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded).

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Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.
(b)    Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.
(c)    Material Adverse Effect. Since the date of this Agreement, there shall not have been any Material Adverse Effect.
Section 6.03    Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or (to the extent permitted by law) waiver by the Company on or prior to the Closing Date of the following conditions:
(a)    Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement limited by the words “Material Adverse Effect”, “material”, “in all material respects”, “materially” or similar qualifiers, shall be true and correct at and as of the Closing Date, as if made at and as of such time (except to the extent a representation or warranty is made as of a time other than the Closing Date, in which case such representation or warranty shall be true and correct at and as of such time). Each of the representations and warranties that are not so limited shall be true and correct at and as of the Closing Date, as if made at and as of such time (except to the extent a representation or warranty is made as of a time other than the Closing Date, in which case such representation or warranty shall be true and correct at and as of such time), except for such inaccuracies as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.
(b)    Performance of Obligations of Parent, Holdings and Merger Sub. Parent, Holdings and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.
Section 6.04    Frustration of Closing Conditions. None of the Company, Parent, Holdings or Merger Sub may rely on the failure of any condition set forth in Section 6.01, Section 6.02, or Section 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use the standard of efforts required from such party to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.03.

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ARTICLE VII.
TERMINATION, AMENDMENT AND WAIVER
Section 7.01    Termination. This Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time, whether before or after the date of the Stockholder Consent:
(a)    by the mutual written consent of Parent and the Company;
(b)    by either Parent or the Company, if:
(i)    the Merger shall not have been consummated at or before 5:00 p.m. (Eastern time) December 11, 2014; provided, that if at 5:00 p.m. (Eastern time) on December 11, 2014 the condition to Closing set forth in Section 6.01(c) (solely with respect to any “Form A Statements” or similar change of control applications) shall not have been satisfied but all other conditions to Closing shall have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, including with respect to the funding of any shortfall with respect to the Debt Financing, shall be capable of being satisfied on December 11, 2014) or waived by all parties entitled to the benefit of such conditions, then, at the election of either the Company or Parent such date shall be extended to February 11, 2014 upon written notice by the Company to Parent or upon written notice by Parent to the Company at or prior to 5:00 p.m. (Eastern time) on December 11, 2014 (5:00 p.m. (Eastern time) on December 11, 2014 as such date may be extended in accordance with the proviso above, the “End Date”); provided, further, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party whose willful and material breach of a representation, warranty or covenant in this Agreement has been a principal cause of or resulted in the failure of the Merger to be consummated on or before the End Date;
(ii)    any Restraint having any of the effects set forth in Section 6.01(d) shall be in effect and shall have become final and nonappealable;
(iii)    if, prior to the end of the Stockholder Consent Delivery Period, the Stockholder Consent evidencing Stockholder Approval, duly executed by the holders of a majority of outstanding shares of Common Stock, shall not have been delivered to Parent and the Company; provided, that this provision shall cease to have any force and effect upon receipt of the Stockholder Consent by Parent; provided, further, that Parent shall only be permitted to exercise the right to terminate this Agreement pursuant to this Section 7.01(b)(iii) for two (2) days following the expiration of the Stockholder Consent Delivery Period; or
(iv)    (A) all of the conditions set forth in Section 6.01 and Section 6.02 have been satisfied (other than those that require deliveries or are tested at the time of Closing, which conditions would have been satisfied if the Closing had occurred at the time of such

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termination) other than the condition set forth in Section 6.02(c), (B) the Company has irrevocably confirmed by written notice to Parent that (x) all conditions set forth in Section 6.03 have been satisfied (other than those that require deliveries of are tested at the time of Closing, which conditions would have been satisfied if the Closing had occurred at the time of such termination) or that it has provided an irrevocable notice of waiver (effective as of Closing) of any unsatisfied conditions in Section 6.03 and (y) it is prepared to consummate the Merger at the Closing, and (C) Parent, Holdings and Merger Sub do not receive the proceeds of the Debt Financing on the terms provided for in the Debt Commitment Letter or any Alternative Financing and, as a result, fail to consummate the Merger within two (2) business days following the delivery of such notice; provided, however, that the right to terminate this Agreement under this Section 7.01(b)(iv) shall not be available to any party whose willful and material breach of a representation, warranty or covenant in this Agreement has been a principal cause of or resulted in the failure of the Merger to be consummated within such two (2) business days.
(c)    by Parent, if:
(i)    the Company shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.01 or Section 6.02 and (B) is incapable of being cured, or is not cured, by the Company within 30 calendar days following receipt of written notice of such breach or failure to perform from Parent; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(c)(i) if Parent or Merger Sub is then in breach of any representation, warranty, covenant or agreement hereunder that would result in the closing conditions set forth in Section 6.01 or Section 6.03 not being satisfied;
(ii)    the Board shall have effected a Company Adverse Recommendation Change; or
(iii)     (A) the Company shall have entered into, or publicly announced its intention to enter into, an Acquisition Agreement in respect of a Takeover Proposal (including a Superior Proposal); (B) the Company Board fails to reaffirm (publicly, if so requested by Parent) the Company Recommendation within ten (10) Business Days after the date any Takeover Proposal (or material modification thereto) is first publicly disclosed by the Company or the Person making such Takeover Proposal, (C) a tender offer or exchange offer relating to the Common Stock shall have been commenced by a Person unaffiliated with Parent and the Company shall not have sent to its stockholders pursuant to Rule 14e-2 under the Securities Act, within ten (10) Business Days after such tender offer or exchange offer is first published, sent or given, a statement reaffirming the Company Recommendation and recommending that stockholders reject such tender or exchange offer, or (D) the Company shall have breached in

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any material respect the provisions of Section 4.02, and such violation or breach has resulted in the receipt by the Company of a Takeover Proposal.
(d)    by the Company, if:
(i)    Parent, Holdings or Merger Sub shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.01 or Section 6.03, and (B) is incapable of being cured, or is not cured, by Parent, Holdings and Merger Sub within 30 calendar days following receipt of written notice of such breach or failure to perform from the Company; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(d)(i) if the Company is then in breach of any representation, warranty, covenant or agreement hereunder that would result in the closing conditions set forth in Section 6.01 or Section 6.02 not being satisfied; or
(ii)    prior to the Go Shop End Date the Board authorizes the Company, in compliance with the terms of this Agreement, to enter into a binding definitive agreement in respect of a Superior Proposal; provided, however, that the Company shall pay any amounts due pursuant to Section 7.02(c) in accordance with the terms, and at the times, specified in Section 7.02; and provided further that in the event of such termination, the Company concurrently with such termination enters into such binding definitive agreement.
Section 7.02    Termination Fee.
(a)    In the event that (i) after the date hereof and prior to the Go Shop End Date, a Takeover Proposal shall have been made to the Company or shall have been made directly to the stockholders of the Company generally, and (ii) thereafter this Agreement is terminated by Parent or the Company pursuant to Section 7.01(b)(i) or Section 7.01(b)(iii) or by Parent pursuant to Section 7.01(c)(i), and (iii) within six (6) months after such termination, the Company consummates a transaction that constitutes a Takeover Proposal or enters into an Acquisition Agreement with respect to any Takeover Proposal (provided that for such purposes references to “10%” in the definition of Takeover Proposal shall be deemed to be references to “50%”), then the Company shall pay Parent a fee equal to $7,620,455 (the “Termination Fee”) by wire transfer of same-day funds on the second business day following the consummation of such transaction.
(b)    In the event that this Agreement is terminated by Parent pursuant to Section 7.01(c)(iii), then the Company shall pay Parent a fee equal to the Termination Fee by wire transfer of same-day funds on the second business day following such termination.

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(c)    In the event that this Agreement is terminated by the Company pursuant to Section 7.01(d)(ii), then the Company shall pay Parent the Termination Fee by wire transfer of same-day funds on the second business day following such termination.
(d)    In the event that after the date hereof and prior to the Go Shop End Date, (i) this Agreement is terminated by Parent pursuant to Section 7.01(c)(ii), and (ii) within six (6) months after such termination, the Company consummates a transaction that constitutes a Takeover Proposal or enters into an Acquisition Agreement with respect to any Takeover Proposal (provided that for such purposes references to “10%” in the definition of Takeover Proposal shall be deemed to be references to “50%”), then the Company shall pay Parent the Termination Fee by wire transfer of same-day funds on the second business day following the consummation of such transaction.
(e)    The parties acknowledge and agree that the provisions for payment of the Termination Fee are an integral part of the transactions contemplated by this Agreement and are included herein in order to induce Parent to enter into this Agreement and to reimburse Parent for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement. If the Company fails to pay the Termination Fee and Parent or Merger Sub commences a suit which results in a final, non-appealable judgment against the Company for the Termination Fee, or any portion thereof, then the Company shall pay Parent and Merger Sub their costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on the Termination Fee at the prime rate (as published in The Wall Street Journal) in effect on the date such payment was required to be made through the date of payment; provided that if the court in such suit determines in a final, non-appealable judgment that Parent or Merger Sub is not entitled to the Termination Fee, or any portion thereof, then Parent shall pay the Company its costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit.
(f)    The parties acknowledge that in no event shall the Company be required to pay the applicable Termination Fee on more than one occasion.
Section 7.03    Reverse Termination Fee.
(a)    (a)    In the event that this Agreement is terminated by the Company or the Parent pursuant to Section 7.01(b)(iv), then Parent shall pay the Company a fee equal to the Reverse Termination Fee by wire transfer of same-day funds on the second business day following such termination.
(b)    The parties acknowledge and agree that the provisions for payment of the Reverse Termination Fee are an integral part of the transactions contemplated by this Agreement and are included herein in order to induce the Company to enter into this Agreement and to reimburse the Company for incurring the costs and expenses related to entering into this

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Agreement and consummating the transactions contemplated by this Agreement. If Parent fails to pay the Reverse Termination Fee and the Company commences a suit which results in a final, non-appealable judgment against Parent for the Reverse Termination Fee, or any portion thereof, then Parent shall pay the Company its costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on the Reverse Termination Fee at the prime rate (as published in The Wall Street Journal) in effect on the date such payment was required to be made through the date of payment; provided that if the court in such suit determines in a final, non-appealable judgment that the Company is not entitled to the Reverse Termination Fee, or any portion thereof, then the Company shall pay Parent and Merger Sub their costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit.
(c)    For purposes of this Agreement, “Reverse Termination Fee” means an amount equal to $13,063,637.
(d)    The parties acknowledge that in no event shall Parent be required to pay the applicable Reverse Termination Fee on more than one occasion.
Section 7.04    Effect of Termination.
(a)    In the event of the termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company and their respective directors, officers, employees, partners, members or stockholders; provided, however, that (i) the agreements contained in Section 5.02(b), Section 5.05, Section 7.02, Section 7.04 and ARTICLE VIII shall survive the termination of this Agreement, and (ii) none of Parent, Merger Sub or the Company shall be relieved from liabilities or damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and that nothing in this Agreement shall prohibit either party from seeking to prove that such damages include the benefit of the bargain lost by such party or such party’s stockholders) arising out of the willful and material breach by such party of any of its representations, warranties, covenants or other agreements contained in this Agreement, subject to Sections 7.04(b), 7.04(c) and 8.12(c); provided, further, that the failure of Parent and Merger Sub to consummate the Merger after all conditions in Section 6.01 and Section 6.02 have been satisfied or, to the extent permitted, waived (other than those conditions that by their terms are to be satisfied upon Closing and other than as a result of a failure of the Parent and Merger Sub to receive the proceeds of the Debt Financing), shall be deemed a willful and material breach by Parent and Merger Sub of this Agreement.
(b)    The parties agree that the payment of the Termination Fee shall be the sole and exclusive remedy available to Parent and Merger Sub with respect to this Agreement and the

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Transaction in the event any payment of the Termination Fee becomes due and payable under the terms of this Agreement, and, upon payment of the Termination Fee the Company shall have no further liability to Parent and Merger Sub hereunder. The parties agree that the payment of the Termination Fee in the circumstances in which the Termination Fee becomes payable, constitutes liquidated damages and is not a penalty, but rather a reasonable amount that will compensate the Parent and Merger Sub for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby. For the avoidance of doubt and notwithstanding anything in this Section 7.04 or elsewhere in this Agreement, none of the Debt Financing Sources or their current or future direct or indirect holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, Affiliates, affiliated (or commonly advised) funds, representatives (including legal counsel), members, managers, general or limited partners, stockholders or assignees shall have any liability to the Company or its Affiliates relating to or arising out of or in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby.
(c)    The parties agree that the payment of the Reverse Termination Fee shall be the sole and exclusive remedy available to the Company with respect to this Agreement and the Transaction in the event any payment of the Reverse Termination Fee becomes due and payable under the terms of this Agreement, and, upon payment of the Reverse Termination Fee, none of Parent, Holdings, Merger Sub or, without derogation of Section 8.11(c) or the last sentence of this Section 7.04(c), the Debt Financing Sources, shall have any further liability to the Company hereunder. The parties agree that the payment of the Reverse Termination Fee in the circumstances in which the Reverse Termination Fee becomes payable, constitutes liquidated damages and is not a penalty, but rather a reasonable amount that will compensate the Company for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby. For the avoidance of doubt and notwithstanding anything in this Section 7.04 or elsewhere in this Agreement, none of the Debt Financing Sources or their current or future direct or indirect holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, Affiliates, affiliated (or commonly advised) funds, representatives (including legal counsel), members, managers, general or limited partners, stockholders or assignees shall have any liability to the Parent, Holdings, Merger Sub, the Company or any of its Subsidiaries under this Section 7.04(c) relating to or arising out of or in connection with the Reverse Termination Fee.
ARTICLE VIII.
GENERAL PROVISIONS
Section 8.01    Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this

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Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.
Section 8.02    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by facsimile (providing confirmation of transmission) or sent by prepaid overnight courier (providing proof of delivery) to the parties at the following addresses or facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice):
if to Parent, Holdings or Merger Sub, to:
c/o Tiptree Financial Inc.
780 Third Avenue, 21st Floor
New York, NY 10017
Telecopy No.: (212) 446-1409
Attention:     Geoffrey N. Kauffman
    Neil C. Rifkind
with a copy (which shall not constitute notice) to:
Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY 10022
Telecopy No.: (212) 593-5955
Attention: Michael R. Littenberg
if to the Company, to:
Fortegra Financial Corporation
10151 Deerwood Park Boulevard
Building 100, Suite 330
Jacksonville, FL 32256-0566
Attention: General Counsel

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with a copy (which shall not constitute notice) to:
Kilpatrick, Townsend & Stockton LLP
1100 Peachtree Street NE, Suite 2800
Atlanta, Georgia 30309
Telecopy No.: (404) 541-3121
Attention:    W. Benjamin Barkley, Esq.

Section 8.03    Definitions.    For purposes of this Agreement:
“Affiliate” means, as to any Person (i) any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise and (ii) with respect to any natural Person, any member of the immediate family of such natural Person.
“ASOPs” means actuarial standards of practice promulgated by the Actuarial Standards Board for use by actuaries when providing professional services in the United States.
“Company Lease” shall mean any lease, sublease, sub-sublease, license and other agreement under which the Company leases, subleases, licenses, uses or occupies (in each case whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement), or has the right to use or occupy, now or in the future, any real property for which annual rent in excess of $100,000 is payable.
“Company Subsidiary” means a Subsidiary of the Company, a list of which such Company Subsidiaries is set forth in Section 8.03(c) of the Company Disclosure Schedule.
“Debt Commitment Letter” means the debt commitment letter executed and delivered to the Company concurrently with the execution and delivery of this Agreement, as amended, supplemented or replaced in compliance with this Agreement or as required by Section 5.14(b), pursuant to which the financial institutions party thereto have agreed, subject only to the Financing Conditions set forth therein, to provide or cause to be provided the debt financing set forth therein for the purposes of financing the transactions contemplated hereby, including the Closing Date Payments.
“Debt Financing” means the debt financing incurred or intended to be incurred pursuant to the Debt Commitment Letter.

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“Debt Financing Documents” means the credit agreement, loan documents, purchase agreements, indentures, notes and security documents pursuant to which the Debt Financing (including any Alternative Financing) will be governed or contemplated by the Debt Commitment Letter.
“Debt Financing Sources” means the entities (other than Parent or any Affiliate of Parent) that have committed to provide or arrange or have otherwise entered into agreements in connection with all or any part of the Debt Financing or other debt financings, including without limitation the Debt Commitment Letter, the Debt Financing Documents or, if applicable, in connection with any Alternative Financing, in connection with the transactions contemplated hereby, including the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective Affiliates, their Representatives and their respective Affiliates’ Representatives and their respective successors and assigns.
“Financing Conditions” means the conditions precedent to the funding of the Debt Financing set forth in the Debt Commitment Letter.
“Financing Failure Event” means the occurrence of any of the following: (a) the commitment with respect to all or any material portion of the Debt Financing expiring or being terminated, (b) if for any reason, all or any material portion of the Debt Financing becoming unavailable, or (c) any material breach, repudiation or default by any Debt Financing Source under the Debt Commitment Letter of which Parent or any of its Affiliates or Representatives becomes aware, including a failure of a Debt Financing Source to negotiate the Debt Financing Documents in good faith that constitutes a material breach of the Debt Commitment Letter, which breach is not cured within 10 calendar days after written notice by Parent to the defaulting party.
“Hazardous Materials” means any “hazardous waste” as defined in either the Resource Conservation and Recovery Act or regulations adopted pursuant to said act, any “hazardous substances” or “pollutant” or “contaminant” as defined in the Comprehensive Environmental Response, Compensation and Liability Act or regulations adopted pursuant to said act and, to the extent not included in the foregoing, any petroleum or fractions thereof, petroleum products, asbestos, asbestos-containing materials, polychlorinated biphenyls, or toxic mold, mildew or fungi.
“Indebtedness” means (A) any indebtedness for borrowed money (including the issuance of any debt security) to any Person, (B) any obligations evidenced by notes, bonds, debentures or similar Contracts (as defined below) to any Person, (C) any capital lease obligations properly categorized as such under GAAP to any Person, (D) any obligations in respect of letters of credit and bankers’ acceptances, or (E) any guaranty of any such obligations described in clauses (A)

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through (E) of any Person other than the Company or any of its Subsidiaries, in each case, together with all interest, fees and penalties relating to any of the foregoing. For the avoidance of doubt, the term “Indebtedness” shall not include accounts payable to trade creditors and accrued expenses, in each case arising in the ordinary course of business.
“Insurance Subsidiary” shall mean each Subsidiary of the Company which is required to be licensed in one or more jurisdictions as an insurance company or which is otherwise carrying on an insurance, warranty or service contract business and which is a “significant subsidiary” as defined in Rule 1-02 or Regulation S-X. The Insurance Subsidiaries are designated as such in Section 3.01(b)(vii) of the Company Disclosure Letter.
“Knowledge of the Company”, the “Company’s Knowledge” or references to the Company’s “awareness” or similar references means, with respect to any matter in question, the actual knowledge after reasonable inquiry of the officers of the Company listed on Section 8.03(a) of the Company Disclosure Schedule.
“Knowledge of the Parent”, the “Parent’s Knowledge” or references to the Parent’s “awareness” or similar references means, with respect to any matter in question, the actual knowledge after reasonable inquiry of the officers of the Parent listed on Section 8.03(b) of the Disclosure Schedule.
“Laws” means all statutes, laws, ordinances, rules, regulations, judgments, orders and decrees of any Governmental Entity.
“Leased Real Property” means all interests in real property pursuant to the Company Leases.
“Marketing Material” means any bank books, information memoranda and other information packages in customary form regarding the business, operations, and historical financial condition of the Company and Company Subsidiaries or the Parent.
“Marketing Period” means the first period of 15 consecutive Business Days beginning on the later of (a) delivery by the Company to Parent, and throughout which Parent shall have, the Required Information and (b) the date of satisfaction of all conditions set forth in Section 6.01(a); provided, that (i) the Marketing Period shall end on any date that is the date on which the Debt Financing is consummated or the primary Debt Financing Documents are executed, (ii) the “Marketing Period” shall not be deemed to have commenced if, prior to the completion of the 15 consecutive Business Day period, (A) the Company’s independent registered accounting firm shall have withdrawn or qualified its audit opinion with respect to any audited financial statements contained in the Required Information, in which case the Marketing Period may not commence unless and until a new unqualified audit opinion is issued with respect to the consolidated financial statements of the Company for the applicable periods by such

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independent registered accounting firm or another independent registered accounting firm or (B) the Company shall have announced any intention to restate any financial information included in the Required Information or that any such restatement is under consideration, in which case the Marketing Period will be deemed not to commence unless and until such restatement has been completed and the applicable Required Information has been amended or the Company has determined that no restatement shall be required and (iii) any day from and including (v) August 18-September 1, 2014, (w) October 13, 2014, (x) November 11, 2014, (y) November 27-28, 2014 and (z) December 24, 2014-January 1, 2015 shall not be deemed a Business Day for purposes of this period; provided, further, that if the Company shall in good faith reasonably believe that the Marketing Period has commenced and that it has provided the Required Information at the time such notice is given, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Company shall be deemed to have provided the Required Information unless Parent in good faith reasonably believes that the Company has not completed the delivery of the Required Information at the time such notice is given and, no later than on the second (2nd) Business Day after the delivery of such notice by the Company delivers a written notice to the Company to that effect (stating, if applicable, with specificity which Required Information has not been delivered or conditions set forth in ARTICLE VI have not been so satisfied).
“Material Adverse Change” or “Material Adverse Effect” means, any condition, circumstance, change, event or occurrence, that, individually or in the aggregate, (i) has had or would reasonably be expected to have, a material adverse effect on the assets, business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole, or (ii) would reasonably be expected to prevent, materially delay or impair the Company’s ability to consummate the Merger, other than conditions, circumstances, changes, events, occurrences or effects (A) generally affecting (I) the segments of the insurance, payment protection, warranty service contracts and business process services industries in which the Company and its Subsidiaries operate (the “Industry”), provided that such changes, events, occurrences or effects do not affect the Company and its Subsidiaries, in a disproportionate manner as compared to other participants in the Industry, or (II) the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates, provided that such changes, events, occurrences or effects do not affect the Company and its Subsidiaries in a disproportionate manner as compared to other participants in the Industry, or (B) arising out of, resulting from or attributable to (I) changes in Law or in generally accepted accounting principles or in accounting standards, (II) the negotiation, execution, announcement or performance of this Agreement or the consummation of the transactions contemplated herein, including the impact thereof on relationships, contractual or otherwise, with vendors, clients, customers partners or employees, (III) acts of war, sabotage, hostilities or terrorism, or any escalation or worsening of any such acts of war, sabotage, hostilities or terrorism threatened or underway as of the date of this Agreement that do not disproportionately affect the Company and its Subsidiaries in a disproportionate manner as compared to other participants in the Industry,

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(VI) earthquakes, hurricanes, tornados or other natural disasters that do not disproportionately affect the Company and its Subsidiaries in a disproportionate manner as compared to other participants in the Industry, (V) any action taken, or omissions, by the Company or any Company Subsidiary that is specifically required by this Agreement or is taken or omitted with Parent’s written consent or at Parent’s written request, (VI) any decline in the market price, or change in trading volume, of the capital stock of the Company (it being understood that the facts or occurrences giving rise or contributing to such decline or change that are not otherwise excluded from the definition of a “Material Adverse Effect” may be deemed to constitute, or be taken into account in determining whether there has been, is, or would be a Material Adverse Effect on the Company), or (VII) any failure to meet any analysts or internal or public projections, forecasts or estimates of revenue or earnings in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Material Adverse Effect” may be taken into account in determining whether there has been, is, or would be a Material Adverse Effect on the Company).
“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Parent Disclosure Schedule” means the disclosure schedule delivered on the date hereof to the Company and attached to this Agreement.
“Parent Material Adverse Effect” means any condition, circumstance, change, event or occurrence that, individually or in the aggregate, would reasonably be expected to prevent, materially delay or impair the Parent’s or Merger Sub’s ability to consummate the Merger;
“Permits” means all approvals, accreditations, authorizations, certificates, filings, franchises, licenses, notices and permits of or with all Governmental Entities.
“Permitted Liens” means (i) Liens specifically identified on the Balance Sheet or in the notes thereto; (ii) Liens reflected in the Filed Company SEC Documents, (iii) Liens for taxes, assessments or other governmental charges and levies not yet due and payable or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are reflected on Balance Sheet in accordance with GAAP; (iv) immaterial Liens that, individually or in the aggregate with all other Permitted Liens, do not and will not materially interfere with the use or value of the properties or assets of the Company and its Subsidiaries taken as a whole as currently used and do not secure obligations in an aggregate principal amount in excess of $5,000,000; (v) licenses granted by the Company or its Subsidiaries in the ordinary course of business; (vi) purchase money liens or similar Liens securing rental payments under capital lease arrangements that are not, in the aggregate, material to the Company and its Subsidiaries; (vii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, and other Liens imposed by applicable Law incurred in the ordinary course of

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business; and (viii) Liens relating to deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, and other types of social security.
“Person” means any natural person, individual, firm, corporation, company, partnership, limited liability company, joint venture, association, business trust, trust, unincorporated organization, Governmental Entity or other entity.
“Required Information” means such financial and other pertinent information regarding the Company and its Subsidiaries contemplated by clauses (x) and (y) of Section 5.13(a)(ii) of this Agreement reasonably requested by Parent or its Debt Financing Sources (through Parent) (and updates thereto, as reasonably requested by such persons in order to satisfy any obligation to update contained in the Debt Commitment Letter) to consummate the Debt Financing and customary to be included in marketing materials for senior secured bank deals (including in the insurance industry) or necessary to permit Parent and its Debt Financing Sources to confirm compliance of the terms and conditions of the Debt Financing with the terms of the documents governing the Indebtedness of the Company and its Subsidiaries, including, if applicable, computations relevant to any indentures related thereto.
“Sanctioned Country” shall mean a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html, or as otherwise published from time to time.
“Sanctioned Person” shall mean (i) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder).
“Subsidiary” means, with respect to any Person, any other Person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.
“Stockholder Approval” means (x) a majority of the outstanding shares of Common Stock entitled to vote thereon vote in favor of adopting the Agreement and approving the Merger

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and (y) the number of shares of Common Stock entitled to vote thereon and voted in favor of adopting the Agreement and approving the Merger exceed those voted against.
Section 8.04    Interpretation. When a reference is made in this Agreement to an Article, a Section or Exhibit, such reference shall be to an Article of, a Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Phrases such as “to the Company’s Knowledge” or “Known to the Company” are used to qualify and limit the scope of any representation or warranty in which they appear and are not affirmations of any Person’s “superior knowledge” that the representation or warranty in which they are used is true. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract or statute defined or referred to herein or in any Contract that is referred to herein means such Contract or statute as from time to time amended, modified or supplemented, including (in the case of Contracts) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. Each party and its counsel have reviewed the terms and provisions of this Agreement and have contributed to its drafting. The rules of construction providing that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. The terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.
Section 8.05    Amendments. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that after the approval of this Agreement by the stockholders of the Company, no amendment may be made which under applicable Law requires the approval of the stockholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto. Notwithstanding anything to the contrary contained herein, no amendments or modifications in respect of the provisions of which any Debt Financing Source is expressly made a third party beneficiary pursuant to Section 8.09 (and the related definitions and other provisions of this Agreement to the extent an amendment or modification thereof would serve to modify the substance or

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provisions of such Sections) shall be permitted in a manner adverse to any Debt Financing Source without the prior written consent of such Debt Financing Source.
Section 8.06    Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document, certificate or writing delivered pursuant hereto by the other parties, and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties granting the waiver or extension. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, may be construed as a waiver of any other breach or default, or as a waiver of any future breaches of, defaults under or rights to exercise such provisions, rights or privileges hereunder. Notwithstanding anything to the contrary contained herein, no waiver in respect of the provisions of which any Debt Financing Source is expressly made a third party beneficiary pursuant to Section 8.09 (and the related definitions and other provisions of this Agreement to the extent a waiver thereof would serve to modify the substance or provisions of such Sections) shall be permitted in a manner adverse to any Debt Financing Source without the prior written consent of such Debt Financing Source.
Section 8.07    Consents and Approvals. For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing.
Section 8.08    Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received counterparts thereof signed and delivered (by facsimile or other electronic means) by the other party hereto.
Section 8.09    Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Company Disclosure Schedule and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties and their Affiliates with respect to the subject matter of this Agreement, the Company Disclosure Schedule and the Confidentiality Agreement and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and (b) except for (i) the provisions of ARTICLE II and Section 5.04, and (ii) the Debt Financing Sources, who shall be deemed to be third party beneficiaries with respect to the last sentence of Section 7.04(b), Section 7.04(c), Section 8.05, Section 8.06, this Section 8.09, Section 8.10, Section 8.11(c),

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Section 8.12 and Section 8.13, are not intended to and do not confer upon any Person other than the parties hereto any legal or equitable rights or remedies hereunder.
Section 8.10    GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE PARTIES HERETO AGREE THAT ANY CLAIM, CONTROVERSY OR DISPUTE OF ANY KIND OR NATURE (WHETHER BASED ON CONTRACT OR TORT OR OTHERWISE) AGAINST A DEBT FINANCING SOURCE THAT IS IN ANY WAY RELATED TO THIS AGREEMENT, THE MERGER OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO THE DEBT FINANCING OR THE DEBT COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
Section 8.11    Assignment.
(a)    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties, and any assignment without such consent shall be null and void.
(b)    Notwithstanding the foregoing, Parent may assign, in its sole discretion, any of or all of its rights, interest and obligations under this Agreement to any parties providing debt financing to Buyer for purposes of creating a security interest herein or otherwise assigning as collateral in respect of such debt financing, but, in each case, no such assignment shall relieve Parent of its obligations hereunder.
(c)    The Company (on behalf of itself and any of its Affiliates, directors, officers, employees, agents and representatives) hereby waives any rights or claims against any Debt Financing Source in connection with this Agreement, the transactions contemplated hereby, the Debt Financing, the Debt Commitment Letter or the Debt Financing Documents or in respect of any other document or theory of law or equity (whether in tort, contract or otherwise) or in respect of any oral or written representations made or alleged to be made in connection herewith or therewith and the Company (on behalf of itself and any of its Affiliates, directors, officers, employees, agents and representatives) agrees not to commence any action or proceeding against any Debt Financing Source in connection with this Agreement, the Debt Financing, the Debt Commitment Letter or the Debt Financing Documents or in respect of any other document or theory of law or equity and agrees to cause any such action or proceeding asserted by the

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Company (on behalf of itself and any of its Affiliates, directors, officers, employees, agents and representatives) in connection with this Agreement, the Debt Financing, the Debt Commitment Letter or the Debt Financing Documents or in respect of any other document or theory of law or equity against any Debt Financing Source to be dismissed or otherwise terminated. In furtherance and not in limitation of the foregoing waiver, the Company agrees acknowledges and agrees that no Debt Financing Sources shall have any liability or obligation, whether based in tort, contract or otherwise and whether arising at law or at equity, to the Company in connection with this Agreement, the transactions contemplated hereby, the Debt Financing, the Debt Commitment Letter or the Debt Financing Documents; provided, that, notwithstanding the foregoing, nothing in this Section 8.11(c) shall in any way limit or modify the rights and obligations of the Parent under this Agreement or any Debt Financing Sources’ obligations to Parent under the Debt Commitment Letter. The Debt Financing Sources shall be third party beneficiaries of this Section 8.11(c) and no amendment of this Section 8.11(c) shall be effective unless in writing and signed by each party to any Debt Commitment Letter issued in connection with the transactions contemplated hereby.
Section 8.12    Specific Enforcement; Consent to Jurisdiction.
(a)    The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. It is accordingly agreed that prior to the valid termination of this Agreement in accordance with Section 7.01 (i) the parties shall be entitled to seek (in a court of competent jurisdiction as set forth in Section 8.12(d)) an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without bond or other security being required, this being in addition to any remedy to which they are entitled pursuant to Section 7.02, Section 7.03 and/or Section 7.04, but subject in all cases to Section 8.12(b), (c) and (d) below and (ii) the right of specific enforcement is an integral part of the Transactions and without that right, neither the Company nor Parent nor Holdings nor Merger Sub would have entered into this Agreement. It is explicitly further agreed that the Company shall be entitled to an injunction, specific performance or other equitable remedy to specifically enforce the Parent’s, Holdings’ and Merger Sub’s obligations to effect the Closing on the terms and conditions set forth herein (as opposed to an injunction, specific performance or other equitable remedy to force Parent, Holdings and Merger Sub to comply with their other obligations set forth herein) only in the event that all conditions in Section 6.01 and Section 6.02 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, each of which is then capable of being satisfied at a Closing on such date) at the time when the Closing would have occurred but for the failure of the Parent to comply with its obligations to effect the Closing pursuant to the terms of this Agreement.

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(b)    Each of the Company, Parent, Holdings and Merger Sub acknowledges and agrees that the payment of the Termination Fee and Reverse Termination Fee, as applicable, as provided in Sections 7.02, 7.04(b) and 7.04(c), constitutes the sole and exclusive remedy under this Agreement and with respect to the transactions contemplated by this Agreement for the party to whom payment thereof has become due and payable. Each of the Company, Parent, Holdings and Merger Sub acknowledges and agrees that in all other circumstances, the parties’ only remedies under this Agreement and with respect to the transactions contemplated by this Agreement shall be (i) prior to a valid termination of this Agreement in accordance with Section 7.01, the equitable remedies to the extent provided in Section 8.12(a), and (ii) following a valid termination of this Agreement in accordance with Section 7.01, the right to seek monetary damages for a willful and material breach of this Agreement to the extent provided in Section 7.04(a) and subject to the limitations provided in Section 8.12(c); provided, however, that in no event shall any party be entitled to receive both of the remedies set forth in the foregoing clauses (i) and (ii) (but such party may seek the remedies set forth in the foregoing clauses (i) and (ii) until one of them is awarded). For the avoidance of doubt and notwithstanding anything in this Section 8.12(b) or elsewhere in this Agreement, none of the Debt Financing Sources and their current and future direct or indirect holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, Affiliates, affiliated (or commonly advised) funds, representatives (including legal counsel), members, managers, general or limited partners, stockholders, or assignees shall have any liability to the Company or its Affiliates relating to or arising out of or in connection with this Agreement, the Debt Financing or the transactions contemplated thereby.
(c)    Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Chancery court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process. Without limiting the foregoing, each of the parties hereto agrees that it will not bring or support any action, suit or proceeding of any kind, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way relating to this Agreement, the transactions contemplated hereby, the Debt Financing, the Debt Commitment Letter or the Debt Financing Documents, including, without limitation, any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and the appellate courts thereof), and that the provisions of Section 8.13 relating to the waiver of jury trial shall apply to any such action, suit or proceeding.

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Section 8.13    Waiver of Jury Trial. EACH PARTY HERETO HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY SUIT, ACTION OR OTHER PROCEEDING AGAINST THE DEBT FINANCING SOURCES UNDER THE DEBT FINANCING DOCUMENTS). EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.13.
Section 8.14    Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

TIPTREE OPERATING COMPANY, LLC

By:	/s/ Geoffrey N. Kauffman
	Name:	Geoffrey N. Kauffman
	Title:	President and Chief Executive Officer

CAROLINE HOLDINGS LLC

By:	/s/ Geoffrey N. Kauffman
Name: Geoffrey N. Kauffman
Title: President and Chief Executive Officer

CAROLINE MERGER SUB, INC.

By:	/s/ Geoffrey N. Kauffman
	Name:	Geoffrey N. Kauffman
	Title:	President and Chief Executive Officer

FORTEGRA FINANCIAL CORPORATION

By:	/s/ Richard S. Kahlbaugh
	Name:	Richard S. Kahlbaugh
	Title:	Chairman, President and Chief Executive Officer

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Signature Page to Merger Agreement

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ANNEX I
Index of Defined Terms

Term	Section

Acceptable Confidentiality Agreement	Section 4.02(c)
Acquisition Agreement	Section 4.02(b)
Acquisition Transaction	Section 4.02(e)(iii)
Affiliate	Section 8.03
Agents	Section 4.02(a)
Agreement	Preamble
Alternative Financing	Section 5.14(b)
Antitrust Division	Section 5.03(b)(i)
Antitrust Laws	Section 5.03(b)(ii)
Appraisal Shares	Section 2.02
Balance Sheet	Section 3.01(e)(v)
Balance Sheet Date	Section 3.01(e)(v)
Bankruptcy and Equity Exceptions	Section 3.01(c)(i)
Base Premium	Section 5.04(b)
Board	Preamble
Book-Entry Shares	Section 2.01(c)
Cancelled Shares	Section 2.01(a)(i)
Cash Out Options	Section 2.03(b)(i)
Certificate of Merger	Section 1.03
Closing	Section 1.02
Closing Date	Section 1.02
Code	Section 2.03(b)(ii)
Common Stock	Preamble
Common Stock Certificate	Section 2.01(c)
Commonly Controlled Entity	Section 3.01(l)(i)
Company	Preamble
Company Adverse Recommendation Change	Section 4.02(f)
Company Benefit Plans	Section 3.01(l)(i)
Company Copyrights	Section 3.01(o)
Company Disclosure Schedule	Section 3.01
Company Intellectual Property	Section 3.01(o)(ix)
Company Lease	Section 8.03
Company Marks	Section 3.01(o)
Company Patents	Section 3.01(o)
Company Pension Plan	Section 3.01(l)(i)
Company Recommendation	Section 3.01(c)(i)
Company SEC Documents	Section 3.01(e)(i)
Company Statutory Filings	Section 3.01(e)(iii)
Company Subsidiary	Section 8.03

Annex A - 84

Term	Section
Company Subsidiary Securities	Section 3.01(b)(viii)
Company’s Knowledge	Section 8.03
Confidentiality Agreement	Section 5.02(b)
Continuing Employees	Section 5.08(a)
Contract	Section 3.01(c)(ii)
Data	Section 3.01(o)(ix)
DGCL	Preamble
Distributor	Section 3.01(p)(viii)
Effective Time	Section 1.03
End Date	Section 7.01(b)(i)
Environment	Section 3.01(j)
Environmental Laws	Section 3.01(j)
ERISA	Section 3.01(i)
Exchange Act	Section 3.01(d)
Filed Company SEC Documents	Section 3.01
FTC	Section 5.03(b)(i)
GAAP	Section 3.01(e)(ii)
Go Shop End Date	Section 4.02(c)
Governmental Entity	Section 3.01(d)
Hazardous Materials	Section 8.03
Holdings	Preamble
HSR Act	Section 3.01(d)
Indebtedness	Section 8.03
Indemnitee(s)	Section 5.04(a)
Indenture	Section 5.12
Industry	Section 8.03
Information Statement	Section 3.01(d)(iii)
Intellectual Property Rights	Section 3.01(o)(ix)
IRS	Section 3.01(l)(ii)
IT Systems	Section 3.01(o)(ix)
Knowledge of the Company	Section 8.03
Laws	Section 8.03
Leased Real Property	Section 8.03
Licenses In	Section 3.01(o)
Licenses Out	Section 3.01(o)
Liens	Section 3.01(c)(ii)
Losses	Section 5.13(b)
Material Adverse Change	Section 8.03
Material Adverse Effect	Section 8.03
Material Company Permits	Section 3.01(i)
Material Contract	Section 3.01(h)
Material Reinsurance Agreements	Section 3.01(r)
Merger	Preamble
Merger Sub	Preamble

Annex A - 85

Term	Section
Merger Consideration	Section 2.01(c)
Merger Sub Common Stock	Section 2.01
NYSE	Section 3.01(d)(v)
Option Cash Amount	Section 2.03(b)(i)
Parent	Preamble
Parent Material Adverse Effect	Section 8.03(k)
Paying Agent	Section 2.05(a)
Permits	Section 8.03
Permitted Liens	Section 8.03
Person	Section 8.03
Preferred Stock	Section 3.01(b)(i)
Proxy Statement	Section 5.01(b)
Regulatory Filings	Section 3.01(p)(vi)
Reinsurance Agreements	Section 3.01(r)
Required Governmental Authorizations	Section 3.01(d)
Restraints	Section 6.01(d)
Restricted Stock	Section 2.03(a)
Reverse Termination Fee	Section 7.03(c)
SAP	Section 3.01(e)(iii)
SEC	Section 3.01(d)
Securities Act	Section 3.01(e)(i)
Stockholder Approval	Section 8.03
Stockholder Consent	Section 5.01(a)
Stockholder Consent Delivery Period	Section 5.01(a)
Stockholders’ Meeting	Section 5.01(b)
Stock Options	Section 3.01(b)(i)(C)
Stock Option Plans	Section 3.01(b)(i)(C)
Subsidiary	Section 8.03
Superior Proposal	Section 4.02(e)(ii)
Surviving Corporation	Section 1.01
Takeover Proposal	Section 4.02(e)(i)
tax or taxes	Section 3.01(m)(xi)
taxing authority	Section 3.01(m)(xi)
tax returns	Section 3.01(m)(xi)
Termination Fee	Section 7.02(a)
Third Party IP Rights	Section 3.01(o)(iv)
Trade Secrets	Section 3.01(o)(ix)
Transaction	Preamble
Willis Capital Markets	Section 3.01(t)

Annex A - 86

IN WITNESS WHEREOF, each of the undersigned has executed this Written Consent as of the date written above.

[STOCKHOLDER]

By Name: Title:

[STOCKHOLDER]

By Name: Title:

[STOCKHOLDER]

By Name: Title:

Annex A - 87

Annex B

FORTEGRA FINANCIAL CORPORATION
Written Consent of Stockholders
In Lieu of Meeting

The undersigned (the “Stockholders”), being the holders of a majority of the issued and outstanding shares of common stock of Fortegra Financial Corporation, a Delaware corporation (the “Company”), hereby irrevocably consent in writing, pursuant to Section 228(a) and Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”) and as authorized by Article Eighth of the Third Amended and Restated Certificate of Incorporation of the Company, to the following actions and adoption of the following resolutions by written consent in lieu of a meeting of stockholders of the Company:

WHEREAS, the Company has entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 11, 2014, by and among the Company, Tiptree Operating Company, LLC, a Delaware limited liability company (“Parent”), Caroline Holdings LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Holdings”) and Caroline Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Holdings (“Merger Sub”), a copy of which has been provided to the undersigned Stockholders and is attached hereto as Annex A (capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Merger Agreement);

WHEREAS, pursuant to the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation of the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of common stock, par value $0.01 per share of the Company (such shares, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than the Appraisal Shares) will be converted into the right to receive $10.00 in cash, without interest and subject to any withholding of taxes required by applicable Law (the “Merger Consideration”);

WHEREAS, the Board of Directors of the Company has received the opinion of Willis Securities, Inc., dated as of the date of the Merger Agreement, addressed to the Board of Directors of the Company, to the effect that, as of such date, the Merger Consideration to be received by the holders of the Shares pursuant to the terms and subject to the conditions set forth in the Merger Agreement is fair, from a financial point of view, to such holders;

WHEREAS, the Board of Directors of the Company has unanimously (i) determined that the Merger Agreement is in the best interests of the Company and its stockholders and declared the Merger Agreement and the transactions contemplated thereby advisable, (ii) approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement, and (iii) resolved to recommend adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, by the holders of the Shares, upon the terms and subject to the conditions set forth therein;

WHEREAS, the affirmative vote in favor of the adoption of the Merger Agreement by a majority of the votes entitled to be cast thereon by the stockholders of the Company is required pursuant to Section 251 of the DGCL; and

WHEREAS, pursuant to the Merger Agreement and in accordance with Section 251(d) of the DGCL, the Board of Directors of the Company has the power to terminate the Merger Agreement under certain circumstances after the Stockholder Approval is obtained by this written consent, upon the terms and subject to the conditions set forth in the Merger Agreement.

NOW, THEREFORE, BE IT RESOLVED as follows:

Annex B - 1

RESOLVED, that the Merger Agreement and the transactions contemplated thereby, including the Merger, are hereby adopted, authorized, accepted and approved in all respects, and that the undersigned Stockholders hereby vote all of the shares of capital stock of the Company held by such Stockholders and entitled to vote thereon in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger; provided, however, that this written consent shall be of no further force or effect following any termination of the Merger Agreement in accordance with its terms;

FURTHER RESOLVED, that the undersigned Stockholders hereby expressly waive in all respects, and shall not assert, any and all rights of appraisal (and otherwise) under Section 262 of the DGCL in connection with the Merger;

FURTHER RESOLVED, that the undersigned Stockholders hereby waive any and all notice requirements, with respect to the time and place of meeting, and consents to the transaction of all business represented by this written consent; and

FURTHER RESOLVED, that a copy of this written consent may be signed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one instrument and that this written consent shall be irrevocable and filed with the minutes of the proceedings of the stockholders of the Company.

IN WITNESS WHEREOF, each of the undersigned has executed this Written Consent as of the date written above.

SUMMIT INVESTORS VI, L.P.
By: Summit Partners VI (GP), L.P., its general partner
By: Summit Partners VI (GP), LLC, its general partner
By /s/ John R. Carroll
Member

SUMMIT SUBORDINATED DEBT FUND III-A, L.P.
By: Summit Partners SD III, L.P., its general partner
By: Summit Partners SD IIII, LLC, its general partner
By /s/ John R. Carroll
Member

SUMMIT SUBORDINATED DEBT FUND III-B, L.P.
By: Summit Partners SD III, L.P., its general partner
By: Summit Partners SD IIII, LLC, its general partner
By /s/ John R. Carroll
Member

SUMMIT PARTNERS PRIVATE EQUITY FUND VII-A, L.P.
By: Summit Partners PE VII, L.P., its general partner
By: Summit Partners PE VII, LLC, its general partner
By /s/ John R. Carroll
Member

SUMMIT PARTNERS PRIVATE EQUITY FUND VII-B, L.P.
By: Summit Partners PE VII, L.P., its general partner
By: Summit Partners PE VII, LLC, its general partner
By /s/ John R. Carroll
Member

Annex B - 2

Annex C

Fairness Opinion of Fortegra’s Financial Advisor
August 11, 2014
Board of Directors
Fortegra Financial Corporation
10151 Deerwood Park Boulevard
Jacksonville, Florida 32256
Board of Directors:
We understand that Fortegra Financial Corporation (“Fortegra”) proposes to enter into an Agreement and Plan of Merger (the “Merger Agreement”) with Tiptree Operating Company LLC (“Tiptree”), Caroline Holdings LLC, a wholly owned subsidiary of Tiptree (“Holdings”) and Caroline Merger Sub, a wholly owned subsidiary of Holdings (“Merger Sub”), pursuant to which Merger Sub will be merged with and into Fortegra and Fortegra will become a wholly owned subsidiary of Tiptree (the “Merger”). In the Merger, each outstanding share of the common stock, par value $0.01 per share, of Fortegra (“Fortegra Common Stock”) other than dissenting shares and shares held directly or indirectly by Fortegra or Tiptree, will be converted into the right to receive $10.00 in cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.
The Board of Directors of Fortegra has requested our opinion as to the fairness, from a financial point of view, to the holders of outstanding shares of Fortegra Common Stock of the Merger Consideration to be received by such holders, excluding members of the management of Fortegra who contribute equity to the financing of the Merger, if any.
In connection with rendering our opinion, we have, among other things, reviewed: (i) a draft, dated August 5, 2014, of the Merger Agreement, which we have assumed is in substantially final form and will not vary from the final executed Merger Agreement in any material respect; (ii) certain publicly available financial statements and other information of Fortegra, including Fortegra's annual reports to shareholders and annual reports on Form 10-K for the fiscal years ended December 31, 2012 and 2013 and quarterly reports on Form 10-Q for the periods ended March 31, 2014 and June 30, 2014 (draft); (iii) certain non-public financial and operating information relating to Fortegra furnished to us by the management of Fortegra, including certain internal analyses and financial projections relating to Fortegra that were prepared by management of Fortegra; (iv) the stock price trading history of Fortegra Common Stock; (v) a comparison of certain financial and stock market information of Fortegra with similar information, to the extent available, for certain other companies that we deemed relevant whose equity securities are publicly traded; (vi) a comparison of the financial terms of the Merger with the financial terms, to the extent publicly available, of certain transactions that we deemed relevant; and (vii) the results of Fortegra’s efforts, with our assistance, to solicit indications of interest from third parties with respect to a possible acquisition of Fortegra. In addition, we have

Annex C - 1

had discussions regarding certain aspects of the Merger, as well as the business, past and current operations, financial projections, current financial condition and prospects of Fortegra, with certain members of senior management and other representatives and advisors of Fortegra and performed such analyses and examinations and considered such other factors that we deemed appropriate.
In rendering our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of all financial and other information publicly available or provided to or otherwise reviewed by or discussed with us and have further relied upon the assurances of management of Fortegra that it is not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of Fortegra made available to us and utilized in our financial analyses, we have assumed, upon the advice of Fortegra, that such projections have been reasonably prepared by Fortegra on bases reflecting the best currently available estimates and good faith judgments of the management of Fortegra regarding the future operating and financial performance of Fortegra. We express no view as to the reasonableness of any such financial projections or the assumptions on which they are based.
In arriving at our opinion, we have also assumed, upon the advice of Fortegra, that the Merger will be consummated in accordance with the terms of the Merger Agreement, without any waiver, modification or amendment of any term, condition or agreement that would be material to our analysis; that the representations and warranties of each party contained in the Merger Agreement are true and correct; that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement; and that all conditions to the consummation of the Merger will be satisfied without waiver or modification thereof. We have further assumed, upon the advice of Fortegra, that all governmental, regulatory or other consents, approvals or releases necessary in connection with the consummation of the Merger will be obtained without any delay, limitation, restriction or condition that would be material to our analysis.
We are not actuaries and our services did not include any actuarial determination or evaluation by us or any attempt to evaluate actuarial assumptions, allowances for losses with respect thereto or premium rates for liability insurance and, accordingly, we have made no analysis of, and express no opinion as to, the adequacy of Fortegra’s reserves for losses and loss adjustment expenses, such premiums or other matters with respect thereto. We have not conducted a physical inspection of the properties or assets of Fortegra and have not prepared, obtained or reviewed any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities), of Fortegra or Tiptree or any of their respective subsidiaries, nor have we been furnished with, or assumed any responsibility for preparing, any such appraisals, nor have we evaluated the solvency or fair value of Fortegra or any of its subsidiaries under any state or federal laws relating to bankruptcy, insolvency or similar matters.
This opinion is limited to the fairness of the Merger Consideration, from a financial point of view, to the holders of Fortegra Common Stock (other than any members of the management of Fortegra who contribute equity to the financing of the Merger) as of the date hereof and no opinion or view is expressed with respect to any consideration to be received in connection with the Merger by the holders of any other class of securities, creditors or other constituencies of any party. Our opinion does not address any terms (other than the Merger Consideration to the extent expressly specified herein) or other aspects or implications of the Merger, including, without limitation, the form or structure of the Merger or any other agreement, arrangement or

Annex C - 2

understanding to be entered into in connection with or contemplated by the Merger or otherwise. We express no view as to, and our opinion does not address, (i) the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors, or employees of any party to the Merger, or any class of such persons, relative to the Merger Consideration or otherwise; (ii) the relative merits of the Merger as compared to alternative business or financial strategies that might be available to Fortegra or the effect of any other transaction in which Fortegra might engage; or (iii) the underlying business decision of Fortegra to engage in the Merger. We also express no view or opinion as to the prices at which Fortegra Common Stock will trade at any time.
Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It is understood that subsequent developments may affect this opinion and we expressly disclaim any undertaking or obligation to update, revise or reaffirm this opinion or advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof. We are not legal, regulatory, accounting or tax experts and have relied on, and assumed the accuracy and completeness of, assessments by Fortegra and its advisors with respect to legal, regulatory, accounting and tax matters.
We have acted as financial advisor to the Board of Directors of Fortegra in connection with the Merger and will receive fees for our services, the substantial portion of which is contingent upon consummation of the Merger. We also will receive a fee in connection with the delivery of this opinion. In addition, Fortegra has agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. In addition, certain of our affiliates have business relationships with Fortegra and Tiptree and their respective affiliates and may have provided insurance-related services to Fortegra and Tiptree and their respective affiliates during the past two years, for which our affiliates received customary compensation.
This opinion has been approved by the fairness opinion committee of Willis Securities, Inc. This opinion is for the information of the Board of Directors of Fortegra (in its capacity as such) in connection with its evaluation of the Merger and does not constitute a recommendation to any holder of Fortegra Common Stock as to how such holder should act or vote in connection with the Merger or otherwise.
[Signature Page Follows]

Annex C - 3

Based upon and subject to the foregoing assumptions, qualifications and limitations, it is our opinion that, as of the date hereof, the Merger Consideration to be received by holders of Fortegra Common Stock is fair, from a financial point of view, to such holders, excluding members of the management of Fortegra who contribute equity to the financing of the Merger, if any.
Very truly yours,

/s/ Willis Securities, Inc.
WILLIS SECURITIES, INC.

Annex C - 4

Annex D

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:
(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.
(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:
a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;
c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or
d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.
(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
(4) In the event of an amendment to a corporation's certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable,

ANNEX D - 1

with the word "amendment" substituted for the words "merger or consolidation," and the word "corporation" substituted for the words "constituent corporation" and/or "surviving or resulting corporation."
(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.
(d) Appraisal rights shall be perfected as follows:
(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the

ANNEX D - 2

notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.
(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.
(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

ANNEX D - 3

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.
(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX D - 4

Annex E

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 10-K

(Mark One)
☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2013 OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from ____ to ____
Commission file number 001-35009
Fortegra Financial Corporation
(Exact name of Registrant as specified in its charter)

Delaware	58-1461399
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
10151 Deerwood Park Boulevard, Building 100, Suite 330, Jacksonville, FL	32256
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code:	(866)-961-9529

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Name of each exchange on which registered
Common Stock, $0.01 par value per share	New York Stock Exchange

Securities registered pursuant to Section 12(g) of the Act: None
Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. Yes ☐ No ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Exchange Act. Yes ☐ No ☒

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes ☒    No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes ☒    No ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (§ 229.405 of this chapter) is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒
The aggregate market value of the voting common equity held by non-affiliates of the registrant was $43,969,683 at June 28, 2013 (last day of the registrant's most recently completed second quarter) based on the closing sale price of $6.87 per share for the common stock on such date as traded on the New York Stock Exchange.
The number of outstanding shares of the registrant's Common Stock, $0.01 par value, outstanding as of March 14, 2014 was 20,034,617.

Documents Incorporated by Reference
Certain specifically designated portions of Fortegra Financial Corporation's definitive proxy statement for its 2014 Annual Meeting of Stockholders (the "Proxy Statement"), which will be filed with the Securities and Exchange Commission within 120 days following the end of Fortegra Financial Corporation's fiscal year ended December 31, 2013, are incorporated by reference into Parts III and IV of this Annual Report on Form 10-K.

Annex E-1

FORTEGRA FINANCIAL CORPORATION
ANNUAL REPORT ON FORM 10-K
DECEMBER 31, 2013

Annex E-2

PART I

FORWARD-LOOKING STATEMENTS
This Annual Report on Form 10-K ("Form 10-K") contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which are made in reliance upon the protection provided by such act for forward-looking statements. Such statements are subject to risks and uncertainties. All statements other than statements of historical fact included in this Form 10-K are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate," "estimate," "expect," "project,'' "plan," "intend," "believe," "may," "should," "can have," "will," "likely" and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating results or financial performance or other events.

The forward-looking statements contained in this Form 10-K are based on assumptions that we have made in light of our industry experience and our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you read this Form 10-K, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond our control) and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. We believe these factors include, but are not limited to, those described under ITEM 1A. RISK FACTORS and ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS. Should one or more of these risks or uncertainties materialize, or should any of these assumptions prove incorrect, our actual results may vary materially from those projected in these forward-looking statements.

Any forward-looking statement made by us in this Form 10-K speaks only as of the date of the filing of this Form 10-K. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

ITEM 1. BUSINESS

Corporate Overview
Fortegra Financial Corporation (references in this Form 10-K to "Fortegra Financial," "Fortegra," "we," "us," "the Company" or similar terms refer to Fortegra Financial Corporation and its subsidiaries), traded on the New York Stock Exchange under the symbol: FRF, is an insurance services company headquartered in Jacksonville, Florida. Fortegra offers a wide array of revenue enhancing products, including payment protection products, motor club memberships, service contracts, device and warranty services, and administration services, to our business partners, including insurance companies, retailers, dealers, insurance brokers and agents and financial services companies. In 2008, the Company changed its name from Life of the South Corporation to Fortegra Financial Corporation. The Company was incorporated in 1981 in the State of Georgia and re-incorporated in the State of Delaware in 2010. Most of the Company's business is generated through networks of small to mid-sized community and regional banks, small loan companies, independent wireless retailers and automobile dealerships. The Company's subsidiaries (100% direct or indirect ownership, unless otherwise noted below) at December 31, 2013, are as follows:

•	4Warranty Corporation ("4Warranty")

•	Auto Knight Motor Club, Inc. ("Auto Knight")

•	Continental Car Club, Inc. ("Continental")

•	CRC Reassurance Company, Ltd. ("CRC") *

•	Digital Leash, LLC, d/b/a ProtectCELL ("ProtectCELL"), 62.4% owned

•	Insurance Company of the South ("ICOTS") *

•	Life of the South Insurance Company ("LOTS") * and its subsidiary, Bankers Life of Louisiana ("Bankers Life") *

•	LOTS Intermediate Co. ("LOTS IM")

•	LOTS Reassurance Company ("LOTS RE") *

•	LOTSolutions, Inc.

•	Lyndon Southern Insurance Company ("Lyndon Southern") *

•	Pacific Benefits Group Northwest, LLC ("PBG")

•	Response Indemnity Company of California ("RICC") *

•	South Bay Acceptance Corporation ("South Bay")

•	South Bay Financial Services, LLC ("SBFS")

•	Southern Financial Life Insurance Company ("SFLAC"), 85.0% owned *

•	United Motor Club of America, Inc. ("United")
* = Insurance company subsidiary

Annex E-3

In June 2007, entities affiliated with Summit Partners, L.P., a growth equity investment firm, acquired 91.2% of our capital stock. The acquisition was financed through (i) $20.0 million of subordinated debentures issued to affiliates of Summit Partners and paid off in 2010, (ii) $35.0 million of preferred trust securities maturing in 2037 and (iii) an equity investment of $43.1 million by affiliates of Summit Partners. In addition to acquiring our capital stock in the acquisition, the proceeds from the equity and debt financings were used to repay pre-transaction indebtedness of $10.1 million and pay transaction costs of $5.8 million. We refer to the foregoing transactions collectively as the "Summit Partners Transactions." In April 2009, in connection with our acquisition of Bliss and Glennon, Inc., affiliates of Summit Partners acquired additional shares of our common stock for $6.0 million.

On December 17, 2010, we completed our initial public offering (the "IPO") and began trading on the New York Stock Exchange ("NYSE") under the symbol "FRF". In conjunction with our IPO, we issued 6,000,000 shares of common stock at an IPO price of $11.00 per share, of which 4,265,637 shares were sold by us and 1,734,363 shares were sold by selling stockholders. In connection with the IPO, Summit Partners sold 1,548,675 common shares of stock. At December 31, 2013, affiliates of Summit Partners beneficially owned approximately 63.2% of our 20,912,853 shares of common stock issued.

Business Overview
We began over 30 years ago as a provider of credit insurance products and, through our transformational efforts, have evolved into an insurance services company offering a unique complement of products and services. From 1994 to 2003, through a series of strategic acquisitions and organic growth, we expanded our payment protection client (or producer) base to include consumer finance companies, retailers, automobile dealers, credit card issuers, credit unions and regional and community banks throughout the United States. During this period, we expanded our product and service offerings to include credit property, debt cancellation and warranty service contracts.

We now leverage our proprietary technology infrastructure and internally developed best practices to provide our clients with administration services and insurance-related products. Our services and products complement consumer credit offerings and provide outsourcing solutions designed to reduce the costs associated with the administration of insurance and other financial products. In addition, we offer warranty service contracts through our retail and dealer business partners. These services and products are designed to increase revenues, improve customer value and loyalty and reduce costs for our clients.

We generally target markets that are niche and specialty in nature, which we believe are underserved by competitors and have high barriers to entry. We focus on building quality client relationships and emphasizing customer service. This focus, along with our ability to help clients enhance revenue and reduce costs, has enabled us to develop and maintain numerous long-term client relationships.

Our Business
We specialize in offering products that protect lenders and their customers from death, disability or other events that could otherwise impair their ability to repay a debt. We also offer warranty and other service contracts for mobile handsets, furniture and major appliances, as well as motor club solutions for consumers through our retail, auto, and financing clients. In addition, we provide an assortment of administrative services tailored to insurance and other financial services companies through a virtual insurance company platform. Our business benefits from efficiencies of centralized accounting, compliance, legal, technology, human resources and administrative services.

We offer products marketed under our Life of the South, ProtectCELL, 4Warranty, Continental Car Club, United Motor Club and Auto Knight Motor Club brands. Through these brands we deliver credit insurance, debt protection, warranty and other service contracts, motor club solutions and membership plans to consumer finance companies, regional banks, community banks, retailers, small loan companies, warranty administrators, automobile dealers, vacation ownership developers, credit unions and independent wireless retailers. Our clients then offer these complimentary products and services to their customers in conjunction with consumer transactions. We believe our products and services add value to our clients by increasing their revenues, enhancing customer value and loyalty, and improving their profitability.

We own and operate insurance company subsidiaries to facilitate, on behalf of our clients, the distribution of credit insurance and payment protection services and products. This allows our clients to sell these services and products to their customers without having to establish their own insurance companies, which saves our clients the cost and time of undertaking and complying with substantial regulatory and licensing requirements. Our clients typically retain underwriting risk related to such products either through retrospective commission arrangements or fully-collateralized reinsurance companies owned by them, which we administer on their behalf. While the majority of our revenue is fee-based, we assume insurance underwriting risk in select instances to meet clients' needs and to enhance our profitability. In addition, our insurance company subsidiaries issue contractual liability policies to warranty companies and service providers in relation to warranty and service contracts.

We generate service and administrative fees for administering payment protection products on behalf of our clients. We also earn ceding commissions for credit insurance that we cede to reinsurers through coinsurance arrangements. We elect to cede to reinsurers a significant

Annex E-4

portion of the credit insurance that we distribute for loss protection and capital management. In addition, we also generate net investment income from our invested assets portfolio.

We also offer a range of administrative services, under our Consecta brand, tailored to insurance and other financial services companies. We leverage our technology, and the capacity and expertise of our operations team, to provide sales and marketing, electronic underwriting, premium billing and collections, policy administration, claims adjudication and call center management services on behalf of our clients.

Recent Business Acquisitions and Divestitures
Our 2013 business acquisitions, discontinued operations and other divestitures are detailed below:

Acquisition in 2013
On February 1, 2013, we acquired 100% of the outstanding stock of RICC, from subsidiaries of the Kemper Corporation ("Kemper") for $4.8 million.  RICC is a property and casualty insurance company domiciled and licensed in California, which we intend to use for geographic expansion.  RICC had, at the time of purchase, no policies in force. All remaining claim liabilities for previously issued policies are fully reinsured by Kemper's subsidiary, Trinity Universal Insurance Company. Please see the Note, "Business Combinations," in the Notes to Consolidated Financial Statements included in ITEM 8 of this Form 10-K for additional information.

Disposition Resulting in Discontinued Operations in 2013
On December 31, 2013, we completed the previously announced sale of all of the issued and outstanding stock of our subsidiaries, Bliss and Glennon, Inc., a California corporation ("Bliss and Glennon"), and eReinsure.com, Inc., a Delaware corporation ("eReinsure"), to AmWINS Holdings, LLC, a North Carolina limited liability company ("AmWINS") (the "Disposition"), pursuant to the terms of a Stock Purchase Agreement ("Purchase Agreement"), dated December 2, 2013.

As consideration for the Disposition, we received net cash proceeds of $81.8 million, representing gross proceeds of $83.5 million less $1.0 million in transaction fees paid at the time of closing and $0.7 million of cash held by the disposed entities. The proceeds are subject to certain purchase price adjustments as set forth in the Purchase Agreement to reflect fluctuations in working capital, including adjustments for any receivable balances as of the Disposition date that are not collected within one year. For the year ended December 31, 2013, we recorded an $8.8 million gain, net of tax, on the Disposition. Please see the Note, "Divestitures," in the Notes to Consolidated Financial Statements included in ITEM 8 of this Form 10-K for additional information.

Other Sale of Subsidiary in 2013
In June 2013, we sold our wholly-owned subsidiary Magna Insurance Company ("Magna"), for a gross sales price of $3.0 million, less cash held by Magna, transferred in the sale, of $0.8 million. For the year ended December 31, 2013, the Company recorded a $0.4 million pre-tax gain on the sale of Magna. Please see the Note, "Divestitures," in the Notes to Consolidated Financial Statements included in ITEM 8 of this Form 10-K for additional information.

The following table summarizes our acquisition and divestiture activity for the year ended:

	December 31, 2013
(in thousands, except number of transactions)	Acquisitions	Discontinued Operations	Other Sale of Subsidiary(1)
Number of transactions	1	1	1

Gross cash consideration (paid)/received	$(4,795)	$83,500	$2,976
(1) - Represents the sale of a single subsidiary not considered to be a discontinued operation.

Change in Reportable Segments
Prior to the fourth quarter of 2013, we operated in three business segments: (i) Payment Protection, (ii) Business Process Outsourcing and (iii) Brokerage. In connection with the Disposition in the fourth quarter of 2013, we realigned our reporting structure, to manage our business as a single profit center called Protection Products and Services. Accordingly, we now have one reportable segment. This change is consistent with our Chief Operating Decision Maker's approach to managing our business and related resources. We determined that our Chief Executive Officer is the Chief Operating Decision Maker. The financial results of our single segment are equal to the net income from continuing operations reported in the Consolidated Statements of Income for all periods presented.

Our Competitive Strengths
We believe the following to be the key strengths of our business model:

Annex E-5

Strong Value Proposition for Our Clients and Their Customers.  Our solutions manage the essential aspects of insurance distribution and administration, providing low-cost access to complex, often highly-regulated markets, which we believe enables our clients to generate high margin, incremental revenues, enter new markets, mitigate risk, improve operating efficiencies and enhance customer loyalty.

Proprietary Technology and Low-Cost Operating Platform.  Our proprietary technology delivers low-cost, highly automated services to our clients without significant up-front investments and enables us to automate core business processes and reduce our clients' operating costs.

Scalability.  We believe that our scalable and flexible technology infrastructure, together with our highly trained and knowledgeable information technology personnel and consultants, enables us to add new clients and launch new services and products and expand our transaction volume quickly and easily without significant incremental expense.

High Barriers to Entry.  We believe that our business would be time consuming and expensive for new market participants to replicate due to the barriers to entry provided by our long-term relationships with clients and other market participants and substantial experience in the markets that we serve.

 Experienced Management Team.  We have an experienced management team with extensive operating and industry experience in the markets that we serve. Our management team has successfully developed profitable new services and products and completed the acquisition of fourteen complementary businesses since January 1, 2008.

While we believe these strengths will enable us to compete effectively, there are various risk factors that could materially and adversely affect our competitive position. See ITEM 1A. RISK FACTORS, included in this Form 10-K for a discussion of these factors.

Key Attributes of Our Business Model
 We believe the following are the key attributes of our business model:

Recurring Revenue Generation.  Our business model, which includes the deployment of our technology with many of our clients, has historically generated substantial recurring revenues and positive operating cash flows.

Long-Term Relationships.  By delivering value-added services and products to our clients' customers, and offering fixed-term contracts, we become an important part of our clients' businesses and develop long-term relationships.

Product Diversification.  We have a unique array of protection products attractive to customers in several channels within the financial services industry and among retailers, which positions us to take better advantage of emerging industry trends and to better manage business and insurance cycles than companies that offer a narrow scope of products within one or few marketing channels.

Our Growth Strategy
We believe the following are the key contributors to our growth strategy:

Provide High Value Solutions.  We continue to enhance our technologies and processes and focus on integrating our operations with those of our clients in order to provide our clients with services and products that will allow them to generate incremental revenues while reducing the costs of providing insurance and other financial products.

Increase Revenue from Our Existing Clients.  We will seek to leverage our long-standing relationships with our existing clients by providing them with additional services and products, introducing new services and products for them to market to their customers and establishing volume-based fee arrangements.

Expand Client Base in Existing Markets.  We intend to take advantage of business opportunities to develop new client relationships through our direct sales force, from referrals from existing clients and business partners, by responding to requests for proposals and through our participation in industry events.

Enter New Geographic Markets.  We will look to expand our market presence in new geographic markets in the United States and internationally by broadening the jurisdictions in which we operate, hiring new employees, opening new offices, seeking additional licenses and regulatory approvals and pursuing acquisition opportunities.

Pursue Strategic Acquisitions.  We plan to continue pursuing acquisitions of complementary businesses to expand our service offerings, access new markets and expand our client base.

Competition
Our business focuses on protection products targeted to niche markets within broader insurance and financial services markets. We believe that no single competitor competes against us in all aspects of our operations. The markets in which we operate are generally characterized by a limited number of competitors. Competition is based on many factors, including price, industry knowledge, quality of client service, the effectiveness of our sales force, technology platforms and processes, the security and integrity of our information

Annex E-6

systems, the financial strength ratings of our insurance company subsidiaries, office locations, breadth of products and services and brand recognition and reputation. Some competitors may offer a broader array of services and products, may have a greater diversity of distribution resources, may have a better brand recognition, may have lower cost structures or, with respect to insurers, may have higher financial strength or claims paying ratings. Some competitors also have larger client bases than we do. In addition, new competitors could enter our markets in the future. The relative importance of these factors varies by product and market. The competitive landscape for our operations is described below.

Our payment protection products and warranty service contracts compete with similar products of insurance companies, financial institutions, warranty companies and other insurance service providers. The principal competitors for our payment protection products include the payment protection groups of The Warranty Group, Assurant, Inc., eSecuritel Holdings, LLC, Asurion, LLC, Global Warranty Group, LLC and smaller regional companies. As a result of state and federal regulatory developments and changes in prior years, certain financial institutions are able to offer debt cancellation plans and are also able to affiliate with other insurance companies in order to offer services similar to our payment protection products. As financial institutions gain experience with payment protection programs, their reliance on our services and products may diminish.

Our business also competes with a variety of companies, including large multinational firms that provide consulting, technology and/or business process services, off-shore business process service providers in low-cost locations like India, and in-house captive insurance companies of potential clients. Our principal business process outsourcing competitors include Aon Corporation, Computer Sciences Corporation, Direct Response Insurance Administrative Services, Inc., Marsh & McLennan Companies, Inc., Dell Services and Unisys Corporation. The trend toward outsourcing and technological changes may also result in new and different competitors entering our markets. There could also be newer competitors with strong competitive positions as a result of strategic consolidation of smaller competitors or of companies that each provide different services or serve different industries. In addition, a client or potential client may choose not to outsource its business, including setting up captive outsourcing operations or by performing formerly outsourced services themselves.

In addition, the Gramm-Leach-Bliley Financial Services Modernization Act of 1999 and regulations enacted thereunder permit banks, securities firms and insurance companies to affiliate. As a result, the financial services industry has experienced and may continue to experience consolidation, which in turn has resulted and could continue to result in increased competition from diversified financial institutions, including competition for acquisition prospects.

Regulation
We are subject to the reporting requirements of the Exchange Act, and its rules and regulations, which requires us to file periodic and current reports, proxy statements and other information with the Securities and Exchange Commission ("SEC").

Our business is subject to extensive regulation and supervision, including at the federal, state, local and foreign levels. We cannot predict the impact of future changes to such laws or regulations on our business. Future laws and regulations, or the interpretation thereof, may have a material adverse effect on our results of operations, financial condition and cash flows.

Regulation of our Products and Services
State Regulation
Our insurance company, service contract, and motor club subsidiaries are subject to regulation in the various states and jurisdictions in which they transact business. State insurance laws and regulations regulate most aspects of our business, and our insurance company subsidiaries are regulated by the insurance departments of the states in which they are domiciled and licensed. Our service contract and motor club subsidiaries are regulated by state insurance departments and other agencies where they operate. Our non-U.S. insurance company subsidiaries are principally regulated by insurance regulatory authorities in the jurisdictions in which they are domiciled (i.e., Turks and Caicos). Our insurance products and our business are also affected by U.S. federal, state and local tax laws, and the tax laws of non-U.S. jurisdictions.

The extent of U.S. state insurance regulation varies, but generally derives from statutes that delegate regulatory, supervisory and administrative authority to a department of insurance in each state. The purpose of the laws and regulations affecting our insurance company subsidiaries is primarily to protect the policyholders and not our stockholders or our agents (i.e., businesses that sell our products to their customers). The regulation, supervision and administration by state departments of insurance relate, among other things, to: standards of solvency that must be met and maintained; restrictions on the payment of dividends; changes in control of insurance companies; the licensing of insurers and their agents and other producers; the types of insurance that may be written; privacy practices; the ability to enter and exit certain insurance markets; the nature of and limitations on investments and premium rates, or restrictions on the size of risks that may be insured under a single policy; reserves and provisions for unearned premiums, losses and other obligations; deposits of securities for the benefit of policyholders; payment of sales compensation to third parties; approval of policy forms; and the regulation of market conduct, including underwriting and claims practices.

Annex E-7

Insurance Holding Company Statutes
As a holding company, we are not regulated as an insurance company, but because we own capital stock in insurance company subsidiaries, we are subject to the state insurance holding company statutes, as well as certain other laws of each of the states of domicile of our insurance company subsidiaries. All holding company statutes, as well as other laws, require disclosure and in many instances, prior regulatory approval of material transactions between an insurance company and an affiliate. The holding company statutes, as well as other laws, also require, among other things, prior regulatory approval of an acquisition of control of a domestic insurer, certain transactions between affiliates and payments of extraordinary dividends or distributions. Transactions within the holding company system affecting insurers must be fair and reasonable, and each insurer's policyholder surplus following any such transaction must be both reasonable in relation to its outstanding liabilities and adequate for its needs.

Dividends Limitations
We are a holding company and have limited direct operations. Our holding company assets consist primarily of the capital stock of our subsidiaries. Accordingly, our future cash flows depend upon the availability of dividends and other payments from our subsidiaries, including statutorily permissible payments from our insurance company subsidiaries, as well as payments under our tax allocation agreement and management agreements with our subsidiaries. The ability of our insurance company subsidiaries to pay dividends and to make other payments will be limited by applicable laws and regulations of the states in which our insurance company subsidiaries are domiciled and in which they operate, which vary from state to state and by type of insurance provided by the applicable subsidiary. These laws and regulations require, among other things, our insurance company subsidiaries to maintain minimum solvency requirements and limit the amount of dividends they can pay to their respective holding company. Along with solvency regulations, the primary factor in determining the amount of capital available for potential dividends is the level of capital needed to maintain desired financial strength ratings from A.M. Best for our insurance company subsidiaries. Given recent economic events that have affected the insurance industry, both regulators and rating agencies could become more conservative in their methodology and criteria, including increasing capital requirements for our insurance company subsidiaries which, in turn, could negatively affect our capital resources. The following table sets forth the dividends paid to us by our insurance company subsidiaries for the following periods:

	For the Years Ended December 31,
(in thousands)	2013	2012	2011
Ordinary dividends	$2,383	$2,783	$6,956
Extraordinary dividends	—	—	830
Total dividends	$2,383	$2,783	$7,786

For the year ended December 31, 2013, the maximum amount of dividends that our regulated insurance company subsidiaries could pay under applicable laws and regulations without regulatory approval was $4.0 million. We may seek regulatory approval to pay dividends in excess of this permitted amount, but there can be no assurance that we would receive regulatory approval if sought. Please see the Note, "Statutory Reporting and Insurance Company Subsidiaries Dividend Restrictions," in the Notes to Consolidated Financial Statements included in ITEM 8 of this Form 10-K for additional information relating to dividend restrictions for our insurance company subsidiaries.

Regulation of Investments
Our insurance company subsidiaries must comply with their respective state of domicile's laws regulating insurance company investments. These laws prescribe the kind, quality and concentration of investments and while unique to each state, the laws are modeled on the standards promulgated by the National Association of Insurance Commissioners ("NAIC"). Such investment laws are generally permissive with respect to federal, state and municipal obligations, and more restrictive with respect to corporate obligations, particularly non-investment grade obligations, foreign investment, equity securities and real estate investments. Each insurance company is therefore limited by the investment laws of its state of domicile from making excessive investments in any given security (such as single issuer limitations) or in certain classes or riskier investments (such as aggregate limitation in non-investment grade bonds). The diversification requirements are broadly consistent with our investment strategies. Failure to comply with these laws and regulations would cause investments exceeding regulatory limitations to be treated as non-admitted assets for the purpose of measuring surplus, and, in some instances, would require divestiture of such non-complying investments. We believe the investments made by our insurance company subsidiaries comply with these laws and regulations.

Risk-Based Capital Requirements
The NAIC has adopted a model act with risk-based capital ("RBC") formulas to be applied to insurance companies. RBC is a method of measuring the amount of capital appropriate for an insurance company to support its overall business operations in light of its size and risk profile. RBC standards are used by state insurance regulators to determine appropriate regulatory actions relating to insurers that show signs of weak or deteriorating conditions. The domiciliary states of our insurance company subsidiaries have adopted laws substantially similar to the NAIC's RBC model act. RBC requirements determine minimum capital requirements and are intended to raise the level of protection for policyholder obligations. RBC levels are not intended as a measure to rank insurers generally, and the insurance laws in the domiciliary states of our subsidiaries generally restrict the public dissemination of insurers' RBC levels. Under laws adopted by individual states, insurers having total adjusted capital less than that required by the RBC calculation will be subject to varying degrees of regulatory action, depending on the level of capital inadequacy.

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Federal Regulation
Dodd-Frank Wall Street Reform and Consumer Protection Act
In July 2010, President Obama signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"), which implements comprehensive changes to the regulatory landscape of the financial services industry in the U.S. Many aspects of the Dodd-Frank Act are subject to rule-making and will take effect over several years, making it difficult to anticipate the overall financial impact on our business, our customers or the insurance and financial services industries.

In addition, in connection with the Dodd-Frank Act, Congress created the Consumer Financial Protection Bureau (the "CFPB"). While the CFPB does not have direct jurisdiction over insurance products, it is possible that regulatory actions taken by the CFPB may affect the sales practices related to these products and thereby potentially affect the Company's business or the clients that we serve.

Gramm-Leach-Bliley Act
On November 12, 1999, the Gramm-Leach-Bliley Act of 1999 became law, implementing fundamental changes in the regulation of the financial services industry in the United States. The Gramm-Leach-Bliley Act permits the transformation of the already converging banking, insurance and securities industries by permitting mergers that combine commercial banks, insurers and securities firms under one holding company. Under the Gramm-Leach-Bliley Act, community banks retain their existing ability to sell insurance products in some circumstances. Privacy provisions of the Gramm-Leach-Bliley Act became fully effective in 2001. These provisions established consumer protections regarding the security and confidentiality of nonpublic personal information and, as implemented through state insurance laws and regulations, require us to make full disclosure of our privacy policies to customers.

Health Insurance Portability and Accountability Act of 1996 ("HIPAA")
Through HIPAA, the Department of Health and Human Services imposes obligations for issuers of health and dental insurance coverage and health and dental benefit plan sponsors. HIPAA established requirements for maintaining the confidentiality and security of individually identifiable health information and new standards for electronic health care transactions. The Department of Health and Human Services promulgated final HIPAA regulations in 2002. The privacy regulations required compliance by April 2003, the electronic transactions regulations by October 2003 and the security regulations by April 2005. Recently, parts of HIPAA were amended under the HITECH Act, and pursuant to these amendments, new regulations have been issued requiring notification of government agencies and consumers in the event of certain security breaches involving personal health information.

HIPAA is far-reaching and complex; interpretation of and proper practices under the law continue to evolve. Consequently, our efforts to measure, monitor and adjust our business practices to comply with HIPAA are ongoing. Failure to comply could result in regulatory fines and civil lawsuits. Knowing and intentional violations of these rules may also result in federal criminal penalties.

Foreign Jurisdictions
A portion of our business is ceded to our reinsurance company subsidiaries domiciled in Turks and Caicos. Those subsidiaries must satisfy local regulatory requirements, such as filing annual financial statements, filing annual certificates of compliance and paying annual fees. If we fail to maintain compliance with applicable laws, rules and regulations, the licenses issued by the regulatory authority in Turks and Caicos could be subject to modification or revocation, and our subsidiaries could be prevented from conducting business.

Regulation of our Administration Services
We are subject to federal and state laws and regulations, particularly related to our administration of insurance products on behalf of other insurers. In order for us to process and administer insurance products of other companies, we are required to maintain licenses of a third party administrator in the states where those insurance companies operate. Through our service offerings we also are subject to the related federal and state privacy laws and must comply with data protection and privacy laws, such as the Gramm-Leach-Bliley Act and HIPAA discussed above, and certain state data privacy laws. We are also subject to laws and regulations related to call center services, such as the Telemarketing Consumer Fraud and Abuse Prevention Act and the Telemarketing Sales Rule, the Telephone Consumer Protection Act, the Do-Not-Call Implementation Act and rules promulgated by the Federal Communications Commission and the Federal Trade Commission and the CAN-SPAM Act. In addition, the terms of our contracts typically require us to comply with applicable laws and regulations. If we fail to comply with any applicable laws, acts, rules or regulations, we may be restricted in our ability to provide services and may also be subject to civil or criminal fines or penalties, litigation or contract termination.

Seasonality
 Our financial results may be affected by seasonal variations. Revenues associated with our products may fluctuate seasonally based on consumer spending trends. Consumer spending has historically been higher in September and December, corresponding to back-to-school and the holiday season. Accordingly, our revenues from our products may be higher in the third and fourth quarters than in the first half of the year. Member benefit claims on mobile device protection are typically more frequent in the summer months, and accordingly, our claims expense from those products may be higher in the second and third quarters than other times of the year.

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Employees
At December 31, 2013, we employed approximately 494 people, on a full or part-time basis. Immediately prior to the consummation of the sale of Bliss and Glennon and eReinsure on December 31, 2013, we had 697 employees. None of our employees are represented by unions or trade organizations. We believe that our relations with our employees are satisfactory.

Intellectual Property
We own or license a number of trademarks, patents, trade names, copyrights, service marks, trade secrets and other intellectual property rights that relate to our services and products. Although we believe that these intellectual property rights are, in the aggregate, of material importance to our business, we believe that our business is not materially dependent upon any particular trademark, trade name, copyright, service mark, license or other intellectual property right. U.S. trademark and service mark registrations are generally for a term of 10 years, renewable every 10 years as long as the trademark or service mark is used in the regular course of trade. We have entered into confidentiality agreements with our clients. These agreements impose restrictions on such clients' use of our proprietary software and other intellectual property rights.

Web Site Access to Fortegra's Filings with the SEC
We maintain an Internet website at www.fortegrafinancial.com. The information that appears on our website is not part of, and is not incorporated into, this Form 10-K. We will make available free of charge on our website our Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act and the rules promulgated thereunder, as soon as reasonably practicable after electronically filing or furnishing such material to the SEC. All filings with the SEC are posted to our website in the "Investor Relations" tab under the section "Financial Information." Upon written request of any stockholder of record on December 31, 2013, Fortegra will provide, without charge, a printed copy of its 2013 Form 10-K as required to be filed with the SEC. To obtain a copy of this 2013 Form 10-K, Contact: Investor Relations, Fortegra Financial Corporation, 10151 Deerwood Park Boulevard, Building 100, Suite 330, Jacksonville, FL, 32256, or call (866)-961-9529.

Copies of all of Fortegra's filings and other information may also be obtained electronically from the SEC's website at www.sec.gov. or may be read and copied at the: SEC Public Reference Room, 100 F Street, NE, Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.

ITEM 1A. RISK FACTORS

The following are certain risks that management believes are specific to our business. This should not be viewed as an all-inclusive list of risks or as a presentation of the risk factors in any particular order. You should carefully consider the risks described below, together with the other information contained in this Form 10-K and in our other filings with the SEC when evaluating our Company. Should any of the events discussed in the risk factors below occur, our business, results of operations or financial condition could be materially affected. Additional risks unknown at this time, or risks we currently deem immaterial, may also impact our financial condition, results of operations or cash flows.

Risks Related to our Business and Industries
General economic and financial market conditions may have a material adverse effect on the business, results of operations, cash flows and financial condition of our business.
General economic and financial market conditions, including the availability and cost of credit, the loss of consumer confidence, reduction in consumer or business spending, inflation, unemployment, energy costs and geopolitical issues, have contributed to increased uncertainty and volatility as well as diminished expectations for the U.S. economy and the financial markets. These conditions could materially and adversely affect our business. Adverse economic and financial market conditions could result in:

•
a reduction in the demand for, and availability of, consumer credit, which could result in reduced demand by consumers for our products and our clients opting to no longer make such products available;

•	higher than anticipated loss ratios on our products due to rising unemployment or disability claims;

•	higher risk of increased fraudulent claims;

•	individuals terminating loans or canceling credit insurance policies, thereby reducing our revenues;

•	a reduction in the demand for consumer warranty service contracts, service contract offerings, mobile device protection and motor club memberships;

•	individuals terminating warranty service contracts, service contracts, mobile device protection contracts or motor club memberships, thereby reducing our revenues;

•
our clients being more likely to experience financial distress or declare bankruptcy or liquidation, which could have an adverse impact on demand for our services and products and the remittance of premiums from such customers, as well as the collection of receivables from such clients for items such as unearned premiums, commissions or related accounts receivable, which could make the collection of receivables from our clients more difficult;

•	increased pricing sensitivity or reduced demand for our services and products;

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•	increased costs associated with, or the inability to obtain, debt financing to fund acquisitions or the expansion of our business; and

•	defaults in our fixed income investment portfolio or lower than anticipated rates of return as a result of low interest rate environments.

If we are unable to successfully anticipate changing economic or financial market conditions, we may be unable to effectively plan for or respond to such changes, and our business, results of operations, financial condition and cash flows could be materially and adversely affected.

We face significant competitive pressures in our business, which could materially and adversely affect our business, results of operations, financial condition and cash flows.
Competition in our business is based on many factors, including price, industry knowledge, quality of client service, our ability to efficiently administer claims, the effectiveness of our sales force, technology platforms and processes, the security and integrity of our information systems, the financial strength ratings of our insurance company subsidiaries, office locations, breadth of services and products and brand recognition and reputation. Some competitors may offer a broader array of services and products, may have a greater diversity of distribution resources, may have better brand recognition, may have lower cost structures or, with respect to insurers, may have higher financial strength or claims paying ratings. Some competitors also have larger client bases than we do. In addition, new competitors could enter our markets in the future, and existing competitors may gain strength by forging new business relationships. The competitive landscape in which our business operates is described below.

We compete with insurance companies, financial institutions, extended service plan providers, membership plan providers, wireless carriers and other insurance and warranty service providers. Our principal competitors include The Warranty Group, Assurant, Inc., Asurion Corporation, eSecuritel Holdings, LLC, Global Warranty Group, LLC and smaller regional companies. As a result of state and federal regulatory developments and changes in prior years, certain financial institutions are able to offer debt cancellation plans and are also able to affiliate with other insurance companies in order to offer services similar to ours. This has resulted in new competitors, some of whom have significant financial resources, entering some of our markets. As competitors gain experience with payment protection and warranty programs, their reliance on our services and products may diminish.

We expect competition to intensify, which may result in lower prices and volumes, higher personnel and sales and marketing costs, increased technology expenditures and lower profitability. We may not be able to supply clients with services or products that they deem superior and at competitive prices and we may lose business to our competitors. If we are unable to compete effectively, it would have a material adverse effect on our business, results of operations, financial condition and cash flows.

Our results of operations may fluctuate significantly, which makes our future results of operations difficult to predict. If our results of operations fall below expectations, the price of our common stock could decline.
Our annual and quarterly results of operations have fluctuated in the past and may fluctuate significantly in the future due to a variety of factors, many of which are beyond our control. In addition, our expenses as a percentage of revenues may be significantly different than our historical rates. As a result, comparing our results of operations on a period-to-period basis may not be meaningful. Factors that may cause our results of operations to fluctuate from period-to-period include:

•	demand for our services and products;

•	the length of our sales cycle;

•	the amount of sales to new clients;

•	the timing of implementations of our services and products with new clients;

•	seasonality;

•	the timing of acquisitions;

•	competitive factors;

•	prevailing interest rates;

•	pricing changes by us or our competitors;

•	transaction volumes in our clients' businesses;

•	the introduction of new services and products by us and our competitors;

•	changes in strategic partnerships;

•	changes in regulatory and accounting standards; and

•	our ability to control costs.

In addition, our revenues may vary depending on the level of consumer activity and the success of our clients in selling products.

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Our results of operations could be materially and adversely affected if we fail to retain our existing clients, cannot sell additional services and products to our existing clients, do not introduce new or enhanced services and products or are not able to attract and retain new clients.
Our revenue and revenue growth are dependent on our ability to retain clients, to sell those clients additional services and products, to introduce new services and products and to attract new clients. Our ability to increase revenues will depend on a variety of factors, including:

•	the quality and perceived value of our product and service offerings by existing and prospective clients;

•	the effectiveness of our sales and marketing efforts;

•	the successful installation and implementation of our services and products for new and existing clients;

•	availability of capital to complete investments in new or complementary products, services and technologies;

•	the availability of adequate reinsurance for us and our clients, including the ability of our clients to form, capitalize and operate captive reinsurance companies;

•	our ability to find suitable acquisition candidates, successfully complete such acquisitions and effectively integrate such acquisitions;

•	our ability to integrate technology into our services and products to avoid obsolescence and provide scalability;

•	the reliability, execution and accuracy of our services; and

•	client willingness to accept any price increases for our services and products.

In addition, we are subject to risks of losing clients due to consolidation in the markets we serve. Our inability to retain existing clients, sell additional services and products, or successfully develop and implement new and enhanced services and products and attract new clients, and accordingly, increase our revenues, could have a material adverse effect on our results of operations.

We typically face a long selling cycle to secure new clients as well as long implementation periods that require significant resource commitments, which result in a long lead time before we receive revenues from new client relationships.
The industries in which we compete generally consist of mature businesses and markets and the companies that participate in these industries have well-established business operations, systems and relationships. Accordingly, our business typically faces a long selling cycle to secure a new client. Even if we are successful in obtaining a new client engagement, it is generally followed by a long implementation period in which the services are planned in detail and we demonstrate to the client that we can successfully integrate our processes and resources with their operations. We also typically negotiate and enter into a contractual relationship with the new client during this period. There is then a long implementation period in order to commence providing the services.

We typically incur significant business development expenses during the selling cycle. We may not succeed in winning a new client's business, in which case we receive no revenues and may receive no reimbursement for such expenses. Even if we succeed in developing a relationship with a potential client and begin to plan the services in detail, such potential client may choose a competitor or decide to retain the work in-house prior to the time a final contract is signed. If we enter into a contract with a client, we will typically receive no revenues until implementation actually begins. In addition, a significant portion of our revenue is based upon the success of our clients' marketing programs, which may not generate the transaction volume we anticipate. Our clients may also experience delays in obtaining internal approvals or delays associated with technology or system implementations, thereby further lengthening the implementation cycle. If we are not successful in obtaining contractual commitments after the selling cycle, in maintaining contractual commitments after the implementation cycle or in maintaining or reducing the duration of unprofitable initial periods in our contracts, it may have a material adverse effect on our business, results of operations and financial condition. Furthermore, the time and effort required to complete the implementation phases of new contracts makes it difficult to accurately predict the timing of revenues from new clients as well as our costs.

Acquisitions are a significant part of our growth strategy and we may not be successful in identifying suitable acquisition candidates, completing such acquisitions or integrating the acquired businesses, which could have a material adverse effect on our business, results of operations, financial condition and growth.
Historically, acquisitions have played a significant role in our expansion into new markets and in the growth of some of our operations. Acquiring complementary businesses is a significant component of our growth strategy. Accordingly, we frequently evaluate possible acquisition targets for our business. However, we may not be able to identify suitable acquisitions, and such transactions may not be able to be financed and completed on acceptable terms. We may incur significant expenses in evaluating and completing such acquisitions. Furthermore, any future acquisitions may not be successful. In addition, we may be competing with larger competitors with substantially greater resources for acquisition targets. Any deficiencies in the process of integrating companies we may acquire could have a material adverse effect on our results of operations and financial condition. Acquisitions entail a number of risks including, among other things:

•	failure to achieve anticipated revenues, earnings or cash flows;

•	increased expenses;

•	diversion of management time and attention;

•	failure to retain the acquired business' customers or personnel;

•	difficulties in realizing projected efficiencies;

•	ability to realize synergies and cost savings;

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•	difficulties in integrating systems and personnel; and

•	inaccurate assessment of liabilities.

Our failure to adequately address these acquisition risks could have a material adverse effect on our business, results of operations, financial condition and growth. Future acquisitions may reduce our cash resources available to fund our operations and capital expenditures and could result in increased amortization expense related to any intangible assets acquired, potentially dilutive issuances of equity securities or the incurrence of debt, which could increase our interest expense.

We may lose clients or business as a result of consolidation within the financial services industry.
There has been considerable consolidation in the financial services industry, driven primarily by the acquisition of small and mid-size organizations by larger entities. We expect this trend to continue. We may lose business or suffer decreased revenues if one or more of our significant clients or distributors consolidate or align themselves with other companies. To date, our business has not been materially affected by consolidation. However, we may be affected by industry consolidation that occurs in the future, particularly if any of our significant clients are acquired by organizations that already possess the operations, services and products that we provide.

Our ability to implement and execute our strategic plans may not be successful and, accordingly, we may not be successful in achieving our strategic goals, which may materially and adversely affect our business.
We may not be successful in developing and implementing our strategic plans for our business or the operational plans that have been or need to be developed to implement these strategic plans. If the development or implementation of such plans is not successful, we may not produce the revenue, margins, earnings or synergies that we need to be successful. We may also face delays or difficulties in implementing service, product, process and system improvements, which could adversely affect the timing or effectiveness of margin improvement efforts in our business and our ability to successfully compete in the markets we serve. The execution of our strategic and operating plans will, to some extent, also be dependent on external factors that we cannot control. In addition, these strategic and operational plans need to continue to be assessed and reassessed to meet the challenges and needs of our business in order for us to remain competitive. The failure to implement and execute our strategic and operating plans in a timely manner or at all, realize the cost savings or other benefits or improvements associated with such plans, have financial resources to fund the costs associated with such plans or incur costs in excess of anticipated amounts, or sufficiently assess and reassess these plans could have a material and adverse effect on our business or results of operations.

We may not effectively manage our growth, which could materially harm our business.
The growth of our business has placed and may continue to place significant demands on our management, personnel, systems and resources. To manage our growth, we must continue to improve our operational and financial systems and managerial controls and procedures, and we will need to continue to expand, train and manage our personnel. We must also maintain close coordination among our technology, compliance, legal, risk management, accounting, finance, marketing and sales organizations. We may not manage our growth effectively, and if we fail to do so, our business could be materially and adversely harmed.

If we continue to grow, we may be required to increase our investment in facilities, personnel and financial and management systems and controls. Continued growth, especially in connection with expansion into new business lines, may also require expansion of our procedures for monitoring and assuring our compliance with applicable regulations and that we recruit, integrate, train and manage a growing employee base. The expansion of our existing business, our expansion into new businesses and the resulting growth of our employee base increase our need for internal audit and monitoring processes that are more extensive and broader in scope than those we have historically required. We may not be successful in implementing all of the processes that are necessary. Further, unless our growth results in an increase in our revenues that is proportionate to the increase in our costs associated with this growth, our operating margins and profitability will be materially and adversely affected.

As a holding company, we depend on the ability of our subsidiaries to transfer funds to us to pay dividends and to meet our obligations.
We act as a holding company for our subsidiaries and do not have any significant operations of our own. Dividends from our subsidiaries are our principal sources of cash to meet our obligations and pay dividends, if any, on our common stock. These obligations include our operating expenses and interest and principal payments on our current and any future borrowings. The agreements governing our credit facilities restrict our subsidiaries' ability to pay dividends or otherwise transfer cash to us. Under our credit facility, our subsidiaries are permitted to make distributions to us if no default or event of default has occurred and is continuing at the time of such distribution. If the cash we receive from our subsidiaries pursuant to dividends or otherwise is insufficient for us to fund any of these obligations, or if a subsidiary is unable to pay dividends to us, we may be required to raise cash through the incurrence of additional debt, the issuance of additional equity or the sale of assets.

The payment of dividends and other distributions to us by each of the regulated insurance company subsidiaries is regulated by insurance laws and regulations of the states in which they operate. In general, dividends in excess of prescribed limits are deemed "extraordinary" and require insurance regulatory approval. Ordinary dividends, for which no regulatory approval is generally required, are limited to amounts determined by a formula, which varies by state. Some states have an additional stipulation that dividends may only be paid out of earned surplus. States also regulate transactions between our insurance company subsidiaries and our other subsidiaries, such as those relating to the shared services, and in some instances, require prior approval of such transactions within the holding company

Annex E-13

structure. If insurance regulators determine that payment of an ordinary dividend or any other payments by our insurance company subsidiaries to us (such as payments for employee or other services) would be adverse to policyholders or creditors, the regulators may block or otherwise restrict such payments that would otherwise be permitted without prior approval. In addition, there could be future regulatory actions restricting the ability of our insurance company subsidiaries to pay dividends or share services. Please see the Note, "Statutory Reporting and Insurance Company Subsidiaries Dividend Restrictions," in the Notes to Consolidated Financial Statements included in ITEM 8 of this Form 10-K for additional information relating to dividend restrictions for our insurance company subsidiaries.

Our success is dependent upon the retention and acquisition of talented people and the skills and abilities of our management team and key personnel.
Our business depends on the efforts, abilities and expertise of our senior executives, particularly our Chairman, President and Chief Executive Officer, Richard S. Kahlbaugh, and our other key personnel. Mr. Kahlbaugh and our other senior executives are important to our success because they have been instrumental in setting our strategic direction, operating our business, identifying, recruiting and training key personnel, maintaining relationships with our clients, and identifying business opportunities. The loss of one or more of these executives or other key individuals could impair our business and development until qualified replacements are found. We may not be able to replace these individuals quickly or with persons of equal experience and capabilities. Although we have employment agreements with certain of these individuals, we cannot prevent them from terminating their employment with us. In addition, our non-compete agreements with such individuals may not be enforced by the courts. We do not maintain key man life insurance policies on any of our executive officers except for Mr. Kahlbaugh. If we are unable to attract and retain talented employees, it could have a material adverse effect on our business, operating results and financial condition.

We may need to raise additional capital in the future, but there is no assurance that such capital will be available on a timely basis, on acceptable terms or at all.
We may need to raise additional funds in order to grow our business or fund our strategy or acquisitions. Additional financing may not be available in sufficient amounts or on terms acceptable to us and may be dilutive to existing stockholders if raised through additional equity offerings. A significant portion of our funding is under our existing credit facility, which matures in August 2017. Additionally, any securities issued to raise such funds may have rights, preferences and privileges senior to those of our existing stockholders. If adequate funds are not available on a timely basis or on acceptable terms, our ability to expand, develop or enhance our services and products, enter new markets, consummate acquisitions or respond to competitive pressures could be materially limited.

Risks Related to Our Products and Services
Our products and services rely on independent financial institutions, lenders and retailers for distribution, and the loss of these distribution sources, or the failure of our distribution sources to sell our products could materially and adversely affect our business and results of operations.
We distribute our products and services through financial institutions, lenders and retailers. Although our contracts with these clients are typically exclusive, they can be canceled on relatively short notice. In addition, the distributors typically do not have any minimum performance or sales requirements and our revenue is dependent on the level of business conducted by the distributor as well as the effectiveness of their sales efforts, each of which is beyond our control. The impairment of our distribution relationships, the loss of a significant number of our distribution relationships, the failure to establish new distribution relationships, the failure to offer increasingly competitive products, the increase in sales of competitors' services and products by these distributors or the decline in their overall business activity or the effectiveness of their sales of our products could materially reduce our sales and revenues. Also, our growth is dependent in part on our ability to identify, attract and retain new distribution relationships and successfully implement our information systems with those of our new distributors.

Reinsurance may not be available or adequate to protect us against losses, and we are subject to the credit risk of reinsurers.
As part of our overall risk and capacity management strategy for our insurance products, we purchase reinsurance for a substantial portion of the risks underwritten through third party reinsurance companies. Market conditions beyond our control determine the availability and cost of the reinsurance protection we seek to renew or purchase. States also could impose restrictions on these reinsurance arrangements, such as requiring our insurance company subsidiaries to retain a minimum amount of underwriting risk, which could affect our profitability and results of operations. Reinsurance for certain types of catastrophes generally could become unavailable or prohibitively expensive. Such changes could substantially increase our exposure to the risk of significant losses from natural or man-made catastrophes and could hinder our ability to write future business.

Although the reinsurer is liable to the respective insurance company subsidiary to the extent of the ceded reinsurance, the insurance company remains liable to the insured as the direct insurer on all risks reinsured. Ceded reinsurance arrangements, therefore, do not eliminate the obligations of our insurance company subsidiaries to pay claims. While the captive reinsurance companies owned by our clients are generally required to maintain trust accounts with sufficient assets to cover the reinsurance liabilities and we manage these trust accounts on behalf of these reinsurance companies, we are subject to credit risk with respect to our ability to recover amounts due from reinsurers. The inability to collect amounts due from reinsurers could have a material adverse effect on our results of operations and financial condition.

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Our reinsurance facilities are generally subject to annual renewal. We may not be able to maintain our current reinsurance facilities and our clients may not be able to continue to operate their captive reinsurance companies. As a result, even where highly desirable or necessary, we may not be able to obtain other reinsurance facilities in adequate amounts and at favorable rates. If we are unable to renew our expiring facilities or to obtain or structure new reinsurance facilities, either our net exposures would increase or, if we are unwilling to bear an increase in net exposures, we may have to reduce the level of our underwriting commitments. Either of these potential developments could have a material adverse effect on our results of operations and financial condition.

Due to the structure of some of our commissions, we are exposed to risks related to the creditworthiness of some of our agents.
We are subject to the credit risk of some of the agents with which we contract to sell our products and services. We typically advance agents' commissions as part of our product offerings. These advances are a percentage of the premium charged. If we over-advance such commissions to agents, they may not be able to fulfill their payback obligations, which could have a material adverse effect on our results of operations and financial condition.

A downgrade in the ratings of our insurance company subsidiaries may materially and adversely affect relationships with clients and adversely affect our results of operations.
Claims paying ability and financial strength ratings are each a factor in establishing the competitive position of our insurance company subsidiaries. A ratings downgrade, or the potential for such a downgrade, could, among other things, materially and adversely affect relationships with clients, brokers and other distributors of our services and products, thereby negatively impacting our results of operations, and materially and adversely affect our ability to compete in our markets. Rating agencies can be expected to continue to monitor our financial strength and claims paying ability, and no assurances can be given that future ratings downgrades will not occur, whether due to changes in our performance, changes in rating agencies' industry views or ratings methodologies, or a combination of such factors.

Our actual claims losses may exceed our reserves for claims, which may require us to establish additional reserves that may materially and adversely reduce our business, results of operations and financial condition.
We maintain reserves to cover our estimated ultimate exposure for claims with respect to reported claims and incurred but not reported claims as of the end of each accounting period. Reserves, whether calculated under accounting principles generally accepted in the United States or statutory accounting principles, do not represent an exact calculation of exposure. Instead, they represent our best estimates, generally involving actuarial projections, of the ultimate settlement and administration costs for a claim or group of claims, based on our assessment of facts and circumstances known at the time of calculation. The adequacy of reserves will be impacted by future trends in claims severity, frequency, judicial theories of liability and other factors. These variables are affected by external factors such as changes in the economic cycle, unemployment, changes in the social perception of the value of work, emerging medical perceptions regarding physiological or psychological causes of disability, emerging health issues, new methods of treatment or accommodation, inflation, judicial trends, legislative changes, as well as changes in claims handling procedures. Many of these items are not directly quantifiable, particularly on a prospective basis. Reserve estimates are refined as experience develops. Adjustments to reserves, both positive and negative, are reflected in the statement of income of the period in which such estimates are updated. Because the establishment of reserves is an inherently uncertain process involving estimates of future losses, we can give no assurances that ultimate losses will not exceed existing claims reserves. In general, future loss development could require reserves to be increased, which could have a material adverse effect on our business, results of operations and financial condition.

Our investment portfolio is subject to several risks that may diminish the fair value of our invested assets and cash and may materially and adversely affect our business and profitability.
Investment returns are an important part of our overall profitability and significant interest rate fluctuations, or prolonged periods of low interest rates, could impair our profitability. Interest rates are highly sensitive to many factors, including governmental monetary policies, domestic and international economic and political conditions and other factors beyond our control. We have a significant portion of our investments in cash and highly liquid short-term investments. Accordingly, during prolonged periods of declining or low market interest rates, such as those we have been experiencing since 2008, the interest we receive on such investments decreases and affects our profitability. In addition, certain factors affecting our business, such as volatility of claims experience, could force us to liquidate securities prior to maturity, causing us to incur capital losses. If we do not structure our investment portfolio so that it is appropriately matched with our insurance liabilities, we may be forced to liquidate investments prior to maturity at a significant loss to cover such liabilities.

The fair value of the fixed maturity securities in our portfolio and the investment income from these securities fluctuate depending on general economic and market conditions. Because all of our fixed maturity securities are classified as available for sale, changes in the fair value of these securities are reflected on our Consolidated Balance Sheets. The fair value generally increases or decreases in an inverse relationship with fluctuations in interest rates, while net investment income realized by us from future investments in fixed maturity securities will generally increase or decrease with interest rates. In addition, actual net investment income and/or cash flows from investments that carry prepayment risk may differ from those anticipated at the time of investment as a result of interest rate fluctuations.

Annex E-15

We employ asset/liability management strategies to reduce the adverse effects of interest rate volatility and to increase the likelihood that cash flows are available to pay claims as they become due. Our asset/liability management strategies may fail to eliminate or reduce the adverse effects of interest rate volatility, and significant fluctuations in the level of interest rates may therefore have a material adverse effect on our results of operations and financial condition.

We are subject to credit risk in our investment portfolio, primarily from our investments in corporate bonds, preferred securities and municipal bonds. Defaults by third parties in the payment or performance of their obligations could reduce our investment income and realized investment gains or result in the recognition of investment losses. The fair value of our investments may be materially and adversely affected by increases in interest rates, downgrades in the corporate bonds included in the portfolio and by other factors that may result in the recognition of other-than-temporary impairments. Each of these events may cause us to reduce the fair value of our investment portfolio.

Further, the fair value of any particular fixed maturity security is subject to impairment based on the creditworthiness of a given issuer. Our fixed maturity portfolio may include below investment grade securities (rated "BB" or lower by nationally recognized securities rating organizations). These investments generally provide higher expected returns, but present greater risk and can be less liquid than investment grade securities. A significant increase in defaults and impairments on our fixed maturity investment portfolio could have a material adverse effect on our results of operations and financial condition.

Risks Related to Regulatory and Legal Matters
We are subject to extensive governmental laws and regulations, which increase our costs and could restrict the conduct of our business.
Our operations are subject to extensive regulation and supervision in the jurisdictions in which we do business. Such regulation or compliance could reduce our profitability or limit our growth by increasing the costs of compliance, limiting or restricting the products or services we sell, or the methods by which we sell our services and products, or subjecting our business to the possibility of regulatory actions or proceedings. In all jurisdictions, the applicable laws and regulations are subject to amendment or interpretation by regulatory authorities. Generally, such authorities have broad discretion to grant, renew or revoke licenses and approvals and to implement new regulations. We may be precluded or temporarily suspended from carrying on some or all of our activities or otherwise fined or penalized in any jurisdiction in which we operate. We can give no assurances that our business can continue to be conducted in each jurisdiction as we have in the past. Such regulation is generally designed to protect the interests of policyholders. To that end, the laws of the various states establish insurance departments and other regulatory agencies with broad powers with respect to matters, such as:

•	licensing and authorizing companies and agents to transact business;

•	regulating capital and surplus and dividend requirements;

•	regulating underwriting limitations;

•	regulating the ability of companies to enter and exit markets;

•	imposing statutory accounting requirements and annual statement disclosures;

•	approving changes in control of insurance companies;

•	regulating premium rates, including the ability to increase or maintain premium rates;

•	regulating trade billing and claims practices;

•	regulating certain transactions between affiliates;

•	regulating reinsurance arrangements, including the balance sheet credit that may be taken by the ceding or direct insurer;

•	mandating certain terms and conditions of coverage and benefits;

•	regulating the content of disclosures to consumers;

•	regulating the type, amounts and valuation of investments;

•	mandating assessments or other surcharges for guaranty funds and the ability to recover such assessments in the future through premium increases;

•	regulating market conduct and sales practices of insurers and agents, including compensation arrangements; and

•	regulating a variety of other financial and non-financial components of an insurer's business.

Our non-insurance products and certain aspects of our insurance products are subject to various other federal and state regulations, including state and federal consumer protection, privacy and other laws.

An insurer's ability to write new business is partly a function of its statutory surplus. Maintaining appropriate levels of surplus as measured by statutory accounting principles is considered important by insurance regulatory authorities and the private agencies that rate insurers' claims-paying abilities and financial strength. Failure to maintain certain levels of statutory surplus could result in increased regulatory scrutiny, a downgrade by rating agencies or enforcement action by regulatory authorities.

We may be unable to maintain all required licenses and approvals and, despite our best efforts, our business may not fully comply with the wide variety of applicable laws and regulations or the relevant regulators' interpretations of such laws and regulations. Also, some regulatory authorities have relatively broad discretion to grant, renew or revoke licenses and approvals or to limit or restrain operations in their jurisdiction. If we do not have the requisite licenses and approvals or do not comply with applicable regulatory requirements,

Annex E-16

the insurance regulatory authorities could preclude or temporarily suspend us from operating, limit some or all of our activities or financially penalize us. These types of actions could have a material adverse effect on our results of operations and financial condition.

Failure to protect our clients' confidential information and privacy could result in the loss of our reputation and customers, reduction in our profitability and subject us to fines, penalties and litigation and adversely affect our results of operations and financial condition.
We retain confidential information in our information systems, and we are subject to a variety of privacy regulations and confidentiality obligations. For example, some of our activities are subject to the privacy regulations of the Gramm-Leach-Bliley Act. We also have contractual obligations to protect confidential information we obtain from our clients. These obligations generally require us, in accordance with applicable laws, to protect such information to the same extent that we protect our own confidential information. We have implemented physical, administrative and logical security systems with the intent of maintaining the physical security of our facilities and systems and protecting our clients' and their customers' confidential information and personally-identifiable information against unauthorized access through our information systems or by other electronic transmission or through misdirection, theft or loss of data. Despite such efforts, we may be subject to a breach of our security systems that results in unauthorized access to our facilities and/or the information we are trying to protect. Anyone who is able to circumvent our security measures and penetrate our information systems could access, view, misappropriate, alter or delete any information in the systems, including personally identifiable customer information and proprietary business information. In addition, most states require that customers be notified if a security breach results in the disclosure of personally-identifiable customer information. Any compromise of the security of our information systems that results in inappropriate disclosure of such information could result in, among other things, unfavorable publicity and damage to our reputation, governmental inquiry and oversight, difficulty in marketing our services, loss of clients, significant civil and criminal liability and the incurrence of significant technical, legal and other expenses, any of which may have a material adverse effect on our results of operations and financial condition.

Changes in regulation may adversely affect our business, results of operations and financial condition and limit our growth.
Legislation or other regulatory reform that increases the regulatory requirements imposed on us or that changes the way we are able to do business may significantly harm our business or results of operations in the future. If we were unable for any reason to comply with these requirements, our noncompliance could result in substantial costs to us and may have a material adverse effect on our results of operations and financial condition. Legislative or regulatory changes that could significantly harm us and our subsidiaries include, but are not limited to:

•	prohibiting our clients from providing debt cancellation policies or offering other ancillary products;

•	prohibiting insurers from fronting captive reinsurance arrangements;

•	placing or reducing interest rate caps on the consumer finance products our clients offer or including voluntary products in the annual percentage rate calculation;

•	limitations or imposed reductions on premium levels or the ability to raise premiums on existing policies;

•	increases in minimum capital, reserves and other financial viability requirements;

•	impositions of increased fines, taxes or other penalties for improper licensing, the failure to promptly pay claims, however defined, or other regulatory violations;

•	increased licensing requirements;

•	restrictions on the ability to offer certain types of products;

•	new or different disclosure requirements on certain types of products; and

•	imposition of new or different requirements for coverage determinations.

In recent years, the state insurance regulatory framework has come under increased federal scrutiny and some state legislatures have considered or enacted laws that may alter or increase state authority to regulate insurance companies and insurance holding companies. Further, the NAIC and state insurance regulators are re-examining existing laws and regulations, specifically focusing on modifications to holding company regulations, interpretations of existing laws and the development of new laws and regulations. Additionally, there have been attempts by the NAIC and several states to limit the use of discretionary clauses in policy forms. The elimination of discretionary clauses could increase our product costs. New interpretations of existing laws and the passage of new legislation may harm our ability to sell new services and products and increase our claims exposure on policies we issued previously. In addition, the NAIC's proposed expansion of the Market Conduct Annual Statement could increase the likelihood of examinations of insurance companies operating in niche markets. Court decisions that impact the insurance industry could result in the release of previously protected confidential and privileged information by departments of insurance, which could increase the risk of litigation.

Traditionally, the U.S. federal government has not directly regulated the business of insurance. However, federal legislation and administrative policies in several areas can significantly and adversely affect insurance companies. These areas include financial services regulation, securities regulation, privacy, tort reform legislation and taxation. For example, the Dodd-Frank Act provides for the enhanced federal supervision of financial institutions, including insurance companies in certain circumstances, and financial activities that represent a systemic risk to financial stability or the U.S. economy.

Under the Dodd-Frank Act, the Federal Insurance Office was established within the U.S. Treasury Department to monitor all aspects of the insurance industry and its authority would likely extend to all lines of insurance that our insurance company subsidiaries write.

Annex E-17

The director of the Federal Insurance Office serves in an advisory capacity to the Financial Stability Oversight Council and has the ability to recommend that an insurance company or an insurance holding company be subject to heightened prudential standards by the Federal Reserve, if it is determined that financial distress at the company could pose a threat to the financial stability of the U.S. economy. The Dodd-Frank Act also provides for the preemption of state laws when inconsistent with certain international agreements and would streamline the regulation of reinsurance and surplus lines insurance. At this time, we cannot assess whether any other proposed legislation or regulatory changes will be adopted, or what impact, if any, the Dodd-Frank Act or any other legislation or changes could have on our results of operations, financial condition or liquidity.

With regard to our payment protection products, there are federal and state laws and regulations that govern the disclosures related to lenders' sales of those products. Our ability to offer and administer those products on behalf of financial institutions is dependent upon their continued ability to sell those products. To the extent that federal or state laws or regulations change to restrict or prohibit the sale of these products, our revenues would be adversely affected. The Dodd-Frank Act created a new Consumer Financial Protection Bureau ("CFPB") designed to add new regulatory oversight for the sales practices of these products. Recently, the CFPB's enforcement actions have resulted in large refunds and civil penalties against financial institutions in connection with their marketing of payment protection and other products. Due to such regulatory actions, some lenders may reduce their sales and marketing of payment protection and other ancillary products, which may adversely affect our revenues. The full impact of the CFPB's oversight is unpredictable and has not yet been realized fully.

Further, in a time of financial uncertainty or a prolonged economic downturn, regulators may choose to adopt more restrictive insurance laws and regulations. For example, insurance regulators may choose to restrict the ability of insurance company subsidiaries to make payments to their parent companies or reject rate increases due to the economic environment.

With respect to the property and casualty insurance policies we underwrite, federal legislative proposals regarding National Catastrophe Insurance, if adopted, could reduce the business need for some of the related products we provide. Additionally, as the U.S. Congress continues to respond to the recent housing foreclosure crisis, it could enact legislation placing additional barriers on creditor-placed insurance.

In recent years, several large organizations became subjects of intense public scrutiny due to high-profile data security breaches involving sensitive financial and health information. These events focused national attention on identity theft and the duty of organizations to notify impacted consumers in the event of a data security breach. Existing legislation in most states requires customer notification in the event of a data security breach. In addition, some states are adopting laws and regulations requiring minimum information security practices with respect to the collection and storage of personally-identifiable consumer data, and several bills before Congress contain provisions directed to national information security standards and breach notification requirements. Several significant legal, operational and reputational risks exist with regard to a data breach and customer notification. A breach of data security requiring public notification can result in regulatory fines, penalties or sanctions, civil lawsuits, loss of reputation, loss of clients and reduction of our profitability.

Our business is subject to risks related to litigation and regulatory actions.
We may be materially and adversely affected by judgments, settlements, unanticipated costs or other effects of legal and administrative proceedings now pending or that may be instituted in the future, or from investigations by regulatory bodies or administrative agencies. From time to time, we have had inquiries from regulatory bodies and administrative agencies relating to the operation of our business. Such inquiries may result in various audits, reviews and investigations. An adverse outcome of any investigation by, or other inquiries from, such bodies or agencies could have a material adverse effect on us and result in the institution of administrative or civil proceedings, sanctions and the payment of fines and penalties, changes in personnel, and increased review and scrutiny of us by our clients, regulatory authorities, potential litigants, the media and others.

In particular, our insurance operations and certain of our membership and warranty operations are subject to comprehensive regulation and oversight by insurance departments in jurisdictions in which we do business. These insurance departments have broad administrative powers with respect to all aspects of the insurance business and, in particular, monitor the manner in which an insurance company offers, sells and administers its products. Therefore, we may from time to time be subject to a variety of legal and regulatory actions relating to our current and past business operations, including, but not limited to:

•	disputes over coverage or claims adjudication;

•	disputes over claim payment amounts and compliance with individual state regulatory requirements;

•	disputes regarding sales practices, disclosures, premium refunds, licensing, regulatory compliance, underwriting and compensation arrangements;

•	disputes with taxation and insurance authorities regarding our tax liabilities;

•	periodic examinations of compliance with applicable federal and state laws; and

•
industry-wide investigations regarding business practices including, but not limited to, the use of finite reinsurance and the marketing and refunding of insurance policies or certificates of insurance.

Annex E-18

The prevalence and outcomes of any such actions cannot be predicted, and such actions or any litigation may have a material adverse effect on our results of operations and financial condition. In addition, if we were to experience difficulties with our relationship with a regulatory body in a given jurisdiction, it could have a material adverse effect on our ability to do business in that jurisdiction.

In addition, plaintiffs continue to bring new types of legal claims against insurance and related companies. Current and future court decisions and legislative activity may increase our exposure to these types of claims. Multi-party or class action claims may present additional exposure to substantial economic, non-economic and/or punitive damage awards. The success of even one of these claims, if it resulted in a significant damage award or a detrimental judicial ruling, could have a material adverse effect on our results of operations and financial condition. This risk of potential liability may make reasonable settlements of claims more difficult to obtain. We cannot determine with any certainty what new theories of liability or recovery may evolve or what their impact may be on our business.

We cannot predict at this time the effect that current litigation, investigations and regulatory activity will have on the industries in which we operate or our business. In light of the regulatory and judicial environments in which we operate, we will likely become subject to further investigations and lawsuits from time to time in the future. Our involvement in any investigations and lawsuits would cause us to incur legal and other costs and, if we were found to have violated any laws, we could be required to pay fines and damages, perhaps in material amounts. In addition, we could be materially and adversely affected by the negative publicity for the insurance and other financial services industries related to any such proceedings and by any new industry-wide regulations or practices that may result from any such proceedings.

Our cash and cash equivalents could be adversely affected if the financial institutions with which our cash and cash equivalents are deposited fail.
We maintain cash and cash equivalents with major third party financial institutions, including interest-bearing money market accounts. In the United States, these accounts were fully insured by the Federal Deposit Insurance Corporation ("FDIC") regardless of account balance through the Transaction Account Guarantee ("TAG") program created by Section 343 of the Dodd-Frank Act. The expiration of the TAG program on December 31, 2012, caused the FDIC's standard insurance limit of $250,000 per depositor per institution to be reimposed on January 1, 2013. Thus, our accounts containing cash and cash equivalents may exceed the FDIC's standard $250,000 insurance limit from time to time.

We may be subject to assertions that taxes must be collected based on sales and use of our services in various states, which could expose us to liability and cause material harm to our business, financial condition and results of operations.
Whether sales of our services are subject to state sales and use taxes is uncertain, due in part to the nature of our services and the relationships through which our services are offered, as well as changing state laws and interpretations of those laws. One or more states may seek to impose sales or use tax or other tax collection obligations on us, whether based on sales by us or our resellers or clients, including for past sales. A successful assertion that we should be collecting sales or other related taxes on our services could result in substantial tax liabilities for past sales, discourage customers from purchasing our services, discourage clients from offering or billing for our services, or otherwise cause material harm to our business, financial condition and results of operations.

Risks Related to Our Indebtedness
Our indebtedness may limit our financial and operating activities and may materially and adversely affect our ability to incur additional debt to fund future needs.
Our debt service obligations vary annually based on the amount of our indebtedness and the associated fixed and floating interest rates. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Liquidity and Capital Resources - Liquidity" in this Form 10-K, regarding the amount of outstanding debt and our annual debt service. Although we believe that our current cash flows will be sufficient to cover our annual interest expense, any increase in our indebtedness or any decline in the amount of cash available to service our indebtedness increases the possibility that we could not pay, when due, the principal of, interest on or other amounts due with respect to our indebtedness. In addition, our indebtedness and any future indebtedness we may incur could:

•
make it more difficult for us to satisfy our obligations with respect to our indebtedness, including financial and other restrictive covenants, which could result in an event of default under the agreements governing our indebtedness;

•	make us more vulnerable to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation;

•
require us to dedicate a substantial portion of our cash flows from operations to payments on our indebtedness, thereby reducing the availability of our cash flows to fund working capital, capital expenditures, acquisitions and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to competitors that have less debt; and

•	limit our ability to borrow additional amounts for working capital, capital expenditures, acquisitions, debt service requirements, execution of our business strategy or other purposes.

Annex E-19

Any of the above-listed factors could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Increases in interest rates could increase interest payable under our variable rate indebtedness.
We are subject to interest rate risk in connection with our variable rate indebtedness. See "QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK - Interest Rate Risk" in this Form 10-K, regarding our interest rate risk and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Liquidity and Capital Resources - Liquidity" in this Report, regarding the amount of outstanding variable rate debt. Interest rate changes could increase the amount of our interest payments and thus negatively impact our future earnings and cash flows. If we do not have sufficient earnings, we may be required to refinance all or part of our existing debt, sell assets, borrow more money or sell more securities, none of which we can guarantee we will be able to do.

We may enter into hedging transactions that may become ineffective which adversely impact our financial condition.
Part of our interest rate risk strategy involves entering into hedging transactions to mitigate the risk of variable interest rate instruments by converting the variable interest rate to a fixed interest rate. Each hedging item must be regularly evaluated for hedge effectiveness. If it is determined that a hedging transaction is ineffective, we may be required to record losses reflected in our results of operations which could adversely impact our financial condition.

Despite our indebtedness levels, we and our subsidiaries may still be able to incur more indebtedness, which could further exacerbate the risks related to our indebtedness described above.
We and our subsidiaries may be able to incur substantial additional indebtedness in the future subject to the limitations contained in the agreements governing our indebtedness. If we or our subsidiaries incur additional debt, the risks that we and they now face as a result of our indebtedness could intensify.

Restrictive covenants in the agreements governing our indebtedness may restrict our ability to pursue our business strategies.
The agreements governing our indebtedness contain a number of restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to pursue our business strategies or undertake actions that may be in our best interests. The agreements governing our indebtedness include covenants restricting, among other things, our ability to:

•	incur or guarantee additional debt;

•	incur liens;

•	complete mergers, consolidations and dissolutions;

•	sell certain of our assets that have been pledged as collateral; and

•	undergo a change in control.

Our assets have been pledged to secure some of our existing indebtedness.
Our credit facility, entered into in August 2012, with Wells Fargo Bank, N.A. is secured by substantially all of our property and assets and property and assets owned by LOTS Intermediate Co. and certain of our subsidiaries that act as guarantors of our existing indebtedness. Such assets include the stock of LOTS Intermediate Co. and the right, title and interest of the borrowers and each guarantor in their respective material real estate property, fixtures, accounts, equipment, investment property, inventory, instruments, general intangibles, intellectual property, money, cash or cash equivalents, software and other assets and, in each case, the proceeds thereof, subject to certain exceptions. In the event of a default under our indebtedness, the lender could foreclose against the assets securing such obligations. A foreclosure on these assets would have a material adverse effect on our business, financial condition, results of operations and cash flows.

Risks Related to Our Technology and Intellectual Property
Our information systems may fail or their security may be compromised, which could damage our business and materially and adversely affect our results of operations and financial condition.
Our business is highly dependent upon the effective operation of our information systems and our ability to store, retrieve, process and manage significant databases and expand and upgrade our information systems. We rely on these systems throughout our business for a variety of functions, including marketing and selling our products and services, performing our services, managing our operations, processing claims and applications, providing information to clients, performing actuarial analyses and maintaining financial records. The interruption or loss of our information processing capabilities through the loss of stored data, programming errors, the breakdown or malfunctioning of computer equipment or software systems, telecommunications failure or damage caused by weather or natural disasters or any other significant disruptions could harm our business, ability to generate revenues, client relationships, competitive position and reputation. Although we have additional data processing locations in Jacksonville, Florida and Atlanta, Georgia, disaster recovery procedures and insurance to protect against certain contingencies, such measures may not be effective or insurance may not continue to be available at reasonable prices, to cover all such losses or be sufficient to compensate us for the loss of business that may result from any failure of our information systems. In addition, our information systems may be vulnerable to physical or electronic intrusions, computer viruses or other attacks which could disable our information systems and our security measures may not prevent

Annex E-20

such attacks. The failure of our systems as a result of any security breaches, intrusions or attacks could cause significant interruptions to our operations, which could result in a material adverse effect on our business, results of operations and financial condition.

The failure to effectively maintain and modernize our systems to keep up with technological advances could materially and adversely affect our business.
Our business is dependent upon our ability to ensure that our information systems keep up with technological advances. Our ability to keep our systems integrated with those of our clients is critical to the success of our business. If we do not effectively maintain our systems and update them to address technological advancements, our relationships and ability to do business with our clients may be materially and adversely affected. Our business depends significantly on effective information systems, and we have many different information systems utilized to conduct our business. We must commit significant resources to maintain and enhance existing information systems and develop new systems that allow us to keep pace with continuing changes in information processing technology, evolving industry, regulatory and legal standards and changing client preferences. A failure to maintain effective and efficient information systems, or a failure to efficiently and effectively consolidate our information systems and eliminate redundant or obsolete applications, could have a material adverse effect on our results of operations and financial condition or our ability to do business in particular jurisdictions. If we do not effectively maintain adequate systems, we could experience adverse consequences, including:

•	the inability to effectively market and price our services and products and make underwriting and reserving decisions;

•	the loss of existing clients;

•	difficulty attracting new clients;

•	regulatory problems, such as a failure to meet prompt payment obligations;

•	internal control problems;

•	exposure to litigation;

•	security breaches resulting in loss of data; and

•	increases in administrative expenses.

Our success will depend, in part, on our ability to protect our intellectual property rights and our ability not to infringe upon the intellectual property rights of third parties.
The success of our business will depend, in part, on preserving our trade secrets, maintaining the security of our know-how and data and operating without infringing upon patents and proprietary rights held by third parties. Failure to protect, monitor and control the use of our intellectual property rights could cause us to lose a competitive advantage and incur significant expenses. We rely on a combination of contractual provisions, confidentiality procedures and copyright, trademark, service mark and trade secret laws to protect the proprietary aspects of our brands, technology and data. These legal measures afford only limited protection, and competitors or others may gain access to our intellectual property and proprietary information.

Our trade secrets, data and know-how could be subject to unauthorized use, misappropriation, or disclosure. Our trademarks could be challenged, forcing us to re-brand our services or products, resulting in loss of brand recognition and requiring us to devote resources to advertising and marketing new brands or licensing. If we are found to have infringed upon the intellectual property rights of third parties, we may be subject to injunctive relief restricting our use of affected elements of intellectual property used in the business, or we may be required to, among other things, pay royalties or enter into licensing agreements in order to obtain the rights to use necessary technologies, which may not be possible on commercially reasonable terms, or we may be required to redesign our systems, which may not be feasible.

Furthermore, litigation may be necessary to enforce our intellectual property rights to protect our trade secrets and to determine the validity and scope of our proprietary rights. The intellectual property laws and other statutory and contractual arrangements we currently depend upon may not provide sufficient protection in the future to prevent the infringement, use or misappropriation of our trademarks, data, technology and other services and products. Policing unauthorized use of intellectual property rights can be difficult and expensive, and adequate remedies may not be available. Any future litigation, regardless of outcome, could result in substantial expense and diversion of resources with no assurance of success and could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

Risks Related to Our Common Stock
There may not be an active, liquid trading market for our common stock.
Prior to our Initial Public Offering, there had been no public market for shares of our common stock. The trading activity in our securities is relatively low and our company has a relatively small public float.  We cannot predict the extent to which investor interest in our Company will continue to maintain an active and liquid trading market. If an active trading market in our common stock does not continue, you may have difficulty selling shares of our common stock that you own or purchase.

As a public company, we are subject to additional financial and other reporting and corporate governance requirements that may be difficult for us to satisfy.
We are required to file with the SEC, annual and quarterly information and other reports that are specified in the Exchange Act. We are required to ensure that we have the ability to prepare financial statements that are fully compliant with all SEC reporting requirements on a timely basis. We are subject to other reporting and corporate governance requirements, including the requirements of the NYSE

Annex E-21

and certain provisions of the Sarbanes-Oxley Act of 2002 ("SOX") and the regulations promulgated thereunder, which impose significant compliance obligations upon us. Should we fail to comply with these rules and regulations we may face de-listing from the NYSE and face disciplinary actions from the SEC, which may adversely affect our stock price.

If our internal controls are found to be ineffective, our financial results or our stock price may be adversely affected.
Our most recent evaluation resulted in our conclusion that as of December 31, 2013, we were in compliance with Section 404 of SOX and our internal control over financial reporting was effective. We believe that we currently have adequate internal control procedures in place for future periods; however, if our internal control over financial reporting is found to be ineffective or if we identify a material weakness in our financial reporting, investors may lose confidence in the reliability of our financial statements, which may adversely affect our financial results or our stock price.

Our principal stockholder has substantial control over us.
Affiliates of Summit Partners collectively and beneficially own approximately 63.2% of our outstanding common stock at December 31, 2013. As a consequence, Summit Partners or its affiliates continue to be able to exert a significant degree of influence or actual control over our management and affairs and matters requiring stockholder approval, including the election of directors, a merger, consolidation or sale of all or substantially all of our assets, and any other significant transaction. The interests of this stockholder may not always coincide with our interests or the interests of our other stockholders. For instance, this concentration of ownership may have the effect of delaying or preventing a change in control of us otherwise favored by our other stockholders and could depress our stock price.

We expect that our stock price will fluctuate significantly, which could cause a decline in the stock price, and holders of our common stock may not be able to resell shares at or above the cost of such shares.
Securities markets worldwide have experienced, and are likely to continue to experience, significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could reduce the market price of our common stock regardless of our operating performance. The trading price of our common stock may be volatile and subject to wide price fluctuations in response to various factors, including:

•	market conditions in the broader stock market;

•	actual or anticipated fluctuations in our quarterly financial and operating results;

•	introduction of new products or services by us or our competitors;

•	issuance of new or changed securities analysts' reports or recommendations;

•	investor perceptions of us and the industries in which we operate;

•	sales, or anticipated sales, of large blocks of our stock;

•	additions or departures of key personnel;

•	regulatory or political developments;

•	litigation and governmental investigations; and

•	changing economic conditions.
These and other factors may cause the market price and demand for our common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of common stock and may otherwise negatively affect the liquidity of our common stock. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have sometimes instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management from our business, which could significantly harm our results of operations and reputation.

If a substantial number of shares become available for sale and are sold in a short period of time, the market price of our common stock could decline.
At December 31, 2013, we had 20,912,853 shares of common stock issued, including shares held in treasury, with our directors, executive officers and affiliates holding a significant majority of these shares. If our stockholders sell substantial amounts of our common stock in the public market, the market price of our common stock could decrease significantly. The perception in the public market that our existing stockholders might sell shares of common stock could also depress the market price of our common stock. A decline in the market price of our common stock might impede our ability to raise capital through the issuance of additional shares of our common stock or other equity securities.

If securities or industry analysts do not publish research or reports about our business, publish research or reports containing negative information about our business, adversely change their recommendations regarding our stock or if our results of operations do not meet their expectations, our stock price and trading volume could decline. 1
The trading market for our common stock is influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of these analysts cease coverage of our Company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if one or more of the analysts who cover us downgrade our stock, or if our results of operations do not meet their expectations, our stock price could decline.

Annex E-22

Some provisions of Delaware law and our amended and restated certificate of incorporation and bylaws may deter third parties from acquiring us and diminish the value of our common stock.
Our amended and restated certificate of incorporation and bylaws provide for, among other things:

•	restrictions on the ability of our stockholders to call a special meeting and the business that can be conducted at such meeting;

•	restrictions on the ability of our stockholders to remove a director or fill a vacancy on the Board of Directors;

•	our ability to issue preferred stock with terms that the Board of Directors may determine, without stockholder approval;

•	the absence of cumulative voting in the election of directors;

•	a prohibition of action by written consent of stockholders unless such action is recommended by all directors then in office; and

•	advance notice requirements for stockholder proposals and nominations.
These provisions in our amended and restated certificate of incorporation and bylaws may discourage, delay or prevent a transaction involving a change in control of the Company that is in the best interest of our non-controlling stockholders. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if they are viewed as discouraging future takeover attempts.

Applicable insurance laws may make it difficult to effect a change in control of us.
State insurance regulatory laws contain provisions that require advance approval, by the state insurance commissioner, of any change in control of an insurance company that is domiciled, or, in some cases, having such substantial business that it is deemed to be commercially domiciled, in that state. We own, directly or indirectly, all of the shares of stock of insurance companies domiciled in California, Delaware, Georgia and Louisiana, and 85% of the shares of stock of an insurance company domiciled in Kentucky. Because any purchaser of shares of our common stock representing 10% or more of the voting power of the capital stock of Fortegra generally will be presumed to have acquired control of these insurance company subsidiaries, the insurance change in control laws of California, Delaware, Georgia, Louisiana and Kentucky would apply to such a transaction.

In addition, the laws of many states contain provisions requiring pre-notification to state agencies prior to any change in control of a non-domestic insurance company subsidiary that transacts business in that state. While these pre-notification statutes do not authorize the state agency to disapprove the change in control, they do authorize issuance of cease and desist orders with respect to the non-domestic insurer if it is determined that conditions, such as undue market concentration, would result from the change in control.

These laws may discourage potential acquisition proposals and may delay, deter or prevent a change of control of the Company, including through transactions, and in particular unsolicited transactions, that some or all of our stockholders might consider to be desirable.

We do not anticipate paying any cash dividends for the foreseeable future.
We currently intend to retain our future earnings, if any, for the foreseeable future, to repay indebtedness and for general corporate purposes. We do not intend to pay any dividends for the foreseeable future to holders of our common stock. As a result, capital appreciation in the price of our common stock, if any, will be your only source of gain on an investment in our common stock.

ITEM 1B. UNRESOLVED STAFF COMMENTS

None.
ITEM 2. PROPERTIES

At December 31, 2013, Fortegra Financial leased its principal executive offices located at Deerwood Park Boulevard, Building 100, Jacksonville, Florida, 32256, consisting of approximately 58,000 square feet. In addition, we lease approximately 56,000 square feet of office space in approximately seven locations in the United States. We believe our properties, detailed in the table below, are adequate for our business as presently conducted.

Location	Address	Lease Expiration Date (1)
Fortegra Financial - Executive offices	10151 Deerwood Park Blvd., Building 100, Suites 330 and 500, Jacksonville, FL	April 30, 2022
Fortegra Financial	10475 Fortune Parkway, Building 100, Suite 120, Jacksonville, FL	April 30, 2022
LOTSolutions, Inc.	5435 Highway 1, Marksville, LA	August 31, 2017
LOTSolutions, Inc.	1000 Riverbend Blvd., Suite P, St. Rose, LA	April 14, 2014
United	130 Arkansas Street, Paducah, KY	August 31, 2016
Auto Knight	43100 Cook Street Suite 200, Palm Desert, CA	July 31, 2018
ProtectCELL	39500 High Point Blvd., Suites 125, 220 and 250, Novi, MI	October 30, 2018
PBG	1915 NW Amberglen Parkway, Beaverton, OR	September 30, 2020
(1) - Lease expiration dates represent the current ending date of the current lease period. For some of the leases listed, Fortegra has the option to renew the lease beyond the current expiration date in accordance with the terms set forth in the lease agreement.

Annex E-23

Please see the Notes, "Property and Equipment" and "Leases," in the Notes to Consolidated Financial Statements included in ITEM 8 of this Form 10-K for additional information.

ITEM 3. LEGAL PROCEEDINGS

The information set forth in the "Contingencies" section of the Note, "Commitments and Contingencies" of the Notes to Consolidated Financial Statements in ITEM 8 of this Form 10-K is incorporated herein by reference.

ITEM 4. MINE SAFETY DISCLOSURES

Not applicable.

EXECUTIVE OFFICERS OF THE REGISTRANT

Fortegra's executive officers, including their age, position held, and principal occupation and employment during the past five years, are as follows:

Richard S. Kahlbaugh, age 53, has been our President and Chief Executive Officer and a director since June 2007 and has been our Chairman since June 2010. Prior to becoming President and Chief Executive Officer, Mr. Kahlbaugh was our Chief Operating Officer from 2003 to 2007. He also serves as the Chairman of all of our insurance company subsidiaries. Prior to joining us in 2003, Mr. Kahlbaugh served as President and Chief Executive Officer of Volvo's Global Insurance Group. He also served as the first General Counsel of the Walshire Assurance Group, a publicly traded insurance company, and practiced law with McNees, Wallace and Nurick. Mr. Kahlbaugh holds a J.D. from the Delaware Law School of Widener University and a B.A. from the University of Delaware.

Walter P. Mascherin, age 59, has been our Executive Vice President and Chief Financial Officer since October 2010. Prior to joining us, Mr. Mascherin worked at Volvo Financial Services for 14 years where he served as Senior Vice President of Organization Development and Workouts from 2009 to 2010, Senior Vice President and Chief Credit Officer from 2006 to 2009, Vice President of Corporate Development (US) in 2006 and Vice President and Chief Operating Officer from 2004 to 2005. Mr. Mascherin holds an M.B.A. from Heriot Watt University, Edinburgh, Scotland and a Business Administration Diploma from Ryerson University, Ontario, Canada.

Christopher D. Romaine, age 42, has been our Senior Vice President, General Counsel and Secretary since June 2011 and was our Associate General Counsel from September 2010 to June 2011. Prior to joining Fortegra, Mr. Romaine acted as Managing Counsel at Toyota Financial Services from 2006 to 2009 and as First Vice President and Senior Counsel at MBNA Corporation from 2002 to 2006. Mr. Romaine holds a J.D. from the University of Pennsylvania School of Law and an A.B., magna cum laude, from Brown University.

Joseph R. McCaw, age 62, has been our Executive Vice President and President of Payment Protection since November 2008. He also serves as the Chief Executive Officer of our insurance company subsidiaries. Mr. McCaw joined us in 2003 as our First Vice President of Finance/Retail. Prior to joining us, Mr. McCaw served as President of Financial Institution Group for Protective Life Corporation. Mr. McCaw holds an M.B.A. from Lindenwood University and a B.A. from Westminster College.

W. Dale Bullard, age 55, has been our Executive Vice President and President of Motor Clubs since January 2013. Mr. Bullard joined us in 1994 as a Senior Vice President and has over 28 years of experience in the insurance industry. Most recently, Mr. Bullard served as our Chief Marketing Officer from May 2006 until assuming his current role. Prior to joining us, Mr. Bullard held various positions at Independent Insurance Group from 1979 to 1994, most recently as a Senior Vice President in 1988. Mr. Bullard holds a B.S. from the University of South Carolina. Mr. Bullard currently serves on the board of directors of the Consumer Credit Insurance Association and previously served as its president.

Robert P. Emery, age 45, has been our Executive Vice President and President of ProtectCELL, since January 2013. Mr. Emery is a co-founder of ProtectCELL and served as ProtectCELL's President from April 2006 to March 2011. Mr. Emery later served as ProtectCELL's COO from March 2011 until working in his current capacity, upon Fortegra's acquisition of a majority interest in ProtectCELL. In addition to his work with ProtectCELL, Mr. Emery is the Owner and President of Emery Electronics Inc., also known as Cellular and More.

Annex E-24

PART II

ITEM 5. MARKET FOR REGISTRANT'S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Stockholders
Fortegra Financial Corporation's common stock is listed and traded on the NYSE under the symbol "FRF" and began trading on December 17, 2010. At February 14, 2014, there were approximately 1,913 stockholders of record.

Price Range of Common Stock and Dividends Declared
The table below sets forth the high and low sales prices and the last price for the periods indicated for our common stock as reported on the NYSE Composite Tape and any cash dividends declared:

2013	High	Low	Last	Cash Dividends Per Share
First Quarter	$9.63	$8.50	$8.76	$—
Second Quarter	8.89	6.17	6.87	—
Third Quarter	8.70	6.55	8.51	—
Fourth Quarter	8.66	6.90	8.27	—

2012
First Quarter	$8.45	$6.49	$8.36	$—
Second Quarter	8.50	7.71	8.00	—
Third Quarter	8.36	7.44	7.93	—
Fourth Quarter	9.17	7.94	8.89	—

Dividend Policy
Dividends on Our Common Stock
We have not declared or paid cash dividends on our common stock in the past three years and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain all available funds and any future earnings to reduce debt and fund the development and growth of our business. Any future determination to pay dividends will be at the discretion of our Board of Directors and will take into account: restrictions in our debt instruments; general economic business conditions; our financial condition and results of operations; the ability of our operating subsidiaries to pay dividends and make distributions to us; and such other factors as our Board of Directors may deem relevant.

Dividends Limitations - Insurance Company Subsidiaries
The ability of our insurance company subsidiaries to pay dividends and to make other payments is limited by applicable laws and regulations of the states in which our insurance company subsidiaries are domiciled and in which they operate, which vary from state to state and by type of insurance provided by the applicable subsidiary. These laws and regulations require, among other things, our insurance company subsidiaries to maintain minimum solvency requirements and limit the amount of dividends they can pay to their respective holding company. Please see the Note, "Statutory Reporting and Insurance Company Subsidiaries Dividend Restrictions," in the Notes to Consolidated Financial Statements included in ITEM 8 of this Form 10-K for additional information relating to dividend restrictions for our insurance company subsidiaries.

Sales of Unregistered Securities
During 2013 and 2012, we did not issue any unregistered securities.
Issuer Purchases of Equity Securities
As of December 31, 2013, Fortegra had a share repurchase plan, which allows the Company to purchase up to $15.0 million of the Company's common stock from time to time through open market or private transactions. The Board of Directors approved a $10.0 million share repurchase plan in November 2011 and increased the size of the plan by $5.0 million in August 2013. The share repurchase plan has no expiration date and provides for shares to be repurchased for general corporate purposes, which may include serving as a resource for funding potential acquisitions and employee benefit plans. The timing, price and quantity of purchases are at our discretion, and the plan may be discontinued or suspended at any time.

Annex E-25

The following table shows Fortegra's share repurchase plan activity for the three months ended December 31, 2013:

Period			Total Number of Shares Purchased	Average Price Paid Per Share	Total Number of Shares Purchased as Part of Publicly Announced Plan	Maximum Approximate Dollar Value of Shares that May Yet Be Purchased Under the Plan
					1,179,634	$7,167,376
October 1, 2013	to	October 31, 2013	—	$—	—	7,167,376
November 1, 2013	to	November 30, 2013	—	—	—	7,167,376
December 1, 2013	to	December 31, 2013	—	—	—	7,167,376
Total			—	$—	1,179,634

Equity Compensation Plans
The information required by this item with respect to the compensation plans under which our equity securities are authorized for issuance is included in "ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS - Equity Compensation Plan Information" of this Form 10-K. Please see the Note, "Stock-Based Compensation," in the Notes to Consolidated Financial Statements included in ITEM 8 of this Form 10-K for additional information relating to our compensation plans under which our equity securities are authorized for issuance.

Comparison of Cumulative Total Return Since the Company's Initial Public Offering
The following performance graph and table do not constitute soliciting material and the performance graph and table should not be deemed filed or incorporated by reference into any other previous or future filings by us under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate the performance graph and table by reference therein.

The performance graph below compares the cumulative total stockholder return on our common stock with the cumulative total return of the Russell 2000 Index and the Financial Select Sector SPDR Fund for the period beginning on December 17, 2010 (the date our common stock commenced trading on the New York Stock Exchange) through December 31, 2013, assuming an initial investment of $100. Subsequent to our initial public offering in December 17, 2010, we have not declared or paid cash dividends on our common stock, while the data for the Russell 2000 Index and the Financial Select Sector SPDR Fund assumes reinvestment of dividends.

160.00
140.00
120.00
100.00
80.00
60.00
40.00
20.00
-
12/17/2010
12/31/2010
12/30/2011
12/31/2012
12/31/2013
FRF US Equity
XLF US Equity
RTY Index

Annex E-26

Index	December 17, 2010	December 31, 2010	December 30, 2011	December 31, 2012	December 31, 2013
Fortegra Financial - FRF US Equity	$100.00	$100.45	$60.73	$80.82	$75.18
Russell 2000 - RTY Index	100.00	100.53	95.05	108.96	149.28
Financial Select Sector SPDR Fund - XLF US Equity	100.00	102.70	85.10	109.28	148.11

ITEM 6. SELECTED FINANCIAL DATA

The following tables set forth our consolidated selected financial data for the periods and as of the dates indicated and are derived from our audited Consolidated Financial Statements. The following consolidated financial data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A") in ITEM 7 of this Form 10-K and the Consolidated Financial Statements and related Notes included in ITEM 8 of this Form 10-K. All amounts pertaining to our results of operations and financial condition are presented on a continuing operations basis. Discontinued operations are more fully discussed in the Note, "Divestitures," in the Notes to Consolidated Financial Statements, included in ITEM 8 of this Form 10-K. All acquisitions by Fortegra during the five years ended December 31, 2013 are included in results of operations since their respective dates of acquisition.

Consolidated Statement of Income Data:	For the Years Ended December 31,
(in thousands, except shares and per share amounts)	2013	2012	2011	2010	2009
Revenues:
Service and administrative fees	$172,427	$90,550	$94,464	56,254	$31,829
Ceding commissions	32,824	34,825	29,495	28,767	24,075
Net investment income	3,050	3,067	3,368	4,033	4,756
Net realized investment gains	2,043	3	4,193	650	54
Net earned premium	136,787	127,625	115,503	111,805	108,116
Other income	736	269	170	156	462
Total revenues	347,867	256,339	247,193	201,665	169,292

Expenses:
Net losses and loss adjustment expenses	41,567	40,219	37,949	36,035	32,566
Member benefit claims	46,019	4,642	4,409	466	—
Commissions	154,606	128,741	126,918	92,646	70,449
Personnel costs	39,487	28,475	26,021	21,613	20,956
Other operating expenses	35,117	24,233	23,739	19,876	17,814
Depreciation and amortization	4,858	3,275	2,662	1,173	670
Amortization of intangibles	5,527	2,742	2,819	1,828	1,711
Interest expense	3,621	4,334	4,690	7,342	7,479
(Gain) Loss on sale of subsidiary	(402)	—	477	—	—
Total expenses	330,400	236,661	229,684	180,979	151,645
Income from continuing operations before income taxes	17,467	19,678	17,509	20,686	17,647
Income taxes	5,660	6,716	5,947	7,079	5,817
Income from continuing operations before non-controlling interests	11,807	12,962	11,562	13,607	11,830
Discontinued operations:
Income from discontinued operations - net of tax	3,546	2,275	1,777	1,607	81
Gain on sale of discontinued operations - net of tax	8,844	—	—	—	—
Discontinued operations - net of tax	12,390	2,275	1,777	1,607	81
Net income before non-controlling interests	24,197	15,237	13,339	15,214	11,911
Less: net income (loss) attributable to non-controlling interests	1,482	72	(170)	20	26
Net income attributable to Fortegra Financial Corporation	$22,715	$15,165	$13,509	$15,194	$11,885

Earnings per share - Basic:
Net income from continuing operations - net of tax	$0.53	$0.65	$0.57	$0.85	$0.76
Discontinued operations - net of tax	0.64	0.12	0.09	0.10	0.01

Annex E-27

Net income attributable to Fortegra Financial Corporation	$1.17	$0.77	$0.66	$0.95	$0.77

Earnings per share - Diluted:
Net income from continuing operations - net of tax	$0.50	$0.63	$0.55	$0.79	$0.71
Discontinued operations - net of tax	0.61	0.11	0.09	0.09	—
Net income attributable to Fortegra Financial Corporation	$1.11	$0.74	$0.64	$0.88	$0.71

Weighted average common shares outstanding:
Basic	19,477,802	19,655,492	20,352,027	15,929,181	15,388,706
Diluted	20,482,652	20,600,362	21,265,801	17,220,029	16,645,928

Consolidated Balance Sheet Data: (in thousands)	At December 31,
	2013	2012	2011	2010	2009
Cash and cash equivalents	$21,681	$15,209	$31,339	$43,389	$29,940
Total assets	680,430	707,437	605,353	535,202	473,472
Note(s) payable	3,273	89,438	73,000	36,713	31,487
Preferred trust securities	35,000	35,000	35,000	35,000	35,000
Redeemable preferred securities	—	—	—	11,040	11,540
Total stockholders’ equity	166,493	145,715	127,086	119,701	77,616

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A") represents an overview of our results of operations and financial condition and should be read in conjunction with the Consolidated Financial Statements and Notes thereto included in ITEM 8 of this Form 10-K. Except for the historical information contained herein, the discussions in MD&A contain forward-looking statements that involve risks and uncertainties. Our future results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "ITEM 1A. Risk Factors" included in this Form 10-K.

EXECUTIVE SUMMARY
The following provides an overview of events and financial results for the year ended December 31, 2013:

Overview of Events
On December 31, 2012, we acquired ProtectCELL and 4Warranty. Their impact on our financial results began in 2013.

In January 2013, we announced a plan to consolidate our fulfillment, claims administration and information technology functions (the "Plan"). Prior to the Plan, such functions resided in individual business units. The decision was part of our efforts to streamline operations, focus resources and provide first in class service to our customers. During the first quarter of 2013, approximately 40 employee and contract positions were eliminated.

On February 1, 2013, we acquired 100% of the outstanding stock of Response Indemnity Company of California ("RICC"), from subsidiaries of the Kemper Corporation ("Kemper") for $4.8 million. RICC is a property/casualty insurance company domiciled and licensed in California, which we intend to use for geographic expansion. RICC had, at the time of purchase, no policies in force, and all remaining claim liabilities for previously issued policies are fully reinsured by Kemper's subsidiary, Trinity Universal Insurance Company.

In June 2013, we sold our wholly owned subsidiary, Magna Insurance Company, for a sales price of $3.0 million and realized a $0.4 million pre-tax gain on the sale, which is included in our 2013 results.

In August 2013, our Board of Directors (the "Board") authorized an additional $5.0 million increase to the share repurchase plan. This additional authorization expands the existing share repurchase program from $10.0 million as authorized by the Board in November 2011 to $15.0 million. During 2013, we acquired 200,000 shares under our share repurchase plan at an aggregate value of $1.4 million. We believe our share repurchase plan is an effective method of creating stockholder value and a prudent use of available cash.

Annex E-28

In October 2013, our subsidiary, South Bay entered into a $15.0 million line of credit agreement (the "Line of Credit") with Synovus Bank. The Line of Credit is used for our premium financing product, and allows South Bay to finance up to 90% of the eligible receivable.

On December 2, 2013, we entered into a Stock Purchase Agreement ("Purchase Agreement") with AmWINS Holdings, LLC, a North Carolina limited liability company ("AmWINS"), pursuant to which LOTS Intermediate Co., a Delaware corporation and direct wholly-owned subsidiary of the Corporation agreed to sell all the issued and outstanding stock of its subsidiaries, Bliss and Glennon, Inc., a California corporation ("Bliss and Glennon"), and eReinsure.com, Inc., a Delaware corporation ("eReinsure").

On December 31, 2013, we completed the previously announced sale of all of the issued and outstanding stock of our subsidiaries, Bliss and Glennon and eReinsure, to AmWINS (the "Disposition"), pursuant to the terms of the Purchase Agreement, and recognized a $8.8 million gain on the sale of discontinued operations, net of tax, for the year ended December 31, 2013. As consideration for the Disposition, we received net cash proceeds of $81.8 million, which we utilized on December 31, 2013 to pay off the full amount outstanding under our existing credit facility with Wells Fargo Bank, N.A. See the Notes, "Summary of Significant Accounting Policies - Discontinued Operations" and "Divestitures" in the Notes to Consolidated Financial Statements, included in ITEM 8 of this Form 10-K for additional information.

Prior to the fourth quarter of 2013, we operated in three business segments: (i) Payment Protection, (ii) Business Process Outsourcing and (iii) Brokerage. In connection with the Disposition, in the fourth quarter of 2013, we realigned our reporting structure to manage our business as a single profit center called Protection Products and Services. Accordingly, we now have one reportable segment. See the Note, "Summary of Significant Accounting Policies" of the Notes to the Consolidated Financial Statements included in ITEM 8 of this Form 10-K for additional information.

Overview of Financial Results
Net income attributable to Fortegra Financial Corporation for the year ended December 31, 2013 increased $7.6 million, or 49.8%, to $22.7 million from $15.2 million for the year ended December 31, 2012. Earnings per diluted share attributable to Fortegra Financial Corporation increased 50% to $1.11 for the year ended December 31, 2013 from $0.74 for the same period in 2012. Our 2013 results include the impact of an $8.8 million gain, net of tax, or $0.43 per diluted share, from the Disposition, while 2012 included the $1.0 million benefit from the change in accounting estimate, or $0.05 per diluted share.

Our net income from continuing operations before non-controlling interests for the year ended December 31, 2013 decreased $1.2 million, or 8.9%, to $11.8 million from $13.0 million for the year ended December 31, 2012. Our 2013 net income was lower due to $0.8 million of expense from the Plan, while our 2012 results included a $1.0 million benefit from a change in accounting estimate. The 2013 net income attributable to the ProtectCELL and 4Warranty acquisitions of $4.8 million on a combined basis was largely offset by competitive pressures in other product lines and regulatory changes influencing our clients' marketing and outsourcing activities.

For the year ended December 31, 2013, our revenues increased $91.5 million, or 35.7%, to $347.9 million from $256.3 million for the same period in 2012. Our 2012 revenues included a $5.3 million increase in revenues attributable to the change in accounting estimate. The increase in revenues for 2013 is primarily attributable to the ProtectCELL and 4Warranty acquisitions on December 31, 2012, which accounted for $93.7 million and $3.1 million of the 2013 increase, respectively. In addition, total revenues included increases of $9.2 million in net earned premiums and $2.0 million in net realized investment gains, which was partially offset by lower service and administrative fees from reduced transaction volume under our administration service contracts.

Total expenses increased $93.7 million, or 39.6%, to $330.4 million for the year ended December 31, 2013 from $236.7 million for the same period in 2012. The majority of the increase was due to the ProtectCELL and 4Warranty acquisitions, which added $89.9 million and $1.5 million to expenses, respectively, as well an $8.5 million increase in commission expense, which corresponds with the rise in revenues. In addition, 2013 expenses also included $1.2 million in costs associated with the Plan.

CRITICAL ACCOUNTING POLICIES
We prepare our Consolidated Financial Statements in accordance with generally accepted accounting principles in the United States of America ("U.S. GAAP") which requires management to make significant estimates and assumptions that affect the reported amounts of our assets, liabilities, revenues and expenses. See "Use of Estimates" and "Summary of Significant Accounting Policies" in the Notes to Consolidated Financial Statements, included in ITEM 8 of this Form 10-K for additional information.

We periodically evaluate our estimates, which are based on historical experience and on various other assumptions that management believes to be reasonable under the circumstances. Critical accounting policies are those that are most important to the portrayal of our financial condition and results of operations and require management's most difficult, subjective or complex judgments, as a result

Annex E-29

of the need to make estimates about the effect of matters that are inherently uncertain. If actual performance should differ from historical experience or if the underlying assumptions were to change, our financial condition and results of operations may be materially impacted. In addition, some accounting policies require significant judgment to apply complex principles of accounting to certain transactions, such as acquisitions, in determining the most appropriate accounting treatment. We believe that the significant accounting estimates and policies described below are material to our financial reporting and are subject to a degree of subjectivity and/or complexity. We also discuss our critical accounting policies and estimates with the Audit Committee of the Board of Directors.

Change in Accounting Estimate - Unearned Premium Reserves
During the period ended September 30, 2012, we reviewed our unearned premium reserves in relation to the loss patterns and the related recognition of income for certain types of credit property and vendor single interest payment protection products, and based on our analysis determined that a change to the Rule of 78's method results in a more accurate estimate of net earned premium reserves for these products. The change was accounted for as a change in accounting estimate and was applied prospectively. See the Note, "Summary of Significant Accounting Policies" of the Notes to the Consolidated Financial Statements included in ITEM 8 of this Form 10-K for the effect of this change in accounting estimate on our 2012 results of operations.

Investments
We regularly monitor our investment portfolio to ensure investments that may be other-than-temporarily impaired ("OTTI") are identified in a timely fashion, properly valued, and if necessary, written down to their fair value through a charge against earnings in the proper period. The determination that a security has incurred an other-than-temporary decline in fair value requires the judgment of management. The analysis takes into account relevant factors, both quantitative and qualitative in nature. Among the factors considered are the following: the length of time and the extent to which fair value has been less than cost; issuer-specific considerations, including an issuer's short-term prospects and financial condition, recent news that may have an adverse impact on its results, and an event of missed or late payment or default; the occurrence of a significant economic event that may affect the industry in which an issuer participates; and for loan-backed and structured securities, the undiscounted estimated future cash flows as compared to the current book value. When such impairments are determined to be other-than-temporary, the decrease in fair value is reported in net income as a realized investment loss and a new cost basis is established.

There are inherent risks and uncertainties involved in making these judgments. Changes in circumstances and critical assumptions such as a continued weak economy, a more pronounced economic downturn or unforeseen events, which affect one or more companies, industry sectors or countries could result in additional impairments in future periods for other-than-temporary declines in fair value. See the Note, "Investments" in the Notes to Consolidated Financial Statements included in ITEM 8 of this Form 10-K for additional information and ITEM 1A. RISK FACTORS - "Risks Related to Our Products and Services - Our investment portfolio is subject to several risks that may diminish the fair value of our invested assets and cash and may materially and adversely affect our business and profitability" and "Liquidity and Capital Resources - Liquidity" contained elsewhere in this Form 10-K.

Reinsurance
Reinsurance receivables include amounts related to paid benefits and estimated amounts related to unpaid policy and contract claims, future policyholder benefits and policyholder contract deposits. The cost of reinsurance is accounted for over the terms of the underlying reinsured policies using assumptions consistent with those used to account for the underlying policies. Amounts recoverable from reinsurers are estimated in a manner consistent with claim and claim adjustment expense reserves or future policy benefits reserves and are reported in our Consolidated Balance Sheets. In the ordinary course of business, we are involved in both the assumption and cession of reinsurance with non-affiliated companies, including reinsurance companies owned by our clients.

We utilize reinsurance for loss protection and capital management. See ITEM 1A. RISK FACTORS - "Risks Related to Our Products and Services - Reinsurance may not be available or adequate to protect us against losses, and we are subject to the credit risk of reinsurers," included in this Form 10-K.

Property and Equipment
Property and equipment are carried at cost, net of accumulated depreciation and amortization. Gains and losses on sales and disposals of property and equipment are based on the net book value of the related asset at the disposal date using the specific identification method with the corresponding gain or loss recorded to operations when incurred. Maintenance and repairs, which do not materially extend asset useful life and minor replacements, are charged to earnings when incurred. Depreciation expense is computed using the straight-line method over the estimated useful lives of the respective assets with three years for computers and five years for furniture, fixtures and equipment. Amortization of capitalized software is computed using the straight-line method over the estimated useful lives of five years. Leasehold improvements are depreciated over the remaining life of the lease. We also lease certain equipment and software under a capital lease. Assets under capital leases are depreciated over the remaining life of the lease or their estimated productive lives.

We capitalize internally developed software costs on a project-by-project basis. Software development costs are carried at unamortized cost and are amortized using the straight-line method over the estimated useful life of the software, typically 5 years. Amortization begins when the software is ready for its intended use.

Annex E-30

Deferred Acquisition Costs - Insurance Related
We defer certain costs of acquiring new and renewal business. These costs are limited to direct costs that resulted from successful contract transactions and would not have been incurred by our insurance entities had the transactions not occurred. These capitalized costs are amortized as the related premium is earned.

We evaluate whether deferred acquisition costs-insurance related are recoverable at year-end, and periodically if deemed necessary, and consider investment income in the recoverability analysis.  As a result of our evaluations, no write-offs for unrecoverable deferred acquisition costs were recognized during the years ended December 31, 2013, 2012 and 2011.

Deferred Acquisition Costs - Non-insurance Related
We defer certain costs of acquiring new and renewal business related to non-insurance subsidiary transactions. These costs are limited to prepaid direct costs, typically commissions and contract transaction fees, that resulted from successful contract transactions and would not have been incurred by us had the transactions not occurred. These capitalized costs are amortized as the related service and administrative fees are earned.
We evaluate whether deferred acquisition costs - non-insurance related are recoverable at year-end, and periodically if deemed necessary. As a result of our evaluations, no write-offs for unrecoverable deferred acquisition costs were recognized during the years ended December 31, 2013, 2012 and 2011.

Goodwill
Goodwill represents the excess cost of an acquisition over the fair value of the net assets acquired in a business combination, and is carried as an asset on the Consolidated Balance Sheets. Goodwill is not amortized, but is reviewed for impairment annually in the fourth quarter, or more frequently if certain indicators arise.

Our goodwill impairment analysis typically involves an assessment of qualitative factors to determine whether it is more likely than not that fair value of our reporting unit is less than the recorded book value. If it is more likely than not, we must perform a quantitative test to determine fair value. If that fair value is less than the book value of the reporting unit, an impairment charge is recorded equal to the excess of the carrying amount of goodwill over its implied fair value. At its discretion, management may opt to bypass the qualitative analysis and perform the quantitative test.

The goodwill impairment review is highly judgmental and may involve the use of significant estimates and assumptions impacting the amount of any impairment charge recorded. The estimates and assumptions may have a significant impact on the amount of any impairment charge recorded.

Because the Company changed to one reporting segment in 2013, management bypassed the qualitative analysis, and determined fair value using market based methods including the use of market capitalization plus a control premium. Management assessed goodwill as of December 31, 2013, 2012 and 2011 and determined that no impairment existed as of those dates.

Other Intangible Assets
We have acquired significant other intangible assets through business acquisitions. Our other intangible assets consist of indefinite-lived trademarks and licenses, and of finite-lived intangibles, including customer related and contract based assets representing primarily client lists and non-compete arrangements and acquired software. Finite-lived intangible assets are amortized over periods ranging from 0.3 years to 15 years. Certain trademarks are not amortized since these assets have been determined to have indefinite useful lives. The costs to periodically renew other intangible assets are expensed as incurred.

Indefinite-lived intangible assets are tested for impairment at least annually, or whenever events or circumstances indicate that their carrying amount may not be recoverable using an analysis of expected future cash flows. Finite-lived intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or group of assets may not be fully recoverable. These events or changes in circumstances may include a significant deterioration of operating results, changes in business plans, or changes in anticipated future cash flows. If an impairment indicator is present, the Company evaluates recoverability by a comparison of the carrying amount of the assets to future undiscounted cash flows expected to be generated by the assets.  If the sum of the expected future undiscounted cash flows is less than the carrying amount, the Company would recognize an impairment loss. An impairment loss would be measured by comparing the amount by which the carrying value exceeds the fair value of the long-lived assets and intangibles.

Management assessed other intangible assets as of December 31, 2013, 2012 and 2011 and determined that no impairment existed as of those dates.

Annex E-31

Unpaid Claims
Unpaid claims are reserve estimates that are established in accordance with U.S. GAAP using generally accepted actuarial methods. Credit life, credit disability and accidental death and dismemberment ("AD&D") unpaid claims reserves include claims in the course of settlement and incurred but not reported ("IBNR"). For all other product lines, unpaid claims reserves are entirely IBNR. We use a number of algorithms in establishing our unpaid claims reserves. These algorithms are used to calculate unpaid claims as a function of paid losses, earned premium, target loss ratios, in force amounts, unearned premium reserves; industry recognized morbidity tables or a combination of these factors. The factors used to develop the IBNR vary by product line. However, in general terms, the factor used to develop IBNR for credit life insurance is a function of the amount of life insurance in force. The factor can vary from $0.60 to $1.00 per $1,000 of in force coverage. The factor used to develop IBNR for credit disability is a function of the pro-rata unearned premium reserve and is typically 5% of the unearned premium reserve. Finally, IBNR for AD&D policies is a function of in force coverage and is currently $0.15 per $1,000 of in force coverage.

In accordance with applicable statutory insurance company regulations, our unpaid claims reserves are evaluated by appointed actuaries. The appointed actuaries perform this function in compliance with the Standards of Practice and Codes of Conduct of the American Academy of Actuaries. The appointed actuaries perform their actuarial analysis each year and prepare opinions, statements and reports documenting their determinations. The appointed actuaries conduct their actuarial analysis on a basis gross of reinsurance. The same estimates used as a basis in calculating the gross unpaid claims reserves are then used as the basis for calculating the net unpaid claims reserves, which take into account the impact of reinsurance.

Anticipated future loss development patterns form a key assumption underlying these analyses. Our claims are generally reported and settled quickly resulting in a consistent historical loss development pattern. From the anticipated loss development patterns, a variety of actuarial loss projection techniques are employed, such as chain ladder method, the Bornhuetter-Ferguson method and expected loss ratio method.

Our unpaid claims reserves represent our best estimates, generally involving actuarial projections at a given time. Actual claim costs are dependent upon a number of complex factors such as changes in doctrines of legal liabilities and damage awards. These factors are not directly quantifiable, particularly on a prospective basis. We periodically review and update our methods of making such unpaid claims reserve estimates and establishing the related liabilities based on our actual experience. We have not made any changes to our methodologies for determining unpaid claims reserves in the periods presented.

The following table provides unpaid claims reserve information by product line, net of reserves ceded under reinsurance arrangements:

(in thousands)	As of December 31, 2013			As of December 31, 2012			As of December 31, 2011
Product Type	In Course of Settlement(1)	IBNR(2)	Total Claim Reserve	In Course of Settlement(1)	IBNR(2)	Total Claim Reserve	In Course of Settlement(1)	IBNR(2)	Total Claim Reserve
Property	$156	$2,857	$3,013	$—	$3,534	$3,534	$213	$3,189	$3,402
Surety	—	89	89	—	204	204	—	173	173
General liability(3)	—	4,028	4,028	—	3,168	3,168	—	2,167	2,167
Credit life	500	2,188	2,688	629	1,573	2,202	539	2,267	2,806
Credit disability	199	2,381	2,580	145	3,211	3,356	204	3,540	3,744
AD&D	161	457	618	109	489	598	176	614	790
Other	—	193	193	1	56	57	1	68	69
Total	$1,016	$12,193	$13,209	$884	$12,235	$13,119	$1,133	$12,018	$13,151
(1) "In Course of Settlement" represents amounts reserved to pay claims known but are not yet paid.
(2) IBNR reserves represent amounts reserved to pay claims where the insured event has occurred and has not yet been reported. IBNR reserves for credit disability also include the net present value of future claims payment of $1,788, $1,243 and $1,354 as of December 31, 2013, 2012 and 2011, respectively.
(3) General liability primarily represents amounts reserved to pay claims on contractual liability policies behind debt cancellation products.

Most of our credit insurance business is written on a retrospective commission basis, which permits management to adjust commissions based on claims experience. Thus, any adjustment to prior years' incurred claims in this line of business is partially offset by a change in retrospective commissions.

While management has used its best judgment in establishing the estimate of required unpaid claims, different assumptions and variables could lead to significantly different unpaid claims estimates. Two key measures of loss activity are loss frequency, which is a measure of the number of claims per unit of insured exposure, and loss severity, which is based on the average size of claims. Factors affecting loss frequency and loss severity include changes in claims reporting patterns, claims settlement patterns, judicial decisions, legislation, economic conditions, morbidity patterns and the attitudes of claimants towards settlements. The adequacy of our unpaid claims reserves will be impacted by future trends that impact these factors.

While our cost of claims has not varied significantly from our reserves in prior periods, if the actual level of loss frequency and severity are higher or lower than expected, our paid claims will be different than management's estimate. We believe that, based on our actuarial

Annex E-32

analysis, an aggregate change that is greater than ± 10% (or 5% for each of loss frequency and severity) is not probable. The effect of higher and lower levels of loss frequency and severity levels on our ultimate cost for claims occurring in 2013 would be as follows (dollars in thousands):

Sensitivity change in both loss frequency and severity for all payment protection products:	Claims Cost	Change in Claims Cost
5% higher	$14,563	$1,354
3% higher	14,013	804
1% higher	13,475	266
Base scenario	13,209	—
1% lower	12,943	(266)
3% lower	12,405	(804)
5% lower	11,855	(1,354)

Adjustments to our unpaid claims reserves, both positive and negative, are reflected in our statement of income for the period in which such estimates are updated. Because the establishment of our unpaid claims reserves is an inherently uncertain process involving estimates of future losses, there can be no certainty that ultimate losses will not exceed existing claims reserves. Future loss development could require our reserves to be increased, which could have a material adverse effect on our earnings in the periods in which such increases are made.

Unearned Premiums
Premiums written are earned over the life of the respective policy using the Rule of 78's, pro rata, or other actuarial methods as appropriate for the type of business. Unearned premiums represent the portion of premiums that will be earned in the future. A premium deficiency reserve is recorded if anticipated losses, loss adjustment expenses, deferred acquisition costs - insurance related and policy maintenance costs exceed the recorded unearned premium reserve and anticipated investment income. As of December 31, 2013, 2012 and 2011, respectively, no such reserve was recorded.

Deferred Revenues
Deferred revenues represent the portion of income that will be earned in the future attributable to motor club memberships, mobile device protection plans, and other non-insurance service contracts that are earned over the respective contract periods using Rule of 78's, modified Rule of 78's, pro rata, or other methods as appropriate for the contract. A deficiency reserve would be recorded if anticipated contract benefits, deferred acquisition costs and contract service costs exceed the recorded deferred revenues and anticipated investment income. As of December 31, 2013 and 2012, no deficiency reserve was recorded.

Income Taxes
The calculation of tax liabilities is complex, and requires the use of estimates and judgments by management since it involves application of complex tax laws. We record deferred income taxes in accordance with the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recorded based on the difference between the tax basis of assets and liabilities and their carrying amounts for financial reporting purposes, referred to as temporary differences, and are based on the enacted tax laws and statutory tax rates applicable to the periods in which we expect the temporary differences to reverse.

A deferred tax asset should be reduced by a valuation allowance if, based on the weight of all available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized. The valuation allowance should be sufficient to reduce the deferred tax asset to the amount that is more likely than not to be realized. In determining whether our deferred tax asset is realizable, we considered all available evidence, including both positive and negative evidence. The realization of deferred tax assets depends upon the existence of sufficient taxable income of the same character during the carry-back or carry-forward period. We considered all sources of taxable income available to realize the deferred tax asset, including the future reversal of existing temporary differences, future taxable income exclusive of reversing temporary differences and carry forwards, taxable income in carry-back years and tax-planning strategies.

Management has evaluated its deferred tax assets to determine realization in the foreseeable future and accordingly, no valuation allowance has been established as of December 31, 2013. The detailed components of our deferred tax assets and liabilities are shown in the Note, "Income Taxes" in the Notes to Consolidated Financial Statements included in ITEM 8 of this Form 10-K.

Contingencies
Management evaluates each contingent matter separately. A loss is reported if reasonably estimable and probable. We establish reserves for these contingencies at the best estimate, or, if no one estimated number within the range of possible losses is more probable than any other, we report an estimated reserve at the midpoint of the estimated range. Contingencies affecting us include litigation matters, which are inherently difficult to evaluate and are subject to significant changes.

Annex E-33

Service and Administrative Fees
We earn service and administrative fees from a variety of activities. Such fees are typically positively correlated with transaction volume and are recognized as revenue as they become both realized and earned.

Service Fees. Service fee revenue is recognized as the services are performed. These services include fulfillment, software development, and claims handling for our customers. Collateral tracking fee income is recognized when the service is performed and billed. Management reviews the financial results under each significant contract on a monthly basis. Any losses that may occur due to a specific contract would be recognized in the period in which the loss occurs. During the years ended December 31, 2013, 2012 and 2011 we have not incurred a loss with respect to a specific significant service fee contract.

Administrative Fees. Administrative service revenue includes the administration of credit insurance, debt cancellation programs, motor club programs, and warranty programs. Related administrative fee revenue is recognized consistent with the earnings recognition pattern of the underlying insurance policies, debt cancellation contracts and motor club memberships being administered, using Rule of 78's, modified Rule of 78's, pro rata, or other methods as appropriate for the contract. Management selects the appropriate method based on available information, and periodically reviews the selections as additional information becomes available.

Our payment protection products are sold as complementary products to consumer retail and credit transactions and are thus subject to the volatility of volume of consumer purchase and credit activities. We receive service and administrative fees for administering payment protection products that are sold by our clients, such as credit insurance, debt protection, motor club and warranty solutions. We earn administrative fees for administering debt cancellation plans, facilitating the distribution and administration of warranty or extended service contracts, providing motor club membership benefits and providing related services for our clients. For credit insurance products, our clients typically retain the risk associated with credit insurance products that they sell to their customers through economic arrangements with us. Our payment protection revenue includes revenue earned from reinsurance arrangements with producer owned reinsurance companies ("PORCs") owned by our clients. Our clients own PORCs that assume the credit insurance premiums and associated risk that they originate in exchange for fees paid to us for ceding the premiums. In addition, our revenue includes administrative fees charged by us under retrospective commission arrangements with producers, where the commissions paid are adjusted based on actual losses incurred compared to premium earned after a specified net allowance retained by us. Under these arrangements, our insurance companies receive the insurance premiums and administer the policies that are distributed by our clients. The producer of the credit insurance policies receives a retrospective commission if the premium generated by that producer in the accounting period exceeds the costs associated with those polices, which includes our administrative fees, incurred claims, reserves and premium taxes. If the net result is negative, we either offset that negative amount against future retrospective commission payments, reduce the producer's up-front commission on a prospective basis to increase the likelihood that it will return to a positive position or request payment of the negative amount from the producer. Revenues in our business may fluctuate seasonally based on consumer spending trends, where consumer spending has historically been higher in September and December, corresponding to back-to-school and the holiday season. Accordingly, our payment protection revenues may reflect higher third and fourth quarters than in the first half of the year.

Ceding Commissions
We earn ceding commissions on our credit insurance products. Ceding commissions earned under coinsurance agreements are based on contractual formulas that take into account, in part, underwriting performance and investment returns experienced by the assuming companies. As experience changes, adjustments to the ceding commissions are reflected in the period incurred. Experience adjustments are based on the claim experience of the related policy. The adjustment is calculated by adding the earned premium and investment income from the assets held in trust for our benefit less earned commissions, incurred claims and the reinsurer's fee for the coverage.

We elect to cede to reinsurers under coinsurance arrangements a significant portion of the credit insurance that we distribute on behalf of our clients. We continue to provide all policy administration for credit insurance that we cede to reinsurers. Ceding commissions primarily represent the fees we charge the reinsurers for that administration service. In addition, a portion of the ceding commissions is determined based on the underwriting profits of the ceded credit insurance. The credit insurance that we distribute has historically generated attractive underwriting profits. Ceding commissions also include investment income earned on reserves maintained in trust accounts on the balance sheets of the reinsurers.

Ceding commissions are generally positively correlated with our credit insurance transaction and premium volumes. The portion of our ceding commissions that is related to the underwriting profits of the ceded credit insurance also fluctuates based on the claims made on such policies. The portion of our ceding commissions that is related to investment income can be impacted by the amount of reserves that are maintained in trust accounts and changes in interest rates. Ceding commissions are earned over the life of the policy.

Our experience adjustments, exclusive of investment income, are as follows: (in thousands)	Years Ended December 31,
	2013	2012	2011
Experience Adjustments	$6,872	$8,635	$7,245

Annex E-34

Net Earned Premium
Net earned premium is from direct and assumed earned premium consisting of revenue generated from the direct sale of payment protection insurance policies by our distributors and premiums written for payment protection insurance policies by another carrier and assumed by us. Whether direct or assumed, the premium is earned over the life of the respective policy using methods appropriate to the pattern of losses for the type of business. Methods used include the Rule of 78's, pro rata, and other actuarial methods. Management selects the appropriate method based on available information, and periodically reviews the selections as additional information becomes available. Direct and assumed premiums are offset by premiums ceded to our reinsurers, including PORCs, which are earned in the same manner. The amount ceded is proportional to the amount of risk assumed by the reinsurer.

 The principal factors affecting net earned premiums are: (i) the proportion of the risk assumed by our reinsurers as defined in the applicable reinsurance treaty; (ii) increases and decreases in written premium; (iii) the pattern of losses by type of business, (iv) increases and decreases in policy cancellation rates; (v) the average duration of the policies written; and (vi) changes in regulation that would modify the earning patterns for the policies underwritten and administered.

 We limit the underwriting risk we take in our payment protection insurance policies. When we do assume risk in our payment protection insurance policies, we utilize both reinsurance (e.g., quota share and excess of loss) and retrospective commission agreements to manage and mitigate our risk.

Commissions

Commissions are paid to distributors selling credit insurance policies, motor club memberships, and warranty service contracts, and are generally deferred and expensed in proportion to the earning of related revenue. Credit insurance commission rates, in many instances, are set by state regulators and are also impacted by market conditions. In certain instances, our commissions are subject to retrospective adjustment based on the profitability of the related policies. These retrospective commission adjustments are payments made or adjustments to future commission expense based on prior claims experience. Under these retrospective commission arrangements, the producer of the credit insurance policies, which is typically our client, receives a retrospective commission if the premium generated by that producer in the accounting period exceeds the costs associated with those policies, which includes our administrative fees, claims, reserves and premium taxes. If the net result is negative, we either offset that negative amount against future retrospective commission payments, reduce the producer's up-front commission on a prospective basis to increase the likelihood that it will return to a positive position or request payment of the negative amount from the producer.

Net Investment Income
We earn net investment income from interest payments and dividends received from our investment portfolio, and interest earned on our cash accounts and notes receivable, less portfolio management expenses. Our investment portfolio is primarily invested in fixed maturity securities, which tend to produce consistent levels of investment income. The fair value of the fixed maturity securities in our portfolio and the investment income from these securities fluctuate depending on general economic and market conditions. The fair value generally increases or decreases in an inverse relationship with fluctuations in interest rates. Investment income can be significantly impacted by changes in interest rates. Interest rate volatility can increase or reduce unrealized gains or unrealized losses in our portfolios. Interest rates are highly sensitive to many factors, including governmental monetary policies, domestic and international economic and political conditions and other factors beyond our control. Fluctuations in interest rates affect our returns on, and the fair value of, fixed maturity and short-term investments.

We also have investments that carry prepayment risk, such as mortgage-backed and asset-backed securities. Actual net investment income and/or cash flows from investments that carry prepayment risk may differ from estimates at the time of investment as a result of interest rate fluctuations. In periods of declining interest rates, mortgage prepayments generally increase and mortgage-backed securities, commercial mortgage obligations and bonds are more likely to be prepaid or redeemed as borrowers seek to borrow at lower interest rates. Therefore, we may be required to reinvest those funds in lower interest-bearing investments. Conversely, in times of rising interest rates, prepayments slow as borrowers tend to be less likely to refinance borrowings at higher interest rates, which tends to increase the duration of our investment holdings. With the increase in investment duration, we will have less cash flows from prepayments to invest at higher prevailing market rates.

Stock-Based Compensation
We currently have time-based stock options outstanding under our 2005 Equity Incentive Plan and time-based and performance-based stock options and restricted stock awards outstanding under The 2010 Omnibus Incentive Plan. Time-based stock options and restricted stock awards are grants that vest based on the passage of time whereas performance-based stock options and restricted stock awards are grants that vest based on us attaining certain financial metrics. Stock-based compensation expense is measured using fair value and is recorded over the requisite service or performance period of the awards. We measure stock-based compensation expense using the calculated value method. Under this method, we estimate the fair value of each stock option on the grant date using the Black-Scholes valuation model. We use historical data to estimate expected employee behavior related to stock award exercises and forfeitures. Since there is not sufficient historical market experience for shares of our stock, we have chosen to estimate volatility, by using the average volatility of a selected peer group of publicly traded companies operating in the same industry. Expected dividends are based

Annex E-35

on the assumption that no dividends are expected to be distributed in the near future. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the options. The fair value of restricted stock awards are based on the market price of our common stock at the grant date. We typically recognize stock-based compensation expense for time-based awards on a straight-line basis over the requisite service and on a graded vesting attribution model for performance-based awards. Our current policy is to issue new shares upon the exercise of stock options. Please see the Note, "Stock-Based Compensation" in the Notes to Consolidated Financial Statements included in ITEM 8 of this Form 10-K for additional information.

Recently Issued Accounting Standards
For a discussion of recently issued accounting standards see the Note "Recent Accounting Standards" of the Notes to Consolidated Financial Statements included in ITEM 8 of this Form 10-K.

COMPONENTS OF REVENUES AND EXPENSES
The following provides an overview of the components of revenues and expenses that are not discussed in our Critical Accounting Policies section.

REVENUES
Net Realized Investment Gains (Losses)
We realize gains when invested assets are sold for an amount greater than the amortized cost in the case of fixed maturity securities and cost basis for equity securities. We recognize realized losses for invested assets sold for an amount less than their carrying cost or when the decline in the fair value is below the cost of fixed maturity securities or equity securities is determined to be an other-than-temporary impairment ("OTTI").

 Other Income
Other income consists primarily of miscellaneous fees generated by our operations.

EXPENSES
Net Losses and Loss Adjustment Expenses
Net losses and loss adjustment expenses include actual paid claims and the change in unpaid claim reserves and consist of direct and assumed losses less ceded losses. Incurred claims are impacted by loss frequency, which is the measure of the number of claims per unit of insured exposure, and loss severity, which is based on the average size of claims. Factors affecting loss frequency and loss severity include changes in claims reporting patterns, claims settlement patterns, judicial decisions, legislation, economic conditions, morbidity patterns and the attitudes of claimants towards settlements.

 Actual claims paid are claims payments made to the policyholder or beneficiary during the accounting period. The change in unpaid claim reserve is an increase or reduction to the unpaid claim reserve in the accounting period to maintain the unpaid claim reserve at the levels evaluated by our actuaries.

Unpaid claims are reserve estimates that are established in accordance with U.S. GAAP using generally accepted actuarial methods. Credit life and AD&D unpaid claims reserves include claims in the course of settlement and IBNR. Credit disability unpaid claims reserves also include continuing claim reserves for open disability claims. For all other product lines, unpaid claims reserves are bulk reserves and are entirely IBNR. We use a number of algorithms in establishing our unpaid claims reserves. These algorithms are used to calculate unpaid claims as a function of paid losses, earned premium, target loss ratios, in-force amounts, unearned premium reserves, industry recognized morbidity tables or a combination of these factors.

In arriving at our unpaid claims reserves, we conduct an actuarial analysis on a basis gross of reinsurance. The same estimates used as a basis in calculating the gross unpaid claims reserves are then used as the basis for calculating the net unpaid claims reserves, which take into account the impact of reinsurance. Anticipated future loss development patterns form a key assumption underlying these analyses. Our claims are generally reported and settled quickly, resulting in consistent historical loss development patterns. From the anticipated loss development patterns, a variety of actuarial loss projection techniques are employed, such as the chain ladder method, the Bornhuetter-Ferguson method and expected loss ratio method.

 Our unpaid claims reserves represent our best estimates, generally involving actuarial projections at a given time. Actual claim costs are dependent upon a number of complex factors such as changes in doctrines of legal liabilities and damage awards. These factors are not directly quantifiable, particularly on a prospective basis. We periodically review and update our methods of making such unpaid claims reserve estimates and establishing the related liabilities based on our actual experience. We have not made any changes to our methodologies for determining unpaid claims reserves in the periods presented.

Annex E-36

Member Benefit Claims
Member Benefit Claims represent claims paid on behalf of contract holders directly to third parties providers for roadside assistance and for the repair or replacement of covered products.  Claims can also be paid directly to contract holders as a reimbursement payment provided supporting documentation of loss is submitted to us.  Claims are recognized as expense when incurred.

Personnel Costs
Personnel costs represent the amounts attributable to wages, salaries, bonuses and benefits for our full and part-time employees, as well as expense related to our stock-based compensation. In addition to our general personnel costs, some of our employees are paid a percentage of revenues they generate, which may vary from period to period based on volume. Bonuses for the remaining employees are discretionary and are based on an evaluation of their individual performance, as well as our overall performance.

Other Operating Expenses
Other operating expenses consist primarily of rent, insurance, transaction expenses, professional fees, technology costs, travel and entertainment and advertising, and may include variable costs based on the volume of business we process. Other operating expenses are a significant portion of our expenses.

Depreciation and Amortization
Depreciation and amortization expense is the allocation of the capitalized cost of property, equipment and software over the periods benefited by the use of the asset.

Amortization of Intangibles
Amortization of finite-lived intangibles is an expense recorded to allocate the cost of finite-lived intangible assets, such as purchased customer accounts and non-compete agreements acquired as part of our business acquisitions, over their estimated useful lives.

Interest Expense
Interest expense includes interest incurred on our credit facilities, notes payable and preferred trust securities, net of the impact of the interest rate swap, and is directly correlated to the balances outstanding and the prevailing interest rates on these debt instruments.

Income Taxes
 Income taxes are comprised of federal and state taxes based on income in multiple jurisdictions and changes in uncertain tax positions, if any.

RESULTS OF OPERATIONS
The following tables set forth our Consolidated Statements of Income for the following periods:

(in thousands, except shares, per share amounts and percentages)	For the Years Ended December 31,
	2013	2012	$ Change from 2012	% Change from 2012	2011
Revenues:
Service and administrative fees	$172,427	$90,550	$81,877	90.4%	$94,464
Ceding commissions	32,824	34,825	(2,001)	(5.7)	29,495
Net investment income	3,050	3,067	(17)	(0.6)	3,368
Net realized investment gains	2,043	3	2,040	nm	4,193
Net earned premium	136,787	127,625	9,162	7.2	115,503
Other income	736	269	467	173.6	170
Total revenues	347,867	256,339	91,528	35.7	247,193

Expenses:
Net losses and loss adjustment expenses	41,567	40,219	1,348	3.4	37,949
Member benefit claims	46,019	4,642	41,377	891.4	4,409
Commissions	154,606	128,741	25,865	20.1	126,918
Personnel costs	39,487	28,475	11,012	38.7	26,021
Other operating expenses	35,117	24,233	10,884	44.9	23,739
Depreciation and amortization	4,858	3,275	1,583	48.3	2,662
Amortization of intangibles	5,527	2,742	2,785	101.6	2,819

Annex E-37

(in thousands, except shares, per share amounts and percentages)	For the Years Ended December 31,
	2013	2012	$ Change from 2012	% Change from 2012	2011
Interest expense	3,621	4,334	(713)	(16.5)	4,690
(Gain) Loss on sale of subsidiary	(402)	—	(402)	100.0	477
Total expenses	330,400	236,661	93,739	39.6	229,684
Income from continuing operations before income taxes	17,467	19,678	(2,211)	(11.2)	17,509
Income taxes - continuing operations	5,660	6,716	(1,056)	(15.7)	5,947
Income from continuing operations before non-controlling interests	11,807	12,962	(1,155)	(8.9)	11,562
Discontinued operations:
Income from discontinued operations - net of tax	3,546	2,275	1,271	55.9	1,777
Gain on sale of discontinued operations - net of tax	8,844	—	8,844	100.0	—
Discontinued operations - net of tax	12,390	2,275	10,115	444.6	1,777
Net income before non-controlling interests	24,197	15,237	8,960	58.8	13,339
Less: net income (loss) attributable to non-controlling interests	1,482	72	1,410	1,958.3%	(170)
Net income attributable to Fortegra Financial Corporation	$22,715	$15,165	$7,550	49.8%	$13,509

Earnings per share - Basic:
Net income from continuing operations - net of tax	$0.53	$0.65			$0.57
Discontinued operations - net of tax	0.64	0.12			0.09
Net income attributable to Fortegra Financial Corporation	$1.17	$0.77			$0.66

Earnings per share - Diluted:
Net income from continuing operations - net of tax	$0.50	$0.63			$0.55
Discontinued operations - net of tax	0.61	0.11			0.09
Net income attributable to Fortegra Financial Corporation	$1.11	$0.74			$0.64

Weighted average common shares outstanding:
Basic	19,477,802	19,655,492			20,352,027
Diluted	20,482,652	20,600,362			21,265,801
nm = not meaningful
REVENUES
Service and Administrative Fees
Service and administrative fees for the year ended December 31, 2013 increased $81.9 million, or 90.4%, to $172.4 million from $90.6 million for the year ended December 31, 2012. The increase resulted primarily from $82.8 million and $3.1 million in 2013 revenues attributable to ProtectCELL and 4Warranty, respectively, which was partially offset by a $3.0 million decrease in our insurance company client revenues and motor club membership revenues of $1.6 million.

Service and administrative fees for the year ended December 31, 2012 decreased $3.9 million, or 4.1%, to $90.6 million from $94.5 million for the year ended December 31, 2011. The decrease resulted primarily from a $5.6 million decrease in our motor club membership revenues and $0.7 million related to the sale of Creative Investigations Recovery Group, LLC ("CIRG") in July 2011.  This decrease was partially offset by a $2.7 million increase in administrative fees from our acquisition of PBG in October 2011.

Ceding Commissions
Ceding commissions for the year ended December 31, 2013 decreased $2.0 million, or 5.7%, to $32.8 million from $34.8 million for the year ended December 31, 2012. This decrease primarily resulted from the change in accounting estimate, which increased 2012 results by $2.8 million. For the year ended December 31, 2013, ceding commissions included $25.0 million in service and administrative fees, $6.9 million in underwriting profits and $0.9 million in net investment income.

Annex E-38

Ceding commissions for the year ended December 31, 2012 increased $5.3 million, or 18.1%, to $34.8 million from $29.5 million for the year ended December 31, 2011. This increase primarily resulted from improved underwriting results due to growth in earned premiums and favorable loss experience along with additional administrative fees earned from increased insurance production in 2012, and the change in accounting estimate, which accounted for $2.8 million of the increase. For the year ended December 31, 2012, ceding commissions included $25.6 million in service and administrative fees, $8.6 million in underwriting profits and $0.6 million in net investment income.

Net Investment Income
Net investment income totaled $3.1 million for the years ended December 31, 2013 and 2012, respectively. The amount of invested assets increased in 2013 compared to 2012, which was offset by a decrease in yields for the 2013 period. The yield on the investment portfolio at December 31, 2013 was 1.83% compared to 2.67% at December 31, 2012.

Net investment income for the year ended December 31, 2012 decreased $0.3 million, or 8.9%, to $3.1 million compared to $3.4 million for the year ended December 31, 2011. The decrease from 2011 was principally due to lower income earned on fixed income securities and to a lesser extent a lower amount of income earned on cash. The yield on the investment portfolio at December 31, 2012 was 2.67% compared to 2.88% at December 31, 2011.

Net Realized Investment Gains
Net realized gains on the sale of investments totaled $2.0 million for the year ended December 31, 2013 compared to net realized gains of $3.0 thousand for the year ended December 31, 2012. The increase for 2013 was due to higher levels of investment sales occurring in 2013. The net gain for 2012 included a $16.0 thousand net realized loss attributable to an OTTI charge for the write-down of a single equity security.

Net realized gains on the sale of investments totaled $3.0 thousand for the year ended December 31, 2012 compared to net realized gains of $4.2 million for the year ended December 31, 2011. The decrease for 2012 was due to higher levels of investment sales occurring in 2011 that were not repeated in 2012. The net gain for 2011 included a $0.2 million net realized loss attributable to an OTTI charge for the write-down of ten equity securities.

Net Earned Premium
Net earned premium for the year ended December 31, 2013 increased $9.2 million, or 7.2%, to $136.8 million from $127.6 million for the year ended December 31, 2012, with the change in accounting estimate increasing net earned premium by $2.5 million for the 2012 period. For the 2013 period, direct and assumed earned premium increased $29.9 million resulting from increased production from existing and new clients distributing our credit insurance, warranty, and auto products, and from geographic expansion. Because of this increase, ceded earned premiums increased $20.8 million, or 8.9%, for the year ended December 31, 2013. On average, we maintained a 64.9% overall cession rate of direct and assumed earned premium for the year ended December 31, 2013 compared with 64.5% in 2012.

Net earned premium for the year ended December 31, 2012 increased $12.1 million, or 10.5%, to $127.6 million from $115.5 million for the year ended December 31, 2011, with the change in accounting estimate increasing net earned premium by $2.5 million for the 2012 period. For the 2012 period, direct and assumed earned premium increased $38.4 million resulting from increased production from existing clients and new clients distributing our credit insurance and warranty service contracts and geographic expansion. Because of this increase, ceded earned premiums increased $26.3 million, or 12.8%, for the year ended December 31, 2012. On average, we maintained a 64.5% overall cession rate of direct and assumed earned premium for the year ended December 31, 2012 compared with 64.1% in 2011.

Other Income
Other income for the year ended December 31, 2013 increased $0.5 million, or 173.6%, to $0.7 million from $0.3 million for the year ended December 31, 2012. Other income for the 2013 period includes $0.2 million of interest income from our premium financing program for South Bay, which began late in 2013.

Other income for the year ended December 31, 2012 increased $0.1 million, or 58.2%, to $0.3 million from $0.2 million for 2011.

Annex E-39

EXPENSES
Net Losses and Loss Adjustment Expenses
Net losses and loss adjustment expenses for the year ended December 31, 2013 increased $1.3 million, or 3.4% to $41.6 million, from $40.2 million for the year ended December 31, 2012.  Our net losses and loss adjustment expense ratio of 30.4% in 2013 was similar to prior periods. The increase in net losses and loss adjustment expenses was primarily driven by increased earned premiums. For the 2013 period, our direct and assumed losses increased by $4.4 million, or 5.1%, as compared with the same period in 2012. For the 2013 period, our ceded losses were higher by $3.0 million, or 6.6%, compared with the same period in 2012, partially offsetting the increase in direct and assumed losses. On average, we maintained a 54.2% and 53.5% overall cession rate of direct and assumed losses and loss adjustment expenses for the year ended December 31, 2013 and 2012, respectively.

Net losses and loss adjustment expenses for the year ended December 31, 2012 increased $2.3 million, or 6.0% to $40.2 million, from $37.9 million for the year ended December 31, 2011. Our net losses and loss adjustment expense ratio of 31.5% in 2012 was similar to prior periods. The increase in net losses and loss adjustment expenses was primarily driven by increased earned premiums and warranty claims. For the 2012 period, our direct and assumed losses increased by $4.6 million, or 5.6%, as compared with the same period in 2011. For the 2012 period, our ceded losses were higher by $2.3 million, or 5.2%, compared with the same period in 2011, partially offsetting the increase in direct and assumed losses. On average, we maintained a 53.5% and 53.6% overall cession rate of direct and assumed losses and loss adjustment expenses for the years ended December 31, 2012 and 2011, respectively.

Member Benefit Claims
Member benefit claims for the year ended December 31, 2013 increased $41.4 million, or 891.4%, to $46.0 million, from $4.6 million for the year ended December 31, 2012. The increase resulted principally from ProtectCELL’s cost of member benefits claims attributable to the cost of replacement devices and associated claims handling and fulfillment costs.

Member benefit claims for the year ended December 31, 2012 increased $0.2 million, or 5.3%, to $4.6 million, from $4.4 million for the year ended December 31, 2011. The increase for 2012, compared to 2011, resulted from higher than expected claims paid for one Auto Knight program that was terminated in 2012.

Commissions
Commissions for the year ended December 31, 2013 increased $25.9 million, or 20.1%, to $154.6 million, from $128.7 million for the year ended December 31, 2012. The increase in 2013 resulted primarily from $16.9 million and $0.4 million in commissions attributable to ProtectCELL and 4Warranty, respectively, and comparable period over period growth of $13.0 million from the revenue increases in credit insurance and warranty service contracts, while 2012 was higher due to the additional $3.9 million of commission expense resulting from the change in accounting estimate.

Commissions for the year ended December 31, 2012 increased $1.8 million, or 1.4%, to $128.7 million, from $126.9 million for the year ended December 31, 2011. The increase for 2012, compared to 2011, resulted from growth in net earned premiums and from the change in accounting estimate, which increased commissions for 2012 by $3.9 million.

Personnel Costs
Personnel costs for the year ended December 31, 2013 increased $11.0 million, or 38.7%, to $39.5 million from $28.5 million for the year ended December 31, 2012. The increase resulted principally from $9.8 million and $0.1 million from ProtectCELL and 4Warranty, respectively, and $1.2 million in non-recurring costs associated with the Plan, which were partially offset by the impact of the decrease in headcount associated with the Plan. Total employees of our continuing operations at December 31, 2013 were 494, compared to 397 at December 31, 2012 (which excludes the employees of ProtectCELL and 4Warranty). Stock-based compensation expense included in personnel costs totaled $0.7 million for the years ended December 31, 2013 and 2012, respectively.

Personnel costs for the year ended December 31, 2012 increased $2.5 million, or 9.4%, to $28.5 million from $26.0 million for the year ended December 31, 2011. The increase resulted primarily from $1.9 million for the 2011 PBG acquisition and the increased headcount across the business. In addition, the sale of CIRG in 2011 reduced personnel costs in 2012 by $0.3 million. Total employees of our continuing operations at December 31, 2012 increased to 397 (which excludes the employees of ProtectCELL and 4Warranty) compared to 355 at December 31, 2011. Stock-based compensation expense included in personnel costs totaled $0.7 million and $0.6 million for the year ended December 31, 2012 and 2011, respectively.

Other Operating Expenses
Other operating expenses for the year ended December 31, 2013 increased $10.9 million, or 44.9%, to $35.1 million from $24.2 million for the year ended December 31, 2012. These expenses increased primarily due to ProtectCELL and 4Warranty, which added $8.3 million and $0.6 million, respectively, while our specialty products and direct-to-consumer initiatives added $1.2 million.

Other operating expenses for the year ended December 31, 2012 increased $0.5 million, or 2.1%, to $24.2 million from $23.7 million for the year ended December 31, 2011. Other operating expenses declined by $2.6 million led by transaction costs and other one-time

Annex E-40

expenses decreasing $0.4 million and $1.4 million, respectively. These improvements were offset in part by the impact of a full year of other operating expenses from PBG, which we acquired during the final quarter in 2011. For 2012, PBG's other operating expenses were $2.1 million compared with other operating expenses of $0.3 million for 2011.

Depreciation and Amortization
Depreciation and amortization expense for the year ended December 31, 2013 increased $1.6 million or 48.3% to $4.9 million from $3.3 million for the year ended December 31, 2012. The increase for both periods compared to the same prior year periods was due to higher levels of depreciable and amortizable assets in service during 2013 compared to 2012, with $1.1 million of the increase attributable to internally developed software.

Depreciation and amortization expense for the year ended December 31, 2012 increased $0.6 million or 23.0% to $3.3 million from
$2.7 million for the year ended December 31, 2011, with the increase attributable to higher levels of depreciable and amortizable assets in service during 2012 compared to 2011.

Amortization of Intangibles
Amortization expense on intangibles for the year ended December 31, 2013 increased $2.8 million or 101.6% to $5.5 million from $2.7 million for the year ended December 31, 2012. The increase was primarily due to the 2012 acquisitions of ProtectCELL and 4Warranty, which increased amortization expense on intangibles by $2.4 million and $0.3 million, respectively.

Amortization expense on intangibles decreased $0.1 million or 2.7%, to $2.7 million for the year ended December 31, 2012 from $2.8 million for the year ended December 31, 2011. The decrease for 2012 was primarily attributable to certain intangibles becoming fully amortized.

Interest Expense
Interest expense for the year ended December 31, 2013 decreased $0.7 million, or 16.5%, to $3.6 million from $4.3 million for the year ended December 31, 2012 and was positively impacted by a lower interest rate on outstanding borrowings in 2013 compared to 2012. The decrease in rate was slightly offset by higher outstanding borrowings during 2013, resulting from additional borrowings associated with the acquisitions of ProtectCELL and 4Warranty, when compared to the 2012 outstanding borrowings. In addition, 2012 interest expense was higher due to a $0.7 million charge to interest expense for previously capitalized transaction costs associated with the termination of the SunTrust Bank, N.A. revolving credit facility in August 2012.

Interest expense for the year ended December 31, 2012 decreased $0.4 million, or 7.6%, to $4.3 million from $4.7 million for the year ended December 31, 2011 and was positively impacted by a lower interest rate on outstanding borrowings and our new credit facility with Wells Fargo Bank, N.A., which took effect on August 2, 2012. Interest expense in 2011 included the write-off of $0.3 million for capitalized issuance costs associated with the redemption of preferred stock. These decreases were partially offset by a $0.7 million charge to interest expense for previously capitalized transaction costs associated with the termination of the SunTrust Bank, N.A. revolving credit facility in August 2012.

Gain (Loss) on sale of subsidiary
In June 2013, we sold our 100% interest in Magna Insurance Company and realized a gain of $0.4 million.

On July 1, 2011, we sold our wholly-owned subsidiary, CIRG, for a sales price of $1.2 million, for cash and a $1.1 million secured note receivable. For the year ended December 31, 2011, we recorded a $0.5 million loss on the sale of CIRG.

Income Taxes
Income taxes for the year ended December 31, 2013 decreased $1.1 million, or 15.7%, to $5.7 million from $6.7 million for the year ended December 31, 2012, with the decrease primarily attributable to a lower level of pretax income. Our effective tax rate was 32.4% for the year ended December 31, 2013 compared to 34.1% for the same period in 2012 because of the rate impact of the ProtectCELL non-controlling interest.

Income taxes for the year ended December 31, 2012 increased $0.8 million, or 12.9%, to $6.7 million from $5.9 million for the year ended December 31, 2011, with the increase primarily attributable to a higher level of pretax income, and a beneficial tax true-up in 2011. Our effective tax rate was 34.1% for the year ended December 31, 2012 compared to 34.0% for the same period in 2011.

See the Note, "Income Taxes" in the Notes to Consolidated Financial Statements, included in ITEM 8 of this Form 10-K for additional information and a reconciliation of the items impacting our income taxes and our effective tax rate.

During 2012, we were under examination by the Internal Revenue Service ("IRS") for the 2010 and 2009 tax years. In February 2013, the IRS completed its field audit and in March 2013, we received notice from the IRS that the audit report has been fully approved. We have agreed to those findings and paid $57.0 thousand, which was expensed during the first quarter of 2013.

Annex E-41

Divestitures - Discontinued Operations
On December 31, 2013, we completed the previously announced sale of all of the issued and outstanding stock of our subsidiaries, Bliss and Glennon and eReinsure, to AmWINS (the "Disposition"), pursuant to the terms of the Purchase Agreement, and recognized an $8.8 million gain on the sale of discontinued operations, net of tax, for the year ended December 31, 2013. As consideration for the Disposition, we received net cash proceeds of $81.8 million for the Disposition, representing gross proceeds of $83.5 million less $1.0 million in transaction fees paid at the time of closing and $0.7 million of cash held by the disposed entities. We utilized the cash proceeds received on December 31, 2013 to pay off our existing credit facility with Wells Fargo Bank, N.A. As a result of the Disposition, we no longer operate in the businesses of wholesale insurance brokerage and selling or licensing of a computerized system or platform for the negotiation and/or placement of facultative reinsurance. Further, we have agreed not to compete with the Bliss and Glennon and eReinsure businesses for five years, and have agreed not to solicit former employees of the divested businesses. The following table provides the amounts related to discontinued operations in the Consolidated Statements of Income for the following periods:

(in thousands)	For the Years Ended December 31,
	2013	2012	2011
Income from discontinued operations:
Revenues:
Brokerage commissions and fees	$36,823	$35,306	$34,396
Net investment income	22	1	—
Other income	40	—	—
Total revenues	36,885	35,307	34,396
Expenses:
Personnel costs	20,251	20,173	18,526
Other operating expenses	5,778	6,121	7,401
Depreciation and amortization	615	658	415
Amortization of intangibles	1,929	2,211	2,133
Interest expense	2,318	2,290	2,951
Total expenses	30,891	31,453	31,426
Income from discontinued operations before income taxes	5,994	3,854	2,970
Income taxes - discontinued operations	2,448	1,579	1,193
Income from discontinued operations - net of tax	3,546	2,275	1,777
Gain on sale of discontinued operations:
Gain on sale of discontinued operations before income taxes	14,739	—	—
Income taxes - gain on sale of discontinued operations	5,895	—	—
Gain on sale of discontinued operations - net of tax	8,844	—	—
Discontinued operations - net of tax	$12,390	$2,275	$1,777

See the Notes, "Summary of Significant Accounting Policies - Discontinued Operations" and "Divestitures" in the Notes to Consolidated Financial Statements, included in ITEM 8 of this Form 10-K for additional information.

Presentation of Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA")
In this Form 10-K, we present EBITDA from continuing operations and Adjusted EBITDA from continuing operations. These financial measures as presented in this Form 10-K are considered Non-GAAP financial measures and are not recognized terms under U.S. GAAP and should not be used as an indicator of, and are not an alternative to, net income as a measure of operating performance. EBITDA as used in this Form 10-K is net income before interest expense, income taxes, net income attributable to non-controlling interests, depreciation and amortization. Adjusted EBITDA from continuing operations, as used in this Form 10-K means "Consolidated Adjusted EBITDA" which is defined under our credit facility with Wells Fargo Bank, N.A., which in general terms means consolidated net income before non-controlling interests, consolidated interest expense, consolidated amortization expense, consolidated depreciation expense and consolidated income tax expense, relating to continuing operations. The other items excluded in this calculation may include if applicable, but are not limited to, specified acquisition costs, impairment of goodwill and other non-cash charges, stock-based compensation expense, and unusual or non-recurring charges and items that affect comparability of results. The calculation below does not give effect to certain additional adjustments permitted under our credit facility, which if included, would increase the amount of Adjusted EBITDA from continuing operations reflected in this table. We believe presenting EBITDA from continuing operations and Adjusted EBITDA from continuing operations provides investors with a supplemental financial measure of our operating performance.

In addition to the financial covenant requirements under our credit facility, management uses EBITDA from continuing operations and Adjusted EBITDA from continuing operations as financial measures of operating performance for planning purposes, which may include, but are not limited to, the preparation of budgets and projections, the determination of bonus compensation for executive officers, the analysis of the allocation of resources and the evaluation of the effectiveness of business strategies. Although we use EBITDA from continuing operations and Adjusted EBITDA from continuing operations as financial measures to assess the operating

Annex E-42

performance of our business, both measures have significant limitations as analytical tools because they exclude certain material expenses. For example, they do not include interest expense and the payment of income taxes, which are both a necessary element of our costs and operations. Since we use property and equipment to generate service revenues, depreciation expense is a necessary element of our costs. In addition, the omission of amortization expense associated with our intangible assets further limits the usefulness of this financial measure. Management believes the inclusion of the adjustments to EBITDA from continuing operations and Adjusted EBITDA from continuing operations are appropriate to provide additional information to investors about certain material non-cash items and about unusual items that we do not expect to continue at the same level in the future. Because EBITDA from continuing operations and Adjusted EBITDA from continuing operations do not account for these expenses, its utility as a financial measure of our operating performance has material limitations. Due to these limitations, management does not view EBITDA from continuing operations and Adjusted EBITDA from continuing operations in isolation or as a primary financial performance measure.

We believe EBITDA and Adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of similar companies in similar industries and to measure a company's ability to service its debt and other cash needs. Because the definitions of EBITDA and Adjusted EBITDA (or similar financial measures) may vary among companies and industries, they may not be comparable to other similarly titled financial measures used by other companies.

The following table presents a reconciliation of income from continuing operations before non-controlling interests to EBITDA from continuing operations and Adjusted EBITDA from continuing operations for the following periods:

	For the Years Ended December 31,
(in thousands)	2013	2012	2011
Income from continuing operations before non-controlling interests	$11,807	$12,962	$11,562
Depreciation	4,858	3,275	2,662
Amortization of intangibles	5,527	2,742	2,819
Interest expense	3,621	4,334	4,690
Income taxes	5,660	6,716	5,947
EBITDA from continuing operations	31,473	30,029	27,680
Transaction costs (1)	203	601	989
Corporate governance study	—	—	248
Restructuring expenses	1,299	—	—
Relocation expenses	—	—	207
Statutory audits	—	—	98
(Gain) loss on sale of subsidiary	(402)	—	477
Legal expenses	520	—	360
Stock-based compensation expense	1,228	954	747
Change in accounting estimate	—	(1,509)	—
Adjusted EBITDA from continuing operations	$34,321	$30,075	$30,806
(1) Represents transaction costs associated with acquisitions.

LIQUIDITY AND CAPITAL RESOURCES
Liquidity
Liquidity describes the ability of a company to generate sufficient cash flows to meet the cash requirements of its business operations, including working capital needs, capital expenditures, debt service, acquisitions and other commitments and contractual obligations. We historically have derived our liquidity from our invested assets, cash flows from operations, ordinary and extraordinary dividend capacity from our subsidiary insurance companies, our credit facility and investments. When considering our liquidity, it is important to note that we hold cash in a fiduciary capacity as a result of premiums received from insured parties that have not yet been paid to insurance carriers. The fiduciary cash is recorded as an asset on our Consolidated Balance Sheets with a corresponding liability, net of our commissions, to insurance carriers.

Our primary cash requirements include the payment of operating expenses, interest and principal payments on debt, capital expenditures and acquisitions. We may also incur unexpected costs and operating expenses related to any unforeseen disruptions to our facilities and equipment, the loss of key personnel or changes in the credit markets and interest rates, which could increase our immediate cash requirements or otherwise impact our liquidity.

Our primary sources of liquidity include our total investments, cash and cash equivalent balances, availability under our revolving credit facility and dividends and other distributions from our subsidiaries. At December 31, 2013, we had total available-for-sale and short-term investments of $138.8 million, which includes restricted investments of $16.5 million. In addition, we had cash and cash equivalents of $21.7 million and $86.7 million of available capacity on our credit facility. At December 31, 2012, we had total investments of $118.1 million, which included restricted investments of $17.9 million. In addition, we had cash and cash equivalents of $15.2 million and $34.3 million of available capacity on our revolving credit facility. Our total indebtedness was $38.3 million at December 31,

Annex E-43

2013 compared to $124.4 million at December 31, 2012. The decrease in our outstanding indebtedness was due to the utilization of the proceeds from the Disposition to pay off the full balance on the Wells Fargo Bank, N.A. credit facility.

On August 2, 2012, we terminated our existing $85.0 million revolving credit facility with SunTrust Bank, N.A. and entered into a new credit facility with Wells Fargo Bank, N.A., which is described in the sections below, "$75.0 Million Credit Facility" and "$85.0 Million Revolving Credit Facility."

We believe that our cash flows from operations and our availability under our revolving credit facility, combined with our low capital expenditure requirements will provide us with sufficient capital to continue to grow our business over the next several years. We intend to use a portion of our available cash flows to pay interest on our outstanding debt, thus limiting the amount available for working capital, capital expenditures and other general corporate purposes. As we continue to expand our business and make acquisitions, we may in the future require additional working capital to meet our future business needs. This additional working capital may be in the form of additional debt or equity. Although we believe we have sufficient liquidity under our revolving credit facility, as discussed above, under adverse market conditions or in the event of a default under our revolving credit facility, there can be no assurance that such funds would be available or sufficient, and, in such a case, we may not be able to successfully obtain additional financing on favorable terms, or at all, or replace our existing credit facility upon maturity in August 2017.

Cash Exceeding Federal Deposit Insurance Corporation ("FDIC") Limits
We maintain cash and cash equivalents with major third party financial institutions, including interest-bearing money market accounts. In the United States, these accounts were fully insured by the FDIC regardless of account balance through the Transaction Account Guarantee ("TAG") program created by Section 343 of the Dodd-Frank Wall Street Reform and Consumer Protection Act ("Dodd-Frank Act"). The expiration of the TAG program on December 31, 2012, caused the FDIC's standard insurance limit of $250,000 per depositor per institution to be reimposed on January 1, 2013. Thus, our accounts containing cash and cash equivalents after January 1, 2013 may exceed the FDIC's standard $250,000 insurance limit from time to time.

Our cash balance, including restricted cash, exceeding the FDIC standard insurance limit totaled $18.9 million at December 31, 2013. At December 31, 2012, our cash balances in money markets accounts, which were our only cash balances subject to limitation under TAG, exceeding the FDIC standard insurance limit totaled $8.2 million. To date, we have not experienced any loss of, or lack of access to, our cash and cash equivalents or our restricted cash. Although we periodically monitor and adjust the balances of these accounts as needed, the balances of these accounts nonetheless remain subject to unexpected, adverse conditions in the financial markets and could be adversely impacted if a financial institution with which we maintain an account fails. We will continue to monitor the depository institutions at which our accounts are maintained, but cannot guarantee that access to our cash and cash equivalents will not be impacted by, or that we will not lose deposited funds exceeding the FDIC standard insurance limit due to, adverse conditions in the financial markets or if a financial institution with which we maintain an account fails.

Share Repurchase Plan
We have an active share repurchase plan, which allows us to purchase up to $15.0 million in total of our common stock to be purchased from time to time through open market or private transactions. For the year ended December 31, 2013, we repurchased 200,000 common shares with an average price of $6.79 per share and a total cost of $1.4 million compared to 508,080 common shares at an average price of $7.72 per share at a total cost of $3.9 million for same period in 2012. See ITEM 5 and the Note, "Share Repurchase Plan," of the Notes to Consolidated Financial Statements, included in this Form 10-K, for more information on the share repurchase plan.

Regulatory Requirements
Dividends Limitations
We are a holding company and have limited direct operations. Our holding company assets consist primarily of the capital stock of our subsidiaries. Accordingly, our future cash flows depend upon the availability of dividends and other payments from our subsidiaries, including statutorily permissible payments from our insurance company subsidiaries, as well as payments under our tax allocation agreement and management agreements with our subsidiaries. The following table sets forth the dividends paid to us by our insurance company subsidiaries during the following periods:

	For the Years Ended December 31,
(in thousands)	2013	2012	2011
Ordinary dividends	$2,383	$2,783	$6,956
Extraordinary dividends	—	—	830
Total dividends	$2,383	$2,783	$7,786

Please see ITEM 1, "Regulation of Our Products - Dividends Limitations," and the Note, "Statutory Reporting and Insurance Company Subsidiaries Dividend Restrictions" in the Notes to Consolidated Financial Statements included in ITEM 8 of this Form 10-K, for additional information.

Annex E-44

$75.0 Million Credit Facility
On August 2, 2012, we entered into a five-year secured credit agreement (the "Credit Agreement"), which had an initial capacity of $125.0 million, with a syndicate of lenders, including Wells Fargo Bank, N.A., who also serves as administrative agent ("Wells Fargo" or the "Administrative Agent"). The Credit Agreement was comprised of a $50.0 million term loan facility (the "Term Loan Facility"), and a $75.0 million revolving credit facility (the "Revolving Facility" and collectively with the Term Loan Facility, the "Facilities") with a sub-limit of $10.0 million for swingline loans and $10.0 million for letters of credit. As required by the terms of the Credit Agreement, we used the proceeds from the Disposition to pay off the balances of both the Term Loan Facility and the Revolving Facility. Accordingly, the Term Loan Facility is no longer available for future borrowings, while the Revolving Facility remains available. Subject to earlier termination, the Credit Agreement terminates on August 2, 2017. The Credit Agreement includes a provision pursuant to which, from time to time, we may request that the lenders in their discretion increase the maximum amount of commitments under the Facilities by an amount not to exceed $50.0 million. For the benefit of the Administrative Agent and the lenders, the Credit Agreement contains certain customary representations and warranties, as well as financial covenants, which we are required to maintain as of the end of each fiscal quarter.

As of December 31, 2013, we were in compliance with the financial covenants contained in the Credit Agreement. Please see the Note, "Notes Payable" in the Notes to Consolidated Financial Statements included in ITEM 8 of this Form 10-K, for additional information on the Credit Agreement's interest rate, terms and financial covenants.

$15.0 million Revolving Line of Credit - Synovus Bank
At December 31, 2013, South Bay had a $15.0 million line of credit agreement (the "Line of Credit") with Synovus Bank, entered into on October 2013, with a maturity date of April 2017. The Line of Credit bears interest at a rate of 300 basis points plus the 90 day LIBOR. The Line of Credit is used by South Bay for its premium financing product. The Line of Credit allows South Bay to finance up to 90% of the eligible receivables less an applicable reserve of $500,000. At December 31, 2013, the balance of premium financing receivables included in notes receivable, net on the Consolidated Balance Sheet, totaled $5.4 million, and the balance of the Line of Credit included in notes payable on the Consolidated Balance Sheet was $3.3 million.

$85.0 Million Revolving Credit Facility
In June 2010, we entered into a $35.0 million revolving credit facility with SunTrust Bank, N.A., which was set to mature in June 2013 (the "Facility"). Subsequent to June 2010, the Facility was increased to $85.0 million.

On August 2, 2012, we terminated the $85.0 million revolving credit facility with SunTrust Bank, N.A. and entered into a new credit facility with Wells Fargo Bank, N.A., which is discussed above. In connection with the termination of the SunTrust Bank, N.A. revolving credit facility, we recorded a charge of $0.7 million to interest expense during the year ended December 31, 2012 for previously capitalized transaction costs associated with this revolving credit facility.

Preferred Trust Securities
In connection with the Summit Partners Transactions, our subsidiary, LOTS Intermediate Co. issued $35.0 million of fixed/floating rate preferred trust securities due in 2037. The preferred trust securities accrued interest at a rate of 9.61% per annum until the June 2012 interest payment date, thereafter, interest accrues at a rate of 3-month LIBOR plus 4.10% for each interest rate period. We were not permitted to redeem the preferred trust securities until after the June 2012 interest payment date, and we may now redeem the preferred trust securities, in whole or in part, at a price equal to 100% of the principal amount of such preferred trust securities outstanding plus accrued and unpaid interest. Interest is payable quarterly.

The indenture governing the preferred trust securities contains various affirmative and negative covenants, including limitations on the sale of capital stock of our significant subsidiaries, mergers and consolidations and the ability to grant a lien on the capital stock of our significant subsidiaries unless such security interests are secured indebtedness of not more than $20 million, in the aggregate, at any one time. The limitation on the ability to issue, sell or dispose of the capital stock of significant subsidiaries are not applicable if such transactions are made at fair value and we retain at least 80% of the ownership of such subsidiary.

The indenture governing the preferred trust securities also contains customary events of default, including failure to pay any principal or interest when due, failure to comply with covenants or agreements contained in the indenture or preferred trust securities, cross defaults with other indebtedness of payment of principal or acceleration of principal payments and bankruptcy events.

At December 31, 2013, we have a single interest rate swap (the "Swap") designated as a cash flow hedge with Wells Fargo Bank, N.A., pursuant to which we swapped the floating rate portion of our $35.0 million in outstanding preferred trust securities to a fixed rate of 3.47% per annum payable quarterly resulting in a total rate of 7.57% after adding the applicable margin of 4.10%. The Swap has a five year term, which commenced in June 2012 when the interest rate on the underlying preferred trust securities began to float, and will expire in June 2017. Please see the Note, "Derivative Financial Instruments - Interest Rate Swap" in the Notes to Consolidated Financial Statements included in included in ITEM 8 of this Form 10-K, for additional information.

Annex E-45

Invested Assets
Our invested assets consist mainly of high quality investments in fixed maturity securities, short-term investments, and a smaller allocation of common and preferred equity securities. We believe that prudent levels of investments in equity securities within our investment portfolio are likely to enhance long-term after-tax total returns without significantly increasing the risk profile of the portfolio. We regularly review our entire portfolio in the context of macroeconomic and capital market conditions. The overall credit quality of the investment portfolio was rated AA- by Standard and Poor's Rating Service at December 31, 2013 and A+ at December 31, 2012, respectively.

Regulatory Requirements
Our investments must comply with applicable laws and regulations, which prescribe the kind, quality and concentration of investments we are permitted to make. In general, these laws and regulations permit investments, within specified limits and subject to certain qualifications, in federal, state and municipal obligations, corporate bonds, preferred and common equity securities, mortgage loans, real estate and other investments.

Investment Strategy
Our investment policy and strategy is reviewed and approved by the board of directors of each of our insurance company subsidiaries on a regular basis in order to review and consider investment activities, tactics and new investment opportunities. Our investment strategy seeks long-term returns through disciplined security selection, portfolio diversity and an integrated approach to risk management. We select and monitor investments to balance the goals of safety, stability, liquidity, growth and after-tax total return with the need to comply with regulatory investment requirements. Our investment portfolio is managed by a third-party provider of asset management services, which specializes in the insurance sector. Asset/liability management is accomplished by setting an asset target duration range that is influenced by the following factors: (i) the estimated reserve payout pattern, (ii) the inclusion of our tactical capital market views into the investment decision making process and (iii) our overall risk tolerance. We aim to achieve a relatively safe and stable income stream by maintaining a broad-based portfolio of investment grade fixed maturity securities. These holdings are supplemented by investments in additional asset types with the objective of further enhancing the portfolio's diversification and expected returns. These additional asset types include common and redeemable preferred stock. We manage our investment risks through consideration of duration of liabilities, diversification, credit limits, careful analytic review of each investment decision, and comprehensive risk assessments of the overall portfolio.

As of December 31, 2013, we held 161 individual fixed maturity and 11 individual equity securities in unrealized loss positions. We do not intend to sell the investments that are in an unrealized loss position at December 31, 2013 and it is more likely than not that we will be able to hold these securities until full recovery of their amortized cost basis for fixed maturity securities or cost for equity securities, although we can give no assurances. As of December 31, 2013, based on our quarterly review, none of the fixed maturity or equity securities were deemed to be other-than-temporarily impaired based on the analysis of the securities and our intent to hold the securities until recovery.

As of December 31, 2012, we held 29 individual fixed maturity and three individual equity securities in unrealized loss positions. We do not intend to sell the investments that are in an unrealized loss position at December 31, 2012 and it is more likely than not that we will be able to hold these securities until full recovery of their amortized cost basis for fixed maturity securities or cost for equity securities, although we can give no assurances. At December 31, 2012, based on our quarterly review, we deemed that a single equity security was other than temporarily impaired and recorded an impairment charge of $16.0 thousand for the year ended December 31, 2012.

Cash Flows
We monitor cash flows at the consolidated, holding company and subsidiary levels. Cash flow forecasts at the consolidated and subsidiary levels are provided on a monthly basis using trend and variance analysis to project future cash needs, with adjustments made as needed. The table below shows our cash flows for the periods presented:

(in thousands)	Years Ended December 31,
Cash provided by (used in):	2013	2012	2011
Operating activities	$40,458	$31,988	$11,166
Investing activities	54,110	(59,291)	(45,795)
Financing activities	(88,096)	11,173	22,579
Net change in cash and cash equivalents	$6,472	$(16,130)	$(12,050)

Our Consolidated Statements of Cash Flows includes the cash flows from Bliss and Glennon and eReinsure. Our Consolidated Balance Sheets as of December 31, 2013 reflect Bliss and Glennon and eReinsure as discontinued operations.

Annex E-46

Operating Activities
Net cash provided by operating activities was $40.5 million and $32.0 million for the years ended December 31, 2013 and December 31, 2012, respectively. The increase in 2013, compared to 2012 was primarily attributable to a higher net income and an increase in accrued expenses, accounts payable and other liabilities, unearned premiums and deferred revenue, which was partially offset by increases in accounts and premiums receivable, net, other receivables, reinsurance receivables and the gain on discontinued operations.

Net cash provided by operating activities was $32.0 million and $11.2 million for the years ended December 31, 2012 and 2011, respectively. The increase in 2012, compared to 2011, was primarily attributable to our net income and an increase in accrued expenses, accounts payable and other liabilities and unearned premiums, which was partially offset by increases in reinsurance receivables, accounts and premiums receivable, net, and other receivables.

Investing Activities
Net cash provided by investing activities was $54.1 million for the year ended December 31, 2013 compared to net cash used in investing activities of $59.3 million for the year ended December 31, 2012. The increase in net cash provided by investing activities in 2013, compared to net cash used in investing activities in 2012, was primarily attributable to the proceeds we received from the Disposition. In addition, 2013 had higher proceeds from maturities and sales of fixed maturity investments due to more investment sales in 2013 compared to 2012. Also contributing to cash provided by investing activities was the proceeds received on the related party note receivable. The cash provided by investing activities in 2013, was partially offset by an increase in funds used to purchase fixed maturity and equity securities and cash used to purchase RICC.

Net cash used in investing activities was $59.3 million and $45.8 million for the years ended December 31, 2012 and 2011, respectively. The increase in net cash used in 2012 compared to 2011 was primarily due to a higher usage of cash for our investment portfolio activity. These uses of cash were partially offset by a lower usage of cash for our 2012 acquisitions compared to the amount of funds used for acquisitions in 2011.

Financing Activities
Net cash used in financing activities was $88.1 million for the year ended December 31, 2013 compared to net cash provided by financing activities of $11.2 million for the year ended December 31, 2012. The cash used in 2013 primarily reflected the use of $101.9 million to pay off our credit facility, with $81.8 million of those funds received from the Disposition and the use of $1.4 million to repurchase 200,000 shares of our common stock under our share repurchase plan. The cash used in financing activities for 2013 was partially offset by borrowings under our lines of credit of $15.8 million.

Net cash provided by financing activities was $11.2 million and $22.6 million for the years ended December 31, 2012 and December 31, 2011, respectively. The decline in cash provided by financing activities in 2012 reflected lower net borrowings under our lines of credit, which was partially offset by the use of $3.9 million to repurchase 508,080 shares of our common stock under our share repurchase plan. Payments and proceeds from our notes payables were also higher for the year ended December 31, 2012, compared to the same period in 2011, due to the payoff of our SunTrust Bank, N.A. revolving credit facility and the entry into the new Wells Fargo Bank, N.A. credit facility.

Contractual Obligations and Other Commitments
We have obligations and commitments to third parties as a result of our operations. These obligations and commitments, as of December 31, 2013, are detailed in the table below by maturity date as of the periods indicated:

(in thousands)	Payments Due by Period
		Less than			More than
	Total	1 Year	1-3 Years	4-5 Years	5 Years
Notes payable (1)	$3,273	$3,273	$—	$—	$—
Preferred trust securities	35,000	—	—	—	35,000
Interest payable on total debt(2)	68,247	5,664	11,230	9,919	41,434
Operating leases	15,417	2,034	4,193	3,771	5,419
Capital leases (3)	134	134	—	—	—
Policyholder account balances	23,486	1,408	2,882	2,928	16,268
Unpaid claims (4)	34,732	29,147	5,363	214	8
Total	$180,289	$41,660	$23,668	$16,832	$98,129
(1) - For more information on our note(s) payable, please see the sections above titled "$75.0 Million Credit Facility" and "$15.0 Revolving Line of Credit - Synovus" in this MD&A and the Note, "Notes Payable" in the Notes to Consolidated Financial Statements included in ITEM 8 of his Form 10-K.
(2) - Interest payable on total debt is wholly attributable to the amount due on our preferred trust securities at December 31, 2013, since we did not have an outstanding balance on our Wells Fargo Bank, N.A., credit facility. In addition, we considered the amount of

Annex E-47

interest expense due on our revolving line of credit facility with Synovus Bank to be immaterial to the financial statements and accordingly, excluded that amount in the above table. Due to the impact of the interest rate swap on the preferred trust securities interest payable, we made certain assumptions regarding future interest rates, which are as follows:

a.
For interest payable on the preferred trust securities, we used the interest rate swap in effect of 7.57% until June 2017, subsequent to that date we utilized the contractual spread amount of 410 basis points plus the 3-month forward LIBOR curve rate.

(3) - Includes the interest portion of the capital lease payments.
(4) - Estimated. Net unpaid claims are: total $13,074; less than 1 year $10,972; 1-3 years $2,019; 4-5 years $80; and more than 5 years $3.

As part of the 2012 acquisition of ProtectCELL, we have a conditional commitment to provide up to $10.2 million of additional capital ("Additional Fortegra Capital Contributions") to ProtectCELL if the board of directors of ProtectCELL (the "PC Board") determines that ProtectCELL requires additional funds to support expansion and growth, or other appropriate business needs.

We are obligated to evaluate any such funding request received from the PC Board in good faith to determine whether in our reasonable business judgment the requested capital should be contributed. We are not required to honor the funding request from the PC Board if we in good faith deem the request to be imprudent or unjustified.

The benefits of such additional funding would inure to us and to the non-controlling ownership interest of ProtectCELL, in proportion to their respective ownership interests. However, in return for each $1,000 of Additional Fortegra Capital Contributions, we would receive one Series A Preferred Unit. Any unreturned Series A Preferred contribution is deducted from ProtectCELL's valuation in determining the option price.

Off-Balance Sheet Arrangements
We do not have any off-balance sheet arrangements that are reasonably likely to have a material effect on our financial condition, results of operations, liquidity or capital resources.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Effective risk management is fundamental to our ability to protect both our customers' and stockholders' interests. We are exposed to potential losses from various market risks, in particular interest rate risk and credit risk. Additionally, we are exposed to concentration risk and inflation risk.

Interest Rate Risk
Interest rate risk is the possibility that the fair value of liabilities will change more or less than the market value of investments in response to changes in interest rates, including changes in the slope or shape of the yield curve and changes in spreads due to credit risks and other factors.

Interest rate risk arises as we invest substantial funds in interest-sensitive fixed maturity securities primarily in the United States. There are two forms of interest rate risk: price risk and reinvestment risk. Price risk occurs when fluctuations in interest rates have a direct impact on the market valuation of these investments. As interest rates rise, the market value of these investments fall, and conversely, as interest rates fall, the market value of these investments rise. Reinvestment risk occurs when fluctuations in interest rates have a direct impact on expected cash flows from mortgage-backed and asset-backed securities. As interest rates fall, an increase in prepayments on these assets results in earlier than expected receipt of cash flows forcing us to reinvest the proceeds in an unfavorable lower interest rate environment. Conversely, as interest rates rise, a decrease in prepayments on these assets results in later than expected receipt of cash flows forcing us to forgo reinvesting in a favorable higher interest rate environment. We manage interest rate risk by selecting investments with characteristics such as duration, yield, currency and liquidity tailored to the anticipated cash outflow characteristics of our insurance and reinsurance liabilities.

Increases or decreases in interest rates could also impact interest payable under our variable rate indebtedness. As of December 31, 2013, we had $3.3 million outstanding under our credit facilities at a weighted average interest rate of 3.24%. We have the ability to manage interest rate risk by entering into interest rate swap transactions to mitigate the impact of interest rate changes on our debt obligations. At December 31, 2013, we had a single interest rate swap designated as a cash flow hedge, which commenced in June 2012 and expires in June 2017. This transaction swapped the floating rate portion of our $35.0 million in outstanding preferred trust securities to a fixed rate of 3.47% per annum payable quarterly resulting in a total rate of 7.57% after adding the applicable margin of 4.10%. Please see the Note, "Derivative Financial Instruments - Interest Rate Swap" in the Notes to Consolidated Financial Statements included in ITEM 8 of this Form 10-K, for additional information.

Annex E-48

Credit Risk
Credit risk is the possibility that counterparties may not be able to meet payment obligations when they become due. We assume counterparty credit risk in many forms. A counterparty is any person or entity from which cash or other forms of consideration are expected to extinguish a liability or obligation to us. Primarily, our credit risk exposure is concentrated in our fixed maturity investment portfolio and, to a lesser extent, in our reinsurance receivables.

We have exposure to credit risk primarily from customers, as a holder of fixed maturity securities and by entering into reinsurance cessions.  Our risk management strategy and investment strategy is to invest in debt instruments of high credit quality issuers and to limit the amount of credit exposure with respect to any one issuer. We attempt to limit our credit exposure by imposing fixed maturity portfolio limits on individual issuers based upon credit quality.

We are also exposed to the credit risk of our reinsurers. When we reinsure, we are still liable to our insureds regardless of whether we get reimbursed by our reinsurer. As part of our overall risk and capacity management strategy, we purchase reinsurance for certain risks underwritten by our business.

At December 31, 2013, approximately 79% of our $215.1 million in reinsurance receivables, compared to 73%, or $204.0 million, at December 31, 2012, were protected from credit risk by various types of risk mitigation mechanisms such as collateral trusts, letters of credit or by withholding the assets in a modified coinsurance or co-funds-withheld arrangement. For recoverables that are not protected by these mechanisms, we are dependent on the ability of the reinsurer to satisfy claims. Occasionally, the creditworthiness of the reinsurer may become questionable. The majority of our reinsurance exposure not protected by the risk mitigation mechanisms discussed above has been ceded to authorized reinsurance companies rated A- or better by A.M. Best.

Concentration Risk
Concentration risk is the risk that may result from a lack of diversification due to a concentrated exposure to a small number of clients, limited market penetration or reduced geographic coverage.

Our main concentration risk comes in the form of channel distribution risk since almost half of our products are sold through consumer finance distribution channels. Our risk mitigation strategy is to continue to increase the volume of business through other distribution channels.

Inflation Risk
Inflation risk is the possibility that a change in domestic price levels produces an adverse effect on earnings. This typically happens when either invested assets or liabilities, but not both are indexed to inflation. Inflation did not have a material impact on our results of operations, financial condition or cash flows in the periods presented in our Consolidated Financial Statements.

Annex E-49

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORTS OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Fortegra Financial Corporation

We have audited the accompanying consolidated balance sheet of Fortegra Financial Corporation and subsidiaries as of December 31, 2013, and the related statements of income, comprehensive income, stockholders’ equity and cash flows for the year then ended. Our audit also included the financial statement schedule of Fortegra Financial Corporation and subsidiaries listed in Item 15(a). These financial statements and the financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audit. The consolidated financial statements of Fortegra Financial Corporation and subsidiaries as of December 31, 2012, and for the two years then ended were audited by other auditors and whose report, dated March 29, 2013 (except for Note 9, as to which is dated March 14, 2014), expressed an unqualified opinion on those statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2013 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Fortegra Financial Corporation and subsidiaries as of December 31, 2013, and the results of their operations and their cash flows for the year then ended in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Fortegra Financial Corporation and subsidiaries’ internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 1992, and our report dated March 14, 2014 expressed an unqualified opinion on the effectiveness of Fortgera Financial Corporation and subsidiaries’ internal control over financial reporting.

/s/ McGladrey LLP

Jacksonville, Florida
March 14, 2014

Annex E-50

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
Fortegra Financial Corporation

We have audited the consolidated balance sheet as of December 31, 2012 and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for the years ended December 31, 2012 and 2011 of Fortegra Financial Corporation (“the Company”). Our audit also included the financial statement schedules as of December 31, 2012 and for the year ended December 31, 2012 and 2011 listed in the Index at Item 15. These financial statements and schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and schedules based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Fortegra Financial Corporation as of December 31, 2012 and the consolidated results of its operations and cash flows for the years ended December 31, 2012 and 2011, in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Also, in our opinion, the related financial statement schedules for the year ended December 31, 2012 and 2011, when considered in relation to the basic consolidated financial statements taken as a whole; present fairly in all material respects the information set forth therein.

/s/ Johnson Lambert LLP

Jacksonville, Florida
March 29, 2013 (except for Note 9, as to which is dated March 14, 2014)

Annex E-51

FORTEGRA FINANCIAL CORPORATION
 CONSOLIDATED BALANCE SHEETS
(All Amounts in Thousands, Except Share and Per Share Amounts)

	At December 31,
	2013	2012
Assets:
Investments:
Fixed maturity securities available-for-sale, at fair value (amortized cost of $133,288 at December 31, 2013 and $107,095 at December 31, 2012)	$131,751	$110,641
Equity securities available-for-sale, at fair value (cost of $7,081 at December 31, 2013 and $6,082 at December 31, 2012)	6,198	6,220
Short-term investments	871	1,222
Total investments	138,820	118,083
Cash and cash equivalents	21,681	15,209
Restricted cash	17,293	31,142
Accrued investment income	1,175	1,235
Notes receivable, net	11,920	11,290
Accounts and premiums receivable, net	18,702	27,302
Other receivables	33,409	13,393
Reinsurance receivables	215,084	203,988
Deferred acquisition costs	78,042	59,320
Property and equipment, net	14,332	17,900
Goodwill	73,701	127,679
Other intangible assets, net	49,173	70,310
Income taxes receivable	—	2,919
Other assets	6,307	7,667
Assets of discontinued operations	791	—
Total assets	$680,430	$707,437

Liabilities:
Unpaid claims	$34,732	$33,007
Unearned premiums	256,380	235,900
Policyholder account balances	23,486	26,023
Accrued expenses, accounts payable and other liabilities	53,035	58,660
Income taxes payable	2,842	—
Deferred revenue	76,927	55,043
Notes payable	3,273	89,438
Preferred trust securities	35,000	35,000
Deferred income taxes, net	19,659	28,651
Liabilities of discontinued operations	8,603	—
Total liabilities	513,937	561,722
Commitments and Contingencies (Note 25)

Stockholders' Equity:
Preferred stock, par value $0.01; 10,000,000 shares authorized; none issued	—	—
Common stock, par value $0.01; 150,000,000 shares authorized; 20,912,853 and 20,710,370 shares issued at December 31, 2013 and 2012, respectively, including shares in treasury	209	207
Treasury stock, at cost; 1,224,182 shares and 1,024,212 shares at December 31, 2013 and 2012, respectively	(8,014)	(6,651)
Additional paid-in capital	99,398	97,641
Accumulated other comprehensive loss, net of tax	(3,665)	(631)
Retained earnings	72,532	49,817
Stockholders' equity before non-controlling interests	160,460	140,383
Non-controlling interests	6,033	5,332
Total stockholders' equity	166,493	145,715
Total liabilities and stockholders' equity	$680,430	$707,437

See accompanying Notes to Consolidated Financial Statements.

Annex E-52

FORTEGRA FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME
(All Amounts in Thousands, Except Share and Per Share Amounts)

	For the Years Ended December 31,
	2013	2012	2011
Revenues:
Service and administrative fees	$172,427	$90,550	$94,464
Ceding commissions	32,824	34,825	29,495
Net investment income	3,050	3,067	3,368
Net realized investment gains	2,043	3	4,193
Net earned premium	136,787	127,625	115,503
Other income	736	269	170
Total revenues	347,867	256,339	247,193

Expenses:
Net losses and loss adjustment expenses	41,567	40,219	37,949
Member benefit claims	46,019	4,642	4,409
Commissions	154,606	128,741	126,918
Personnel costs	39,487	28,475	26,021
Other operating expenses	35,117	24,233	23,739
Depreciation and amortization	4,858	3,275	2,662
Amortization of intangibles	5,527	2,742	2,819
Interest expense	3,621	4,334	4,690
(Gain) Loss on sale of subsidiary	(402)	—	477
Total expenses	330,400	236,661	229,684
Income from continuing operations before income taxes	17,467	19,678	17,509
Income taxes - continuing operations	5,660	6,716	5,947
Income from continuing operations before non-controlling interests	11,807	12,962	11,562
Discontinued operations:
Income from discontinued operations - net of tax	3,546	2,275	1,777
Gain on sale of discontinued operations - net of tax	8,844	—	—
Discontinued operations - net of tax	12,390	2,275	1,777
Net income before non-controlling interests	24,197	15,237	13,339
Less: net income (loss) attributable to non-controlling interests	1,482	72	(170)
Net income attributable to Fortegra Financial Corporation	$22,715	$15,165	$13,509

Earnings per share - Basic:
Net income from continuing operations - net of tax	$0.53	$0.65	$0.57
Discontinued operations - net of tax	0.64	0.12	0.09
Net income attributable to Fortegra Financial Corporation	$1.17	$0.77	$0.66

Earnings per share - Diluted:
Net income from continuing operations - net of tax	$0.50	$0.63	$0.55
Discontinued operations - net of tax	0.61	0.11	0.09
Net income attributable to Fortegra Financial Corporation	$1.11	$0.74	$0.64

Weighted average common shares outstanding:
Basic	19,477,802	19,655,492	20,352,027
Diluted	20,482,652	20,600,362	21,265,801

See accompanying Notes to Consolidated Financial Statements.

Annex E-53

FORTEGRA FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(All Amounts in Thousands)

	For the Years Ended December 31,
	2013	2012	2011
Net income attributable to Fortegra Financial Corporation	$22,715	$15,165	$13,509

Other comprehensive income (loss), net of tax:
Unrealized gains (losses) on available-for-sale securities:
Unrealized holding (losses) gains arising during the period	(4,061)	2,473	1,568
Related tax benefit (expense)	1,421	(865)	(550)
Reclassification of (gains) included in net income	(2,043)	(3)	(4,193)
Related tax expense	715	1	1,468
Unrealized (losses) gains on available-for-sale securities, net of tax	(3,968)	1,606	(1,707)

Interest rate swap:
Unrealized gain (loss) on interest rate swap	277	(1,007)	(3,601)
Related tax (expense) benefit	(97)	352	1,260
Reclassification of losses included in net income	1,132	270	—
Related tax benefit	(396)	(94)	—
Unrealized gain (loss) on interest rate swap, net of tax	916	(479)	(2,341)
Other comprehensive (loss) income before non-controlling interests, net of tax	(3,052)	1,127	(4,048)
Less: comprehensive (loss) income attributable to non-controlling interests	(18)	4	(1)
Other comprehensive (loss) income	(3,034)	1,123	(4,047)
Comprehensive income attributable to Fortegra Financial Corporation	$19,681	$16,288	$9,462

See accompanying Notes to Consolidated Financial Statements.

Annex E-54

FORTEGRA FINANCIAL CORPORATION

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
(All Amounts in Thousands, Except Share Amounts)

	Common Stock		Treasury Stock
	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Non-controlling Interests	Total Stockholders' Equity
Balance, December 31, 2010	20,256,735	$203	(44,578)	$(176)	$95,556	$2,293	$21,143	$682	$119,701
Net income (loss)	—	—	—	—	—	—	13,509	(170)	13,339
Other comprehensive loss	—	—	—	—	—	(4,047)	—	(1)	(4,048)
Stock-based compensation	—	—	—	—	763	—	—	—	763
Shares issued for the Employee Stock Purchase Plan	10,167	—	—	—	58	—	—	—	58
Treasury stock purchased	—	—	(471,554)	(2,552)	—	—	—	—	(2,552)
Options exercised, net of forfeitures	294,426	3	—	—	648	—	—	—	651
Initial public offering costs	—	—	—	—	(826)	—	—	—	(826)
Balance, December 31, 2011	20,561,328	$206	(516,132)	$(2,728)	$96,199	$(1,754)	$34,652	$511	$127,086
Net income	—	—	—	—	—	—	15,165	72	15,237
Other comprehensive income	—	—	—	—	—	1,123	—	4	1,127
Stock-based compensation	87,011	1	—	—	1,043	—	—	—	1,044
Direct stock awards to employees	6,020	—	—	—	49	—	—		49
Shares issued for the Employee Stock Purchase Plan	53,511	—	—	—	330				330
Treasury stock purchased	—	—	(508,080)	(3,923)	—	—	—	—	(3,923)
Options exercised, net of forfeitures	2,500	—	—	—	20	—	—	—	20
Non-controlling interest attributable to ProtectCELL acquisition	—	—	—	—	—	—	—	4,745	4,745
Balance, December 31, 2012	20,710,370	$207	(1,024,212)	$(6,651)	$97,641	$(631)	$49,817	$5,332	$145,715
Net income	—	—	—	—	—	—	22,715	1,482	24,197
Other comprehensive loss	—	—	—	—	—	(3,034)	—	(18)	(3,052)
Dividends paid to non-controlling interests	—	—	—	—	—	—	—	(43)	(43)
Distributions to non-controlling interest partners	—	—	—	—	—	—	—	(720)	(720)
Stock-based compensation	130,784	1	—	—	1,329	—	—	—	1,330
Direct stock awards to employees	4,113	—	—	—	31	—	—	—	31
Shares issued for the Employee Stock Purchase Plan	61,336	1	—	—	357	—	—	—	358
Treasury stock purchased, net of issuances	—	—	(199,970)	(1,363)	(9)	—	—	—	(1,372)
Options exercised, net of forfeitures	6,250	—	—	—	49	—	—	—	49
Balance, December 31, 2013	20,912,853	$209	(1,224,182)	$(8,014)	$99,398	$(3,665)	$72,532	$6,033	$166,493

See accompanying Notes to Consolidated Financial Statements.

Annex E-55

FORTEGRA FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS
(All Amounts in Thousands)

	For the Years Ended December 31,
	2013	2012	2011
Operating Activities
Net income	$22,715	$15,165	$13,509
Adjustments to reconcile net income to net cash flows provided by operating activities:
Change in deferred acquisition costs	(18,722)	(3,692)	3,908
Depreciation and amortization	12,930	8,886	8,029
Deferred income tax (benefit) expense - continuing operations	(2,318)	2,444	1,150
Deferred income tax expense - discontinued operations	428	1,808	571
Net realized investment gains	(2,043)	(3)	(4,193)
Gain on sale of discontinued operations, net of tax	(8,844)	—	—
(Gain) loss on sale of subsidiary	(402)	—	477
Stock-based compensation expense	1,330	1,044	763
Direct stock awards to employees	31	49	—
Amortization of premiums and accretion of discounts on investments	1,496	1,283	609
Non-controlling interests	1,482	72	(170)
Change in allowance for doubtful accounts	(46)	(90)	(31)
Changes in operating assets and liabilities, net of the effects of acquisitions and dispositions:
Accrued investment income	78	(306)	(16)
Accounts and premiums receivable, net	(8,338)	(4,933)	(898)
Other receivables	(19,997)	(4,139)	(1,769)
Reinsurance receivables	(10,896)	(9,248)	(5,181)
Income taxes receivable	2,874	(3,628)	818
Other assets	1,203	865	(389)
Unpaid claims	1,525	248	(315)
Unearned premiums	20,480	7,971	14,373
Policyholder account balances	(2,537)	(2,017)	(45)
Accrued expenses, accounts payable and other liabilities	22,758	20,190	(14,909)
Income taxes payable	2,802	(1,344)	1,344
Deferred revenue	22,469	1,363	(6,469)
Net cash flows provided by operating activities	40,458	31,988	11,166
Investing activities
Proceeds from maturities, calls and prepayments of available-for-sale investments	10,297	11,138	9,691
Proceeds from sales of available-for-sale investments	54,663	8,364	62,300
Net change in short-term investments	351	100	100
Purchases of available-for-sale investments	(90,849)	(40,445)	(62,147)
Purchases of property and equipment	(3,268)	(5,830)	(6,280)
Net paid for acquisitions of subsidiaries, net of cash received	(3,112)	(21,820)	(49,873)
Sale of subsidiaries, net of cash received (paid)	83,975	—	(153)
Net issuance of notes receivable	(6,765)	(1,346)	(975)
Net proceeds from related party note receivable	6,135	—	—
Change in restricted cash, net of restricted cash received (paid) from acquisitions and divestitures	2,683	(9,452)	1,542
Net cash flows provided by (used in) investing activities	54,110	(59,291)	(45,795)
Financing activities
Payments on notes payable	(101,938)	(130,450)	(74,263)
Proceeds from notes payable	15,773	146,888	110,550
Capitalized closing costs for notes payable	(202)	(1,692)	—
Payments for initial public offering costs	—	—	(826)
Payments on redeemable preferred stock	—	—	(11,040)
Net proceeds from exercise of stock options	49	20	607
Excess tax benefits from stock-based compensation	—	—	45
Purchase of treasury stock	(1,372)	(3,923)	(2,552)
Net proceeds received from stock issued in the Employee Stock Purchase Plan	357	330	58
Distributions to non-controlling interest partners	(720)	—	—
Dividends paid to non-controlling interests	(43)	—	—
Net cash flows (used in) provided by financing activities	(88,096)	11,173	22,579
Net increase (decrease) in cash and cash equivalents	6,472	(16,130)	(12,050)
Cash and cash equivalents, beginning of period	15,209	31,339	43,389
Cash and cash equivalents, end of period	$21,681	$15,209	$31,339

Supplemental disclosures of cash payments for:
Interest	$5,493	$5,292	$6,184
Income taxes	3,877	8,684	3,451
Non-cash investing activities
Non-cash consideration received from the sale of subsidiary	$—	$—	$1,143

See accompanying Notes to Consolidated Financial Statements.

Annex E-56

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

Nature of Operations

Fortegra Financial Corporation (references in this Form 10-K to "Fortegra Financial," "Fortegra," "we," "us," "the Company" or similar terms refer to Fortegra Financial Corporation and its subsidiaries), traded on the New York Stock Exchange under the symbol: FRF, is an insurance services company headquartered in Jacksonville, Florida. Fortegra offers a wide array of revenue enhancing products, including payment protection products, motor club memberships, service contracts, device and warranty services, and administration services, to our business partners, including insurance companies, retailers, dealers, insurance brokers and agents and financial services companies. In 2008, the Company changed its name from Life of the South Corporation to Fortegra Financial Corporation. The Company was incorporated in 1981 in the State of Georgia and re-incorporated in the State of Delaware in 2010. Most of the Company's business is generated through networks of small to mid-sized community and regional banks, small loan companies, independent wireless retailers and automobile dealerships. The Company's subsidiaries (100% direct or indirect ownership, unless otherwise noted below) at December 31, 2013, are as follows:

•	4Warranty Corporation ("4Warranty")

•	Auto Knight Motor Club, Inc. ("Auto Knight")

•	Continental Car Club, Inc. ("Continental")

•	CRC Reassurance Company, Ltd. ("CRC") *

•	Digital Leash, LLC, d/b/a ProtectCELL ("ProtectCELL"), 62.4% owned

•	Insurance Company of the South ("ICOTS") *

•	Life of the South Insurance Company ("LOTS") * and its subsidiary, Bankers Life of Louisiana ("Bankers Life") *

•	LOTS Intermediate Co. ("LOTS IM")

•	LOTS Reassurance Company ("LOTS RE") *

•	LOTSolutions, Inc.

•	Lyndon Southern Insurance Company ("Lyndon Southern") *

•	Pacific Benefits Group Northwest, LLC ("PBG")

•	Response Indemnity Company of California ("RICC") *

•	South Bay Acceptance Corporation ("South Bay")

•	South Bay Financial Services, LLC ("SBFS")

•	Southern Financial Life Insurance Company ("SFLAC"), 85.0% owned *

•	United Motor Club of America, Inc. ("United")

* = Insurance company subsidiary

1. Basis of Presentation

These Consolidated Financial Statements reflect the consolidated financial statements of Fortegra Financial Corporation and its subsidiaries. The accompanying Consolidated Financial Statements of Fortegra have been prepared in conformity with generally accepted accounting principles in the United States of America ("U.S. GAAP") promulgated by the Financial Accounting Standards Board ("FASB") and the Accounting Standards Codification ("ASC").

2. Summary of Significant Accounting Policies

The following is a summary of significant accounting policies followed in the preparation of the Consolidated Financial Statements:

Principles of Consolidation
The Consolidated Financial Statements include the accounts of Fortegra Financial Corporation and its majority-owned and controlled subsidiaries. All material intercompany account balances and transactions have been eliminated.

Non-Controlling Interests
The third-party ownership of the common stock of SFLAC and of the ownership interests of ProtectCELL, which is treated as a partnership for income tax purposes, have been reflected as non-controlling interests on the Consolidated Balance Sheets. The following table shows the amount outstanding and the percentage of non-controlling interest by entity:

	At December 31,
	2013		2012		2011
	Amount	Percent	Amount	Percent	Amount	Percent
ProtectCELL	$5,471	37.6%	$4,745	37.6%	$—	—%
SFLAC	562	15.0%	587	15.0%	511	15.0%
Total non-controlling interests	$6,033		$5,332		$511

Annex E-57

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

Income (loss) attributable to these non-controlling interests has been reflected on the Consolidated Statements of Income as net income (loss) attributable to non-controlling interests and on the Consolidated Statements of Comprehensive Income as comprehensive income (loss) attributable to non-controlling interests.

Certain changes to the Consolidated Balance Sheet amounts for December 31, 2012 have been made in accordance with accounting for business combinations, to reflect the retrospective final valuation adjustments made to the fair values of acquired net assets and the non-controlling interests of ProtectCELL. Please see the Note, "Business Acquisitions," for more information on the final valuation adjustments.

Reportable Segment
The Company reports operating results and financial data in one operating and one reportable segment, Protection Products and Services. Prior to the fourth quarter of 2013, the Company operated in three business segments: (i) Payment Protection, (ii) Business Process Outsourcing and (iii) Brokerage. In connection with the Company's decision to dispose of Bliss and Glennon, Inc. ("Bliss and Glennon") and eReinsure.com, Inc. ("eReinsure") in the fourth quarter of 2013, the Company realigned its reporting structure, to manage its business as a single profit center. Accordingly, we now have one reportable segment. This change is consistent with the Chief Operating Decision Maker's approach to managing the business and related resources. The Company has determined that it's Chief Executive Officer is the Chief Operating Decision Maker. The financial results of the Company's single segment are equal to the net income from continuing operations reported in the Consolidated Statements of Income for all periods presented.

Discontinued Operations
The results of operations of a business of the Company that either has been disposed of or is classified as held-for-sale are reported in discontinued operations if: 1) the operations and cash flows of the component have been or will be eliminated from the ongoing operations of the Company as a result of the disposal transaction and 2) the Company will not have any significant continuing involvement in the operations of the component after the disposal transaction. The Company presents the operations of business(es) that meet the criteria for reporting as discontinued operations, and retrospectively reclassifies operating results for all prior periods presented.

On December 31, 2013, the Company completed the sale of its 100% ownership of Bliss and Glennon and eReinsure, and recognized a gain related to the sale of these businesses in the line "Gain on sale of discontinued operations - net of tax" in the Consolidated Statements of Income for the year ended December 31, 2013. The operating results of these businesses are reported in the line "Income from discontinued operations - net of tax" in the Consolidated Statements of Income for all periods presented. In accordance with accounting guidance, the Company has elected to not separately disclose the cash flows related to the Bliss and Glennon and eReinsure discontinued operations.

In addition, certain assets and liabilities associated with the disposition of Bliss and Glennon and eReinsure that are still subject to final settlement have been reclassified into the line items "Assets of discontinued operations" and "Liabilities of discontinued operations," in the Consolidated Balance Sheet at December 31, 2013. See the Note, "Divestitures," for more information on discontinued operations.

Comprehensive Income (Loss)
Comprehensive income (loss) includes net income and other items of comprehensive income. These other items are generally comprised of unrealized gains and losses on investment securities classified as available-for-sale and unrealized gains and losses on the interest rate swap, net of the related tax effects.

Use of Estimates
Preparation of consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications and Revision of Previously Issued Consolidated Financial Statements
Certain items in prior consolidated financial statements have been reclassified to conform to the current presentation, which had no impact on net income, comprehensive income or loss, net cash provided by operating activities or stockholders' equity.

Change in Accounting Estimate - Unearned Premium Reserves
Prior to September 30, 2012, the Company's method of estimating unearned premium reserves in relation to the loss patterns and the related recognition of income for certain types of credit property and vendor single interest payment protection products was based on the pro-rata method.  The use of the pro-rata method was based on the best information available at the time the Company's financial statements were prepared.

Annex E-58

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

During 2011 and 2012, the Company had increased the volume of business related to these product types, thereby increasing the volume of policy and claims data specific to those product types. During the three months ended September 30, 2012, the Company determined it had accumulated a sufficient volume of policy and claims data to be able to perform an actuarial analysis in order to determine the preferable estimation approach. As a result of the analysis of the additional data, the Company gained better insight into its product loss patterns, resulting in improved judgment and estimation to more accurately calculate the unearned premium reserves and the associated recognition of income. Upon completion of the analysis, Management determined that the Rule of 78's applied on a daily basis provides a more accurate representation of historical loss patterns and the recognition of the related income for these products; as such, the estimation method was changed. The change in approach has been accounted for as a change in accounting estimate that is effected by a change in accounting principle and is justifiable in that it is the preferable approach for income recognition based on the Company's actuarial study.  This change in accounting estimate was applied prospectively. Summarized below is the effect of the change in accounting estimate on the Consolidated Statement of Income for the following period:

For the Nine Months Ended
September 30, 2012
Revenues:
Net earned premium	$1,845
Ceding commissions	2,135
Net increase to total revenues from the change in accounting estimate	3,980
Expenses:
Commissions	2,739
Other operating expenses	(268)
Net increase to total expenses from the change in accounting estimate	2,471
Net increase to income before income taxes from the change in accounting estimate	1,509
Income taxes	533
Net increase to net income from the change in accounting estimate	$976

Increase to earnings per share from the change in accounting estimate:
Basic	$0.05
Diluted	$0.05

Subsequent Events
The Company reviewed all material events subsequent to December 31, 2013 that occurred up to the date the Company's Consolidated Financial Statements were issued to determine whether any event required recognition or disclosure in these Consolidated Financial Statements and/or disclosure in the notes thereto. For more information, please see the Note, "Subsequent Events."

Fair Value
Fair value is defined in the ASC as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The ASC established a three-level hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). If the inputs used to measure the assets or liabilities fall within different levels of the hierarchy, the classification is based on the lowest level input that is significant to the fair value measurement of the asset or liability. Classification of assets and liabilities within the hierarchy considers the markets in which the assets and liabilities are traded and the reliability and transparency of the assumptions used to determine fair value. The hierarchy requires the use of observable market data when available. The levels of the hierarchy and those investments included in each are as follows:

Level 1 - Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities traded in active markets.
Level 2 - Inputs to the valuation methodology include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability and market-corroborated inputs.
Level 3 - Inputs to the valuation methodology are unobservable for the asset or liability and are significant to the fair value measurement. These unobservable inputs are derived from the Company's internal calculations, estimates and assumptions and require significant management judgment or estimation.

The Company's policy is to recognize transfers between levels as of the actual date of the event or change in circumstances that caused the transfer.

Annex E-59

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

Cash and cash equivalents and restricted cash: The estimated fair value of cash and cash equivalents and restricted cash approximates their carrying value.

Fixed maturity securities: Fair values were obtained from market value quotations provided by an independent pricing service.

Equity securities: The fair values of publicly traded common and preferred stocks were obtained from market value quotations provided by an independent pricing service. The fair values of non-publicly traded common and preferred stocks were based on prices obtained from an independent pricing service.

Notes receivable: The carrying amounts approximate fair value because the interest rates charged approximate current market rates for similar credit risks. These values are net of allowance for doubtful accounts.

Accounts and premiums receivable, net, and other receivables: The carrying amounts approximate fair value since no interest rate is charged on these short duration assets.

Short-term investments: The carrying amounts approximate fair value because of the short maturities of these instruments.

Notes payable and preferred trust securities: The carrying amounts approximate fair value because the applicable interest rates approximate current rates offered to the Company for similar instruments.

Interest rate swap: The fair value of the interest rate swap is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of the interest rate swap. This analysis reflects the contractual terms of the interest rate swap, including the period to maturity, and uses observable market-based inputs, including interest rate curves and implied volatilities.

The estimated fair values presented for the Company's investment portfolio are based on prices provided by an independent pricing service and a third party investment manager. The prices provided by these services are based on quoted market prices, when available, non-binding broker quotes, or matrix pricing. The independent pricing service and the third party investment manager provide a single price or quote per security. The Company obtains an understanding of the methods, models and inputs used by the independent pricing service and the third party investment manager, and has controls in place to validate that the amounts provided represent fair values.

Revenue Recognition
The Company's revenues are primarily derived from service and administrative fees, ceding commissions, net investment income and net earned premium.

Service and Administrative Fees
The Company earns service and administrative fees from a variety of activities. Such fees are typically positively correlated with transaction volume and are recognized as revenue as they become both realized and earned.

 Service Fees. Service fee revenue is recognized as the services are performed. These services include fulfillment, software development, and claims handling for our customers. Collateral tracking fee income is recognized when the service is performed and billed. Management reviews the financial results under each significant contract on a monthly basis. Any losses that may occur due to a specific contract would be recognized in the period in which the loss is determined probable. During the years ended December 31, 2013, 2012 and 2011, the Company has not incurred a loss with respect to a specific significant service fee contract.

Administrative Fees. Administrative fee revenue includes the administration of credit insurance, debt cancellation programs, motor club programs, and warranty programs. Related administrative fee revenue is recognized consistent with the earnings recognition pattern of the underlying insurance policies, debt cancellation contracts and motor club memberships being administered, using Rule of 78's, modified Rule of 78's, pro rata, or other methods as appropriate for the contract. Management selects the appropriate method based on available information, and periodically reviews the selections as additional information becomes available.

Ceding Commissions
Ceding commissions earned under coinsurance agreements are based on contractual formulas that take into account, in part, underwriting performance and investment returns experienced by the assuming companies. As experience changes, adjustments to the ceding commissions are reflected in the period incurred and are based on the claim experience of the related policy.  The adjustment is calculated by adding the earned premium and investment income from the assets held in trust for the Company's benefit less earned commissions, incurred claims and the reinsurer's fee for the coverage.

Annex E-60

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

Net Investment Income
The Company earns net investment income from interest and dividends received from the investment portfolio, less portfolio management expenses and interest earned on cash accounts and notes receivable. Investment income also includes any amortization of premiums and accretion of discounts on securities acquired at other than par value.

Net Earned Premium
Net earned premium is from direct and assumed earned premium consisting of revenue generated from the direct sale of payment protection insurance policies by the Company's distributors and premiums written for payment protection insurance policies by another carrier and assumed by the Company. Whether direct or assumed, the premium is earned over the life of the respective policy using methods appropriate to the pattern of losses for the type of business. Methods used include the Rule of 78's, pro rata, and other actuarial methods. Management selects the appropriate method based on available information, and periodically reviews the selections as additional information becomes available. Direct and assumed premiums are offset by premiums ceded to the Company's reinsurers, including producer owned reinsurance companies ("PORCs"), earned in the same manner. The amount ceded is proportional to the amount of risk assumed by the reinsurer.

Net Losses and Loss Adjustment Expenses
Net losses and loss adjustment expenses include actual claims paid and the change in unpaid claim reserves, net of amounts ceded. Incurred claims are impacted by loss frequency, which is the measure of the number of claims per unit of insured exposure, and loss severity, which is based on the average size of claims. Factors affecting loss frequency and loss severity include changes in claims reporting patterns, claims settlement patterns, judicial decisions, legislation, economic conditions, morbidity patterns and the attitudes of claimants towards settlements.

Actual claims paid are claims payments made to the policyholder or beneficiary during the accounting period. The change in unpaid claim reserve is an increase or reduction to the unpaid claim reserve in the accounting period to maintain the unpaid claim reserve at the levels evaluated by our actuaries.

Unpaid claims are reserve estimates that are established in accordance with U.S. GAAP using generally accepted actuarial methods. Credit life and AD&D unpaid claims reserves include claims in the course of settlement and incurred but not reported ("IBNR"). Credit disability unpaid claims reserves also include continuing claim reserves for open disability claims. For all other product lines, unpaid claims reserves are bulk reserves and are entirely IBNR. The Company uses a number of algorithms in establishing its unpaid claims reserves. These algorithms are used to calculate unpaid claims as a function of paid losses, earned premium, target loss ratios, in-force amounts, unearned premium reserves, industry recognized morbidity tables or a combination of these factors.

In arriving at the unpaid claims reserves, the Company conducts an actuarial analysis on a basis gross of reinsurance. The same estimates used as a basis in calculating the gross unpaid claims reserves are then used as the basis for calculating the net unpaid claims reserves, which take into account the impact of reinsurance. Anticipated future loss development patterns form a key assumption underlying these analyses. Our claims are generally reported and settled quickly, resulting in consistent historical loss development patterns. From the anticipated loss development patterns, a variety of actuarial loss projection techniques are employed, such as the chain ladder method, the Bornhuetter-Ferguson method and expected loss ratio method.

The unpaid claims reserves represent the Company's best estimates, generally involving actuarial projections at a given time. Actual claim costs are dependent upon a number of complex factors such as changes in doctrines of legal liabilities and damage awards. These factors are not directly quantifiable, particularly on a prospective basis. The Company periodically reviews and updates its methods of making such unpaid claims reserve estimates and establishing the related liabilities based on our actual experience. The Company has not made any changes to its methodologies for determining unpaid claims reserves in the periods presented.

Member Benefit Claims
Member benefit claims represent claims paid on behalf of contract holders directly to third party providers for roadside assistance and for the repair or replacement of covered products.  Claims can also be paid directly to contract holders as a reimbursement payment, provided supporting documentation of loss is submitted to the Company.  Claims are recognized as expense when incurred.

Investments
Both fixed maturity securities and equity securities are classified as available-for-sale and carried at fair value with unrealized gains and losses reflected in other comprehensive income, net of tax. The cost of investments sold and any resulting gain or loss is based on the specific identification method and is recognized as of the trade date.

The Company conducts a quarterly review of all fixed maturity and equity securities with fair values less than their cost basis or amortized cost to determine if the decline in the fair value is other-than-temporary. In estimating other-than-temporary impairment ("OTTI") losses, the Company considers the following factors in assessing OTTI for fixed maturity and equity securities:

•	the length of time and the extent to which fair value has been less than cost;

Annex E-61

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

•	the Company's intent and ability to hold the investment for a sufficient period to allow for any anticipated recovery in fair value;

•
evidence supporting that the decline is not other-than-temporary. Supporting evidence could include a recovery in the investment's fair value subsequent to the date of the statement of financial position, a return of the investee to profitability and the investee's improved financial performance and future prospects (such as earnings trends or recent dividend payments), or the improvement of financial condition and prospects for the investee's geographic region and industry;

•
issuer-specific considerations, including an event of missed or late payment or default, adverse changes in key financial ratios, an increase in nonperforming loans, a decline in earnings substantially below that of the investee's peers, downgrading of the investee's debt rating or suspension of trading in the security;

•
the occurrence of a significant economic event that may affect the industry in which an issuer participates, including a change that might adversely impact the investee's ability to achieve profitability in its operations; and

•
with regards to commercial mortgage-backed securities ("CMBS"), the Company also evaluates key assumptions such as breakeven constant default rates and credit enhancement levels. The breakeven constant default rate indicates the percentage of the pool's outstanding loans that must default each and every year with 40 percent loss severity (i.e., a recovery rate of 60 percent) for a CMBS class/tranche to experience its first dollar of principal loss. Credit enhancements indicate how much protection, or "cushion," there is to absorb losses in a particular deal before an actual loss would impact a specific security.

When, in the opinion of management, a decline in the estimated fair value of an investment is considered to be other-than-temporary or management intends to sell or is required to sell the investment prior to the recovery of cost, the investment is written down to its estimated fair value with the impairment loss charged to earnings and included in net realized gains (losses) in the Consolidated Statements of Income. OTTI losses on equity securities and losses related to the credit component of the impairment on fixed maturity securities are recorded in the Consolidated Statements of Income as realized losses on investments and result in a permanent reduction of the cost basis of the underlying investment. Losses relating to the non-credit component of OTTI losses on fixed maturity securities are recorded in accumulated other comprehensive income (loss) ("AOCI") in the Consolidated Balance Sheets. The determination of OTTI is a subjective process, and different judgments and assumptions could affect the fair value determination and the timing of loss realization.

Short-term Investments
Short-term investments consist of certificates of deposit issued by federally insured depository institutions and normally have maturities of less than one year. At various times throughout the year, the Company may have certificates of deposit with financial institutions that exceed the Federal Deposit Insurance Corporation ("FDIC") insurance limit amount of $250,000. The Company did not have any certificates of deposit at December 31, 2013 and 2012, respectively, which exceeded the FDIC insurance limit of $250,000. Management reviews the financial viability of these financial institutions on a periodic basis and does not anticipate nonperformance by the financial institutions.

Cash and Cash Equivalents
Cash and cash equivalents consist primarily of highly liquid investments, with original maturities of three months or less when purchased. At various times throughout the year, the Company may have cash deposited with financial institutions that exceed the federally insured deposit amount. Management reviews the financial viability of these financial institutions on a periodic basis and does not anticipate nonperformance by the financial institutions. The Company had approximately $18.9 million and $8.2 million of cash in interest bearing money market accounts at December 31, 2013 and 2012, respectively, which exceeded the FDIC insurance limit of $250,000.

Restricted Cash
Restricted cash primarily represents unremitted premiums received from agents, unremitted claims received from insurers, fiduciary cash for reinsurers and pledged assets for the protection of policy holders in various state jurisdictions. Restricted cash is generally required to be kept in certain bank accounts subject to guidelines, which emphasize capital preservation and liquidity; pursuant to the laws of certain states in which the Company's subsidiaries operate and applicable contractual obligations, such funds are not available to service the Company's debt or for other general corporate purposes. The Company is entitled to retain investment income earned on these fiduciary funds. At December 31, 2013 and 2012, none of the Company's restricted cash was held in interest bearing money market accounts subject to the FDIC insurance limit of $250,000.

Accounts and Premiums Receivable, Net
Accounts and premiums receivable are presented net of the allowance for doubtful accounts and consist primarily of advance commissions and agents' balances in course of collection and billed but not collected policy premiums. For policy premiums that have been billed but not collected, the Company records a receivable on its balance sheet for the full amount of the premium billed, with a corresponding liability, net of its commission, to insurance carriers. The Company earns interest on the premium cash during the period of time between receipt of the funds and payment of these funds to insurance carriers. The Company maintains an allowance for doubtful accounts based on an estimate of uncollectible accounts. The allowance for doubtful accounts totaled $0.5 million and $0.5 million at December 31, 2013 and 2012, respectively,

Annex E-62

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

Other Receivables
Other receivables primarily represent amounts due to the Company from its business partners for retrospective commissions net of allowance and for motor club membership fees.

Reinsurance Receivables
The Company has various reinsurance agreements in place whereby the amount of risk in excess of the Company's retention goals is reinsured by unrelated domestic and foreign insurance companies. The Company remains liable to policyholders in the event that the assuming companies are unable to meet their obligations. Reinsurance receivables include amounts related to paid benefits, unpaid benefits and prepaid reinsurance premiums. Reinsurance receivables are based upon estimates and are reported on the Consolidated Balance Sheets separately as assets, as reinsurance does not relieve the Company of its legal liability to policyholders. The Company is required to pay losses even if a reinsurer fails to meet its obligations under the applicable reinsurance agreement. Management continually monitors the financial condition and agency ratings of the Company's reinsurers and believes that the reinsurance receivables accrued are collectible. Balances recoverable from reinsurers and amounts ceded to reinsurers relating to the unexpired portion of reinsured policies are presented as assets. Experience refunds from reinsurers are recognized based on the underwriting experience of the underlying contracts.

Deferred Acquisition Costs
Deferred Acquisition Costs - Insurance Related
The Company defers certain costs of acquiring new and renewal business. These costs are limited to direct costs that resulted from successful contract transactions and would not have been incurred by the Company's insurance company subsidiaries had the transactions not occurred. These capitalized costs are amortized as the related premium is earned. The following table shows the amortization of deferred acquisition costs for the Company's insurance contracts:

	For the Years Ended December 31,
	2013	2012	2011
Total amortization of deferred acquisition costs - insurance related	$67,629	$61,042	$55,958
The Company evaluates whether deferred acquisition costs-insurance related are recoverable at year-end, and considers investment income in the recoverability analysis. As a result of the Company's evaluations, no write-offs for unrecoverable deferred acquisition costs were recognized during the years ending December 31, 2013, 2012 and 2011.

Deferred Acquisition Costs - Non-insurance Related
The Company defers certain costs of acquiring new and renewal business related to non-insurance subsidiary transactions. These costs are limited to prepaid direct costs, typically commissions and contract transaction fees, that resulted from successful contract transactions and would not have been incurred by the Company had the transactions not occurred. These capitalized costs are amortized as the related service and administrative fees are earned. The following table shows the amortization of deferred acquisition costs for the Company's non-insurance products:

	For the Years Ended December 31,
	2013	2012	2011
Total amortization of deferred acquisition costs - non-insurance related	$64,009	$52,539	$57,358

The Company evaluates whether deferred acquisition costs - non-insurance related are recoverable at year-end. As a result of the Company's evaluations, no write-offs for unrecoverable deferred acquisition costs were recognized during the years ending December 31, 2013, 2012 and 2011.

Inventory
Inventory, which is included in other assets as a result of the 2012 acquisition of ProtectCELL, consists of mobile electronic devices and totaled $2.1 million and $1.4 million at December 31, 2013 and 2012, respectively. All inventoried handsets are recorded at actual cost, using the specific identification method, with the exception of repaired devices received from a single supplier relationship, which are recorded using an average cost method. Damaged or obsolete inventory is adjusted out of inventory on a monthly basis and recorded as an expense for the period. Mobile electronic devices that are either obsolete or beyond economical repair are used for parts in refurbishing other devices, or disposed of.  Devices that are refurbished are recorded into inventory at their repair costs.

Property and Equipment
Property and equipment is carried at cost, net of accumulated depreciation and amortization. Gains and losses on sales and disposals of property and equipment are based on the net book value of the related asset at the disposal date using the specific identification method with the corresponding gain or loss recorded to operations when incurred. Maintenance and repairs, which do not materially extend asset useful life and minor replacements, are charged to earnings when incurred. Depreciation expense is computed using the straight-line method over the estimated useful lives of the respective assets with three years for computers and five years for furniture,

Annex E-63

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

fixtures and equipment. Leasehold improvements are depreciated over the remaining life of the lease.

Leases
The Company leases certain equipment under a single capital lease. The assets and liabilities under the capital lease are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset. The assets under the capital lease are depreciated over the lesser of the remaining life of the lease or their estimated productive lives.

The Company also leases certain office space and equipment under operating leases. The Company evaluates its operating leases for the impact of rent escalation clauses, renewal options, lease incentives and rent abatements. Rent escalation clauses, renewal options and lease incentives are considered in determining total rent expense to be recognized during the term of the lease, which begins on the date the Company takes control of the leased space. Rent expense related to lease agreements that contain escalation clauses are recorded on a straight-line basis. Renewal options are considered by evaluating the overall term of the lease. In the event that the Company terminates a lease prior to the expiration, the agreed upon lease termination penalty is charged to expense with a corresponding liability recorded on the Consolidated Balance Sheets. The liability is adjusted for changes, if any, resulting from revisions to the termination amount after the cease-use date.

Internally Developed Software
The Company capitalizes internally developed software costs on a project-by-project basis. Software development costs are carried at unamortized cost and are amortized using the straight-line method over the estimated useful life of the software, typically five years. Amortization begins when the software is ready for its intended use.

Business Combinations and Purchase Price Adjustments
Business Combinations
Business combinations are accounted for using the purchase method with the related net assets and results of operations being included in the Company’s Consolidated Financial Statements as of the respective acquisition date(s).

The assets acquired may consist of a book of business, management contracts, customer relationships, non-compete agreements, trade name, and the excess of purchase price over the fair value of identifiable net assets acquired, or goodwill (see Summary of Significant Accounting Policies, "Goodwill" for more information ). The determination of estimated useful lives and the allocation of the purchase price to the intangible assets requires significant judgment and affects the amount of future amortization and possible impairment charges.

In certain instances, the Company may acquire less than 100% ownership of an entity, resulting in the recording of a non-controlling interest. The non-controlling interest is initially established at a preliminary estimate of fair value, which may be adjusted during the measurement period based upon the results of a valuation study applicable to the business combination. See "Purchase Price Adjustments" below for more information on measurement period adjustments.

Purchase Price Adjustments
The values of certain assets and liabilities acquired in acquisitions are preliminary in nature, and are subject to adjustment as additional information is obtained, including, but not limited to, valuation of separately identifiable intangibles, fixed assets, deferred taxes and deferred revenue. The valuations will be finalized within one year of the close of the acquisition. When the valuations are finalized, any changes to the preliminary valuation of assets acquired or liabilities assumed may result in adjustments to separately identifiable intangible assets and goodwill. A change to the acquisition date value of the identifiable net assets during the measurement period (up to one year from the acquisition date) affects the amount of the purchase price allocated to goodwill. Changes to the purchase price allocation are adjusted retrospectively in the Consolidated Financial Statements.

Goodwill
Goodwill represents the excess cost of an acquisition over the fair value of the net assets acquired in a business combination, and is carried as an asset on the Consolidated Balance Sheets. Goodwill is not amortized, but is reviewed for impairment annually in the fourth quarter, or more frequently if certain indicators arise.

The Company's goodwill impairment analysis typically involves an assessment of qualitative factors to determine whether it is more likely than not that fair value of our reporting unit is less than the recorded book value. If it is more likely than not, management must perform a quantitative test to determine fair value. If that fair value is less than the book value of the reporting unit, an impairment charge is recorded equal to the excess of the carrying amount of goodwill over its implied fair value. At its discretion, management may opt to bypass the qualitative analysis and perform the quantitative test.

Annex E-64

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

The goodwill impairment review is highly judgmental and may involve the use of significant estimates and assumptions impacting the amount of any impairment charge recorded. The estimates and assumptions may have a significant impact on the amount of any impairment charge recorded.
Because the Company changed to one reporting segment in 2013, management bypassed the qualitative analysis, and determined fair value using market based methods including the use of market capitalization plus a control premium. Management assessed goodwill as of December 31, 2013 and 2012, respectively.

Other Intangible Assets
The Company has acquired significant other intangible assets through business acquisitions. The Company's other intangible assets consist indefinite-lived trademarks and licenses, and of finite-lived intangibles, including customer related and contract based assets representing primarily client lists and non-compete arrangements and acquired software. Finite-lived intangible assets are amortized over periods ranging from 0.3 years to 15 years. Certain trademarks are not amortized since these assets have been determined to have indefinite useful lives. The costs to periodically renew other intangible assets are expensed as incurred.

Indefinite-lived intangible assets are tested for impairment at least annually, or whenever events or circumstances indicate that their carrying amount may not be recoverable using an analysis of expected future cash flows. Finite-lived intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or group of assets may not be fully recoverable. These events or changes in circumstances may include a significant deterioration of operating results, changes in business plans, or changes in anticipated future cash flows. If an impairment indicator is present, the Company evaluates recoverability by a comparison of the carrying amount of the assets to future undiscounted cash flows expected to be generated by the assets.  If the sum of the expected future undiscounted cash flows is less than the carrying amount, the Company would recognize an impairment loss. An impairment loss would be measured by comparing the amount by which the carrying value exceeds the fair value of the long-lived assets and intangibles.

Management assessed other intangible assets as of December 31, 2013, 2012 and 2011 and determined that no impairment existed as of those dates.

Unpaid Claims
Unpaid claims include estimates for losses reported prior to the close of the accounting period and other estimates, including amounts for incurred but not reported claims. These liabilities are continuously reviewed and updated by management. Management believes that such liabilities are adequate to cover the estimated cost of the related claims. When management determines that changes in estimates are required, such changes are included in current operations.

The liability for unpaid claims includes estimates of the ultimate cost of known claims plus supplemental reserves calculated based upon loss projections utilizing certain actuarial assumptions and historical and industry data. In establishing its liability for unpaid claims, the Company utilizes the findings of actuaries.

Considerable uncertainty and variability are inherent in such estimates, and accordingly, the subsequent development of these reserves may not conform to the assumptions inherent in the determination. Management believes that the amounts recorded as the liability for policy and claim liabilities represent its best estimate of such amounts. However, actual loss experience may not conform to the assumptions used in determining the estimated amounts for such liability at the balance sheet date. Accordingly, such ultimate amounts could be significantly in excess of or less than the amounts indicated in the Consolidated Financial Statements. As adjustments to these estimates become necessary, such adjustments are reflected in the Consolidated Statements of Income.

Unearned Premiums
Premiums written are earned over the life of the respective policy using the Rule of 78's, pro rata, or other actuarial methods as appropriate for the type of business. Unearned premiums represent the portion of premiums that will be earned in the future. A premium deficiency reserve is recorded if anticipated losses, loss adjustment expenses, deferred acquisition costs and policy maintenance costs exceed the recorded unearned premium reserve and anticipated investment income. As of December 31, 2013 and 2012, no deficiency reserve was recorded.

Policyholder Account Balances
Policyholder account balances relate to investment-type individual annuity contracts in the accumulation phase. Policyholder account balances are carried at accumulated account values, which consist of deposits received, plus interest credited, less withdrawals and assessments. Minimum guaranteed interest credited to these contracts ranges from 3.0% to 4.0%.

Annex E-65

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

Commissions
Commissions are paid to distributors and retailers selling credit insurance policies, motor club memberships, mobile device protection, and warranty service contracts, and are generally deferred and expensed in proportion to the earning of related revenue. Credit insurance commission rates, in many instances, are set by state regulators and are also impacted by market conditions. In certain instances, credit insurance commissions are subject to retrospective adjustment based on the profitability of the related policies. Under these retrospective commission arrangements, the producer of the credit insurance policies receives a retrospective commission if the premium generated by that producer in the accounting period exceeds the costs associated with those policies, which includes the Company's administrative fees, claims, reserves, and premium taxes. The Company analyzes the retrospective commission calculation on a monthly basis for each producer and, based on the analysis associated with each such producer, the Company records a liability for any positive net retrospective commission earned and due to the producer or, conversely, records a receivable, net of allowance, for amounts due from such producer for instances where the net result of the retrospective commission calculation is negative.

The settlement of net positive retrospective commission with the producer in a subsequent period (usually the following month), is made through a cash payment to the producer. If the net result is negative, the Company offsets the receivable amount due from the producer by:

•	reducing future retrospective commissions earned and payable against the receivable amount due from the producer;

•	reducing the producer's up-front commission associated with current period written premium production, which is credited against the receivable amount due from the producer; or

•	invoicing the producer for an amount equal to the amount due to the Company.
The Company reviews, on a regular basis, all instances where the retrospective result is a net negative amount (receivable due from the producer) to determine the action to be implemented with respect to such producer in order to collect any receivable amount.

Deferred Revenues
Deferred revenues represent the portion of income that will be earned in the future attributable to motor club memberships, mobile device protection plans, and other non-insurance service contracts that are earned over the respective contract periods using Rule of 78's, modified Rule of 78's, pro rata, or other methods as appropriate for the contract. A deficiency reserve would be recorded if anticipated contract benefits, deferred acquisition costs and contract service costs exceed the recorded deferred revenues and anticipated investment income. As of December 31, 2013 and 2012, no deficiency reserve was recorded.

Derivative Financial Instruments
Cash Flow Hedge
The Company uses interest rate swaps as part of its risk management strategy to manage interest rate risk and cash flow risk that may arise in connection with the variable interest rate provision of the Company's preferred trust securities. The Company's derivative financial instruments are carried at fair value on the balance sheet.

Changes in fair value associated with the effective portion of a derivative instrument designated as a qualifying cash flow hedge are recognized initially in other comprehensive income (loss). When the cash flows for which the derivative is hedging materialize and are recorded in income or expense, the associated gain or (loss) from the hedging derivative previously recorded in AOCI is recognized in earnings. If a cash flow hedge is de-designated because it is no longer highly effective, or if the hedge relationship is terminated, the cumulative gain or loss on the hedging derivative to that date will continue to be reported in AOCI unless the hedged forecasted transaction is no longer expected to occur, at which time the cumulative gain or loss is recorded into earnings.

The Company records the fair value of the derivative instrument in other assets or other liabilities. To the extent a derivative is an effective hedge of the cash flow risk of the hedged debt obligation, any change in the derivative's fair value is recorded in AOCI, net of income tax. To the extent the derivative is an ineffective hedge, that portion of the change in fair value is recorded in other operating expenses or interest expense as appropriate. The Company is not a party to leveraged derivatives and does not enter into derivative financial instruments for trading or speculative purposes.

Income Taxes
Under Internal Revenue Code Section 1501, the Company files a consolidated federal income tax return with its affiliates which are at least 80% owned by the group. The Company has a tax sharing agreement with its subsidiaries where each company is apportioned the amount of tax equal to that which would be reported on a separate company basis. The components of other comprehensive income or loss included on the Consolidated Statements of Comprehensive Income and on the Consolidated Statements of Stockholders' Equity have been computed based upon the 35% federal tax rate.

Income taxes are accounted for under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

Annex E-66

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the Consolidated Statements of Income in the period that includes the enactment date. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets if it is more likely than not that such assets will not be realized.

The Company uses the two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, based on the technical merits of the position. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. The Company accounts for penalties and interest related to uncertain tax positions as part of its provision for federal and state income taxes.

Stock-Based Compensation
Stock Options and Restricted Stock Awards
The Company has time-based stock options outstanding under its 2005 Equity Incentive Plan (the "2005 Plan") and time-based and performance-based stock options and restricted stock awards outstanding under The 2010 Omnibus Incentive Plan (the "2010 Plan"). Time-based stock options and restricted stock awards are grants that vest based on the passage of time; whereas, performance-based stock options and restricted stock awards are grants that vest based on the Company attaining certain financial metrics.

Stock-based compensation expense is measured using fair value and is recorded over the requisite service or performance period of the awards, or to an employee’s eligible retirement date under the award agreement, if earlier. The Company measures stock-based compensation expense using the calculated value method. Under this method, the Company estimates the fair value of each stock option on the grant date using the Black-Scholes valuation model. The Company uses historical data to estimate expected employee behavior related to stock award exercises and forfeitures. Since there is not sufficient historical market experience for shares of the Company's stock, the Company has chosen to estimate volatility, by using the average volatility of a selected peer group of publicly traded companies operating in the same industry. Expected dividends are based on the assumption that no dividends were expected to be distributed in the near future. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the options. The fair value of restricted stock awards are based on the market price of Fortegra's common stock at the grant date. The Company typically recognizes stock-based compensation expense for time-based awards on a straight-line basis over the requisite service period and on a graded vesting attribution model for performance-based awards when meeting the performance target is probable. Stock-based compensation expense for time-based and performance-based stock options and restricted stock awards for employee grants is recognized in personnel costs, while expense for restricted stock awards to directors is included in other operating expenses on the Consolidated Statements of Income. The related income tax expense (benefit) on stock-based compensation is recognized in income tax expense on the Consolidated Statements of Income. The Company's current policy is to issue new shares upon the exercise of stock options.

Earnings Per Share
Basic earnings per share is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding adjusted to include the effect of potentially dilutive common shares, which includes outstanding stock options and non-vested restricted stock awards, using the treasury stock method. Common shares that are considered anti-dilutive are excluded from the computation of diluted earnings per share.

Treasury Stock
All repurchased common shares are recorded as treasury stock and are accounted for under the cost method.

Variable Interest Entities
The Company's investments in less than majority-owned companies in which it has the ability to exercise significant influence over operating and financial policies are accounted for using the equity method except when they qualify as Variable Interest Entities ("VIEs") and the Company is the primary beneficiary, in which case the investments are consolidated. Investments that do not meet the above criteria are accounted for under the cost method.

Advertising and Promotion
Advertising and promotional costs are expensed as incurred. Advertising expense for the following periods is presented below:

	For the Years Ended December 31,
	2013	2012	2011
Advertising expense	$3,223	$1,567	$509

Annex E-67

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

3. Recent Accounting Standards

Recently Adopted Accounting Pronouncements
In July 2013, the FASB issued ASU No. 2013-10, Derivatives and Hedging (Topic 815): Inclusion of the Fed Funds Effective Swap Rate (or Overnight Index Swap Rate) as a Benchmark Interest Rate for Hedge Accounting Purposes (a consensus of the FASB Emerging Issues Task Force). ASU No. 2013-10 allows the use of the Fed Funds Effective Swap Rate (or Overnight Index Swap Rate) as a benchmark interest rate for hedge accounting purposes in addition to interest rates on direct Treasury obligations of the United States government and London Interbank Offered Rate and also removes the restriction on using different benchmark rates for similar hedges. ASU No. 2013-10 became effective on a prospective basis for qualifying new or designated hedging relationships entered into on or after July 17, 2013.  The adoption of ASU No. 2013-10 did not have an impact on the Company's consolidated financial position, results of operations or cash flows.

In February 2013, the FASB issued ASU No. 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. ASU No. 2013-02 requires an entity to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income ("AOCI") by the respective line items of net income but only if the amount reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period. ASU No. 2013-02 is effective for reporting periods beginning after December 15, 2012. Accordingly, the Company has included an enhanced footnote disclosure in the Note, "Other Comprehensive Income." The adoption of ASU No. 2013-02 did not impact the Company's consolidated financial position, results of operations or cash flows.

In July 2012, the FASB issued ASU No. 2012-02, Intangibles-Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment. ASU No. 2012-02 permits entities to perform an optional qualitative assessment for determining whether it is more likely than not that an indefinite-lived intangible asset is impaired. ASU No. 2012-02 is effective for annual and interim impairment tests performed for years beginning after September 15, 2012. The adoption of ASU No. 2012-02 did not impact the Company's consolidated financial position, results of operations or cash flows.

In December 2011, the FASB issued ASU No. 2011-11, Disclosures About Offsetting Assets and Liabilities. ASU No. 2011-11 requires the disclosure of both gross and net information about instruments and transactions eligible for offset in the statement of financial position, as well as instruments and transactions subject to an agreement similar to a master netting arrangement. In addition, ASU No. 2011-11 requires disclosure of collateral received and posted in connection with master netting agreements or similar arrangements. ASU No. 2011-11 is effective for the Company beginning on January 1, 2013. The adoption of ASU No. 2011-11 did not impact the Company's consolidated financial position, results of operations or cash flows.

Recently Issued Accounting Pronouncements
In July 2013, the FASB issued ASU No. 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists, to clarify the presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. ASU No. 2013-11 is effective prospectively for years and interim periods within those years beginning after December 15, 2013. The adoption of ASU No. 2013-11 is not expected to have a material impact on the Company's consolidated financial position, results of operations or cash flows.

Annex E-68

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

4. Earnings Per Share

Earnings per share is calculated as follows:	For the Years Ended December 31,
	2013	2012	2011
Numerator: (for both basic and diluted earnings per share)
Income from continuing operations before non-controlling interests	$11,807	$12,962	$11,562
Less: net income (loss) attributable to non-controlling interests	1,482	72	(170)
Net income from continuing operations - net of tax	10,325	12,890	11,732
Discontinued operations - net of tax	12,390	2,275	1,777
Net income attributable to Fortegra Financial Corporation	$22,715	$15,165	$13,509

Denominator:
Total weighted average basic common shares outstanding	19,477,802	19,655,492	20,352,027
Effect of dilutive stock options and restricted stock awards	1,004,850	944,870	913,774
Total weighted average diluted common shares outstanding	20,482,652	20,600,362	21,265,801

Earnings per share - Basic:
Net income from continuing operations - net of tax	$0.53	$0.65	$0.57
Discontinued operations - net of tax	0.64	0.12	0.09
Net income attributable to Fortegra Financial Corporation	$1.17	$0.77	$0.66

Earnings per share - Diluted:
Net income from continuing operations - net of tax	$0.50	$0.63	$0.55
Discontinued operations - net of tax	0.61	0.11	0.09
Net income attributable to Fortegra Financial Corporation	$1.11	$0.74	$0.64

Weighted average anti-dilutive common shares	509,314	480,795	301,010

Annex E-69

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

5. Other Comprehensive Income

The following table presents the activity in AOCI for the following periods:	Net unrealized gains (losses) on available-for-sale securities	Net unrealized gain (loss) on interest rate swap	Total
Balance at December 31, 2010, net of tax	$2,293	$—	$2,293

Other comprehensive income (loss) before reclassifications:
Pre-tax income (loss)	1,568	(3,601)	(2,033)
Income tax (expense) benefit	(550)	1,260	710
Other comprehensive income (loss) before reclassifications, net of tax	1,018	(2,341)	(1,323)
Amounts reclassified from accumulated other comprehensive income (loss):
Pre-tax (income)	(4,193)	—	(4,193)
Income tax expense	1,468	—	1,468
Amounts reclassified from accumulated other comprehensive (loss), net of tax	(2,725)	—	(2,725)
Current period other comprehensive (loss), net of tax	(1,707)	(2,341)	(4,048)
Less: comprehensive (loss) attributable to non-controlling interest	(1)	—	(1)
Balance at December 31, 2011, net of tax	$587	$(2,341)	$(1,754)

Other comprehensive income (loss) before reclassifications:
Pre-tax income (loss)	2,473	(1,007)	1,466
Income tax (expense) benefit	(865)	352	(513)
Other comprehensive income (loss) before reclassifications, net of tax	1,608	(655)	953
Amounts reclassified from accumulated other comprehensive income (loss):
Pre-tax (income) loss	(3)	270	267
Income tax expense (benefit)	1	(94)	(93)
Amounts reclassified from accumulated other comprehensive (loss)income, net of tax	(2)	176	174
Current period other comprehensive income (loss), net of tax	1,606	(479)	1,127
Less: comprehensive income attributable to non-controlling interest	4	—	4
Balance at December 31, 2012, net of tax	$2,189	$(2,820)	$(631)

Other comprehensive income (loss) before reclassifications:
Pre-tax (loss) income	(4,061)	277	(3,784)
Income tax benefit (expense)	1,421	(97)	1,324
Other comprehensive (loss) income before reclassifications, net of tax	(2,640)	180	(2,460)
Amounts reclassified from accumulated other comprehensive income (loss):
Pre-tax (income) loss	(2,043)	1,132	(911)
Income tax expense (benefit)	715	(396)	319
Amounts reclassified from accumulated other comprehensive (loss) income, net of tax	(1,328)	736	(592)
Current period other comprehensive (loss) income, net of tax	(3,968)	916	(3,052)
Less: comprehensive (loss) attributable to non-controlling interest	(18)	—	(18)
Balance at December 31, 2013, net of tax	$(1,761)	$(1,904)	$(3,665)

Annex E-70

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

The following table presents the reclassifications out of AOCI for the following periods:

	For the Years Ended December 31,
	2013	2012	2011	Consolidated Statement of Income Location
Unrealized gains (losses) on available-for-sale securities:
Reclassification of gains included in net income	$2,043	$3	$4,193	Net realized investment gains (losses)
Related tax (expense)	(715)	(1)	(1,468)	Income taxes
Net of tax	$1,328	$2	$2,725	Net Income

Unrealized gain (loss) on interest rate swap:
Reclassification of (losses) included in net income	$(1,132)	$(270)	$—	Interest expense
Related tax benefit	396	94	—	Income taxes
Net of tax	$(736)	$(176)	$—	Net Income

6. Consolidation of Operations Charges

Consolidation of Operations Plan
As disclosed on January 18, 2013 in the Company's Current Report on Form 8-K, effective January 14, 2013, the Company committed to a plan to consolidate the Company's fulfillment, claims administration and information technology functions (the "Plan"). Prior to the Plan, such functions resided in the Company's individual business units. The decision is part of the Company's efforts to streamline its operations, focus its resources and provide first in class service to its customers. The following is a summary of the charges incurred by the Company:

	For the Years Ended December 31,
	2013	2012	2011
Severance and benefit costs included in personnel expense	$1,234	$—	$—
Total consolidation of operations costs	$1,234	$—	$—

7. Variable Interest Entity

In July 2011, the Company sold its 100% interest in Creative Investigations Recovery Group, LLC ("CIRG"). The consideration included a note receivable, included on the Consolidated Balance Sheets, with a first priority lien security interest in the assets of CIRG and other property of the buyers. The Company performed a detailed analysis of the CIRG sale transaction and determined that CIRG is considered a VIE because the Company has an interest due to the note financing. The Company further determined that it is not the primary beneficiary because the Company does not have the power to direct the activities of the VIE and has no right to receive the residual returns of CIRG. Therefore, CIRG is not consolidated in the Company's results of operations for any of the periods presented. During 2013, the Company suspended recognition of interest income on the note and engaged the buyer in discussions, because the buyer was experiencing short-term cash flow constraints. The Company determined that it would not pursue remedies available under the note at this time, and the parties executed a forbearance agreement along with a security agreement and a subordination agreement designed to allow more flexibility in timing of repayment; the principal amount and interest rate are unchanged. These contracts do not give the Company control over the business, and the Company may still leverage the remedies of the note should it deem such action necessary. The Company also provided an additional $0.1 million in short term funding, and the buyer has begun to repay that balance.

The Company's maximum exposure to loss in the VIE is limited to the outstanding balance of the note receivable (including accrued interest receivable) and the remaining balance of the short term funding, presented in the table below:

	At December 31,
	2013	2012
The Company's maximum exposure to loss in the VIE	$1,234	$1,139

8. Business Acquisitions

Acquisition in 2013
On February 1, 2013, the Company acquired 100% of the outstanding stock of RICC, from subsidiaries of the Kemper Corporation ("Kemper") for $4.8 million.  RICC is a property/casualty insurance company domiciled and licensed in California, which the Company intends to use for geographic expansion. RICC had, at the time of purchase, no policies in force. All remaining claim liabilities for previously issued policies are fully reinsured by Kemper's subsidiary, Trinity Universal Insurance Company.

Annex E-71

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

Acquisitions in 2012
On December 31, 2012, the Company acquired a 62.4% ownership interest of Digital Leash, LLC, d/b/a ProtectCELL for $20.0 million, which amount is deemed a Series A Contribution under the provisions of the related agreements. ProtectCELL provides membership plans for the protection of mobile wireless devices and other benefits including data management and identity theft protection. ProtectCELL is one of the leaders in mobile device protection plans and is spearheading Fortegra's efforts to expand its warranty and service contract business in the mobile and wireless device space. As part of the acquisition, the Company also has an option, commencing after 2014, to acquire the remaining 37.6% ownership interest in ProtectCELL at a price based on a sliding scale multiple of ProtectCELL's trailing twelve-month EBITDA ("Earnings before interest, taxes, depreciation and amortization"), less the Series A Contributions, multiplied by 37.6% ("option price"). The option has no expiration, though the owners of the non-controlling interest have the right to defer the option commencement date for one year under certain conditions. The option must be exercised with respect to not less than all of the non-controlling interest, and is accounted for as an embedded derivative within the value of non-controlling interest.

On December 31, 2012, the Company acquired 100% of the outstanding stock ownership of 4Warranty Corporation, a leading warranty and extended service contract administrator with extensive expertise in the furniture, electronics, appliance, lawn and garden, and fitness equipment markets. 4Warranty complements the Company's expanding warranty business.

The Consolidated Balance Sheets at December 31, 2012, include the accounts of both ProtectCELL and 4Warranty as of December 31, 2012. The financial results for the 2012 acquisitions of ProtectCELL and 4Warranty have not been included in the Company's Consolidated Statements of Income for the year ended December 31, 2012, because both acquisitions closed after business on December 31, 2012.

On April 24, 2012, the Company acquired a 100% ownership interest in MHA & Associates LLC ("MHA"), for $0.3 million, obtaining the renewal rights of the business and hiring the prior owner to maintain and increase the block of business.

The Company did not issue shares of its common stock in connection with any of the acquisitions completed during the years ended December 31, 2013, 2012 and 2011, respectively.

Balance Sheets and Allocation of Purchase Price
During 2013, the Company received the final valuation studies prepared by external valuation experts for identifiable intangible assets, goodwill, deferred revenues, and non-controlling interest for the 2012 acquisitions of ProtectCELL and 4Warranty. Accordingly, the Consolidated Balance Sheet at December 31, 2012, has been retrospectively adjusted to include the effect of the final valuation adjustments and other fair value determinations, for ProtectCELL and 4Warranty. Final valuation adjustments were recorded to the values of intangible assets and deferred revenues based upon completion of valuation models in the studies, and refinement of assumptions supporting those models, using discounted cash flow, relief from royalty, and/or other analytical techniques as presented in the valuation studies. With respect to ProtectCELL, the final valuations of these balances allowed for a determination of the total value of the enterprise at December 31, 2012. Using this enterprise value, and a break-even analysis to determine the relative attribution of the Company's $20.0 million investment between the common and preferred units acquired, the final valuation study assigned values of $7.9 million and $12.1 million to the acquired common and preferred units, respectively, and a fair value of $4.7 million to the non-controlling interest as shown in the table below. The adjustments noted above result in offsetting adjustments to goodwill. Please see the Notes, "Goodwill," and "Other Intangible Assets," for more information.

Annex E-72

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

The following table presents the allocation of the purchase price recorded for the 2013 acquisition of RICC and the 2012 acquisitions of ProtectCELL and 4Warranty, including the effects of the final valuation adjustments recorded in 2013 for the 2012 acquisitions, as discussed above.

	2012		2013
	Acquisitions		Acquisition
	4Warranty	ProtectCELL	RICC
Assets:
Cash and cash equivalents	$703	$350	$1,893
Restricted cash	72	7,438	—
Investments	—	—	2,488
Short-term investments	—	252	—
Accrued investment income	—	—	38
Notes receivable, net	—	6,341	—
Other receivables	357	2,312	—
Reinsurance receivables	—	—	200
Property and equipment, net	61	628	—
Other intangible assets, net	1,870	18,815	375
Other assets	—	1,470	10
Liabilities:
Unpaid claims	—	(176)	(200)
Accrued expenses, accounts payable and other liabilities	(310)	(2,644)	(9)
Deferred revenue	(1,260)	(30,000)	—
Income taxes payable	(273)	—	—
Deferred income taxes, net	(259)	—	—
Net assets acquired	961	4,786	4,795
Non-controlling interest	—	(4,745)	—
Purchase consideration (1) (2)	3,625	20,000	4,795
Goodwill	$2,664	$19,959	$—
(1) - The purchase consideration for the 4Warranty acquisition includes $0.3 million of contingent consideration and $0.3 million of hold back reserves, which estimates are unchanged in the current period and are expected to be paid out based on the agreed terms of the Stock Purchase Agreement.

(2) - The purchase consideration of $20.0 million for the ProtectCELL acquisition represents the 62.4% ownership interest acquired in the transaction, comprised of 62,400 common units and 20,000 preferred units, valued at $7.9 million and $12.1 million respectively.

Tax Deductible Goodwill Associated with Acquisitions
The following table presents goodwill attributable to acquisitions that is expected to be tax deductible by year of acquisition:

	Year of the Acquisition
	2013	2012	2011
Total	$—	$—	$4,069

9. Divestitures

Discontinued Operations
On December 31, 2013, the Company completed the previously announced sale of all of the issued and outstanding stock of its subsidiaries, Bliss and Glennon and eReinsure.com, to AmWINS Holdings, LLC, a North Carolina limited liability company ("AmWINS") (the "Disposition"), pursuant to the terms of the Stock Purchase Agreement ("Purchase Agreement"), dated December 2, 2013.

The Company received net cash proceeds of $81.8 million for the Disposition, representing gross proceeds of $83.5 million less $1.0 million in transaction fees paid at the time of closing and $0.7 million of cash held by the disposed entities. The proceeds are subject to certain purchase price adjustments as set forth in the Purchase Agreement to reflect fluctuations in working capital, including adjustments for any receivable balances as of the disposition date that are not collected within one year.

As a result of the Disposition, the Company no longer operates in the businesses of wholesale insurance brokerage and selling or licensing of a computerized system or platform for the negotiation and/or placement of facultative reinsurance. Further, the Company has agreed not to compete with the Bliss and Glennon and eReinsure businesses for five years, and has agreed not to solicit former

Annex E-73

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

employees of the divested businesses. As of and after December 31, 2013, the Company does not beneficially own the disposed businesses and will no longer consolidate Bliss and Glennon or eReinsure into its financial results. The historical financial results of the disposed businesses for periods prior to the Disposition will be reflected in the Company's Consolidated Statements of Income as income from discontinued operations - net of tax. As discussed more fully in the Note, "Notes Payable", the Company was required to repay its debt under the Wells Fargo Credit Agreement from the net proceeds of the Disposition. The Company would have been required to repay its debt under the SunTrust Facility if the Disposition had occurred during the time the SunTrust Facility was in effect. Accordingly, interest expense allocated to the discontinued operations was based on the anticipated net proceeds that would be applied to the repayment of these credit facilities outstanding at the respective time, multiplied by the respective interest rate of the credit facilities at the respective time. The following table provides the amounts related to discontinued operations in the Consolidated Statements of Income for the following periods:

	For the Years Ended December 31,
	2013	2012	2011
Income from discontinued operations:
Revenues:
Brokerage commissions and fees	$36,823	$35,306	$34,396
Net investment income	22	1	—
Other income	40	—	—
Total revenues	36,885	35,307	34,396

Expenses:
Personnel costs	20,251	20,173	18,526
Other operating expenses	5,778	6,121	7,401
Depreciation and amortization	615	658	415
Amortization of intangibles	1,929	2,211	2,133
Interest expense	2,318	2,290	2,951
Total expenses	30,891	31,453	31,426
Income from discontinued operations before income taxes	5,994	3,854	2,970
Income taxes - discontinued operations	2,448	1,579	1,193
Income from discontinued operations - net of tax	3,546	2,275	1,777

Gain on sale of discontinued operations:
Gain on sale of discontinued operations before income taxes	14,739	—	—
Income taxes - gain on sale of discontinued operations	5,895	—	—
Gain on sale of discontinued operations - net of tax	8,844	—	—

Discontinued operations - net of tax	$12,390	$2,275	$1,777

The gain on sale represents the gross proceeds of $83.5 million, plus an estimated $0.8 million adjustment for working capital, less the assets sold and liabilities disposed of $98.6 million and $32.5 million, respectively, and costs of $3.5 million. Costs included $1.0 million of fees paid at the time of closing noted above, retention and bonus compensation, insurance claims-made "tail" coverage, and accruals for the Company's guarantee of accounts receivable and other retained obligations related to the divested businesses.

The following table provides details of the assets and liabilities of the discontinued operations on the Consolidated Balance Sheet at:

December 31, 2013
Assets:
Other receivables	$791
Assets of discontinued operations	$791

Liabilities:
Accrued expenses, accounts payable and other liabilities	$2,708
Income taxes payable	5,895
Liabilities of discontinued operations	$8,603

Annex E-74

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

Other Sales of Subsidiaries
The Company completed the following divestitures that were not considered to be discontinued operations:

In June 2013, the Company sold its wholly owned subsidiary Magna for a gross sales price of $3.0 million, less cash held by Magna, transferred in the sale, of $0.8 million. For the year ended December 31, 2013, the Company recorded a $0.4 million pre-tax gain on the sale of Magna, which is included on the Consolidated Statements of Income line item, "Gain on sale of subsidiary."

In July 2011, the Company sold its wholly owned subsidiary, CIRG, for a sales price of $1.2 million, comprised of cash and a $1.1 million secured note receivable. For the year ended December 31, 2011, the Company recorded a $0.5 million loss on the sale of CIRG. This sale resulted in a non-consolidated VIE. For more information, see the Note, "Variable Interest Entity."

10. Goodwill

In 2012, the Company recorded goodwill in conjunction with the ProtectCELL and 4Warranty acquisitions. During 2013, the Company determined the final valuations for the 2012 acquisitions of ProtectCELL and 4Warranty acquisitions. The following table presents the activity in goodwill and includes the retrospective adjustments made to the balance of goodwill at December 31, 2012 to reflect the effect of the final valuation adjustments made for the acquisitions of ProtectCELL and 4Warranty and the reduction to goodwill attributable to the 2013 Disposition.

Total
Balance at December 31, 2011	$104,888
Goodwill acquired - purchased book of business	168
Goodwill acquired - ProtectCELL acquisition	11,732
Goodwill acquired - 4Warranty acquisition	2,724
Balance as originally reported at December 31, 2012	$119,512
Final valuation adjustments for ProtectCELL	8,227
Final valuation adjustments for 4Warranty	(60)
Adjusted balance at December 31, 2012	127,679
Goodwill divested - discontinued operations	(53,978)
Balance at December 31, 2013	$73,701

11. Other Intangible Assets

The following table shows finite-lived other intangible assets and their respective amortization periods:

				At December 31, 2013			At December 31, 2012
	Amortization Period (Years)			Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer and agent relationships	7	to	15	$40,075	$(13,262)	$26,813	$52,230	$(12,340)	$39,890
Tradenames	8	to	10	1,460	(128)	1,332	1,200	—	1,200
Software	2.25	to	10	5,336	(2,930)	2,406	10,138	(3,385)	6,753
Present value of future profits	0.3	to	0.75	548	(548)	—	548	(548)	—
Non-compete agreements	1.5	to	6	1,378	(895)	483	3,308	(2,716)	592
Total finite-lived other intangible assets				$48,797	$(17,763)	$31,034	$67,424	$(18,989)	$48,435

The following table shows the carrying amount of indefinite-lived other intangible assets:	At December 31,
	2013	2012
Tradenames	$17,764	$21,875
Licenses	375	—
Total	$18,139	$21,875

The finite-lived and indefinite-lived other intangible assets acquired in 2012 relate to the acquisition of ProtectCELL and 4Warranty and for the purchase of a book of business. In 2013, the Company determined the final valuations for the 2012 acquisitions of ProtectCELL and 4Warranty and made retrospective adjustments to other intangible assets. See the Note "Business Acquisitions," for more information.

Annex E-75

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

The following table presents the activity in other intangible assets and includes the final valuation adjustments made to the balance of other intangible assets at December 31, 2012 to reflect the effect of these adjustments made for the acquisitions of ProtectCELL and 4Warranty and the reduction to other intangible assets attributable to the discontinued operations for the 2013 Disposition.

Balance at January 1, 2012	$54,410
Intangible assets acquired in 2012 - Purchased book of business	168
Intangible assets acquired in 2012 - ProtectCELL acquisition	27,815
Intangible assets acquired in 2012 - 4Warranty acquisition	1,900
Less: amortization expense	2,742
Less: amortization expense - discontinued operations	2,211
Balance as originally reported at December 31, 2012	$79,340
Final adjustments for ProtectCELL	(9,000)
Final adjustments for 4Warranty	(30)
Adjusted balance at December 31, 2012	70,310
Intangible assets acquired in 2013	427
Intangible assets divested - discontinued operations	(14,108)
Less: amortization expense - discontinued operations	1,929
Less: amortization expense	5,527
Balance at December 31, 2013	$49,173

Estimated amortization of finite-lived other intangible assets for the next five years and thereafter ending December 31 is presented below:

2014	$5,270
2015	5,115
2016	4,869
2017	3,648
2018	2,230
Thereafter	9,902
Total	$31,034

12. Investments

The following table summarizes the Company's available-for-sale fixed maturity and equity securities:

	At December 31, 2013
Description of Security	Cost or Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Obligations of the U.S. Treasury and U.S. Government agencies	$51,971	$142	$(678)	$51,435
Municipal securities	24,856	104	(413)	24,547
Corporate securities	56,050	210	(900)	55,360
Obligations of foreign governments	411	—	(2)	409
Total fixed maturity securities	$133,288	$456	$(1,993)	$131,751

Common stock - publicly traded	$39	$8	$—	$47
Preferred stock - publicly traded	5,974	—	(887)	5,087
Common stock - non-publicly traded	59	5	(13)	51
Preferred stock - non-publicly traded	1,009	4	—	1,013
Total equity securities	$7,081	$17	$(900)	$6,198

Annex E-76

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

	At December 31, 2012
Description of Security	Cost or Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Obligations of the U.S. Treasury and U.S. Government agencies	$22,424	$761	$(7)	$23,178
Municipal securities	16,636	413	(8)	17,041
Corporate securities	67,627	2,461	(80)	70,008
Mortgage-backed securities	285	4	—	289
Asset-backed securities	123	2	—	125
Total fixed maturity securities	$107,095	$3,641	$(95)	$110,641

Common stock - publicly traded	$39	$3	$—	$42
Preferred stock - publicly traded	4,975	133	(1)	5,107
Common stock - non-publicly traded	59	4	(5)	58
Preferred stock - non-publicly traded	1,009	4	—	1,013
Total equity securities	$6,082	$144	$(6)	$6,220

Pursuant to certain reinsurance agreements and statutory licensing requirements, the Company has deposited invested assets in custody accounts or insurance department safekeeping accounts. The Company is not permitted to remove invested assets from these accounts without prior approval of the contractual party or regulatory authority, as applicable. The following table details the Company's restricted investments included in the Company's available-for-sale fixed maturity securities:

	At December 31,
	2013	2012
Fair value of restricted investments for special deposits required by state insurance departments	$10,339	$10,988
Fair value of restricted investments in trust pursuant to reinsurance agreements	6,134	6,954
Fair value of restricted investments	$16,473	$17,942

The amortized cost and fair value of fixed maturity securities by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

	At December 31, 2013		At December 31, 2012
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$18,766	$18,771	$5,557	$5,608
Due after one year through five years	69,380	69,355	58,378	60,323
Due after five years through ten years	22,622	21,731	24,983	25,900
Due after ten years	22,520	21,894	17,769	18,396
Mortgage-backed securities	—	—	285	289
Asset-backed securities	—	—	123	125
Total fixed maturity securities	$133,288	$131,751	$107,095	$110,641
The following table provides information on unrealized losses on investment securities that have been in an unrealized loss position for less than twelve months, and twelve months or greater:

	At December 31, 2013
	Less than Twelve Months			Twelve Months or Greater			Total
Description of Security	Fair Value	Unrealized Losses	# of Securities	Fair Value	Unrealized Losses	# of Securities	Fair Value	Unrealized Losses	# of Securities
Obligations of the U.S. Treasury and U.S. Government agencies	$37,385	$672	67	$234	$6	7	$37,619	$678	74
Municipal securities	10,080	413	23	—	—	—	10,080	413	23
Corporate securities	27,866	734	55	7,676	166	8	35,542	900	63
Obligations of foreign governments	409	2	1	—	—	—	409	2	1
Total fixed maturity securities	$75,740	$1,821	146	$7,910	$172	15	$83,650	$1,993	161

Preferred stock - publicly traded	5,087	887	9	—	—	—	5,087	887	9
Common stock - non-publicly traded	—	—	—	31	13	2	31	13	2
Total equity securities	$5,087	$887	9	$31	$13	2	$5,118	$900	11

Annex E-77

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

	At December 31, 2012
	Less than Twelve Months			Twelve Months or Greater			Total
Description of Security	Fair Value	Unrealized Losses	# of Securities	Fair Value	Unrealized Losses	# of Securities	Fair Value	Unrealized Losses	# of Securities
Obligations of the U.S. Treasury and U.S. Government agencies	$857	$7	11	$—	$—	—	$857	$7	11
Municipal securities	734	8	1	—	—	—	734	8	1
Corporate securities	12,625	63	16	183	17	1	12,808	80	17
Total fixed maturity securities	$14,216	$78	28	$183	$17	1	$14,399	$95	29

Preferred stock - publicly traded	198	1	1	—	—	—	198	1	1
Common stock - non-publicly traded	—	—	—	39	5	2	39	5	2
Total equity securities	$198	$1	1	$39	$5	2	$237	$6	3
The Company does not intend to sell the investments that are in an unrealized loss position at December 31, 2013 and it is more likely than not that the Company will be able to hold these securities until full recovery of their amortized cost basis for fixed maturity securities or cost for equity securities. As of December 31, 2013, based on the Company's review, none of the fixed maturity or equity securities were deemed to be other-than-temporarily impaired based on the Company's analysis of the securities and its intent to hold the securities until recovery. At December 31, 2012, based on management's review, the Company deemed that one individual equity security was other than temporarily impaired and recorded an impairment charge of $16.0 thousand for the year ended December 31, 2012.

The following table summarizes the gross proceeds from the sale of available-for-sale investment securities:

	For the Years Ended December 31,
	2013	2012	2011
Gross proceeds from sales	$54,663	$8,364	$62,300

The following table summarizes the gross realized gains and gross realized losses for both fixed maturity and equity securities and realized losses for other-than-temporary impairments for available-for-sale investment securities:

	For the Years Ended December 31,
	2013	2012	2011
Gross realized gains	$2,118	$33	$4,456
Gross realized losses	(75)	(14)	(91)
Total net gains from investment sales	2,043	19	4,365
Impairment write-downs (other-than-temporary impairments)	—	(16)	(172)
Net realized investment gains	$2,043	$3	$4,193

The following table details the components of net investment income:	For the Years Ended December 31,
	2013	2012	2011
Fixed income securities	$2,635	$2,669	$3,188
Cash on hand and on deposit	30	193	333
Common and preferred stock dividends	373	275	59
Notes receivable	321	267	155
Other income	119	138	141
Investment expenses	(428)	(475)	(508)
Net investment income	$3,050	$3,067	$3,368

Annex E-78

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

13. Reinsurance Receivables

The effects of reinsurance on premiums written and earned and on losses and loss adjustment expenses ("LAE") incurred are presented in the tables below:

Premiums	For the Years Ended December 31,
	2013		2012		2011
	Written	Earned	Written	Earned	Written	Earned
Direct and assumed	$410,243	$389,763	$367,791	$359,820	$338,869	$321,412
Ceded	(267,737)	(252,976)	(236,121)	(232,195)	(214,485)	(205,909)
Net	$142,506	$136,787	$131,670	$127,625	$124,384	$115,503

Losses and LAE incurred	For the Years Ended December 31,
	2013	2012	2011
Direct and assumed	$90,804	$86,409	$81,843
Ceded	(49,237)	(46,190)	(43,894)
Net losses and LAE incurred	$41,567	$40,219	$37,949

The following table reflects the components of the reinsurance receivables:	At December 31,
	2013	2012
Prepaid reinsurance premiums:
Life (1)	$51,355	$53,117
Accident and health (1)	36,214	34,266
Property	98,650	85,805
Total	186,219	173,188
Ceded claim reserves:
Life	1,594	1,786
Accident and health	7,826	9,263
Property	12,102	8,663
Total ceded claim reserves recoverable	21,522	19,712
Other reinsurance settlements recoverable	7,343	11,088
Reinsurance receivables	$215,084	$203,988
(1) Including policyholder account balances ceded.

The following table shows the aggregate amount included in reinsurance receivables that is comprised of the three largest receivable balances from unrelated reinsurers:

	At December 31,
	2013	2012
Total of the three largest receivable balances from unrelated reinsurers	$136,061	$126,633

At December 31, 2013 and December 31, 2012, respectively, the three unrelated reinsurers from whom the Company has the largest receivable balances were: London Life Reinsurance Company (A. M. Best Rating: A); London Life International Reinsurance Corporation (A. M. Best Rating: Not rated) and Spartan Property Insurance Company (A. M. Best Rating: Not rated). The related receivables of Spartan Property Insurance Company and London Life International Reinsurance Corporation are collateralized by assets held in trust accounts and letters of credit due to their offshore relationships. At December 31, 2013, the Company does not believe there is a risk of loss as a result of the concentration of credit risk in the reinsurance program.

Annex E-79

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

14. Property and Equipment

The components of property and equipment are as follows:	At December 31,
	2013	2012
Furniture, fixtures and equipment	$3,592	$2,992
Computer equipment	2,862	4,126
Equipment and software under capital lease	229	229
Software (1)	19,057	18,632
Leasehold improvements	888	568
Property and equipment, gross	26,628	26,547
Less: accumulated depreciation and amortization	12,296	8,647
Property and equipment, net	$14,332	$17,900

(1) Internally developed software not yet placed in service, included in software	$657	$942

The following reflects depreciation on property and equipment and amortization expense related to capitalized software costs:

	For the Years Ended December 31,
	2013	2012	2011
Depreciation expense on property and equipment	$1,792	$1,336	$1,217
Amortization expense on capitalized software	3,066	1,939	1,445
Total depreciation and amortization	$4,858	$3,275	$2,662

15. Leases

Operating Leases
The Company leases certain office space and equipment under operating leases expiring on various dates from 2014 through 2022. The Company assumed operating leases for office space from related parties in conjunction with the ProtectCELL and 4Warranty acquisitions. The terms of the related party leases are substantially the same as those offered for comparable transactions with non-related parties. Please see the Note, "Related Party Transactions," for more information on the amount of related party lease payments made in 2013. The following table shows the Company's future minimum lease payments under operating leases with initial or remaining non-cancelable lease terms in excess of one year at:

December 31, 2013
2014	$2,034
2015	2,082
2016	2,111
2017	2,104
2018	1,667
Thereafter	5,419
Total future minimum lease payments	$15,417

The Company recognized rent expense:	For the Years Ended December 31,
	2013	2012	2011
Total rent expense	$2,449	$1,611	$1,732

Capital Lease
The Company leases equipment and software under a single capital lease expiring in 2014. The following table shows the Company's future minimum lease payments for its capital lease at:

December 31, 2013
2014	$134
Amounts representing interest	(7)
Obligations under capital lease	$127

Annex E-80

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

16. Notes Payable

The Company's Notes Payable consisted of the following at:	At December 31,
	2013	2012
Wells Fargo Bank, N.A. credit facility, maturing August 2017	$—	$89,438
Synovus Bank, line of credit, maturing April 2017	3,273	—
Total	$3,273	$89,438

Maximum balance allowed on the Wells Fargo Bank, N.A. credit facility	$75,000	$123,750
Interest rate at the end of the respective period, Wells Fargo Bank, N.A. credit facility (1)	—%	2.76%

Maximum balance allowed on the Synovus Bank, line of credit	$15,000	$—
Interest rate at the end of the respective period, Synovus Bank, line of credit	3.24%	—%
(1) - At December 31, 2013 the Company had no borrowings outstanding under the Revolving Facility, thus no interest rate can be defined.

Aggregate maturities for the Company's notes payable at December 31, 2013, by year, are as follows:	Maturities
2014	$3,273
Total maturities	$3,273

$75.0 million Secured Credit Agreement - Wells Fargo Bank, N.A.
At December 31, 2013, the Company had a secured credit agreement (the "Credit Agreement"), entered into on August 2, 2012, with a syndicate of lenders, among them Wells Fargo Bank, N.A., who also serves as administrative agent ("Wells Fargo" or the "Administrative Agent"). The Credit Agreement has a five year term, with an initial capacity of $125.0 million comprised of a $50.0 million term loan facility (the "Term Loan Facility"), and a $75.0 million revolving credit facility (the "Revolving Facility" and collectively with the Term Loan Facility, the "Facilities") with a sub-limit of $10.0 million for swingline loans and $10.0 million for letters of credit. As required by the terms of the Credit Agreement, the Company used the proceeds from the Disposition to pay off the balances of both the Term Loan Facility and the Revolving Facility. Accordingly, the Term Loan Facility is no longer available for future borrowings, while the Revolving Facility remains available. Subject to earlier termination, the Credit Agreement terminates on August 2, 2017. The Credit Agreement includes a provision pursuant to which, from time to time, the Company may request that the lenders in their discretion increase the maximum amount of commitments under the Facilities by an amount not to exceed $50.0 million.

At the Company's election, borrowings under the Revolving Facility will bear interest either at the base rate plus an applicable interest margin or the adjusted LIBO rate plus an applicable interest margin; provided, however, that all swingline loans will be base rate loans. The base rate is a fluctuating interest rate equal to the highest of: (i) Wells Fargo's publicly announced prime lending rate; (ii) the federal funds rate plus 0.50%; and (iii) the adjusted LIBO rate, determined on a daily basis for an interest period of one month, plus 1.0%. The adjusted LIBO rate is the rate per annum obtained by dividing (i) the London interbank offered rate ("LIBOR") for such interest period by (ii) a percentage equal to 1.00 minus the Eurodollar Reserve Percentage (as defined in the Credit Agreement). The interest margin over the adjusted LIBO rate, initially set at 2.75%, may increase (to a maximum amount of 3.0%) or decrease (to a minimum amount of 2.0%) based on changes in the Company's leverage ratio. The interest margin over the base rate, initially set at 1.75%, may increase (to a maximum amount of 2.0%) or decrease (to a minimum amount of 1.0%) based on changes in the Company's leverage ratio.

In addition to interest payable on the principal amount of indebtedness outstanding from time to time under the Credit Agreement, the Company is required to pay a commitment fee, initially equal to 0.40% per annum of the unused amount of the Revolving Facility. The percentage rate of such fee may increase (to a maximum amount of 0.45%) or decrease (to a minimum amount of 0.25%) based on changes in the Borrowers' leverage ratio. The amount of outstanding swingline loans is not considered usage of the Revolving Facility for the purpose of calculating the commitment fee. The Company is also required to pay letter of credit participation fees on the undrawn amount of all outstanding letters of credit. The Company paid fees of approximately $1.7 million to Wells Fargo in connection with the execution of the Credit Agreement, which have been capitalized and are being amortized using a straight line method over the life of the Credit Agreement.

The Company, at its option, may prepay any borrowing, in whole or in part, at any time and from time to time without premium or penalty. However, after the end of the Company's fiscal year (commencing with the fiscal year ending December 31, 2015), the Company is required to make mandatory principal prepayments of loans under the Facilities in an amount determined under the Credit Agreement based upon a percentage of the Company's Excess Cash Flow (as defined in the Credit Agreement) minus certain offset amounts relating to permitted acquisitions. In addition, the Company is required to make principal payments upon the occurrence of certain events, including upon certain dispositions of the Company's assets.

Annex E-81

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

The Credit Agreement contains certain customary representations, warranties and covenants applicable to the Company for the benefit of the Administrative Agent and the lenders. The Company may not assign, sell, transfer or dispose of any collateral or effect certain changes to the Company's capital structure and the capital structure of its subsidiaries without the Administrative Agent's prior consent. The Company's obligations under the Facilities may be accelerated or the commitments terminated upon the occurrence of an event of default under the Credit Agreement, including payment defaults, defaults in the performance of affirmative and negative covenants, the inaccuracy of representations or warranties, bankruptcy and insolvency related defaults, cross defaults to other material indebtedness, defaults arising in connection with changes in control and other customary events of default. The Credit Agreement also contains financial covenants, which the Company must maintain. See the section below, "Financial Covenants" for a presentation of the Company's more significant covenants associated with the Credit Agreement.

$85.0 million Revolving Credit Facility - SunTrust Bank, N.A.
During 2012 and 2011, the Company had an $85.0 million revolving credit facility with SunTrust Bank, N.A., (the "Facility"). The Facility had an original maturity of June 2013. The Facility bore interest at a variable rate determined based upon the higher of (i) the prime rate, (ii) the federal funds rate plus 0.50% or (iii) LIBOR plus 1%, plus a margin tied to the Company's leverage ratio. The Company could select at its discretion to convert the interest rate for all or a portion of the outstanding balance for a period of up to six months to a fixed EURO Dollar Funding rate which is equal to the adjusted LIBOR rate for the elected interest period in effect at the time of election, plus a margin tied to the Company's leverage ratio.

Termination of the $85.0 million Facility
On August 2, 2012, the Company terminated the Facility and entered into the Credit Agreement. In connection with the termination of the Facility, the Company recorded a charge of $0.7 million to interest expense for the year ending December 31, 2012, for previously capitalized transaction costs associated with the Facility.

Financial Covenants - Secured Credit Agreement - Wells Fargo Bank, N.A.
At December 31, 2013 and December 31, 2012, respectively, the Company was required to comply with various financial covenants set forth in the Credit Agreement. The following describes the Credit Agreement's more significant financial covenants in effect at December 31, 2013 and the calculations used to arrive at each ratio (capitalized terms used but not defined in this paragraph are defined in the Credit Agreement or as otherwise provided below):

Total Leverage Ratio - the ratio of (i) Consolidated Total Debt as of such date to (ii) Consolidated Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("Adjusted EBITDA") for the Measurement Period ending on or immediately prior to such date.

Fixed Charge Coverage Ratio - the ratio of (a) Consolidated Adjusted EBITDA less the actual amount paid by the Borrowers and their Subsidiaries in cash on account of Capital Expenditures less cash taxes paid by the Borrowers and their Subsidiaries to (b) Consolidated Fixed Charges, in each case for the Measurement Period ending on or immediately prior to such date.

Reinsurance Ratio - the ratio (expressed as a percentage) of (a) the aggregate amounts recoverable by the Borrowers and its Subsidiaries from reinsurers divided by (b) the sum of (i) policy and claim liabilities plus (ii) unearned premiums, in each case of the Borrowers and their Subsidiaries determined in accordance with U.S. GAAP.

Risk-Based Capital ("RBC") Ratio - the ratio (expressed as a percentage) of NAIC RBC (as defined in the NAIC standards) for any Regulated Insurance Company on an individual basis, calculated at the end of any Fiscal Year, to the "authorized control level" (as defined in the NAIC standards).

The following is a summary of the Credit Agreement's more significant financial covenants:		Actual At
Covenant	Covenant Requirement	December 31, 2013	December 31, 2012
Total leverage ratio (1)	not more than 3.25	0.70	3.10
Fixed charge coverage ratio	not less than 2.00	3.01	2.33
Reinsurance ratio	not less than 50%	68.0%	69.0%
RBC Ratios:
RBC Ratio - Bankers Life of Louisiana	not less than 250%	435.0%	469.0%
RBC Ratio - Southern Financial Life Insurance Company	not less than 250%	2,096.0%	2,155.0%
RBC Ratio - Insurance Company of the South	not less than 250%	366.0%	378.0%
RBC Ratio - Lyndon Southern Insurance Company	not less than 250%	305.0%	255.0%
RBC Ratio - Life of the South Insurance Company	not less than 250%	430.0%	386.0%
RBC Ratio - Response Indemnity Company of California	not less than 250%	39,754.0%	—%
(1) - The total leverage ratio in effect at December 31, 2012 was "not more than 3.50".

Annex E-82

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

$15.0 million Revolving Line of Credit - Synovus Bank
At December 31, 2013, the Company's subsidiary, South Bay had a $15.0 million revolving line of credit agreement (the "Line of Credit") with Synovus Bank, entered into in October 2013, with a maturity date of April 2017. The Line of Credit bears interest at a rate of 300 basis points plus the 90-day LIBOR. The Line of Credit is used by South Bay for its premium financing product. The Line of Credit allows South Bay to finance up to 90% of the eligible receivables less an applicable reserve of $500,000. At December 31, 2013, the balance of premium financing receivables included in notes receivable, net on the Consolidated Balance Sheet, totaled $5.4 million. The Company paid fees of approximately $0.2 million to Synovus Bank in connection with the execution of the Line of Credit, which have been capitalized and are being amortized using a straight-line method over the term of the Line of Credit.

17. Derivative Financial Instruments - Interest Rate Swap

The Company has an interest rate swap (the "Swap") with Wells Fargo Bank, N.A., pursuant to which the Company swapped the floating rate portion of its outstanding preferred trust securities to a fixed rate. The Swap, which is designated as a cash flow hedge, commenced in June 2012 and expires in June 2017. The following table summarizes the fair value (including accrued interest) and the related outstanding notional amount of the Company's single derivative instrument and indicates where within the Consolidated Balance Sheets each amount is reported:

	Balance Sheet Location	At December 31,
		2013	2012
Derivatives designated as cash flow hedging instruments:
Interest rate swap - notional value		$35,000	$35,000
Fair value of the Swap	Accrued expenses, accounts payable and other liabilities	2,930	4,338
Unrealized loss, net of tax, on the fair value of the Swap	AOCI	1,904	2,820
Variable rate of the interest rate swap		0.24%	0.31%
Fixed rate of the interest rate swap		3.47%	3.47%

The following table summarizes the pretax impact of the Swap on the Consolidated Financial Statements for the following periods:

	For the Years Ended December 31,
	2013	2012	2011
Gain (loss) recognized in AOCI on the derivative-effective portion	$277	$(1,007)	$(3,601)

Loss reclassified from AOCI into income-effective portion	$1,132	$270	$—

Gain (loss) recognized in income on the derivative-ineffective portion	$—	$—	$—

The table below shows the estimated amount to be reclassified to earnings from AOCI during the next 12 months. These net losses reclassified into earnings are expected to primarily increase net interest expense related to the respective hedged item.

At
December 31, 2013
Estimated loss to be reclassified to earnings from AOCI during the next 12 months	$1,122

18. Stock-Based Compensation

At December 31, 2013, the Company had outstanding time-based stock options under its 2005 Plan and outstanding time-based and performance-based stock options and restricted stock awards under its 2010 Plan. The 2005 Plan permits awards of (i) Incentive Stock Options, (ii) Non-qualified Stock Options, (iii) Stock Appreciation Rights, (iv) Restricted Stock and (v) Restricted Stock Units. The 2010 Plan permits awards of (i) Incentive Stock Options, (ii) Non-qualified Stock Options, (iii) Stock Appreciation Rights, (iv) Restricted Stock, (v) Other Stock-Based Awards and (vi) Performance-Based Compensation Awards.

Annex E-83

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

The following table details the 2005 Plan and the 2010 Plan at December 31, 2013:

	2005 Plan	2010 Plan
Date the plan was established	October 18, 2005	December 13, 2010
Share permitted to be issued under the plan	1,312,500	4,000,000
Maximum contractual term of grants under the plan (in years)	10.0	10.0
Time-based stock options outstanding under the plan	1,545,462	384,945
Performance-based stock options outstanding under the plan	—	289,306
Time-based restricted stock awards under the plan	—	139,680
Performance-based restricted stock awards outstanding under the plan	—	130,629

Stock Options
The Company granted 60,000 time-based stock options to employees during the year ended December 31, 2013, which vest in equal portions on each of the four anniversaries of the grant date. During the year ended December 31, 2013, the Company granted 228,981 performance-based stock options under the Company's Long-Term Incentive Plan ("LTIP"). The performance-based awards will vest, if at all, should the Company achieve three-year performance goals on or before December 31, 2015 for (i) net revenue (Compound Annual Growth Rate), (ii) earnings growth (Net Income) and (iii) profitable growth (Return on Average Equity). The performance metrics are equally weighted such that achievement of any one target results in vesting of one-third of the total equity award. If any of the target(s) are not attained by December 31, 2015, the one-third portion(s) of the award associated with the unattained target(s) will be canceled. The Company's time-based and performance-based stock option activity for the following periods is presented below:

	Time-Based				Performance-Based
	Options Outstanding	Weighted Average Exercise Price (in dollars per share)	Options Exercisable	Weighted Average Exercise Price (in dollars per share)	Options Outstanding (1)	Weighted Average Exercise Price (in dollars per share)	Options Exercisable	Weighted Average Exercise Price (in dollars per share)
Balance, January 1, 2012	1,893,731	$4.15	1,607,307	$3.41	—	$—	—	$—
Granted	125,000	7.97	—	—	185,000	8.00	—	—
Vested	—	—	85,233	8.50	—	—	—	—
Exercised	(2,500)	7.84	(2,500)	7.84	—	—	—	—
Canceled/forfeited	—	—	—	—	—	—	—	—
Balance, December 31, 2012	2,016,231	$4.38	1,690,040	$3.66	185,000	$8.00	—	$—
Granted	60,000	7.62	—	—	228,981	8.89	—	—
Vested	—	—	122,461	8.50	—	—	—	—
Exercised	(6,250)	7.84	(6,250)	7.84	—	—	—	—
Canceled/forfeited	(139,574)	7.91	—	—	(124,675)	8.57	—	—
Balance, December 31, 2013	1,930,407	$4.22	1,806,251	$3.98	289,306	$8.46	—	$—

Weighted average remaining contractual term at December 31, 2013 (in years)	3.8		3.5		8.8		0
(1) The performance-based stock options granted during the year ended December 31, 2012 will begin to vest equally over three years upon the Company's compensation committee determining that the Company has attained an Adjusted EBITDA of $46.0 million.

Annex E-84

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

The following table presents the Company's outstanding and exercisable time-based and performance-based stock options by exercise price at December 31, 2013:

	Options Outstanding			Options Exercisable
Exercise Price	Option Shares Outstanding	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price (in dollars per share)	Option Shares Outstanding	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price (in dollars per share)
$3.03	787,500	1.88	$3.03	787,500	1.88	$3.03
3.25	757,963	3.82	3.25	757,963	3.82	3.25
7.62	60,000	9.67	7.62	—	—	—
7.84	195,000	7.50	7.84	135,844	7.50	7.84
7.93	5,000	8.75	7.93	—	—	—
7.97	36,676	8.67	7.97	36,676	8.67	7.97
8.00	140,000	8.50	8.00	—	—	—
8.89	149,306	9.00	8.89	—	—	—
11.00	88,268	6.96	11.00	88,268	6.96	11.00
Totals	2,219,713	4.47	$4.77	1,806,251	3.50	$3.98

Information on time-based and performance-based stock options, vested and expected to vest, is as follows:
	At
	December 31, 2013
	Time-Based	Performance-Based
Number of shares vested and expected to vest	1,922,398	133,001
Weighted average remaining contractual life (in years)	3.8	8.5
Weighted average exercise price per option (in dollars)	$4.20	$8.00
Intrinsic value (in thousands)	$8,060	$36

Additional information on time-based and performance-based options granted, vested and exercised is presented below:

	For the Years Ended December 31,
	2013	2012	2011
Weighted-average grant date fair value of stock options granted (in dollars)	$2.99	$2.80	$2.92
Total stock options granted (in shares)	288,981	310,000	280,000
Total fair value of stock options vested during the year	$366	$268	$268
Total intrinsic value of stock options exercised (1)	$1	$—	$2,920
Cash received from stock option exercises	$49	$20	$607
Tax benefits realized from exercised stock options	$—	$—	$45
Cash used to settle equity instruments granted under stock-based compensation awards	$—	$—	$—
New shares issued upon the exercise of stock options	6,250	2,500	322,061
Outstanding stock options issued outside of existing plans (in shares)	272,338	272,338	272,338
(1) Calculated as the difference between the market value at the exercise date and the exercise price of the shares.

The weighted average assumptions used to estimate the fair values of all stock options granted is as follows:

	For the Years Ended December 31,
	2013	2012	2011
Expected term (years)	6.3	6.2	6.1
Expected volatility	34.14%	34.34%	33.95%
Expected dividends	—%	—%	—%
Risk-free rate	1.22%	0.91%	2.22%

Restricted Stock Awards
The Company granted 6,016 time-based restricted stock awards to employees during the year ended December 31, 2013, which vest in equal portions on each of the four anniversaries of the grant date. During the year ended December 31, 2013, the Company granted 76,326 performance-based restricted stock awards to employees under the LTIP. The performance-based restricted stock awards will vest based on the same criteria as the performance based stock options described in the above section titled, "Stock Options." In addition, during the year ended December 31, 2013, the Company granted 75,000 time-based restricted stock awards, equally distributed to five

Annex E-85

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

of its Directors, which vest in equal portions on each of the three anniversaries of the grant date. The Company's time-based and performance-based restricted stock award activity for the following periods is presented below:

	Time-Based		Performance-Based
	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value
Shares outstanding at January 1, 2012	33,000	$10.69	80,861	$11.00
Grants	88,000	7.48	—	—
Vests	(18,000)	10.43	—	—
Forfeitures	—	—	—	—
Shares outstanding at December 31, 2012	103,000	8.00	80,861	11.00
Grants	81,016	9.39	76,326	8.89
Vests	(44,336)	8.67	—	—
Forfeitures	—	—	(26,558)	8.89
Shares outstanding at December 31, 2013	139,680	$8.59	130,629	$10.20

Stock-based Compensation Expense
Total time-based and performance-based stock-based compensation expense and the related income tax (benefit) recognized on the Consolidated Statements of Income is as follows:

	For the Years Ended December 31,
	2013	2012	2011
Personnel costs	$722	$661	$593
Other operating expenses	506	293	154
Income tax benefit	(470)	(365)	(286)
Net stock-based compensation expense	$758	$589	$461

Additional information on total non-vested stock-based compensation is as follows:	At December 31, 2013
	Stock Options	Restricted Stock Awards
Unrecognized compensation cost related to non-vested awards	$431	$986
Weighted-average recognition period (in years)	2.4	4.7

For the year ended December 31, 2013, the Company did not recognize expense on 149,306 performance-based stock options and 49,768 performance-based restricted stock awards because the attainment of the performance metrics associated with these awards was not probable based on current projections.

Employee Stock Purchase Plan
The Company has an Employee Stock Purchase Plan ("ESPP"), which allows the Company to issue up to 1,000,000 shares of common stock to all eligible employees, including the Company's named executive officers, under the same offering and eligibility terms. The ESPP qualifies under Section 423 of the Internal Revenue Code and allows eligible employees to contribute, at their discretion, up to 10% of their payroll, up to $25,000 per year, to purchase up to a maximum of 3,500 shares of the Company's common stock per offering period. The purchase price of Fortegra's common stock is equal to 85% of the lesser of the fair market value of the closing stock price of Fortegra's common stock on either the first day of the offering period or the last day of the offering period. Each offering period has a duration of six months and begins on January 1st and July 1st of each year.

Information related to the Company's ESPP is as follows:	For the Years Ended December 31,
	2013	2012	2011 (1)
Common stock issued under the ESPP (in shares)	61,336	53,511	10,167
Weighted-average purchase price per share by participant in the ESPP	$5.83	$6.18	$5.68
Total cash proceeds received from the issuance of common shares under the ESPP	$357	$330	$58
ESPP compensation costs recognized	$101	$90	$15
(1) The Company's ESPP began open enrollment in July 2011.

19. Share Repurchase Plan

Fortegra has an active share repurchase plan, which allows the Company to purchase up to $15.0 million in total of the Company's common stock to be purchased from time to time through open market or private transactions. The Board of Directors approved a $10.0

Annex E-86

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

million share repurchase plan in November 2011 and in August 2013 increased the size of the plan by $5.0 million. At December 31, 2013, the Company had $7.2 million still available for repurchase under the plan. The share repurchase plan has no expiration date and provides for shares to be repurchased for general corporate purposes, which may include serving as a resource for funding potential acquisitions and employee benefit plans. The timing, price and quantity of purchases are at the discretion of Fortegra. The plan may be discontinued or suspended at any time and has no expiration date. None of the shares repurchased during the years ended December 31, 2013 and 2012, respectively, have been retired. The following table shows the shares repurchased during the following periods:

	For the Years Ended December 31,
	2013	2012
Shares repurchased during the period	200,000	508,080
Total cost of shares repurchased during the period	$1,357	$3,923
Average price paid per share for shares purchased during the period	$6.79	$7.72
20. 401(k) Profit Sharing Plan

The Company has a 401(k) plan (the "401(k) Plan") available to employees meeting certain eligibility requirements. The 401(k) Plan allows employees to contribute, at their discretion, a percentage of their pre-tax annual compensation and allows employees to select from various investment options based on their individual investment goals and risk tolerances. Under the 401(k) Plan, the Company will match 100% of each dollar of the employee contribution up to the maximum of 5% of the employee's annual compensation. The contributions of the 401(k) Plan are invested at the election of the employee in one or more investment options by a third party plan administrator. In August 2010, the Company suspended the matching contribution and therefore has not recorded a matching contribution expense for the years ending December 31, 2013, 2012 and 2011.

21. Deferred Compensation Plan

The Company has a nonqualified deferred compensation plan for certain officers. Provision has been made for the compensation which is payable upon their retirement or death. The deferred compensation is to be paid to the individual or their beneficiaries over a period of ten years commencing with the first year following retirement or death. As of December 31, 2013, there were no further payments required under the plan.

The Company also has deferred bonus agreements with several key executives whereby funds are contributed to "rabbi" trusts held for the benefit of the executives. The funds held in the rabbi trusts are included in cash and cash equivalents and the corresponding deferred compensation obligation is included in the line item, "Accrued expenses, accounts payable and other liabilities," on the Consolidated Balance Sheets. Pursuant to U.S. GAAP, the portion of the rabbi trusts invested in shares of the Company has been reflected in the treasury stock balance on the Consolidated Balance Sheets at December 31, 2013 and 2012.

22. Income Taxes

The provision for income taxes for both continuing and discontinued operations consisted of the following:

	For the Years Ended December 31,
	2013	2012	2011
Income taxes - continuing operations	$5,660	$6,716	$5,947
Income taxes - discontinued operations	8,343	1,579	1,193
Income taxes	$14,003	$8,295	$7,140

The provision for income taxes from continuing operations consisted of the following:	For the Years Ended December 31,
	2013	2012	2011
Current	$7,978	$4,272	$4,797
Deferred	(2,318)	2,444	1,150
Income taxes - continuing operations	$5,660	$6,716	$5,947

Annex E-87

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

The following table shows a reconciliation of income taxes from continuing operations calculated at the federal statutory rate of 35% and the income tax expense attributable to continuing operations for the following periods:

	For the Years Ended December 31,
	2013		2012		2011
	Amount	Percent of Pre-tax Income	Amount	Percent of Pre-tax Income	Amount	Percent of Pre-tax Income
Income taxes at federal income tax rate	$6,113	35.00%	$6,887	35.00%	$6,129	35.00%
Effect of:
Small life deduction	(516)	(2.95)	(444)	(2.26)	(375)	(2.14)
Non-deductible expenses	91	0.52	33	0.17	233	1.33
Non-deductible preferred dividends	—	—	—	—	105	0.60
Tax exempt interest	(136)	(0.78)	(123)	(0.63)	(120)	(0.69)
State taxes	414	2.37	324	1.65	219	1.25
Prior year tax true up	247	1.41	98	0.50	(506)	(2.89)
Non-controlling interest	(516)	(2.95)	—	—	—	—
Other, net	(37)	(0.21)	(59)	(0.30)	262	1.50
Income taxes - continuing operations	$5,660	32.41%	$6,716	34.13%	$5,947	33.96%

The components of the Company's deferred income taxes are as follows:

	At December 31,
	2013	2012
Gross deferred tax assets
Unearned premiums	$5,052	$4,852
Deferred revenue	8,080	7,960
Net operating loss carryforward	245	516
Unrealized losses on investments	796	—
Other basis differences in investments	109	—
Unrealized loss on interest rate swap	1,341	1,636
Research credit	—	671
Unpaid claims	115	146
Deferred compensation	977	483
Bad debt allowance	60	238
Other deferred assets	122	108
Total gross deferred tax assets	16,897	16,610
Gross deferred tax liabilities
Deferred acquisition costs	20,228	20,250
Other intangible assets	7,769	14,165
Advanced commissions	4,524	4,204
Depreciation on property and equipment	4,035	5,250
Unrealized gains on investments	—	1,290
Other basis differences in investments	—	65
Other deferred tax liabilities	—	37
Total gross deferred tax liabilities	36,556	45,261
Deferred income taxes, net	$19,659	$28,651

At December 31, 2013, the Company had a net operating loss carry forward of $0.6 million, which is subject to certain limitations under IRC Section 382 and will begin to expire in 2025. The Company expects to fully utilize the net operating loss carryforward.

At December 31, 2012, the Company had research and experimentation (research) tax credit carry forwards for federal and state income tax purposes in the amount of $0.5 million and $0.2 million, respectively that were subject to certain limitations under IRC Section 382 and were to begin to expire in 2019. As part of the valuation determinations of the subsidiary in which the research credit was generated, the Company recorded a $0.2 million liability against the research credit carryforward deferred tax asset. At December 31, 2013, the research credits were no longer available to the Company since they were generated by eReinsure, which was sold on December 31, 2013.

The Company has reviewed its uncertain tax positions and management has concluded that there are no additional amounts required to be recorded.

Annex E-88

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

In 2012, the Company was under examination by the Internal Revenue Service ("IRS") for the 2010 and 2009 tax years. In February 2013, the IRS completed its field audit for those tax years and presented its findings.  The Company has agreed to those findings and paid $57.0 thousand, which was expensed in the first quarter of 2013.

The Company's income tax returns are subject to review and examination by federal and state taxing authorities. The Company is currently open to audit under the applicable statutes of limitations by the IRS for the tax years 2011 through 2013. The years open to examination by state taxing authorities vary by jurisdiction. There are no extensions of the statute of limitations to assess income taxes currently in effect.

23. Fair Value of Financial Instruments

The carrying and fair values of financial instruments are as follows:	At
	December 31, 2013		December 31, 2012
	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial assets:
Cash and cash equivalents	$21,681	$21,681	$15,209	$15,209
Restricted cash	17,293	17,293	31,142	31,142
Fixed maturity securities:
Obligations of the U.S. Treasury and U.S. Government agencies	51,435	51,435	23,178	23,178
Municipal securities	24,547	24,547	17,041	17,041
Corporate securities	55,360	55,360	70,008	70,008
Mortgage-backed securities	—	—	289	289
Obligations of foreign governments	409	409	—	—
Asset-backed securities	—	—	125	125
Equity securities:
Common stock - publicly traded	47	47	42	42
Preferred stock - publicly traded	5,087	5,087	5,107	5,107
Common stock - non-publicly traded	51	51	58	58
Preferred stock - non-publicly traded	1,013	1,013	1,013	1,013
Notes receivable	11,920	11,920	11,290	11,290
Accounts and premiums receivable, net	18,702	18,702	27,302	27,302
Other receivables	33,409	33,409	13,393	13,393
Short-term investments	871	871	1,222	1,222
Total financial assets	$241,825	$241,825	$216,419	$216,419

Financial liabilities:
Notes payable	$3,273	$3,273	$89,438	$89,438
Preferred trust securities	35,000	35,000	35,000	35,000
Interest rate swap	2,930	2,930	4,338	4,338
Total financial liabilities	$41,203	$41,203	$128,776	$128,776

Annex E-89

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

The Company's financial assets and liabilities accounted for at fair value by level within the fair value hierarchy are as follows:

	At December 31, 2013
		Fair Value Measurements Using:
		Quoted prices in active markets for identical assets	Significant other observable inputs	Significant unobservable inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)
Financial Assets:
Fixed maturity securities:
Obligations of the U.S. Treasury and U.S. Government agencies	$51,435	$—	$51,435	$—
Municipal securities	24,547	—	24,547	—
Corporate securities	55,360	—	55,360	—
Obligations of foreign governments	409	—	409	—
Equity securities:
Common stock - publicly traded	47	47	—	—
Preferred stock - publicly traded	5,087	5,087	—	—
Common stock - non-publicly traded	51	—	—	51
Preferred stock - non-publicly traded	1,013	—	—	1,013
Short-term investments	871	871	—	—
Total assets	$138,820	$6,005	$131,751	$1,064

Financial Liabilities:
Interest rate swap	$2,930	$—	$2,930	$—

	At December 31, 2012
		Fair Value Measurements Using:
		Quoted prices in active markets for identical assets	Significant other observable inputs	Significant unobservable inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)
Financial Assets:
Fixed maturity securities:
Obligations of the U.S. Treasury and U.S. Government agencies	$23,178	$—	$23,178	$—
Municipal securities	17,041	—	17,041	—
Corporate securities	70,008	—	69,956	52
Mortgage-backed securities	289	—	289	—
Asset-backed securities	125	—	125	—
Equity securities:
Common stock - publicly traded	42	42		—
Preferred stock - publicly traded	5,107	5,107	—	—
Common stock - non-publicly traded	58	—	—	58
Preferred stock - non-publicly traded	1,013	—	—	1,013
Short-term investments	1,222	1,222	—	—
Total Assets	$118,083	$6,371	$110,589	$1,123

Financial Liabilities:
Interest rate swap	$4,338	$—	$4,338	$—

There were no transfers between Level 1 and Level 2 for the year ended December 31, 2013. For the year ended December 31, 2013, one corporate security was transferred from Level 3 to Level 2. This transfer occurred due to the availability of Level 2 pricing for the equity security, which was unavailable in prior periods. The Company's use of Level 3 unobservable inputs included six individual securities that accounted for 0.8% of total investments at December 31, 2013. The Company utilized an independent third party pricing service to value four of the Level 3 securities. The values of two equity securities in Level 3, which are non-publicly traded preferred stocks, were calculated by the Company. One of the equity securities, with a value of $1.0 million was valued by taking into account the strength of the issuer's parent company guaranteeing the dividend of the issuer. While one of the Level 3 equity securities, with a value of $13.0 thousand, was valued by estimating the total value of the Class-A shares outstanding by the issuer and a review of the

Annex E-90

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

company's audited financial statements. At December 31, 2012, the Company had seven individual securities valued under Level 3 that accounted for 1.0% of total investments.

The following table summarizes the changes in Level 3 assets measured at fair value:	For the Years Ended December 31,
	2013	2012
Beginning balance, January 1,	$1,123	$1,204
Total investment gains or losses (realized/unrealized):
Included in net income	—	—
Included in other comprehensive (loss)	(32)	(31)
Sales	—	(47)
Transfers (out of) Level 3	(27)	(3)
Ending balance, December 31,	$1,064	$1,123

24. Statutory Reporting and Insurance Company Subsidiaries Dividend Restrictions

The Company's insurance company subsidiaries may pay dividends to the Company, subject to statutory restrictions. Payments in excess of statutory restrictions (extraordinary dividends) to the Company are permitted only with prior approval of the insurance department of the applicable state of domicile. All dividends from subsidiaries were eliminated in the Consolidated Financial Statements. The following table sets forth the dividends paid to the Company by its insurance company subsidiaries for the following periods:

	For the Years Ended December 31,
	2013	2012
Ordinary dividends	$2,383	$2,783
Extraordinary dividends	—	—
Total dividends	$2,383	$2,783

The following table details the combined statutory capital and surplus of the Company's insurance company subsidiaries, the required minimum statutory capital and surplus, as required by the laws of the states in which they are domiciled and the combined amount available for ordinary dividends of the Company's insurance company subsidiaries for the following periods:

	At December 31,
	2013	2012
Combined statutory capital and surplus of the Company's insurance company subsidiaries	$69,269	$53,885

Required minimum statutory capital and surplus	$17,200	$15,300

Amount available for ordinary dividends of the Company's insurance company subsidiaries	$3,989	$4,500

For the year ended December 31, 2013, the maximum amount of dividends that our regulated insurance company subsidiaries could pay under applicable laws and regulations without regulatory approval was $4.0 million. The Company may seek regulatory approval to pay dividends in excess of this permitted amount, but there can be no assurance that the Company would receive regulatory approval if sought.

Under the NAIC's Risk-Based Capital Act of 1995, a company's Risk-Based Capital ("RBC") is calculated by applying certain risk factors to various asset, claim and reserve items. If a company's adjusted surplus falls below calculated RBC thresholds, regulatory intervention or oversight is required. The Company's insurance company subsidiaries' RBC levels, as calculated in accordance with the NAIC's RBC instructions, exceeded all RBC thresholds as of December 31, 2013 and 2012, respectively.

The amount of ordinary dividends available from the Company's two insurance company subsidiaries domiciled in the state of Georgia, Life of the South Insurance Company and The Insurance Company of the South, was impacted in the third quarter of 2013 by a change in Georgia's Insurance Regulations.  Previously, the maximum amount of ordinary dividends payable in any one year by an insurer domiciled in Georgia was defined as the greater of a) 10 percent of the insurer's surplus with regards to policyholders as of December 31 of the preceding year, or b) the net gain from operations of the insurer (for life companies) or the net income not including realized capital gains (for non-life companies) for the 12 month period ending December 31 of the preceding year.  Now, the maximum ordinary dividend is defined as the lesser of these two measures.  This regulation change reduced the amount of ordinary dividends available from these insurance company subsidiaries at December 31, 2013 by $2.2 million.

Annex E-91

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

25. Commitments and Contingencies

Commitments
The Company may, from time to time and in the ordinary course of normal business, enter into certain contractual obligations or commitments.

As part of the 2012 acquisition of ProtectCELL, the Company has a conditional commitment to provide up to $10.2 million of additional capital ("Additional Fortegra Capital Contributions") to ProtectCELL if the board of directors of ProtectCELL (the "PC Board") determines that ProtectCELL requires additional funds to support expansion and growth, or other appropriate business needs.

The Company is obligated to evaluate any such funding request received from the PC Board in good faith to determine whether in the Company's reasonable business judgment the requested capital should be contributed. Fortegra is not required to honor the funding request from the PC Board if it in good faith deems the request to be imprudent or unjustified.

The benefits of such additional funding would inure to the Company and to the non-controlling ownership interest of ProtectCELL, in proportion to their respective ownership interests. However, in return for each $1,000 of Additional Fortegra Capital Contributions, the Fortegra Members shall receive one Series A Preferred Unit. Any unreturned Series A Preferred contribution is deducted from ProtectCELL's valuation in determining the option price.

Contingencies
The Company is a party to claims and litigation in the normal course of its operations. Management believes that the ultimate outcome of these matters in existence at December 31, 2013 are reserved against, covered by insurance or would not have a material adverse effect on the consolidated financial condition, results of operations or cash flows of the Company.

The Company is currently a defendant in Mullins v. Southern Financial Life Insurance Co., which was filed on February 2, 2006, in the Pike Circuit Court, in the Commonwealth of Kentucky.  A class was certified on June 25, 2010.  At issue is the duration or term of coverage under certain policies.  The action alleges violations of the Consumer Protection Act and certain insurance statutes, as well as common law fraud.  The action seeks compensatory and punitive damages, attorney fees and interest.  The parties are currently involved in the merits discovery phase and discovery disputes have arisen.  Plaintiffs filed a Motion for Sanctions on April 5, 2012 in connection with the Company's efforts to locate and gather certificates and other documents from the Company's agents.  While the court did not award sanctions, it did order the Company to subpoena certain records from its agents.  In an effort to prevent the trial court from enforcing the order, the Company filed a Writ of Prohibition, which the Kentucky Court of Appeals denied on August 31, 2012.  In response, the Company filed a motion for discretionary review of the Writ of Prohibition. The Company also filed a direct appeal of the same order, on the grounds that the order could be construed as a finding of contempt on the part of the Company. The Court of Appeals dismissed the direct appeal on September 13, 2013, which prompted the Company to file a motion for discretionary review of the direct appeal. The Kentucky Supreme Court denied the Writ of Prohibition on November 21, 2013, but the direct appeal is still pending. No motions will be heard by the trial court while the direct appeal remains pending. To date, no trial date has been set.
The Company considers such litigation customary in its lines of business.  In management's opinion, based on information available at this time, the ultimate resolution of such litigation, which it is vigorously defending, should not be materially adverse to the financial position, results of operations or cash flows of the Company. It should be noted that large punitive damage awards, bearing little relation to actual damages sustained by plaintiffs, have been awarded in certain states against other companies in the credit insurance business. Loss contingencies may be taken as developments warrant, although such amounts are not reasonably estimable at this time.

26. Related Party Transactions

In conjunction with the December 31, 2012 acquisition of ProtectCELL, the Company assumed an office space lease between ProtectCELL and 39500 High Pointe, LLC ("High Pointe"). The ownership of High Pointe includes three members who were the founding members of ProtectCELL and are now employees of the Company. The Company made lease payments to High Pointe during the year ended December 31, 2013, which are reflected in the table below. The Company did not make any lease payments to High Pointe for the year ended December 31, 2012.

At December 31, 2012, ProtectCELL held a $6.1 million note receivable carrying an interest rate of 8.00% from High Pointe, which is fully secured by a mortgage on the office building owned by High Pointe (see the lease described above). For the year ending December 31, 2012, the Company did not receive payments from High Pointe on the note receivable. On March 15, 2013, ProtectCELL received $6.1 million from High Pointe, representing the full payoff of the outstanding balance of the note receivable. The Company only recorded interest income on this note receivable during the three months ended March 31, 2013.

Annex E-92

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

An executive officer of ProtectCELL owns multiple wireless retail locations, which sell ProtectCELL protection plans to wireless retail customers. For the year ended December 31, 2013, the Company recorded income from and paid commissions for this related party arrangement, which are reflected in the table below. For the year ending December 31, 2012, the Company did not record income related to this related party arrangement.

In conjunction with the December 31, 2012 acquisition of 4Warranty, the Company assumed an office space lease between 4Warranty and Source International Incorporated ("Source"), effective January 1, 2013. The ownership of Source is comprised of two individuals who have consulting relationships with the Company. The Company made lease payments to Source for the year ended December 31, 2013, which are reflected in the table below. The Company did not make any lease payments to Source for the year ended December 31, 2012.

In January 2012, the Company recorded a note receivable due from an officer of the Company relating to the 2010 acquisition of South Bay Acceptance Corporation, which has a balance of $0.1 million at December 31, 2012.

In December 2011, the Company entered into an information technology support services agreement (the "IT Agreement") with a company for which a member serving on the Company's Board of Directors also serves on the board of the company receiving the information technology support services from the Company. The IT Agreement has no set term and calls for a total of $0.3 million plus reimbursement of expenses to be received by the Company over the duration of the agreement. The Company only recorded income from the IT Agreement during the year ended December 31, 2012, which is reflected in the table below.

In December 2011, the Company entered into a marketing and referral agreement (the "Marketing Agreement") with a company in which a member serving on the Company's Board of Directors also serves on the board of the company providing the marketing services (the "Marketer"). The Marketing Agreement has a five year term and requires the Company to pay the Marketer a per account fee per month based on the number of enrolled customers the Marketer obtains for the Company. In conjunction with this Marketing Agreement, during April 2013, the Company entered into an agreement under which the Marketer began selling insurance-related products of the Company to the Marketer's customers. The Company recorded income and paid claims, associated with the sale of the Company's insurance-related products, for the year ended December 31, 2013, which are reflected in the table below.

The following table details the amounts recorded on the Company's Consolidated Statements of Income resulting from related party transactions:

	For the Years Ended December 31,
	2013	2012	2011
Income recorded by ProtectCELL for protection plans sold	$2,159	$—	$—
Income recorded for the sale of the Company's insurance-related products under the Marketing Agreement	948	—	—
Income recorded from the IT Agreement	—	218	—
Total related party income recorded by the Company	$3,107	$218	$—

Interest income recorded on the High Pointe note receivable	$21	$—	$—

Lease expense paid to High Pointe	$403	$—	$—
Lease expense paid to Source	118	—	—
Total related party lease expense	$521	$—	$—

Commissions paid by ProtectCELL for protection plans sold	$852	$—	$—

Claims paid on the Company's insurance-related products under the Marketing Agreement	$63	$—	$—

The following table details the amounts recorded on the Company's Consolidated Balance Sheets from related party transactions:
		At December 31,
		2013	2012
Accounts receivable from related parties		$113	$—

Notes receivable from related parties		$—	$6,269

Annex E-93

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

27. Subsequent Events

Subsequent events have been measured through the date on which the Consolidated Financial Statements were filed. Management has determined that the following events merit disclosure as subsequent events:

Stock-Based Compensation Awards
In February 2014, the Company granted 30,000 time-based restricted stock awards to its Chief Executive Officer and 75,000 time-based restricted stock awards, equally distributed, to five of its Directors. The restricted stock vests equally on each of the three anniversaries of the grant date.

28. Summarized Quarterly Information (Unaudited)

	2013
	First Quarter	Second Quarter(2)	Third Quarter(2)	Fourth Quarter
Revenues	$79,254	$82,921	$88,755	$91,844
Net investment income	903	746	766	635
Net realized investment gains	7	1,280	756	—
Total revenues	80,164	84,947	90,277	92,479
Total expenses	77,633	79,934	85,939	86,894
Income from continuing operations before income taxes	2,531	5,013	4,338	5,585
Income taxes	482	1,593	1,852	1,733
Income from continuing operations before non-controlling interests	2,049	3,420	2,486	3,852
Discontinued operations - net of tax	1,262	1,207	601	9,320
Net income before non-controlling interests	3,311	4,627	3,087	13,172
Less: net income (loss) attributable to non-controlling interests	818	185	(135)	614
Net income attributable to Fortegra Financial Corporation	$2,493	$4,442	$3,222	$12,558

Earnings per share - Basic: (1)
Net income from continuing operations - net of tax	$0.06	$0.17	$0.14	$0.17
Discontinued operations - net of tax	0.07	0.06	0.03	0.48
Net income attributable to Fortegra Financial Corporation	$0.13	$0.23	$0.17	$0.65

Earnings per share - Diluted: (1)
Net income from continuing operations - net of tax	$0.06	$0.16	$0.13	$0.16
Discontinued operations - net of tax	0.06	0.06	0.03	0.46
Net income attributable to Fortegra Financial Corporation	$0.12	$0.22	$0.16	$0.62

Weighted average common shares outstanding
Basic	19,556,743	19,540,610	19,405,597	19,410,655
Diluted	20,625,041	20,523,090	20,404,508	20,388,890
(1) - Earnings per share amounts may not recalculate due to rounding.

(2) - During 2013, certain immaterial reclassifications were identified that impacted amounts for service and administrative fees in total revenues and commissions and other operating expenses in total expenses that were previously reported in the Company's Form 10-Q's for the quarters ended June 30, 2013 and September 30, 2013. These reclassification adjustments, separately and in the aggregate did not have a material impact on results previously reported for those quarterly periods and had no effect on reported net income. For the quarters ended June 30, 2013 and September 30, 2013, total revenues were decreased by $4.9 million and $3.5 million, respectively, while total expenses were reduced by the same amounts for the respective periods.

Annex E-94

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

	2012
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenues	$61,619	$60,949	$67,965	$62,736
Net investment income	743	732	744	848
Net realized investment gains (losses)	(3)	13	(16)	9
Total revenues	62,359	61,694	68,693	63,593
Total expenses	58,731	56,793	62,896	58,241
Income from continuing operations before income taxes	3,628	4,901	5,797	5,352
Income taxes	1,195	1,630	2,130	1,761
Income from continuing operations before non-controlling interests	2,433	3,271	3,667	3,591
Discontinued operations - net of tax	999	688	386	202
Net income before non-controlling interests	3,432	3,959	4,053	3,793
Less: net income attributable to non-controlling interests	18	15	29	10
Net income attributable to Fortegra Financial Corporation	$3,414	$3,944	$4,024	$3,783

Earnings per share - Basic: (1)
Net income from continuing operations - net of tax	$0.12	$0.17	$0.19	$0.18
Discontinued operations - net of tax	0.05	0.03	0.02	0.01
Net income attributable to Fortegra Financial Corporation	$0.17	$0.20	$0.21	$0.19

Earnings per share - Diluted: (1)
Net income from continuing operations - net of tax	$0.11	$0.16	$0.18	$0.17
Discontinued operations - net of tax	0.05	0.03	0.02	0.01
Net income attributable to Fortegra Financial Corporation	$0.16	$0.19	$0.20	$0.18

Weighted average common shares outstanding
Basic	19,904,819	19,705,276	19,531,694	19,507,733
Diluted	20,739,196	20,632,233	20,463,238	20,507,329
(1) - Earnings per share amounts may not recalculate due to rounding.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
FINANCIAL DISCLOSURE

None.

ITEM 9A. CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures
Under the supervision and with the participation of management, including our Chief Executive Officer and Chief Financial Officer, we have evaluated the effectiveness of the design and operation of our disclosure controls and procedures, as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as of December 31, 2013. Based on this evaluation, management, including our Chief Executive Officer and Chief Financial Officer, concluded that our disclosure controls and procedures were effective as of December 31, 2013.

Management's Annual Report on Internal Control Over Financial Reporting
Management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rules 13a-15(f) and 15d-15(f). Management, including our Chief Executive Officer and Chief Financial Officer, conducted an evaluation of the effectiveness of our internal control over financial reporting as of December 31, 2013, based on the criteria set forth in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission ("COSO") of 1992. Based on its assessment, management concluded that, as of December 31, 2013, our internal control over financial reporting was effective based on the criteria issued by COSO in Internal Control – Integrated Framework.

The effectiveness of the Company's internal control over financial reporting as of December 31, 2013 has been audited by McGladrey LLP, the Company's independent registered public accounting firm, as stated in their report that appears below in this ITEM 9A of this Annual Report on Form 10-K.

Annex E-95

Changes in Internal Control Over Financial Reporting
Management, including our Chief Executive Officer and Chief Financial Officer, identified no change in our internal control over financial reporting that occurred during the quarter ended December 31, 2013, that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

Inherent Limitations of Disclosure Controls and Procedures and Internal Control Over Financial Reporting
Our management, including our Chief Executive Officer and Chief Financial Officer, does not expect that our disclosure controls and internal controls will prevent or detect all errors and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within Fortegra have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple errors or mistakes. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by our management override of the controls. The design of any system of controls also is based in part upon certain assumptions about the likelihood of future events. There can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Over time, a control may become inadequate because of changes in conditions or the degree of compliance with the policies or procedures may deteriorate. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

Chief Executive Officer and Chief Financial Officer Certifications
Exhibits 31.1 and 31.2 are the Certifications of our Chief Executive Officer and Chief Financial Officer, respectively, required in accordance with Section 302 of the Sarbanes-Oxley Act of 2002 (the "Section 302 Certifications"). The "Evaluation of Disclosure Controls and Procedures" in this ITEM 9A is the "Evaluation" referred to in the Section 302 Certifications, and accordingly, the above information should be read in conjunction with the Section 302 Certifications for a more complete understanding of the topics presented.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Fortegra Financial Corporation

We have audited Fortegra Financial Corporation and subsidiaries’ internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 1992. Fortegra Financial Corporation and subsidiaries’ management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Annual Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the company's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (a) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (b) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (c) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Annex E-96

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Fortegra Financial Corporation and subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 1992.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of Fortegra Financial Corporation and subsidiaries as of December 31, 2013, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for the year then ended and our report dated March 14, 2014 expressed an unqualified opinion.

/s/ McGladrey LLP

Jacksonville, Florida
March 14, 2014

ITEM 9B. OTHER INFORMATION

None.

PART III

ITEM 10. DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

The information required by this Item will be included in our Proxy Statement for our 2014 Annual Meeting of Stockholders to be filed with the SEC within 120 days after the end of the year ended December 31, 2013 and is incorporated by reference herein.

Code of Ethics
Fortegra has adopted a Code of Business Conduct and Ethics that applies to our directors, officers and employees, including Fortegra's Chief Executive Officer, Chief Financial Officer and other Senior officers. Fortegra's "Code of Ethics for the CEO, CFO and Senior Officers" can be found posted on our website at www.fortegrafinancial.com in the "Investor Relations" section under "Corporate Governance" then click the subsection "Governance Documents." Within the time period required by the SEC and the NYSE, we intend to post on our website any amendment to or waiver of our Code of Business Conduct and Ethics.

Upon written request of any stockholder of record on December 31, 2013, Fortegra will provide, without charge, a printed copy of its "Code of Ethics for the CEO, CFO and Senior Officers." To obtain a copy, Contact: Investor Relations, Fortegra Financial Corporation, 10151 Deerwood Park Boulevard, Building 100, Suite 330, Jacksonville, FL, 32256 or call (866)-961-9529.

ITEM 11. EXECUTIVE COMPENSATION

The information required by this Item will be included in our Proxy Statement for our 2014 Annual Meeting of Stockholders to be filed with the SEC within 120 days after the end of the year ended December 31, 2013 and is incorporated by reference herein.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table provides information as of December 31, 2013 about our common stock that may be issued, whether upon exercise of options or otherwise under all of our existing equity compensation plans.

Annex E-97

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options (1)	Weighted Average Exercise Price of Outstanding Options (2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(3)
Equity Compensation Plans Approved by Stockholders (4)	1,947,375	$4.98	3,930,427
Equity Compensation Plans Not Approved by Stockholders	272,338	3.25	N/A
Total	2,219,713	$4.77	3,930,427

(1)	Includes shares issuable pursuant to the exercise of stock options.

(2)
Calculation of weighted average exercise price of outstanding awards includes stock options, which are exercisable for "net" shares of common stock for no consideration. The weighted average exercise price of outstanding stock options was $4.77.

(3)	Includes 3,055,441 shares under our 2010 Fortegra Financial Corporation Omnibus Incentive Plan and 874,986 shares under our Employee Stock Purchase Plan.

(4)	Consists of our 2005 Equity Incentive Plan.

The other information required by this Item, with respect to security ownership of certain of our beneficial owners and management, is incorporated herein by reference to the discussion under the heading "Information Relating to Directors, Director Nominees, Executive Officers and Significant Stockholders" in our 2014 Proxy Statement, which is expected to be filed within 120 days after December 31, 2013.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR
INDEPENDENCE

The information required by this Item will be included in our Proxy Statement for our 2014 Annual Meeting of Stockholders to be filed with the SEC within 120 days after the end of the year ended December 31, 2013 and is incorporated by reference herein.

ITEM 14. PRINCIPAL ACCOUNTANT FEES AND SERVICES

The information required by this Item will be included in our Proxy Statement for our 2014 Annual Meeting of Stockholders to be filed with the SEC within 120 days after the end of the year ended December 31, 2013 and is incorporated by reference herein.

PART IV

ITEM 15. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)1. Financial Statements:
The following Consolidated Financial Statements of Fortegra Financial Corporation and its subsidiaries are included in this Form 10-K:

(a)	Reports of Independent Registered Public Accounting Firms on the Consolidated Financial Statements.
(b)	Consolidated Balance Sheets as of December 31, 2013 and 2012.
(c)	Consolidated Statements of Income for the years ended December 31, 2013, 2012, and 2011.
(d)	Consolidated Statements of Comprehensive Income for the years ended December 31, 2013, 2012, and 2011.
(e)	Consolidated Statements of Stockholders' Equity for the years ended December 31, 2013, 2012, and 2011.
(f)	Consolidated Statements of Cash Flows the years ended December 31, 2013, 2012, and 2011.
(g)	Notes to Consolidated Financial Statements.

(a)2. Consolidated Financial Statement Schedules
The following financial statement schedule is attached hereto following the signature page of this Annual Report on Form 10-K:
Schedule II - Condensed Financial Information of the Registrant

* All other schedules are omitted because they are not applicable, not required, or the information is included in the Consolidated Financial Statements or the Notes thereto.

(a)3. Exhibits
See the Exhibit Index following the signature page of this Annual Report on Form 10-K for a list of exhibits filed with, furnished with, or incorporated by reference into this Form 10-K.

Annex E-98

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Fortegra Financial Corporation
Date:	March 14, 2014	By:	/s/ Richard S. Kahlbaugh
Richard S. Kahlbaugh
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signatures	Title	Date
/s/ Richard S. Kahlbaugh		March 14, 2014
Richard S. Kahlbaugh	Chairman, President and Chief Executive Officer
(Principal Executive Officer)

/s/ Walter P. Mascherin		March 14, 2014
Walter P. Mascherin	Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

/s/ John R. Carroll		March 14, 2014
John R. Carroll	Director

/s/ Francis M. Colalucci		March 14, 2014
Francis M. Colalucci	Director

/s/ Frank P. Filipps		March 14, 2014
Frank P. Filipps	Director

/s/ J.J. Kardwell		March 14, 2014
J.J. Kardwell	Director

/s/ Arun Maheshwari		March 14, 2014
Arun Maheshwari	Director

/s/ Ted W. Rollins		March 14, 2014
Ted W. Rollins	Director

/s/ Sean S. Sweeney		March 14, 2014
Sean S. Sweeney	Director

Annex E-99

Schedule II — Condensed Financial Information of Registrant

FORTEGRA FINANCIAL CORPORATION
PARENT COMPANY ONLY CONDENSED STATEMENTS OF INCOME
(All Amounts in Thousands)	Years Ended December 31,
	2013	2012	2011
Revenues
Management fee from subsidiaries*	$—	$—	$—
Net investment income	343	290	298
Other income	—	—	—
Total revenue	343	290	298
Expenses
Personnel costs*	—	—	—
Other operating expenses	1,175	1,036	558
Interest expense	65	210	1,062
Total expenses	1,240	1,246	1,620
Income before interest and income taxes interest	(897)	(956)	(1,322)
Income taxes	(314)	(335)	(357)
Income before equity in net income in subsidiaries	(583)	(621)	(965)
Equity in net income of subsidiaries*	23,298	15,786	14,474
Net income	$22,715	$15,165	$13,509
* Eliminated in consolidation

FORTEGRA FINANCIAL CORPORATION
PARENT COMPANY ONLY CONDENSED BALANCE SHEETS
(All Amounts in Thousands)	December 31,
	2013	2012
Assets:
Investment in subsidiaries *	$141,422	$120,406
Cash and cash equivalents	293	279
Due from subsidiaries, net*	6,650	13,960
Notes receivable*	11,671	4,999
Other assets	952	933
Total assets	$160,988	$140,577
Liabilities:
Long-term debt	$—	$—
Other liabilities	528	194
Total liabilities	528	194
Stockholders' equity:
Total stockholders' equity	160,460	140,383
Total liabilities and stockholders' equity	$160,988	$140,577
* Eliminated in consolidation

Annex E-100

FORTEGRA FINANCIAL CORPORATION
PARENT COMPANY ONLY CONDENSED STATEMENTS OF CASH FLOWS
(All Amounts in Thousands)	Years Ended December 31,
	2013	2012	2011
Operating Activities:
Net income	$22,715	$15,165	$13,509
Adjustments to reconcile net income to net cash flows provided by operating activities
Equity in net income of subsidiaries*	(23,298)	(15,786)	(14,474)
Cash dividend from subsidiaries		—	—
Deferred income tax expense		—	—
Stock based compensation	608	384	409
Other changes in assets and liabilities:
Net due to subsidiaries	7,311	5,931	14,012
Other assets and other liabilities	316	(332)	344
Net cash flows provided by operating activities	7,652	5,362	13,800
Investing Activities:
Proceeds from maturities of investments	—	—	—
Net paid for the acquisition of subsidiaries	—	—	—
(Issuance of) proceeds received for repayment of notes receivable	(6,672)	(1,648)	84
Net cash flows (used in) provided by investing activities	(6,672)	(1,648)	84
Financing Activities:
Repayments of notes payable		—	(11,040)
Additional borrowings under notes payable		—	—
Net proceeds from issuance of common stock		—	—
Payments for initial public offering costs		—	(826)
Net proceeds from exercise of stock options	49	20	651
Purchase of treasury stock	(1,372)	(3,923)	(2,552)
Net proceeds received from stock issued in the Employee Stock Purchase Plan	357	330	—
Stockholder funds disbursed at purchase		—	—
Net cash flows (used in) financing activities	(966)	(3,573)	(13,767)
Net increase in cash and cash equivalents	14	141	117
Cash and cash equivalents at beginning of period	279	138	21
Cash and cash equivalents at end of period	$293	$279	$138
* Eliminated in consolidation

Annex E-101

EXHIBIT INDEX
		Incorporated by Reference
Exhibit Number	Description of Exhibits	Form	File Number	Date Filed	Original Exhibit Number	Filed Herewith	Furnished Herewith
2.1	Agreement and Plan of Merger, dated as of March 7, 2007, by and among Summit Partners Private Equity Fund VII-A, L.P., Summit Partners Private Equity Fund VII-B, L.P., Summit Subordinated Debt Fund III-A, L.P., Summit Subordinated Debt Fund III-B, L.P., Summit Investors VI, L.P., LOS Acquisition Co., the Signing Stockholders and Life of the South Corporation and N.G. Houston III, as Stockholder Representative.	S-1	333-169550	9/23/2010	2.1
2.2	First Amendment to Merger Agreement, dated as of June 20, 2007 by and among Summit Partners Private Equity Fund VII-A, L.P., Summit Partners Private Equity Fund VII-B, L.P., Summit Subordinated Debt Fund III-A, L.P., Summit Subordinated Debt Fund III-B, L.P., Summit Investors VI, L.P., LOS Acquisition Co., the Signing Stockholders, and Life of the South Corporation and N.G. Houston, III, as Stockholder Representative.	S-1	333-169550	9/23/2010	2.2
2.3	Stock Purchase Agreement, dated as of April 15, 2009, by and among Willis HRH, Inc., Bliss and Glennon, Inc., LOTS Intermediate Co., Willis North America Inc. and Fortegra Financial Corporation.	S-1	333-169550	9/23/2010	2.3
2.4	Agreement and Plan of Merger, dated March 3, 2011 by and among eReinsure.com, Inc., a Delaware corporation, Alpine Acquisition Sub., Inc., a Delaware corporation, and Century Capital Partners III, L.P., as Agent solely for the purposes of Section 10.02, and LOTS Intermediate Co., a Delaware corporation.	8-K	001-35009	3/7/2011	2.1
2.5	Stock Purchase Agreement, dated December 2, 2013, by and among Fortegra Financial Corporation, a Delaware corporation, LOTS Intermediate Co., a Delaware corporation, Bliss and Glennon, Inc., a California corporation, eReinsure.com, Inc., a Delaware corporation, and AmWINS Holdings, LLC, a North Carolina limited liability company.	8-K	001-35009	1/7/2014	2.1
3.1	Third Amended and Restated Certificate of Incorporation of Fortegra Financial Corporation.	S-1/A	333-169550	12/13/2010	3.3
3.2	Amended and Restated Bylaws of Fortegra Financial Corporation.	S-1/A	333-169550	11/29/2010	3.4
4.1	Form of Common Stock Certificate.	S-1/A	333-169550	12/13/2010	4.1
4.2	Stockholders Agreement, dated as of March 7, 2007, among Life of the South Corporation (together with its successors), the Rollover Stockholders (as defined therein), Employee Stockholders (as defined therein) and Investors (as defined therein).	S-1/A	333-169550	10/29/2010	4.2
10.1	Indenture, dated as of June 20, 2007, between LOTS Intermediate Co. and Wilmington Trust Company.	S-1	333-169550	9/23/2010	10.1
10.2	Form of Fixed/Floating Rate Senior Debenture (included in Exhibit 10.1).	S-1	333-169550	9/23/2010	10.2
10.3	Subordinated Debenture Purchase Agreement, dated as of June 20, 2007, among Summit Subordinated Debt Fund III-A, L.P., Summit Subordinated Debt Fund III-B, L.P., Summit Investors VI, L.P. and LOTS Intermediate Co.	S-1	333-169550	9/23/2010	10.3
10.4	Form of Subordinated Debenture (included in Exhibit 10.3).	S-1	333-169550	9/23/2010	10.4
10.5	Amendment, dated June 16, 2010, to the Subordinated Debenture Purchase Agreement dated June 20, 2007, among Summit Subordinated Debt Fund III-A, L.P., Summit Subordinated Debt Fund III-B, L.P., Summit Investors VI, L.P. and LOTS Intermediate Co.	S-1	333-169550	9/23/2010	10.5
10.6	Form of Fortegra Financial Corporation Director Indemnification Agreement for John R. Carroll and J.J. Kardwell.	S-1/A	333-169550	11/29/2010	10.18
10.7	Form of Fortegra Financial Corporation Director Indemnification Agreement for Francis M. Colalucci, Frank P. Filipps, Arun Maheshwari, Ted W. Rollins and Sean S. Sweeney.	S-1/A	333-169550	11/29/2010	10.19
10.8	Form of Fortegra Financial Corporation Officer Indemnification Agreement.	S-1/A	333-169550	12/3/2010	10.20
10.9	Form of Indemnity Agreement between Fortegra Financial Corporation, as Indemnitor, and the executive officers serving as plan committee members for the Fortegra Financial Corporation 401(k) Savings Plan, as Indemnitees.	S-1/A	333-169550	10/29/2010	10.21

Annex E-102

EXHIBIT INDEX
		Incorporated by Reference
Exhibit Number	Description of Exhibits	Form	File Number	Date Filed	Original Exhibit Number	Filed Herewith	Furnished Herewith
10.10*	Executive Employment and Non-Competition Agreement, dated as of March 7, 2007, by and between Life of the South Corporation and Richard S. Kahlbaugh.	S-1/A	333-169550	12/3/2010	10.22
10.10.1*	Amendment No. 1 to Executive Employment and Non-Competition Agreement, dated as of November 1, 2010, by and between Fortegra Financial Corporation and Richard S. Kahlbaugh.	S-1/A	333-169550	12/3/2010	10.22.1
10.11*	Executive Employment and Non-Competition Agreement, dated as of October 1, 2010, by and between Fortegra Financial Corporation and Walter P. Mascherin.	S-1/A	333-169550	12/3/2010	10.27
10.12*	Life of the South Corporation 2005 Equity Incentive Plan.	S-1/A	333-169550	10/29/2010	10.28
10.13*	1995 Key Employee Stock Option Plan.	S-1/A	333-169550	10/29/2010	10.29
10.14*	Stock Option Agreement by and between Life of the South Corporation and Richard S. Kahlbaugh, dated as of November 18, 2005, as amended on March 7, 2007 and June 20, 2007.	S-1/A	333-169550	11/16/2010	10.30
10.15*	Stock Option Agreement by and between Life of the South Corporation and Richard Kahlbaugh, dated as of October 25, 2007.	S-1/A	333-169550	11/16/2010	10.31
10.16*	2010 Omnibus Incentive Plan.	S-1/A	333-169550	12/3/2010	10.32
10.17*	Employee Stock Purchase Plan.	S-1/A	333-169550	12/3/2010	10.33
10.18*	Deferred Compensation Agreement, dated January 1, 2006, between Life of the South Corporation and Richard S. Kahlbaugh.	S-1/A	333-169550	10/29/2010	10.35
10.19*	Form of Restricted Stock Award Agreement for Directors.	S-1/A	333-169550	12/3/2010	10.47
10.19.1*	Amended - Form of Restricted Stock Award Agreement for Directors, effective February 2013.	10-K	001-35009	4/1/2013	10.26.1
10.20*	Form of Restricted Stock Award Agreement for Employees.	S-1/A	333-169550	12/3/2010	10.48
10.20.1*	Amended - Form of Restricted Stock Award Agreement for Employees, effective February 18, 2013.	10-Q	001-35009	5/15/2013	10.27.1
10.21*	Form of Restricted Stock Award Agreement (Bonus Pool).	S-1/A	333-169550	12/3/2010	10.49
10.22*	Form of Nonqualified Stock Option Award Agreement.	S-1/A	333-169550	12/3/2010	10.50
10.22.1*	Amended - Form of Nonqualified Stock Option Award Agreement, effective February 18, 2013.	10-Q	001-35009	5/15/2013	10.29.1
10.23*	Executive Employment and Non-Competition Agreement, dated as of January 1, 2009, by and between Fortegra Financial Corporation and Joseph McCaw.	10-Q	001-35009	5/15/2012	10.39
10.24	Credit Agreement, dated August 2, 2012, and as amended on October 4, 2013, among Fortegra Financial Corporation and LOTS Intermediate Co., as Borrowers; the initial Lenders named therein; Wells Fargo Bank, N.A., as Administrative Agent, Swingline Lender, and Issuing Lender; Wells Fargo Securities, LLC, as Bookrunner and Joint Lead Arranger; and Synovus Bank as Joint Lead Arranger and Syndication Agent. (Conformed Copy).	10-Q	001-35009	11/14/2013	10.34
10.25	Subsidiary Guaranty Agreement, dated August 2, 2012, among certain subsidiaries, as Guarantors, of Fortegra Financial Corporation and LOTS Intermediate Co., as Borrowers, and Wells Fargo Bank, N.A., as Administrative Agent, and each of the Guaranteed Parties.	8-K	001-35009	8/7/2012	10.2
10.26	Pledge Agreement, dated August 2, 2012, by Fortegra Financial Corporation and LOTSoluntions, Inc., as Pledgors, and Wells Fargo Bank, N.A., as Administrative Agent for its benefit and the benefit of other Lenders.	8-K	001-35009	8/7/2012	10.3
10.27	Security Agreement, dated August 2, 2012, among Fortegra Financial Corporation, LOTS Intermediate Co. and certain of its subsidiaries, as Grantors, and Wells Fargo Bank, N.A., as Administrative Agent for its benefit and the benefit of the Secured Creditors.	8-K	001-35009	8/7/2012	10.4
10.28	Trademark Security Agreement, dated August 2, 2012, among the Fortegra Financial Corporation, LOTSolutions, Inc., Pacific Benefits Group Northwest, L.L.C., eReinsure.com, Inc., as Grantors, and Wells Fargo Bank, N.A., as Administrative Agent and Grantee, for the benefit of the Secured Creditors.	8-K	001-35009	8/7/2012	10.5
10.29*	Executive Employment and Non-Competition Agreement, dated as of March 11, 2011, by and between Fortegra Financial Corporation and Igor Best-Devereux.	10-K	001-35009	4/1/2013	10.40

Annex E-103

EXHIBIT INDEX
Incorporated by Reference
Exhibit Number	Description of Exhibits	Form	File Number	Date Filed	Original Exhibit Number	Filed Herewith	Furnished Herewith
10.30*	2013 Executive Annual Incentive Plan.	10-Q	001-35009	8/14/2013	10.41
10.31*	Quarterly Incentive Plan.	10-Q	001-35009	8/14/2013	10.42
11.1	Statement Regarding Computation of Per Share Earnings (incorporated by reference to Notes to Consolidated Financial Statements in PART II, ITEM 8 of this Annual Report on Form 10-K).					X
21	List of Subsidiaries of Fortegra Financial Corporation.					X
23.1	Consent of McGladrey LLP, Independent Registered Public Accounting Firm.					X
23.2	Consent of Johnson Lambert LLP, Independent Registered Public Accounting Firm.					X
31.1	Rule 13a-14(a)/15d-14(a) Certification of Chief Executive Officer.					X
31.2	Rule 13a-14(a)/15d-14(a) Certification of Chief Financial Officer.					X
32	Certification pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.						X
101.INS	XBRL Instance Document.					X
101.SCH	XBRL Taxonomy Extension Schema Document.					X
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document.					X
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document.					X
101.LAB	XBRL Taxonomy Extension Label Linkbase Document.					X
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document.					X
*	Management contract or compensatory plan or arrangement.

Annex E-104

Exhibit 31.1

SECTION 302 CERTIFICATION FOR THE CHIEF EXECUTIVE OFFICER
I, Richard S. Kahlbaugh, certify that:
1. I have reviewed this Report on Form 10-K of Fortegra Financial Corporation (Registrant);
2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;
3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the Registrant as of, and for, the periods presented in this report;
4. The Registrant's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the Registrant and have:
(a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;
(b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;
(c) Evaluated the effectiveness of the Registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and
(d) Disclosed in this report any change in the Registrant's internal control over financial reporting that occurred during the Registrant's most recent fiscal quarter (the Registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the Registrant's internal control over financial reporting; and
5. The Registrant's other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the Registrant's auditors and the audit committee of the Registrant's board of directors (or persons performing the equivalent functions):
(a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Registrant's ability to record, process, summarize and report financial information; and
(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the Registrant's internal control over financial reporting.

Date:	March 14, 2014	/s/ Richard S. Kahlbaugh
Richard S. Kahlbaugh
Chairman, President and Chief Executive Officer

Annex E-105

Exhibit 31.2

SECTION 302 CERTIFICATION FOR THE CHIEF FINANCIAL OFFICER
I, Walter P. Mascherin, certify that:
1. I have reviewed this Report on Form 10-K of Fortegra Financial Corporation (Registrant);
2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;
3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the Registrant as of, and for, the periods presented in this report;
4. The Registrant's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the Registrant and have:
(a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;
(b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;
(c) Evaluated the effectiveness of the Registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and
(d) Disclosed in this report any change in the Registrant's internal control over financial reporting that occurred during the Registrant's most recent fiscal quarter (the Registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the Registrant's internal control over financial reporting; and
5. The Registrant's other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the Registrant's auditors and the audit committee of the Registrant's board of directors (or persons performing the equivalent functions):
(a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Registrant's ability to record, process, summarize and report financial information; and
(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the Registrant's internal control over financial reporting.

Date:	March 14, 2014	/s/ Walter P. Mascherin
Walter P. Mascherin
Executive Vice President and Chief Financial Officer

Annex E-106

Exhibit 32

CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350
AS ADOPTED PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Annual Report on Form 10-K of Fortegra Financial Corporation for the year ended December 31, 2013, as filed with the Securities and Exchange Commission on the date hereof (the "Report"), each of the undersigned, in the capacity and on the date indicated below, hereby certifies pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that to his knowledge:

1. The Report fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934, as amended; and
2. The information contained in the Report fairly presents, in all material respects, the financial condition and results of operation of Fortegra Financial Corporation as of the dates and for the periods expressed in the Report.

Date:	March 14, 2014	By:	/s/ Richard S. Kahlbaugh
Richard S. Kahlbaugh
Chairman, President and Chief Executive Officer

Date:	March 14, 2014	By:	/s/ Walter P. Mascherin
Walter P. Mascherin
Executive Vice President and Chief Financial Officer

A signed original of this written statement required by Rule 13a-14(b) of the Securities Exchange Act of 1934 and 18 U.S.C. Section 1350 has been provided to the Registrant and will be retained by the Registrant and furnished to the Securities and Exchange Commission or its staff upon request.

This certification accompanies the Form 10-K to which it relates, is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference into any filing of the Registrant under the Securities Act of 1933 or the Securities Exchange Act of 1934 (whether made before or after the date of the Form 10-K), irrespective of any general incorporation language contained in such filing.

Annex E-107

Annex F

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 10-Q

(Mark One)
☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended March 31, 2014
OR
☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from ____ to ____

Commission file number 001-35009
Fortegra Financial Corporation
(Exact name of Registrant as specified in its charter)

Delaware	58-1461399
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10151 Deerwood Park Boulevard, Building 100, Suite 330, Jacksonville, FL	32256
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(866) 961-9529

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).Yes ☐ No ☒

The number of outstanding shares of the registrant's Common Stock, $0.01 par value, outstanding as of April 30, 2014 was 20,034,617.

Annex F-1

FORTEGRA FINANCIAL CORPORATION
QUARTERLY REPORT ON FORM 10-Q
MARCH 31, 2014

Annex F-2

FORWARD-LOOKING STATEMENTS

This Quarterly Report on Form 10-Q (this "Form 10-Q") contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which are made in reliance upon the protection provided by such act for forward-looking statements. Such statements are subject to risks and uncertainties. All statements other than statements of historical fact included in this Form 10-Q are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate," "estimate," "expect," "project,'' "plan," "intend," "believe," "may," "should," "can have," "will," "likely" and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating results or financial performance or other events.

The forward-looking statements contained in this Form 10-Q are based on assumptions that we have made in light of our industry experience and our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you read this Form 10-Q, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond our control) and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. We believe these factors include, but are not limited to, those described under PART I, ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS and PART II, ITEM 1A. RISK FACTORS. Should one or more of these risks or uncertainties materialize, or should any of these assumptions prove incorrect, our actual results may vary materially from those projected in these forward-looking statements.

Any forward-looking statement made by us in this Form 10-Q speaks only as of the date of the filing of this Form 10-Q. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to update any forward-looking statement, whether the result of new information, future developments or otherwise, except as may be required by law.

This Form 10-Q should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2013 ("2013 Form 10-K") along with the Company's other filings with the Securities and Exchange Commission ("SEC").

PART I. FINANCIAL INFORMATION

Unless the context requires otherwise, references in this Form 10-Q to "Fortegra Financial," "Fortegra," "we," "us," "the Company" or similar terms refer to Fortegra Financial Corporation and its subsidiaries.

Annex F-3

ITEM 1. FINANCIAL STATEMENTS

FORTEGRA FINANCIAL CORPORATION
 CONSOLIDATED BALANCE SHEETS (Unaudited)
(All Amounts in Thousands, Except Share and Per Share Amounts)

	At
	March 31, 2014	December 31, 2013
Assets:
Investments:
Fixed maturity securities available-for-sale, at fair value (amortized cost of $136,351 at March 31, 2014 and $133,288 at December 31, 2013)	$135,726	$131,751
Equity securities available-for-sale, at fair value (cost of $7,081 at March 31, 2014 and $7,081 at December 31, 2013)	6,660	6,198
Short-term investments	871	871
Total investments	143,257	138,820
Cash and cash equivalents	10,974	21,681
Restricted cash	17,852	17,293
Accrued investment income	1,083	1,175
Notes receivable, net	15,912	11,920
Accounts and premiums receivable, net	20,526	18,702
Other receivables	28,376	33,409
Reinsurance receivables	210,900	215,084
Deferred acquisition costs	71,662	78,042
Property and equipment, net	13,898	14,332
Goodwill	73,701	73,701
Other intangible assets, net	47,856	49,173
Other assets	6,482	6,307
Assets of discontinued operations	791	791
Total assets	$663,270	$680,430

Liabilities:
Unpaid claims	$36,632	$34,732
Unearned premiums	249,353	256,380
Policyholder account balances	23,008	23,486
Accrued expenses, accounts payable and other liabilities	43,142	53,035
Income taxes payable	1,762	2,842
Deferred revenue	69,358	76,927
Notes payable	13,165	3,273
Preferred trust securities	35,000	35,000
Deferred income taxes, net	19,960	19,659
Liabilities of discontinued operations	1,236	8,603
Total liabilities	492,616	513,937
Commitments and Contingencies (Note 18)
Stockholders' Equity:
Preferred stock, par value $0.01; 10,000,000 shares authorized; none issued	—	—
Common stock, par value $0.01; 150,000,000 shares authorized; 21,258,799 and 20,912,853 shares issued at March 31, 2014 and December 31, 2013, respectively, including shares in treasury	213	209
Treasury stock, at cost; 1,224,182 shares at March 31, 2014 and December 31, 2013, respectively	(8,014)	(8,014)
Additional paid-in capital	99,687	99,398
Accumulated other comprehensive loss, net of tax	(2,622)	(3,665)
Retained earnings	75,430	72,532
Stockholders' equity before non-controlling interests	164,694	160,460
Non-controlling interests	5,960	6,033
Total stockholders' equity	170,654	166,493
Total liabilities and stockholders' equity	$663,270	$680,430

See accompanying Notes to Consolidated Financial Statements.

Annex F-4

FORTEGRA FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(All Amounts in Thousands, Except Share and Per Share Amounts)

	For the Three Months Ended March 31,
	2014	2013
Revenues:
Service and administrative fees	$43,968	$38,858
Ceding commissions	10,549	7,163
Net investment income	707	903
Net realized investment gains	1	7
Net earned premium	34,928	33,142
Other income	375	91
Total revenues	90,528	80,164

Expenses:
Net losses and loss adjustment expenses	10,826	10,535
Member benefit claims	10,671	9,366
Commissions	40,071	35,362
Personnel costs	10,191	10,797
Other operating expenses	8,225	8,075
Depreciation and amortization	1,249	1,177
Amortization of intangibles	1,317	1,468
Interest expense	920	853
Loss on note receivable	1,317	—
Total expenses	84,787	77,633
Income from continuing operations before income taxes	5,741	2,531
Income taxes - continuing operations	1,982	482
Income from continuing operations before non-controlling interests	3,759	2,049
Discontinued operations:
Income from discontinued operations - net of tax	—	1,262
Discontinued operations - net of tax	—	1,262
Net income before non-controlling interests	3,759	3,311
Less: net income attributable to non-controlling interests	861	818
Net income attributable to Fortegra Financial Corporation	$2,898	$2,493

Earnings per share - Basic:
Net income from continuing operations - net of tax	$0.15	$0.06
Discontinued operations - net of tax	—	0.07
Net income attributable to Fortegra Financial Corporation	$0.15	$0.13

Earnings per share - Diluted:
Net income from continuing operations - net of tax	$0.14	$0.06
Discontinued operations - net of tax	—	0.06
Net income attributable to Fortegra Financial Corporation	$0.14	$0.12

Weighted average common shares outstanding:
Basic	19,651,256	19,556,743
Diluted	20,436,442	20,625,041

See accompanying Notes to Consolidated Financial Statements.

Annex F-5

FORTEGRA FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (Unaudited)
(All Amounts in Thousands)

	For the Three Months Ended March 31,
	2014	2013
Net income before non-controlling interests	$3,759	$3,311

Other comprehensive income (loss), net of tax:
Unrealized gains (losses) on available-for-sale securities:
Unrealized holding gains (losses) arising during the period	1,375	(51)
Related tax (expense) benefit	(481)	18
Reclassification of (gains) included in net income	(1)	(7)
Related tax expense	—	2
Unrealized gains (losses) on available-for-sale securities, net of tax	893	(38)

Interest rate swap:
Unrealized (loss) gain on interest rate swap	(45)	32
Related tax benefit (expense)	15	(11)
Reclassification of losses included in net income	282	277
Related tax benefit	(99)	(97)
Unrealized gain on interest rate swap, net of tax	153	201

Other comprehensive income	1,046	163
Comprehensive income	4,805	3,474
Less: comprehensive income attributable to non-controlling interests	864	818
Comprehensive income attributable to Fortegra Financial Corporation	$3,941	$2,656

See accompanying Notes to Consolidated Financial Statements.

Annex F-6

FORTEGRA FINANCIAL CORPORATION

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (Unaudited)
(All Amounts in Thousands, Except Share Amounts)

	Common Stock		Treasury Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Non-controlling Interests	Total Stockholders' Equity
	Shares	Amount	Shares	Amount
Balance, December 31, 2013	20,912,853	$209	(1,224,182)	$(8,014)	$99,398	$(3,665)	$72,532	$6,033	$166,493
Net income	—	—	—	—	—	—	2,898	861	3,759
Other comprehensive income	—	—	—	—	—	1,043	—	3	1,046
Distributions to non-controlling interest partners	—	—	—	—	—	—	—	(688)	(688)
Non-controlling interest attributable to the consolidation of Creative Investigations Recovery Group, LLC	—	—	—	—	—	—	—	(249)	(249)
Stock-based compensation	105,000	2	—	—	290	—	—	—	292
Direct stock awards to employees	124	—	—	—	1	—	—	—	1
Options exercised, net of shares surrendered	240,822	2	—	—	(2)	—	—	—	—
Balance, March 31, 2014	21,258,799	$213	(1,224,182)	$(8,014)	$99,687	$(2,622)	$75,430	$5,960	$170,654

See accompanying Notes to Consolidated Financial Statements.

Annex F-7

FORTEGRA FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(All Amounts in Thousands)

	For the Three Months Ended March 31,
	2014	2013
Operating Activities:
Net income	$2,898	$2,493
Adjustments to reconcile net income to net cash flows (used in) operating activities:
Change in deferred acquisition costs	6,380	(4,303)
Depreciation and amortization	2,566	3,266
Deferred income tax (benefit) expense - continuing operations	(263)	860
Deferred income tax expense - discontinued operations	—	186
Net realized investment gains	(1)	(7)
Loss on note receivable	1,317	—
Stock-based compensation expense	292	303
Direct stock awards to employees	1	2
Amortization of premiums and accretion of discounts on investments	437	350
Non-controlling interests	861	818
Change in allowance for doubtful accounts	(162)	11
Changes in operating assets and liabilities, net of the effects of acquisitions and dispositions:
Accrued investment income	27	56
Accounts and premiums receivable, net	(1,746)	(6,868)
Other receivables	4,921	(14,678)
Reinsurance receivables	4,184	7,281
Income taxes receivable	—	(375)
Other assets	(172)	(887)
Unpaid claims	1,900	948
Unearned premiums	(7,027)	(10,612)
Policyholder account balances	(478)	(534)
Accrued expenses, accounts payable and other liabilities	(9,809)	12,592
Income taxes payable	(1,080)	—
Deferred revenue	(7,570)	7,803
Change in liabilities of discontinued operations	(7,367)	—
Net cash flows (used in) operating activities	(9,891)	(1,295)
Investing activities:
Proceeds from maturities, calls and prepayments of available-for-sale investments	16,263	3,332
Proceeds from sales of available-for-sale investments	501	412
Purchases of available-for-sale investments	(20,267)	(10,199)
Purchases of property and equipment	(816)	(993)
Net paid for acquisitions of subsidiaries, net of cash received	20	(2,902)
Net (issuance) from notes receivable	(5,162)	—
Net proceeds from notes receivable	—	110
Net proceeds from related party note receivable	—	6,135
Change in restricted cash, net of restricted cash (paid) received from acquisitions and divestitures	(559)	2,261
Net cash flows (used in) investing activities	(10,020)	(1,844)
Financing activities:
Payments on notes payable	(23,484)	(8,188)
Proceeds from notes payable	33,376	10,500
Distributions to non-controlling interest partners	(688)	—
Dividends paid to non-controlling interests	—	(43)
Net cash flows provided by financing activities	9,204	2,269
Net (decrease) in cash and cash equivalents	(10,707)	(870)
Cash and cash equivalents, beginning of period	21,681	31,339
Cash and cash equivalents, end of period	$10,974	$30,469
See accompanying Notes to Consolidated Financial Statements.

Annex F-8

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

Nature of Operations

Fortegra Financial Corporation (references in this Form 10-Q to "Fortegra Financial," "Fortegra," "we," "us," "the Company" or similar terms refer to Fortegra Financial Corporation and its subsidiaries), traded on the New York Stock Exchange under the symbol: FRF, is an insurance services company headquartered in Jacksonville, Florida. Fortegra offers a wide array of revenue enhancing products, including payment protection products, motor club memberships, service contracts, device and warranty services, and administration services, to our business partners, including insurance companies, retailers, dealers, insurance brokers and agents and financial services companies. In 2008, the Company changed its name from Life of the South Corporation to Fortegra Financial Corporation. The Company was incorporated in 1981 in the State of Georgia and re-incorporated in the State of Delaware in 2010. The Company generates most of its business through networks of small to mid-sized community and regional banks, small loan companies, independent wireless retailers and automobile dealerships. The Company's subsidiaries (100% direct or indirect ownership, unless otherwise noted below) at March 31, 2014, are as follows:

•	4Warranty Corporation ("4Warranty")

•	Auto Knight Motor Club, Inc. ("Auto Knight")

•	Continental Car Club, Inc. ("Continental")

•	CRC Reassurance Company, Ltd. ("CRC") *

•	Digital Leash, LLC, d/b/a ProtectCELL ("ProtectCELL"), 62.4% owned

•	Insurance Company of the South ("ICOTS") *

•	Life of the South Insurance Company ("LOTS") * and its subsidiary, Bankers Life of Louisiana ("Bankers Life") *

•	LOTS Intermediate Co. ("LOTS IM")

•	LOTS Reassurance Company ("LOTS RE") *

•	LOTSolutions, Inc.

•	Lyndon Southern Insurance Company ("Lyndon Southern") *

•	Pacific Benefits Group Northwest, LLC ("PBG")

•	Response Indemnity Company of California ("RICC") *

•	South Bay Acceptance Corporation ("South Bay")

•	South Bay Financial Services, LLC ("SBFS")

•	Southern Financial Life Insurance Company ("SFLAC"), 85.0% owned *

•	United Motor Club of America, Inc. ("United")

* = Insurance company subsidiary

1. Basis of Presentation

The accompanying unaudited interim Consolidated Financial Statements of Fortegra have been prepared in conformity with generally accepted accounting principles in the United States of America ("U.S. GAAP") promulgated by the Financial Accounting Standards Board ("FASB") through the Accounting Standards Codification ("ASC") for interim financial information, and the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the disclosures and footnotes required by U.S. GAAP for complete financial statements and should be read in conjunction with the Company's 2013 Form 10-K.

The interim consolidated financial statements in this Form 10-Q have not been audited. In the opinion of management, the accompanying unaudited interim financial information reflects all adjustments, including normal recurring adjustments necessary to present fairly Fortegra's financial position, results of operations, other comprehensive income and cash flows for each of the interim periods presented. The results of operations for the three months ended March 31, 2014 are not necessarily indicative of the results that may be expected for the full year ending on December 31, 2014.

2. Summary of Significant Accounting Policies

Fortegra's interim Consolidated Financial Statements as of March 31, 2014 and 2013 are unaudited and have been prepared following the significant accounting policies disclosed in Note 2, "Summary of Significant Accounting Policies," of the Notes to Consolidated Financial Statements of the Company's 2013 Form 10-K.

Principles of Consolidation
The Consolidated Financial Statements include the accounts of Fortegra Financial Corporation and its majority-owned and controlled subsidiaries. All material intercompany account balances and transactions have been eliminated.

Annex F-9

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

Non-Controlling Interests
The third-party ownership of the common stock of SFLAC and of the ownership interests of ProtectCELL, which is treated as a partnership for income tax purposes, have been reflected as non-controlling interests on the Consolidated Balance Sheets. In addition, the Company's non-controlling interest includes the amount for the consolidation of the variable interest entity ("VIE"), Creative Investigations Recovery Group, LLC ("CIRG"). The following table shows the amount outstanding and the percentage of non-controlling interest by entity:

	At
	March 31, 2014		December 31, 2013
	Amount	Percent	Amount	Percent
ProtectCELL	$5,633	37.6%	$5,471	37.6%
SFLAC	576	15.0%	562	15.0%
CIRG	(249)	100.0%	—	—%
Total non-controlling interests	$5,960		$6,033

Income (loss) attributable to these non-controlling interests are presented on the Consolidated Statements of Income as net income (loss) attributable to non-controlling interests and on the Consolidated Statements of Comprehensive Income as comprehensive income (loss) attributable to non-controlling interests.

Reportable Segment
The Company reports operating results and financial data in one operating and one reportable segment, Protection Products and Services. The Company has determined that its Chief Executive Officer is the Chief Operating Decision Maker. The financial results of the Company's single segment are equal to the net income from continuing operations reported in the Consolidated Statements of Income for all periods presented.

Discontinued Operations
The results of operations of a business of the Company that either has been disposed of or is classified as held-for-sale are reported in discontinued operations if: 1) the operations and cash flows of the component have been or will be eliminated from the ongoing operations of the Company as a result of the disposal transaction; and 2) the Company will not have any significant continuing involvement in the operations of the component after the disposal transaction. The Company presents the operations of business(es) that meet the criteria for reporting as discontinued operations, and retrospectively reclassifies operating results for all prior periods presented.

On December 31, 2013, the Company completed the sale of its 100% ownership of Bliss and Glennon and eReinsure.com ("eReinsure"). The operating results of these businesses are presented in the line "Income from discontinued operations - net of tax" in the Consolidated Statements of Income for the three months ended March 31, 2013. In accordance with accounting guidance, the Company has elected to not separately disclose the cash flows related to the Bliss and Glennon and eReinsure discontinued operations.

In addition, certain assets and liabilities associated with the disposition of Bliss and Glennon and eReinsure that are still subject to final settlement are included in the line items "Assets of discontinued operations" and "Liabilities of discontinued operations," in the Consolidated Balance Sheet at December 31, 2013 and at March 31, 2014. See the Note, "Divestitures," for more information on discontinued operations.

Comprehensive Income (Loss)
Comprehensive income (loss) includes net income and other items of comprehensive income. These other items are generally comprised of unrealized gains and losses on investment securities classified as available-for-sale and unrealized gains and losses on the interest rate swap, net of the related tax effects.

Use of Estimates
Preparation of consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications
Certain items in prior period consolidated financial statements were reclassified to conform to the current period presentation, which had no impact on net income, comprehensive income or loss, net cash provided by operating activities or stockholders' equity.

Annex F-10

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

Subsequent Events
The Company reviewed all material events subsequent to March 31, 2014 that occurred up to the date on which the Company's Consolidated Financial Statements were issued, to determine whether any event required recognition or disclosure in these Consolidated Financial Statements and/or disclosure in the notes thereto. For more information, please see the Note, "Subsequent Events."

3. Recent Accounting Standards

Recently Adopted Accounting Pronouncements
In July 2013, the FASB issued Accounting Standards Update ("ASU") No. 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists, to clarify the presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. ASU No. 2013-11 is effective prospectively for years and interim periods within those years beginning after December 15, 2013. The adoption of ASU No. 2013-11 did not have a material impact on the Company's consolidated financial position, results of operations or cash flows.

Recently Issued Accounting Pronouncements
In April 2014, the FASB issued ASU No. 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity. ASU No. 2014-08 requires that a disposal representing a strategic shift that has (or will have) a major effect on an entity’s financial results or a business activity classified as held for sale should be reported as discontinued operations and also expands the disclosure requirements for discontinued operations and adds new disclosures for individually significant dispositions that do not qualify as discontinued operations. ASU No. 2014-08 is effective prospectively for fiscal years, and interim reporting periods within those years, beginning after December 15, 2014 (early adoption is permitted only for disposals that have not been previously reported). The adoption of ASU No. 2014-08 is not expected to have a material impact on the Company's consolidated financial position, results of operations or cash flows.

4. Earnings Per Share

The following table details the earnings per share calculation:	For the Three Months Ended March 31,
	2014	2013
Numerator: (for both basic and diluted earnings per share)
Income from continuing operations before non-controlling interests	$3,759	$2,049
Less: net income attributable to non-controlling interests	861	818
Net income from continuing operations - net of tax	2,898	1,231
Discontinued operations - net of tax	—	1,262
Net income attributable to Fortegra Financial Corporation	$2,898	$2,493

Denominator:
Total weighted average basic common shares outstanding	19,651,256	19,556,743
Effect of dilutive stock options and restricted stock awards	785,186	1,068,298
Total weighted average diluted common shares outstanding	20,436,442	20,625,041

Earnings per share - Basic:
Net income from continuing operations - net of tax	$0.15	$0.06
Discontinued operations - net of tax	—	0.07
Net income attributable to Fortegra Financial Corporation	$0.15	$0.13

Earnings per share - Diluted:
Net income from continuing operations - net of tax	$0.14	$0.06
Discontinued operations - net of tax	—	0.06
Net income attributable to Fortegra Financial Corporation	$0.14	$0.12

Weighted average anti-dilutive common shares	539,119	402,132

Annex F-11

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

5. Other Comprehensive Income

The following table presents the activity in AOCI for the following periods:	For the Three Months Ended March 31, 2014
	Net unrealized gains (losses) on available-for-sale securities	Net unrealized gain (loss) on interest rate swap	Total
Balance at December 31, 2013, net of tax	$(1,761)	$(1,904)	$(3,665)

Other comprehensive income (loss) before reclassifications:
Pre-tax income (loss)	1,375	(45)	1,330
Income tax (expense) benefit	(481)	15	(466)
Other comprehensive income (loss) before reclassifications, net of tax	894	(30)	864
Amounts reclassified from accumulated other comprehensive income (loss):
Pre-tax (income) loss	(1)	282	281
Income tax (benefit)	—	(99)	(99)
Amounts reclassified from accumulated other comprehensive (loss) income, net of tax	(1)	183	182
Current period other comprehensive income, net of tax	893	153	1,046
Less: other comprehensive income attributable to non-controlling interest	3	—	3
Balance at March 31, 2014, net of tax	$(871)	$(1,751)	$(2,622)

	For the Three Months Ended March 31, 2013
	Net unrealized gains (losses) on available-for-sale securities	Net unrealized gain (loss) on interest rate swap	Total
Balance at December 31, 2012, net of tax	$2,189	$(2,820)	$(631)

Other comprehensive income (loss) before reclassifications:
Pre-tax (loss) income	(51)	32	(19)
Income tax benefit (expense)	18	(11)	7
Other comprehensive (loss) income before reclassifications, net of tax	(33)	21	(12)
Amounts reclassified from accumulated other comprehensive income (loss):
Pre-tax (income) loss	(7)	277	270
Income tax expense (benefit)	2	(97)	(95)
Amounts reclassified from accumulated other comprehensive (loss) income, net of tax	(5)	180	175
Current period other comprehensive (loss) income, net of tax	(38)	201	163
Less: other comprehensive income attributable to non-controlling interest	—	—	—
Balance at March 31, 2013, net of tax	$2,151	$(2,619)	$(468)

The following table presents the reclassifications out of AOCI for the following periods:

	For the Three Months Ended March 31,
	2014	2013	Consolidated Statement of Income Location
Unrealized gains (losses) on available-for-sale securities:
Reclassification of gains included in net income	$1	$7	Net realized investment gains (losses)
Related tax (expense)	—	(2)	Income taxes
Net of tax	$1	$5	Net Income

Unrealized gain (loss) on interest rate swap:
Reclassification of (losses) included in net income	$(282)	$(277)	Interest expense
Related tax benefit	99	97	Income taxes
Net of tax	$(183)	$(180)	Net Income

Annex F-12

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

6. Investments

The following table presents the Company's available-for-sale fixed maturity and equity securities:

	At March 31, 2014
Description of Security	Cost or Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Obligations of the U.S. Treasury and U.S. Government agencies	$47,480	$213	$(527)	$47,166
Municipal securities	28,921	94	(278)	28,737
Corporate securities	58,950	376	(502)	58,824
Obligations of foreign governments	1,000	3	(4)	999
Total fixed maturity securities	$136,351	$686	$(1,311)	$135,726

Common stock - publicly traded	$39	$8	$—	$47
Preferred stock - publicly traded	5,974	40	(465)	5,549
Common stock - non-publicly traded	59	5	(13)	51
Preferred stock - non-publicly traded	1,009	4	—	1,013
Total equity securities	$7,081	$57	$(478)	$6,660

	At December 31, 2013
Description of Security	Cost or Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Obligations of the U.S. Treasury and U.S. Government agencies	$51,971	$142	$(678)	$51,435
Municipal securities	24,856	104	(413)	24,547
Corporate securities	56,050	210	(900)	55,360
Obligations of foreign governments	411	—	(2)	409
Total fixed maturity securities	$133,288	$456	$(1,993)	$131,751

Common stock - publicly traded	$39	$8	$—	$47
Preferred stock - publicly traded	5,974	—	(887)	5,087
Common stock - non-publicly traded	59	5	(13)	51
Preferred stock - non-publicly traded	1,009	4	—	1,013
Total equity securities	$7,081	$17	$(900)	$6,198

Pursuant to certain reinsurance agreements and statutory licensing requirements, the Company has deposited invested assets in custody accounts or insurance department safekeeping accounts. The Company cannot remove invested assets from these accounts without prior approval of the contractual party or regulatory authority, as applicable. The following table presents the Company's restricted investments included in the Company's available-for-sale fixed maturity securities:

	At
	March 31, 2014	December 31, 2013
Fair value of restricted investments for special deposits required by state insurance departments	$10,254	$10,339
Fair value of restricted investments in trust pursuant to reinsurance agreements	5,653	6,134
Fair value of restricted investments	$15,907	$16,473

The following table presents the amortized cost and fair value of fixed maturity securities by contractual maturity. Expected maturities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

	At March 31, 2014		At December 31, 2013
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$7,120	$7,158	$18,766	$18,771
Due after one year through five years	70,866	70,982	69,380	69,355
Due after five years through ten years	36,150	35,634	22,622	21,731
Due after ten years	22,215	21,952	22,520	21,894
Total fixed maturity securities	$136,351	$135,726	$133,288	$131,751

Annex F-13

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

The following tables present information on unrealized losses on investment securities that have been in an unrealized loss position for less than twelve months, and twelve months or greater:

	At March 31, 2014
	Less than Twelve Months			Twelve Months or Greater			Total
Description of Security	Fair Value	Unrealized Losses	# of Securities	Fair Value	Unrealized Losses	# of Securities	Fair Value	Unrealized Losses	# of Securities
Obligations of the U.S. Treasury and U.S. Government agencies	$24,330	$524	51	$225	$3	6	$24,555	$527	57
Municipal securities	12,625	278	30	—	—	—	12,625	278	30
Corporate securities	25,981	415	42	2,498	87	3	28,479	502	45
Obligations of foreign governments	588	4	1	—	—	—	588	4	1
Total fixed maturity securities	$63,524	$1,221	124	$2,723	$90	9	$66,247	$1,311	133

Preferred stock - publicly traded	4,526	465	8	—	—	—	4,526	465	8
Common stock - non-publicly traded	—	—	—	31	13	2	31	13	2
Total equity securities	$4,526	$465	8	$31	$13	2	$4,557	$478	10

	At December 31, 2013
	Less than Twelve Months			Twelve Months or Greater			Total
Description of Security	Fair Value	Unrealized Losses	# of Securities	Fair Value	Unrealized Losses	# of Securities	Fair Value	Unrealized Losses	# of Securities
Obligations of the U.S. Treasury and U.S. Government agencies	$37,385	$672	67	$234	$6	7	$37,619	$678	74
Municipal securities	10,080	413	23	—	—	—	10,080	413	23
Corporate securities	27,866	734	55	7,676	166	8	35,542	900	63
Obligations of foreign governments	409	2	1	—	—	—	409	2	1
Total fixed maturity securities	$75,740	$1,821	146	$7,910	$172	15	$83,650	$1,993	161

Preferred stock - publicly traded	5,087	887	9	—	—	—	5,087	887	9
Common stock - non-publicly traded	—	—	—	31	13	2	31	13	2
Total equity securities	$5,087	$887	9	$31	$13	2	$5,118	$900	11
The Company does not intend to sell the investments that were in an unrealized loss position at March 31, 2014 and management believes that it is more likely than not that the Company will be able to hold these securities until full recovery of their amortized cost basis for fixed maturity securities or cost for equity securities. As of March 31, 2014, based on the Company's review, none of the fixed maturity or equity securities were deemed to be other-than-temporarily impaired based on the Company's analysis of the securities and its intent to hold the securities until recovery.

The following table presents the total gross proceeds from the sale of available-for-sale investment securities:

	For the Three Months Ended March 31,
	2014	2013
Gross proceeds from sales	$501	$412

The following table presents the gross realized gains and gross realized losses for both fixed maturity and equity securities and realized losses for other-than-temporary impairments for available-for-sale investment securities:

	For the Three Months Ended March 31,
	2014	2013
Gross realized gains	$1	$7
Gross realized losses	—	—
Total net gains from investment sales	1	7
Impairment write-downs (other-than-temporary impairments)	—	—
Net realized investment gains	$1	$7

Annex F-14

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

The following table presents the components of net investment income:	For the Three Months Ended March 31,
	2014	2013
Fixed income securities	$615	$737
Cash on hand and on deposit	—	20
Common and preferred stock dividends	98	76
Notes receivable	93	72
Other income	—	114
Investment expenses	(99)	(116)
Net investment income	$707	$903

7. Reinsurance Receivables

The following table presents the effect of reinsurance on premiums written and earned:

Premiums	For the Three Months Ended March 31,
	2014		2013
	Written	Earned	Written	Earned
Direct and assumed	$101,472	$108,499	$81,510	$92,122
Ceded	(69,590)	(73,571)	(50,676)	(58,980)
Net	$31,882	$34,928	$30,834	$33,142

The following table presents the effect of reinsurance on losses and loss adjustment expenses ("LAE") incurred:

Losses and LAE incurred	For the Three Months Ended March 31,
	2014	2013
Direct and assumed	$26,118	$21,040
Ceded	(15,292)	(10,505)
Net losses and LAE incurred	$10,826	$10,535

The following table presents the components of the reinsurance receivables:	At
	March 31, 2014	December 31, 2013
Prepaid reinsurance premiums:
Life (1)	$49,995	$51,355
Accident and health (1)	34,088	36,214
Property	97,714	98,650
Total	181,797	186,219
Ceded claim reserves:
Life	1,601	1,594
Accident and health	7,417	7,826
Property	14,118	12,102
Total ceded claim reserves recoverable	23,136	21,522
Other reinsurance settlements recoverable	5,967	7,343
Reinsurance receivables	$210,900	$215,084
(1) Including policyholder account balances ceded.

The following table presents the aggregate amount included in reinsurance receivables that is comprised of the three largest receivable balances from unrelated reinsurers:

	At
	March 31, 2014	December 31, 2013
Total of the three largest receivable balances from unrelated reinsurers	$131,151	$136,061

At March 31, 2014 and December 31, 2013, respectively, the three unrelated reinsurers from whom the Company has the largest receivable balances were: London Life Reinsurance Company (A. M. Best Rating: A), London Life International Reinsurance

Annex F-15

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

Corporation (A. M. Best Rating: Not rated) and Spartan Property Insurance Company (A. M. Best Rating: Not rated). The related receivables of Spartan Property Insurance Company and London Life International Reinsurance Corporation are collateralized by assets held in trust accounts and letters of credit due to their offshore relationships. At March 31, 2014, the Company does not believe there is a risk of loss as a result of the concentration of credit risk in the reinsurance program.

8. Deferred Acquisition Costs

Deferred Acquisition Costs - Insurance Related
The following table presents the amortization of deferred acquisition costs for the Company's insurance contracts:

	For the Three Months Ended March 31,
	2014	2013
Total amortization of deferred acquisition costs - insurance related	$17,242	$16,291

Deferred Acquisition Costs - Non-insurance Related
The following table presents the amortization of deferred acquisition costs for the Company's non-insurance products:

	For the Three Months Ended March 31,
	2014	2013
Total amortization of deferred acquisition costs - non-insurance related	$14,497	$19,815

9. Divestitures

Discontinued Operations
On December 31, 2013, the Company completed the previously announced sale of all of the issued and outstanding stock of its subsidiaries Bliss and Glennon and eReinsure, to AmWINS Holdings, LLC, a North Carolina limited liability company ("AmWINS") (the "Disposition"), pursuant to the terms of the Stock Purchase Agreement (the "Purchase Agreement"), dated December 2, 2013.

The Company received net cash proceeds of $81.8 million for the Disposition, representing gross proceeds of $83.5 million less $1.0 million in transaction fees paid at the time of closing and $0.7 million of cash held by the disposed entities. The proceeds are subject to certain purchase price adjustments as set forth in the Purchase Agreement to reflect fluctuations in working capital, including adjustments for any receivable balances as of the disposition date that are not collected within one year.

As a result of the Disposition, the Company no longer operates in the businesses of wholesale insurance brokerage and selling or licensing of a computerized system or platform for the negotiation and/or placement of facultative reinsurance. As of and after December 31, 2013, the Company does not beneficially own the disposed businesses and will no longer consolidate Bliss and Glennon or eReinsure into its financial results. The historical financial results of the disposed businesses for periods prior to the Disposition are reflected in the Company's Consolidated Statements of Income as income from discontinued operations - net of tax. The Company allocated interest expense to the discontinued operations based on the anticipated net proceeds that would be applied to the repayment of the credit facilities outstanding at the respective time, multiplied by the respective interest rate of the credit facilities at the respective time.

The following table presents the assets and liabilities of the discontinued operations included on the Consolidated Balance Sheets:

	At
	March 31, 2014	December 31, 2013
Assets:
Other receivables	$791	$791
Assets of discontinued operations	$791	$791

Liabilities:
Accrued expenses, accounts payable and other liabilities	$1,236	$2,708
Income taxes payable	—	5,895
Liabilities of discontinued operations	$1,236	$8,603

Annex F-16

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

The following table presents the amounts related to the Company's discontinued operations in the Consolidated Statements of Income for the following period:

For the Three Months Ended
March 31, 2013
Income from discontinued operations:
Revenues:
Brokerage commissions and fees	$9,731
Net investment income	6
Total revenues	9,737

Expenses:
Personnel costs	5,049
Other operating expenses	1,342
Depreciation and amortization	141
Amortization of intangibles	480
Interest expense	591
Total expenses	7,603
Income from discontinued operations before income taxes	2,134
Income taxes - discontinued operations	872
Income from discontinued operations - net of tax	$1,262

10. Other Intangible Assets

The following table presents finite-lived other intangible assets and their respective amortization periods:

				At March 31, 2014			At December 31, 2013
	Amortization Period (Years)			Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer and agent relationships	7	to	15	$40,075	$(14,337)	$25,738	$40,075	$(13,262)	$26,813
Tradenames	8	to	10	1,460	(166)	1,294	1,460	(128)	1,332
Software	2.25	to	10	5,336	(3,117)	2,219	5,336	(2,930)	2,406
Present value of future profits	0.3	to	0.75	548	(548)	—	548	(548)	—
Non-compete agreements	1.5	to	6	1,378	(912)	466	1,378	(895)	483
Total finite-lived other intangible assets				$48,797	$(19,080)	$29,717	$48,797	$(17,763)	$31,034

The following table presents the carrying amount of indefinite-lived other intangible assets:	At
	March 31, 2014	December 31, 2013
Tradenames	$17,764	$17,764
Licenses	375	375
Total	$18,139	$18,139

The following table presents the activity in other intangible assets:

Balance at December 31, 2013	$49,173
Less: amortization expense	1,317
Balance at March 31, 2014	$47,856

Annex F-17

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

The following table presents estimated amortization of finite-lived other intangible assets for the next five years and thereafter ending December 31:

Estimated Amortization Expense
Remainder of 2014	$3,952
2015	5,115
2016	4,868
2017	3,648
2018	2,230
Thereafter	9,904
Total	$29,717

11. Variable Interest Entity

In July 2011, the Company sold its 100% interest in CIRG. The consideration included a note receivable, with a first priority lien security interest in the assets of CIRG and other property of the buyers. As previously disclosed, the Company has a variable interest in CIRG. Prior to March 31, 2014, the Company did not consolidate CIRG into its results, because the Company was not the primary beneficiary.

During 2013, the buyers were unable to make the scheduled payments on the note, and the parties executed a forbearance agreement along with a security agreement and a subordination agreement designed to allow more flexibility in timing of repayment. The Company also provided $0.1 million in short term funding.

In March 2014, the Company notified the buyers of the cessation of forbearance, and began to exercise certain of the rights and remedies afforded by the note and related agreements to preserve its economic interest, including steps to protect assets of CIRG. The Company also provided additional short term funding. The Company has not taken ownership of CIRG, but the Company now has power over the VIE, and has consolidated the immaterial balances of CIRG as of March 31, 2014.

In March 31, 2014, the Company established an allowance for the full value of the note and accrued interest, incurring a charge of $1.3 million. The Company's maximum exposure to further loss in the VIE is limited to the balance of the short term funding.

At
March 31, 2014
The Company's maximum exposure to loss in the VIE	$174

12. Notes Payable

The Company's Notes Payable consisted of the following:	At
	March 31, 2014	December 31, 2013
Wells Fargo Bank, N.A. credit facility, maturing August 2019 (1)	$7,067	$—
Synovus Bank, revolving line of credit, maturing April 2017	6,098	3,273
Total	$13,165	$3,273

Maximum balance allowed on the Wells Fargo Bank, N.A. credit facility (1)	$100,000	$75,000
Interest rate at the end of the respective period, Wells Fargo Bank, N.A. credit facility (2)	4.25%	—%

Maximum balance allowed on the Synovus Bank, revolving line of credit	$15,000	$15,000
Interest rate at the end of the respective period, Synovus Bank, revolving line of credit	3.24%	3.24%
(1) - The maturity date was extended to August 2, 2019 and the maximum balance was increased to $100.0 million, effective April 11, 2014.
(2) - At December 31, 2013 the Company had no borrowings outstanding under the Revolving Facility, thus no interest rate can be defined.

Annex F-18

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

The following table presents the aggregate maturities for the Company's notes payable by year at March 31, 2014:

Maturities
Remainder of 2014	$6,098
2015	—
2016	—
2017	—
2018	—
Thereafter (1)	7,067
Total maturities	$13,165
(1) - Effective April 11, 2014, the maturity date was extended to August 2, 2019.

$100.0 million Secured Credit Agreement - Wells Fargo Bank, N.A.
On April 11, 2014 the Company amended the original credit agreement, entered into on August 2, 2012, (as amended, the "Credit Agreement"), with a syndicate of lenders, among them Wells Fargo Bank, N.A., who also serves as administrative agent ("Wells Fargo" or the "Administrative Agent"). The Credit Agreement provides for an extended maturity to August 2, 2019 (subject to earlier termination) and an increased revolving credit facility of $100.0 million (the "Revolving Facility") with a sub-limit of $10.0 million for swingline loans and $10.0 million for letters of credit. The Credit Agreement includes a provision pursuant to which, from time to time, the Company may request that the lenders in their discretion increase the maximum amount of commitments under the Facilities by an amount not to exceed $50.0 million. The Credit Agreement also contains financial covenants, which the Company must maintain. See the section below, "Financial Covenants" for a presentation of the Company's more significant covenants associated with the Credit Agreement. The amendment to the Credit Agreement also serves to (1) reduce the interest rate margin on revolving loans by 0.35% for each pricing level and (2) reduce the unused line fee paid on undrawn revolving commitments by 0.05% for each pricing level.

Financial Covenants - Secured Credit Agreement - Wells Fargo Bank, N.A.
At March 31, 2014 and December 31, 2013, respectively, the Company was required to comply with various financial covenants set forth in the Credit Agreement. The following describes the Credit Agreement's more significant financial covenants in effect at March 31, 2014 and the calculations used to arrive at each ratio (capitalized terms used but not defined in this paragraph are defined in the Credit Agreement or as otherwise provided below):

Total Leverage Ratio - the ratio of (i) Consolidated Total Debt as of such date to (ii) Consolidated Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("Adjusted EBITDA") for the Measurement Period ending on or immediately prior to such date.

Fixed Charge Coverage Ratio - the ratio of (a) Consolidated Adjusted EBITDA less the actual amount paid by the Borrowers and their Subsidiaries in cash on account of Capital Expenditures less cash taxes paid by the Borrowers and their Subsidiaries to (b) Consolidated Fixed Charges, in each case for the Measurement Period ending on or immediately prior to such date.

Reinsurance Ratio - the ratio (expressed as a percentage) of (a) the aggregate amounts recoverable by the Borrowers and its Subsidiaries from reinsurers divided by (b) the sum of (i) policy and claim liabilities plus (ii) unearned premiums, in each case of the Borrowers and their Subsidiaries determined in accordance with U.S. GAAP.

Risk-Based Capital ("RBC") Ratio - the ratio (expressed as a percentage) of NAIC RBC (as defined in the NAIC standards) for any Regulated Insurance Company on an individual basis, calculated at the end of any Fiscal Year, to the "authorized control level" (as defined in the NAIC standards).

Annex F-19

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

The following table presents the Credit Agreement's more significant financial covenants at March 31, 2014, except for the RBC ratios, which under the Credit Agreement reflect the ratios calculated as of the most recent year-end, in this case, December 31, 2013:

		Actual At
Covenant	Covenant Requirement	March 31, 2014
Total leverage ratio	not more than 3.25	0.84
Fixed charge coverage ratio	not less than 2.00	3.51
Reinsurance ratio	not less than 50%	68.0%

		Actual At
		December 31, 2013
RBC Ratios:
RBC Ratio - Bankers Life of Louisiana	not less than 250%	435.0%
RBC Ratio - Southern Financial Life Insurance Company	not less than 250%	2,096.0%
RBC Ratio - Insurance Company of the South	not less than 250%	366.0%
RBC Ratio - Lyndon Southern Insurance Company	not less than 250%	305.0%
RBC Ratio - Life of the South Insurance Company	not less than 250%	430.0%
RBC Ratio - Response Indemnity Company of California	not less than 250%	39,754.0%

$15.0 million Revolving Line of Credit - Synovus Bank
At March 31, 2014, the Company's subsidiary, South Bay had a $15.0 million revolving line of credit agreement (the "Line of Credit") with Synovus Bank, entered into in October 2013, with a maturity date of April 2017.  The Line of Credit bears interest at a rate of 300 basis points plus 90-day LIBOR. South Bay uses the Line of Credit for its premium-financing product. The Line of Credit allows South Bay to finance up to 90% of the eligible receivables less an applicable reserve of $500,000. At March 31, 2014, the balance of premium financing receivables included in notes receivable, net, on the Consolidated Balance Sheet, totaled $9.8 million. At March 31, 2014, South Bay was in compliance with the covenants required by the Line of Credit.

13. Derivative Financial Instruments - Interest Rate Swap

The Company has an interest rate swap (the "Swap") with Wells Fargo Bank, N.A., pursuant to which the Company swapped the floating rate portion of its outstanding preferred trust securities to a fixed rate. The Swap, which is designated as a cash flow hedge, commenced in June 2012 and expires in June 2017. The following table presents the fair value (including accrued interest) and the related outstanding notional amount of the Company's single derivative instrument and indicates where within the Consolidated Balance Sheets each amount is reported:

	Balance Sheet Location	At
		March 31, 2014	December 31, 2013
Derivatives designated as cash flow hedging instruments:
Interest rate swap - notional value		$35,000	$35,000
Fair value of the Swap	Accrued expenses, accounts payable and other liabilities	2,693	2,930
Unrealized loss, net of tax, on the fair value of the Swap	AOCI	1,751	1,904
Variable rate of the interest rate swap		0.23%	0.24%
Fixed rate of the interest rate swap		3.47%	3.47%

The following table presents the pretax impact of the Swap on the Consolidated Financial Statements for the following periods:

	For the Three Months Ended March 31,
	2014	2013
(Loss) gain recognized in AOCI on the derivative-effective portion	$(45)	$32

Loss reclassified from AOCI into income-effective portion	$282	$277

Gain (loss) recognized in income on the derivative-ineffective portion	$—	$—

Annex F-20

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

The following table presents the estimated amount to be reclassified to earnings from AOCI during the next 12 months. These net losses reclassified into earnings are primarily expected to increase net interest expense related to the respective hedged item.

At
March 31, 2014
Estimated loss to be reclassified to earnings from AOCI during the next 12 months	$1,133

14. Stock-Based Compensation

Stock Options
The Company granted 15,000 time-based stock options during the three months ended March 31, 2014, which vest in equal amounts on each of the four anniversaries of the grant date. The following table presents the Company's time-based and performance-based stock option activity for the current period:

	Time-Based				Performance-Based
	Options Outstanding	Weighted Average Exercise Price (in dollars per share)	Options Exercisable	Weighted Average Exercise Price (in dollars per share)	Options Outstanding	Weighted Average Exercise Price (in dollars per share)	Options Exercisable	Weighted Average Exercise Price (in dollars per share)
Balance, December 31, 2013	1,930,407	$4.22	1,806,251	$3.98	289,306	$8.46	—	$—
Granted	15,000	8.27	—	—	—	—	—	—
Vested	—	—	—	—	—	—	—	—
Exercised	(391,389)	3.10	(391,389)	3.10	—	—	—	—
Canceled/forfeited	(74,176)	7.90	(74,176)	7.90	—	—	—	—
Balance, March 31, 2014	1,479,842	$4.37	1,340,686	$4.01	289,306	$8.46	—	$—

Weighted average remaining contractual term at March 31, 2014 (in years)	3.8		3.3		8.5		—

The following table presents the weighted average assumptions used to estimate the fair values of all stock options granted during the three months ended March 31, 2014:

Assumptions
Expected term (years)	6.25
Expected volatility	33.83%
Expected dividends	—%
Risk-free rate	2.19%

Restricted Stock Awards
During the three months ended March 31, 2014, the Company granted 30,000 time-based restricted stock awards to its Chief Executive Officer and 75,000 time-based restricted stock awards, equally distributed to five of its Directors. These awards will vest in equal amounts on each of the three anniversaries of the grant date.

The following table presents the Company's time-based and performance-based restricted stock award activity for the current period:

	Time-Based		Performance-Based
	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value
Shares outstanding at December 31, 2013	139,680	$8.59	130,629	$10.20
Grants	105,000	7.26	—	—
Vests	(45,000)	8.51	—	—
Forfeitures	—	—	—	—
Shares outstanding at March 31, 2014	199,680	$7.91	130,629	$10.20

Annex F-21

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

Stock-based Compensation Expense
The following table presents the total time-based and performance-based stock-based compensation expense and the related income tax benefit recognized on the Consolidated Statements of Income:

	For the Three Months Ended March 31,
	2014	2013
Personnel costs	$160	$185
Other operating expenses	132	118
Income tax benefit	(112)	(116)
Net stock-based compensation expense	$180	$187

Additional information on total non-vested stock-based compensation is as follows:	At March 31, 2014
	Stock Options	Restricted Stock Awards
Unrecognized compensation cost related to non-vested awards	$398	$1,517
Weighted-average recognition period (in years)	3.2	3.6

For the three months ended March 31, 2014, the Company did not recognize expense on 149,306 performance-based stock options and 49,768 performance-based restricted stock awards because the attainment of the performance metrics associated with these awards was not probable based on current projections.

15. Income Taxes

The following table presents the provision for income taxes for both continuing and discontinued operations:

	For the Three Months Ended March 31,
	2014	2013
Income taxes - continuing operations	$1,982	$482
Income taxes - discontinued operations	—	872
Income taxes	$1,982	$1,354

The following table presents the provision for income taxes from continuing operations:

	For the Three Months Ended March 31,
	2014	2013
Current	$2,245	$(378)
Deferred	(263)	860
Income taxes - continuing operations	$1,982	$482

The following table presents a reconciliation of income taxes from continuing operations calculated at the federal statutory rate of 35% and the income tax expense attributable to continuing operations for the following periods:

	For the Three Months Ended March 31,
	2014		2013
	Amount	Percent of Pre-tax Income	Amount	Percent of Pre-tax Income
Income taxes at federal income tax rate	$2,009	35.00%	$886	35.00%
Effect of:
Small life deduction	(107)	(1.86)	(109)	(4.31)
Non-deductible expenses	22	0.38	18	0.71
Tax exempt interest	(34)	(0.59)	(31)	(1.22)
State taxes	162	2.82	59	2.33
Non-controlling interest	(304)	(5.30)	(286)	(11.30)
Other, net	234	4.08	(55)	(2.17)
Income taxes - continuing operations	$1,982	34.53%	$482	19.04%

Annex F-22

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

At March 31, 2014, the Company had a net operating loss carry forward of $0.6 million, which is subject to certain limitations under IRC Section 382 and will begin to expire in December 31, 2025. The Company expects to utilize the full amount of the net operating loss carryforward.

The Company has reviewed its uncertain tax positions and management has concluded that there are no additional amounts required to be recorded.

In 2012, the Company was under examination by the Internal Revenue Service ("IRS") for the 2010 and 2009 tax years. In February 2013, the IRS completed its field audit for those tax years and presented its findings.  The Company agreed to those findings and expensed $57.0 thousand in the first quarter of 2013.

The Company's income tax returns are subject to review and examination by federal and state taxing authorities. The Company is currently open to audit under the applicable statutes of limitations by the IRS for the tax years 2011 through 2013. The years open to examination by state taxing authorities vary by jurisdiction. There are no extensions of the statute of limitations to assess income taxes currently in effect.

16. Fair Value of Financial Instruments

The carrying and fair values of financial instruments are as follows:	At
	March 31, 2014		December 31, 2013
	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial assets:
Cash and cash equivalents	$10,974	$10,974	$21,681	$21,681
Restricted cash	17,852	17,852	17,293	17,293
Fixed maturity securities:
Obligations of the U.S. Treasury and U.S. Government agencies	47,166	47,166	51,435	51,435
Municipal securities	28,737	28,737	24,547	24,547
Corporate securities	58,824	58,824	55,360	55,360
Obligations of foreign governments	999	999	409	409
Equity securities:
Common stock - publicly traded	47	47	47	47
Preferred stock - publicly traded	5,549	5,549	5,087	5,087
Common stock - non-publicly traded	51	51	51	51
Preferred stock - non-publicly traded	1,013	1,013	1,013	1,013
Notes receivable	15,912	15,912	11,920	11,920
Accounts and premiums receivable, net	20,526	20,526	18,702	18,702
Other receivables	28,376	28,376	33,409	33,409
Short-term investments	871	871	871	871
Total financial assets	$236,897	$236,897	$241,825	$241,825

Financial liabilities:
Notes payable	$13,165	$13,165	$3,273	$3,273
Preferred trust securities	35,000	35,000	35,000	35,000
Interest rate swap	2,693	2,693	2,930	2,930
Total financial liabilities	$50,858	$50,858	$41,203	$41,203

Annex F-23

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

The Company's financial assets and liabilities accounted for at fair value by level within the fair value hierarchy are as follows:

	At March 31, 2014
		Fair Value Measurements Using:
		Quoted prices in active markets for identical assets	Significant other observable inputs	Significant unobservable inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)
Financial Assets:
Fixed maturity securities:
Obligations of the U.S. Treasury and U.S. Government agencies	$47,166	$—	$47,166	$—
Municipal securities	28,737	—	28,737	—
Corporate securities	58,824	—	58,824	—
Obligations of foreign governments	999	—	999	—
Equity securities:
Common stock - publicly traded	47	47	—	—
Preferred stock - publicly traded	5,549	5,549	—	—
Common stock - non-publicly traded	51	—	—	51
Preferred stock - non-publicly traded	1,013	—	—	1,013
Short-term investments	871	871	—	—
Total assets	$143,257	$6,467	$135,726	$1,064

Financial Liabilities:
Interest rate swap	$2,693	$—	$2,693	$—

	At December 31, 2013
		Fair Value Measurements Using:
		Quoted prices in active markets for identical assets	Significant other observable inputs	Significant unobservable inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)
Financial Assets:
Fixed maturity securities:
Obligations of the U.S. Treasury and U.S. Government agencies	$51,435	$—	$51,435	$—
Municipal securities	24,547	—	24,547	—
Corporate securities	55,360	—	55,360	—
Obligations of foreign governments	409	—	409	—
Equity securities:
Common stock - publicly traded	47	47	—	—
Preferred stock - publicly traded	5,087	5,087	—	—
Common stock - non-publicly traded	51	—	—	51
Preferred stock - non-publicly traded	1,013	—	—	1,013
Short-term investments	871	871	—	—
Total Assets	$138,820	$6,005	$131,751	$1,064

Financial Liabilities:
Interest rate swap	$2,930	$—	$2,930	$—
There were no transfers between Level 1, Level 2 or Level 3 for the three months ended March 31, 2014. The Company's use of Level 3 unobservable inputs included six individual securities that accounted for 0.7% of total investments at March 31, 2014. The Company utilized an independent third party pricing service to value four of the Level 3 securities. The values of two equity securities in Level 3, which are non-publicly traded preferred stocks, were calculated by the Company. One of the equity securities, with a value of $1.0 million was valued by taking into account the strength of the issuer's parent company guaranteeing the dividend of the issuer. While one of the Level 3 equity securities, with a value of $13.0 thousand, was valued by estimating the total value of the Class-A shares outstanding by the issuer and a review of the company's audited financial statements. At December 31, 2013, the Company had six individual securities valued under Level 3 that accounted for 0.8% of total investments.

Annex F-24

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

The following table presents the changes in Level 3 assets measured at fair value:	For the Three Months Ended March 31,
	2014	2013
Beginning balance, January 1,	$1,064	$1,123
Total investment gains or losses (realized/unrealized):
Included in other comprehensive (loss)	—	(25)
Transfers (out of) Level 3	—	(27)
Ending balance, March 31,	$1,064	$1,071

17. Statutory Reporting and Insurance Company Subsidiaries Dividend Restrictions

The Company's insurance company subsidiaries may pay dividends to the Company, subject to statutory restrictions. Payments in excess of statutory restrictions (extraordinary dividends) to the Company are permitted only with prior approval of the insurance department of the applicable state of domicile. The Company eliminated all dividends from its subsidiaries in the Consolidated Financial Statements. The following table sets forth the dividends paid to the Company by its insurance company subsidiaries for the following periods:

	For the Three Months Ended March 31,	For the Twelve Months Ended December 31,
	2014	2013
Ordinary dividends	$—	$2,383
Extraordinary dividends	—	—
Total dividends	$—	$2,383

The following table presents the combined statutory capital and surplus of the Company's insurance company subsidiaries, the required minimum statutory capital and surplus, as required by the laws of the states in which they are domiciled and the combined amount available for ordinary dividends of the Company's insurance company subsidiaries for the following periods:

	At
	March 31, 2014	December 31, 2013
Combined statutory capital and surplus of the Company's insurance company subsidiaries	$75,079	$69,269

Required minimum statutory capital and surplus	$17,200	$17,200

Amount available for ordinary dividends of the Company's insurance company subsidiaries	$4,244	$3,989

At March 31, 2014, the maximum amount of dividends that our regulated insurance company subsidiaries could pay under applicable laws and regulations without regulatory approval was $4.2 million. The Company may seek regulatory approval to pay dividends in excess of this permitted amount, but there can be no assurance that the Company would receive regulatory approval if sought.

Under the NAIC's Risk-Based Capital Act of 1995, a company's Risk-Based Capital ("RBC") is calculated by applying certain risk factors to various asset, claim and reserve items. If a company's adjusted surplus falls below calculated RBC thresholds, regulatory intervention or oversight is required. The Company's insurance company subsidiaries' RBC levels, as calculated in accordance with the NAIC's RBC instructions, exceeded all RBC thresholds as of March 31, 2014 and December 31, 2013, respectively.

18. Commitments and Contingencies

Commitments
The Company, in the ordinary course of normal business, may enter from time to time into certain contractual obligations or commitments. The Company's commitments, as of March 31, 2014, have not materially changed from those disclosed in the note "Commitments and Contingencies," in the Company's 2013 Form 10-K.

Contingencies
The Company is a party to claims and litigation in the normal course of its operations. Management believes that the ultimate outcome of these matters in existence at March 31, 2014 are reserved against, covered by insurance or would not have a material adverse effect on the consolidated financial condition, results of operations or cash flows of the Company.

Annex F-25

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

The Company is currently a defendant in Mullins v. Southern Financial Life Insurance Co., which was filed on February 2, 2006, in the Pike Circuit Court, in the Commonwealth of Kentucky.  A class was certified on June 25, 2010.  At issue is the duration or term of coverage under certain policies.  The action alleges violations of the Consumer Protection Act and certain insurance statutes, as well as common law fraud.  The action seeks compensatory and punitive damages, attorney fees and interest.  The parties are currently involved in the merits discovery phase and discovery disputes have arisen.  Plaintiffs filed a Motion for Sanctions on April 5, 2012 in connection with the Company's efforts to locate and gather certificates and other documents from the Company's agents.  While the court did not award sanctions, it did order the Company to subpoena certain records from its agents.  In an effort to prevent the trial court from enforcing the order, the Company filed a Writ of Prohibition, which the Kentucky Court of Appeals denied on August 31, 2012.  In response, the Company filed a motion for discretionary review of the Writ of Prohibition.  The Company also filed a direct appeal of the same order, on the grounds that the order could be construed as a finding of contempt on the part of the Company.  The Court of Appeals dismissed the direct appeal on September 13, 2013, which prompted the Company to file a motion for discretionary review of the direct appeal.  The Kentucky Supreme Court denied the Writ of Prohibition on November 21, 2013, and subsequently denied the direct appeal in April 2014.  No hearings are currently scheduled and no trial date has been set.

The Company considers such litigation customary in its lines of business.  In management's opinion, based on information available at this time, the ultimate resolution of such litigation, which it is vigorously defending, should not be materially adverse to the financial position, results of operations or cash flows of the Company. It should be noted that large punitive damage awards, bearing little relation to actual damages sustained by plaintiffs, have been awarded in certain states against other companies in the credit insurance business. Loss contingencies may be taken as developments warrant, although such amounts are not reasonably estimable at this time.

19. Related Party Transactions

In conjunction with the December 31, 2012 acquisition of ProtectCELL, the Company assumed an office space lease between ProtectCELL and 39500 High Pointe, LLC ("High Pointe"). The ownership of High Pointe includes three members who were the founding members of ProtectCELL and are now employees of the Company. The table below presents the lease payments made to High Pointe.

At December 31, 2012, ProtectCELL held a $6.1 million note receivable carrying an interest rate of 8.00% from High Pointe, which is fully secured by a mortgage on the office building owned by High Pointe (see the lease described above). On March 15, 2013, ProtectCELL received $6.1 million from High Pointe, representing the full payoff of the outstanding balance of the note receivable. The Company only recorded interest income on this note receivable during the three months ended March 31, 2013.

An executive officer of ProtectCELL owned multiple wireless retail locations, which sell ProtectCELL protection plans to wireless retail customers. The executive sold these wireless retail locations in February 2014. The table below presents the income recorded on and the commissions paid for this related party agreement.

In conjunction with the December 31, 2012 acquisition of 4Warranty, the Company assumed an office space lease between 4Warranty and Source International Incorporated ("Source"), effective January 1, 2013. The ownership of Source is comprised of two individuals who had consulting relationships with the Company. The lease with Source, which expired on December 31, 2013, was not renewed since the operations of 4Warranty were moved to the Company's main office. The table below presents the lease payments made to Source during the three months ended March 31, 2013.

In December 2011, the Company entered into a marketing and referral agreement (the "Marketing Agreement") with a company in which a member serving on the Company's Board of Directors also serves on the board of the company providing the marketing services (the "Marketer"). The Marketing Agreement has a five year term and requires the Company to pay the Marketer a per account fee per month based on the number of enrolled customers the Marketer obtains for the Company. In conjunction with this Marketing Agreement, during April 2013, the Company entered into an agreement under which the Marketer began selling insurance-related products of the Company to the Marketer's customers. The Company recorded income and paid claims, associated with the sale of the Company's insurance-related products, for the three months ended March 31, 2014, which are reflected in the table below.

Annex F-26

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

The following table presents the amounts recorded on the Company's Consolidated Statements of Income resulting from related party transactions:

	For the Three Months Ended March 31,
	2014	2013
Income recorded by ProtectCELL for protection plans sold	$307	$507
Income recorded for the sale of the Company's insurance-related products under the Marketing Agreement	317	—
Total related party income recorded by the Company	$624	$507

Interest income recorded on the High Pointe note receivable	$—	$21

Lease expense paid to High Pointe	$104	$94
Lease expense paid to Source	—	29
Total related party lease expense	$104	$123

Commissions paid by ProtectCELL for protection plans sold	$122	$205

Claims paid on the Company's insurance-related products under the Marketing Agreement	$23	$—

The following table presents the amounts recorded on the Company's Consolidated Balance Sheets from related party transactions:
	At
	March 31, 2014	December 31, 2013
Accounts receivable from related parties	$—	$113

20. Subsequent Events

The Company measures subsequent events through the date of the filing of its Consolidated Financial Statements. Management has determined that the following events merit disclosure as subsequent events:

Amended Secured Credit Agreement - Wells Fargo Bank, N.A.
As disclosed on April 16, 2014, in the Company's Current Report on Form 8-K, effective April 11, 2014, the Company entered into the Second Amendment to the Credit Agreement. For more information, please see the note, "Note Payable."

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A") represents an overview of our results of operations and financial condition. The MD&A should be read in conjunction with the Consolidated Financial Statements and Notes thereto included in ITEM 1 of this Form 10-Q. Except for the historical information contained herein, the discussions in MD&A contain forward-looking statements that involve risks and uncertainties. Our future results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in PART II, "ITEM 1A. Risk Factors" of this Form 10-Q.

Critical Accounting Policies
Fortegra's critical accounting policies involving significant judgments and assumptions used in the preparation of the Consolidated Financial Statements as of March 31, 2014 are unchanged from those presented in the MD&A of Fortegra's 2013 Form 10-K.

Recently Issued Accounting Standards
For a discussion of recently issued accounting standards see the Note "Recent Accounting Standards" of the Notes to Consolidated Financial Statements included in ITEM 1 of this Form 10-Q.

Components of Revenues and Expenses
For a complete discussion of our "Components of Revenues and Expenses," please see the MD&A in Part II, Item 7, of Fortegra's 2013 Form 10-K.

Annex F-27

Use of Non-GAAP Financial Measures
Management uses certain Non-GAAP financial measures in its analysis of our operating performance.  See "Use of Non-GAAP Financial Information" in this MD&A for a reconciliation of these comparable financial measures based on U.S. GAAP.

EXECUTIVE SUMMARY
The following provides an overview of events and financial results for the three months ended March 31, 2014:

Overview of Events
On December 31, 2012, we acquired ProtectCELL and 4Warranty. Their impact on our financial results began in 2013.

In January 2013, we announced a plan to consolidate our fulfillment, claims administration and information technology functions (the "Plan"). Prior to the Plan, such functions resided in individual business units. The decision was part of our efforts to streamline operations, focus resources and provide first-in-class service to our customers. During the first quarter of 2013, we eliminated approximately 40 employee and contract positions.

On December 31, 2013, we completed the sale of all of the issued and outstanding stock of our subsidiaries, Bliss and Glennon and eReinsure, to AmWINS (the "Disposition"). See the Note, "Divestitures" in the Notes to Consolidated Financial Statements, included in ITEM 1 of this Form 10-Q for additional information.

In March 2014, in the exercise of our rights as a secured creditor, we took measures to protect certain assets of CIRG, a previously unconsolidated VIE, and booked an allowance for potential non-performance of the underlying note receivable guaranteed by CIRG.

On April 11, 2014, we amended our Credit Agreement with Wells Fargo Bank, N.A., which increased our available line of credit to $100.0 million from $75.0 million, extended the maturity by two years to August 2019 and provided us with a more favorable interest rate schedule and unused line fees.

Overview of Financial Results
Our income from continuing operations before non-controlling interests for the three months ended March 31, 2014 increased $1.7 million, or 83.5%, to $3.8 million from $2.0 million for the three months ended March 31, 2013. This increase was primarily due to revenue growth, particularly in our payment protection products and ProtectCELL products, and our management of operating expenses.

For the three months ended March 31, 2014, our total revenues increased $10.4 million, or 12.9%, to $90.5 million from $80.2 million for the three months ended March 31, 2013. The increase in revenues for 2014 includes organic growth of $5.2 million and $5.2 million as a result of the accounting treatment required under purchase accounting for the ProtectCELL acquisition. The organic growth is primarily attributable to increases of $3.4 million in ceding commissions and $1.8 million in net earned premium from our payment protection products, and $3.6 million of higher service and administration fees from ProtectCELL products. These increases were partially offset by a $2.7 million decrease in motor club revenues and a $1.1 million decrease in our insurance client administrative revenues.

Total expenses increased $7.2 million, or 9.2%, to $84.8 million for the three months ended March 31, 2014 from $77.6 million for the same period in 2013. In the current quarter, there was a $1.3 million increase in member benefit claims compared to the first quarter of 2013 due primarily to revenue growth, and a $1.3 million charge to expenses associated with the allowance established against the CIRG note receivable. In the first quarter of 2013 we incurred $1.2 million of costs associated with the Plan. In addition, total expenses increased $5.2 million as a result of the accounting treatment required under purchase accounting for the ProtectCELL acquisition, primarily in commissions.

Net revenues, a Non-GAAP measure, increased $4.1 million, or 16.3%, to $29.0 million for the quarter ended March 31, 2014 compared to $24.9 million for the same period in 2013. This increase represents the organic growth in total revenues, partially offset by corresponding increases in net losses and loss adjustment expenses and member benefit claims.

Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") from continuing operations, a Non-GAAP measure, increased $3.2 million, or 53.0%, to $9.2 million for the quarter ended March 31, 2014 compared to $6.0 million for the same period in 2013. The EBITDA from continuing operations margin, a Non-GAAP measure, was 31.9% for the quarter ended March 31, 2014 compared to 24.2% for the quarter ended March 31, 2013.

Net income attributable to Fortegra Financial Corporation (which includes the impact of discontinued operations) increased $0.4 million, or 16.2%, to $2.9 million for the three months ended March 31, 2014 from $2.5 million for the three months ended March 31, 2013. Earnings per diluted share attributable to Fortegra Financial Corporation increased 16.7% to $0.14 for the three months ended March 31, 2014 from $0.12 for the same period in 2013.

Annex F-28

RESULTS OF OPERATIONS
The following table presents our Consolidated Statements of Income for the following periods:

(in thousands, except shares, per share amounts and percentages)	For the Three Months Ended March 31,
	2014	2013	$ Change from 2013	% Change from 2013
Revenues:
Service and administrative fees	$43,968	$38,858	$5,110	13.2%
Ceding commissions	10,549	7,163	3,386	47.3
Net investment income	707	903	(196)	(21.7)
Net realized investment gains	1	7	(6)	(85.7)
Net earned premium	34,928	33,142	1,786	5.4
Other income	375	91	284	312.1
Total revenues	90,528	80,164	10,364	12.9
Expenses:
Net losses and loss adjustment expenses	10,826	10,535	291	2.8
Member benefit claims	10,671	9,366	1,305	13.9
Commissions	40,071	35,362	4,709	13.3
Personnel costs	10,191	10,797	(606)	(5.6)
Other operating expenses	8,225	8,075	150	1.9
Depreciation and amortization	1,249	1,177	72	6.1
Amortization of intangibles	1,317	1,468	(151)	(10.3)
Interest expense	920	853	67	7.9
Loss on note receivable	1,317	—	1,317	100.0
Total expenses	84,787	77,633	7,154	9.2
Income from continuing operations before income taxes	5,741	2,531	3,210	126.8
Income taxes - continuing operations	1,982	482	1,500	311.2
Income from continuing operations before non-controlling interests	3,759	2,049	1,710	83.5
Discontinued operations:
Income from discontinued operations - net of tax	—	1,262	(1,262)	(100.0)
Discontinued operations - net of tax	—	1,262	(1,262)	(100.0)
Net income before non-controlling interests	3,759	3,311	448	13.5
Less: net income attributable to non-controlling interests	861	818	43	5.3
Net income attributable to Fortegra Financial Corporation	$2,898	$2,493	$405	16.2%

Earnings per share - Basic:
Net income from continuing operations - net of tax	$0.15	$0.06
Discontinued operations - net of tax	—	0.07
Net income attributable to Fortegra Financial Corporation	$0.15	$0.13

Earnings per share - Diluted:
Net income from continuing operations - net of tax	$0.14	$0.06
Discontinued operations - net of tax	—	0.06
Net income attributable to Fortegra Financial Corporation	$0.14	$0.12

Weighted average common shares outstanding:
Basic	19,651,256	19,556,743
Diluted	20,436,442	20,625,041

REVENUES
Service and Administrative Fees
Service and administrative fees for the three months ended March 31, 2014 increased $5.1 million, or 13.2%, to $44.0 million from $38.9 million for the three months ended March 31, 2013. The increase included $5.2 million as a result of the accounting treatment required under purchase accounting for the ProtectCELL acquisition. Organic revenue growth from our ProtectCELL products of $3.6 million was offset by decreases of $2.7 million in motor club revenues and $1.1 million in insurance client administrative revenues.

Ceding Commissions
Ceding commissions for the three months ended March 31, 2014 increased $3.4 million, or 47.3%, to $10.5 million from $7.2 million for the three months ended March 31, 2013. This increase primarily resulted from growth in ceded credit insurance service and administrative fees from both higher direct premium volume and increased ceding percentages on our recently amended reinsurance agreements with London Life and London International. In addition, underwriting profits increased due to favorable loss ratios in the

Annex F-29

ceded credit insurance business. For the three months ended March 31, 2014, ceding commissions included $7.6 million in service and administrative fees, $2.9 million in underwriting profits and $0.1 million in net investment income.

Net Investment Income
Net investment income for the three months ended March 31, 2014 decreased $0.2 million, or 21.7%, to $0.7 million from $0.9 million for the three months ended March 31, 2013. The decrease was primarily attributable to $0.1 million of investment income attributable to ProtectCELL recorded in 2013 that was not repeated in 2014, along with a decrease in the overall yield of the investment portfolio. The yield on the investment portfolio at March 31, 2014 was 1.73% compared to 2.96% at March 31, 2013.

Net Realized Investment Gains
Net realized gains on the sale of investments and the gross proceeds from the sales of investments were insignificant to our results of operations for both the three months ended March 31, 2014 and 2013.

Net Earned Premium
Net earned premium for the three months ended March 31, 2014 increased $1.8 million, or 5.4%, to $34.9 million from $33.1 million for the three months ended March 31, 2013. This increase was primarily due to growth in direct and assumed earned premium of $16.4 million resulting from increased production from existing and new clients distributing our credit insurance, warranty, and auto products, and from geographic expansion. Because of this increase in production and the increased ceding percentages on our reinsurance program with London Life and London International, ceded earned premiums increased $14.6 million, or 24.7%, for the three months ended March 31, 2014. On average, we maintained a 67.8% overall cession rate of direct and assumed earned premium for the three months ended March 31, 2014 compared with 64.0% for the same period in 2013.

Other Income
Other income for the three months ended March 31, 2014 increased $0.3 million, or 312.1%, to $0.4 million from $0.1 million for the three months ended March 31, 2013. Other income for the 2014 period includes $0.3 million of interest income from our premium- financing program for South Bay, which began late in 2013.

EXPENSES
Net Losses and Loss Adjustment Expenses
Net losses and loss adjustment expenses for the three months ended March 31, 2014 increased $0.3 million, or 2.8%, to $10.8 million, from $10.5 million for the three months ended March 31, 2013.  Our net losses and loss adjustment expense ratio of 31.0% in 2014 was similar to prior periods. The increase in net losses and loss adjustment expenses was primarily driven by increased earned premiums. For the 2014 period, our direct and assumed losses increased by $5.1 million, or 24.1%, as compared with the same period in 2013. For the 2014 period, our ceded losses were higher by $4.8 million, or 45.6%, compared with the same period in 2013, partially offsetting the increase in direct and assumed losses, which resulted predominantly from the changes in our reinsurance program with London Life and London International. The overall cession rate of direct and assumed losses and loss adjustment expenses for the three months ended March 31, 2014 increased to 58.5%, from 49.9% for the same period in 2013, with the increase primarily attributable to the change in the reinsurance program noted above.

Member Benefit Claims
Member benefit claims for the three months ended March 31, 2014 increased $1.3 million, or 13.9%, to $10.7 million, from $9.4 million for the three months ended March 31, 2013. This increase resulted principally from a $1.1 million increase in ProtectCELL member benefits claims, correlated to organic growth in related revenues.

Commissions
Commissions for the three months ended March 31, 2014 increased $4.7 million, or 13.3%, to $40.1 million, from $35.4 million for the three months ended March 31, 2013. The increase included $4.8 million as a result of the accounting treatment required under purchase accounting for the ProtectCELL acquisition. Increases of $0.6 million due to ProtectCELL organic revenue growth, and $1.5 million due to growth in credit insurance production were offset by a decrease of $2.5 million in motor club commissions resulting from the decrease in motor club revenues.

Personnel Costs
Personnel costs for the three months ended March 31, 2014 decreased $0.6 million, or 5.6%, to $10.2 million from $10.8 million for the three months ended March 31, 2013. The 2013 amount included $1.2 million in non-recurring costs associated with the Plan. For the three months ended March 31, 2014, compared to 2013, personnel costs of ProtectCELL increased $0.9 million as a result of adding staff during 2013 to support growth. These higher costs were partially offset by savings in other areas. We employed a total of 500 people at March 31, 2014 compared to 457 at March 31, 2013. Stock-based compensation expense included in personnel costs totaled $0.2 million for both the three months ended March 31, 2014 and 2013.

Annex F-30

Other Operating Expenses
Other operating expenses for the three months ended March 31, 2014 increased $0.2 million, or only 1.9%, to $8.2 million from $8.1 million for the three months ended March 31, 2013. .

Depreciation and Amortization
Depreciation and amortization expense for the three months ended March 31, 2014 increased $72.0 thousand, or 6.1%, to $1.2 million compared to the three months ended March 31, 2013, due to higher levels of depreciable and amortizable assets in service during 2014 compared to the same period in 2013.

Amortization of Intangibles
Amortization expense on intangibles for the three months ended March 31, 2014 decreased $0.2 million or 10.3% to $1.3 million from $1.5 million for the three months ended March 31, 2013 due to a lower level of amortizable intangible assets in the 2014 period compared to the same period in 2013.

Interest Expense
Interest expense for the three months ended March 31, 2014 increased $67.0 thousand, or 7.9%, compared to the three months ended March 31, 2013. The increase in 2014 was attributable to the additional interest expense incurred on borrowings under our line of credit with Synovus supporting our premium receivable product.

Loss on Note Receivable
For the three months ended March 31, 2014, we recorded a $1.3 million loss resulting from establishing the allowance against the CIRG note receivable, which we entered into in connection with the sale of CIRG in July of 2011.

Income Taxes
Income taxes for the three months ended March 31, 2014 increased $1.5 million, or 311.2%, to $2.0 million from $0.5 million for the three months ended March 31, 2013, with the increase primarily attributable to a higher level of pretax income and a lower level of tax preference items in 2014 compared to 2013. Our effective tax rate was 34.5% for the three months ended March 31, 2014 compared to 19.0% for the same period in 2013. The higher rate for the 2014 period was attributable to the lower amount of tax preference items in the period, compared to 2013, which increased the amount of overall income taxes. See the Note, "Income Taxes" in the Notes to Consolidated Financial Statements, included in ITEM 1 of this Form 10-Q for additional information and a reconciliation of the items impacting our income taxes and our effective tax rate.

Divestitures - Discontinued Operations
On December 31, 2013, we completed the previously announced sale of all of the issued and outstanding stock of our subsidiaries, Bliss and Glennon and eReinsure.com, to AmWINS, pursuant to the terms of the Purchase Agreement. As consideration for the Disposition, we received net cash proceeds of $81.8 million, representing gross proceeds of $83.5 million less $1.0 million in transaction fees paid at the time of closing and $0.7 million of cash held by the disposed entities. We utilized the cash proceeds received on December 31, 2013 to pay off our existing credit facility with Wells Fargo Bank, N.A. Due to the Disposition, we no longer operate in the businesses of wholesale insurance brokerage and selling or licensing of a computerized system or platform for the negotiation and/or placement of facultative reinsurance. The following table presents the amounts related to discontinued operations in the Consolidated Statements of Income:

(in thousands)	For the Three Months Ended
March 31, 2013
Income from discontinued operations:
Revenues:
Brokerage commissions and fees	$9,731
Net investment income	6
Total revenues	9,737
Expenses:
Personnel costs	5,049
Other operating expenses	1,342
Depreciation and amortization	141
Amortization of intangibles	480
Interest expense	591
Total expenses	7,603
Income from discontinued operations before income taxes	2,134
Income taxes - discontinued operations	872
Discontinued operations - net of tax	$1,262

Annex F-31

See the Notes, "Summary of Significant Accounting Policies - Discontinued Operations" and "Divestitures" in the Notes to Consolidated Financial Statements, included in ITEM 1 of this Form 10-Q for additional information.

USE OF NON-GAAP FINANCIAL INFORMATION
We present certain additional financial measures related to our business that are "Non-GAAP measures" within the meaning of Item 10 of Regulation S-K under the Securities Act of 1934. We present these Non-GAAP measures to provide investors with additional information to analyze our performance from period to period.  Management also uses these measures to assess performance and to allocate resources in managing our businesses.  However, investors should not consider these Non-GAAP measures as a substitute for the financial information that we report in accordance with U.S. GAAP.  These Non-GAAP measures reflect subjective determinations by management, and may differ from similarly titled Non-GAAP measures presented by other companies.

In this Form 10-Q, we present Net revenues, Operating expenses, and EBITDA from continuing operations and Adjusted EBITDA from continuing operations. These financial measures are considered Non-GAAP financial measures and are not recognized terms under U.S. GAAP and should not be used as an indicator of, and are not an alternative to, net income as a measure of operating performance. Net revenues are total revenues less net losses and loss adjustment expenses, member benefit claims, and commission expenses. Operating expenses are the sum of personnel costs and other operating expenses. EBITDA is net income before interest expense, income taxes, net income attributable to non-controlling interests, depreciation and amortization. Adjusted EBITDA from continuing operations means "Consolidated Adjusted EBITDA" which is defined under our credit facility with Wells Fargo Bank, N.A., which in general terms means consolidated net income before non-controlling interests, consolidated interest expense, consolidated amortization expense, consolidated depreciation expense and consolidated income tax expense, relating to continuing operations. The other items excluded in this calculation may include if applicable, but are not limited to, specified acquisition costs, impairment of goodwill and other non-cash charges, stock-based compensation expense, and unusual or non-recurring charges and items that affect comparability of results. The calculations below do not give effect to certain additional adjustments permitted under our credit facility, which if included, would increase the amount of Adjusted EBITDA from continuing operations reflected in the table. We believe presenting EBITDA from continuing operations and Adjusted EBITDA from continuing operations provides investors with supplemental financial measures of our operating performance.

In addition to the financial covenant requirements under our credit facility, management uses Net revenues, Operating expenses, EBITDA from continuing operations and Adjusted EBITDA from continuing operations as financial measures of operating performance for planning purposes, which may include, but are not limited to, the preparation of budgets and projections, the determination of bonus compensation for executive officers, the analysis of the allocation of resources and the evaluation of the effectiveness of business strategies. We use Net revenues as another means of understanding product contributions to our results. We use Operating expenses to reconcile from Net revenues to EBITDA. Although we use EBITDA from continuing operations and Adjusted EBITDA from continuing operations as financial measures to assess the operating performance of our business, both measures have significant limitations as analytical tools because they exclude certain material expenses. For example, they do not include interest expense and the payment of income taxes, which are both a necessary element of our costs and operations. Since we use property and equipment to generate service revenues, depreciation expense is a necessary element of our costs. In addition, the omission of amortization expense associated with our intangible assets further limits the usefulness of these financial measures. Management believes the inclusion of the adjustments to EBITDA from continuing operations and Adjusted EBITDA from continuing operations are appropriate to provide additional information to investors about certain material non-cash items and about unusual items that we do not expect to continue at the same level in the future. Because EBITDA from continuing operations and Adjusted EBITDA from continuing operations do not account for these expenses, its utility as a financial measure of our operating performance has material limitations. Due to these limitations, management does not view EBITDA from continuing operations and Adjusted EBITDA from continuing operations in isolation or as primary financial performance measures.

We believe EBITDA and Adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of similar companies in similar industries and to measure a company's ability to service its debt and other cash needs. Because the definitions of EBITDA and Adjusted EBITDA (or similar financial measures) may vary among companies and industries, they may not be comparable to other similarly titled financial measures used by other companies.

Annex F-32

The following table presents a reconciliation of the components of net revenues for the following periods:

	For the Three Months Ended March 31,
	2014	2013
Total revenues	90,528	80,164
Less :
Net losses and loss adjustment expenses	10,826	10,535
Member benefit claims	10,671	9,366
Commissions	40,071	35,362
Net Revenues	$28,960	$24,901
The following table presents a reconciliation of the components of operating expenses for the following periods:

	For the Three Months Ended March 31,
	2014	2013
Personnel costs	10,191	10,797
Other operating expenses	8,225	8,075
Operating expenses	$18,416	$18,872

The following table presents a reconciliation of income from continuing operations before non-controlling interests to EBITDA from continuing operations and Adjusted EBITDA from continuing operations for the following periods:

	For the Three Months Ended March 31,
(in thousands)	2014	2013
Income from continuing operations before non-controlling interests	$3,759	$2,049
Depreciation	1,249	1,177
Amortization of intangibles	1,317	1,468
Interest expense	920	853
Income taxes	1,982	482
EBITDA from continuing operations	9,227	6,029
Transaction costs (1)	10	86
Restructuring expenses	—	1,154
Stock-based compensation expense	290	304
Loss on note receivable	1,317	—
Adjusted EBITDA from continuing operations	$10,844	$7,573

EBITDA from continuing operations margin (2)	31.9%	24.2%
Adjusted EBITDA from continuing operations margin (3)	37.4%	30.4%

(1) Represents transaction costs associated with acquisitions.
(2) EBITDA from continuing operations margin is calculated by dividing EBITDA from continuing operations by Net Revenues.
(3) Adjusted EBITDA from continuing operations margin is calculated by dividing Adjusted EBITDA from continuing operations by Net Revenues.

LIQUIDITY AND CAPITAL RESOURCES
Liquidity
Liquidity describes the ability of a company to generate sufficient cash flows to meet the cash requirements of its business operations, including working capital needs, capital expenditures, debt service, acquisitions and other commitments and contractual obligations. We historically have derived our liquidity from our invested assets, cash flows from operations, ordinary and extraordinary dividend capacity from our subsidiary insurance companies and our credit facilities. When considering our liquidity, it is important to note that our restricted cash is held in a fiduciary capacity and is available only to satisfy certain future cash payment obligations that are recorded as liabilities.

Our primary cash requirements include the payment of operating expenses, interest and principal payments on debt, capital expenditures and acquisitions. We may also incur unexpected costs and operating expenses related to any unforeseen disruptions to our facilities and equipment, the loss of key personnel or changes in the credit markets and interest rates, which could increase our immediate cash requirements or otherwise impact our liquidity.

Annex F-33

Our primary sources of liquidity include our total investments, cash and cash equivalent balances, availability under our revolving credit facilities and dividends and other distributions from our subsidiaries. At March 31, 2014, we had total available-for-sale and short-term investments of $143.3 million, which included restricted investments of $15.9 million. In addition, we had $11.0 million of cash and cash equivalents, and $101.8 million of available capacity on our credit facilities, which includes the additional $25.0 million of capacity discussed below in the section "$100.0 million Secured Credit Agreement - Wells Fargo Bank, N.A." At December 31, 2013, we had total investments of $138.8 million, which included restricted investments of $16.5 million. In addition, we had cash and cash equivalents of $21.7 million and $86.7 million of available capacity on our credit facilities. Our total indebtedness was $48.2 million at March 31, 2014 compared to $38.3 million at December 31, 2013.

We believe that our cash flows from operations and the availability under our credit facilities, combined with our low capital expenditure requirements will provide us with sufficient capital to continue to grow our business over the next several years, although we cannot give any assurances. We intend to use a portion of our available cash flows to pay interest on our outstanding debt, thus limiting the amount available for working capital, capital expenditures and other general corporate purposes. If we continue to expand our business and make acquisitions, we may in the future require additional working capital to meet our future business needs. This additional working capital may be in the form of additional debt or equity. Although we believe we have sufficient liquidity under our credit facilities, as discussed above, under adverse market conditions or in the event of a default under our credit facilities, there can be no assurance that such funds would be available or sufficient, and, in such a case, we may not be able to successfully obtain additional financing on favorable terms, or at all, or replace our existing credit facilities upon their respective maturity dates.

Cash Exceeding Federal Deposit Insurance Corporation ("FDIC") Limits
We maintain cash and cash equivalents with major third party financial institutions, including interest-bearing money market accounts. In the United States, these accounts were fully insured by the FDIC regardless of account balance through the Transaction Account Guarantee ("TAG") program created by Section 343 of the Dodd-Frank Wall Street Reform and Consumer Protection Act ("Dodd-Frank Act"). The expiration of the TAG program on December 31, 2012 caused the FDIC's standard insurance limit of $250,000 per depositor per institution to be reimposed on January 1, 2013. Thus, our accounts containing cash and cash equivalents after January 1, 2013 may exceed the FDIC's standard $250,000 insurance limit from time to time.

Our cash balances, including restricted cash, exceeding the FDIC standard insurance limit totaled $10.0 million at March 31, 2014 and $18.9 million at December 31, 2013. To date, we have not experienced any loss of, or lack of access to, our cash and cash equivalents or our restricted cash. Although we periodically monitor and adjust the balances of these accounts as needed, the balances of these accounts nonetheless remain subject to unexpected, adverse conditions in the financial markets and could be adversely impacted if a financial institution with which we maintain an account fails. We will continue to monitor the depository institutions at which our accounts are maintained, but cannot guarantee that access to our cash and cash equivalents will not be impacted by, or that we will not lose deposited funds exceeding the FDIC standard insurance limit due to, adverse conditions in the financial markets or if a financial institution with which we maintain an account fails.

Share Repurchase Plan
We have a share repurchase plan which allows us to purchase up to $15.0 million in total of our common stock from time to time through open market or private transactions. We did not repurchase any common shares during the three months ended March 31, 2014 and 2013, respectively. At March 31, 2014, we had $7.2 million still available for repurchase under the plan. See PART II, ITEM 2 included in this Form 10-Q, for more information on our share repurchase plan.

Regulatory Requirements
Dividends Limitations
We are a holding company and have limited direct operations. Our holding company assets consist primarily of the capital stock of our subsidiaries. Accordingly, our future cash flows depend upon the availability of dividends and other payments from our subsidiaries, including statutorily permissible payments from our insurance company subsidiaries, as well as payments under our tax allocation agreement and management agreements with our subsidiaries. The following table sets forth the dividends paid to us by our insurance company subsidiaries during the following periods:

	For the Three Months Ended	For the Twelve Months Ended
(in thousands)	March 31, 2014	December 31, 2013
Ordinary dividends	$—	$2,383
Extraordinary dividends	—	—
Total dividends	$—	$2,383

Annex F-34

Please see the Note, "Statutory Reporting and Insurance Company Subsidiaries Dividend Restrictions" in the Notes to Consolidated Financial Statements included in ITEM 1 of this Form 10-Q, for additional information.

$100.0 million Secured Credit Agreement - Wells Fargo Bank, N.A.
In April 2014, we amended the original credit agreement, entered into on August 2, 2012, (as amended, the "Credit Agreement"), with a syndicate of lenders, among them Wells Fargo Bank, N.A., who also serves as administrative agent ("Wells Fargo" or the "Administrative Agent"). The Credit Agreement provides for an extended maturity to August 2, 2019 (subject to earlier termination) and an increased revolving credit facility of $100.0 million (the "Revolving Facility") with a sub-limit of $10.0 million for swingline loans and $10.0 million for letters of credit. The Credit Agreement includes a provision pursuant to which, from time to time, we may request that the lenders in their discretion increase the maximum amount of commitments under the Facilities by an amount not to exceed $50.0 million. The Credit Agreement also contains financial covenants, which we must maintain. The amendment to the Credit Agreement also serves to (1) reduce the interest rate margin on revolving loans by 0.35% for each pricing level and (2) reduce the unused line fee paid on undrawn revolving commitments by 0.05% for each pricing level.

As of March 31, 2014, we were in compliance with the financial covenants contained in the Credit Agreement. Please see the Note, "Notes Payable" in the Notes to Consolidated Financial Statements included in ITEM 1 of this Form 10-Q, for additional information on the Credit Agreement.

$15.0 million Revolving Line of Credit - Synovus Bank
At March 31, 2014, South Bay had a $15.0 million line of credit agreement (the "Line of Credit") with Synovus Bank, entered into on October 2013, with a maturity date of April 2017. The Line of Credit bears interest at a rate of 300 basis points plus the 90-day LIBOR. South Bay uses the Line of Credit for its premium-financing product. The Line of Credit allows South Bay to finance up to 90% of the eligible receivables less an applicable reserve of $500,000. At March 31, 2014, the balance of premium-financing receivables included in notes receivable, net on the Consolidated Balance Sheet, totaled $9.8 million, and the balance of the Line of Credit included in notes payable on the Consolidated Balance Sheet was $6.1 million.

Preferred Trust Securities
In connection with the Summit Partners Transactions, our subsidiary LOTS Intermediate Co. issued $35.0 million of fixed/floating rate preferred trust securities due in 2037. The preferred trust securities accrued interest at a rate of 9.61% per annum until the June 2012 interest payment date; thereafter, interest accrues at a rate of 3-month LIBOR plus 4.10% for each interest rate period. Interest due on the preferred trust securities is payable quarterly. We may redeem the preferred trust securities, in whole or in part, at a price equal to 100% of the principal amount of such preferred trust securities outstanding plus accrued and unpaid interest.

At March 31, 2014, we have a single interest rate swap (the "Swap") designated as a cash flow hedge with Wells Fargo Bank, N.A. This instrument swapped the floating rate portion of our $35.0 million in outstanding preferred trust securities to a fixed rate of 3.47% per annum payable quarterly resulting in a total rate of 7.57% after adding the applicable margin of 4.10%. The Swap has a five year term, which commenced in June 2012 when the interest rate on the underlying preferred trust securities began to float, and will expire in June 2017. Please see the Note, "Derivative Financial Instruments - Interest Rate Swap" in the Notes to Consolidated Financial Statements included in ITEM 1 of this Form 10-Q, for additional information.

Invested Assets
Our invested assets consist mainly of high quality investments in fixed maturity securities, short-term investments, and a smaller allocation of common and preferred equity securities. We believe that prudent levels of investments in equity securities within our investment portfolio are likely to enhance long-term after-tax total returns without significantly increasing the risk profile of the portfolio. We regularly review our entire portfolio in the context of macroeconomic and capital market conditions. The overall credit quality of the investment portfolio was rated AA- by Standard and Poor's Rating Service at March 31, 2014 and December 31, 2013, respectively.

Regulatory Requirements
Our investments must comply with applicable laws and regulations, which prescribe the kind, quality and concentration of investments we are permitted to make. In general, these laws and regulations permit investments, within specified limits and subject to certain qualifications, in federal, state and municipal obligations, corporate bonds, preferred and common equity securities, mortgage loans, real estate and other investments.

Investment Strategy
Our investment policy and strategy is reviewed and approved by the board of directors of each of our insurance company subsidiaries on a regular basis in order to review and consider investment activities, tactics and new investment opportunities. Our investment strategy seeks long-term returns through disciplined security selection, portfolio diversity and an integrated approach to risk management. We select and monitor investments to balance the goals of safety, stability, liquidity, growth and after-tax total return with the need to comply with regulatory investment requirements. Our investment portfolio is managed by a third-party provider of

Annex F-35

asset management services, which specializes in the insurance sector. Asset/liability management is accomplished by setting an asset target duration range that is influenced by the following factors: (i) the estimated reserve payout pattern, (ii) the inclusion of our tactical capital market views into the investment decision-making process and (iii) our overall risk tolerance. We aim to achieve a relatively safe and stable income stream by maintaining a broad-based portfolio of investment grade fixed maturity securities. These holdings are supplemented by investments in additional asset types with the objective of further enhancing the portfolio's diversification and expected returns. These additional asset types include common and redeemable preferred stock. We manage our investment risks through consideration of duration of liabilities, diversification, credit limits, careful analytic review of each investment decision, and comprehensive risk assessments of the overall portfolio.

As of March 31, 2014, we held 133 individual fixed maturity and 10 individual equity securities in unrealized loss positions. As of March 31, 2013, we held 39 individual fixed maturity and three individual equity securities in unrealized loss positions. The increase in the number of fixed maturity securities in unrealized loss positions was primarily due to changes in bond yields and the related impact on market prices. We do not intend to sell the investments that were in an unrealized loss position at March 31, 2014 and we believe that it is more likely than not that we will be able to hold these securities until full recovery of their amortized cost basis for fixed maturity securities or cost for equity securities, although we can give no assurances.

At March 31, 2014 and March 31, 2013, respectively, based on management's quarterly review, none of our fixed maturity or equity securities were deemed to be other than temporarily impaired. Please see the Note, "Investments" in the Notes to Consolidated Financial Statements included in this Form 10-Q, for additional information.

Cash Flows
We monitor cash flows at the consolidated, holding company, and subsidiary levels on a monthly basis, using trend and variance analysis to project future cash needs, with adjustments made as needed. The following table presents our consolidated cash flows:

(in thousands)	For the Three Months Ended March 31,
Cash provided by (used in):	2014	2013
Operating activities	$(9,891)	$(1,295)
Investing activities	(10,020)	(1,844)
Financing activities	9,204	2,269
Net change in cash and cash equivalents	$(10,707)	$(870)

Our Consolidated Statements of Cash Flows for the three months ended March 31, 2013 includes the cash flows from Bliss and Glennon and eReinsure. Our Consolidated Balance Sheets as of December 31, 2013 reflect Bliss and Glennon and eReinsure as discontinued operations.

Operating Activities
Net cash used in operating activities was $9.9 million for the three months ended March 31, 2014 compared to $1.3 million for the three months ended March 31, 2013. The increase was primarily attributable to the payments of discontinued operations liabilities. Also affecting this increase were the payment of taxes and payments associated with other assets.

Investing Activities
Net cash used in investing activities was $10.0 million for the three months ended March 31, 2014 compared to $1.8 million for the three months ended March 31, 2013. The increase in net cash used in investing activities was primarily attributable to issuance of additional notes receivable, net of collections, under the South Bay premium financing program, and the cash proceeds received in the prior year quarter for payoff of the $6.1 million related party note receivable, which was not repeated in 2014. In addition, during 2014, there was a lower level of net cash used in net investment portfolio activity, compared to the same period in 2013.

Financing Activities
Net cash provided by financing activities was $9.2 million for the three months ended March 31, 2014 compared to $2.3 million for the three months ended March 31, 2013. The increase in 2014 primarily reflected a greater change in the utilization of our credit facilities during the quarter, compared to the prior year quarter. The increase in 2014 was partially offset by distributions to the non-controlling interest partners at ProtectCELL, which did not occur in the 2013 period.

Contractual Obligations and Other Commitments
We have obligations and commitments to third parties as a result of our operations. Our contractual obligations and commitments, as of March 31, 2014, have not changed materially from those disclosed in our 2013 Form 10-K. For a discussion of our contractual obligations and other commitments, please see Part II, Item 7. "Management's Discussion and Analysis of Financial Condition and Results of Operations," contained in our 2013 Form 10-K.

Annex F-36

Off-Balance Sheet Arrangements
We do not have any off-balance sheet arrangements that are reasonably likely to have a material effect on our financial condition, results of operations, liquidity or capital resources.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Our markets risks, as of March 31, 2014, have not changed materially from those disclosed in our 2013 Form 10-K. For a discussion of our exposure to market risk, please see Part II, Item 7A. "Quantitative and Qualitative Disclosures about Market Risk," contained our 2013 Form 10-K.

ITEM 4. CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures
Under the supervision and with the participation of management, including our Chief Executive Officer and Chief Financial Officer, we have evaluated the effectiveness of the design and operation of our disclosure controls and procedures, as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as of March 31, 2014. Based on this evaluation, management, including our Chief Executive Officer and Chief Financial Officer, concluded that our disclosure controls and procedures were effective as of March 31, 2014.

Changes in Internal Control Over Financial Reporting
Management, including our Chief Executive Officer and Chief Financial Officer, identified no change in our internal control over financial reporting that occurred during the quarter ended March 31, 2014, that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

Inherent Limitations of Disclosure Controls and Procedures and Internal Control Over Financial Reporting
Our management, including our Chief Executive Officer and Chief Financial Officer, does not expect that our disclosure controls and internal controls will prevent or detect all errors and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within Fortegra have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple errors or mistakes. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by our management override of the controls. The design of any system of controls also is based in part upon certain assumptions about the likelihood of future events. There can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Over time, a control may become inadequate because of changes in conditions or the degree of compliance with the policies or procedures may deteriorate. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

Chief Executive Officer and Chief Financial Officer Certifications
Exhibits 31.1 and 31.2 are the Certifications of our Chief Executive Officer and Chief Financial Officer, respectively, required in accordance with Section 302 of the Sarbanes-Oxley Act of 2002 (the "Section 302 Certifications"). The "Evaluation of Disclosure Controls and Procedures" in this ITEM 4 is the "Evaluation" referred to in the Section 302 Certifications, and accordingly, the above information should be read in conjunction with the Section 302 Certifications for a more complete understanding of the topics presented.

PART II - OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

The information set forth in the "Contingencies" section of the Note, "Commitments and Contingencies" of the Notes to Consolidated Financial Statements in ITEM 1 of this Form 10-Q is incorporated herein by reference.

ITEM 1A. RISK FACTORS

The following are certain risks that management believes are specific to our business. This should not be viewed as an all-inclusive list of risks or as a presentation of the risk factors in any particular order. You should carefully consider the risks described below, together with the other information contained in this Form 10-Q and in our other filings with the SEC when evaluating our Company. Should any of the events discussed in the risk factors below occur, our business, results of operations or financial condition could be materially affected. Additional risks unknown at this time, or risks we currently deem immaterial, may also impact our financial condition, results of operations or cash flows.

Annex F-37

Risks Related to our Business and Industries
General economic and financial market conditions may have a material adverse effect on the business, results of operations, cash flows and financial condition of our business.
General economic and financial market conditions, including the availability and cost of credit, the loss of consumer confidence, reduction in consumer or business spending, inflation, unemployment, energy costs and geopolitical issues, have contributed to increased uncertainty and volatility as well as diminished expectations for the U.S. economy and the financial markets. These conditions could materially and adversely affect our business. Adverse economic and financial market conditions could result in:

•
a reduction in the demand for, and availability of, consumer credit, which could result in reduced demand by consumers for our products and our clients opting to no longer make such products available;

•	higher than anticipated loss ratios on our products due to rising unemployment or disability claims;

•	higher risk of increased fraudulent claims;

•	individuals terminating loans or canceling credit insurance policies, thereby reducing our revenues;

•	a reduction in the demand for consumer warranty service contracts, service contract offerings, mobile device protection and motor club memberships;

•	individuals terminating warranty service contracts, service contracts, mobile device protection contracts or motor club memberships, thereby reducing our revenues;

•
our clients being more likely to experience financial distress or declare bankruptcy or liquidation, which could have an adverse impact on demand for our services and products and the remittance of premiums from such customers, as well as the collection of receivables from such clients for items such as unearned premiums, commissions or related accounts receivable, which could make the collection of receivables from our clients more difficult;

•	increased pricing sensitivity or reduced demand for our services and products;

•	increased costs associated with, or the inability to obtain, debt financing to fund acquisitions or the expansion of our business; and

•	defaults in our fixed income investment portfolio or lower than anticipated rates of return as a result of low interest rate environments.

If we are unable to successfully anticipate changing economic or financial market conditions, we may be unable to effectively plan for or respond to such changes, and our business, results of operations, financial condition and cash flows could be materially and adversely affected.

We face significant competitive pressures in our business, which could materially and adversely affect our business, results of operations, financial condition and cash flows.
Competition in our business is based on many factors, including price, industry knowledge, quality of client service, our ability to efficiently administer claims, the effectiveness of our sales force, technology platforms and processes, the security and integrity of our information systems, the financial strength ratings of our insurance company subsidiaries, office locations, breadth of services and products and brand recognition and reputation. Some competitors may offer a broader array of services and products, may have a greater diversity of distribution resources, may have better brand recognition, may have lower cost structures or, with respect to insurers, may have higher financial strength or claims paying ratings. Some competitors also have larger client bases than we do. In addition, new competitors could enter our markets in the future, and existing competitors may gain strength by forging new business relationships. The competitive landscape in which our business operates is described below.

We compete with insurance companies, financial institutions, extended service plan providers, membership plan providers, wireless carriers and other insurance and warranty service providers. Our principal competitors include The Warranty Group, American National Insurance Company, Assurant, Inc., Asurion Corporation, eSecuritel Holdings, LLC, Global Warranty Group, LLC, Securian Financial Group, The Plateau Group, Inc. and smaller regional companies. As a result of state and federal regulatory developments and changes in prior years, certain financial institutions are able to offer debt cancellation plans and are also able to affiliate with other insurance companies in order to offer services similar to ours. This has resulted in new competitors, some of whom have significant financial resources, entering some of our markets. As competitors gain experience with payment protection and warranty programs, their reliance on our services and products may diminish.

We expect competition to intensify, which may result in lower prices and volumes, higher personnel and sales and marketing costs, increased technology expenditures and lower profitability. We may not be able to supply clients with services or products that they deem superior and at competitive prices and we may lose business to our competitors. If we are unable to compete effectively, it would have a material adverse effect on our business, results of operations, financial condition and cash flows.

Our results of operations may fluctuate significantly, which makes our future results of operations difficult to predict. If our results of operations fall below expectations, the price of our common stock could decline.
Our annual and quarterly results of operations have fluctuated in the past and may fluctuate significantly in the future due to a variety of factors, many of which are beyond our control. In addition, our expenses as a percentage of revenues may be significantly different

Annex F-38

than our historical rates. As a result, comparing our results of operations on a period-to-period basis may not be meaningful. Factors that may cause our results of operations to fluctuate from period-to-period include:

•	demand for our services and products;

•	the length of our sales cycle;

•	the amount of sales to new clients;

•	the timing of implementations of our services and products with new clients;

•	seasonality;

•	the timing of acquisitions;

•	competitive factors;

•	prevailing interest rates;

•	pricing changes by us or our competitors;

•	transaction volumes in our clients' businesses;

•	the introduction of new services and products by us and our competitors;

•	changes in strategic partnerships;

•	changes in regulatory and accounting standards; and

•	our ability to control costs.

In addition, our revenues may vary depending on the level of consumer activity and the success of our clients in selling products.

Our results of operations could be materially and adversely affected if we fail to retain our existing clients, cannot sell additional services and products to our existing clients, do not introduce new or enhanced services and products or are not able to attract and retain new clients.
Our revenue and revenue growth are dependent on our ability to retain clients, to sell those clients additional services and products, to introduce new services and products and to attract new clients. Our ability to increase revenues will depend on a variety of factors, including:

•	the quality and perceived value of our product and service offerings by existing and prospective clients;

•	the effectiveness of our sales and marketing efforts;

•	the successful installation and implementation of our services and products for new and existing clients;

•	availability of capital to complete investments in new or complementary products, services and technologies;

•	the availability of adequate reinsurance for us and our clients, including the ability of our clients to form, capitalize and operate captive reinsurance companies;

•	our ability to find suitable acquisition candidates, successfully complete such acquisitions and effectively integrate such acquisitions;

•	our ability to integrate technology into our services and products to avoid obsolescence and provide scalability;

•	the reliability, execution and accuracy of our services; and

•	client willingness to accept any price increases for our services and products.

In addition, we are subject to risks of losing clients due to consolidation in the markets we serve. Our inability to retain existing clients, sell additional services and products, or successfully develop and implement new and enhanced services and products and attract new clients, and accordingly, increase our revenues, could have a material adverse effect on our results of operations.

We typically face a long selling cycle to secure new clients as well as long implementation periods that require significant resource commitments, which result in a long lead time before we receive revenues from new client relationships.
The industries in which we compete generally consist of mature businesses and markets and the companies that participate in these industries have well-established business operations, systems and relationships. Accordingly, our business typically faces a long selling cycle to secure a new client. Even if we are successful in obtaining a new client engagement, it is generally followed by a long implementation period in which the services are planned in detail and we demonstrate to the client that we can successfully integrate our processes and resources with their operations. We also typically negotiate and enter into a contractual relationship with the new client during this period. There is then a long implementation period in order to commence providing the services.

We typically incur significant business development expenses during the selling cycle. We may not succeed in winning a new client's business, in which case we receive no revenues and may receive no reimbursement for such expenses. Even if we succeed in developing a relationship with a potential client and begin to plan the services in detail, such potential client may choose a competitor or decide to retain the work in-house prior to the time a final contract is signed. If we enter into a contract with a client, we will typically receive no revenues until implementation actually begins. In addition, a significant portion of our revenue is based upon the success of our clients' marketing programs, which may not generate the transaction volume we anticipate. Our clients may also experience delays in obtaining internal approvals or delays associated with technology or system implementations, thereby further lengthening the implementation cycle. If we are not successful in obtaining contractual commitments after the selling cycle, in maintaining contractual commitments after the implementation cycle or in maintaining or reducing the duration of unprofitable initial periods in our contracts, it may have a material adverse effect on our business, results of operations and financial condition. Furthermore, the time and effort

Annex F-39

required to complete the implementation phases of new contracts makes it difficult to accurately predict the timing of revenues from new clients as well as our costs.

Acquisitions are a significant part of our growth strategy and we may not be successful in identifying suitable acquisition candidates, completing such acquisitions or integrating the acquired businesses, which could have a material adverse effect on our business, results of operations, financial condition and growth.
Historically, acquisitions have played a significant role in our expansion into new markets and in the growth of some of our operations. Acquiring complementary businesses is a significant component of our growth strategy. Accordingly, we frequently evaluate possible acquisition targets for our business. However, we may not be able to identify suitable acquisitions, and such transactions may not be able to be financed and completed on acceptable terms. We may incur significant expenses in evaluating and completing such acquisitions. Furthermore, any future acquisitions may not be successful. In addition, we may be competing with larger competitors with substantially greater resources for acquisition targets. Any deficiencies in the process of integrating companies we may acquire could have a material adverse effect on our results of operations and financial condition. Acquisitions entail a number of risks including, among other things:

•	failure to achieve anticipated revenues, earnings or cash flows;

•	increased expenses;

•	diversion of management time and attention;

•	failure to retain the acquired business' customers or personnel;

•	difficulties in realizing projected efficiencies;

•	ability to realize synergies and cost savings;

•	difficulties in integrating systems and personnel; and

•	inaccurate assessment of liabilities.

Our failure to adequately address these acquisition risks could have a material adverse effect on our business, results of operations, financial condition and growth. Future acquisitions may reduce our cash resources available to fund our operations and capital expenditures and could result in increased amortization expense related to any intangible assets acquired, potentially dilutive issuances of equity securities or the incurrence of debt, which could increase our interest expense.

We may lose clients or business as a result of consolidation within the financial services industry.
There has been considerable consolidation in the financial services industry, driven primarily by the acquisition of small and mid-size organizations by larger entities. We expect this trend to continue. We may lose business or suffer decreased revenues if one or more of our significant clients or distributors consolidate or align themselves with other companies. To date, our business has not been materially affected by consolidation. However, we may be affected by industry consolidation that occurs in the future, particularly if any of our significant clients are acquired by organizations that already possess the operations, services and products that we provide.

Our ability to implement and execute our strategic plans may not be successful and, accordingly, we may not be successful in achieving our strategic goals, which may materially and adversely affect our business.
We may not be successful in developing and implementing our strategic plans for our business or the operational plans that have been or need to be developed to implement these strategic plans. If the development or implementation of such plans is not successful, we may not produce the revenue, margins, earnings or synergies that we need to be successful. We may also face delays or difficulties in implementing service, product, process and system improvements, which could adversely affect the timing or effectiveness of margin improvement efforts in our business and our ability to successfully compete in the markets we serve. The execution of our strategic and operating plans will, to some extent, also be dependent on external factors that we cannot control. In addition, these strategic and operational plans need to continue to be assessed and reassessed to meet the challenges and needs of our business in order for us to remain competitive. The failure to implement and execute our strategic and operating plans in a timely manner or at all, realize the cost savings or other benefits or improvements associated with such plans, have financial resources to fund the costs associated with such plans or incur costs in excess of anticipated amounts, or sufficiently assess and reassess these plans could have a material and adverse effect on our business or results of operations.

We may not effectively manage our growth, which could materially harm our business.
The growth of our business has placed and may continue to place significant demands on our management, personnel, systems and resources. To manage our growth, we must continue to improve our operational and financial systems and managerial controls and procedures, and we will need to continue to expand, train and manage our personnel. We must also maintain close coordination among our technology, compliance, legal, risk management, accounting, finance, marketing and sales organizations. We may not manage our growth effectively, and if we fail to do so, our business could be materially and adversely harmed.

If we continue to grow, we may be required to increase our investment in facilities, personnel and financial and management systems and controls. Continued growth, especially in connection with expansion into new business lines, may also require expansion of our procedures for monitoring and assuring our compliance with applicable regulations and that we recruit, integrate, train and manage a growing employee base. The expansion of our existing business, our expansion into new businesses and the resulting growth of our employee base increase our need for internal audit and monitoring processes that are more extensive and broader in scope than those

Annex F-40

we have historically required. We may not be successful in implementing all of the processes that are necessary. Further, unless our growth results in an increase in our revenues that is proportionate to the increase in our costs associated with this growth, our operating margins and profitability will be materially and adversely affected.

As a holding company, we depend on the ability of our subsidiaries to transfer funds to us to pay dividends and to meet our obligations.
We act as a holding company for our subsidiaries and do not have any significant operations of our own. Dividends from our subsidiaries are our principal sources of cash to meet our obligations and pay dividends, if any, on our common stock. These obligations include our operating expenses and interest and principal payments on our current and any future borrowings. The agreements governing our credit facilities restrict our subsidiaries' ability to pay dividends or otherwise transfer cash to us. Under our credit facility, our subsidiaries are permitted to make distributions to us if no default or event of default has occurred and is continuing at the time of such distribution. If the cash we receive from our subsidiaries pursuant to dividends or otherwise is insufficient for us to fund any of these obligations, or if a subsidiary is unable to pay dividends to us, we may be required to raise cash through the incurrence of additional debt, the issuance of additional equity or the sale of assets.

The payment of dividends and other distributions to us by each of the regulated insurance company subsidiaries is regulated by insurance laws and regulations of the states in which they operate. In general, dividends in excess of prescribed limits are deemed "extraordinary" and require insurance regulatory approval. Ordinary dividends, for which no regulatory approval is generally required, are limited to amounts determined by a formula, which varies by state. Some states have an additional stipulation that dividends may only be paid out of earned surplus. States also regulate transactions between our insurance company subsidiaries and our other subsidiaries, such as those relating to the shared services, and in some instances, require prior approval of such transactions within the holding company structure. If insurance regulators determine that payment of an ordinary dividend or any other payments by our insurance company subsidiaries to us (such as payments for employee or other services) would be adverse to policyholders or creditors, the regulators may block or otherwise restrict such payments that would otherwise be permitted without prior approval. In addition, there could be future regulatory actions restricting the ability of our insurance company subsidiaries to pay dividends or share services. Please see the Note, "Statutory Reporting and Insurance Company Subsidiaries Dividend Restrictions," in the Notes to Consolidated Financial Statements included in ITEM 1 of this Form 10-Q for additional information relating to dividend restrictions for our insurance company subsidiaries.

Our success is dependent upon the retention and acquisition of talented people and the skills and abilities of our management team and key personnel.
Our business depends on the efforts, abilities and expertise of our senior executives, particularly our Chairman, President and Chief Executive Officer, Richard S. Kahlbaugh, and our other key personnel. Mr. Kahlbaugh and our other senior executives are important to our success because they have been instrumental in setting our strategic direction, operating our business, identifying, recruiting and training key personnel, maintaining relationships with our clients, and identifying business opportunities. The loss of one or more of these executives or other key individuals could impair our business and development until qualified replacements are found. We may not be able to replace these individuals quickly or with persons of equal experience and capabilities. Although we have employment agreements with certain of these individuals, we cannot prevent them from terminating their employment with us. In addition, our non-compete agreements with such individuals may not be enforced by the courts. We do not maintain key man life insurance policies on any of our executive officers except for Mr. Kahlbaugh. If we are unable to attract and retain talented employees, it could have a material adverse effect on our business, operating results and financial condition.

We may need to raise additional capital in the future, but there is no assurance that such capital will be available on a timely basis, on acceptable terms or at all.
We may need to raise additional funds in order to grow our business or fund our strategy or acquisitions. Additional financing may not be available in sufficient amounts or on terms acceptable to us and may be dilutive to existing stockholders if raised through additional equity offerings. A significant portion of our funding is under our existing credit facility, which matures in August 2017. Additionally, any securities issued to raise such funds may have rights, preferences and privileges senior to those of our existing stockholders. If adequate funds are not available on a timely basis or on acceptable terms, our ability to expand, develop or enhance our services and products, enter new markets, consummate acquisitions or respond to competitive pressures could be materially limited.

Risks Related to Our Products and Services
Our products and services rely on independent financial institutions, lenders and retailers for distribution, and the loss of these distribution sources, or the failure of our distribution sources to sell our products could materially and adversely affect our business and results of operations.
We distribute our products and services through financial institutions, lenders and retailers. Although our contracts with these clients are typically exclusive, they can be canceled on relatively short notice. In addition, the distributors typically do not have any minimum performance or sales requirements and our revenue is dependent on the level of business conducted by the distributor as well as the effectiveness of their sales efforts, each of which is beyond our control. The impairment of our distribution relationships, the loss of a significant number of our distribution relationships, the failure to establish new distribution relationships, the failure to offer increasingly competitive products, the increase in sales of competitors' services and products by these distributors or the decline in their overall business activity or the effectiveness of their sales of our products could materially reduce our sales and revenues. Also, our growth is

Annex F-41

dependent in part on our ability to identify, attract and retain new distribution relationships and successfully implement our information systems with those of our new distributors.

Reinsurance may not be available or adequate to protect us against losses, and we are subject to the credit risk of reinsurers.
As part of our overall risk and capacity management strategy for our insurance products, we purchase reinsurance for a substantial portion of the risks underwritten through third party reinsurance companies. Market conditions beyond our control determine the availability and cost of the reinsurance protection we seek to renew or purchase. States also could impose restrictions on these reinsurance arrangements, such as requiring our insurance company subsidiaries to retain a minimum amount of underwriting risk, which could affect our profitability and results of operations. Reinsurance for certain types of catastrophes generally could become unavailable or prohibitively expensive. Such changes could substantially increase our exposure to the risk of significant losses from natural or man-made catastrophes and could hinder our ability to write future business.

Although the reinsurer is liable to the respective insurance company subsidiary to the extent of the ceded reinsurance, the insurance company remains liable to the insured as the direct insurer on all risks reinsured. Ceded reinsurance arrangements, therefore, do not eliminate the obligations of our insurance company subsidiaries to pay claims. While the captive reinsurance companies owned by our clients are generally required to maintain trust accounts with sufficient assets to cover the reinsurance liabilities and we manage these trust accounts on behalf of these reinsurance companies, we are subject to credit risk with respect to our ability to recover amounts due from reinsurers. The inability to collect amounts due from reinsurers could have a material adverse effect on our results of operations and financial condition.

Our reinsurance facilities are generally subject to annual renewal. We may not be able to maintain our current reinsurance facilities and our clients may not be able to continue to operate their captive reinsurance companies. As a result, even where highly desirable or necessary, we may not be able to obtain other reinsurance facilities in adequate amounts and at favorable rates. If we are unable to renew our expiring facilities or to obtain or structure new reinsurance facilities, either our net exposures would increase or, if we are unwilling to bear an increase in net exposures, we may have to reduce the level of our underwriting commitments. Either of these potential developments could have a material adverse effect on our results of operations and financial condition.

Due to the structure of some of our commissions, we are exposed to risks related to the creditworthiness of some of our agents.
We are subject to the credit risk of some of the agents with which we contract to sell our products and services. We typically advance agents' commissions as part of our product offerings. These advances are a percentage of the premium charged. If we over-advance such commissions to agents, they may not be able to fulfill their payback obligations, which could have a material adverse effect on our results of operations and financial condition.

A downgrade in the ratings of our insurance company subsidiaries may materially and adversely affect relationships with clients and adversely affect our results of operations.
Claims paying ability and financial strength ratings are each a factor in establishing the competitive position of our insurance company subsidiaries. A ratings downgrade, or the potential for such a downgrade, could, among other things, materially and adversely affect relationships with clients, brokers and other distributors of our services and products, thereby negatively impacting our results of operations, and materially and adversely affect our ability to compete in our markets. Rating agencies can be expected to continue to monitor our financial strength and claims paying ability, and no assurances can be given that future ratings downgrades will not occur, whether due to changes in our performance, changes in rating agencies' industry views or ratings methodologies, or a combination of such factors.

Our actual claims losses may exceed our reserves for claims, which may require us to establish additional reserves that may materially and adversely reduce our business, results of operations and financial condition.
We maintain reserves to cover our estimated ultimate exposure for claims with respect to reported claims and incurred but not reported claims as of the end of each accounting period. Reserves, whether calculated under accounting principles generally accepted in the United States or statutory accounting principles, do not represent an exact calculation of exposure. Instead, they represent our best estimates, generally involving actuarial projections, of the ultimate settlement and administration costs for a claim or group of claims, based on our assessment of facts and circumstances known at the time of calculation. The adequacy of reserves will be impacted by future trends in claims severity, frequency, judicial theories of liability and other factors. These variables are affected by external factors such as changes in the economic cycle, unemployment, changes in the social perception of the value of work, emerging medical perceptions regarding physiological or psychological causes of disability, emerging health issues, new methods of treatment or accommodation, inflation, judicial trends, legislative changes, as well as changes in claims handling procedures. Many of these items are not directly quantifiable, particularly on a prospective basis. Reserve estimates are refined as experience develops. Adjustments to reserves, both positive and negative, are reflected in the statement of income of the period in which such estimates are updated. Because the establishment of reserves is an inherently uncertain process involving estimates of future losses, we can give no assurances that ultimate losses will not exceed existing claims reserves. In general, future loss development could require reserves to be increased, which could have a material adverse effect on our business, results of operations and financial condition.

Annex F-42

Our investment portfolio is subject to several risks that may diminish the fair value of our invested assets and cash and may materially and adversely affect our business and profitability.
Investment returns are an important part of our overall profitability and significant interest rate fluctuations, or prolonged periods of low interest rates, could impair our profitability. Interest rates are highly sensitive to many factors, including governmental monetary policies, domestic and international economic and political conditions and other factors beyond our control. We have a significant portion of our investments in cash and highly liquid short-term investments. Accordingly, during prolonged periods of declining or low market interest rates, such as those we have been experiencing since 2008, the interest we receive on such investments decreases and affects our profitability. In addition, certain factors affecting our business, such as volatility of claims experience, could force us to liquidate securities prior to maturity, causing us to incur capital losses. If we do not structure our investment portfolio so that it is appropriately matched with our insurance liabilities, we may be forced to liquidate investments prior to maturity at a significant loss to cover such liabilities.

The fair value of the fixed maturity securities in our portfolio and the investment income from these securities fluctuate depending on general economic and market conditions. Because all of our fixed maturity securities are classified as available for sale, changes in the fair value of these securities are reflected on our Consolidated Balance Sheets. The fair value generally increases or decreases in an inverse relationship with fluctuations in interest rates, while net investment income realized by us from future investments in fixed maturity securities will generally increase or decrease with interest rates. In addition, actual net investment income and/or cash flows from investments that carry prepayment risk may differ from those anticipated at the time of investment as a result of interest rate fluctuations.

We employ asset/liability management strategies to reduce the adverse effects of interest rate volatility and to increase the likelihood that cash flows are available to pay claims as they become due. Our asset/liability management strategies may fail to eliminate or reduce the adverse effects of interest rate volatility, and significant fluctuations in the level of interest rates may therefore have a material adverse effect on our results of operations and financial condition.

We are subject to credit risk in our investment portfolio, primarily from our investments in corporate bonds, preferred securities and municipal bonds. Defaults by third parties in the payment or performance of their obligations could reduce our investment income and realized investment gains or result in the recognition of investment losses. The fair value of our investments may be materially and adversely affected by increases in interest rates, downgrades in the corporate bonds included in the portfolio and by other factors that may result in the recognition of other-than-temporary impairments. Each of these events may cause us to reduce the fair value of our investment portfolio.

Further, the fair value of any particular fixed maturity security is subject to impairment based on the creditworthiness of a given issuer. Our fixed maturity portfolio may include below investment grade securities (rated "BB" or lower by nationally recognized securities rating organizations). These investments generally provide higher expected returns, but present greater risk and can be less liquid than investment grade securities. A significant increase in defaults and impairments on our fixed maturity investment portfolio could have a material adverse effect on our results of operations and financial condition.

Risks Related to Regulatory and Legal Matters
We are subject to extensive governmental laws and regulations, which increase our costs and could restrict the conduct of our business.
Our operations are subject to extensive regulation and supervision in the jurisdictions in which we do business. Such regulation or compliance could reduce our profitability or limit our growth by increasing the costs of compliance, limiting or restricting the products or services we sell, or the methods by which we sell our services and products, or subjecting our business to the possibility of regulatory actions or proceedings. In all jurisdictions, the applicable laws and regulations are subject to amendment or interpretation by regulatory authorities. Generally, such authorities have broad discretion to grant, renew or revoke licenses and approvals and to implement new regulations. We may be precluded or temporarily suspended from carrying on some or all of our activities or otherwise fined or penalized in any jurisdiction in which we operate. We can give no assurances that our business can continue to be conducted in each jurisdiction as we have in the past. Such regulation is generally designed to protect the interests of policyholders. To that end, the laws of the various states establish insurance departments and other regulatory agencies with broad powers with respect to matters, such as:

•	licensing and authorizing companies and agents to transact business;

•	regulating capital and surplus and dividend requirements;

•	regulating underwriting limitations;

•	regulating the ability of companies to enter and exit markets;

•	imposing statutory accounting requirements and annual statement disclosures;

•	approving changes in control of insurance companies;

•	regulating premium rates, including the ability to increase or maintain premium rates;

•	regulating trade billing and claims practices;

•	regulating certain transactions between affiliates;

•	regulating reinsurance arrangements, including the balance sheet credit that may be taken by the ceding or direct insurer;

Annex F-43

•	mandating certain terms and conditions of coverage and benefits;

•	regulating the content of disclosures to consumers;

•	regulating the type, amounts and valuation of investments;

•	mandating assessments or other surcharges for guaranty funds and the ability to recover such assessments in the future through premium increases;

•	regulating market conduct and sales practices of insurers and agents, including compensation arrangements; and

•	regulating a variety of other financial and non-financial components of an insurer's business.

Our non-insurance products and certain aspects of our insurance products are subject to various other federal and state regulations, including state and federal consumer protection, privacy and other laws.

An insurer's ability to write new business is partly a function of its statutory surplus. Maintaining appropriate levels of surplus as measured by statutory accounting principles is considered important by insurance regulatory authorities and the private agencies that rate insurers' claims-paying abilities and financial strength. Failure to maintain certain levels of statutory surplus could result in increased regulatory scrutiny, a downgrade by rating agencies or enforcement action by regulatory authorities.

We may be unable to maintain all required licenses and approvals and, despite our best efforts, our business may not fully comply with the wide variety of applicable laws and regulations or the relevant regulators' interpretations of such laws and regulations. Also, some regulatory authorities have relatively broad discretion to grant, renew or revoke licenses and approvals or to limit or restrain operations in their jurisdiction. If we do not have the requisite licenses and approvals or do not comply with applicable regulatory requirements, the insurance regulatory authorities could preclude or temporarily suspend us from operating, limit some or all of our activities or financially penalize us. These types of actions could have a material adverse effect on our results of operations and financial condition.

Failure to protect our clients' confidential information and privacy could result in the loss of our reputation and customers, reduction in our profitability and subject us to fines, penalties and litigation and adversely affect our results of operations and financial condition.
We retain confidential information in our information systems, and we are subject to a variety of privacy regulations and confidentiality obligations. For example, some of our activities are subject to the privacy regulations of the Gramm-Leach-Bliley Act. We also have contractual obligations to protect confidential information we obtain from our clients. These obligations generally require us, in accordance with applicable laws, to protect such information to the same extent that we protect our own confidential information. We have implemented physical, administrative and logical security systems with the intent of maintaining the physical security of our facilities and systems and protecting our clients' and their customers' confidential information and personally-identifiable information against unauthorized access through our information systems or by other electronic transmission or through misdirection, theft or loss of data. Despite such efforts, we may be subject to a breach of our security systems that results in unauthorized access to our facilities and/or the information we are trying to protect. Anyone who is able to circumvent our security measures and penetrate our information systems could access, view, misappropriate, alter or delete any information in the systems, including personally identifiable customer information and proprietary business information. In addition, most states require that customers be notified if a security breach results in the disclosure of personally-identifiable customer information. Any compromise of the security of our information systems that results in inappropriate disclosure of such information could result in, among other things, unfavorable publicity and damage to our reputation, governmental inquiry and oversight, difficulty in marketing our services, loss of clients, significant civil and criminal liability and the incurrence of significant technical, legal and other expenses, any of which may have a material adverse effect on our results of operations and financial condition.

Changes in regulation may adversely affect our business, results of operations and financial condition and limit our growth.
Legislation or other regulatory reform that increases the regulatory requirements imposed on us or that changes the way we are able to do business may significantly harm our business or results of operations in the future. If we were unable for any reason to comply with these requirements, our noncompliance could result in substantial costs to us and may have a material adverse effect on our results of operations and financial condition. Legislative or regulatory changes that could significantly harm us and our subsidiaries include, but are not limited to:

•	prohibiting our clients from providing debt cancellation policies or offering other ancillary products;

•	prohibiting insurers from fronting captive reinsurance arrangements;

•	placing or reducing interest rate caps on the consumer finance products our clients offer or including voluntary products in the annual percentage rate calculation;

•	limitations or imposed reductions on premium levels or the ability to raise premiums on existing policies;

•	increases in minimum capital, reserves and other financial viability requirements;

•	impositions of increased fines, taxes or other penalties for improper licensing, the failure to promptly pay claims, however defined, or other regulatory violations;

•	increased licensing requirements;

•	restrictions on the ability to offer certain types of products;

•	new or different disclosure requirements on certain types of products; and

•	imposition of new or different requirements for coverage determinations.

Annex F-44

In recent years, the state insurance regulatory framework has come under increased federal scrutiny and some state legislatures have considered or enacted laws that may alter or increase state authority to regulate insurance companies and insurance holding companies. Further, the NAIC and state insurance regulators are re-examining existing laws and regulations, specifically focusing on modifications to holding company regulations, interpretations of existing laws and the development of new laws and regulations. Additionally, there have been attempts by the NAIC and several states to limit the use of discretionary clauses in policy forms. The elimination of discretionary clauses could increase our product costs. New interpretations of existing laws and the passage of new legislation may harm our ability to sell new services and products and increase our claims exposure on policies we issued previously. In addition, the NAIC's proposed expansion of the Market Conduct Annual Statement could increase the likelihood of examinations of insurance companies operating in niche markets. Court decisions that impact the insurance industry could result in the release of previously protected confidential and privileged information by departments of insurance, which could increase the risk of litigation.

Traditionally, the U.S. federal government has not directly regulated the business of insurance. However, federal legislation and administrative policies in several areas can significantly and adversely affect insurance companies. These areas include financial services regulation, securities regulation, privacy, tort reform legislation and taxation. For example, the Dodd-Frank Act provides for the enhanced federal supervision of financial institutions, including insurance companies in certain circumstances, and financial activities that represent a systemic risk to financial stability or the U.S. economy.

Under the Dodd-Frank Act, the Federal Insurance Office was established within the U.S. Treasury Department to monitor all aspects of the insurance industry and its authority would likely extend to all lines of insurance that our insurance company subsidiaries write. The director of the Federal Insurance Office serves in an advisory capacity to the Financial Stability Oversight Council and has the ability to recommend that an insurance company or an insurance holding company be subject to heightened prudential standards by the Federal Reserve, if it is determined that financial distress at the company could pose a threat to the financial stability of the U.S. economy. The Dodd-Frank Act also provides for the preemption of state laws when inconsistent with certain international agreements and would streamline the regulation of reinsurance and surplus lines insurance. At this time, we cannot assess whether any other proposed legislation or regulatory changes will be adopted, or what impact, if any, the Dodd-Frank Act or any other legislation or changes could have on our results of operations, financial condition or liquidity.

With regard to our payment protection products, there are federal and state laws and regulations that govern the disclosures related to lenders' sales of those products. Our ability to offer and administer those products on behalf of financial institutions is dependent upon their continued ability to sell those products. To the extent that federal or state laws or regulations change to restrict or prohibit the sale of these products, our revenues would be adversely affected. The Dodd-Frank Act created a new Consumer Financial Protection Bureau ("CFPB") designed to add new regulatory oversight for the sales practices of these products. Recently, the CFPB's enforcement actions have resulted in large refunds and civil penalties against financial institutions in connection with their marketing of payment protection and other products. Due to such regulatory actions, some lenders may reduce their sales and marketing of payment protection and other ancillary products, which may adversely affect our revenues. The full impact of the CFPB's oversight is unpredictable and has not yet been realized fully.

Further, in a time of financial uncertainty or a prolonged economic downturn, regulators may choose to adopt more restrictive insurance laws and regulations. For example, insurance regulators may choose to restrict the ability of insurance company subsidiaries to make payments to their parent companies or reject rate increases due to the economic environment.

With respect to the property and casualty insurance policies we underwrite, federal legislative proposals regarding National Catastrophe Insurance, if adopted, could reduce the business need for some of the related products we provide. Additionally, as the U.S. Congress continues to respond to the recent housing foreclosure crisis, it could enact legislation placing additional barriers on creditor-placed insurance.

In recent years, several large organizations became subjects of intense public scrutiny due to high-profile data security breaches involving sensitive financial and health information. These events focused national attention on identity theft and the duty of organizations to notify impacted consumers in the event of a data security breach. Existing legislation in most states requires customer notification in the event of a data security breach. In addition, some states are adopting laws and regulations requiring minimum information security practices with respect to the collection and storage of personally-identifiable consumer data, and several bills before Congress contain provisions directed to national information security standards and breach notification requirements. Several significant legal, operational and reputational risks exist with regard to a data breach and customer notification. A breach of data security requiring public notification can result in regulatory fines, penalties or sanctions, civil lawsuits, loss of reputation, loss of clients and reduction of our profitability.

Our business is subject to risks related to litigation and regulatory actions.
We may be materially and adversely affected by judgments, settlements, unanticipated costs or other effects of legal and administrative proceedings now pending or that may be instituted in the future, or from investigations by regulatory bodies or administrative agencies. From time to time, we have had inquiries from regulatory bodies and administrative agencies relating to the operation of our business. Such inquiries may result in various audits, reviews and investigations. An adverse outcome of any investigation by, or other inquiries

Annex F-45

from, such bodies or agencies could have a material adverse effect on us and result in the institution of administrative or civil proceedings, sanctions and the payment of fines and penalties, changes in personnel, and increased review and scrutiny of us by our clients, regulatory authorities, potential litigants, the media and others.

In particular, our insurance operations and certain of our membership and warranty operations are subject to comprehensive regulation and oversight by insurance departments in jurisdictions in which we do business. These insurance departments have broad administrative powers with respect to all aspects of the insurance business and, in particular, monitor the manner in which an insurance company offers, sells and administers its products. Therefore, we may from time to time be subject to a variety of legal and regulatory actions relating to our current and past business operations, including, but not limited to:

•	disputes over coverage or claims adjudication;

•	disputes over claim payment amounts and compliance with individual state regulatory requirements;

•	disputes regarding sales practices, disclosures, premium refunds, licensing, regulatory compliance, underwriting and compensation arrangements;

•	disputes with taxation and insurance authorities regarding our tax liabilities;

•	periodic examinations of compliance with applicable federal and state laws; and

•
industry-wide investigations regarding business practices including, but not limited to, the use of finite reinsurance and the marketing and refunding of insurance policies or certificates of insurance.

The prevalence and outcomes of any such actions cannot be predicted, and such actions or any litigation may have a material adverse effect on our results of operations and financial condition. In addition, if we were to experience difficulties with our relationship with a regulatory body in a given jurisdiction, it could have a material adverse effect on our ability to do business in that jurisdiction.

In addition, plaintiffs continue to bring new types of legal claims against insurance and related companies. Current and future court decisions and legislative activity may increase our exposure to these types of claims. Multi-party or class action claims may present additional exposure to substantial economic, non-economic and/or punitive damage awards. The success of even one of these claims, if it resulted in a significant damage award or a detrimental judicial ruling, could have a material adverse effect on our results of operations and financial condition. This risk of potential liability may make reasonable settlements of claims more difficult to obtain. We cannot determine with any certainty what new theories of liability or recovery may evolve or what their impact may be on our business.

We cannot predict at this time the effect that current litigation, investigations and regulatory activity will have on the industries in which we operate or our business. In light of the regulatory and judicial environments in which we operate, we will likely become subject to further investigations and lawsuits from time to time in the future. Our involvement in any investigations and lawsuits would cause us to incur legal and other costs and, if we were found to have violated any laws, we could be required to pay fines and damages, perhaps in material amounts. In addition, we could be materially and adversely affected by the negative publicity for the insurance and other financial services industries related to any such proceedings and by any new industry-wide regulations or practices that may result from any such proceedings.

Our cash and cash equivalents could be adversely affected if the financial institutions with which our cash and cash equivalents are deposited fail.
We maintain cash and cash equivalents with major third party financial institutions, including interest-bearing money market accounts. In the United States, these accounts were fully insured by the Federal Deposit Insurance Corporation ("FDIC") regardless of account balance through the Transaction Account Guarantee ("TAG") program created by Section 343 of the Dodd-Frank Act. The expiration of the TAG program on December 31, 2012, caused the FDIC's standard insurance limit of $250,000 per depositor per institution to be reimposed on January 1, 2013. Thus, our accounts containing cash and cash equivalents may exceed the FDIC's standard $250,000 insurance limit from time to time.

We may be subject to assertions that taxes must be collected based on sales and use of our services in various states, which could expose us to liability and cause material harm to our business, financial condition and results of operations.
Whether sales of our services are subject to state sales and use taxes is uncertain, due in part to the nature of our services and the relationships through which our services are offered, as well as changing state laws and interpretations of those laws. One or more states may seek to impose sales or use tax or other tax collection obligations on us, whether based on sales by us or our resellers or clients, including for past sales. A successful assertion that we should be collecting sales or other related taxes on our services could result in substantial tax liabilities for past sales, discourage customers from purchasing our services, discourage clients from offering or billing for our services, or otherwise cause material harm to our business, financial condition and results of operations.

Annex F-46

Risks Related to Our Indebtedness
Our indebtedness may limit our financial and operating activities and may materially and adversely affect our ability to incur additional debt to fund future needs.
Our debt service obligations vary annually based on the amount of our indebtedness and the associated fixed and floating interest rates. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Liquidity and Capital Resources - Liquidity" in this Form 10-Q, regarding the amount of outstanding debt and our annual debt service. Although we believe that our current cash flows will be sufficient to cover our annual interest expense, any increase in our indebtedness or any decline in the amount of cash available to service our indebtedness increases the possibility that we could not pay, when due, the principal of, interest on or other amounts due with respect to our indebtedness. In addition, our indebtedness and any future indebtedness we may incur could:

•
make it more difficult for us to satisfy our obligations with respect to our indebtedness, including financial and other restrictive covenants, which could result in an event of default under the agreements governing our indebtedness;

•	make us more vulnerable to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation;

•
require us to dedicate a substantial portion of our cash flows from operations to payments on our indebtedness, thereby reducing the availability of our cash flows to fund working capital, capital expenditures, acquisitions and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to competitors that have less debt; and

•	limit our ability to borrow additional amounts for working capital, capital expenditures, acquisitions, debt service requirements, execution of our business strategy or other purposes.

Any of the above-listed factors could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Increases in interest rates could increase interest payable under our variable rate indebtedness.
We are subject to interest rate risk in connection with our variable rate indebtedness. See "QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK - Interest Rate Risk" in our 2013 Form 10-K, regarding our interest rate risk and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Liquidity and Capital Resources - Liquidity" in this Report, regarding the amount of outstanding variable rate debt. Interest rate changes could increase the amount of our interest payments and thus negatively impact our future earnings and cash flows. If we do not have sufficient earnings, we may be required to refinance all or part of our existing debt, sell assets, borrow more money or sell more securities, none of which we can guarantee we will be able to do.

We may enter into hedging transactions that may become ineffective which adversely impact our financial condition.
Part of our interest rate risk strategy involves entering into hedging transactions to mitigate the risk of variable interest rate instruments by converting the variable interest rate to a fixed interest rate. Each hedging item must be regularly evaluated for hedge effectiveness. If it is determined that a hedging transaction is ineffective, we may be required to record losses reflected in our results of operations which could adversely impact our financial condition.

Despite our indebtedness levels, we and our subsidiaries may still be able to incur more indebtedness, which could further exacerbate the risks related to our indebtedness described above.
We and our subsidiaries may be able to incur substantial additional indebtedness in the future subject to the limitations contained in the agreements governing our indebtedness. If we or our subsidiaries incur additional debt, the risks that we and they now face as a result of our indebtedness could intensify.

Restrictive covenants in the agreements governing our indebtedness may restrict our ability to pursue our business strategies.
The agreements governing our indebtedness contain a number of restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to pursue our business strategies or undertake actions that may be in our best interests. The agreements governing our indebtedness include covenants restricting, among other things, our ability to:

•	incur or guarantee additional debt;

•	incur liens;

•	complete mergers, consolidations and dissolutions;

•	sell certain of our assets that have been pledged as collateral; and

•	undergo a change in control.

Our assets have been pledged to secure some of our existing indebtedness.
Our credit facility, entered into in August 2012, with Wells Fargo Bank, N.A. is secured by substantially all of our property and assets and property and assets owned by LOTS Intermediate Co. and certain of our subsidiaries that act as guarantors of our existing indebtedness. Such assets include the stock of LOTS Intermediate Co. and the right, title and interest of the borrowers and each guarantor in their respective material real estate property, fixtures, accounts, equipment, investment property, inventory, instruments, general

Annex F-47

intangibles, intellectual property, money, cash or cash equivalents, software and other assets and, in each case, the proceeds thereof, subject to certain exceptions. In the event of a default under our indebtedness, the lender could foreclose against the assets securing such obligations. A foreclosure on these assets would have a material adverse effect on our business, financial condition, results of operations and cash flows.

Risks Related to Our Technology and Intellectual Property
Our information systems may fail or their security may be compromised, which could damage our business and materially and adversely affect our results of operations and financial condition.
Our business is highly dependent upon the effective operation of our information systems and our ability to store, retrieve, process and manage significant databases and expand and upgrade our information systems. We rely on these systems throughout our business for a variety of functions, including marketing and selling our products and services, performing our services, managing our operations, processing claims and applications, providing information to clients, performing actuarial analyses and maintaining financial records. The interruption or loss of our information processing capabilities through the loss of stored data, programming errors, the breakdown or malfunctioning of computer equipment or software systems, telecommunications failure or damage caused by weather or natural disasters or any other significant disruptions could harm our business, ability to generate revenues, client relationships, competitive position and reputation. Although we have additional data processing locations in Jacksonville, Florida and Atlanta, Georgia, disaster recovery procedures and insurance to protect against certain contingencies, such measures may not be effective or insurance may not continue to be available at reasonable prices, to cover all such losses or be sufficient to compensate us for the loss of business that may result from any failure of our information systems. In addition, our information systems may be vulnerable to physical or electronic intrusions, computer viruses or other attacks which could disable our information systems and our security measures may not prevent such attacks. The failure of our systems as a result of any security breaches, intrusions or attacks could cause significant interruptions to our operations, which could result in a material adverse effect on our business, results of operations and financial condition.

The failure to effectively maintain and modernize our systems to keep up with technological advances could materially and adversely affect our business.
Our business is dependent upon our ability to ensure that our information systems keep up with technological advances. Our ability to keep our systems integrated with those of our clients is critical to the success of our business. If we do not effectively maintain our systems and update them to address technological advancements, our relationships and ability to do business with our clients may be materially and adversely affected. Our business depends significantly on effective information systems, and we have many different information systems utilized to conduct our business. We must commit significant resources to maintain and enhance existing information systems and develop new systems that allow us to keep pace with continuing changes in information processing technology, evolving industry, regulatory and legal standards and changing client preferences. A failure to maintain effective and efficient information systems, or a failure to efficiently and effectively consolidate our information systems and eliminate redundant or obsolete applications, could have a material adverse effect on our results of operations and financial condition or our ability to do business in particular jurisdictions. If we do not effectively maintain adequate systems, we could experience adverse consequences, including:

•	the inability to effectively market and price our services and products and make underwriting and reserving decisions;

•	the loss of existing clients;

•	difficulty attracting new clients;

•	regulatory problems, such as a failure to meet prompt payment obligations;

•	internal control problems;

•	exposure to litigation;

•	security breaches resulting in loss of data; and

•	increases in administrative expenses.

Our success will depend, in part, on our ability to protect our intellectual property rights and our ability not to infringe upon the intellectual property rights of third parties.
The success of our business will depend, in part, on preserving our trade secrets, maintaining the security of our know-how and data and operating without infringing upon patents and proprietary rights held by third parties. Failure to protect, monitor and control the use of our intellectual property rights could cause us to lose a competitive advantage and incur significant expenses. We rely on a combination of contractual provisions, confidentiality procedures and copyright, trademark, service mark and trade secret laws to protect the proprietary aspects of our brands, technology and data. These legal measures afford only limited protection, and competitors or others may gain access to our intellectual property and proprietary information.

Our trade secrets, data and know-how could be subject to unauthorized use, misappropriation, or disclosure. Our trademarks could be challenged, forcing us to re-brand our services or products, resulting in loss of brand recognition and requiring us to devote resources to advertising and marketing new brands or licensing. If we are found to have infringed upon the intellectual property rights of third parties, we may be subject to injunctive relief restricting our use of affected elements of intellectual property used in the business, or we may be required to, among other things, pay royalties or enter into licensing agreements in order to obtain the rights to use necessary technologies, which may not be possible on commercially reasonable terms, or we may be required to redesign our systems, which may not be feasible.

Annex F-48

Furthermore, litigation may be necessary to enforce our intellectual property rights to protect our trade secrets and to determine the validity and scope of our proprietary rights. The intellectual property laws and other statutory and contractual arrangements we currently depend upon may not provide sufficient protection in the future to prevent the infringement, use or misappropriation of our trademarks, data, technology and other services and products. Policing unauthorized use of intellectual property rights can be difficult and expensive, and adequate remedies may not be available. Any future litigation, regardless of outcome, could result in substantial expense and diversion of resources with no assurance of success and could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

Risks Related to Our Common Stock
There may not be an active, liquid trading market for our common stock.
Prior to our Initial Public Offering, there had been no public market for shares of our common stock. The trading activity in our securities is relatively low and our company has a relatively small public float.  We cannot predict the extent to which investor interest in our Company will continue to maintain an active and liquid trading market. If an active trading market in our common stock does not continue, you may have difficulty selling shares of our common stock that you own or purchase.

As a public company, we are subject to additional financial and other reporting and corporate governance requirements that may be difficult for us to satisfy.
We are required to file with the SEC, annual and quarterly information and other reports that are specified in the Exchange Act. We are required to ensure that we have the ability to prepare financial statements that are fully compliant with all SEC reporting requirements on a timely basis. We are subject to other reporting and corporate governance requirements, including the requirements of the NYSE and certain provisions of the Sarbanes-Oxley Act of 2002 ("SOX") and the regulations promulgated thereunder, which impose significant compliance obligations upon us. Should we fail to comply with these rules and regulations we may face de-listing from the NYSE and face disciplinary actions from the SEC, which may adversely affect our stock price.

If our internal controls are found to be ineffective, our financial results or our stock price may be adversely affected.
Our most recent evaluation resulted in our conclusion that as of March 31, 2014, we were in compliance with Section 404 of SOX and our internal control over financial reporting was effective. We believe that we currently have adequate internal control procedures in place for future periods; however, if our internal control over financial reporting is found to be ineffective or if we identify a material weakness in our financial reporting, investors may lose confidence in the reliability of our financial statements, which may adversely affect our financial results or our stock price.

Our principal stockholder has substantial control over us.
Affiliates of Summit Partners collectively and beneficially own approximately 62.1% of our outstanding common stock at March 31, 2014. As a consequence, Summit Partners or its affiliates continue to be able to exert a significant degree of influence or actual control over our management and affairs and matters requiring stockholder approval, including the election of directors, a merger, consolidation or sale of all or substantially all of our assets, and any other significant transaction. The interests of this stockholder may not always coincide with our interests or the interests of our other stockholders. For instance, this concentration of ownership may have the effect of delaying or preventing a change in control of us otherwise favored by our other stockholders and could depress our stock price.

We expect that our stock price will fluctuate significantly, which could cause a decline in the stock price, and holders of our common stock may not be able to resell shares at or above the cost of such shares.
Securities markets worldwide have experienced, and are likely to continue to experience, significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could reduce the market price of our common stock regardless of our operating performance. The trading price of our common stock may be volatile and subject to wide price fluctuations in response to various factors, including:

•	market conditions in the broader stock market;

•	actual or anticipated fluctuations in our quarterly financial and operating results;

•	introduction of new products or services by us or our competitors;

•	issuance of new or changed securities analysts' reports or recommendations;

•	investor perceptions of us and the industries in which we operate;

•	sales, or anticipated sales, of large blocks of our stock;

•	additions or departures of key personnel;

•	regulatory or political developments;

•	litigation and governmental investigations; and

•	changing economic conditions.
These and other factors may cause the market price and demand for our common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of common stock and may otherwise negatively affect the liquidity of our common stock. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have sometimes instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we

Annex F-49

could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management from our business, which could significantly harm our results of operations and reputation.

If a substantial number of shares become available for sale and are sold in a short period of time, the market price of our common stock could decline.
At March 31, 2014, we had 21,258,799 shares of common stock issued, including shares held in treasury, with our directors, executive officers and affiliates holding a significant majority of these shares. If our stockholders sell substantial amounts of our common stock in the public market, the market price of our common stock could decrease significantly. The perception in the public market that our existing stockholders might sell shares of common stock could also depress the market price of our common stock. A decline in the market price of our common stock might impede our ability to raise capital through the issuance of additional shares of our common stock or other equity securities.

If securities or industry analysts do not publish research or reports about our business, publish research or reports containing negative information about our business, adversely change their recommendations regarding our stock or if our results of operations do not meet their expectations, our stock price and trading volume could decline.
The trading market for our common stock is influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of these analysts cease coverage of our Company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if one or more of the analysts who cover us downgrade our stock, or if our results of operations do not meet their expectations, our stock price could decline.

Some provisions of Delaware law and our amended and restated certificate of incorporation and bylaws may deter third parties from acquiring us and diminish the value of our common stock.
Our amended and restated certificate of incorporation and bylaws provide for, among other things:

•	restrictions on the ability of our stockholders to call a special meeting and the business that can be conducted at such meeting;

•	restrictions on the ability of our stockholders to remove a director or fill a vacancy on the Board of Directors;

•	our ability to issue preferred stock with terms that the Board of Directors may determine, without stockholder approval;

•	the absence of cumulative voting in the election of directors;

•	a prohibition of action by written consent of stockholders unless such action is recommended by all directors then in office; and

•	advance notice requirements for stockholder proposals and nominations.
These provisions in our amended and restated certificate of incorporation and bylaws may discourage, delay or prevent a transaction involving a change in control of the Company that is in the best interest of our non-controlling stockholders. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if they are viewed as discouraging future takeover attempts.

Applicable insurance laws may make it difficult to effect a change in control of us.
State insurance regulatory laws contain provisions that require advance approval, by the state insurance commissioner, of any change in control of an insurance company that is domiciled, or, in some cases, having such substantial business that it is deemed to be commercially domiciled, in that state. We own, directly or indirectly, all of the shares of stock of insurance companies domiciled in California, Delaware, Georgia and Louisiana, and 85% of the shares of stock of an insurance company domiciled in Kentucky. Because any purchaser of shares of our common stock representing 10% or more of the voting power of the capital stock of Fortegra generally will be presumed to have acquired control of these insurance company subsidiaries, the insurance change in control laws of California, Delaware, Georgia, Louisiana and Kentucky would apply to such a transaction.

In addition, the laws of many states contain provisions requiring pre-notification to state agencies prior to any change in control of a non-domestic insurance company subsidiary that transacts business in that state. While these pre-notification statutes do not authorize the state agency to disapprove the change in control, they do authorize issuance of cease and desist orders with respect to the non-domestic insurer if it is determined that conditions, such as undue market concentration, would result from the change in control.

These laws may discourage potential acquisition proposals and may delay, deter or prevent a change of control of the Company, including through transactions, and in particular unsolicited transactions, that some or all of our stockholders might consider to be desirable.

We do not anticipate paying any cash dividends for the foreseeable future.
We currently intend to retain our future earnings, if any, for the foreseeable future, to repay indebtedness and for general corporate purposes. We do not intend to pay any dividends for the foreseeable future to holders of our common stock. As a result, capital appreciation in the price of our common stock, if any, will be your only source of gain on an investment in our common stock.

Annex F-50

ITEM 2. UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

(a) Not Applicable.

(b) Not Applicable.

(c) Issuer Purchases of Equity Securities

As of March 31, 2014, Fortegra had a share repurchase plan, which allows the Company to purchase up to $15.0 million of the Company's common stock from time to time through open market or private transactions. The Board of Directors approved a $10.0 million share repurchase plan in November 2011 and increased the size of the plan by $5.0 million in August 2013. The share repurchase plan has no expiration date and provides for shares to be repurchased for general corporate purposes, which may include serving as a resource for funding potential acquisitions and employee benefit plans. The timing, price and quantity of purchases are at our discretion, and the plan may be discontinued or suspended at any time. There were no repurchases during the first quarter of 2014.

The following table shows Fortegra's share repurchase plan activity for the three months ended March 31, 2014:

Period			Total Number of Shares Purchased	Average Price Paid Per Share	Total Number of Shares Purchased as Part of Publicly Announced Plan	Maximum Approximate Dollar Value of Shares that May Yet Be Purchased Under the Plan
Balance at December 31, 2013					1,179,634	$7,167,376
January 1, 2014	to	January 31, 2014	—	$—	—	7,167,376
February 1, 2014	to	February 28, 2014	—	—	—	7,167,376
March 1, 2014	to	March 31, 2014	—	—	—	7,167,376
Total			—	$—	1,179,634

ITEM 3. DEFAULTS UPON SENIOR SECURITIES

None.

ITEM 4. MINE SAFETY DISCLOSURES

Not applicable.

ITEM 5. OTHER INFORMATION

None.

ITEM 6. EXHIBITS

See the Exhibit Index following the signature page of this Form 10-Q for a list of exhibits filed with, furnished with or incorporated by reference into this Form 10-Q.

Annex F-51

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Fortegra Financial Corporation
Date:	May 14, 2014	By:	/s/ Richard S. Kahlbaugh
Richard S. Kahlbaugh
Chairman, President and Chief Executive Officer
(Duly authorized officer)

Date:	May 14, 2014	By:	/s/ Walter P. Mascherin
Walter P. Mascherin
Executive Vice President and Chief Financial Officer
(Duly authorized officer and Principal Financial and Accounting Officer)

Annex F-52

EXHIBIT INDEX
		Incorporated by Reference
Exhibit Number	Description of Exhibits	Form	File Number	Date Filed	Original Exhibit Number	Filed Herewith	Furnished Herewith

2.1	Agreement and Plan of Merger, dated as of March 7, 2007, by and among Summit Partners Private Equity Fund VII-A, L.P., Summit Partners Private Equity Fund VII-B, L.P., Summit Subordinated Debt Fund III-A, L.P., Summit Subordinated Debt Fund III-B, L.P., Summit Investors VI, L.P., LOS Acquisition Co., the Signing Stockholders and Life of the South Corporation and N.G. Houston III, as Stockholder Representative.	S-1	333-169550	9/23/2010	2.1
2.2	First Amendment to Merger Agreement, dated as of June 20, 2007 by and among Summit Partners Private Equity Fund VII-A, L.P., Summit Partners Private Equity Fund VII-B, L.P., Summit Subordinated Debt Fund III-A, L.P., Summit Subordinated Debt Fund III-B, L.P., Summit Investors VI, L.P., LOS Acquisition Co., the Signing Stockholders, and Life of the South Corporation and N.G. Houston, III, as Stockholder Representative.	S-1	333-169550	9/23/2010	2.2
2.3	Stock Purchase Agreement, dated as of April 15, 2009, by and among Willis HRH, Inc., Bliss and Glennon, Inc., LOTS Intermediate Co., Willis North America Inc. and Fortegra Financial Corporation.	S-1	333-169550	9/23/2010	2.3
2.4	Agreement and Plan of Merger, dated March 3, 2011 by and among eReinsure.com, Inc., a Delaware corporation, Alpine Acquisition Sub., Inc., a Delaware corporation, and Century Capital Partners III, L.P., as Agent solely for the purposes of Section 10.02, and LOTS Intermediate Co., a Delaware corporation.	8-K	001-35009	3/7/2011	2.1
2.5	Stock Purchase Agreement, dated December 2, 2013, by and among Fortegra Financial Corporation, a Delaware corporation, LOTS Intermediate Co., a Delaware corporation, Bliss and Glennon, Inc., a California corporation, eReinsure.com, Inc., a Delaware corporation, and AmWINS Holdings, LLC, a North Carolina limited liability company.	8-K	001-35009	1/7/2014	2.1
3.1	Third Amended and Restated Certificate of Incorporation of Fortegra Financial Corporation.	S-1/A	333-169550	12/13/2010	3.3
3.2	Amended and Restated Bylaws of Fortegra Financial Corporation.	S-1/A	333-169550	11/29/2010	3.4
4.1	Form of Common Stock Certificate.	S-1/A	333-169550	12/13/2010	4.1
4.2	Stockholders Agreement, dated as of March 7, 2007, among Life of the South Corporation (together with its successors), the Rollover Stockholders (as defined therein), Employee Stockholders (as defined therein) and Investors (as defined therein).	S-1/A	333-169550	10/29/2010	4.2
10.1	Indenture, dated as of June 20, 2007, between LOTS Intermediate Co. and Wilmington Trust Company.	S-1	333-169550	9/23/2010	10.1
10.2	Form of Fixed/Floating Rate Senior Debenture (included in Exhibit 10.1).	S-1	333-169550	9/23/2010	10.2
10.3	Form of Fortegra Financial Corporation Director Indemnification Agreement for John R. Carroll and J.J. Kardwell.	S-1/A	333-169550	11/29/2010	10.18
10.4	Form of Fortegra Financial Corporation Director Indemnification Agreement for Francis M. Colalucci, Frank P. Filipps, Arun Maheshwari, Ted W. Rollins and Sean S. Sweeney.	S-1/A	333-169550	11/29/2010	10.19
10.5	Form of Fortegra Financial Corporation Officer Indemnification Agreement.	S-1/A	333-169550	12/3/2010	10.20
10.6	Form of Indemnity Agreement between Fortegra Financial Corporation, as Indemnitor, and the executive officers serving as plan committee members for the Fortegra Financial Corporation 401(k) Savings Plan, as Indemnitees.	S-1/A	333-169550	10/29/2010	10.21
10.7*	Executive Employment and Non-Competition Agreement, dated as of March 7, 2007, by and between Life of the South Corporation and Richard S. Kahlbaugh.	S-1/A	333-169550	12/3/2010	10.22
10.7.1*	Amendment No. 1 to Executive Employment and Non-Competition Agreement, dated as of November 1, 2010, by and between Fortegra Financial Corporation and Richard S. Kahlbaugh.	S-1/A	333-169550	12/3/2010	10.22.1
10.8*	Executive Employment and Non-Competition Agreement, dated as of October 1, 2010, by and between Fortegra Financial Corporation and Walter P. Mascherin.	S-1/A	333-169550	12/3/2010	10.27
10.9*	Life of the South Corporation 2005 Equity Incentive Plan.	S-1/A	333-169550	10/29/2010	10.28

Annex F-53

EXHIBIT INDEX
		Incorporated by Reference
Exhibit Number	Description of Exhibits	Form	File Number	Date Filed	Original Exhibit Number	Filed Herewith	Furnished Herewith

10.10*	1995 Key Employee Stock Option Plan.	S-1/A	333-169550	10/29/2010	10.29
10.11*	Stock Option Agreement by and between Life of the South Corporation and Richard S. Kahlbaugh, dated as of November 18, 2005, as amended on March 7, 2007 and June 20, 2007.	S-1/A	333-169550	11/16/2010	10.30
10.12*	Stock Option Agreement by and between Life of the South Corporation and Richard Kahlbaugh, dated as of October 25, 2007.	S-1/A	333-169550	11/16/2010	10.31
10.13*	2010 Omnibus Incentive Plan.	S-1/A	333-169550	12/3/2010	10.32
10.14*	Employee Stock Purchase Plan.	S-1/A	333-169550	12/3/2010	10.33
10.15*	Deferred Compensation Agreement, dated January 1, 2006, between Life of the South Corporation and Richard S. Kahlbaugh.	S-1/A	333-169550	10/29/2010	10.35
10.16*	Form of Restricted Stock Award Agreement for Directors.	S-1/A	333-169550	12/3/2010	10.47
10.16.1*	Amended - Form of Restricted Stock Award Agreement for Directors, effective February 2013.	10-K	001-35009	4/1/2013	10.26.1
10.17*	Form of Restricted Stock Award Agreement for Employees.	S-1/A	333-169550	12/3/2010	10.48
10.17.1*	Amended - Form of Restricted Stock Award Agreement for Employees, effective February 18, 2013.	10-Q	001-35009	5/15/2013	10.27.1
10.18*	Form of Restricted Stock Award Agreement (Bonus Pool).	S-1/A	333-169550	12/3/2010	10.49
10.19*	Form of Nonqualified Stock Option Award Agreement.	S-1/A	333-169550	12/3/2010	10.50
10.19.1*	Amended - Form of Nonqualified Stock Option Award Agreement, effective February 18, 2013.	10-Q	001-35009	5/15/2013	10.29.1
10.20*	Executive Employment and Non-Competition Agreement, dated as of January 1, 2009, by and between Fortegra Financial Corporation and Joseph McCaw.	10-Q	001-35009	5/15/2012	10.39
10.21	Credit Agreement, dated August 2, 2012, as amended by amendment to Credit Agreement, dated October 4, 2013, among Fortegra Financial Corporation and LOTS Intermediate Co., as Borrowers; the initial Lenders named therein; Wells Fargo Bank, N.A., as Administrative Agent, Swingline Lender, and Issuing Lender; Wells Fargo Securities, LLC, as Bookrunner and Joint Lead Arranger; and Synovus Bank as Joint Lead Arranger and Syndication Agent. (Conformed Copy).	10-Q	001-35009	11/14/2013	10.34
10.21.1	Second Amendment to the Credit Agreement, dated April 11, 2014, by and among Fortegra Financial Corporation and LOTS Intermediate Co., as Borrowers; the Subsidiaries (as defined in the Credit Agreement) party thereto, each of the Lenders (as defined in the Credit Agreement) and Wells Fargo Bank, National Association, as administrative agent.	8-K	001-35009	4/16/2014	10.1
10.22	Subsidiary Guaranty Agreement, dated August 2, 2012, among certain subsidiaries, as Guarantors, of Fortegra Financial Corporation and LOTS Intermediate Co., as Borrowers, and Wells Fargo Bank, N.A., as Administrative Agent, and each of the Guaranteed Parties.	8-K	001-35009	8/7/2012	10.2
10.23	Pledge Agreement, dated August 2, 2012, by Fortegra Financial Corporation and LOTSoluntions, Inc., as Pledgors, and Wells Fargo Bank, N.A., as Administrative Agent for its benefit and the benefit of other Lenders.	8-K	001-35009	8/7/2012	10.3
10.24	Security Agreement, dated August 2, 2012, among Fortegra Financial Corporation, LOTS Intermediate Co. and certain of its subsidiaries, as Grantors, and Wells Fargo Bank, N.A., as Administrative Agent for its benefit and the benefit of the Secured Creditors.	8-K	001-35009	8/7/2012	10.4
10.24.1
Security Agreement Joinder, dated April 11, 2014, to the Security Agreement dated as of August 2, 2012, by and among Fortegra Financial Corporation and LOTS Intermediate Co., as Borrowers, certain subsidiaries of the Borrowers, as Grantors, and Wells Fargo Bank, N.A., as Administrative Agent for its benefit and the benefit of the Secured Creditors.
						X
10.25	Trademark Security Agreement, dated August 2, 2012, among the Fortegra Financial Corporation, LOTSolutions, Inc., Pacific Benefits Group Northwest, L.L.C., eReinsure.com, Inc., as Grantors, and Wells Fargo Bank, N.A., as Administrative Agent and Grantee, for the benefit of the Secured Creditors.	8-K	001-35009	8/7/2012	10.5
10.26*	2013 Executive Annual Incentive Plan.	10-Q	001-35009	8/14/2013	10.41
10.27*	Quarterly Incentive Plan.	10-Q	001-35009	8/14/2013	10.42

Annex F-54

EXHIBIT INDEX
Incorporated by Reference
Exhibit Number	Description of Exhibits	Form	File Number	Date Filed	Original Exhibit Number	Filed Herewith	Furnished Herewith

10.28*	Executive Employment and Non-Competition Agreement, dated as of March 6, 2007, by and between Life of the South Corporation and W. Dale Bullard.	S-1/A	333-169550	11/29/2010	10.25
10.29*	Amended and Restated Deferred Compensation Agreement, dated May 1, 2005, by and between Life of the South Corporation and W. Dale Bullard.	S-1/A	333-169550	10/29/2010	10.34
10.30*	Long Term Incentive Plan.					X
10.31*	2014 Executive Annual Incentive Plan.					X
11.1	Statement Regarding Computation of Per Share Earnings (incorporated by reference to Notes to Consolidated Financial Statements in PART I, ITEM 1 of this Quarterly Report on Form 10-Q).					X
31.1	Rule 13a-14(a)/15d-14(a) Certification of Chief Executive Officer.					X
31.2	Rule 13a-14(a)/15d-14(a) Certification of Chief Financial Officer.					X
32	Certification pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.						X
101.INS	XBRL Instance Document.					X
101.SCH	XBRL Taxonomy Extension Schema Document.					X
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document.					X
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document.					X
101.LAB	XBRL Taxonomy Extension Label Linkbase Document.					X
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document.					X
*	Management contract or compensatory plan or arrangement.

Annex F-55

Exhibit 31.1

SECTION 302 CERTIFICATION FOR THE CHIEF EXECUTIVE OFFICER
I, Richard S. Kahlbaugh, certify that:
1. I have reviewed this Report on Form 10-Q of Fortegra Financial Corporation (Registrant);
2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;
3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the Registrant as of, and for, the periods presented in this report;
4. The Registrant's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the Registrant and have:
(a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;
(b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;
(c) Evaluated the effectiveness of the Registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and
(d) Disclosed in this report any change in the Registrant's internal control over financial reporting that occurred during the Registrant's most recent fiscal quarter (the Registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the Registrant's internal control over financial reporting; and
5. The Registrant's other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the Registrant's auditors and the audit committee of the Registrant's board of directors (or persons performing the equivalent functions):
(a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Registrant's ability to record, process, summarize and report financial information; and
(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the Registrant's internal control over financial reporting.

Date:	May 14, 2014	/s/ Richard S. Kahlbaugh
Richard S. Kahlbaugh
Chairman, President and Chief Executive Officer

Annex F-56

Exhibit 31.2

SECTION 302 CERTIFICATION FOR THE CHIEF FINANCIAL OFFICER
I, Walter P. Mascherin, certify that:
1. I have reviewed this Report on Form 10-Q of Fortegra Financial Corporation (Registrant);
2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;
3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the Registrant as of, and for, the periods presented in this report;
4. The Registrant's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the Registrant and have:
(a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;
(b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;
(c) Evaluated the effectiveness of the Registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and
(d) Disclosed in this report any change in the Registrant's internal control over financial reporting that occurred during the Registrant's most recent fiscal quarter (the Registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the Registrant's internal control over financial reporting; and
5. The Registrant's other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the Registrant's auditors and the audit committee of the Registrant's board of directors (or persons performing the equivalent functions):
(a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Registrant's ability to record, process, summarize and report financial information; and
(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the Registrant's internal control over financial reporting.

Date:	May 14, 2014	/s/ Walter P. Mascherin
Walter P. Mascherin
Executive Vice President and Chief Financial Officer

Annex F-57

Exhibit 32

CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350
AS ADOPTED PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Fortegra Financial Corporation on Form 10-Q for the three months ended March 31, 2014, as filed with the Securities and Exchange Commission on the date hereof (the "Report"), each of the undersigned, in the capacity and on the date indicated below, hereby certifies pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that to his knowledge:

1. The Report fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934, as amended; and

2. The information contained in the Report fairly presents, in all material respects, the financial condition and results of operation of Fortegra Financial Corporation as of the dates and for the periods expressed in the Report.

Date:	May 14, 2014	By:	/s/ Richard S. Kahlbaugh
Richard S. Kahlbaugh
Chairman, President and Chief Executive Officer

Date:	May 14, 2014	By:	/s/ Walter P. Mascherin
Walter P. Mascherin
Executive Vice President and Chief Financial Officer

A signed original of this written statement required by Rule 13a-14(b) of the Securities Exchange Act of 1934 and 18 U.S.C. Section 1350 has been provided to the Registrant and will be retained by the Registrant and furnished to the Securities and Exchange Commission or its staff upon request.

This certification accompanies the Report to which it relates, is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference into any filing of the Registrant under the Securities Act of 1933 or the Securities Exchange Act of 1934 (whether made before or after the date of the Report), irrespective of any general incorporation language contained in such filing.

Annex F-58

Annex G

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 10-Q

(Mark One)
☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended June 30, 2014
OR
☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from ____ to ____

Commission file number 001-35009
Fortegra Financial Corporation
(Exact name of Registrant as specified in its charter)

Delaware	58-1461399
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10151 Deerwood Park Boulevard, Building 100, Suite 330, Jacksonville, FL	32256
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(866) 961-9529

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).Yes ☐ No ☒

The number of outstanding shares of the registrant's Common Stock, $0.01 par value, outstanding as of July 31, 2014 was 20,061,849.

Annex G-1

FORTEGRA FINANCIAL CORPORATION
QUARTERLY REPORT ON FORM 10-Q
JUNE 30, 2014

Annex G-2

FORWARD-LOOKING STATEMENTS

This Quarterly Report on Form 10-Q (this "Form 10-Q") contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which are made in reliance upon the protection provided by such acts for forward-looking statements. Such statements are subject to risks and uncertainties. All statements other than statements of historical fact included in this Form 10-Q are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate," "estimate," "expect," "project,'' "plan," "intend," "believe," "may," "should," "can have," "will," "likely" and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating results or financial performance or other events.

The forward-looking statements contained in this Form 10-Q are based on assumptions that we have made in light of our industry experience and our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you read this Form 10-Q, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond our control) and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. We believe these factors include, but are not limited to, those described under PART I, ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS and PART II, ITEM 1A. RISK FACTORS. Should one or more of these risks or uncertainties materialize, or should any of these assumptions prove incorrect, our actual results may vary materially from those projected in these forward-looking statements.

Any forward-looking statement made by us in this Form 10-Q speaks only as of the date of the filing of this Form 10-Q. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to update any forward-looking statement, whether the result of new information, future developments or otherwise, except as may be required by law.

This Form 10-Q should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2013 ("2013 Form 10-K") along with the Company's other filings with the Securities and Exchange Commission ("SEC").

PART I. FINANCIAL INFORMATION

Unless the context requires otherwise, references in this Form 10-Q to "Fortegra Financial," "Fortegra," "we," "us," "the Company" or similar terms refer to Fortegra Financial Corporation and its subsidiaries.

Annex G-3

ITEM 1. FINANCIAL STATEMENTS

FORTEGRA FINANCIAL CORPORATION
 CONSOLIDATED BALANCE SHEETS (Unaudited)
(All Amounts in Thousands, Except Share and Per Share Amounts)

	At
	June 30, 2014	December 31, 2013
Assets:
Investments:
Fixed maturity securities available-for-sale, at fair value (amortized cost of $144,118 at June 30, 2014 and $133,288 at December 31, 2013)	$144,816	$131,751
Equity securities available-for-sale, at fair value (cost of $7,081 at June 30, 2014 and December 31, 2013, respectively)	6,901	6,198
Short-term investments	871	871
Total investments	152,588	138,820
Cash and cash equivalents	10,657	21,681
Restricted cash	12,279	17,293
Accrued investment income	1,339	1,175
Notes receivable, net	18,297	11,920
Accounts and premiums receivable, net	15,743	18,702
Other receivables	29,941	33,409
Reinsurance receivables	219,074	215,084
Deferred acquisition costs	67,841	78,042
Property and equipment, net	13,133	14,332
Goodwill	73,701	73,701
Other intangible assets, net	46,538	49,173
Other assets	7,820	6,307
Assets of discontinued operations	491	791
Total assets	$669,442	$680,430

Liabilities:
Unpaid claims	$38,549	$34,732
Unearned premiums	258,778	256,380
Policyholder account balances	22,081	23,486
Accrued expenses, accounts payable and other liabilities	46,290	53,035
Income taxes payable	2,722	2,842
Deferred revenue	59,508	76,927
Notes payable	10,979	3,273
Preferred trust securities	35,000	35,000
Deferred income taxes, net	19,288	19,659
Liabilities of discontinued operations	908	8,603
Total liabilities	494,103	513,937
Commitments and Contingencies (Note 17)

Stockholders' Equity:
Preferred stock, par value $0.01; 10,000,000 shares authorized; none issued	—	—
Common stock, par value $0.01; 150,000,000 shares authorized; 21,287,525 and 20,912,853 shares issued at June 30, 2014 and December 31, 2013, respectively, including shares in treasury	213	209
Treasury stock, at cost; 1,224,182 shares at June 30, 2014 and December 31, 2013	(8,014)	(8,014)
Additional paid-in capital	100,121	99,398
Accumulated other comprehensive loss, net of tax	(1,560)	(3,665)
Retained earnings	78,706	72,532
Stockholders' equity before non-controlling interests	169,466	160,460
Non-controlling interests	5,873	6,033
Total stockholders' equity	175,339	166,493
Total liabilities and stockholders' equity	$669,442	$680,430

See accompanying Notes to Consolidated Financial Statements.

Annex G-4

FORTEGRA FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(All Amounts in Thousands, Except Share and Per Share Amounts)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
Revenues:
Service and administrative fees	$42,074	$42,040	$86,042	$80,898
Ceding commissions	11,996	6,957	22,545	14,120
Net investment income	777	746	1,484	1,649
Net realized investment gains	4	1,280	5	1,287
Net earned premium	33,163	33,681	68,091	66,823
Other income	510	243	885	334
Total revenues	88,524	84,947	179,052	165,111

Expenses:
Net losses and loss adjustment expenses	9,877	10,604	20,703	21,139
Member benefit claims	10,511	11,424	21,182	20,790
Commissions	40,842	36,986	80,913	72,348
Personnel costs	9,980	9,508	20,171	20,305
Other operating expenses	8,237	8,364	16,462	16,439
Depreciation and amortization	1,229	1,205	2,478	2,382
Amortization of intangibles	1,318	1,299	2,635	2,767
Interest expense	934	946	1,854	1,799
Loss on note receivable	—	—	1,317	—
(Gain) on sale of subsidiary	—	(402)	—	(402)
Total expenses	82,928	79,934	167,715	157,567
Income from continuing operations before income taxes	5,596	5,013	11,337	7,544
Income taxes - continuing operations	1,718	1,593	3,700	2,075
Income from continuing operations before non-controlling interests	3,878	3,420	7,637	5,469
Discontinued operations:
Income from discontinued operations - net of tax	—	1,207	—	2,469
Discontinued operations - net of tax	—	1,207	—	2,469
Net income before non-controlling interests	3,878	4,627	7,637	7,938
Less: net income attributable to non-controlling interests	602	185	1,463	1,003
Net income attributable to Fortegra Financial Corporation	$3,276	$4,442	$6,174	$6,935

Earnings per share - Basic:
Net income from continuing operations - net of tax	$0.17	$0.17	$0.31	$0.23
Discontinued operations - net of tax	—	0.06	—	0.13
Net income attributable to Fortegra Financial Corporation	$0.17	$0.23	$0.31	$0.36

Earnings per share - Diluted:
Net income from continuing operations - net of tax	$0.16	$0.16	$0.30	$0.22
Discontinued operations - net of tax	—	0.06	—	0.12
Net income attributable to Fortegra Financial Corporation	$0.16	$0.22	$0.30	$0.34

Weighted average common shares outstanding:
Basic	19,745,115	19,540,610	19,698,444	19,548,632
Diluted	20,440,133	20,523,090	20,463,929	20,583,951

See accompanying Notes to Consolidated Financial Statements.

Annex G-5

FORTEGRA FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (Unaudited)
(All Amounts in Thousands)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
Net income before non-controlling interests	$3,878	$4,627	$7,637	$7,938

Other comprehensive income (loss), net of tax:
Unrealized gains (losses) on available-for-sale securities:
Unrealized holding gains (losses) arising during the period	1,568	(3,223)	2,943	(3,274)
Related tax (expense) benefit	(549)	1,128	(1,030)	1,146
Reclassification of (gains) included in net income	(4)	(1,279)	(5)	(1,286)
Related tax expense	2	448	2	450
Unrealized gains (losses) on available-for-sale securities, net of tax	1,017	(2,926)	1,910	(2,964)

Interest rate swap:
Unrealized (loss) gain on interest rate swap	(212)	532	(257)	564
Related tax benefit (expense)	74	(186)	89	(197)
Reclassification of losses included in net income	286	282	568	559
Related tax benefit	(100)	(99)	(199)	(196)
Unrealized gain on interest rate swap, net of tax	48	529	201	730

Other comprehensive income (loss), net of tax	1,065	(2,397)	2,111	(2,234)
Comprehensive income	4,943	2,230	9,748	5,704
Less: comprehensive income attributable to non-controlling interests	605	174	1,469	992
Comprehensive income attributable to Fortegra Financial Corporation	$4,338	$2,056	$8,279	$4,712

See accompanying Notes to Consolidated Financial Statements.

Annex G-6

FORTEGRA FINANCIAL CORPORATION

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (Unaudited)
(All Amounts in Thousands, Except Share Amounts)

	Common Stock		Treasury Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Non-controlling Interests	Total Stockholders' Equity
	Shares	Amount	Shares	Amount
Balance, December 31, 2013	20,912,853	$209	(1,224,182)	$(8,014)	$99,398	$(3,665)	$72,532	$6,033	$166,493
Net income	—	—	—	—	—	—	6,174	1,463	7,637
Other comprehensive income, net of tax	—	—	—	—	—	2,105	—	6	2,111
Distributions to non-controlling interest partners	—	—	—	—	—	—	—	(1,380)	(1,380)
Non-controlling interest attributable to the consolidation of Creative Investigations Recovery Group, LLC	—	—	—	—	—	—	—	(249)	(249)
Stock-based compensation	114,944	2	—	—	611	—	—	—	613
Direct stock awards to employees	264	—	—	—	1	—	—	—	1
Shares issued for the Employee Stock Purchase Plan	18,642	—	—	—	113	—	—	—	113
Options exercised, net of shares surrendered	240,822	2	—	—	(2)	—	—	—	—
Balance, June 30, 2014	21,287,525	$213	(1,224,182)	$(8,014)	$100,121	$(1,560)	$78,706	$5,873	$175,339

See accompanying Notes to Consolidated Financial Statements.

Annex G-7

FORTEGRA FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(All Amounts in Thousands)

	For the Six Months Ended June 30,
	2014	2013
Operating Activities:
Net income attributable to Fortegra Financial Corporation	$6,174	$6,935
Adjustments to reconcile net income to net cash flows (used in) provided by operating activities:
Change in deferred acquisition costs	10,201	(6,359)
Depreciation and amortization	5,113	6,413
Deferred income tax (benefit) - continuing operations	(1,508)	(553)
Deferred income tax expense - discontinued operations	—	369
Net realized investment gains	(5)	(1,287)
Loss on note receivable	1,317	—
Gain on sale of subsidiary	—	(402)
Stock-based compensation expense	613	675
Direct stock awards to employees	1	2
Amortization of premiums and accretion of discounts on investments	885	753
Non-controlling interests	1,463	1,003
Change in allowance for doubtful accounts	(308)	(55)
Changes in operating assets and liabilities, net of the effects of acquisitions and dispositions:
Accrued investment income	(229)	13
Accounts and premiums receivable, net	3,293	(9,750)
Other receivables	3,355	(19,456)
Reinsurance receivables	(3,990)	3,934
Income taxes receivable	—	2,919
Other assets	(1,513)	(525)
Unpaid claims	3,817	(1,483)
Unearned premiums	2,398	(2,488)
Policyholder account balances	(1,405)	(1,183)
Accrued expenses, accounts payable and other liabilities	(6,585)	23,560
Income taxes payable	(120)	203
Deferred revenue	(17,419)	12,727
Change in assets of discontinued operations	300	—
Change in liabilities of discontinued operations	(7,695)	—
Net cash flows (used in) provided by operating activities	(1,847)	15,965
Investing activities:
Proceeds from maturities, calls and prepayments of available-for-sale investments	19,996	4,755
Proceeds from sales of available-for-sale investments	3,804	27,524
Net change in short-term investments	—	251
Purchases of available-for-sale investments	(35,511)	(50,056)
Purchases of property and equipment	(1,281)	(1,892)
Net paid for acquisitions of subsidiaries, net of cash received	20	(2,902)
Sale of subsidiaries, net of cash paid	—	2,180
Net (issuance) from notes receivable	(7,658)	—
Net proceeds from notes receivable	—	260
Net proceeds from related party note receivable	—	6,135
Change in restricted cash	5,014	1,910
Net cash flows (used in) investing activities	(15,616)	(11,835)
Financing activities:
Payments on notes payable	(49,100)	(12,439)
Proceeds from notes payable	56,806	10,500
Net proceeds from exercise of stock options	—	49
Purchase of treasury stock	—	(1,357)
Net proceeds received from stock issued in the Employee Stock Purchase Plan	113	152
Distributions to non-controlling interest partners	(1,380)	(611)
Dividends paid to non-controlling interests	—	(43)
Net cash flows provided by (used in) financing activities	6,439	(3,749)
Net (decrease) increase in cash and cash equivalents	(11,024)	381
Cash and cash equivalents, beginning of period	21,681	15,209
Cash and cash equivalents, end of period	$10,657	$15,590

See accompanying Notes to Consolidated Financial Statements.

Annex G-8

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

Nature of Operations

Fortegra Financial Corporation (references in this Form 10-Q to "Fortegra Financial," "Fortegra," "we," "us," "the Company" or similar terms refer to Fortegra Financial Corporation and its subsidiaries), traded on the New York Stock Exchange under the symbol: FRF, is an insurance services company headquartered in Jacksonville, Florida. Fortegra offers a wide array of revenue enhancing products, including payment protection products, motor club memberships, service contracts, device and warranty services, and administration services, to our business partners, including insurance companies, retailers, dealers, insurance brokers and agents and financial services companies. In 2008, the Company changed its name from Life of the South Corporation to Fortegra Financial Corporation. The Company incorporated in the State of Georgia in 1981 and re-incorporated in the State of Delaware in 2010. The Company generates most of its business through networks of small to mid-sized community and regional banks, small loan companies, independent wireless retailers and automobile dealerships. The Company's subsidiaries (owned 100% directly or indirectly by the Company, unless otherwise noted below) at June 30, 2014, are as follows:

•	4Warranty Corporation ("4Warranty")

•	Auto Knight Motor Club, Inc. ("Auto Knight")

•	Continental Car Club, Inc. ("Continental")

•	CRC Reassurance Company, Ltd. ("CRC") *

•	Digital Leash, LLC, d/b/a ProtectCELL ("ProtectCELL"), 62.4% owned

•	Insurance Company of the South ("ICOTS") *

•	Life of the South Insurance Company ("LOTS") * and its subsidiary, Bankers Life of Louisiana ("Bankers Life") *

•	LOTS Intermediate Co. ("LOTS IM")

•	LOTS Reassurance Company ("LOTS RE") *

•	LOTSolutions, Inc.

•	Lyndon Southern Insurance Company ("Lyndon Southern") *

•	Pacific Benefits Group Northwest, LLC ("PBG")

•	Response Indemnity Company of California ("RICC") *

•	South Bay Acceptance Corporation ("South Bay")

•	South Bay Financial Services, LLC ("SBFS")

•	Southern Financial Life Insurance Company ("SFLAC"), 85.0% owned *

•	United Motor Club of America, Inc. ("United")

* = Insurance company subsidiary

1. Basis of Presentation

The accompanying unaudited interim Consolidated Financial Statements of Fortegra have been prepared in conformity with generally accepted accounting principles in the United States of America ("U.S. GAAP") promulgated by the Financial Accounting Standards Board ("FASB") through the Accounting Standards Codification ("ASC") for interim financial information, and the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the disclosures and footnotes required by U.S. GAAP for complete financial statements and should be read in conjunction with the Company's 2013 Form 10-K.

The interim consolidated financial statements in this Form 10-Q have not been audited. In the opinion of management, the accompanying unaudited interim financial information reflects all adjustments, including normal recurring adjustments necessary to present fairly Fortegra's financial position, results of operations, comprehensive income and cash flows for each of the interim periods presented. The results of operations for the three and the six months ended June 30, 2014 are not necessarily indicative of the results that may be expected for the full year ending on December 31, 2014.

2. Summary of Significant Accounting Policies

Fortegra's interim Consolidated Financial Statements as of June 30, 2014 and 2013 are unaudited and have been prepared following the significant accounting policies disclosed in Note 2, "Summary of Significant Accounting Policies," of the Notes to Consolidated Financial Statements of the Company's 2013 Form 10-K.

Principles of Consolidation
The Consolidated Financial Statements include the accounts of Fortegra Financial Corporation and its majority-owned and controlled subsidiaries. The Company eliminates all material intercompany account balances and transactions.

Non-Controlling Interests
The third-party ownership of the common stock of SFLAC and of the ownership interests of ProtectCELL, which is treated as a partnership for income tax purposes, have been reflected as non-controlling interests on the Consolidated Balance Sheets. In addition, the Company's non-controlling interest includes the amount for the consolidation of the variable interest entity ("VIE"), Creative

Annex G-9

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

Investigations Recovery Group, LLC ("CIRG"). The following table shows the amount outstanding and the percentage of non-controlling interest by entity:

	At
	June 30, 2014		December 31, 2013
	Amount	Percent	Amount	Percent
ProtectCELL	$5,551	37.6%	$5,471	37.6%
SFLAC	585	15.0%	562	15.0%
CIRG	(263)	100.0%	—	—%
Total non-controlling interests	$5,873		$6,033

Income (loss) attributable to these non-controlling interests are presented on the Consolidated Statements of Income as net income (loss) attributable to non-controlling interests and on the Consolidated Statements of Comprehensive Income as comprehensive income (loss) attributable to non-controlling interests.

Reportable Segment
The Company reports operating results and financial data in one operating and one reportable segment, Protection Products and Services. The Company has determined that its Chief Executive Officer is the Chief Operating Decision Maker. The financial results of the Company's single segment are equal to the net income from continuing operations reported in the Consolidated Statements of Income for all periods presented.

Discontinued Operations
The results of operations of a business of the Company that either has been disposed of or is classified as held-for-sale are reported in discontinued operations if: 1) the operations and cash flows of the component have been or will be eliminated from the ongoing operations of the Company as a result of the disposal transaction; and 2) the Company will not have any significant continuing involvement in the operations of the component after the disposal transaction. The Company presents the operations of business(es) that meet the criteria for reporting as discontinued operations, and retrospectively reclassifies operating results for all prior periods presented.

On December 31, 2013, the Company completed the sale of its 100% ownership of Bliss and Glennon and eReinsure.com ("eReinsure"). The operating results of these businesses are presented in the line "Income from discontinued operations - net of tax" in the Consolidated Statements of Income for the three and the six months ended June 30, 2013. In accordance with accounting guidance, the Company has elected to not separately disclose the cash flows related to the Bliss and Glennon and eReinsure discontinued operations. In addition, certain assets and liabilities associated with the disposition of Bliss and Glennon and eReinsure that are still subject to final settlement are included in the line items "Assets of discontinued operations" and "Liabilities of discontinued operations," in the Consolidated Balance Sheet at June 30, 2014 and at December 31, 2013. See the Note, "Divestitures," for more information on discontinued operations.

Comprehensive Income (Loss)
Comprehensive income (loss) includes net income and other items of comprehensive income (loss). These other items are generally comprised of unrealized gains and losses on investment securities classified as available-for-sale and unrealized gains and losses on the interest rate swap, net of the related tax effects.

Use of Estimates
Preparation of consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications
Certain items in prior period consolidated financial statements were reclassified to conform to the current period presentation, which had no impact on net income, comprehensive income or loss, net cash provided by operating activities or stockholders' equity.

Subsequent Events
The Company reviewed all material events subsequent to June 30, 2014 that occurred up to the date on which the Company filed its Consolidated Financial Statements, to determine whether any event required recognition or disclosure in these Consolidated Financial Statements and/or disclosure in the notes thereto. For more information, please see the Note, "Subsequent Events."

Recently Adopted Accounting Pronouncements
In July 2013, the FASB issued Accounting Standards Update ("ASU") No. 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists, to clarify the presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. ASU No. 2013-11

Annex G-10

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

is effective prospectively for years and interim periods within those years beginning after December 15, 2013. The adoption of ASU No. 2013-11 did not have a material impact on the Company's consolidated financial position, results of operations or cash flows.

Recently Issued Accounting Pronouncements
In June 2014, the FASB issued ASU No. 2014-12, Compensation - Stock Compensation (Topic 718), Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved After the Requisite Service Period. ASU No. 2014-12 requires that awards which contain a performance target that affects vesting, and that could be achieved after the requisite service period, be treated as a performance condition. ASU No. 2014-12 is effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. Earlier adoption is permitted. ASU No. 2014-12 maybe applied using two methods: a) prospectively to all awards granted or modified after the effective date or b) retrospectively to all awards with performance targets outstanding as of the beginning of the earliest annual period presented in the financial statements and to all new or modified awards thereafter. The Company is currently reviewing ASU No. 2014-12 and assessing the potential effects on its consolidated financial position, results of operations and cash flows.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes the revenue recognition requirements in ASC 605, Revenue Recognition.  ASU No. 2014-09 is based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.  ASU No. 2014-09 also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract.  ASU No. 2014-09 is effective for annual periods beginning after December 15, 2016 and interim periods within those annual periods, using either the full retrospective adoption or the modified retrospective adoption. ASU No. 2014-09 does not permit early adoption. The Company is currently reviewing ASU No. 2014-09 and assessing the potential effects on its consolidated financial position, results of operations and cash flows.

In April 2014, the FASB issued ASU No. 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity. ASU No. 2014-08 requires that a disposal representing a strategic shift that has (or will have) a major effect on an entity’s financial results or a business activity classified as held for sale should be reported as discontinued operations and also expands the disclosure requirements for discontinued operations and adds new disclosures for individually significant dispositions that do not qualify as discontinued operations. ASU No. 2014-08 is effective prospectively for fiscal years, and interim reporting periods within those years, beginning after December 15, 2014 (early adoption is permitted only for disposals that have not been previously reported). The adoption of ASU No. 2014-08 is not expected to have a material impact on the Company's consolidated financial position, results of operations or cash flows.

3. Earnings Per Share

The following table details the earnings per share calculation:	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
Numerator: (for both basic and diluted earnings per share)
Income from continuing operations before non-controlling interests	$3,878	$3,420	$7,637	$5,469
Less: net income attributable to non-controlling interests	602	185	1,463	1,003
Net income from continuing operations - net of tax	3,276	3,235	6,174	4,466
Discontinued operations - net of tax	—	1,207	—	2,469
Net income attributable to Fortegra Financial Corporation	$3,276	$4,442	$6,174	$6,935

Denominator:
Total weighted average basic common shares outstanding	19,745,115	19,540,610	19,698,444	19,548,632
Effect of dilutive stock options and restricted stock awards	695,018	982,480	765,485	1,035,319
Total weighted average diluted common shares outstanding	20,440,133	20,523,090	20,463,929	20,583,951

Earnings per share - Basic:
Net income from continuing operations - net of tax	$0.17	$0.17	$0.31	$0.23
Discontinued operations - net of tax	—	0.06	—	0.13
Net income attributable to Fortegra Financial Corporation	$0.17	$0.23	$0.31	$0.36

Earnings per share - Diluted:
Net income from continuing operations - net of tax	$0.16	$0.16	$0.30	$0.22
Discontinued operations - net of tax	—	0.06	—	0.12
Net income attributable to Fortegra Financial Corporation	$0.16	$0.22	$0.30	$0.34

Weighted average anti-dilutive common shares	515,768	887,046	505,207	763,909

Annex G-11

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

4. Accumulated Other Comprehensive Income

The following table presents the activity in accumulated other comprehensive income (loss) ("AOCI") for the following periods:

	For the Six Months Ended June 30, 2014
	Net unrealized gains (losses) on available-for-sale securities	Net unrealized gain (loss) on interest rate swap	Total
Balance at December 31, 2013, net of tax	$(1,761)	$(1,904)	$(3,665)

Other comprehensive income (loss) before reclassifications:
Pre-tax income (loss)	2,943	(257)	2,686
Income tax (expense) benefit	(1,030)	89	(941)
Other comprehensive income (loss) before reclassifications, net of tax	1,913	(168)	1,745
Amounts reclassified from accumulated other comprehensive income (loss):
Pre-tax (income) loss	(5)	568	563
Income tax expense (benefit)	2	(199)	(197)
Amounts reclassified from accumulated other comprehensive (loss) income, net of tax	(3)	369	366
Current period other comprehensive income, net of tax	1,910	201	2,111
Less: other comprehensive income attributable to non-controlling interest	6	—	6
Balance at June 30, 2014, net of tax	$143	$(1,703)	$(1,560)

	For the Six Months Ended June 30, 2013
	Net unrealized gains (losses) on available-for-sale securities	Net unrealized gain (loss) on interest rate swap	Total
Balance at December 31, 2012, net of tax	$2,189	$(2,820)	$(631)

Other comprehensive income (loss) before reclassifications:
Pre-tax (loss) income	(3,274)	564	(2,710)
Income tax benefit (expense)	1,146	(197)	949
Other comprehensive (loss) income before reclassifications, net of tax	(2,128)	367	(1,761)
Amounts reclassified from accumulated other comprehensive income (loss):
Pre-tax (income) loss	(1,286)	559	(727)
Income tax expense (benefit)	450	(196)	254
Amounts reclassified from accumulated other comprehensive (loss) income, net of tax	(836)	363	(473)
Current period other comprehensive (loss) income, net of tax	(2,964)	730	(2,234)
Less: other comprehensive (loss) attributable to non-controlling interest	(11)	—	(11)
Balance at June 30, 2013, net of tax	$(764)	$(2,090)	$(2,854)

Annex G-12

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

The following table presents the reclassifications out of AOCI for the following periods:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013	Consolidated Statement of Income Location
Unrealized gains (losses) on available-for-sale securities:
Reclassification of gains included in net income	$4	$1,279	$5	$1,286	Net realized investment gains (losses)
Related tax (expense)	(2)	(448)	(2)	(450)	Income taxes
Net of tax	$2	$831	$3	$836	Net Income

Unrealized gain (loss) on interest rate swap:
Reclassification of (losses) included in net income	$(286)	$(282)	$(568)	$(559)	Interest expense
Related tax benefit	100	99	199	196	Income taxes
Net of tax	$(186)	$(183)	$(369)	$(363)	Net Income

5. Investments

The following table presents the Company's available-for-sale fixed maturity and equity securities:

	At June 30, 2014
Description of Security	Cost or Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Obligations of the U.S. Treasury and U.S. Government agencies	$46,951	$469	$(271)	$47,149
Municipal securities	34,088	184	(148)	34,124
Corporate securities	62,086	704	(256)	62,534
Obligations of foreign governments	993	16	—	1,009
Total fixed maturity securities	$144,118	$1,373	$(675)	$144,816

Common stock - publicly traded	$39	$8	$—	$47
Preferred stock - publicly traded	5,974	35	(219)	5,790
Common stock - non-publicly traded	59	5	(13)	51
Preferred stock - non-publicly traded	1,009	4	—	1,013
Total equity securities	$7,081	$52	$(232)	$6,901

	At December 31, 2013
Description of Security	Cost or Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Obligations of the U.S. Treasury and U.S. Government agencies	$51,971	$142	$(678)	$51,435
Municipal securities	24,856	104	(413)	24,547
Corporate securities	56,050	210	(900)	55,360
Obligations of foreign governments	411	—	(2)	409
Total fixed maturity securities	$133,288	$456	$(1,993)	$131,751

Common stock - publicly traded	$39	$8	$—	$47
Preferred stock - publicly traded	5,974	—	(887)	5,087
Common stock - non-publicly traded	59	5	(13)	51
Preferred stock - non-publicly traded	1,009	4	—	1,013
Total equity securities	$7,081	$17	$(900)	$6,198

Pursuant to certain reinsurance agreements and statutory licensing requirements, the Company has deposited invested assets in custody accounts or insurance department safekeeping accounts. The Company cannot remove invested assets from these accounts without prior approval of the contractual party or regulatory authority, as applicable. The following table presents the Company's restricted investments included in the Company's available-for-sale fixed maturity securities:

Annex G-13

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

	At
	June 30, 2014	December 31, 2013
Fair value of restricted investments for special deposits required by state insurance departments	$10,307	$10,339
Fair value of restricted investments in trust pursuant to reinsurance agreements	5,661	6,134
Total fair value of restricted investments	$15,968	$16,473

The following table presents the amortized cost and fair value of fixed maturity securities by contractual maturity. Expected maturities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

	At June 30, 2014		At December 31, 2013
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$9,775	$9,834	$18,766	$18,771
Due after one year through five years	67,865	68,259	69,380	69,355
Due after five years through ten years	43,577	43,636	22,622	21,731
Due after ten years	22,901	23,087	22,520	21,894
Total fixed maturity securities	$144,118	$144,816	$133,288	$131,751
The following tables present information on unrealized losses on investment securities that have been in an unrealized loss position for less than twelve months, and twelve months or greater:

	At June 30, 2014
	Less than Twelve Months			Twelve Months or Greater			Total
Description of Security	Fair Value	Unrealized Losses	# of Securities	Fair Value	Unrealized Losses	# of Securities	Fair Value	Unrealized Losses	# of Securities
Obligations of the U.S. Treasury and U.S. Government agencies	$6,102	$10	18	$7,950	$261	13	$14,052	$271	31
Municipal securities	6,852	34	17	4,983	114	10	11,835	148	27
Corporate securities	6,337	25	14	10,228	231	15	16,565	256	29
Total fixed maturity securities	$19,291	$69	49	$23,161	$606	38	$42,452	$675	87

Preferred stock - publicly traded	792	8	1	3,981	211	7	4,773	219	8
Common stock - non-publicly traded	—	—	—	31	13	2	31	13	2
Total equity securities	$792	$8	1	$4,012	$224	9	$4,804	$232	10

	At December 31, 2013
	Less than Twelve Months			Twelve Months or Greater			Total
Description of Security	Fair Value	Unrealized Losses	# of Securities	Fair Value	Unrealized Losses	# of Securities	Fair Value	Unrealized Losses	# of Securities
Obligations of the U.S. Treasury and U.S. Government agencies	$37,385	$672	67	$234	$6	7	$37,619	$678	74
Municipal securities	10,080	413	23	—	—	—	10,080	413	23
Corporate securities	27,866	734	55	7,676	166	8	35,542	900	63
Obligations of foreign governments	409	2	1	—	—	—	409	2	1
Total fixed maturity securities	$75,740	$1,821	146	$7,910	$172	15	$83,650	$1,993	161

Preferred stock - publicly traded	5,087	887	9	—	—	—	5,087	887	9
Common stock - non-publicly traded	—	—	—	31	13	2	31	13	2
Total equity securities	$5,087	$887	9	$31	$13	2	$5,118	$900	11
The Company does not intend to sell the investments that were in an unrealized loss position at June 30, 2014, and management believes that it is more likely than not that the Company will be able to hold these securities until full recovery of their amortized cost basis for fixed maturity securities or cost for equity securities. As of June 30, 2014, based on the Company's review, none of the fixed maturity or equity securities were deemed to be other-than-temporarily impaired based on the Company's analysis of the securities and its intent to hold the securities until recovery.

Annex G-14

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

The following table presents the total gross proceeds from the sale of available-for-sale investment securities:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
Gross proceeds from sales	$3,303	$27,112	$3,804	$27,524

The following table presents the gross realized gains and gross realized losses for both fixed maturity and equity securities and realized losses for other-than-temporary impairments for available-for-sale investment securities:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
Gross realized gains	$4	$1,355	$5	$1,362
Gross realized losses	—	(75)	—	(75)
Total net gains from investment sales	4	1,280	5	1,287
Impairment write-downs (other-than-temporary impairments)	—	—	—	—
Net realized investment gains	$4	$1,280	$5	$1,287

The following table presents the components of net investment income:	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
Fixed income securities	$678	$675	$1,293	$1,412
Cash on hand and on deposit	—	16	—	36
Common and preferred stock dividends	98	101	196	177
Notes receivable	93	68	186	140
Other income	5	—	5	114
Investment expenses	(97)	(114)	(196)	(230)
Net investment income	$777	$746	$1,484	$1,649

6. Reinsurance Receivables

The following table presents the effect of reinsurance on premiums written and earned:

Premiums	For the Three Months Ended June 30,				For the Six Months Ended June 30,
	2014		2013		2014		2013
	Written	Earned	Written	Earned	Written	Earned	Written	Earned
Direct and assumed	$120,204	$110,779	$99,978	$91,854	$221,676	$219,278	$181,488	$183,976
Ceded	(86,828)	(77,616)	(63,810)	(58,173)	(156,418)	(151,187)	(114,487)	(117,153)
Net	$33,376	$33,163	$36,168	$33,681	$65,258	$68,091	$67,001	$66,823

The following table presents the effect of reinsurance on losses and loss adjustment expenses ("LAE") incurred:

Losses and LAE incurred	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
Direct and assumed	$27,023	$22,485	$53,141	$43,525
Ceded	(17,146)	(11,881)	(32,438)	(22,386)
Net losses and LAE incurred	$9,877	$10,604	$20,703	$21,139

Annex G-15

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

The following table presents the components of the reinsurance receivables:	At
	June 30, 2014	December 31, 2013
Prepaid reinsurance premiums:
Life (1)	$49,219	$51,355
Accident and health (1)	35,792	36,214
Property	105,228	98,650
Total	190,239	186,219
Ceded claim reserves:
Life	1,460	1,594
Accident and health	7,313	7,826
Property	16,458	12,102
Total ceded claim reserves recoverable	25,231	21,522
Other reinsurance settlements recoverable	3,604	7,343
Reinsurance receivables	$219,074	$215,084
(1) Including policyholder account balances ceded.

The following table presents the aggregate amount included in reinsurance receivables that is comprised of the three largest receivable balances from unrelated reinsurers:

	At
	June 30, 2014	December 31, 2013
Total of the three largest receivable balances from unrelated reinsurers	$137,328	$136,061

At June 30, 2014 and December 31, 2013, respectively, the three unrelated reinsurers from whom the Company has the largest receivable balances were: London Life Reinsurance Company (A. M. Best Rating: A), London Life International Reinsurance Corporation (A. M. Best Rating: Not rated) and Spartan Property Insurance Company (A. M. Best Rating: Not rated). The related receivables of Spartan Property Insurance Company and London Life International Reinsurance Corporation are collateralized by assets held in trust accounts and letters of credit due to their offshore relationships. At June 30, 2014, the Company does not believe there is a risk of loss as a result of the concentration of credit risk in the reinsurance program.

7. Deferred Acquisition Costs

Deferred Acquisition Costs - Insurance Related
The following table presents the amortization of deferred acquisition costs for the Company's insurance contracts:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
Total amortization of deferred acquisition costs - insurance related	$15,678	$16,147	$32,920	$32,438

Deferred Acquisition Costs - Non-insurance Related
The following table presents the amortization of deferred acquisition costs for the Company's non-insurance products:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
Total amortization of deferred acquisition costs - non-insurance related	$17,278	$20,971	$35,292	$35,884

8. Divestitures

Discontinued Operations
On December 31, 2013, the Company completed the sale of all of the issued and outstanding stock of its subsidiaries Bliss and Glennon and eReinsure, to AmWINS Holdings, LLC, a North Carolina limited liability company ("AmWINS") (collectively, the "Disposition"), pursuant to the terms of the Stock Purchase Agreement (the "Purchase Agreement"), dated December 2, 2013.

The Company received net cash proceeds of $81.8 million for the Disposition, representing gross proceeds of $83.5 million less $1.0 million in transaction fees paid at the time of closing and $0.7 million of cash held by the disposed entities. The proceeds are subject

Annex G-16

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

to certain purchase price adjustments as set forth in the Purchase Agreement to reflect fluctuations in working capital, including adjustments for any receivable balances as of the disposition date not collected within one year.

As a result of the Disposition, the Company no longer operates in the businesses of wholesale insurance brokerage and selling or licensing of a computerized system or platform for the negotiation and/or placement of facultative reinsurance. As of and after December 31, 2013, the Company does not beneficially own the disposed businesses and will no longer consolidate Bliss and Glennon or eReinsure into its financial results. The historical financial results of the disposed businesses for periods prior to the Disposition are presented in the Company's Consolidated Statements of Income as income from discontinued operations - net of tax. The Company allocated interest expense to the discontinued operations based on the anticipated net proceeds that would have been applied to the repayment of the credit facilities outstanding at the respective time, multiplied by the respective interest rate of the credit facilities at the respective time.

The following table presents the assets and liabilities of the discontinued operations included on the Consolidated Balance Sheets:

	At
	June 30, 2014	December 31, 2013
Assets:
Other receivables (1)	$491	$791
Assets of discontinued operations	$491	$791

Liabilities:
Accrued expenses, accounts payable and other liabilities	$908	$2,708
Income taxes payable	—	5,895
Liabilities of discontinued operations	$908	$8,603
(1) - In June 2014, $0.3 million was reclassified between liabilities and assets associated with discontinued operations, based on revised estimates of working capital and payment obligations.

The following table presents the amounts related to the Company's discontinued operations in the Consolidated Statements of Income for the following period:

	For the Three Months Ended	For the Six Months Ended
	June 30, 2013	June 30, 2013
Income from discontinued operations:
Revenues:
Brokerage commissions and fees	$9,891	$19,622
Net investment income	6	12
Other income	16	16
Total revenues	9,913	19,650

Expenses:
Personnel costs	5,086	10,135
Other operating expenses	1,546	2,888
Depreciation and amortization	162	303
Amortization of intangibles	481	961
Interest expense	598	1,189
Total expenses	7,873	15,476
Income from discontinued operations before income taxes	2,040	4,174
Income taxes - discontinued operations	833	1,705
Income from discontinued operations - net of tax	$1,207	$2,469

Annex G-17

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

9. Other Intangible Assets

The following table presents finite-lived other intangible assets and their respective amortization periods:

				At June 30, 2014			At December 31, 2013
	Amortization Period (Years)			Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer and agent relationships	7	to	15	$40,075	$(15,413)	$24,662	$40,075	$(13,262)	$26,813
Tradenames	8	to	10	1,460	(204)	1,256	1,460	(128)	1,332
Software	2.25	to	10	5,336	(3,304)	2,032	5,336	(2,930)	2,406
Present value of future profits	0.3	to	0.75	548	(548)	—	548	(548)	—
Non-compete agreements	1.5	to	6	1,378	(929)	449	1,378	(895)	483
Total finite-lived other intangible assets				$48,797	$(20,398)	$28,399	$48,797	$(17,763)	$31,034

The following table presents the carrying amount of indefinite-lived other intangible assets:	At
	June 30, 2014	December 31, 2013
Tradenames	$17,764	$17,764
Licenses	375	375
Total	$18,139	$18,139

The following table presents the activity in finite and indefinite-lived other intangible assets:

Balance at December 31, 2013	$49,173
Less: amortization expense	2,635
Balance at June 30, 2014	$46,538

The following table presents estimated amortization of finite-lived other intangible assets for the next five years and thereafter ending December 31:

Estimated Amortization Expense
Remainder of 2014	$2,635
2015	5,115
2016	4,868
2017	3,648
2018	2,230
Thereafter	9,903
Total	$28,399

10. Variable Interest Entity

In July 2011, the Company sold its 100% interest in CIRG. The consideration included a note receivable, with a first priority lien security interest in the assets of CIRG and other property of the buyers. As previously disclosed, the Company has a variable interest in CIRG. Prior to March 31, 2014, the Company did not consolidate CIRG into its results, because the Company was not the primary beneficiary.

During 2013, the buyers were unable to make the scheduled payments on the note, and the parties executed a forbearance agreement along with a security agreement and a subordination agreement designed to allow more flexibility in timing of repayment. The Company also provided $0.1 million in short term funding.

In March 2014, the Company notified the buyers of the cessation of forbearance, and began to exercise certain of the rights and remedies afforded by the note and related agreements to preserve its economic interest, including steps to protect assets of CIRG. The Company also provided additional short term funding. The Company has not taken ownership of CIRG, but the Company now has power over the VIE, and has consolidated the immaterial balances of CIRG as of June 30, 2014.

In March 2014, the Company established an allowance for the full value of the note and accrued interest, incurring a charge of $1.3 million during the three months ended March 31, 2014. The Company's maximum exposure to further loss in the VIE is limited to the balance of the short term funding.

Annex G-18

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

At
June 30, 2014
The Company's maximum exposure to loss in the VIE	$184

11. Notes Payable

The Company's Notes Payable consisted of the following:	At
	June 30, 2014	December 31, 2013
Wells Fargo Bank, N.A. credit facility, maturing August 2019	$3,000	$—
Synovus Bank, revolving line of credit, maturing April 2017	7,979	3,273
Total	$10,979	$3,273

Maximum balance allowed on the Wells Fargo Bank, N.A. credit facility	$100,000	$75,000
Interest rate at the end of the respective period, Wells Fargo Bank, N.A. credit facility (1) (2)	1.80%	—%

Maximum balance allowed on the Synovus Bank, revolving line of credit	$15,000	$15,000
Interest rate at the end of the respective period, Synovus Bank, revolving line of credit	3.23%	3.24%
(1) - At June 30, 2014, the full outstanding balance of the Company's borrowing, under the Revolving Facility, consisted of a one-month term loan at a rate equaling the one-month LIBOR rate plus 1.65%.

(2) - At December 31, 2013, the Company had no borrowings outstanding under the Revolving Facility, thus no interest rate can be defined.

The following table presents the aggregate maturities for the Company's notes payable by year at June 30, 2014:

Maturities
Remainder of 2014	$10,979
2015	—
2016	—
2017	—
2018	—
Thereafter	—
Total maturities	$10,979

$100.0 million Secured Credit Agreement - Wells Fargo Bank, N.A.
On April 11, 2014, the Company amended the original credit agreement, entered into on August 2, 2012, (as amended, the "Credit Agreement"), with a syndicate of lenders, among them Wells Fargo Bank, N.A., who also serves as administrative agent ("Wells Fargo" or the "Administrative Agent"). The Credit Agreement matures on August 2, 2019 (subject to earlier termination) and has a revolving credit facility limit of $100.0 million (the "Revolving Facility") with a sub-limit of $10.0 million for swingline loans and $10.0 million for letters of credit. The Credit Agreement includes a provision pursuant to which, from time to time, the Company may request that the lenders in their discretion increase the maximum amount of commitments under the Credit Agreement by an amount not to exceed $50.0 million. The Credit Agreement also contains financial covenants, which the Company must maintain. See the section below, "Financial Covenants" for a presentation of the Company's more significant covenants associated with the Credit Agreement. The amendment to the Credit Agreement reduced the interest rate margin on revolving loans by 0.35% for each pricing level and reduced the unused line fee paid on undrawn revolving commitments by 0.05% for each pricing level. The amendment did not modify the financial covenants.

Financial Covenants - Secured Credit Agreement - Wells Fargo Bank, N.A.
At June 30, 2014 and December 31, 2013, respectively, the Company was required to comply with various financial covenants set forth in the Credit Agreement. The following describes the Credit Agreement's more significant financial covenants in effect at June 30, 2014 and the calculations used to arrive at each ratio (capitalized terms used but not defined in this paragraph are defined in the Credit Agreement or as otherwise provided below):

Total Leverage Ratio - the ratio of (i) Consolidated Total Debt as of such date to (ii) Consolidated Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("Adjusted EBITDA") for the Measurement Period ending on or immediately prior to such date.

Annex G-19

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

Fixed Charge Coverage Ratio - the ratio of (a) Consolidated Adjusted EBITDA less the actual amount paid by the Borrowers and their Subsidiaries in cash on account of Capital Expenditures less cash taxes paid by the Borrowers and their Subsidiaries to (b) Consolidated Fixed Charges, in each case for the Measurement Period ending on or immediately prior to such date.

Reinsurance Ratio - the ratio (expressed as a percentage) of (a) the aggregate amounts recoverable by the Borrowers and its Subsidiaries from reinsurers divided by (b) the sum of (i) policy and claim liabilities plus (ii) unearned premiums, in each case of the Borrowers and their Subsidiaries determined in accordance with U.S. GAAP.

Risk-Based Capital ("RBC") Ratio - the ratio (expressed as a percentage) of NAIC RBC (as defined in the NAIC standards) for any Regulated Insurance Company on an individual basis, calculated at the end of any Fiscal Year, to the "authorized control level" (as defined in the NAIC standards).

The following table presents the Credit Agreement's more significant financial covenants at June 30, 2014, or at December 31, 2013 with respect to the RBC ratios, which under the Credit Agreement reflect the ratios calculated as of the most recent year-end:

		Actual At
Covenant	Covenant Requirement	June 30, 2014
Total leverage ratio	not more than 3.25	0.82
Fixed charge coverage ratio	not less than 2.00	4.17
Reinsurance ratio	not less than 50%	69.0%

		Actual At
		December 31, 2013
RBC Ratios:
RBC Ratio - Bankers Life of Louisiana	not less than 250%	435.0%
RBC Ratio - Southern Financial Life Insurance Company	not less than 250%	2,096.0%
RBC Ratio - Insurance Company of the South	not less than 250%	366.0%
RBC Ratio - Lyndon Southern Insurance Company	not less than 250%	305.0%
RBC Ratio - Life of the South Insurance Company	not less than 250%	430.0%
RBC Ratio - Response Indemnity Company of California	not less than 250%	39,754.0%

$15.0 million Revolving Line of Credit - Synovus Bank
At June 30, 2014, the Company's subsidiary, South Bay, had a $15.0 million revolving line of credit agreement (the "Line of Credit") with Synovus Bank, entered into in October 2013, with a maturity date of April 2017.  The Line of Credit bears interest at a rate of 300 basis points plus 90-day LIBOR, and is available specifically for the South Bay premium financing product. The Line of Credit allows South Bay to finance up to 90% of the eligible receivables, less an applicable reserve of $500,000. At June 30, 2014, the balance of premium financing receivables included in notes receivable, net, on the Consolidated Balance Sheet, totaled $11.7 million, of which $9.4 million were eligible receivables. At June 30, 2014, South Bay was in compliance with the covenants required by the Line of Credit.

12. Derivative Financial Instruments - Interest Rate Swap

The Company has an interest rate swap (the "Swap") with Wells Fargo Bank, N.A., pursuant to which the Company swapped the floating rate portion of its outstanding preferred trust securities to a fixed rate. The Swap, designated as a cash flow hedge, commenced in June 2012 and expires in June 2017.

The following table presents the fair value (including accrued interest) and the related outstanding notional amount of the Company's single derivative instrument and indicates where the Company records each amount within its Consolidated Balance Sheets:

		At
	Balance Sheet Location	June 30, 2014	December 31, 2013
Derivative designated as cash flow hedging instrument:
Interest rate swap - notional value		$35,000	$35,000
Fair value of the Swap	Accrued expenses, accounts payable and other liabilities	2,619	2,930
Unrealized loss, net of tax, on the fair value of the Swap	AOCI	1,703	1,904
Variable rate of the interest rate swap		0.23%	0.24%
Fixed rate of the interest rate swap		3.47%	3.47%

Annex G-20

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

The following table presents the pretax impact of the Swap on the Consolidated Financial Statements for the following periods:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
(Loss) gain recognized in AOCI on the derivative-effective portion	$(212)	$532	$(257)	$564

Loss reclassified from AOCI into income-effective portion	$286	$282	$568	$559

Gain (loss) recognized in income on the derivative-ineffective portion	$—	$—	$—	$—

The following table presents the estimated amount to be reclassified to earnings from AOCI during the next 12 months. These net losses reclassified into earnings are primarily expected to increase net interest expense related to the respective hedged item.

At
June 30, 2014
Estimated loss to be reclassified to earnings from AOCI during the next 12 months	$1,130

13. Stock-Based Compensation

Stock Options
The Company did not grant stock options during the three months ended June 30, 2014. During the six months ended June 30, 2014, the Company granted 15,000 time-based stock options, which vest in equal amounts on each of the four anniversaries of the grant date. The following table presents the Company's time-based and performance-based stock option activity for the current period:

	Time-Based				Performance-Based
	Options Outstanding	Weighted Average Exercise Price (in dollars per share)	Options Exercisable	Weighted Average Exercise Price (in dollars per share)	Options Outstanding	Weighted Average Exercise Price (in dollars per share)	Options Exercisable	Weighted Average Exercise Price (in dollars per share)
Balance, December 31, 2013	1,930,407	$4.22	1,806,251	$3.98	289,306	$8.46	—	$—
Granted	15,000	8.27	—	—	—	—	—	—
Vested	—	—	3,125	2.81	—	—	—	—
Exercised	(391,389)	3.10	(391,389)	3.10	—	—	—	—
Canceled/forfeited	(74,176)	7.90	(74,176)	7.90	—	—	—	—
Balance, June 30, 2014	1,479,842	$4.37	1,343,811	$4.02	289,306	$8.46	—	$—

Weighted average remaining contractual term at June 30, 2014 (in years)	3.5		3.0		8.3		—

The following table presents the weighted average assumptions used to estimate the fair values of all stock options granted during the six months ended June 30, 2014:

Assumptions
Expected term (years)	6.25
Expected volatility	33.83%
Expected dividends	—%
Risk-free rate	2.19%

Restricted Stock Awards
The Company granted 9,944 time-based restricted stock awards during the three months ended June 30, 2014, which vest in equal amounts on each of the three anniversaries of the grant date. During the six months ended June 30, 2014, the Company also granted 30,000 time-based restricted stock awards to its Chief Executive Officer and 75,000 time-based restricted stock awards, equally distributed to five of its Directors. These awards will vest in equal amounts on each of the three anniversaries of the grant date.

Annex G-21

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

The following table presents the Company's time-based and performance-based restricted stock award activity for the current period:

	Time-Based		Performance-Based
	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value
Balance at December 31, 2013	139,680	$8.59	130,629	$10.20
Grants	114,944	7.24	—	—
Vests	(45,651)	8.50	—	—
Forfeitures	—	—	—	—
Balance at June 30, 2014	208,973	$7.87	130,629	$10.20

Stock-based Compensation Expense
The following table presents the total time-based and performance-based stock-based compensation expense and the related income tax benefit recognized on the Consolidated Statements of Income:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
Personnel costs	$156	$204	$315	$388
Other operating expenses	135	124	266	242
Income tax benefit	(111)	(126)	(222)	(241)
Net stock-based compensation expense	$180	$202	$359	$389

Additional information on total non-vested stock-based compensation is as follows:	At June 30, 2014
	Stock Options	Restricted Stock Awards
Unrecognized compensation cost related to non-vested awards	$338	$1,357
Weighted-average recognition period (in years)	3.0	3.3

For the three and the six months ended June 30, 2014, the Company did not recognize expense on 149,306 performance-based stock options and 49,768 performance-based restricted stock awards since the attainment of the performance metrics associated with these awards was not probable based on current projections.

Employee Stock Purchase Plan ("ESPP")
The following table presents the information related to the Company's ESPP for the six-month offering period ending on:

	June 30, 2014	June 30, 2013
Common stock issued under the ESPP (in shares)	18,642	26,019
Weighted-average purchase price per share by participant in the ESPP	$6.04	$5.83
Total cash proceeds received from the issuance of common shares under the ESPP	$113	$152
ESPP compensation costs recognized	$32	$46

14. Income Taxes

The following table presents the provision for income taxes for both continuing and discontinued operations:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
Income taxes - continuing operations	$1,718	$1,593	$3,700	$2,075
Income taxes - discontinued operations	—	833	—	1,705
Income taxes	$1,718	$2,426	$3,700	$3,780

Annex G-22

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

The following table presents the provision for income taxes from continuing operations:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
Current	$2,963	$3,007	$5,208	$2,628
Deferred	(1,245)	(1,414)	(1,508)	(553)
Income taxes - continuing operations	$1,718	$1,593	$3,700	$2,075

The following table presents a reconciliation of income taxes from continuing operations calculated at the federal statutory rate of 35% and the income tax expense attributable to continuing operations for the following periods:

	For the Three Months Ended June 30,				For the Six Months Ended June 30,
	2014		2013		2014		2013
	Amount	Percent of Pre-tax Income	Amount	Percent of Pre-tax Income	Amount	Percent of Pre-tax Income	Amount	Percent of Pre-tax Income
Income taxes at federal income tax rate	$1,956	35.00%	$1,755	35.00%	$3,965	35.00%	$2,640	35.00%
Effect of:
Small life deduction	(103)	(1.84)	(82)	(1.64)	(210)	(1.85)	(191)	(2.53)
Non-deductible expenses	22	0.39	20	0.40	44	0.39	39	0.52
Tax exempt interest	(39)	(0.70)	(39)	(0.78)	(73)	(0.64)	(70)	(0.93)
State taxes	133	2.38	(10)	(0.20)	295	2.60	50	0.66
Non-controlling interest	(206)	(3.68)	(65)	(1.30)	(510)	(4.50)	(351)	(4.65)
Other, net	(45)	(0.80)	14	0.28	189	1.67	(42)	(0.56)
Income taxes - continuing operations	$1,718	30.75%	$1,593	31.76%	$3,700	32.67%	$2,075	27.51%

At June 30, 2014, the Company had a net operating loss carry forward of $0.6 million, which is subject to certain limitations under IRC Section 382 and will begin to expire in December 31, 2025. The Company expects to utilize the full amount of the net operating loss carryforward.

The Company has reviewed its uncertain tax positions and management has concluded that there are no additional amounts required to be recorded.

In 2012, the Company was under examination by the Internal Revenue Service ("IRS") for the 2010 and 2009 tax years. In February 2013, the IRS completed its field audit for those tax years and presented its findings.  The Company agreed to those findings and expensed $57.0 thousand in the first quarter of 2013.

The Company's income tax returns are subject to review and examination by federal and state taxing authorities. The Company is currently open to audit under the applicable statutes of limitations by the IRS for the tax years 2011 through 2013. The years open to examination by state taxing authorities vary by jurisdiction. There are no extensions of the statute of limitations to assess income taxes currently in effect.

Annex G-23

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

15. Fair Value of Financial Instruments

The carrying and fair values of financial instruments are as follows:	At
	June 30, 2014		December 31, 2013
	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial assets:
Cash and cash equivalents	$10,657	$10,657	$21,681	$21,681
Restricted cash	12,279	12,279	17,293	17,293
Fixed maturity securities:
Obligations of the U.S. Treasury and U.S. Government agencies	47,149	47,149	51,435	51,435
Municipal securities	34,124	34,124	24,547	24,547
Corporate securities	62,534	62,534	55,360	55,360
Obligations of foreign governments	1,009	1,009	409	409
Equity securities:
Common stock - publicly traded	47	47	47	47
Preferred stock - publicly traded	5,790	5,790	5,087	5,087
Common stock - non-publicly traded	51	51	51	51
Preferred stock - non-publicly traded	1,013	1,013	1,013	1,013
Notes receivable	18,297	18,297	11,920	11,920
Accounts and premiums receivable, net	15,743	15,743	18,702	18,702
Other receivables	29,941	29,941	33,409	33,409
Short-term investments	871	871	871	871
Total financial assets	$239,505	$239,505	$241,825	$241,825

Financial liabilities:
Notes payable	$10,979	$10,979	$3,273	$3,273
Preferred trust securities	35,000	35,000	35,000	35,000
Interest rate swap	2,619	2,619	2,930	2,930
Total financial liabilities	$48,598	$48,598	$41,203	$41,203

The Company's financial assets and liabilities accounted for at fair value by level within the fair value hierarchy are as follows:

	At June 30, 2014
		Fair Value Measurements Using:
		Quoted prices in active markets for identical assets	Significant other observable inputs	Significant unobservable inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)
Financial Assets:
Fixed maturity securities:
Obligations of the U.S. Treasury and U.S. Government agencies	$47,149	$—	$47,149	$—
Municipal securities	34,124	—	34,124	—
Corporate securities	62,534	—	62,534	—
Obligations of foreign governments	1,009	—	1,009	—
Equity securities:
Common stock - publicly traded	47	47	—	—
Preferred stock - publicly traded	5,790	5,790	—	—
Common stock - non-publicly traded	51	—	—	51
Preferred stock - non-publicly traded	1,013	—	—	1,013
Short-term investments	871	871	—	—
Total assets	$152,588	$6,708	$144,816	$1,064

Financial Liabilities:
Interest rate swap	$2,619	$—	$2,619	$—

Annex G-24

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

	At December 31, 2013
		Fair Value Measurements Using:
		Quoted prices in active markets for identical assets	Significant other observable inputs	Significant unobservable inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)
Financial Assets:
Fixed maturity securities:
Obligations of the U.S. Treasury and U.S. Government agencies	$51,435	$—	$51,435	$—
Municipal securities	24,547	—	24,547	—
Corporate securities	55,360	—	55,360	—
Obligations of foreign governments	409	—	409	—
Equity securities:
Common stock - publicly traded	47	47	—	—
Preferred stock - publicly traded	5,087	5,087	—	—
Common stock - non-publicly traded	51	—	—	51
Preferred stock - non-publicly traded	1,013	—	—	1,013
Short-term investments	871	871	—	—
Total Assets	$138,820	$6,005	$131,751	$1,064

Financial Liabilities:
Interest rate swap	$2,930	$—	$2,930	$—
There were no transfers between Level 1, Level 2 or Level 3 during the three or the six months ended June 30, 2014. The Company's use of Level 3 unobservable inputs included six individual securities that accounted for 0.7% of total investments at June 30, 2014. The Company valued one of the Level 3 equity securities at $1.0 million by taking into account the strength of the issuer's parent company guaranteeing the dividend of the issuer, and another Level 3 equity security at $13.0 thousand, by estimating the total value of the Class-A shares outstanding by the issuer and a review of the company's audited financial statements. The remaining four Level 3 securities, with a combined fair value of $51.0 thousand were valued based on information obtained from a third-party pricing service. At December 31, 2013, the Company had six individual securities valued under Level 3 that accounted for 0.8% of total investments.

The following table presents the changes in Level 3 assets measured at fair value:	For the Six Months Ended June 30,
	2014	2013
Beginning balance, January 1,	$1,064	$1,123
Total investment gains or losses (realized/unrealized):
Included in other comprehensive (loss)	—	(25)
Transfers (out of) Level 3	—	(27)
Ending balance, June 30,	$1,064	$1,071

16. Statutory Reporting and Insurance Company Subsidiaries Dividend Restrictions

The Company's insurance company subsidiaries may pay dividends to the Company, subject to statutory restrictions. Payments in excess of statutory restrictions (extraordinary dividends) to the Company are permitted only with prior approval of the insurance department of the applicable state of domicile. The Company eliminated all dividends from its subsidiaries in the Consolidated Financial Statements. The following table presents the dividends paid to the Company by its insurance company subsidiaries for the following periods:

	For the Six Months Ended June 30,	For the Twelve Months Ended December 31,
	2014	2013
Ordinary dividends	$—	$2,383
Extraordinary dividends	—	—
Total dividends	$—	$2,383

The following table presents the combined statutory capital and surplus of the Company's insurance company subsidiaries, the required minimum statutory capital and surplus, as required by the laws of the states in which they are domiciled and the combined amount available for ordinary dividends of the Company's insurance company subsidiaries for the following periods:

Annex G-25

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

	At
	June 30, 2014	December 31, 2013
Combined statutory capital and surplus of the Company's insurance company subsidiaries	$79,757	$69,269

Required minimum statutory capital and surplus	$17,200	$17,200

Amount available for ordinary dividends of the Company's insurance company subsidiaries	$4,244	$3,989

At June 30, 2014, the maximum amount of dividends that our regulated insurance company subsidiaries could pay under applicable laws and regulations without regulatory approval was $4.2 million. The Company may seek regulatory approval to pay dividends in excess of this permitted amount, but there can be no assurance that the Company would receive regulatory approval if sought.

Under the NAIC's Risk-Based Capital Act of 1995, a company's Risk-Based Capital ("RBC") is calculated by applying certain risk factors to various asset, claim and reserve items. If a company's adjusted surplus falls below calculated RBC thresholds, regulatory intervention or oversight is required. The Company's insurance company subsidiaries' RBC levels, as calculated in accordance with the NAIC's RBC instructions, exceeded all RBC thresholds as of June 30, 2014 and December 31, 2013, respectively.

17. Commitments and Contingencies

Commitments
The Company, in the ordinary course of normal business, may enter from time to time into certain contractual obligations or commitments. The Company's commitments, as of June 30, 2014, have not materially changed from those disclosed in the note "Commitments and Contingencies," in the Company's 2013 Form 10-K.

Contingencies
The Company is a party to claims and litigation in the normal course of its operations. Management believes that the ultimate outcome of these matters in existence at June 30, 2014 are reserved against, covered by insurance or would not have a material adverse effect on the consolidated financial condition, results of operations or cash flows of the Company.

The Company is currently a defendant in Mullins v. Southern Financial Life Insurance Co., which was filed on February 2, 2006, in the Pike Circuit Court, in the Commonwealth of Kentucky.  A class was certified on June 25, 2010.  At issue is the duration or term of coverage under certain policies.  The action alleges violations of the Consumer Protection Act and certain insurance statutes, as well as common law fraud.  The action seeks compensatory and punitive damages, attorney fees and interest.  The parties are currently involved in the merits discovery phase and discovery disputes have arisen.  Plaintiffs filed a Motion for Sanctions on April 5, 2012 in connection with the Company's efforts to locate and gather certificates and other documents from the Company's agents.  While the court did not award sanctions, it did order the Company to subpoena certain records from its agents.  In an effort to prevent the trial court from enforcing the order, the Company filed a Writ of Prohibition, which the Kentucky Court of Appeals denied on August 31, 2012.  In response, the Company filed a motion for discretionary review of the Writ of Prohibition.  The Company also filed a direct appeal of the same order, on the grounds that the order could be construed as a finding of contempt on the part of the Company.  The Court of Appeals dismissed the direct appeal on September 13, 2013, which prompted the Company to file a motion for discretionary review of the direct appeal.  The Kentucky Supreme Court denied the Writ of Prohibition on November 21, 2013, and subsequently denied the direct appeal in April 2014.  No hearings are currently scheduled and no trial date has been set.

The Company considers such litigation customary in its lines of business.  In management's opinion, based on information available at this time, the ultimate resolution of such litigation, which it is vigorously defending, should not be materially adverse to the financial position, results of operations or cash flows of the Company. It should be noted that large punitive damage awards, bearing little relation to actual damages sustained by plaintiffs, have been awarded in certain states against other companies in the credit insurance business. The Company may record loss contingencies as developments warrant, although such amounts are not reasonably estimable at this time.

18. Related Party Transactions

In conjunction with the December 31, 2012 acquisition of ProtectCELL, the Company assumed an office space lease between ProtectCELL and 39500 High Pointe, LLC ("High Pointe"). The ownership of High Pointe includes three members who were the founding members of ProtectCELL and are now employees of the Company. The table below presents the lease payments made to High Pointe.

At December 31, 2012, ProtectCELL held a $6.1 million note receivable carrying an interest rate of 8.00% from High Pointe, which was fully secured by a mortgage on the office building owned by High Pointe (see the lease described above). On March 15, 2013,

Annex G-26

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

ProtectCELL received $6.1 million from High Pointe, representing the full payoff of the outstanding balance of the note receivable. The Company only recorded interest income on this note receivable during the three months ended March 31, 2013.

An executive officer of ProtectCELL owned multiple wireless retail locations, which sold ProtectCELL protection plans to wireless retail customers. The executive sold these wireless retail locations in February 2014. The table below presents the income recorded on and the commissions paid for this related party agreement through the sale date of the wireless retail locations.

In conjunction with the December 31, 2012 acquisition of 4Warranty, the Company assumed an office space lease between 4Warranty and Source International Incorporated ("Source"), effective January 1, 2013. The ownership of Source is comprised of two individuals who had consulting relationships with the Company. The lease with Source, which expired on December 31, 2013, was not renewed since the operations of 4Warranty were moved to the Company's main office. The table below presents the lease payments made to Source during the three months and the six months ended June 30, 2013.

In December 2011, the Company entered into a marketing and referral agreement (the "Marketing Agreement") with a company in which a member serving on the Company's Board of Directors also serves on the board of the company providing the marketing services (the "Marketer"). The Marketing Agreement has a five year term and requires the Company to pay the Marketer a per account fee per month based on the number of enrolled customers the Marketer obtains for the Company. In conjunction with the Marketing Agreement, during April 2013, the Company entered into an agreement under which the Marketer began selling insurance-related products of the Company to the Marketer's customers. The Company recorded income and paid claims, associated with the sale of the Company's insurance-related products, which are reflected in the table below.

The following table presents the amounts recorded on the Company's Consolidated Statements of Income resulting from related party transactions:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
Income recorded by ProtectCELL for protection plans sold	$—	$595	$307	$1,102
Income recorded for the sale of the Company's insurance-related products under the Marketing Agreement	315	268	632	268
Total related party income recorded by the Company	$315	$863	$939	$1,370

Interest income recorded on the High Pointe note receivable	$—	$—	$—	$21

Lease expense paid to High Pointe	$103	$103	$207	$197
Lease expense paid to Source	—	29	—	58
Total related party lease expense	$103	$132	$207	$255

Commissions paid by ProtectCELL for protection plans sold	$—	$246	$122	$451

Claims paid on the Company's insurance-related products under the Marketing Agreement	$39	$—	$62	$—

The following table presents the amounts recorded on the Company's Consolidated Balance Sheets from related party transactions:
			At
			June 30, 2014	December 31, 2013
Accounts receivable from related parties			$—	$113

19. Subsequent Events

The Company measures subsequent events through the date of the filing of its Consolidated Financial Statements. Management has determined that the following events merit disclosure as subsequent events. As previously disclosed by the Company on a Current Report on Form 8-K, filed on August 12, 2014, the Company entered into an Agreement and Plan of Merger on August 11, 2014, to be acquired by subsidiaries of Tiptree Financial Inc. (NASDAQ: TIPT) for approximately $218.0 million in cash.  Tiptree is a publicly traded diversified holding company, with subsidiaries that operate in four industry segments: insurance and insurance services, specialty finance, asset management and real estate.  Following the execution of the merger agreement, stockholders representing approximately 62% of the outstanding shares of Fortegra common stock executed a written consent adopting and approving the merger agreement. No additional stockholder approvals are necessary to adopt the merger agreement or consummate the transaction. The merger agreement includes a 30-day "go-shop" period during which the Company is permitted to solicit and enter into negotiations with interested parties that offer alternative proposals.  Closing of the merger is subject to the satisfaction of customary conditions including, among other

Annex G-27

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

things, insurance regulatory approvals and expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A") represents an overview of our results of operations and financial condition. The MD&A should be read in conjunction with the Consolidated Financial Statements and Notes thereto included in ITEM 1 of this Form 10-Q. Except for the historical information contained herein, the discussions in MD&A contain forward-looking statements that involve risks and uncertainties. Our future results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in PART II, "ITEM 1A. Risk Factors" of this Form 10-Q.

Critical Accounting Policies
Our critical accounting policies involving significant judgments and assumptions used in the preparation of the Consolidated Financial Statements as of June 30, 2014 are unchanged from those presented in the MD&A of Our 2013 Form 10-K.

Recently Issued Accounting Standards
For a discussion of recently issued accounting standards, see the Note "Summary of Significant Accounting Policies" of the Notes to Consolidated Financial Statements included in ITEM 1 of this Form 10-Q.

Components of Revenues and Expenses
For a complete discussion of our "Components of Revenues and Expenses," see the MD&A in PART II, ITEM 7, of Fortegra's 2013 Form 10-K.

Use of Non-GAAP Financial Measures
Management uses certain Non-GAAP financial measures in its analysis of our operating performance.  See "Use of Non-GAAP Financial Information" in this MD&A for a reconciliation of such financial measures to comparable financial measures based on U.S. GAAP.

EXECUTIVE SUMMARY
The following provides an overview of events and financial results for the three and the six months ended June 30, 2014:

Overview of Events
On December 31, 2012, we acquired ProtectCELL and 4Warranty. Their impact on our financial results began in 2013.

In January 2013, we announced a plan to consolidate our fulfillment, claims administration and information technology functions (the "Plan"). Prior to the Plan, such functions resided in our individual business units. The decision was part of our efforts to streamline operations, focus resources and provide first-in-class service to our customers. During the first quarter of 2013, we eliminated approximately 40 employee and contract positions. Subsequently we cross-trained personnel, further refined our mix of skills, and enhanced our tracking of transaction volumes and related metrics, allowing us to efficiently deploy resources to transaction volumes. As a result of the Plan and these changes, we have reduced costs and improved productivity.

On December 31, 2013, we completed the sale of all of the issued and outstanding stock of our subsidiaries, Bliss and Glennon and eReinsure, to AmWINS (the "Disposition"). See the Note, "Divestitures" in the Notes to Consolidated Financial Statements, included in ITEM 1 of this Form 10-Q for additional information.

In March 2014, in the exercise of our rights as a secured creditor, we took measures to protect certain assets of CIRG, a previously unconsolidated VIE, and booked an allowance for potential non-performance of the underlying note receivable guaranteed by CIRG. See the Note, "Variable Interest Entity" in the Notes to Consolidated Financial Statements, included in ITEM 1 of this Form 10-Q for additional information.

On April 11, 2014, we amended our Credit Agreement with Wells Fargo Bank, N.A., which increased our available line of credit to $100.0 million from $75.0 million, extended the maturity by two years from August 2017 to August 2019 and provided us with a more favorable interest rate schedule and unused line fees.

On August 11, 2014, we entered into an Agreement and Plan of Merger to be acquired by subsidiaries of Tiptree Financial Inc. (NASDAQ: TIPT) for approximately $218.0 million in cash.  Tiptree is a publicly traded diversified holding company, with subsidiaries that operate in four industry segments: insurance and insurance services, specialty finance, asset management and real estate.  Following the execution of the merger agreement, stockholders representing approximately 62% of the outstanding shares of our common stock executed a written consent adopting and approving the merger agreement. No additional stockholder approvals are necessary to adopt the merger agreement or consummate the transaction. The merger agreement includes a 30-day "go-shop" period during which we are permitted to solicit and enter into negotiations with interested parties that offer alternative proposals.  Closing of the merger is subject to the satisfaction of customary conditions including, among other things, insurance regulatory approvals and expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

Annex G-28

Overview of Financial Results
The Three Months Ended June 30, 2014 as compared to The Three Months Ended June 30, 2013
Our income from continuing operations before non-controlling interests for the three months ended June 30, 2014 increased $0.5 million, or 13.4%, to $3.9 million from $3.4 million for the three months ended June 30, 2013. This increase was primarily due to revenue growth, particularly in our payment protection products and auto insurance products (in prior period filings with the SEC, we referred to auto insurance products as auto products).

For the three months ended June 30, 2014, our total revenues increased $3.6 million, or 4.2%, to $88.5 million from $84.9 million for the three months ended June 30, 2013. The increase in revenues for 2014 includes organic growth of $0.7 million and $4.2 million as a result of the accounting treatment required under purchase accounting for the ProtectCELL acquisition, partially offset by $1.3 million of net realized gains on the sale of investments in 2013 that did not reoccur in 2014. The organic growth is primarily attributable to increases of $3.3 million from our payment protection products, and $1.6 million from our auto insurance products. These increases were partially offset by a $2.4 million decrease in motor club revenues, a $1.3 million decrease in organic ProtectCELL revenues, and a $0.5 million net decrease from our smaller revenue streams.

Total expenses increased $3.0 million, or 3.7%, to $82.9 million for the three months ended June 30, 2014 from $79.9 million for the same period in 2013. In the current quarter, there were decreases of $0.9 million in member benefit claims and $0.7 million in net losses and loss adjustment expenses due to lower claims in the ProtectCELL and payment protection products. Total expenses increased $4.2 million as a result of the accounting treatment required under purchase accounting for the ProtectCELL acquisition, primarily in commissions. The 2013 period also included a gain on the sale of subsidiary of $0.4 million, which reduced total expenses in that period.

Net revenues, a Non-GAAP financial measure, increased $1.4 million, or 5.2%, to $27.3 million for the three months ended June 30, 2014 compared to $25.9 million for the same period in 2013. This increase represents the organic growth in total revenues and lower member benefit claims and net losses and loss adjustment expenses, partially offset by increased commissions due to the growth in revenues, and the 2013 net realized investment gains that did not reoccur in 2014.

Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") from continuing operations, a Non-GAAP financial measure, increased $0.6 million, or 7.3%, to $9.1 million for the three months ended June 30, 2014 compared to $8.5 million for the same period in 2013. The EBITDA from continuing operations margin, a Non-GAAP financial measure, was 33.3% for the quarter ended June 30, 2014 compared to 32.6% for the quarter ended June 30, 2013.

Net income attributable to Fortegra Financial Corporation decreased $1.2 million, or 26.2%, to $3.3 million for the three months ended June 30, 2014 from $4.4 million for the three months ended June 30, 2013. Earnings per diluted share attributable to Fortegra Financial Corporation decreased 27.3% to $0.16 for the three months ended June 30, 2014 from $0.22 for the same period in 2013. These decreases were attributable to the results of discontinued operations for the three months ended June 30, 2013 of $1.2 million, or $0.06 per diluted share.

The Six Months Ended June 30, 2014 as compared to The Six Months Ended June 30, 2013
Our income from continuing operations before non-controlling interests for the six months ended June 30, 2014 increased $2.2 million, or 39.6%, to $7.6 million from $5.5 million for the six months ended June 30, 2013. This increase was primarily due to revenue growth, particularly in our payment protection products, ProtectCELL, and auto insurance products.

For the six months ended June 30, 2014, our total revenues increased $13.9 million, or 8.4%, to $179.1 million from $165.1 million for the six months ended June 30, 2013. The increase in revenues for 2014 includes organic growth of $5.9 million and $9.3 million as a result of the accounting treatment required under purchase accounting for the ProtectCELL acquisition, partially offset by $1.3 million of net realized gains on the sale of investments in 2013 that did not reoccur in 2014. The organic growth is primarily attributable to increases of $7.3 million from our payment protection products, $3.1 million from our auto insurance products and $2.4 million in higher service and administration fees from ProtectCELL products. These increases were partially offset by a $5.0 million decrease in motor club revenues and a $2.1 million decrease in our insurance client administrative revenues.

Total expenses increased $10.1 million, or 6.4%, to $167.7 million for the six months ended June 30, 2014 from $157.6 million for the same period in 2013. In the current year to date period, there was a decrease of $0.4 million in net losses and loss adjustment expenses due to lower claims, and a $0.4 million increase in member benefit claims due primarily to severe weather affecting motor club claims. Total expenses increased $9.3 million as a result of the accounting treatment required under purchase accounting for the ProtectCELL acquisition. This accounting treatment affected commissions by $8.9 million, partially offset by lower organic commissions of $0.4 million, and affected other operating costs by $0.4 million, offset by various cost savings including lower professional fees, reduced cost of outsourcing, and non-recurrence of 2013 costs for the direct to consumer initiative. Personnel costs decreased $0.1 million; the 2014 period reflects increased staffing costs, primarily in ProtectCELL operations, to support business objectives, while the 2013 period included $1.2 million of costs associated with the Plan. The 2014 period included a $1.3 million charge to expense associated with the allowance established against the CIRG note receivable, and the 2013 period included a $0.4 million gain on the sale of a subsidiary which reduced total expenses in that period.

Annex G-29

Net revenues, a Non-GAAP financial measure, increased $5.4 million, or 10.7%, to $56.3 million for the six months ended June 30, 2014 compared to $50.8 million for the same period in 2013. This increase represents the organic revenue growth in payment protection, auto insurance, and ProtectCELL products, partially offset by lower insurance client administrative revenues and the 2013 net realized investment gains that did not reoccur in 2014.

EBITDA from continuing operations, a Non-GAAP financial measure, increased $3.8 million, or 26.3%, to $18.3 million for the six months ended June 30, 2014 compared to $14.5 million for the same period in 2013. EBITDA from continuing operations margin, a Non-GAAP financial measure, was 33.3% for the quarter ended June 30, 2014 compared to 32.6% for the quarter ended June 30, 2013.

Net income attributable to Fortegra Financial Corporation decreased $0.8 million, or 11.0%, to $6.2 million for the six months ended June 30, 2014 from $6.9 million for the six months ended June 30, 2013. Earnings per diluted share attributable to Fortegra Financial Corporation decreased 11.8% to $0.30 for the six months ended June 30, 2014 from $0.34 for the same period in 2013. These decreases were attributable to the results of discontinued operations for the six months ended June 30, 2013 of $2.5 million, or $0.12 per diluted share, partially offset by positive growth in earnings from continuing operations in the current period.

RESULTS OF OPERATIONS
The following table presents our Consolidated Statements of Income for the following periods:

	For the Three Months Ended June 30,
(in thousands, except shares, per share amounts and percentages)	2014	2013	$ Change from 2013	% Change from 2013
Revenues:
Service and administrative fees	$42,074	$42,040	$34	0.1%
Ceding commissions	11,996	6,957	5,039	72.4
Net investment income	777	746	31	4.2
Net realized investment gains	4	1,280	(1,276)	(99.7)
Net earned premium	33,163	33,681	(518)	(1.5)
Other income	510	243	267	109.9
Total revenues	88,524	84,947	3,577	4.2
Expenses:
Net losses and loss adjustment expenses	9,877	10,604	(727)	(6.9)
Member benefit claims	10,511	11,424	(913)	(8.0)
Commissions	40,842	36,986	3,856	10.4
Personnel costs	9,980	9,508	472	5.0
Other operating expenses	8,237	8,364	(127)	(1.5)
Depreciation and amortization	1,229	1,205	24	2.0
Amortization of intangibles	1,318	1,299	19	1.5
Interest expense	934	946	(12)	(1.3)
(Gain) on sale of subsidiary	—	(402)	402	—
Total expenses	82,928	79,934	2,994	3.7
Income from continuing operations before income taxes	5,596	5,013	583	11.6
Income taxes - continuing operations	1,718	1,593	125	7.8
Income from continuing operations before non-controlling interests	3,878	3,420	458	13.4
Discontinued operations:
Income from discontinued operations - net of tax	—	1,207	(1,207)	(100.0)
Discontinued operations - net of tax	—	1,207	(1,207)	(100.0)
Net income before non-controlling interests	3,878	4,627	(749)	(16.2)
Less: net income attributable to non-controlling interests	602	185	417	225.4
Net income attributable to Fortegra Financial Corporation	$3,276	$4,442	$(1,166)	(26.2)%

Earnings per share - Basic:
Net income from continuing operations - net of tax	$0.17	$0.17
Discontinued operations - net of tax	—	0.06
Net income attributable to Fortegra Financial Corporation	$0.17	$0.23

Earnings per share - Diluted:
Net income from continuing operations - net of tax	$0.16	$0.16
Discontinued operations - net of tax	—	0.06
Net income attributable to Fortegra Financial Corporation	$0.16	$0.22

Weighted average common shares outstanding:
Basic	19,745,115	19,540,610
Diluted	20,440,133	20,523,090

Annex G-30

	For the Six Months Ended June 30,
(in thousands, except shares, per share amounts and percentages)	2014	2013	$ Change from 2013	% Change from 2013
Revenues:
Service and administrative fees	$86,042	$80,898	$5,144	6.4%
Ceding commissions	22,545	14,120	8,425	59.7
Net investment income	1,484	1,649	(165)	(10.0)
Net realized investment gains	5	1,287	(1,282)	(99.6)
Net earned premium	68,091	66,823	1,268	1.9
Other income	885	334	551	165.0
Total revenues	179,052	165,111	13,941	8.4
Expenses:
Net losses and loss adjustment expenses	20,703	21,139	(436)	(2.1)
Member benefit claims	21,182	20,790	392	1.9
Commissions	80,913	72,348	8,565	11.8
Personnel costs	20,171	20,305	(134)	(0.7)
Other operating expenses	16,462	16,439	23	0.1
Depreciation and amortization	2,478	2,382	96	4.0
Amortization of intangibles	2,635	2,767	(132)	(4.8)
Interest expense	1,854	1,799	55	3.1
Loss on note receivable	1,317	—	1,317	100.0
(Gain) on sale of subsidiary	—	(402)	402	100.0
Total expenses	167,715	157,567	10,148	6.4
Income from continuing operations before income taxes	11,337	7,544	3,793	50.3
Income taxes - continuing operations	3,700	2,075	1,625	78.3
Income from continuing operations before non-controlling interests	7,637	5,469	2,168	39.6
Discontinued operations:
Income from discontinued operations - net of tax	—	2,469	(2,469)	(100.0)
Discontinued operations - net of tax	—	2,469	(2,469)	(100.0)
Net income before non-controlling interests	7,637	7,938	(301)	(3.8)
Less: net income attributable to non-controlling interests	1,463	1,003	460	45.9
Net income attributable to Fortegra Financial Corporation	$6,174	$6,935	$(761)	(11.0)%

Earnings per share - Basic:
Net income from continuing operations - net of tax	$0.31	$0.23
Discontinued operations - net of tax	—	0.13
Net income attributable to Fortegra Financial Corporation	$0.31	$0.36

Earnings per share - Diluted:
Net income from continuing operations - net of tax	$0.30	$0.22
Discontinued operations - net of tax	—	0.12
Net income attributable to Fortegra Financial Corporation	$0.30	$0.34

Weighted average common shares outstanding:
Basic	19,698,444	19,548,632
Diluted	20,463,929	20,583,951

REVENUES
Service and Administrative Fees
Service and administrative fees for the three months ended June 30, 2014 increased 0.1% to $42.1 million from $42.0 million for the three months ended June 30, 2013. The increase included $4.2 million due to the accounting treatment required under purchase accounting for the ProtectCELL acquisition, offset by decreases of $2.4 million in motor club revenues and $1.3 million in ProtectCELL revenues due mainly to competitive pressures, and a $0.5 million net decrease from our smaller revenue streams.

Service and administrative fees for the six months ended June 30, 2014 increased $5.1 million, or 6.4%, to $86.0 million from $80.9 million for the six months ended June 30, 2013. The increase included $9.3 million due to the accounting treatment required under purchase accounting for the ProtectCELL acquisition. Organic revenue growth from our ProtectCELL products of $2.4 million due to the earnings impact of robust prior year sales, and growth from auto insurance products of $1.0 million through new relationships were partially offset by decreases of $5.0 million in motor club revenues due to competitive pressures, $2.1 million in insurance client administrative revenues due to reduced service opportunities from a key client, and $0.4 million in premium finance loan administration

Annex G-31

fees due to the change from loan administration to loan issuance in that product.

Ceding Commissions
Ceding commissions for the three months ended June 30, 2014 increased $5.0 million, or 72.4%, to $12.0 million from $7.0 million for the three months ended June 30, 2013. This increase primarily resulted from growth in ceded credit insurance service and administrative fees from both higher direct premium volume and increased ceding percentages on our recently amended reinsurance agreements with London Life and London International, which occurred in early 2014 and did not impact our 2013 results. In addition, underwriting profits increased due to favorable loss ratios in the ceded credit insurance business. For the three months ended June 30, 2014, ceding commissions included $8.6 million in service and administrative fees, $3.2 million in underwriting profits, and $0.1 million in net investment income.

Ceding commissions for the six months ended June 30, 2014 increased $8.4 million, or 59.7%, to $22.5 million from $14.1 million for the six months ended June 30, 2013. This increase primarily resulted from growth in ceded credit insurance service and administrative fees from both higher direct premium volume and increased ceding percentages on our recently amended reinsurance agreements with London Life and London International, which occurred early in 2014 and did not impact our 2013 results. In addition, underwriting profits increased due to favorable loss ratios in the ceded credit insurance business. For the six months ended June 30, 2014, ceding commissions included $16.2 million in service and administrative fees, $6.1 million in underwriting profits, and $0.2 million in net investment income.

Net Investment Income
Net investment income for the three months ended June 30, 2014 increased 4.2%, to $0.8 million from $0.7 million for the three months ended June 30, 2013. The increase was primarily attributable to a higher average balance of our fixed maturity securities, which was partially offset by a decrease in the overall yield of the investment portfolio.

Net investment income for the six months ended June 30, 2014 decreased $0.2 million, or 10.0%, to $1.5 million from $1.6 million for the six months ended June 30, 2013. The decrease was primarily attributable to $0.1 million of investment income attributable to ProtectCELL recorded in 2013 that was not repeated in 2014, along with a decrease in the overall yield of the investment portfolio. The decrease in the overall yield for the six months ended June 30, 2014, compared to the same period in 2013, was partially offset by an increase in the average balance of our fixed maturity securities.
Net Realized Investment Gains
Net realized gains on the sale of investments and the gross proceeds from the sales of investments were not material to our results of operations for the three and the six months ended June 30, 2014. Net realized gains on the sale of investments totaled $1.3 million for the three months ended June 30, 2013. Nearly all of the gains for the six-month period ending June 30, 2013 were attributable to investment sales occurring during the three months ended June 30, 2013.

Net Earned Premium
Net earned premium for the three months ended June 30, 2014 decreased $0.5 million, or 1.5%, to $33.2 million from $33.7 million for the three months ended June 30, 2013. This decrease resulted primarily from growth in ceded credit insurance premiums due to the recently amended reinsurance agreements with London Life and London International, which occurred early in 2014 and did not impact 2013. This change had the effect of lowering net earned premiums by the corresponding amount ceded to the reinsurers. Our direct and assumed earned premium increased $18.9 million resulting from production gains from existing and new clients distributing our credit insurance, warranty and auto insurance products, which also represented geographic expansion particularly in Texas and California. Because of this increase in production and the increased ceding percentages on our reinsurance program with London Life and London International, ceded earned premiums increased $19.4 million for the three months ended June 30, 2014. On average, we maintained a 70.1% overall cession rate of direct and assumed earned premium for the three months ended June 30, 2014 compared with 63.3% for the same period in 2013.

Net earned premium for the six months ended June 30, 2014 increased $1.3 million, or 1.9%, to $68.1 million from $66.8 million for the six months ended June 30, 2013. This increase was primarily due to growth in direct and assumed earned premium of $35.3 million resulting from increased production from existing and new clients distributing our credit insurance, warranty and auto insurance products, and from geographic expansion. Because of this increase in production and the increased ceding percentages on our reinsurance program with London Life and London International, ceded earned premiums increased $34.0 million for the six months ended June 30, 2014. On average, we maintained a 68.9% overall cession rate of direct and assumed earned premium for the six months ended June 30, 2014 compared with 63.7% for the same period in 2013.

Other Income
Other income for the three months ended June 30, 2014 increased $0.3 million, or 109.9%, to $0.5 million from $0.2 million for the three months ended June 30, 2013. The increase was principally due to $0.3 million of interest income from our premium financing program for South Bay, which began late in the fourth quarter of 2013.

Annex G-32

Other income for the six months ended June 30, 2014 increased $0.6 million, or 165.0%, to $0.9 million from $0.3 million for the six months ended June 30, 2013. The increase was principally due to $0.6 million of interest income from our premium financing program for South Bay, which began late in the fourth quarter of 2013.

EXPENSES
Net Losses and Loss Adjustment Expenses
Net losses and loss adjustment expenses for the three months ended June 30, 2014 decreased $0.7 million, or 6.9%, to $9.9 million, from $10.6 million for the three months ended June 30, 2013. Our net losses and loss adjustment expense ratio improved from 31.5% in the 2013 period to 29.8% in 2014 due to lower incurred claims. The decrease in net losses and loss adjustment expenses resulted primarily from an increase in ceded credit insurance losses due to the recently amended reinsurance agreements with London Life and London International, which occurred early in 2014 and did not impact 2013. This change had the effect of lowering net losses and loss adjustment expenses by the corresponding amount ceded to the reinsurers. For the 2014 period, our direct and assumed losses increased by $4.5 million, or 20.2%, as compared with the same period in 2013. For the 2014 period, our ceded losses were higher by $5.3 million, or 44.3%, as compared with the same period in 2013, partially offsetting the increase in direct and assumed losses, which resulted predominantly from the changes in our reinsurance program with London Life and London International. The overall cession rate of direct and assumed losses and loss adjustment expenses for the three months ended June 30, 2014 increased to 63.4%, from 52.8% for the same period in 2013, with the increase primarily attributable to the change in the reinsurance program noted above.

Net losses and loss adjustment expenses for the six months ended June 30, 2014 decreased $0.4 million, or 2.1%, to $20.7 million, from $21.1 million for the six months ended June 30, 2013. Our net losses and loss adjustment expense ratio improved from 31.6% in the 2013 period to 30.4% in 2014 due to lower incurred claims. The decrease in net losses and loss adjustment expenses resulted primarily from growth in ceded credit insurance losses due to the recently amended reinsurance agreements with London Life and London International, which occurred early in 2014 and did not impact 2013. For the 2014 period, our direct and assumed losses increased by $9.6 million, or 22.1%, as compared with the same period in 2013. For the 2014 period, our ceded losses were higher by $10.1 million, or 44.9%, as compared with the same period in 2013, more than offsetting the increase in direct and assumed losses, which resulted predominantly from the changes in our reinsurance program with London Life and London International. The overall cession rate of direct and assumed losses and loss adjustment expenses for the six months ended June 30, 2014 increased to 61.0%, from 51.4% for the same period in 2013, with the increase primarily attributable to the change in the reinsurance program noted above.

Member Benefit Claims
Member benefit claims for the three months ended June 30, 2014 decreased $0.9 million, or 8.0%, to $10.5 million, from $11.4 million for the three months ended June 30, 2013. This decrease resulted principally from a $1.1 million decrease in ProtectCELL member benefits claims, which was partially offset by a $0.2 million increase in motor club member benefits claims.

Member benefit claims for the six months ended June 30, 2014 increased $0.4 million, or 1.9%, to $21.2 million, from $20.8 million for the six months ended June 30, 2013. This increase resulted principally from a $0.4 million increase in motor club member benefits claims due primarily to severe weather affecting motor club claims. ProtectCELL member claims remained consistent at $18.4 million for the six months ended June 30, 2014 and 2013, respectively.

Commissions
Commissions for the three months ended June 30, 2014 increased $3.9 million, or 10.4%, to $40.8 million from $37.0 million for the three months ended June 30, 2013. The increase included organic growth of $2.7 million from payment protection products, and $0.3 million from auto insurance products. These increases were partially offset by a decrease of $2.4 million in motor club commissions resulting from the decrease in motor club revenues and a shift in the relative mix of products sold toward those with lower commission rates. In addition, ProtectCELL commissions increased $3.3 million, of which $4.0 million was due to the accounting treatment required under purchase accounting for the ProtectCELL acquisition.

Commissions for the six months ended June 30, 2014 increased $8.6 million, or 11.8%, to $80.9 million, from $72.3 million for the six months ended June 30, 2013. The increase included organic growth of $4.3 million from payment protection products and $0.6 million from auto insurance products. These increases were partially offset by a decrease of $4.9 million in motor club commissions due to the decrease in motor club revenues and a shift in the relative mix of products sold toward those with lower commission rates. In addition, ProtectCELL commissions increased $8.7 million, of which $8.9 million was due to the accounting treatment required under purchase accounting for the ProtectCELL acquisition.

Personnel Costs
Personnel costs for the three months ended June 30, 2014 increased $0.5 million or 5.0%, to $10.0 million from $9.5 million for the three months ended June 30, 2013. For the three months ended June 30, 2014, compared to 2013, personnel costs of ProtectCELL increased $0.4 million as a result of adding staff throughout 2013 to support business objectives. Stock-based compensation expense included in personnel costs totaled $0.2 million for the three months ended June 30, 2014 and 2013, respectively.

Personnel costs for the six months ended June 30, 2014 decreased $0.1 million, or 0.7%, to $20.2 million from $20.3 million for the

Annex G-33

six months ended June 30, 2013. The 2014 period reflects increased staffing costs, primarily in ProtectCELL operations, to support business objectives, while the 2013 period included $1.2 million of costs associated with the Plan. Our personnel levels remained consistent, as we employed 477 people at June 30, 2014 compared to 476 at June 30, 2013. Stock-based compensation expense included in personnel costs decreased to $0.3 million for the six months ended June 30, 2014 from $0.4 million for the same period in 2013.

Other Operating Expenses
Other operating expenses for the three months ended June 30, 2014 decreased 1.5% to $8.2 million, from $8.4 million for the three months ended June 30, 2013. Other operating expenses for the six months ended June 30, 2014 increased 0.1%, to $16.5 million, from $16.4 million for the six months ended June 30, 2013. Other operating expenses for both periods in 2014 were relatively consistent with the 2013 periods, even though net revenues, a Non-GAAP financial measure, for the three and the six months ended June 30, 2014 increased 5.2% and 10.7%%, respectively.

Depreciation and Amortization
Depreciation and amortization expense for the three months ended June 30, 2014 and 2013 remained consistent at $1.2 million, respectively. Depreciation and amortization expense for the six months ended June 30, 2014 increased $0.1 million, or 4.0%, to $2.5 million from $2.4 million for the six months ended June 30, 2013, due to higher levels of depreciable and amortizable assets in service during 2014 compared to the same period in 2013.

Amortization of Intangibles
Amortization expense on intangibles for the three months ended June 30, 2014 and 2013, remained consistent at $1.3 million, respectively. Amortization expense on intangibles for the six months ended June 30, 2014 decreased $0.2 million to $2.6 million from $2.8 million for the six months ended June 30, 2013 as more amortizable intangible assets became fully amortized during 2014.

Interest Expense
Interest expense for the three months ended June 30, 2014 and 2013, remained consistent at $0.9 million, respectively. Interest expense for the six months ended June 30, 2014 increased $0.1 million, or 3.1%, to $1.9 million from $1.8 million for the six months ended June 30, 2013, with the increase attributable to the additional interest expense incurred on borrowings under our line of credit with Synovus Bank, which supports our premium receivable product offering at South Bay.

Loss on Note Receivable
For the six months ended June 30, 2014, we recorded a $1.3 million loss resulting from establishing the allowance against the CIRG note receivable, which we entered into in connection with the sale of CIRG in July of 2011.

Income Taxes
Income taxes for the three months ended June 30, 2014 increased $0.1 million, or 7.8%, to $1.7 million from $1.6 million for the three months ended June 30, 2013, with the increase primarily attributable to a higher level of pretax income, partially offset by slightly more favorable tax preference items for the 2014 period compared to the same period in 2013. These factors caused our effective tax rate to be 30.7% for the three months ended June 30, 2014 compared to 31.8% for the same period in 2013.

Income taxes for the six months ended June 30, 2014 increased $1.6 million, or 78.3%, to $3.7 million from $2.1 million for the six months ended June 30, 2013, with the increase primarily attributable to a higher level of pretax income and a lower level of tax preference items in 2014 compared to 2013. These factors caused our effective tax rate to be 32.6% for the six months ended June 30, 2014 compared to 27.5% for the same period in 2013. See the Note, "Income Taxes" in the Notes to Consolidated Financial Statements, included in ITEM 1 of this Form 10-Q for additional information and a reconciliation of the items impacting our income taxes and our effective tax rate.

Divestitures - Discontinued Operations
On December 31, 2013, we completed the sale of all of the issued and outstanding stock of our subsidiaries, Bliss and Glennon and eReinsure.com, to AmWINS, pursuant to the terms of the Purchase Agreement. As consideration for the Disposition, we received net cash proceeds of $81.8 million, representing gross proceeds of $83.5 million less $1.0 million in transaction fees paid at the time of closing and $0.7 million of cash held by the disposed entities. We utilized the cash proceeds received on December 31, 2013 to pay off our existing credit facility with Wells Fargo Bank, N.A. Due to the Disposition, we no longer operate in the businesses of wholesale insurance brokerage and selling or licensing of a computerized system or platform for the negotiation and/or placement of facultative reinsurance. See the Notes, "Summary of Significant Accounting Policies - Discontinued Operations" and "Divestitures" in the Notes to Consolidated Financial Statements, included in ITEM 1 of this Form 10-Q for additional information.

Annex G-34

The following table presents the amounts related to discontinued operations in our Consolidated Statements of Income:

(in thousands)	For the Three Months Ended	For the Six Months Ended
	June 30, 2013	June 30, 2013
Income from discontinued operations:
Revenues:
Brokerage commissions and fees	$9,891	$19,622
Net investment income	6	12
Other income	16	16
Total revenues	9,913	19,650

Expenses:
Personnel costs	5,086	10,135
Other operating expenses	1,546	2,888
Depreciation and amortization	162	303
Amortization of intangibles	481	961
Interest expense	598	1,189
Total expenses	7,873	15,476
Income from discontinued operations before income taxes	2,040	4,174
Income taxes - discontinued operations	833	1,705
Discontinued operations - net of tax	$1,207	$2,469

USE OF NON-GAAP FINANCIAL INFORMATION
We present certain financial measures related to our business that are "Non-GAAP financial measures" within the meaning of Item 10 of Regulation S-K in this Form 10-Q. We present these Non-GAAP financial measures to provide investors with additional information to analyze our performance from period to period.  Management also uses these measures to assess performance and to allocate resources in managing our businesses.  However, investors should not consider these Non-GAAP financial measures as a substitute for the financial information that we report in accordance with U.S. GAAP.  These Non-GAAP financial measures reflect subjective determinations by management, and may differ from similarly titled Non-GAAP financial measures presented by other companies.

In this Form 10-Q, we present Net revenues, Operating expenses, EBITDA from continuing operations and Adjusted EBITDA from continuing operations. These financial measures are Non-GAAP financial measures and are not recognized terms under U.S. GAAP and should not be used as an indicator of, and are not an alternative to, net income as a measure of operating performance. Net revenues are total revenues less net losses and loss adjustment expenses, member benefit claims, and commission expenses. Operating expenses are the sum of personnel costs and other operating expenses. EBITDA from continuing operations is net income before interest expense, income taxes, net income attributable to non-controlling interests, depreciation and amortization. Adjusted EBITDA from continuing operations means "Consolidated Adjusted EBITDA" which is defined under our credit facility with Wells Fargo Bank, N.A., which in general terms means consolidated net income from continuing operations before non-controlling interests, consolidated interest expense, consolidated amortization expense, consolidated depreciation expense and consolidated income tax expense, relating to continuing operations. The other items excluded in this calculation may include if applicable, but are not limited to, specified acquisition costs, impairment of goodwill and other non-cash charges, stock-based compensation expense, and unusual or non-recurring charges and items that affect comparability of results. The calculations below do not give effect to certain additional adjustments permitted under our credit facility, which if included, would increase the amount of Adjusted EBITDA from continuing operations reflected in the table. We believe presenting EBITDA from continuing operations and Adjusted EBITDA from continuing operations provides investors with supplemental financial measures of our operating performance.

In addition to the financial covenant requirements under our credit facility, management uses Net revenues, Operating expenses, EBITDA from continuing operations and Adjusted EBITDA from continuing operations as financial measures of operating performance for planning purposes, which may include, but are not limited to, the preparation of budgets and projections, the determination of bonus compensation for executive officers, the analysis of the allocation of resources and the evaluation of the effectiveness of business strategies. We use Net revenues as another means of understanding product contributions to our results. We use Operating expenses to reconcile from Net revenues to EBITDA. Although we use EBITDA from continuing operations and Adjusted EBITDA from continuing operations as financial measures to assess the operating performance of our business, both measures have significant limitations as analytical tools because they exclude certain material expenses. For example, they do not include interest expense and the payment of income taxes, which are both a necessary element of our costs and operations. Since we use property and equipment to generate service revenues, depreciation expense is a necessary element of our costs. In addition, the omission of amortization expense associated with our intangible assets further limits the usefulness of these financial measures. Management believes the inclusion of the adjustments to EBITDA from continuing operations and Adjusted EBITDA from continuing operations are appropriate to provide additional information to investors about certain material non-cash items and about unusual items that we do not expect to continue at the same level in the future. Because EBITDA from continuing operations and Adjusted EBITDA from continuing operations do not

Annex G-35

account for these expenses, its utility as a financial measure of our operating performance has material limitations. Due to these limitations, management does not view EBITDA from continuing operations and Adjusted EBITDA from continuing operations in isolation or as primary financial performance measures.

We believe EBITDA and Adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of similar companies in similar industries and to measure a company's ability to service its debt and other cash needs. Because the definitions of EBITDA and Adjusted EBITDA (or similar financial measures) may vary among companies and industries, they may not be comparable to other similarly titled financial measures used by other companies.

The following table presents a reconciliation of the components of net revenues for the following periods:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
Total revenues	$88,524	$84,947	$179,052	$165,111
Less :
Net losses and loss adjustment expenses	9,877	10,604	20,703	21,139
Member benefit claims	10,511	11,424	21,182	20,790
Commissions	40,842	36,986	80,913	72,348
Net revenues	$27,294	$25,933	$56,254	$50,834

The following table presents a reconciliation of the components of operating expenses for the following periods:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
Personnel costs	$9,980	$9,508	$20,171	$20,305
Other operating expenses	8,237	8,364	16,462	16,439
Operating expenses	$18,217	$17,872	$36,633	$36,744

The following table presents a reconciliation of income from continuing operations before non-controlling interests to EBITDA from continuing operations and Adjusted EBITDA from continuing operations for the following periods:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in thousands)	2014	2013	2014	2013
Income from continuing operations before non-controlling interests	$3,878	$3,420	$7,637	$5,469
Depreciation	1,229	1,205	2,478	2,382
Amortization of intangibles	1,318	1,299	2,635	2,767
Interest expense	934	946	1,854	1,799
Income taxes	1,718	1,593	3,700	2,075
EBITDA from continuing operations	9,077	8,463	18,304	14,492
Transaction costs (1)	18	55	28	141
Restructuring expenses	—	80	—	1,234
(Gain) on sale of subsidiary	—	(402)	—	(402)
Legal expenses	—	243	—	243
Stock-based compensation expense	291	328	581	632
Loss on note receivable	—	—	1,317	—
Adjusted EBITDA from continuing operations	$9,386	$8,767	$20,230	$16,340

EBITDA from continuing operations margin (2)	33.3%	32.6%	32.5%	28.5%
Adjusted EBITDA from continuing operations margin (3)	34.4%	33.8%	36.0%	32.1%

(1) Represents transaction costs associated with completed and/or potential acquisitions.
(2) EBITDA from continuing operations margin is calculated by dividing EBITDA from continuing operations by Net Revenues.
(3) Adjusted EBITDA from continuing operations margin is calculated by dividing Adjusted EBITDA from continuing operations by Net Revenues.

Annex G-36

LIQUIDITY AND CAPITAL RESOURCES
Liquidity
Liquidity describes the ability of a company to generate adequate cash flows to meet the cash requirements of its business operations, including working capital needs, capital expenditures, debt service, acquisitions and other commitments and contractual obligations. We historically have derived our liquidity primarily from our invested assets, cash flows from operations, ordinary and extraordinary dividend capacity from our subsidiary insurance companies and our credit facilities. When considering our liquidity, it is important to note that our restricted cash is held in a fiduciary capacity and is available only to satisfy certain future cash payment obligations that are recorded as liabilities.

Our primary cash requirements include the payment of operating expenses, interest and principal payments on debt, capital expenditures and acquisitions. We may also incur unexpected costs and operating expenses related to any unforeseen disruptions to our facilities and equipment, the loss of key personnel or changes in the credit markets and interest rates, which could increase our immediate cash requirements or otherwise impact our liquidity.

Our primary sources of liquidity include our total investments, cash and cash equivalent balances, and availability under our revolving credit facilities. At June 30, 2014, we had total available-for-sale and short-term investments of $152.6 million (which included restricted investments of $16.0 million), cash and cash equivalents of $10.7 million and $97.0 million of available capacity on our credit facilities. At December 31, 2013, we had total investments of $138.8 million (which included restricted investments of $16.5 million), cash and cash equivalents of $21.7 million and $75.1 million of available capacity on our credit facilities. Our total indebtedness, including notes payable and preferred trust securities, was $46.0 million at June 30, 2014 compared to $38.3 million at December 31, 2013.

We believe that our cash flows from operations and the availability under our credit facilities, combined with our low capital expenditure requirements, will provide us with adequate capital to continue to grow our business over the next several years, although we cannot give any assurances. We intend to use a portion of our available cash flows to pay interest on our outstanding debt, thus limiting the amount available for working capital, capital expenditures and other general corporate purposes. If we continue to expand our business and make acquisitions, we may in the future require additional working capital to meet our future business needs. This additional working capital may be in the form of additional debt or equity. Although we believe we have adequate liquidity under our credit facilities, as discussed above, under adverse market conditions or in the event of a default under our credit facilities, there can be no assurance that such funds would be available or adequate, and, in such a case, we may not be able to successfully obtain additional financing on favorable terms, or at all, or replace our existing credit facilities upon their respective maturity dates.

Cash Exceeding Federal Deposit Insurance Corporation ("FDIC") Limits
We maintain cash and cash equivalents with major third party financial institutions, including interest-bearing money market accounts, which are insured by the FDIC's standard insurance limit of $250,000 per depositor per institution. Our accounts containing cash and cash equivalents may exceed the FDIC's standard insurance limit from time to time.

Our cash balances, including restricted cash, exceeding the FDIC standard insurance limit totaled $9.0 million at June 30, 2014 and $18.9 million at December 31, 2013. To date, we have not experienced any loss of, or lack of access to, our cash and cash equivalents or our restricted cash. Although we periodically monitor and adjust the balances of these accounts as needed, the balances of these accounts nonetheless remain subject to unexpected, adverse conditions in the financial markets and could be adversely impacted if a financial institution with which we maintain an account fails. We will continue to monitor our accounts held at depository institutions.
We can give no assurances that we will not lose deposited funds exceeding the FDIC standard insurance limit or access to these funds due to adverse conditions in the financial markets or if a financial institution with which we maintain an account fails.

Share Repurchase Plan
We have a share repurchase plan that allows us to purchase up to $15.0 million in total of our common stock from time to time through open market or private transactions. We did not repurchase any of our common stock during the three or the six months ended June 30, 2014. For the three months and six months ended June 30, 2013, respectively, we repurchased 200,000 shares of outstanding common stock at an average price of $6.79 per share at a total cost of $1.4 million. At June 30, 2014, we had $7.2 million still available for repurchase under the plan. See PART II, ITEM 2 included in this Form 10-Q, for more information on our share repurchase plan.

Regulatory Requirements
Dividends Limitations
We are a holding company and have limited direct operations. Our holding company assets consist primarily of the capital stock of our subsidiaries. Accordingly, our future cash flows depend upon the availability of dividends and other payments from our subsidiaries, including statutorily permissible payments from our insurance company subsidiaries, as well as payments under our tax allocation agreement and management agreements with our subsidiaries.

Annex G-37

The following table sets forth the dividends paid to us by our insurance company subsidiaries during the following periods:

	For the Six Months Ended	For the Twelve Months Ended
(in thousands)	June 30, 2014	December 31, 2013
Ordinary dividends	$—	$2,383
Extraordinary dividends	—	—
Total dividends	$—	$2,383

Please see the Note, "Statutory Reporting and Insurance Company Subsidiaries Dividend Restrictions" in the Notes to Consolidated Financial Statements included in ITEM 1 of this Form 10-Q, for additional information.

$100.0 million Secured Credit Agreement - Wells Fargo Bank, N.A.
In April 2014, we amended the original credit agreement, entered into on August 2, 2012, (as amended, the "Credit Agreement"), with a syndicate of lenders, among them Wells Fargo Bank, N.A., who also serves as administrative agent ("Wells Fargo" or the "Administrative Agent"). The Credit Agreement matures on August 2, 2019 (subject to earlier termination) and has a revolving credit facility limit of $100.0 million (the "Revolving Facility") with a sub-limit of $10.0 million for swingline loans and $10.0 million for letters of credit. The Credit Agreement includes a provision pursuant to which, from time to time, we may request that the lenders in their discretion increase the maximum amount of commitments under the Credit Agreement by an amount not to exceed $50.0 million. The Credit Agreement also contains financial covenants, which we must maintain. The amendment to the Credit Agreement reduced the interest rate margin on revolving loans by 0.35% for each pricing level and reduced the unused line fee paid on undrawn revolving commitments by 0.05% for each pricing level.

As of June 30, 2014, we were in compliance with the financial covenants contained in the Credit Agreement. Please see the Note, "Notes Payable" in the Notes to Consolidated Financial Statements included in ITEM 1 of this Form 10-Q, for additional information on the Credit Agreement.

$15.0 million Revolving Line of Credit - Synovus Bank
At June 30, 2014, South Bay had a $15.0 million line of credit agreement (the "Line of Credit") with Synovus Bank, entered into on October 2013, with a maturity date of April 2017. The Line of Credit bears interest at a rate of 300 basis points plus the 90-day LIBOR, and is available specifically for the South Bay premium financing product. The Line of Credit allows South Bay to finance up to 90% of the eligible receivables, less an applicable reserve of $500,000. At June 30, 2014, the balance of premium financing receivables included in notes receivable, net on the Consolidated Balance Sheet, totaled $11.7 million, of which $9.4 million were eligible receivables, and the balance of the Line of Credit included in notes payable on the Consolidated Balance Sheet was $8.0 million. At June 30, 2014, South Bay was in compliance with the covenants required by the Line of Credit.

Preferred Trust Securities
In connection with the Summit Partners Transactions, our subsidiary LOTS Intermediate Co. issued $35.0 million of fixed/floating rate preferred trust securities due in 2037. The preferred trust securities accrued interest at a rate of 9.61% per annum until the June 2012 interest payment date; thereafter, interest accrues at a rate of 3-month LIBOR plus 4.10% for each interest rate period. Interest due on the preferred trust securities is payable quarterly. We may redeem the preferred trust securities, completely or in part, at a price equal to 100% of the principal amount of such preferred trust securities outstanding plus accrued and unpaid interest.

Interest Rate Swap
At June 30, 2014, we have a single interest rate swap (the "Swap") designated as a cash flow hedge with Wells Fargo Bank, N.A. This instrument swapped the floating rate portion of our $35.0 million in outstanding preferred trust securities to a fixed rate of 3.47% per annum payable quarterly resulting in a total rate of 7.57% after adding the applicable margin of 4.10%. The Swap has a five year term, which commenced in June 2012 when the interest rate on the underlying preferred trust securities began to float, and will expire in June 2017. Please see the Note, "Derivative Financial Instruments - Interest Rate Swap" in the Notes to Consolidated Financial Statements included in ITEM 1 of this Form 10-Q, for additional information.

Invested Assets
Our invested assets consist mainly of high quality investments in fixed maturity securities, short-term investments, and a smaller allocation of common and preferred equity securities. We believe that prudent levels of investments in equity securities within our investment portfolio are likely to enhance long-term after-tax total returns without significantly increasing the risk profile of the portfolio. We regularly review our entire portfolio in the context of macroeconomic and capital market conditions. The overall credit quality of the investment portfolio was rated AA- by Standard and Poor's Rating Service at June 30, 2014 and December 31, 2013, respectively.

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Regulatory Requirements
The investments we make must comply with the applicable laws and regulations for our industry, which prescribe the kind, quality and concentration of permissible investments. In general, these laws and regulations permit investments, within specified limits and subject to certain qualifications, in federal, state and municipal obligations, corporate bonds, preferred and common equity securities, mortgage loans, real estate and other investments.

Investment Strategy
The board of directors, for each of our insurance company subsidiaries, regularly reviews and approves the applicable investment policy in order to monitor and consider various investment activities and tactics as well as new investment opportunities. Our investment strategy seeks long-term returns through disciplined security selection, portfolio diversity and an integrated approach to risk management. We select and monitor investments to balance the goals of safety, stability, liquidity, growth and after-tax total return with the need to comply with regulatory investment requirements. A third-party provider of asset management services manages our investment portfolio. We employ asset/liability management strategies to reduce the adverse effects of interest rate volatility and to increase the likelihood that cash flows are available to pay claims as they become due. Asset/liability management is accomplished by setting an asset target duration range that is influenced by the following factors: (i) the estimated reserve payout pattern, (ii) the inclusion of our tactical capital market views into the investment decision-making process and (iii) our overall risk tolerance. We aim to achieve a relatively safe and stable income stream by maintaining a broad-based portfolio of investment grade fixed maturity securities. We may also make investments in additional asset types with the objective of further enhancing the portfolio's diversification and expected returns. These additional asset types include common and redeemable preferred stock. We manage our investment risks through consideration of duration of liabilities, diversification, credit limits, careful analytic review of each investment decision, and comprehensive risk assessments of the overall portfolio.

At June 30, 2014, we held 87 individual fixed maturity and 10 individual equity securities in unrealized loss positions. At June 30, 2013, we held 103 individual fixed maturity and 10 individual equity securities in unrealized loss positions. The decrease in the number of fixed maturity securities in unrealized loss positions was primarily due to changes in bond yields and the related impact on market prices. We do not intend to sell the investments that were in an unrealized loss position at June 30, 2014 and believe that it is more likely than not that we will be able to hold these securities until full recovery of their amortized cost basis for fixed maturity securities or cost for equity securities, although we can give no assurances.

Based on management's quarterly review, none of our fixed maturity or equity securities were deemed other than temporarily impaired during the periods ended June 30, 2014 and June 30, 2013, respectively. Please see the Note, "Investments" in the Notes to Consolidated Financial Statements included in this Form 10-Q, for additional information.

Cash Flows
We monitor cash flows at the consolidated, holding company, and subsidiary levels on a monthly basis, using trend and variance analysis to project future cash needs, with adjustments made as needed. The following table presents our consolidated cash flows:

(in thousands)	For the Six Months Ended June 30,
Cash provided by (used in):	2014	2013
Operating activities	$(1,847)	$15,965
Investing activities	(15,616)	(11,835)
Financing activities	6,439	(3,749)
Net change in cash and cash equivalents	$(11,024)	$381

Our Consolidated Statement of Cash Flows for the six months ended June 30, 2013 includes the cash flows from Bliss and Glennon and eReinsure. Our Consolidated Balance Sheet as of December 31, 2013 reflects Bliss and Glennon and eReinsure as discontinued operations.

Operating Activities
Net cash used in operating activities was $1.8 million for the six months ended June 30, 2014 compared to net cash provided by operating activities of $16.0 million for the six months ended June 30, 2013. In the current period, lower sales volumes of ProtectCELL products, motor club products, and insurance client administrative services resulted in lower cash collections. We also used cash during the six months ended June 30, 2014 to extinguish $7.4 million of liabilities of discontinued operations, and to pay premium taxes and other liabilities and accrued expenses.

Investing Activities
Net cash used in investing activities was $15.6 million for the six months ended June 30, 2014 compared to $11.8 million for the six months ended June 30, 2013. The increase in net cash used in investing activities was primarily attributable to issuance of additional notes receivable, net of collections, under the South Bay premium financing program, which started late in the fourth quarter of 2013 and the cash proceeds received in the prior year period for the payoff of the $6.1 million related party note receivable, which was not

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repeated in 2014. Partially offsetting this increase was a lower level of net cash used in 2014 for net investment portfolio activity and acquisitions and divestitures compared to the same period in 2013.

Financing Activities
Net cash provided by financing activities was $6.4 million for the six months ended June 30, 2014 compared to net cash used in financing activities of $3.7 million for the six months ended June 30, 2013. The increase in 2014 primarily reflected a greater change in the utilization of our credit facilities compared to the 2013 period, which was principally due to the usage of our Line of Credit for the South Bay premium financing program. In addition, during 2014 we did not use cash to repurchase common stock under our stock repurchase plan, while in 2013 we used $1.4 million to repurchase 200,000 shares of our common stock.

Contractual Obligations and Other Commitments
We have obligations and commitments to third parties as a result of our operations. Our contractual obligations and commitments, as of June 30, 2014, have not changed materially from those disclosed in our 2013 Form 10-K. For a discussion of our contractual obligations and other commitments, please see PART II, ITEM 7. "Management's Discussion and Analysis of Financial Condition and Results of Operations," contained in our 2013 Form 10-K.

Off-Balance Sheet Arrangements
We do not have any off-balance sheet arrangements that are reasonably likely to have a material current or future effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Our markets risks, as of June 30, 2014, have not changed materially from those disclosed in our 2013 Form 10-K. For a discussion of our exposure to market risk, please see PART II, ITEM 7A. "Quantitative and Qualitative Disclosures about Market Risk," contained our 2013 Form 10-K.

ITEM 4. CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures
Under the supervision and with the participation of management, including our Chief Executive Officer and Chief Financial Officer, we have evaluated the effectiveness of the design and operation of our disclosure controls and procedures, as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as of June 30, 2014. Based on this evaluation, management, including our Chief Executive Officer and Chief Financial Officer, concluded that our disclosure controls and procedures were effective as of June 30, 2014.

Changes in Internal Control Over Financial Reporting
Management, including our Chief Executive Officer and Chief Financial Officer, identified no change in our internal control over financial reporting that occurred during the quarter ended June 30, 2014, that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

Inherent Limitations of Disclosure Controls and Procedures and Internal Control Over Financial Reporting
Our management, including our Chief Executive Officer and Chief Financial Officer, does not expect that our disclosure controls and internal controls will prevent or detect all errors and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within Fortegra have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple errors or mistakes. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by our management override of the controls. The design of any system of controls also is based in part upon certain assumptions about the likelihood of future events. There can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Over time, a control may become inadequate because of changes in conditions or the degree of compliance with the policies or procedures may deteriorate. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

Chief Executive Officer and Chief Financial Officer Certifications
Exhibits 31.1 and 31.2 are the Certifications of our Chief Executive Officer and Chief Financial Officer, respectively, required in accordance with Section 302 of the Sarbanes-Oxley Act of 2002 (the "Section 302 Certifications"). The "Evaluation of Disclosure Controls and Procedures" in this ITEM 4 is the "Evaluation" referred to in the Section 302 Certifications, and accordingly, the above information should be read in conjunction with the Section 302 Certifications for a more complete understanding of the topics presented.

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PART II - OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

The information set forth in the "Contingencies" section of the Note, "Commitments and Contingencies" of the Notes to Consolidated Financial Statements in ITEM 1 of this Form 10-Q is incorporated herein by reference.

ITEM 1A. RISK FACTORS

The following are certain risks that management believes are specific to our business. Readers should not view these risk factors as an all-inclusive list of risks that may affect our business or as a presentation of the risk factors in any particular order. You should carefully consider the risks described below, together with the other information contained in this Form 10-Q and in our other filings with the SEC when evaluating our Company. The occurrence of any of the events discussed in these risk factors could materially affect our business, financial condition, results of operations and cash flows. Additional risks unknown at this time, or risks we currently deem immaterial, may also affect our business, financial condition, results of operations and cash flows.

Risks Related to our Business and Industries
General economic and financial market conditions may have a material adverse effect on the business, results of operations, cash flows and financial condition of our business.
General economic and financial market conditions, including the availability and cost of credit, the loss of consumer confidence, reduction in consumer or business spending, inflation, unemployment, energy costs and geopolitical issues, have contributed to increased uncertainty and volatility as well as diminished expectations for the U.S. economy and the financial markets. These conditions could have a material and adverse affect on our business. Adverse economic and financial market conditions could result in:

•
a reduction in the demand for, and availability of, consumer credit, which could result in reduced demand by consumers for our products and our clients opting to no longer make such products available;

•	higher than anticipated loss ratios on our products due to rising unemployment or disability claims;

•	higher risk of increased fraudulent claims;

•	individuals terminating loans or canceling credit insurance policies, thereby reducing our revenues;

•	a reduction in the demand for consumer warranty service contracts, service contract offerings, mobile device protection and motor club memberships;

•	individuals terminating warranty service contracts, service contracts, mobile device protection contracts or motor club memberships, thereby reducing our revenues;

•
our clients being more likely to experience financial distress or declare bankruptcy or liquidation, which could have an adverse impact on demand for our services and products and the remittance of premiums from such customers, as well as the collection of receivables from such clients for items such as unearned premiums, commissions or related accounts receivable, which could make the collection of receivables from our clients more difficult;

•	increased pricing sensitivity or reduced demand for our services and products;

•	increased costs associated with, or the inability to obtain, debt financing to fund acquisitions or the expansion of our business; and

•	defaults in our fixed income investment portfolio or lower than anticipated rates of return as a result of low interest rate environments.

If we cannot successfully anticipate changing economic or financial market conditions, we may be unable to effectively plan for or respond to such changes, and our business, results of operations, financial condition and cash flows could be materially and adversely affected.

We face significant competitive pressures in our business, which could have a material and adverse effect on our business, results of operations, financial condition and cash flows.
We face various competitive factors in our business. These competitive factors may include price, industry knowledge, quality of client service, our ability to efficiently administer claims, the effectiveness of our sales force, technology platforms and processes, the security and integrity of our information systems, the financial strength ratings of our insurance company subsidiaries, office locations, breadth of services and products, brand recognition and reputation. Some competitors may offer a broader array of services and products, may have a greater diversity of distribution resources, may have better brand recognition, may have lower cost structures or, with respect to insurers, may have higher financial strength or claims paying ratings. Some competitors also have larger client bases than we do. In addition, new competitors could enter our markets in the future, and existing competitors may gain strength by forging new business relationships.

We compete with insurance companies, financial institutions, extended service plan providers, membership plan providers, wireless carriers and other insurance and warranty service providers. Our principal competitors include The Warranty Group, American National

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Insurance Company, Assurant, Inc., Asurion Corporation, eSecuritel Holdings, LLC, Global Warranty Group, LLC, Securian Financial Group, The Plateau Group, Inc. and smaller regional companies. Due to state and federal regulatory developments and changes in prior years, certain financial institutions are able to offer debt cancellation plans and can affiliate with other insurance companies in order to offer services similar to ours. This has resulted in new competitors, some of whom have significant financial resources, entering some of our markets. As competitors gain experience with payment protection and warranty programs, their reliance on our services and products may diminish.

We expect competition to intensify, which may result in lower prices and volumes, higher personnel and sales and marketing costs, increased technology expenditures and lower profitability. We may not be able to supply clients with services or products that they deem superior and at competitive prices and we may lose business to our competitors. If we cannot compete effectively, it would have a material adverse effect on our business, results of operations, financial condition and cash flows.

Our results of operations may fluctuate significantly, which makes our future results of operations difficult to predict. If our results of operations fall below expectations, the price of our common stock could decline.
Our annual and quarterly results of operations have fluctuated in the past and may fluctuate significantly in the future due to a variety of factors, many of which are beyond our control. In addition, our expenses as a percentage of revenues may be significantly different from our historical rates. As a result, comparing our results of operations on a period-to-period basis may not be meaningful. Factors that may cause our results of operations to fluctuate from period-to-period include:

•	demand for our services and products;

•	the length of our sales cycle;

•	the amount of sales to new clients;

•	the timing of implementations of our services and products with new clients;

•	seasonality;

•	the timing of acquisitions;

•	competitive factors;

•	prevailing interest rates;

•	pricing changes by us or our competitors;

•	transaction volumes in our clients' businesses;

•	the introduction of new services and products by us and our competitors;

•	changes in strategic partnerships;

•	changes in regulatory and accounting standards; and

•	our ability to control costs.

In addition, our revenues may vary depending on the level of consumer activity and the success of our clients in selling products.

Our results of operations could be materially and adversely affected if we fail to retain our existing clients, cannot sell additional services and products to our existing clients, do not introduce new or enhanced services and products or are not able to attract and retain new clients.
Our revenue and revenue growth are dependent on our ability to retain clients, to sell those clients additional services and products, to introduce new services and products and to attract new clients. Our ability to increase revenues will depend on a variety of factors, including:

•	the quality and perceived value of our product and service offerings by existing and prospective clients;

•	the effectiveness of our sales and marketing efforts;

•	the successful installation and implementation of our services and products for new and existing clients;

•	availability of capital to complete investments in new or complementary products, services and technologies;

•	the availability of adequate reinsurance for us and our clients, including the ability of our clients to form, capitalize and operate captive reinsurance companies;

•	our ability to find suitable acquisition candidates, successfully complete such acquisitions and effectively integrate such acquisitions;

•	our ability to integrate technology into our services and products to avoid obsolescence and provide scalability;

•	the reliability, execution and accuracy of our services; and

•	client willingness to accept any price increases for our services and products.

In addition, we are subject to risks of losing clients due to consolidation in the markets we serve. Our inability to retain existing clients, sell additional services and products, or successfully develop and implement new and enhanced services and products and attract new clients, and accordingly, increase our revenues, could have a material adverse effect on our results of operations.

We typically face a long selling cycle to secure new clients as well as long implementation periods that require significant resource commitments, which may result in long lead-times before we receive revenues from new client relationships.
The industries in which we compete generally consist of mature businesses and markets and the companies that participate in these industries have well-established business operations, systems and relationships. Accordingly, our business typically faces a long selling

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cycle to secure a new client. Even if we are successful in obtaining a new client engagement, a long implementation period may follow in which we plan the services in detail and demonstrate to the client that we can successfully integrate our processes and resources with their operations. We also typically negotiate and enter into a contractual relationship with the new client during this period. There is then a long implementation period in order to commence providing the services.

We typically incur significant business development expenses during the selling cycle. We may not succeed in winning a new client's business, in which case we receive no revenues and may receive no reimbursement for such expenses. Even if we succeed in developing a relationship with a potential client and begin to plan the services in detail, such potential client may choose a competitor or decide to retain the work in-house prior to the time a final contract is signed. If we enter into a contract with a client, we will typically receive no revenues until implementation actually begins. In addition, a significant portion of our revenue depends upon the success of our clients' marketing programs, which may not generate the transaction volume we anticipate. Our clients may also experience delays in obtaining internal approvals or delays associated with technology or system implementations, thereby further lengthening the implementation cycle. If we are not successful in obtaining contractual commitments after the selling cycle, in maintaining contractual commitments after the implementation cycle or in maintaining or reducing the duration of unprofitable initial periods in our contracts, it may have a material adverse effect on our business, results of operations and financial condition. Furthermore, the time and effort required to complete the implementation phases of new contracts makes it difficult to predict with accuracy the timing of revenues from new clients as well as our costs.

Acquisitions are a significant part of our growth strategy and we may not be successful in identifying suitable acquisition candidates, completing such acquisitions or integrating the acquired businesses, which could have a material adverse effect on our business, results of operations, financial condition and growth.
Historically, acquisitions have played a significant role in our expansion into new markets and in the growth of some of our operations. Acquiring complementary businesses is a significant component of our growth strategy. Accordingly, we frequently evaluate possible acquisition targets for our business. However, we may not be able to identify suitable acquisition targets, and we may not be able to finance and complete such transactions on acceptable terms. We may incur significant expenses in evaluating and completing such acquisitions. Furthermore, any future acquisitions may not be successful. In addition, we may be competing with larger competitors with substantially greater resources for acquisition targets. Any deficiencies in the process of integrating companies we may acquire could have a material adverse effect on our results of operations and financial condition. Acquisitions entail a number of risks including, among other things:

•	failure to achieve anticipated revenues, earnings or cash flows;

•	increased expenses;

•	diversion of management time and attention;

•	failure to retain the acquired business' customers or personnel;

•	difficulties in realizing projected efficiencies;

•	ability to realize synergies and cost savings;

•	difficulties in integrating systems and personnel; and

•	inaccurate assessment of liabilities.

Our failure to address these acquisition risks adequately, could have a material adverse effect on our business, results of operations, financial condition and growth. Future acquisitions may reduce our cash resources available to fund our operations and capital expenditures and could result in increased amortization expense related to any intangible assets acquired, potentially dilutive issuances of equity securities or the incurrence of debt, which could increase our interest expense.

We may lose clients or business due to consolidation within the financial services industry.
There has been considerable consolidation in the financial services industry, driven primarily by the acquisition of small and mid-size organizations by larger entities. We expect this trend to continue. We may lose business or suffer decreased revenues if one or more of our significant clients or distributors consolidate or align themselves with other companies. To date, consolidation has not materially affected our business. However, future industry consolidation could affect our business, particularly if organizations that already possess the operations, services and products that we provide acquire any of our significant clients.

Our ability to implement and execute our strategic plans may not be successful and, accordingly, we may not be successful in achieving our strategic goals, which may have a material and adverse effect on our business.
We may not be successful in developing and implementing our strategic plans for our business or the operational plans that have been or need to be developed to implement these strategic plans. If the development or implementation of such plans is not successful, we may not produce the revenue, margins, earnings or synergies that we need to be successful. We may also face delays or difficulties in implementing service, product, process and system improvements, which could adversely affect the timing or effectiveness of margin improvement efforts in our business and our ability to compete successfully in the markets we serve. The execution of our strategic and operating plans, to some extent, will also be dependent on external factors that we cannot control. In addition, these strategic and operational plans need continual assessment and reassessment to meet the challenges and needs of our business in order for us to remain competitive. Our failure to implement, execute, assess and reassess our strategic and operating plans in a timely manner or at all, could have a material and adverse effect on our business or results of operations. In addition, we may not realize the cost savings, benefits

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or improvements associated with such plans, or we may incur excess costs associated with such plans or not have the financial resources available to fund the costs associated with such plans, which could each have a material and adverse effect on our business or results of operations.

We may not effectively manage our growth, which could materially harm our business.
The growth of our business has placed and may continue to place significant demands on our management, personnel, systems and resources. To manage our growth, we must continue to improve our operational and financial systems and managerial controls and procedures, and we will need to continue to expand, train and manage our personnel. We must also maintain close coordination among our technology, compliance, legal, risk management, accounting and finance, marketing and sales departments. We may not manage our growth effectively, and if we fail to do so, our business could be materially and adversely harmed.

If we continue to grow, we may be required to increase our investment in facilities, personnel and financial and management systems and controls. Continued growth, especially in connection with expansion into new business lines, may also require expansion of our procedures for monitoring and assuring our compliance with applicable regulations and that we recruit, integrate, train and manage a growing employee base. The expansion of our existing business, our expansion into new businesses and the resulting growth of our employee base increase our need for internal audit and monitoring processes that are more extensive and broader in scope than those we have historically required. We may not be successful in implementing all of the processes that are necessary. Further, unless our growth results in an increase in our revenues that is proportionate to the increase in our costs associated with this growth, our operating margins and profitability will be materially and adversely affected.

As a holding company, we depend on the ability of our subsidiaries to transfer funds to us to pay dividends and to meet our obligations.
We act as a holding company for our subsidiaries and do not have any significant operations of our own. Dividends from our subsidiaries are our principal sources of cash to meet our obligations and pay dividends, if any, on our common stock. These obligations include our operating expenses and interest and principal payments on our current and any future borrowings. The agreements governing our credit facilities restrict our subsidiaries' ability to pay dividends or otherwise transfer cash to us. Under our credit facility, our subsidiaries cannot make distributions to us if a default or an event of default has occurred and is continuing at the time of such distribution. If the cash we receive from our subsidiaries pursuant to dividends or otherwise is insufficient for us to fund any of these obligations, or if a subsidiary is unable to pay dividends to us, we may be required to raise cash through the incurrence of additional debt, the issuance of additional equity or the sale of assets.

The insurance laws and regulations of the states in which our regulated insurance company subsidiaries operate regulate the amount of dividends and distributions we receive from our insurance company subsidiaries. In general, dividends in excess of prescribed limits are deemed "extraordinary" and require insurance regulatory approval. Ordinary dividends, for which no regulatory approval is generally required, are limited to amounts determined by a formula, which varies by state. Some states have an additional stipulation that dividends may only be paid out of earned surplus. States also regulate transactions between our insurance company subsidiaries and our other subsidiaries, such as those relating to the shared services, and in some instances, require prior approval of such transactions within the holding company structure. If insurance regulators determine that payment of an ordinary dividend or any other payments by our insurance company subsidiaries to us (such as payments for employee or other services) would be adverse to policyholders or creditors, the regulators may block or otherwise restrict such payments that would otherwise be permitted without prior approval. In addition, there could be future regulatory actions restricting the ability of our insurance company subsidiaries to pay dividends or share services. Please see the Note, "Statutory Reporting and Insurance Company Subsidiaries Dividend Restrictions," in the Notes to Consolidated Financial Statements included in ITEM 1 of this Form 10-Q for additional information relating to dividend restrictions for our insurance company subsidiaries.

Our success is dependent upon the retention and acquisition of talented people and the skills and abilities of our management team and key personnel.
Our business depends on the efforts, abilities and expertise of our senior executives, particularly our Chairman, President and Chief Executive Officer, Richard S. Kahlbaugh, and our other key personnel. Mr. Kahlbaugh and our other senior executives are important to our success because they have been instrumental in setting our strategic direction, operating our business, identifying, recruiting and training key personnel, maintaining relationships with our clients, and identifying business opportunities. The loss of one or more of these executives or other key individuals could impair our business and development until we find qualified replacements. We may not be able to replace these individuals quickly or with persons of equal experience and capabilities. Although we have employment agreements with certain of these individuals, we cannot prevent them from terminating their employment with us. In addition, our non-compete agreements with such individuals may not be enforced by the courts. We do not maintain key man life insurance policies on any of our executive officers except for Mr. Kahlbaugh. If we are unable to attract and retain talented employees, it could have a material adverse effect on our business, operating results and financial condition.

We may need to raise additional capital in the future, but there is no assurance that such capital will be available on a timely basis, on acceptable terms or at all.
We may need to raise additional funds in order to grow our business or fund our strategy or acquisitions. Additional financing may not be available in sufficient amounts or on terms acceptable to us and may be dilutive to existing stockholders if raised through additional

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equity offerings. A significant portion of our funding is under our existing credit facility, which matures in August 2017. Additionally, any securities issued to raise such funds may have rights, preferences and privileges senior to those of our existing stockholders. If adequate funds are not available on a timely basis or on acceptable terms, our ability to expand, develop or enhance our services and products, enter new markets, consummate acquisitions or respond to competitive pressures could be materially limited.

Risks Related to Our Products and Services
Our products and services rely on independent financial institutions, lenders and retailers for distribution, and the loss of these distribution sources, or the failure of our distribution sources to sell our products could materially and adversely affect our business and results of operations.
We distribute our products and services through financial institutions, lenders and retailers. Although our contracts with these clients are typically exclusive, they are subject to cancellation on relatively short notice. In addition, the distributors typically do not have any minimum performance or sales requirements and our revenue is dependent on the level of business conducted by the distributor as well as the effectiveness of their sales efforts, each of which is beyond our control. The following factors are among those that could materially reduce our sales and revenues:

•	the impairment of our distribution relationships;

•	the loss of a significant number of our distribution relationships;

•	the failure to offer increasingly competitive products;

•	the increase in sales of competitors' services and products by these distributors;

•	the decline in the distributors overall business activity; or

•	the effectiveness of their sales of our products.

In addition, our growth is dependent in part on our ability to identify, attract and retain new distribution relationships and successfully implement our information systems with those of our new distributors.

Reinsurance may not be available or adequate to protect us against losses, and we are subject to the credit risk of reinsurers.
As part of our overall risk and capacity management strategy for our insurance products, we purchase reinsurance for a substantial portion of the risks underwritten through third party reinsurance companies. Market conditions beyond our control determine the availability and cost of the reinsurance protection we seek to renew or purchase. States also could impose restrictions on these reinsurance arrangements, such as requiring our insurance company subsidiaries to retain a minimum amount of underwriting risk, which could affect our profitability and results of operations. Reinsurance for certain types of catastrophes generally could become unavailable or prohibitively expensive. Such changes could substantially increase our exposure to the risk of significant losses from natural or man-made catastrophes and could hinder our ability to write future business.

Although the reinsurer is liable to the respective insurance company subsidiary to the extent of the ceded reinsurance, the insurance company remains liable to the insured as the direct insurer on all risks reinsured. Ceded reinsurance arrangements, therefore, do not eliminate the obligations of our insurance company subsidiaries to pay claims. While the captive reinsurance companies owned by our clients are generally required to maintain trust accounts with sufficient assets to cover the reinsurance liabilities and we manage these trust accounts on behalf of these reinsurance companies, we are subject to credit risk with respect to our ability to recover amounts due from reinsurers. The inability to collect amounts due from reinsurers could have a material adverse effect on our results of operations and financial condition.

Our reinsurance facilities are generally subject to annual renewal. We may not be able to maintain our current reinsurance facilities and our clients may not be able to continue to operate their captive reinsurance companies. As a result, even where highly desirable or necessary, we may not be able to obtain other reinsurance facilities in adequate amounts and at favorable rates. If we are unable to renew our expiring facilities or to obtain or structure new reinsurance facilities, either our net exposures would increase or, if we are unwilling to bear an increase in net exposures, we may have to reduce the level of our underwriting commitments. Either of these potential developments could have a material adverse effect on our results of operations and financial condition.

The structure of some of our commissions exposes us to risks related to the creditworthiness of some of our agents.
We are subject to the credit risk of some of the agents with which we contract to sell our products and services. We typically advance agents' commissions as part of our product offerings. These advances are a percentage of the premium charged. If we over-advance such commissions to agents, they may not be able to fulfill their payback obligations, which could have a material adverse effect on our results of operations and financial condition.

A downgrade in the ratings of our insurance company subsidiaries may materially and adversely affect relationships with clients and adversely affect our results of operations.
Claims paying ability and financial strength ratings are each a factor in establishing the competitive position of our insurance company subsidiaries. A ratings downgrade, or the potential for such a downgrade, could, among other things, materially and adversely affect relationships with clients, brokers and other distributors of our services and products, thereby negatively affecting our results of operations, and materially and adversely affect our ability to compete in our markets. Rating agencies can be expected to continue to

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monitor our financial strength and claims paying ability, and no assurances can be given that future ratings downgrades will not occur, whether due to changes in our performance, changes in rating agencies' industry views or ratings methodologies, or a combination of such factors.

Our actual claims losses may exceed our reserves for claims, which may require us to establish additional reserves that may materially and adversely reduce our business, results of operations and financial condition.
We maintain reserves to cover our estimated ultimate exposure for claims with respect to reported claims and incurred but not reported claims as of the end of each accounting period. Reserves, whether calculated under accounting principles generally accepted in the United States or statutory accounting principles, do not represent an exact calculation of exposure. Instead, they represent our best estimates, generally involving actuarial projections, of the ultimate settlement and administration costs for a claim or group of claims, based on our assessment of facts and circumstances known at the time of calculation. Future trends in claims severity, frequency, judicial theories of liability and other factors may affect the adequacy of reserves. These variables are affected by external factors such as changes in the economic cycle, unemployment, changes in the social perception of the value of work, emerging medical perceptions regarding physiological or psychological causes of disability, emerging health issues, new methods of treatment or accommodation, inflation, judicial trends, legislative changes, as well as changes in claims handling procedures. Many of these items are not directly quantifiable, particularly on a prospective basis. Reserve estimates are refined as experience develops. We reflect adjustments to reserves, both positive and negative, in the statement of income in the period in which we update such estimates. Because the establishment of reserves is an inherently uncertain process involving estimates of future losses, we can give no assurances that ultimate losses will not exceed existing claims reserves. In general, future loss development could require reserves to be increased, which could have a material adverse effect on our business, results of operations and financial condition.

Our investment portfolio is subject to several risks that may diminish the fair value of our invested assets and cash, which could have a material and adverse effect on our business and profitability.

Investment returns are an important part of our overall profitability and significant interest rate fluctuations, or prolonged periods of low interest rates, could impair our profitability. Interest rates are highly sensitive to many factors, including governmental monetary policies, domestic and international economic and political conditions and other factors beyond our control. We have a significant portion of our investments in cash and liquid short-term investments. Accordingly, during prolonged periods of declining or low market interest rates, such as those we have been experiencing since 2008, the interest we receive on such investments decreases and affects our profitability. In addition, certain factors affecting our business, such as volatility of claims experience, could force us to liquidate securities prior to maturity, causing us to incur capital losses. If we do not structure our investment portfolio so that it matches our insurance liabilities, we may have to liquidate investments prior to maturity at a significant loss to cover such liabilities.

We classify all of our fixed maturity securities as available-for-sale with any changes in the fair value of these securities reflected on our Consolidated Balance Sheets. The fair value of the fixed maturity securities in our portfolio and the investment income from these securities fluctuate depending on general economic and market conditions. The fair value generally increases or decreases in an inverse relationship with fluctuations in interest rates, while net investment income realized by us from future investments in fixed maturity securities will generally increase or decrease with interest rates. In addition, actual net investment income and/or cash flows from investments that carry prepayment risk may differ from those anticipated at the time of investment due to interest rate fluctuations.

We employ asset/liability management strategies to reduce the adverse effects of interest rate volatility and to increase the likelihood that cash flows are available to pay claims as they become due. Our asset/liability management strategies may fail to eliminate or reduce the adverse effects of interest rate volatility, and significant fluctuations in the level of interest rates may therefore have a material adverse effect on our results of operations and financial condition.

We are subject to credit risk in our investment portfolio, primarily from our investments in corporate bonds, preferred securities and municipal bonds. Defaults by third parties in the payment or performance of their obligations could reduce our investment income and realized investment gains or result in the recognition of investment losses. The fair value of our investments may be materially and adversely affected by increases in interest rates, downgrades in the corporate bonds included in the portfolio and by other factors that may result in the recognition of other-than-temporary impairments. Each of these events may cause us to reduce the fair value of our investment portfolio.

Further, the fair value of any particular fixed maturity security is subject to impairment based on the creditworthiness of a given issuer. Our fixed maturity portfolio may include below investment grade securities (rated "BB" or lower by nationally recognized securities rating organizations). These investments generally provide higher expected returns, but present greater risk and are typically less liquid than investment grade securities. A significant increase in defaults and impairments on our fixed maturity investment portfolio could have a material adverse effect on our results of operations and financial condition.

Annex G-46

Risks Related to Regulatory and Legal Matters
We are subject to extensive governmental laws and regulations, which increase our costs and could restrict the conduct of our business.
Our operations are subject to extensive regulation and supervision in the jurisdictions in which we do business. Such regulation or compliance could reduce our profitability or limit our growth by increasing the costs of compliance, limiting or restricting the products or services we sell, or the methods by which we sell our services and products, or subjecting our business to the possibility of regulatory actions or proceedings. In all jurisdictions, the applicable laws and regulations are subject to amendment or interpretation by regulatory authorities. Generally, such authorities have broad discretion to grant, renew or revoke licenses and approvals and to implement new regulations. The jurisdictions in which we operate may prohibit or temporarily suspend us from carrying on some or all of our activities or otherwise fine or penalize us. We can give no assurances that we can continue our business in each jurisdiction as we have in the past. Regulatory authorities generally design laws and regulations to protect the interests of policyholders. To that end, the laws of the various states establish insurance departments and other regulatory agencies with broad powers with respect to matters, such as:

•	licensing and authorizing companies and agents to transact business;

•	regulating capital and surplus and dividend requirements;

•	regulating underwriting limitations;

•	regulating the ability of companies to enter and exit markets;

•	imposing statutory accounting requirements and annual statement disclosures;

•	approving changes in control of insurance companies;

•	regulating premium rates, including the ability to increase or maintain premium rates;

•	regulating trade billing and claims practices;

•	regulating certain transactions between affiliates;

•	regulating reinsurance arrangements, including the balance sheet credit that may be taken by the ceding or direct insurer;

•	mandating certain terms and conditions of coverage and benefits;

•	regulating the content of disclosures to consumers;

•	regulating the type, amounts and valuation of investments;

•	mandating assessments or other surcharges for guaranty funds and the ability to recover such assessments in the future through premium increases;

•	regulating market conduct and sales practices of insurers and agents, including compensation arrangements; and

•	regulating a variety of other financial and non-financial components of an insurer's business.

Our non-insurance products and certain aspects of our insurance products are subject to various other federal and state regulations, including state and federal consumer protection, privacy and other laws.

An insurer's ability to write new business is partly a function of its statutory surplus. Maintaining appropriate levels of surplus as measured by statutory accounting principles is important to insurance regulatory authorities and the private agencies that rate insurers' claims-paying abilities and financial strength. Failure to maintain certain levels of statutory surplus could result in increased regulatory scrutiny, a downgrade by rating agencies or enforcement action by regulatory authorities.

We may be unable to maintain all required licenses and approvals and, despite our best efforts, our business may not fully comply with the wide variety of applicable laws and regulations or the relevant regulators' interpretations of such laws and regulations. In addition, some regulatory authorities have relatively broad discretion to grant, renew or revoke licenses and approvals or to limit or restrain operations in their jurisdiction. If we do not have the requisite licenses and approvals or do not comply with applicable regulatory requirements, the insurance regulatory authorities could prohibit or temporarily suspend us from operating, limit some or all of our activities or financially penalize us. These types of actions could have a material adverse effect on our results of operations and financial condition.

Failure to protect our clients' confidential information and privacy could result in the loss of our reputation and customers, reduction in our profitability and subject us to fines, penalties and litigation, which could adversely affect our results of operations and financial condition.
We retain confidential information in our information systems, and we are subject to a variety of privacy regulations and confidentiality obligations. For example, some of our activities are subject to the privacy regulations of the Gramm-Leach-Bliley Act. We also have contractual obligations to protect confidential information we obtain from our clients. These obligations generally require us, in accordance with applicable laws, to protect such information to the same extent that we protect our own confidential information. We have implemented physical, administrative and logical security systems with the intent of maintaining the physical security of our facilities and systems and protecting our clients' and their customers' confidential information and personally-identifiable information against unauthorized access through our information systems or by other electronic transmission or through misdirection, theft or loss of data. Despite such efforts, we may be subject to a breach of our security systems that results in unauthorized access to our facilities and/or the information we are trying to protect. Anyone who is able to circumvent our security measures and penetrate our information systems could access, view, misappropriate, alter or delete any information in the systems, including personally identifiable customer information and proprietary business information. In addition, most states require that customers be notified if a security breach results

Annex G-47

in the disclosure of personally-identifiable customer information. If our information systems security is compromised resulting in the inappropriate disclosure of such information our results of operations and financial condition could be materially affected due to, among other things, unfavorable publicity, reputational damage, governmental inquiry and oversight, difficulty in marketing our services, loss of clients, significant civil and criminal liability and the incurrence of significant technical, legal and other expenses.

Changes in regulation may adversely affect our business, results of operations and financial condition and limit our growth.
Legislation or other regulatory reform that increases the regulatory requirements imposed on us or that changes the way we are able to do business may significantly harm our business or results of operations in the future. If we were unable for any reason to comply with these requirements, our noncompliance could result in substantial costs to us and may have a material adverse effect on our results of operations and financial condition. Legislative or regulatory changes that could significantly harm us include, but are not limited to:

•	prohibiting our clients from providing debt cancellation policies or offering other ancillary products;

•	prohibiting insurers from fronting captive reinsurance arrangements;

•	placing or reducing interest rate caps on the consumer finance products our clients offer or including voluntary products in the annual percentage rate calculation;

•	limitations or imposed reductions on premium levels or the ability to raise premiums on existing policies;

•	increases in minimum capital, reserves and other financial viability requirements;

•	impositions of increased fines, taxes or other penalties for improper licensing, the failure to promptly pay claims, however defined, or other regulatory violations;

•	increased licensing requirements;

•	restrictions on the ability to offer certain types of products;

•	new or different disclosure requirements on certain types of products; and

•	imposition of new or different requirements for coverage determinations.

In recent years, the state insurance regulatory framework has come under increased federal scrutiny and some state legislatures have considered or enacted laws that may alter or increase state authority to regulate insurance companies and insurance holding companies. Further, the NAIC and state insurance regulators are re-examining existing laws and regulations, specifically focusing on modifications to holding company regulations, interpretations of existing laws and the development of new laws and regulations. Additionally, there have been attempts by the NAIC and several states to limit the use of discretionary clauses in policy forms. The elimination of discretionary clauses could increase our product costs. New interpretations of existing laws and the passage of new legislation may harm our ability to sell new services and products and increase our claims exposure on policies we issued previously. In addition, the NAIC's proposed expansion of the Market Conduct Annual Statement could increase the likelihood of examinations of insurance companies operating in niche markets. Court decisions that affect the insurance industry could result in the release of previously protected confidential and privileged information by departments of insurance, which could increase the risk of litigation.

Traditionally, the U.S. federal government has not directly regulated the business of insurance. However, federal legislation and administrative policies in several areas can have a significant and adverse affect on insurance companies. These areas include financial services regulation, securities regulation, privacy, tort reform legislation and taxation. For example, the Dodd-Frank Act provides for the enhanced federal supervision of financial institutions, including insurance companies in certain circumstances, and financial activities that represent a systemic risk to financial stability or the U.S. economy.

The Dodd-Frank Act established the Federal Insurance Office within the U.S. Treasury Department to monitor all aspects of the insurance industry and its authority would likely extend to all lines of insurance that our insurance company subsidiaries write. The director of the Federal Insurance Office serves in an advisory capacity to the Financial Stability Oversight Council. The director has the ability to recommend that an insurance company or an insurance holding company be subject to heightened prudential standards by the Federal Reserve, if it is determined that financial distress at the company could pose a threat to the financial stability of the U.S. economy. The Dodd-Frank Act can also preempt state laws when inconsistent with certain international agreements and would streamline the regulation of reinsurance and surplus lines insurance. At this time, we cannot assess whether any other proposed legislation or regulatory changes will be adopted, or what impact, if any, the Dodd-Frank Act or any other legislation or changes could have on our results of operations, financial condition or liquidity.

With regard to our payment protection products, there are federal and state laws and regulations that govern the disclosures related to lenders' sales of those products. Our ability to offer and administer those products on behalf of financial institutions is dependent upon their continued ability to sell those products. To the extent that federal or state laws or regulations change to restrict or prohibit the sale of these products, our revenues would be adversely affected. The Dodd-Frank Act created a new Consumer Financial Protection Bureau ("CFPB") designed to add new regulatory oversight for the sales practices of these products. Recently, the CFPB's enforcement actions have resulted in large refunds and civil penalties against financial institutions in connection with their marketing of payment protection and other products. Due to such regulatory actions, some lenders may reduce their sales and marketing of payment protection and other ancillary products, which may adversely affect our revenues. The full impact of the CFPB's oversight is unpredictable and continues to evolve.

Annex G-48

Further, in a time of financial uncertainty or a prolonged economic downturn, regulators may choose to adopt restrictive insurance laws and regulations. For example, insurance regulators may choose to restrict the ability of insurance company subsidiaries to make payments to their parent companies or reject rate increases due to the economic environment.

With respect to the property and casualty insurance policies we underwrite, federal legislative proposals regarding National Catastrophe Insurance, if adopted, could reduce the business need for some of the related products we provide. Additionally, as the U.S. Congress continues to respond to the recent housing foreclosure crisis, it could enact legislation placing additional barriers on creditor-placed insurance.

In recent years, several large organizations became subjects of intense public scrutiny due to high-profile data security breaches involving sensitive financial and health information. These events focused national attention on identity theft and the duty of organizations to notify impacted consumers in the event of a data security breach. Existing legislation in most states requires customer notification in the event of a data security breach. In addition, some states are adopting laws and regulations requiring minimum information security practices with respect to the collection and storage of personally identifiable consumer data, and several bills before Congress contain provisions directed to national information security standards and breach notification requirements. Several significant legal, operational and reputational risks exist with regard to a data breach and customer notification. A breach of data security requiring public notification can result in regulatory fines, penalties or sanctions, civil lawsuits, loss of reputation, loss of clients and reduction of our profitability.

Our business is subject to risks related to litigation and regulatory actions.
We may be materially and adversely affected by judgments, settlements, unanticipated costs or other effects of legal and administrative proceedings now pending or that may be instituted in the future, or from investigations by regulatory bodies or administrative agencies. From time to time, we have had inquiries from regulatory bodies and administrative agencies relating to the operation of our business. Such inquiries may result in various audits, reviews and investigations. An adverse outcome of any investigation by, or other inquiries from, such bodies or agencies could have a material adverse effect on us and result in the institution of administrative or civil proceedings, sanctions, the payment of fines and penalties, changes in personnel, increased review and scrutiny of us by our clients, regulatory authorities, potential litigants, the media and others.

In particular, our insurance operations and certain of our membership and warranty operations are subject to comprehensive regulation and oversight by insurance departments in jurisdictions in which we do business. These insurance departments have broad administrative powers with respect to all aspects of the insurance business and, in particular, monitor the manner in which an insurance company offers, sells and administers its products. Therefore, we may from time to time be subject to a variety of legal and regulatory actions relating to our current and past business operations, including, but not limited to:

•	disputes over coverage or claims adjudication;

•	disputes over claim payment amounts and compliance with individual state regulatory requirements;

•	disputes regarding sales practices, disclosures, premium refunds, licensing, regulatory compliance, underwriting and compensation arrangements;

•	disputes with taxation and insurance authorities regarding our tax liabilities;

•	periodic examinations of compliance with applicable federal and state laws; and

•
industry-wide investigations regarding business practices including, but not limited to, the use of finite reinsurance and the marketing and refunding of insurance policies or certificates of insurance.

The prevalence and outcomes of any such actions cannot be predicted, and such actions or any litigation may have a material adverse effect on our results of operations and financial condition. In addition, if we were to experience difficulties with our relationship with a regulatory body in a given jurisdiction, it could have a material adverse effect on our ability to do business in that jurisdiction.

In addition, plaintiffs continue to bring new types of legal claims against insurance and related companies. Current and future court decisions and legislative activity may increase our exposure to these types of claims. Multi-party or class action claims may present additional exposure to substantial economic, non-economic and/or punitive damage awards. The success of even one of these claims, if it resulted in a significant damage award or a detrimental judicial ruling, could have a material adverse effect on our results of operations and financial condition. This risk of potential liability may make reasonable settlements of claims more difficult to obtain. We cannot determine with any certainty what new theories of liability or recovery may evolve or what their impact may be on our business.

We cannot predict at this time the effect that current litigation, investigations and regulatory activity will have on the industries in which we operate or our business. In light of the regulatory and judicial environments in which we operate, we will likely become subject to further investigations and lawsuits from time to time in the future. Our involvement in any investigations and lawsuits could cause us to incur legal and other costs, and if found to have violated any laws, we could be required to pay fines and damages, perhaps in material amounts. In addition, we could be materially and adversely affected by the negative publicity for the insurance and other financial services industries related to any such proceedings and by any new industry-wide regulations or practices that may result from any such proceedings.

Annex G-49

Our cash and cash equivalents could be adversely affected if the financial institutions with which our cash and cash equivalents are deposited fail.
We maintain cash and cash equivalents with major third party financial institutions, including interest-bearing money market accounts.
In the United States, these accounts were fully insured by the Federal Deposit Insurance Corporation ("FDIC") regardless of account balance through the Transaction Account Guarantee ("TAG") program created by Section 343 of the Dodd-Frank Act. The expiration of the TAG program on December 31, 2012, caused the FDIC's standard insurance limit of $250,000 per depositor per institution to be reimposed on January 1, 2013. Thus, our accounts containing cash and cash equivalents may exceed the FDIC's standard $250,000 insurance limit from time to time.

We may be subject to assertions that taxes must be collected based on sales and use of our services in various states, which could expose us to liability and cause material harm to our business, financial condition and results of operations.
Whether sales of our services are subject to state sales and use taxes is uncertain, due in part to the nature of our services and the relationships through which we offer our services, as well as changing state laws and interpretations of those laws. One or more states may seek to impose sales tax, use tax or other tax collection obligations on us, whether based on sales by us or our resellers or clients, including for past sales. A successful assertion that we should be collecting sales or other related taxes on our services could result in substantial tax liabilities for past sales, discourage customers from purchasing our services, discourage clients from offering or billing for our services, or otherwise cause material harm to our business, financial condition and results of operations.

Risks Related to Our Indebtedness
Our indebtedness may limit our financial and operating activities and may materially and adversely affect our ability to incur additional debt to fund future needs.
Our debt service obligations vary annually based on the amount of our indebtedness and the associated fixed and floating interest rates. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Liquidity and Capital Resources - Liquidity" in this Form 10-Q, regarding the amount of outstanding debt and our annual debt service. Although we believe that our current cash flows will be adequate to cover our annual interest expense, any increase in our indebtedness or any decline in the amount of cash available to service our indebtedness increases the possibility that we could not pay, when due, the principal of, interest on or other amounts due with respect to our indebtedness. In addition, our indebtedness and any future indebtedness we may incur could:

•
make it more difficult for us to satisfy our obligations with respect to our indebtedness, including financial and other restrictive covenants, which could result in an event of default under the agreements governing our indebtedness;

•	make us more vulnerable to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation;

•
require us to dedicate a substantial portion of our cash flows from operations to payments on our indebtedness, thereby reducing the availability of our cash flows to fund working capital, capital expenditures, acquisitions and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to competitors that have less debt; and

•	limit our ability to borrow additional amounts for working capital, capital expenditures, acquisitions, debt service requirements, and execution of our business strategy or other purposes.

Any of the above-listed factors could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Increases in interest rates could increase interest payable under our variable rate indebtedness.
We are subject to interest rate risk in connection with our variable rate indebtedness. See "QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK - Interest Rate Risk" in our 2013 Form 10-K, regarding our interest rate risk and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Liquidity and Capital Resources - Liquidity" in this Report, regarding the amount of outstanding variable rate debt. Interest rate changes could increase the amount of our interest payments and thus negatively affect our future earnings and cash flows. If we do not have sufficient earnings, we may be required to refinance all or part of our existing debt, sell assets, borrow more money or sell more securities, none of which we can guarantee we will be able to do.

We may enter into hedging transactions that may become ineffective, which may adversely affect our financial condition.
Part of our interest rate risk strategy involves entering into hedging transactions to mitigate the risk of variable interest rate instruments by converting the variable interest rate to a fixed interest rate. We regularly evaluate each hedging item for hedge effectiveness. If it is determined that a hedging transaction is ineffective, we may be required to record losses reflected in our results of operations which could adversely impact our financial condition.

Annex G-50

Despite our indebtedness levels, we may still be able to incur more indebtedness, which could further exacerbate the risks related to our indebtedness described above.
We may be able to incur substantial additional indebtedness in the future subject to the limitations contained in the agreements governing our indebtedness. If we incur additional debt, the risks that we now face due to our indebtedness could intensify.

Restrictive covenants in the agreements governing our indebtedness may restrict our ability to pursue our business strategies.
The agreements governing our indebtedness contain a number of restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to pursue our business strategies or undertake actions that may be in our best interests. The agreements governing our indebtedness include covenants restricting, among other things, our ability to:

•	incur or guarantee additional debt;

•	incur liens;

•	complete mergers, consolidations and dissolutions;

•	sell certain of our assets that have been pledged as collateral; and

•	undergo a change in control.

We pledged our assets to secure some of our existing indebtedness.
Our credit facility, entered into in August 2012, with Wells Fargo Bank, N.A. is secured by substantially all of our property and assets and property and assets owned by LOTS Intermediate Co. and certain of our subsidiaries that act as guarantors of our existing indebtedness. Such assets include the stock of LOTS Intermediate Co. and the right, title and interest of the borrowers and each guarantor in their respective material real estate property, fixtures, accounts, equipment, investment property, inventory, instruments, general intangibles, intellectual property, money, cash or cash equivalents, software and other assets and, in each case, the proceeds thereof, subject to certain exceptions. In the event of a default under our indebtedness, the lender could foreclose against the assets securing such obligations. A foreclosure on these assets would have a material adverse effect on our business, financial condition, results of operations and cash flows.

Risks Related to Our Technology and Intellectual Property
Our information systems may fail or their security may be compromised, which could damage our business and materially and adversely affect our results of operations and financial condition.
Our business is highly dependent upon the effective operation of our information systems and our ability to store, retrieve, process and manage significant databases and expand and upgrade our information systems. We rely on these systems throughout our business for a variety of functions, including marketing and selling our products and services, performing our services, managing our operations, processing claims and applications, providing information to clients, performing actuarial analyses and maintaining financial records. The interruption or loss of our information processing capabilities through the loss of stored data, programming errors, the breakdown or malfunctioning of computer equipment or software systems, telecommunications failure or damage caused by weather or natural disasters or any other significant disruptions could harm our business, ability to generate revenues, client relationships, competitive position and reputation. As part of our disaster recovery procedures, we have additional data processing locations in Jacksonville, Florida and Atlanta, Georgia. Although we have disaster recovery procedures and insurance to protect against certain contingencies, such measures may not be effective or insurance may not continue to be available at reasonable prices to cover all such losses or be sufficient to compensate us for the loss of business that may result from any failure of our information systems. In addition, our information systems may be vulnerable to physical or electronic intrusions, computer viruses or other attacks, which could disable our information systems and our security measures may not prevent such attacks. The failure of our systems due to any security breaches, intrusions or attacks could cause significant interruptions to our operations, which could result in a material adverse effect on our business, results of operations and financial condition.

The failure to effectively maintain and modernize our systems to keep up with technological advances could materially and adversely affect our business.
Our business is dependent upon our ability to ensure that our information systems keep up with technological advances. Our ability to keep our systems integrated with those of our clients is critical to the success of our business. If we do not effectively maintain our systems and update them to address technological advancements, our relationships and ability to do business with our clients may be materially and adversely affected. Our business depends significantly on effective information systems, and we have many different information systems utilized to conduct our business. We must commit significant resources to maintain and enhance existing information systems and develop new systems that allow us to keep pace with continuing changes in information processing technology, evolving industry, regulatory and legal standards and changing client preferences. A failure to maintain effective and efficient information systems, or a failure to efficiently and effectively consolidate our information systems and eliminate redundant or obsolete applications, could have a material adverse effect on our results of operations and financial condition or our ability to do business in particular jurisdictions. If we do not effectively maintain adequate systems, we could experience adverse consequences, including:

•	the inability to effectively market and price our services and products and make underwriting and reserving decisions;

•	the loss of existing clients;

•	difficulty attracting new clients;

•	regulatory problems, such as a failure to meet prompt payment obligations;

Annex G-51

•	internal control problems;

•	exposure to litigation;

•	security breaches resulting in loss of data; and

•	increases in administrative expenses.

Our success will depend, in part, on our ability to protect our intellectual property rights and our ability not to infringe upon the intellectual property rights of third parties.
The success of our business will depend, in part, on preserving our trade secrets, maintaining the security of our know-how and data and operating without infringing upon patents and proprietary rights held by third parties. Failure to protect, monitor and control the use of our intellectual property rights could cause us to lose a competitive advantage and incur significant expenses. We rely on a combination of contractual provisions, confidentiality procedures and copyright, trademark, service mark and trade secret laws to protect the proprietary aspects of our brands, technology and data. These legal measures afford only limited protection, and competitors or others may gain access to our intellectual property and proprietary information.

Our trade secrets, data and know-how could be subject to unauthorized use, misappropriation, or disclosure. Third parties may challenge our trademarks, forcing us to re-brand our services or products, resulting in loss of brand recognition and requiring us to devote resources to advertising and marketing new brands or licensing. If we are found to have infringed upon the intellectual property rights of third parties, we may be subject to injunctive relief restricting our use of affected elements of intellectual property used in the business. In addition, we may be required to, among other things, pay royalties or enter into licensing agreements in order to obtain the rights to use necessary technologies, which may not be possible on commercially reasonable terms, or we may be required to redesign our systems, which may not be feasible.

Furthermore, litigation may be necessary to enforce our intellectual property rights to protect our trade secrets and to determine the validity and scope of our proprietary rights. The intellectual property laws and other statutory and contractual arrangements we currently depend upon may not provide sufficient protection in the future to prevent the infringement, use or misappropriation of our trademarks, data, technology and other services and products. Policing unauthorized use of intellectual property rights can be difficult and expensive, and adequate remedies may not be available. Any future litigation, regardless of outcome, could result in substantial expense and diversion of resources with no assurance of success and could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

Risks Related to Our Common Stock
There may not be an active, liquid trading market for our common stock.
Prior to our Initial Public Offering, there had been no public market for shares of our common stock. The trading activity in our securities is relatively low and our company has a relatively small public float.  We cannot predict the extent to which investor interest in our Company will continue to maintain an active and liquid trading market. If an active trading market in our common stock does not continue, you may have difficulty selling shares of our common stock that you own or purchase.

As a public company, we are subject to additional financial and other reporting and corporate governance requirements that may be difficult for us to satisfy.
We are required to file with the SEC, annual and quarterly information and other reports specified in the Exchange Act. We are required to ensure that we have the ability to prepare financial statements that are fully compliant with all SEC reporting requirements on a timely basis. We are subject to other reporting and corporate governance requirements, including the requirements of the NYSE and certain provisions of the Sarbanes-Oxley Act of 2002 ("SOX") and the regulations promulgated thereunder, which impose significant compliance obligations upon us. Should we fail to comply with these rules and regulations we may face de-listing from the NYSE and face disciplinary actions from the SEC, which may adversely affect our stock price.

If our internal controls are found to be ineffective, our financial results or our stock price may be adversely affected.
Our most recent evaluation resulted in our conclusion that as of June 30, 2014, we were in compliance with Section 404 of SOX and our internal control over financial reporting was effective. We believe that we currently have adequate internal control procedures in place for future periods. However, in the future, if our internal controls over financial reporting are found ineffective or if we identify a material weakness in our financial reporting, investors may lose confidence in the reliability of our financial statements, which may adversely affect our financial results or our stock price.

Our principal stockholder has substantial control over us.
Affiliates of Summit Partners collectively and beneficially own approximately 62.0% of our outstanding common stock at June 30, 2014. Therefore, Summit Partners or its affiliates continue to be able to exert a significant degree of influence or actual control over our management and affairs and matters requiring stockholder approval, including the election of directors, a merger, consolidation or sale of all or substantially all of our assets, and any other significant transaction. The interests of this stockholder may not always coincide with our interests or the interests of our other stockholders. For instance, this concentration of ownership may have the effect of delaying or preventing a change in control of us otherwise favored by our other stockholders and could depress our stock price.

Annex G-52

We expect that our stock price will fluctuate significantly, which could cause a decline in the stock price, and holders of our common stock may not be able to resell shares at or above the cost of such shares.
Securities markets worldwide have experienced significant price and volume fluctuations, which may likely continue. This market volatility, as well as general economic, market or political conditions, could reduce the market price of our common stock regardless of our operating performance. The trading price of our common stock may be volatile and subject to wide price fluctuations in response to various factors, including:

•	market conditions in the broader stock market;

•	actual or anticipated fluctuations in our quarterly financial and operating results;

•	introduction of new products or services by us or our competitors;

•	issuance of new or changed securities analysts' reports or recommendations;

•	investor perceptions of us and the industries in which we operate;

•	sales, or anticipated sales, of large blocks of our stock;

•	additions or departures of key personnel;

•	regulatory or political developments;

•	litigation and governmental investigations; and

•	changing economic conditions.
These and other factors may cause the market price and demand for our common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of common stock and may otherwise negatively affect the liquidity of our common stock. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have sometimes instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management from our business, which could significantly harm our results of operations and reputation.

If a substantial number of shares become available for sale and are sold in a short period of time, the market price of our common stock could decline.
At June 30, 2014, we had 21,287,525 shares of common stock issued, including shares held in treasury, with our directors, executive officers and affiliates holding a significant majority of these shares. If our stockholders sell substantial amounts of our common stock in the public market, the market price of our common stock could decrease significantly. The perception in the public market that our existing stockholders might sell shares of common stock could also depress the market price of our common stock. A decline in the market price of our common stock might impede our ability to raise capital through the issuance of additional shares of our common stock or other equity securities.

If securities or industry analysts do not publish research or reports about our business, publish research or reports containing negative information about our business, adversely change their recommendations regarding our stock or if our results of operations do not meet their expectations, our stock price and trading volume could decline.
The trading market for our common stock is influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of these analysts cease coverage of our Company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if one or more of the analysts who cover us, downgrade our stock, or if our results of operations do not meet their expectations, our stock price could decline.

Some provisions of Delaware law and our amended and restated certificate of incorporation and bylaws may deter third parties from acquiring us and diminish the value of our common stock.
Our amended and restated certificate of incorporation and bylaws provide for, among other things:

•	restrictions on the ability of our stockholders to call a special meeting and the business that can be conducted at such meeting;

•	restrictions on the ability of our stockholders to remove a director or fill a vacancy on the Board of Directors;

•	our ability to issue preferred stock with terms that the Board of Directors may determine, without stockholder approval;

•	the absence of cumulative voting in the election of directors;

•	a prohibition of action by written consent of stockholders unless such action is recommended by all directors then in office; and

•	advance notice requirements for stockholder proposals and nominations.

These provisions in our amended and restated certificate of incorporation and bylaws may discourage, delay or prevent a transaction involving a change in control of the Company that is in the best interest of our non-controlling stockholders. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if they are viewed as discouraging future takeover attempts.

Applicable insurance laws may make it difficult to effect a change in control of us.
State insurance regulatory laws contain provisions that require advance approval, by the state insurance commissioner, of any change in control of an insurance company that is domiciled, or, in some cases, having such substantial business that it is deemed to be commercially domiciled, in that state. We own, directly or indirectly, all of the shares of stock of insurance companies domiciled in California, Delaware, Georgia and Louisiana, and 85% of the shares of stock of an insurance company domiciled in Kentucky. Because

Annex G-53

any purchaser of shares of our common stock representing 10% or more of the voting power of the capital stock of Fortegra generally are presumed to have acquired control of these insurance company subsidiaries, the insurance change in control laws of California, Delaware, Georgia, Louisiana and Kentucky would apply to such a transaction.

In addition, the laws of many states contain provisions requiring pre-notification to state agencies prior to any change in control of a non-domestic insurance company subsidiary that transacts business in that state. While these pre-notification statutes do not authorize the state agency to disapprove the change in control, they do authorize issuance of cease and desist orders with respect to the non-domestic insurer if it is determined that conditions, such as undue market concentration, would result from the change in control.

These laws may discourage potential acquisition proposals and may delay, deter or prevent a change of control of the Company, including through transactions, and in particular unsolicited transactions, that some or all of our stockholders might consider desirable.

We do not anticipate paying any cash dividends for the foreseeable future.
We currently intend to retain our future earnings, if any, for the foreseeable future, to repay indebtedness and for general corporate purposes. We do not intend to pay any dividends for the foreseeable future to holders of our common stock. As a result, capital appreciation in the price of our common stock, if any, will be your only source of gain on an investment in our common stock.

ITEM 2. UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

(a) Not Applicable.

(b) Not Applicable.

(c) Issuer Purchases of Equity Securities

At June 30, 2014, Fortegra had a share repurchase plan, which allows the Company to purchase up to $15.0 million of the Company's common stock from time to time through open market or private transactions. The Board of Directors approved a $10.0 million share repurchase plan in November 2011 and increased the size of the plan by $5.0 million in August 2013. The share repurchase plan has no expiration date and provides for shares to be repurchased for general corporate purposes, which may include serving as a resource for funding potential acquisitions and employee benefit plans. The timing, price and quantity of purchases are at our discretion. In addition, we can discontinue or suspend the share repurchase plan at any time. There were no repurchases during the three months ended June 30, 2014.

The following table shows Fortegra's share repurchase plan activity for the three months ended June 30, 2014:

Period			Total Number of Shares Purchased	Average Price Paid Per Share	Total Number of Shares Purchased as Part of Publicly Announced Plan	Maximum Approximate Dollar Value of Shares that May Yet Be Purchased Under the Plan
April 1, 2014	to	April 30, 2014	—	$—	—	7,167,376
May 1, 2014	to	May 31, 2014	—	—	—	7,167,376
June 1, 2014	to	June 30, 2014	—	—	—	7,167,376
Total			—	$—	—

ITEM 3. DEFAULTS UPON SENIOR SECURITIES

None.

ITEM 4. MINE SAFETY DISCLOSURES

Not applicable.

ITEM 5. OTHER INFORMATION

None.

Annex G-54

ITEM 6. EXHIBITS

See the Exhibit Index following the signature page of this Form 10-Q for a list of exhibits filed with, furnished with or incorporated by reference into this Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Fortegra Financial Corporation
Date:	August 14, 2014	By:	/s/ Richard S. Kahlbaugh
Richard S. Kahlbaugh
Chairman, President and Chief Executive Officer
(Duly authorized officer)

Date:	August 14, 2014	By:	/s/ Walter P. Mascherin
Walter P. Mascherin
Executive Vice President and Chief Financial Officer
(Duly authorized officer and Principal Financial and Accounting Officer)

Annex G-55

EXHIBIT INDEX
		Incorporated by Reference
Exhibit Number	Description of Exhibits	Form	File Number	Date Filed	Original Exhibit Number	Filed Herewith	Furnished Herewith

2.1	Agreement and Plan of Merger, dated as of March 7, 2007, by and among Summit Partners Private Equity Fund VII-A, L.P., Summit Partners Private Equity Fund VII-B, L.P., Summit Subordinated Debt Fund III-A, L.P., Summit Subordinated Debt Fund III-B, L.P., Summit Investors VI, L.P., LOS Acquisition Co., the Signing Stockholders and Life of the South Corporation and N.G. Houston III, as Stockholder Representative.	S-1	333-169550	9/23/2010	2.1
2.2	First Amendment to Merger Agreement, dated as of June 20, 2007 by and among Summit Partners Private Equity Fund VII-A, L.P., Summit Partners Private Equity Fund VII-B, L.P., Summit Subordinated Debt Fund III-A, L.P., Summit Subordinated Debt Fund III-B, L.P., Summit Investors VI, L.P., LOS Acquisition Co., the Signing Stockholders, and Life of the South Corporation and N.G. Houston, III, as Stockholder Representative.	S-1	333-169550	9/23/2010	2.2
2.3	Stock Purchase Agreement, dated as of April 15, 2009, by and among Willis HRH, Inc., Bliss and Glennon, Inc., LOTS Intermediate Co., Willis North America Inc. and Fortegra Financial Corporation.	S-1	333-169550	9/23/2010	2.3
2.4	Agreement and Plan of Merger, dated March 3, 2011 by and among eReinsure.com, Inc., a Delaware corporation, Alpine Acquisition Sub., Inc., a Delaware corporation, and Century Capital Partners III, L.P., as Agent solely for the purposes of Section 10.02, and LOTS Intermediate Co., a Delaware corporation.	8-K	001-35009	3/7/2011	2.1
2.5	Stock Purchase Agreement, dated December 2, 2013, by and among Fortegra Financial Corporation, a Delaware corporation, LOTS Intermediate Co., a Delaware corporation, Bliss and Glennon, Inc., a California corporation, eReinsure.com, Inc., a Delaware corporation, and AmWINS Holdings, LLC, a North Carolina limited liability company.	8-K	001-35009	1/7/2014	2.1
2.6	Agreement and Plan of Merger, dated August 11, 2014, among Tiptree Operating, LLC, Caroline Holdings LLC, Caroline Merger Sub, Inc. and Fortegra Financial Corporation.	8-K	001-35009	8/12/2014	2.1
3.1	Third Amended and Restated Certificate of Incorporation of Fortegra Financial Corporation.	S-1/A	333-169550	12/13/2010	3.3
3.2	Amended and Restated Bylaws of Fortegra Financial Corporation.	S-1/A	333-169550	11/29/2010	3.4
4.1	Form of Common Stock Certificate.	S-1/A	333-169550	12/13/2010	4.1
4.2	Stockholders Agreement, dated as of March 7, 2007, among Life of the South Corporation (together with its successors), the Rollover Stockholders (as defined therein), Employee Stockholders (as defined therein) and Investors (as defined therein).	S-1/A	333-169550	10/29/2010	4.2
10.1	Indenture, dated as of June 20, 2007, between LOTS Intermediate Co. and Wilmington Trust Company.	S-1	333-169550	9/23/2010	10.1
10.2	Form of Fixed/Floating Rate Senior Debenture (included in Exhibit 10.1).	S-1	333-169550	9/23/2010	10.2
10.3	Form of Fortegra Financial Corporation Director Indemnification Agreement for John R. Carroll and J.J. Kardwell.	S-1/A	333-169550	11/29/2010	10.18
10.4	Form of Fortegra Financial Corporation Director Indemnification Agreement for Francis M. Colalucci, Frank P. Filipps, Arun Maheshwari, Ted W. Rollins and Sean S. Sweeney.	S-1/A	333-169550	11/29/2010	10.19
10.5	Form of Fortegra Financial Corporation Officer Indemnification Agreement.	S-1/A	333-169550	12/3/2010	10.20
10.6	Form of Indemnity Agreement between Fortegra Financial Corporation, as Indemnitor, and the executive officers serving as plan committee members for the Fortegra Financial Corporation 401(k) Savings Plan, as Indemnitees.	S-1/A	333-169550	10/29/2010	10.21
10.7*	Executive Employment and Non-Competition Agreement, dated as of March 7, 2007, by and between Life of the South Corporation and Richard S. Kahlbaugh.	S-1/A	333-169550	12/3/2010	10.22
10.7.1*	Amendment No. 1 to Executive Employment and Non-Competition Agreement, dated as of November 1, 2010, by and between Fortegra Financial Corporation and Richard S. Kahlbaugh.	S-1/A	333-169550	12/3/2010	10.22.1

Annex G-56

EXHIBIT INDEX
		Incorporated by Reference
Exhibit Number	Description of Exhibits	Form	File Number	Date Filed	Original Exhibit Number	Filed Herewith	Furnished Herewith

10.8*	Executive Employment and Non-Competition Agreement, dated as of October 1, 2010, by and between Fortegra Financial Corporation and Walter P. Mascherin.	S-1/A	333-169550	12/3/2010	10.27
10.9*	Life of the South Corporation 2005 Equity Incentive Plan.	S-1/A	333-169550	10/29/2010	10.28
10.10*	1995 Key Employee Stock Option Plan.	S-1/A	333-169550	10/29/2010	10.29
10.11*	Stock Option Agreement by and between Life of the South Corporation and Richard S. Kahlbaugh, dated as of November 18, 2005, as amended on March 7, 2007 and June 20, 2007.	S-1/A	333-169550	11/16/2010	10.30
10.12*	Stock Option Agreement by and between Life of the South Corporation and Richard Kahlbaugh, dated as of October 25, 2007.	S-1/A	333-169550	11/16/2010	10.31
10.13*	2010 Omnibus Incentive Plan.	S-1/A	333-169550	12/3/2010	10.32
10.14*	Employee Stock Purchase Plan.	S-1/A	333-169550	12/3/2010	10.33
10.15*	Deferred Compensation Agreement, dated January 1, 2006, between Life of the South Corporation and Richard S. Kahlbaugh.	S-1/A	333-169550	10/29/2010	10.35
10.16*	Form of Restricted Stock Award Agreement for Directors.	S-1/A	333-169550	12/3/2010	10.47
10.16.1*	Amended - Form of Restricted Stock Award Agreement for Directors, effective February 2013.	10-K	001-35009	4/1/2013	10.26.1
10.17*	Form of Restricted Stock Award Agreement for Employees.	S-1/A	333-169550	12/3/2010	10.48
10.17.1*	Amended - Form of Restricted Stock Award Agreement for Employees, effective February 18, 2013.	10-Q	001-35009	5/15/2013	10.27.1
10.18*	Form of Restricted Stock Award Agreement (Bonus Pool).	S-1/A	333-169550	12/3/2010	10.49
10.19*	Form of Nonqualified Stock Option Award Agreement.	S-1/A	333-169550	12/3/2010	10.50
10.19.1*	Amended - Form of Nonqualified Stock Option Award Agreement, effective February 18, 2013.	10-Q	001-35009	5/15/2013	10.29.1
10.20*	Executive Employment and Non-Competition Agreement, dated as of January 1, 2009, by and between Fortegra Financial Corporation and Joseph McCaw.	10-Q	001-35009	5/15/2012	10.39
10.21	Credit Agreement, dated August 2, 2012, as amended by amendment to Credit Agreement, dated October 4, 2013, among Fortegra Financial Corporation and LOTS Intermediate Co., as Borrowers; the initial Lenders named therein; Wells Fargo Bank, N.A., as Administrative Agent, Swingline Lender, and Issuing Lender; Wells Fargo Securities, LLC, as Bookrunner and Joint Lead Arranger; and Synovus Bank as Joint Lead Arranger and Syndication Agent. (Conformed Copy).	10-Q	001-35009	11/14/2013	10.34
10.21.1	Second Amendment to the Credit Agreement, dated April 11, 2014, by and among Fortegra Financial Corporation and LOTS Intermediate Co., as Borrowers; the Subsidiaries (as defined in the Credit Agreement) party thereto, each of the Lenders (as defined in the Credit Agreement) and Wells Fargo Bank, National Association, as administrative agent.	8-K	001-35009	4/16/2014	10.1
10.22	Subsidiary Guaranty Agreement, dated August 2, 2012, among certain subsidiaries, as Guarantors, of Fortegra Financial Corporation and LOTS Intermediate Co., as Borrowers, and Wells Fargo Bank, N.A., as Administrative Agent, and each of the Guaranteed Parties.	8-K	001-35009	8/7/2012	10.2
10.23	Pledge Agreement, dated August 2, 2012, by Fortegra Financial Corporation and LOTSoluntions, Inc., as Pledgors, and Wells Fargo Bank, N.A., as Administrative Agent for its benefit and the benefit of other Lenders.	8-K	001-35009	8/7/2012	10.3
10.24	Security Agreement, dated August 2, 2012, among Fortegra Financial Corporation, LOTS Intermediate Co. and certain of its subsidiaries, as Grantors, and Wells Fargo Bank, N.A., as Administrative Agent for its benefit and the benefit of the Secured Creditors.	8-K	001-35009	8/7/2012	10.4
10.24.1	Security Agreement Joinder, dated April 11, 2014, to the Security Agreement dated as of August 2, 2012, by and among Fortegra Financial Corporation and LOTS Intermediate Co., as Borrowers, certain subsidiaries of the Borrowers, as Grantors, and Wells Fargo Bank, N.A., as Administrative Agent for its benefit and the benefit of the Secured Creditors.	10-Q	001-35009	5/14/2014	10.24.1

Annex G-57

EXHIBIT INDEX
		Incorporated by Reference
Exhibit Number	Description of Exhibits	Form	File Number	Date Filed	Original Exhibit Number	Filed Herewith	Furnished Herewith

10.25	Trademark Security Agreement, dated August 2, 2012, among the Fortegra Financial Corporation, LOTSolutions, Inc., Pacific Benefits Group Northwest, L.L.C., eReinsure.com, Inc., as Grantors, and Wells Fargo Bank, N.A., as Administrative Agent and Grantee, for the benefit of the Secured Creditors.	8-K	001-35009	8/7/2012	10.5
10.26*	2013 Executive Annual Incentive Plan.	10-Q	001-35009	8/14/2013	10.41
10.27*	Quarterly Incentive Plan.	10-Q	001-35009	8/14/2013	10.42
10.28*	Executive Employment and Non-Competition Agreement, dated as of March 6, 2007, by and between Life of the South Corporation and W. Dale Bullard.	S-1/A	333-169550	11/29/2010	10.25
10.29*	Amended and Restated Deferred Compensation Agreement, dated May 1, 2005, by and between Life of the South Corporation and W. Dale Bullard.	S-1/A	333-169550	10/29/2010	10.34
10.30*	Long Term Incentive Plan.	10-Q	001-35009	5/14/2014	10.30
10.31*	2014 Executive Annual Incentive Plan.	10-Q	001-35009	5/14/2014	10.31
11.1	Statement Regarding Computation of Per Share Earnings (incorporated by reference to Notes to Consolidated Financial Statements in PART I, ITEM 1 of this Quarterly Report on Form 10-Q).					X
31.1	Rule 13a-14(a)/15d-14(a) Certification of Chief Executive Officer.					X
31.2	Rule 13a-14(a)/15d-14(a) Certification of Chief Financial Officer.					X
32	Certification pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.						X
101.INS	XBRL Instance Document.					X
101.SCH	XBRL Taxonomy Extension Schema Document.					X
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document.					X
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document.					X
101.LAB	XBRL Taxonomy Extension Label Linkbase Document.					X
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document.					X
*	Management contract or compensatory plan or arrangement.

Annex G-58

Exhibit 31.1

SECTION 302 CERTIFICATION FOR THE CHIEF EXECUTIVE OFFICER
I, Richard S. Kahlbaugh, certify that:
1. I have reviewed this Report on Form 10-Q of Fortegra Financial Corporation (Registrant);
2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;
3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the Registrant as of, and for, the periods presented in this report;
4. The Registrant's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the Registrant and have:
(a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;
(b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;
(c) Evaluated the effectiveness of the Registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and
(d) Disclosed in this report any change in the Registrant's internal control over financial reporting that occurred during the Registrant's most recent fiscal quarter (the Registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the Registrant's internal control over financial reporting; and
5. The Registrant's other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the Registrant's auditors and the audit committee of the Registrant's board of directors (or persons performing the equivalent functions):
(a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Registrant's ability to record, process, summarize and report financial information; and
(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the Registrant's internal control over financial reporting.

Date:	August 14, 2014	/s/ Richard S. Kahlbaugh
Richard S. Kahlbaugh
Chairman, President and Chief Executive Officer

Annex G-59

Exhibit 31.2

SECTION 302 CERTIFICATION FOR THE CHIEF FINANCIAL OFFICER
I, Walter P. Mascherin, certify that:
1. I have reviewed this Report on Form 10-Q of Fortegra Financial Corporation (Registrant);
2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;
3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the Registrant as of, and for, the periods presented in this report;
4. The Registrant's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the Registrant and have:
(a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;
(b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;
(c) Evaluated the effectiveness of the Registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and
(d) Disclosed in this report any change in the Registrant's internal control over financial reporting that occurred during the Registrant's most recent fiscal quarter (the Registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the Registrant's internal control over financial reporting; and
5. The Registrant's other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the Registrant's auditors and the audit committee of the Registrant's board of directors (or persons performing the equivalent functions):
(a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Registrant's ability to record, process, summarize and report financial information; and
(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the Registrant's internal control over financial reporting.

Date:	August 14, 2014	/s/ Walter P. Mascherin
Walter P. Mascherin
Executive Vice President and Chief Financial Officer

Annex G-60

Exhibit 32

CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350
AS ADOPTED PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Fortegra Financial Corporation on Form 10-Q for the quarterly period ended June 30, 2014, as filed with the Securities and Exchange Commission on the date hereof (the "Report"), each of the undersigned, in the capacity and on the date indicated below, hereby certifies pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that to his knowledge:

1. The Report fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934, as amended; and

2. The information contained in the Report fairly presents, in all material respects, the financial condition and results of operation of Fortegra Financial Corporation as of the dates and for the periods expressed in the Report.

Date:	August 14, 2014	By:	/s/ Richard S. Kahlbaugh
Richard S. Kahlbaugh
Chairman, President and Chief Executive Officer

Date:	August 14, 2014	By:	/s/ Walter P. Mascherin
Walter P. Mascherin
Executive Vice President and Chief Financial Officer

A signed original of this written statement required by Rule 13a-14(b) of the Securities Exchange Act of 1934 and 18 U.S.C. Section 1350 has been provided to the Registrant and will be retained by the Registrant and furnished to the Securities and Exchange Commission or its staff upon request.

This certification accompanies the Report to which it relates, is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference into any filing of the Registrant under the Securities Act of 1933 or the Securities Exchange Act of 1934 (whether made before or after the date of the Report), irrespective of any general incorporation language contained in such filing.

Annex G-61